As filed with the Securities and Exchange Commission on October 1, 2021

No. 333-257681

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

AMENDMENT NO. 4
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

MOTION ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

_____________________

Delaware	6770	85-2515483
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Telephone: (212) 818-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________

Michael Burdiek, Chief Executive Officer
Motion Acquisition Corp.
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Telephone: (212) 818-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Copies of all communications, including communications sent to agent for service, should be sent to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800	George Stamas William Sorabella Evan D’Amico Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Tel: (212) 351-4000

_____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form  is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, please place an ☐ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.0001 per share(3)	88,600,000	$9.935	(4)	$880,241,000	$96,034.29
Total	88,600,000	—		$880,241,000	$96,034.29	(5)

____________

(1)      Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional shares of the post-business combination registrant’s single class of common stock, par value $0.0001 per share (“New DocGo Common Stock”) as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)      Calculated in accordance with Section 6(b) of the Securities Act by multiplying the applicable proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(3)      Represents the number of shares of New DocGo Common Stock to be issued or reserved for issuance by the registrant to securityholders of Ambulnz, Inc. upon consummation of the proposed business combination described herein, and includes (i) 83,600,000 shares of New DocGo Common Stock issuable in respect of the outstanding equity securities of Ambulnz, Inc., on an as-converted basis, immediately prior to the consummation of the transactions described herein and (ii) 5,000,000 shares of New DocGo Common Stock, representing the maximum number of shares of New DocGo Common Stock issuable in respect of those certain earn-out provisions described herein.

(4)      Estimated solely for the purpose of calculating the registration fee, based on $9.935, the average of the high and low sales prices of the registrant’s Class A Common Stock on June 29, 2021 (a date within five business days prior to the date of this registration statement). This calculation is in accordance with Rule 457(c) and Rule 457(f)(1) of the Securities Act of 1933, as amended.

(5)      Previously paid

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/consent solicitation statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/consent solicitation statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS
DATED OCTOBER 1, 2021, SUBJECT TO COMPLETION

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
OF
MOTION ACQUISITION CORP.

PROSPECTUS FOR UP TO 88,600,000 SHARES OF CLASS A COMMON STOCK

On March 8, 2021, Motion Acquisition Corp., a Delaware corporation (“Motion”), entered into a Merger Agreement (the “Merger Agreement”) with Motion Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Motion (“Merger Sub”), and Ambulnz, Inc., a Delaware corporation (“DocGo”). Pursuant to the Merger Agreement, Merger Sub will merge with and into DocGo, with DocGo surviving the merger as a wholly-owned subsidiary of Motion (the “Merger”). As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Merger Agreement (together with the Merger, the “Transactions”), DocGo will become a wholly-owned subsidiary of Motion and the stockholders of DocGo will become stockholders of Motion. In connection with the Merger, Motion will change its name to “DocGo Inc.” We refer to Motion after the consummation of the Merger as “New DocGo”.

Pursuant to the Merger Agreement, the aggregate consideration payable to equityholders of DocGo at the effective time of the Merger (the “Effective Time”) consists of 83,600,000 shares (“Closing Shares”) of Motion’s single class of common stock following the Merger, par value $0.0001 per share (“New DocGo Common Stock”). In addition, the holders of Class A common stock of DocGo, no par value (“Existing DocGo Class A Common Stock”), holders of Class B common stock of DocGo, no par value (“Existing DocGo Class B Stock”, together with Existing Class A Common Stock, “Existing DocGo Common Stock”) and holders of Series A preferred stock of DocGo, no par value (“Existing DocGo Preferred Stock”, which will convert to Existing DocGo Class A prior to the Closing) immediately prior to the Closing will receive the contingent right to receive a pro rata portion of up to an aggregate of 5,000,000 shares of New DocGo Common Stock (the “Contingent Shares”) upon the satisfaction of certain earnout conditions described in more detail elsewhere in this proxy statement/consent solicitation statement/prospectus.

Concurrently with the execution of the Merger Agreement, Motion and certain accredited investors (“PIPE Investors”) entered into a series of subscription agreements (“PIPE Agreements”) providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 12,500,000 shares of New DocGo Common Stock (“PIPE Shares”) at a price per share of $10.00, for gross proceeds to New DocGo of $125,000,000 (collectively, the “PIPE”). The closing of the PIPE is conditioned upon the consummation of the Merger.

Immediately after the Effective Time, without taking into effect shares of New DocGo Common Stock which may be issued upon the exercise of outstanding warrants of Motion, DocGo’s stockholders will hold approximately 74.5% of the issued and outstanding New DocGo Common Stock, the current stockholders of Motion (including the Sponsor) will hold approximately 13.6% of the issued and outstanding New DocGo Common Stock, and the PIPE Investors will hold approximately 11.9% of the issued and outstanding New DocGo Common Stock, which pro forma ownership assumes (i) no holders of Public Shares exercise their redemption rights; (ii) 5,080,041 shares of New DocGo Common Stock are reserved for exercise of Existing DocGo Options that are estimated to remain outstanding upon consummation of the Business Combination, all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination, and that 78,519,959 Closing Shares are issued as consideration to equityholders of DocGo; and (iii) that there are 105,394,959 shares of New DocGo Common Stock outstanding following the consummation of the Business Combination. If the maximum number of Public Shares are redeemed which would allow Motion to meet the Minimum Cash Condition such that DocGo does not have the right to terminate the Merger Agreement as described herein, such percentages will be approximately 76.7%, 11.1%, and 12.2%, respectively. See the section titled “The Business Combination Proposal — Structure of the Transactions” for more information.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/consent solicitation statement/prospectus will be presented at an annual meeting of Motion stockholders scheduled to be held on [•], 2021 in virtual format.

Motion’s units, Class A common stock and warrants are publicly traded on the Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”). Motion intends to apply for listing of the New DocGo Common Stock and warrants on Nasdaq under the symbols “DCGO” and “DCGOW,” respectively, upon the closing of the Transactions. Motion will not have units traded on Nasdaq following consummation of the Transactions. It is a condition of the consummation of the Transactions that the New DocGo Common Stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Merger will not be consummated unless the listing condition set forth in the Merger Agreement is waived by the parties to the Merger Agreement.

Motion is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

This proxy statement/consent solicitation statement/prospectus provides you with detailed information about the proposed Merger. It also contains or references information about Motion and DocGo and certain related matters. You are encouraged to read this proxy statement/consent solicitation statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 34 for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Merger, the issuance of shares of New DocGo Common Stock in connection with the Merger or the other transactions described in this proxy statement/consent solicitation statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/consent solicitation statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/consent solicitation statement/prospectus is dated [•], 2021, and is first being mailed to stockholders of Motion on or about [•], 2021.

PRELIMINARY — SUBJECT TO COMPLETION, DATED OCTOBER 1, 2021

MOTION ACQUISITION CORP.

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2021

TO THE STOCKHOLDERS OF MOTION ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that the 2021 annual meeting (the “Motion Annual Meeting”) of the stockholders of Motion Acquisition Corp., a Delaware corporation (“Motion”), will be held on [•], 2021, at [•] a.m. Eastern Time, via a virtual meeting. In light of the novel coronavirus disease (“COVID-19”) pandemic and to support the well-being of Motion’s stockholders, the Motion Annual Meeting will be completely virtual. You may attend the Motion Annual Meeting and vote your shares electronically during the meeting via live audio webcast by visiting [•]. You will need the control number that is printed on your proxy card to enter the Motion Annual Meeting. Motion recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Motion Annual Meeting starts. Please note that you will not be able to attend the Motion Annual Meeting in person.

As previously disclosed, on March 8, 2021, Motion entered into a Merger Agreement (as it may be amended and/or restated from time to time, the “Merger Agreement”), by and among Motion, Motion Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Motion (“Merger Sub”) and Ambulnz, Inc., a Delaware corporation (“DocGo”), pursuant to which Merger Sub will merge with and into DocGo, with DocGo surviving the merger (“Merger”). As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Merger Agreement (together with the Merger, the “Transactions”), DocGo will become a wholly-owned subsidiary of Motion and the stockholders of DocGo will become stockholders of Motion. In connection with the Merger, Motion will change its name to “DocGo Inc.”

Concurrently with the execution of the Merger Agreement, Motion and certain accredited investors (“PIPE Investors”) entered into a series of subscription agreements (“PIPE Agreements”) providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 12,500,000 shares of New DocGo Common Stock (“PIPE Shares”) at a price per share of $10.00, for gross proceeds to New DocGo of $125,000,000 (collectively, the “PIPE”). The closing of the PIPE is conditioned upon the consummation of the Merger.

At the Motion Annual Meeting, Motion’s stockholders will be asked to approve the business combination contemplated by the and any and all other business that may properly come before the Motion Annual Meeting or any continuation, postponement, or adjournment thereof, as follows:

1.      The Business Combination Proposal — To consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached to this proxy statement/consent solicitation statement/prospectus as Annex A (Proposal No. 1);

2.      The Charter Proposals — To consider and vote upon separate proposals to approve amendments to Motion’s amended and restated certificate of incorporation (“Existing Charter”), which amendments will be effective following the consummation of the Transactions and will be embodied in a second amended and restated certificate of incorporation of New DocGo (the “Proposed Charter”), to: (a) provide for one class of common stock as opposed to the two series of common stock under the Existing Charter; (b) increase the number of authorized shares of common stock from 50,000,000 shares to 500,000,000 shares and increase the number of authorized shares of preferred stock from 1,000,000 shares to 50,000,000 shares; (c) require an affirmative vote of holders of at least two-thirds (662/3%) of the voting power of all of the then outstanding shares of voting stock following the consummation of the Transactions, voting together as a single class, to amend, alter, repeal or rescind certain provisions of the Proposed Charter; (d) require an affirmative vote of holders of at least two-thirds (662/3%) of the voting power of all of the then outstanding shares of voting stock of following the consummation of the Transactions, voting together as a single class, for stockholders to amend, alter, repeal or rescind any provision of the bylaws; (e) provide for the removal of directors with cause only by stockholders voting at least two-thirds (662/3%) of the voting power of all of the then outstanding shares of voting stock of following the consummation of the Transactions, voting together as a single class; (f) eliminate the ability of stockholders to act by written consent, (g) provide that special meetings of stockholders may only be called by the board of directors, chairman or chief executive officer of the post-combination company, (h) provide that any increase or decrease to the number of authorized shares requires the affirmative vote of the holders of the majority of the voting power of the stock entitled to vote generally in the election of directors, voting together as a single class, and (i) remove the various provisions applicable only to special purpose acquisition companies that will no longer be applicable to Motion after the consummation of the Transactions, including changing the name of Motion from “Motion Acquisition Corp.” to “DocGo Inc.” A copy of the Proposed Charter effectuating the foregoing amendments is attached to this proxy statement/consent solicitation statement/prospectus as Annex B (Proposal Nos. 2.A through 2.I);

3.      The Director Election Proposal — To consider and vote upon a proposal to elect seven (7) directors to serve on the board of directors of Motion until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter;

4.      The Nasdaq Proposal — To consider and vote upon a proposal, as required by the rules of the Nasdaq Stock Market, to approve (a) the issuance of New DocGo Common Stock in the Merger in an amount greater than 20% of the number of shares of Motion Common Stock before such issuances and (b) the issuance of New DocGo Common Stock resulting in a change of control of Motion;

5.      The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Incentive Plan (as defined herein) (Proposal No. 5); and

6.      The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Motion Annual Meeting to a later date or dates, if it is determined by Motion and DocGo that more time is necessary to consummate the Transactions for any reason (Proposal No. 6).

Only holders of record of Motion Common Stock (defined below) at the close of business on September 9, 2021 are entitled to notice of the Motion Annual Meeting and to vote at the Motion Annual Meeting and any adjournments or postponements of the Motion Annual Meeting. A complete list of Motion stockholders of record entitled to vote at the Motion Annual Meeting will be available for 10 days before the Motion Annual Meeting at the principal executive offices of Motion for inspection by stockholders during ordinary business hours for any purpose germane to the Motion Annual Meeting. The eligible Motion stockholder list will also be available at that time on the Motion Annual Meeting website for examination by any stockholder attending the Motion Annual Meeting live audio webcast.

Motion Acquisition LLC, a Delaware limited liability company of which Motion’s executive officers are the managing members (“Sponsor”) and each officer and director of Motion have agreed to vote all shares of Class A common stock of Motion, par value $0.0001 per share (“Class A Common Stock”) and Class B common stock of Motion, par value $0.0001 per share (“Class B Common Stock”, and together with the Class A Common Stock, the “Motion Common Stock”) held by them in favor of the Business Combination Proposal. As of the record date for the Motion Annual Meeting, these holders together beneficially owned and were entitled to vote an aggregate of 2,875,000 shares of Motion Common Stock, which currently constitutes 20.0% of the outstanding shares of Motion Common Stock. In addition to the shares held by the Sponsor and Motion’s officers and directors, Motion would need 4,312,501 shares, or approximately 37.5% of the 11,500,000 shares of Class A Common Stock sold in Motion’s initial public offering, to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a quorum of shares of Motion Common Stock is present at the Motion Annual Meeting, Motion would need only 6.3% of the Class A Common Stock (not including the Class A Common Stock that was issued upon the conversion of Class B Common Stock) to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the Charter Proposals and Nasdaq Proposal, compliance with the Minimum Cash Condition, and the requirement that Motion have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Transactions). The Sponsor, officers, directors and their affiliates have also indicated that they intend to vote their Motion Common Stock in favor of all other proposals being presented by Motion at the Motion Annual Meeting.

Pursuant to Motion’s Existing Charter, Motion will provide holders (“public stockholders”) of its Class A Common Stock (excluding shares of Class A Common Stock shares issued upon conversion of Class B Common Stock, “Public Shares”) with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (the “Trust Account”), which holds the proceeds of Motion’s initial public offering (“Motion’s IPO”) as of two (2) business days prior to the anticipated consummation of the Transactions (including interest earned on the funds held in the Trust Account and not previously released to Motion to pay taxes) upon the closing of the Transactions. The per-share amount Motion will distribute to public stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that Motion is required to pay to the underwriters of Motion’s IPO. For illustrative purposes, based on funds in the Trust Account of approximately $115.0 million on the record date, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares regardless of whether they vote for or against the Business Combination Proposal, or do not vote at all, or are not holders of record on the record date. This means that any public stockholder holding Public Shares may exercise redemption rights regardless of whether they are entitled to vote on the Business Combination Proposal and regardless of whether they vote at all. Notwithstanding the foregoing, a public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Class A Common Stock sold in Motion’s IPO. At the time of Motion’s IPO, as a condition to their purchase of Class B Common Stock (which was subsequently converted to Class A Common Stock as described elsewhere herein), the Sponsor and Motion’s officers and directors agreed to waive their redemption rights in connection with the consummation of the Merger with respect to any shares of Motion Common Stock they may hold.

Approval of the Business Combination Proposal and the Adjournment Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Motion Common Stock on the record date present and entitled to vote at the Motion Annual Meeting. Approval of each of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Motion Common Stock on the record date. Approval of the election of each of the seven (7) directors nominated in the Director Election Proposal requires a plurality of the votes cast at the Motion Annual Meeting. Approval of the Nasdaq Proposal and the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the Motion Common stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Motion Annual Meeting and entitled to vote thereat. The Motion board of directors has unanimously approved each of the proposals.

As of the record date, there was approximately $115.0 million in the Trust Account, which Motion intends to use for the purposes of consummating a business combination within the time period described in this proxy statement/consent solicitation statement/prospectus and to pay $4,025,000 in deferred underwriting commissions to the underwriters of Motion’s IPO. Each redemption of Public Shares will decrease the amount in the Trust Account. Motion will not consummate the Merger if the redemption of Public Shares would result in Motion’s failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (or any successor rule) as of immediately prior to or upon consummation of the Transactions.

The closing of the Merger is conditioned on approval of the Business Combination Proposal, each of the Charter Proposals, and the Nasdaq Proposal. If any of these proposals is not approved and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The Incentive Plan Proposal and Director Proposal are conditioned on the approval of the Business Combination Proposal, each Charter Proposal, and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus. The proxy statement/consent solicitation statement/prospectus accompanying this notice explains the Merger Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Motion Annual Meeting. Please review the proxy statement/consent solicitation statement/prospectus carefully.

The Motion board of directors has set September 9, 2021 as the record date for the Motion Annual Meeting. Only holders of record of shares of Motion Common Stock at the close of business on September 9, 2021 will be entitled to notice of and to vote at the Motion Annual Meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Motion Annual Meeting may attend the meeting virtually and is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of shares of Motion Common Stock.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF MOTION COMMON STOCK YOU OWN. Whether or not you plan to attend the Motion Annual Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Motion board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the election of each of the seven (7) directors nominated in the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal, if presented.

If you have any questions or need assistance with voting, please contact Motion’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 or email at MOTN.info@investor.morrowsodali.com.

If you plan to attend the Motion Annual Meeting and are a beneficial investor who owns your investments through a bank or broker, you will need to contact Continental Stock Transfer & Trust Company to receive a control number. Please read carefully the sections in the proxy statement/consent solicitation statement/prospectus regarding attending and voting at the Motion Annual Meeting to ensure that you comply with these requirements.

BY ORDER OF THE BOARD OF DIRECTORS

James Travers Chairman of the Board

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To Stockholders of Ambulnz, Inc.:

Pursuant to a Merger Agreement, dated as of March 8, 2021 (as it may be amended and/or restated from time to time, the “Merger Agreement”), by and among Ambulnz, Inc. (“DocGo”), Motion Acquisition Corp., a Delaware corporation (which is referred to as “Motion”), Motion Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Motion (“Merger Sub”), Merger Sub will merge with and into DocGo, with DocGo surviving the merger as a wholly owned subsidiary of Motion (the “Merger”).

This proxy statement/consent solicitation statement/prospectus is being delivered to you on behalf of the DocGo board of directors to request that holders of DocGo Class A common stock and preferred stock execute and return written consents to adopt and approve the Merger Agreement and the transactions contemplated therein, including the Merger.

Adoption of the Merger Agreement and the transactions contemplated thereby requires the approval of the holders of (i) at least a majority of the outstanding shares of DocGo Class A common stock and preferred stock entitled to vote, voting together as a single class on an as-converted to DocGo Class A common stock basis and (ii) at least a majority of the outstanding shares of DocGo preferred stock entitled to vote. As a closing condition to the Merger Agreement, DocGo must deliver written consents adopting the Merger Agreement and approving the Merger; both DocGo and Motion have a right to terminate the Merger Agreement if such consent is not received within 15 business days after the Registration Statement, of which this proxy statement/consent solicitation statement/prospectus forms a part, is declared effective by the SEC.

This proxy statement/consent solicitation statement/prospectus describes the proposed Merger and the actions to be taken in connection with the Merger and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Merger Agreement is attached as Annex A to this proxy statement/consent solicitation statement/prospectus.

The DocGo board of directors has considered the Merger and the terms of the Merger Agreement and has unanimously determined that the Merger and the Merger Agreement are advisable, fair to and in the best interests of DocGo and its stockholders and recommends that DocGo stockholders adopt the Merger Agreement and approve the Merger Agreement by submitting a written consent.

Please complete, date and sign the written consent furnished with this proxy statement/consent solicitation statement/prospectus and return it promptly to DocGo by one of the means described in “DocGo’s Solicitation of Written Consents.”

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Stan Vashovsky
Stan Vashovsky Chairman of the Board

i

BASIS OF PRESENTATION AND GLOSSARY

As used in this proxy statement/consent solicitation statement/prospectus, unless otherwise noted or the context otherwise requires:

•        “Board” means the board of directors of Motion;

•        “Business Combination” or “Transactions” each means the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into DocGo, with DocGo continuing as the surviving corporation;

•        “Class A Common Stock” means Class A common stock of Motion, par value $0.0001 per share, before giving effect to the Merger;

•        “Class B Common Stock” means Class B common stock of Motion, par value $0.0001 per share, before giving effect to the Merger;

•        “Motion Common Stock” means, collectively, the Class A Common Stock and Class B Common Stock, before giving effect to the Merger;

•        “DGCL” means the General Corporation Law of the State of Delaware;

•        “DocGo” means Ambulnz, Inc., a Delaware corporation, and its consolidated subsidiaries, before giving effect to the Merger;

•        “Effective Time” means the time at which the Merger becomes effective;

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended;

•        “Existing DocGo Class A Stock” means Class A common stock of DocGo, no par value;

•        “Existing DocGo Class B Stock” means Class B common stock of DocGo, no par value;

•        “Existing DocGo Common Stock” means the Existing DocGo Class A Stock and Existing DocGo Class B Stock

•        “Existing DocGo Convertible Securities” means, the Existing DocGo Options and Existing DocGo Warrants;

•        “Existing DocGo Options” means those issued and outstanding options of DocGo exercisable for Existing DocGo Common Stock;

•        “Existing DocGo Preferred Stock” means Series A preferred stock of DocGo, no par value;

•        “Existing DocGo Warrants” means those issued and outstanding warrants of DocGo exercisable for Existing DocGo Common Stock;

•        “Incentive Plan” means the DocGo Inc. 2021 Stock Incentive Plan, in the form attached as Annex D, effective at the closing of the Business Combination;

•        “Maximum Redemptions” is a pro forma presentation scenario provided for illustrative purposes that assumes that 3,000,150 Public Shares are redeemed, which is the maximum redemption of the outstanding Motion Common Stock that would allow Motion to meet the Minimum Cash Condition, resulting in an aggregate payment of approximately $30.0 million out of the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Merger at an assumed redemption price of $10.00 per share based on the Trust Account balance as of June 30, 2021;

•        “Maximum Redemptions with Waiver” is a pro forma presentation scenario provided for illustrative purposes that assumes that 9,678,938 Public Shares, the maximum redemption of the outstanding Motion Common Stock, are redeemed, resulting in an aggregate payment of $96.8 million out of the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Merger at an assumed redemption price of $10.00 per share based on the Trust Account balance as of June 30, 2021 providing for minimum net tangible assets of $5.0 million upon a consummation of the Merger and the PIPE Transaction on June 30, 2021 and assumes that DocGo has waived compliance with the Minimum Cash Condition;

•        “Merger” means the proposed merger of Merger Sub with and into DocGo;

•        “Merger Agreement” means that Merger Agreement, dated as of March 8, 2021 (as it may be amended from time to time), by and among Motion, Merger Sub and DocGo;

•        “Merger Sub” sub means Motion Merger Sub Corp., a Delaware corporation;

•        “Motion” means Motion Acquisition Corp., a Delaware corporation, before giving effect to the Merger;

•        “Nasdaq” means the Nasdaq Stock Market LLC;

•        No Redemptions” is a pro forma presentation scenario provided for illustrative purposes that assumes that no Motion public stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account;

•        “New DocGo” means DocGo Inc. (formerly Motion Acquisition Corp.), after giving effect to the Merger;

•        “New DocGo Common Stock” means, at and following the Effective Time, the single class of common stock of New DocGo, par value $0.0001 per share;

•        “New DocGo Substitute Option” means those Existing DocGo Options converted upon consummation of the Business Combination into the right to exercise into New DocGo Common Stock pursuant to the terms of the Merger Agreement.

•        “New DocGo Substitute Warrant” means those Existing DocGo Options converted upon consummation of the Business Combination into the right to exercise into New DocGo Common Stock pursuant to the terms of the Merger Agreement.

•        “PIPE Agreements” means, collectively, those subscription agreements, in the form attached filed herewith as Exhibit 10.12, by and between Motion and the PIPE Investors, entered into as of March 8, 2021, whereby the PIPE Investors have subscribed for and will purchase 12,500,000 shares of New DocGo Common Stock from Motion for consideration in an aggregate amount of $125 million contemporaneously with the Closing;

•        “PIPE Investment” means those certain investments by the PIPE Investors, as evidenced by the PIPE Agreements with Motion, representing the purchase 12,500,000 shares of New DocGo Common Stock from Motion for consideration in an aggregate amount of $125 million contemporaneously with the Closing;

•        “PIPE Investors” means those certain investors who have executed a PIPE Agreement for the PIPE Investment;

•        “Private Placement Warrant” means those warrants of Motion sold to Sponsor in a private placement simultaneously with the closing of Motion’s initial public offering, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share;

•        “Public Warrant” means the publicly traded warrants of Motion, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share;

•        “Public Share” means each share of Class A Common Stock issued in Motion’s initial public offering;

•        Securities Act” means the Securities Act of 1933, as amended;

•        “Sponsor” means Motion Acquisition LLC, a Delaware limited liability company;

•        “Transfer Agent” means Continental Stock Transfer & Trust Company;

•        “Trust Account” means the trust account of Motion that holds the proceeds from Motion’s initial public offering;

•        “Trustee” means Continental Stock Transfer & Trust Company;

•        “Unit” means units of Motion, each unit representing one share of Class A Common Stock and one-third of one Public Warrant, that were offered and sold by Motion in its initial public offering;

•        “Warrant Agent” means Continental Stock Transfer & Trust Company;

•        “Warrants” means, collectively, the Public Warrants and Private Placement Warrants.

Unless specified otherwise, amounts in this proxy statement/consent solicitation statement/prospectus are presented in United States (“U.S.”) dollars.

Defined terms in the financial statements contained in this proxy statement/consent solicitation statement/prospectus have the meanings ascribed to them in the financial statements.

Unless otherwise specified, the share calculations and ownership percentages set forth in this proxy statement/consent solicitation statement/prospectus with respect to New DocGo’s stockholders immediately following the effective time are for illustrative purposes only and assume the following:

(i)     no exercise of the 3,833,333 Public Warrants or 2,533,333 Private Placement Warrants that will remain outstanding following the Merger, which will become exercisable on the later of (x) 30 days after closing of the Merger and (y) October 19, 2021 at an exercise price of $11.50 per share, provided that Motion has an effective registration statement under the Securities Act covering the shares of New DocGo Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available, for which Motion has agreed to use reasonable best efforts to file within 15 business days and have declared effective within 60 business days after the consummation of the Transactions described herein;

(ii)    12,500,000 shares of New DocGo Common Stock are expected to be issued in connection with the PIPE Investment for aggregate cash proceeds of $125 million to Motion immediately prior to the Effective Time.

Beneficial ownership throughout this proxy statement/consent solicitation statement/prospectus with respect to New DocGo’s stockholders is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the Merger, the Motion Annual Meeting and the DocGo consent solicitation. We urge you to read carefully the remainder of this proxy statement/consent solicitation statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/consent solicitation statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND MOTION ANNUAL MEETING

Q:     WHY AM I RECEIVING THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS?

A:     On March 8, 2021, Motion, DocGo, and Merger Sub entered into the Merger Agreement, which, among other things, provides for the Merger of Merger Sub with and into DocGo, with DocGo surviving the Merger. As a result of the Transactions, Motion will become the holding company for the DocGo business and the securityholders of DocGo will become securityholders of Motion.

         Motion’s stockholders are being asked to consider and vote upon the matters to be considered at the Motion Annual Meeting, which consist of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and, if necessary, the Adjournment Proposal:

•        The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex A, and the Transactions contemplated therein, including the Merger. See the section of this proxy statement/consent solicitation statement/prospectus titled “The Business Combination Proposal.”

•        The Charter Proposals — To consider and vote upon separate proposals to approve amendments to Motion’s amended and restated certificate of incorporation (“Existing Charter”), which amendments will be effective following the consummation of the Transactions and will be embodied in a second amended and restated certificate of incorporation of New DocGo (the “Proposed Charter”), to: (a) provide for one class of common stock as opposed to the two series of common stock under the Existing Charter; (b) increase the number of authorized shares of common stock from 50,000,000 shares to 500,000,000 shares and increase the number of authorized shares of preferred stock from 1,000,000 shares to 50,000,000 shares; (c) require an affirmative vote of holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock following the consummation of the Transactions, voting together as a single class, to amend, alter, repeal or rescind certain provisions of the Proposed Charter; (d) require an affirmative vote of holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of following the consummation of the Transactions, voting together as a single class, for stockholders to amend, alter, repeal or rescind any provision of the bylaws; (e) provide for the removal of directors with cause only by stockholders voting at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of following the consummation of the Transactions, voting together as a single class; (f) eliminate the ability of stockholders to act by written consent; (g) provide that special meetings of stockholders may only be called by the board of directors, chairman, or chief executive officer of the post-combination company; (h) provide that any increase or decrease to the number of authorized shares requires the affirmative vote of the holders of the majority of the voting power of the stock entitled to vote generally in the election of directors, voting together as a single class; and (i) remove the various provisions applicable only to special purpose acquisition companies that will no longer be applicable to Motion after the consummation of the Transactions, including changing the name of Motion from “Motion Acquisition Corp.” to “DocGo Inc.” A copy of the Proposed Charter effectuating the foregoing amendments is attached to this proxy statement/consent solicitation statement/prospectus as Annex B (Proposal Nos. 2.A through 2.I). See the section of this proxy statement/consent solicitation statement/prospectus titled “The Charter Proposals.”

•        The Director Election Proposal — To consider and vote upon a proposal to elect seven (7) directors to the board of directors of Motion to serve following the consummation of the Transactions and until their successors are duly elected and qualified. See the section of this proxy statement/consent solicitation statement/prospectus titled “The Director Election Proposal.”

•        The Nasdaq Proposal — To consider and vote upon a proposal, as required by the rules of the Nasdaq Stock Market, to approve (a) the issuance of New DocGo Common Stock in the Merger in an amount greater than 20% of the number of shares of Motion Common Stock before such issuances and (b) the issuance of New DocGo Common Stock resulting in a change of control of Motion. See the section of this proxy statement/consent solicitation statement/prospectus titled “The Nasdaq Proposal.”

•        The Incentive Plan Proposal — To consider and vote upon a proposal to approve the adoption of the Incentive Plan. A copy of the Incentive Plan is attached hereto as Annex D. See the section of this proxy statement/consent solicitation statement/prospectus titled “The Plan Proposal.”

•        The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Motion Annual Meeting to a later date or dates, if it is determined by Motion and DocGo that more time is necessary to consummate the Transactions for any reason. See the section of this proxy statement/consent solicitation statement/prospectus titled “The Adjournment Proposal.”

         The closing of the Merger is conditioned on approval of the Business Combination Proposal, each of the Charter Proposals, and the Nasdaq Proposal. If any of these proposals is not approved and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The Incentive Plan Proposal and Director Proposal are conditioned on the approval of the Business Combination Proposal, each Charter Proposal, and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus.

         This proxy statement/consent solicitation statement/prospectus contains important information about the Transactions and the other matters to be acted upon at the Motion Annual Meeting. Motion stockholders should read it carefully.

         The vote of Motion stockholders is important. Motion stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/consent solicitation statement/prospectus.

Q:     WHY IS MOTION PROPOSING THE BUSINESS COMBINATION?

A:     Motion was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

         On October 19, 2020, Motion consummated the initial public offering of 11,500,000 Units at $10.00 per Unit, generating gross proceeds of $115.0 million. Simultaneously with the closing of the initial public offering, Motion consummated the private placement to the Sponsor of 2,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $3.8 million. Upon the closing of the initial public offering and private placement, $115.0 million of the net proceeds of the sale of Units and Private Placement Warrants was placed into the Trust Account.

         Like most blank check companies, Motion’s Existing Charter provides for the return of the proceeds of Motion’s initial public offering held in the Trust Account to the holders of Public Shares if there is no qualifying business combination(s) consummated on or before a certain date (in Motion’s case, October 19, 2022). Since the initial public offering, Motion’s activity has been limited to the evaluation of business combination candidates.

         Based on its due diligence investigations of DocGo and the industry in which it operates, including the financial and other information provided by DocGo in the course of the negotiations, Motion believes that the Business Combination with DocGo will provide Motion stockholders with an opportunity to participate in a company with significant growth potential. See the sections of this proxy statement/consent solicitation statement/prospectus titled “The Business Combination Proposal — Motion’s Board of Directors’ Reasons for Approval of the Business Combination” and “Risk Factors.”

Q:     I HOLD WARRANTS. WHY AM I RECEIVING THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS?

A:     Pursuant to Sections 3.2 and 4.5 of the Warrant Agreement, at the effective time of the Merger the Public Warrants and Private Placement Warrants will represent the right to purchase shares of New DocGo Common Stock at a purchase price of $11.50 per share, commencing on the later of 30 days after the consummation of the Business Combination and October 19, 2021. Private Placement Warrants will be registered following the consummation of the Business Combination, and are otherwise only exercisable on the later of 30 days after closing of the Merger and October 19, 2021.

Q:     I HOLD PUBLIC SHARES. DO I HAVE REDEMPTION RIGHTS?

A:     If you are a holder of Public Shares, you have the right to demand that Motion redeem such Public Shares for a pro rata portion of the Trust Account.

         Under the Existing Charter, the Transactions may only be consummated if Motion has at least $5,000,001 of net tangible assets immediately prior to, or upon the consummation of, the Transactions after taking into account holders of Public Shares that have properly exercised their redemption rights. If the PIPE Investment closes, then the proceeds received by Motion in the sale of the PIPE Shares to the PIPE Investors will ensure that this $5,000,001 net tangible asset requirement is met.

Q:     HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:     A holder of Public Shares may exercise redemption rights regardless of whether the holder votes on the Business Combination Proposal or is a holder of Public Shares on the record date. If you are a holder of Public Shares and wish to exercise your redemption rights, you must deliver your stock to the Transfer Agent physically or electronically using the DWAC (Deposit Withdrawal at Custodian) System no later than two (2) business days prior to the Motion Annual Meeting. Upon the closing of the Transactions, any holder of Public Shares that has properly exercised redemption rights will be entitled to have his, her, or its shares converted for a full pro rata portion of the amount in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Motion to pay taxes), calculated as of two (2) business days prior to the anticipated consummation of the Transactions. The per-share amount Motion will distribute to public stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that Motion is required to pay to the underwriters of Motion’s initial public offering. Such amount is anticipated to be approximately $10.00 per share. Such amount will be paid promptly upon consummation of the Transaction. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Motion’s public stockholders exercising redemption rights. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims.

         Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time such shares are actually redeemed. If you deliver your shares for redemption to the Transfer Agent and later decide not to elect redemption, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

         If a holder of Public Shares requests redemption of shares as described above, then, if the Transactions are consummated, Motion will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Class A Common Stock for cash and will no longer be a common stockholder of Motion upon consummation of the Transactions.

         If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any of the Warrants that you may hold.

Q:     DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:     No. Motion stockholders and warrant holders do not have appraisal rights in connection with the Transactions under the DGCL.

Q:     I HOLD MOTION PUBLIC SHARES. WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:     The receipt of cash by a holder of Public Shares in redemption of such stock will be a taxable event for U.S. federal income tax purposes in the case of a U.S. holder (as defined below) and could be a taxable event for U.S. federal income tax purposes in the case of a Non-U.S. holder (as defined below). The specific tax consequences for holders of Motion Public Shares who exercise their redemption rights to receive cash from the trust account in exchange for their Public Shares is made on a holder-by-holder basis and generally will depend on such holder’s particular facts and circumstances. It is possible that you may be treated as selling such Motion Public Shares and, as a result, recognize capital gain or capital loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of the Public Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. It is also possible that the redemption with respect to a particular holder may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Motion Public Shares that you own or are deemed to own. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “— U.S. Federal Income Tax Considerations.

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:     I HOLD MOTION PUBLIC SHARES. WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO ME AS A RESULT OF THE MERGER?

A:     Motion’s public stockholders who do not exercise their redemption rights will retain their Motion Public Shares, will not receive any merger consideration and will not receive any additional Public Shares in the Merger. As a result, there will be no material U.S. federal income tax consequences to the current stockholders who own Motion Public Shares as a result of the Merger, regardless of whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Furthermore, although the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Motion and DocGo intend to report the Merger consistent with such qualification, such treatment is not a condition to Motion’s or DocGo’s obligation to complete the Merger.

Q:     WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:     Upon consummation of the Business Combination, the funds in the Trust Account will be used by Motion to pay holders of the Public Shares who exercise redemption rights, to pay Motion’s tax obligations incurred prior to the closing, to pay $4,025,000 in deferred underwriting commissions to the underwriters of Motion’s initial public offering, to repay loans included on Motion’s consolidated balance sheet as of the closing and permitted to be repaid under the Merger Agreement, to pay certain expenses incurred in connection with the Business Combination with DocGo, and any remaining balance will be used for working capital and general corporate purposes of New DocGo after consummation of the Transactions, including funding for organic growth and potential acquisitions.

Q:     WHAT HAPPENS IF A SUBSTANTIAL NUMBER OF PUBLIC STOCKHOLDERS VOTE IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL AND EXERCISE THEIR REDEMPTION RIGHTS?

A:     Pursuant to the Existing Charter, all holders of Public Shares may vote in favor of the Business Combination and still exercise their redemption rights; provided that Motion may not consummate the Business Combination and both parties are entitled to terminate the Merger Agreement if Motion would have less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions. Further, DocGo is not required to consummate the Business Combination if the funds contained in the Trust Fund, after taking into account redemptions of Public Shares and other permitted disbursements, unpaid transaction expenses of Motion and DocGo (estimated at $35 million), and the proceeds of the PIPE, does not equal or exceed $175,000,000 (the “Minimum Cash Condition”). As of June 30, 2021, the most recent quarter end date, there was approximately $115,000,000 in the Trust Account and the PIPE is expected to generate an aggregate of $125,000,000 in proceeds. Assuming a per share redemption price of $10.00, which is expected to approximate the redemption price per share as of two business days prior to completion of the Business Combination, under the Maximum Redemptions scenario, Public Stockholders holding an aggregate of 3,000,150 Public Shares may exercise their redemption rights without depleting the Trust Account, together with the proceeds of the PIPE, below $175,000,000; provided that a Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Class A Common Stock sold in Motion’s IPO. For more information regarding post-closing ownership of New DocGo, see the section entitled “Ownership of New DocGo.”

Accordingly, the Transactions may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions of Public Shares. With fewer Public Shares and public stockholders, the trading market for the New DocGo Common Stock following consummation of the Transactions may be less liquid than the market for the Class A Common Stock prior to the Transactions and New DocGo may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q:     WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT CONSUMMATED?

A:     If the Business Combination is not consummated by November 8, 2021, either party may terminate the Merger Agreement; provided that if the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal are approved by Motion stockholders on or prior to November 8, 2021, the parties will have until December 8, 2021 to consummate the Business Combination before the Merger Agreement can be terminated. If the Merger Agreement is terminated, Motion would attempt to consummate an alternate business combination. If Motion is unable to consummate a business combination on or before October 19, 2022, pursuant to the Existing Charter Motion must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account.

Q:     WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Motion Annual Meeting which is set for [•], 2021; however, such meeting could be adjourned. For a description of the conditions for the completion of the Business Combination, see the section of this proxy statement/consent solicitation statement/prospectus titled “The Merger Agreement — Conditions to the Closing of the Business Combination.”

Q:     DO ANY OF MOTION’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF MOTION STOCKHOLDERS?

A:     Motion’s officers and directors may have interests in the Merger that may be different from, or in addition to, the interests of Motion stockholders generally. The Motion board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Merger Agreement be approved by the stockholders of Motion. See “Proposal No. 1 — The Merger Agreement — Interests of Certain Persons in the Proposed Transaction — Motion” beginning on page 122 of this proxy statement/consent solicitation statement/prospectus.

Q:     WHAT DO I NEED TO DO NOW?

A:     Motion urges you to carefully read and consider the information contained in this proxy statement/consent solicitation statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and warrant holder of Motion. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/consent solicitation statement/prospectus and on the enclosed proxy card.

Q:     HOW DO I ATTEND THE MOTION ANNUAL MEETING?

A:     Due to health concerns stemming from the COVID-19 pandemic and to support the health and well-being of Motion’s stockholders, the Motion Annual Meeting will be held virtually. Any stockholder wishing to attend the Motion Annual Meeting must register in advance. To register for and attend the Motion Annual Meeting, please follow these instructions as applicable to the nature of your ownership of Motion Common Stock:

         Shares Held of Record.    If you are a record holder, and you wish to attend the virtual meeting, go to https://        , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the Motion Annual Meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.

         Shares Held in Street Name.    If you hold your shares in “street” name, which means your shares are held of record by a broker, bank, or nominee, and you who wish to attend the virtual meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com. Holders should contact their bank, broker, or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Motion Annual Meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the Motion Annual Meeting. “Street” name holders should contact Continental Stock Transfer on or before             , 2021.

         Stockholders will also have the option to listen to the Motion Annual Meeting by telephone by calling: [•]. You will not be able to vote or submit questions unless you register for and log in to the Motion Annual Meeting webcast as described above.

Q:     HOW DO I VOTE?

A:     If you are a holder of record of Motion Common Stock on the record date, you may vote by virtually attending the Motion Annual Meeting and submitting a ballot via the live webcast or by submitting a proxy for the Motion Annual Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

         If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual meeting, obtain a proxy from your broker, bank, or nominee.

Q:     IF MY SHARES ARE HELD IN “STREET NAME,” WILL MY BROKER, BANK, OR NOMINEE AUTOMATICALLY VOTE MY SHARES FOR ME?

A:     Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank, or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

         The Adjournment Proposal is considered a routine proposal. Accordingly, your broker, bank or nominee may vote your shares with respect to such proposals without receiving voting instructions.

         The Business Combination Proposal, each Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

Q:     MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:     Yes. Stockholders may send a later-dated, signed proxy card so that it is received by the Transfer Agent prior to the vote at the Motion Annual Meeting or virtually attend the Motion Annual Meeting and submitting a ballot via the live webcast. Stockholders also may revoke their proxy by sending a notice of revocation to the Transfer Agent, which must be received prior to the vote at the Motion Annual Meeting.

Q:     WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE MOTION ANNUAL MEETING?

A:     If you fail to take any action with respect to the Motion Annual Meeting and the Transactions are approved by stockholders and consummated, you will continue to be a stockholder and/or warrant holder of New DocGo. As a corollary, failure to deliver your stock certificate(s) to the Transfer Agent (either physically or electronically) no later than two (2) business days prior to the Motion Annual Meeting means you will not have any right in connection with the Transactions to exchange your shares for a pro rata share of the funds held in the Trust Account. If you fail to take any action with respect to the Motion Annual Meeting and the Transactions are not approved, you will continue to be a stockholder and/or warrant holder Motion.

Q:     WHAT SHOULD I DO WITH MY STOCK AND WARRANT CERTIFICATES?

A:     Motion warrant holders and those stockholders who do not elect to have their Public Shares redeemed for their pro rata share of the Trust Account need not submit their certificates. Motion stockholders who exercise their redemption rights must deliver their stock certificates to the Transfer Agent (either physically or electronically) no later than two (2) business days prior to the Motion Annual Meeting in order to properly demand such redemption rights.

Q:     WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/consent solicitation statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Motion shares.

Q:     WHO CAN HELP ANSWER MY QUESTIONS?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/consent solicitation statement/prospectus or the enclosed proxy card you should contact:

Motion Acquisition Corp.
c/o Graubard Miller
405 Lexington Avenue, 11th Floor
New York, New York 10174
Attn: Michael Burdiek, Chief Executive Officer
Telephone: (212) 818-8800

Or

[•]

You may also obtain additional information about Motion from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to demand redemption of your shares by delivering your stock (either physically or electronically) to the Transfer Agent at the address below no later than two (2) business days prior to the Motion Annual Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

QUESTIONS AND ANSWERS ABOUT DOCGO’S CONSENT SOLICITATION

Q:     WHO IS ENTITLED TO GIVE A WRITTEN CONSENT FOR DOCGO?

A:     The holders of record of Existing DocGo Class A Stock and Existing DocGo Preferred Stock, as of [•], 2021.

Q:     WHAT APPROVAL IS REQUIRED BY DOCGO STOCKHOLDERS TO ADOPT THE MERGER AGREEMENT?

A:     Adoption of the Merger Agreement and the transactions contemplated thereby requires the approval of the holders of (i) at least a majority of the outstanding shares of Existing DocGo Class A Stock and Existing DocGo Preferred Stock entitled to vote, voting together as a single class on an as-converted to Existing DocGo Class A Stock basis and (ii) at least a majority of the outstanding shares of Existing DocGo Preferred Stock entitled to vote. As a closing condition to the Merger Agreement, DocGo must deliver written consents adopting the Merger Agreement and approving the Merger; both DocGo and Motion have a right to terminate the Merger Agreement if such consent is not received within 15 business days after this proxy statement/consent solicitation statement/prospectus is declared effective by the SEC.

Concurrent with the execution of the Merger Agreement, certain holders of Existing DocGo Class A Stock and Existing DocGo Preferred Stock holding a sufficient number of shares to approve the Merger Agreement and Business Combination entered into Support Agreements with Motion in connection with the closing of the Business Combination to vote such securities in favor of the proposed Business Combination. Under the Support Agreements, the supporting holders agreed, among other things, to execute and deliver a written consent within five business days after this proxy statement/consent solicitation statement/prospectus is declared effective by the SEC, adopting the Merger Agreement, and approving the Merger.

Q:     DO ANY OF DOCGO’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF DOCGO STOCKHOLDERS?

A:     DocGo’s executive officers and directors may have interests in the Merger that may be different from, or in addition to, the interests of DocGo stockholders generally. The DocGo board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Merger Agreement be approved by the stockholders of DocGo. See “Proposal No. 1 — The Merger Agreement — Interests of Certain Persons in the Proposed Transaction — DocGo” beginning on page 123 of this proxy statement/consent solicitation statement/prospectus.

Q:     HOW WILL MY EXISTING DOCGO OPTIONS AND EXISTING DOCGO WARRANTS BE TREATED IN THE MERGER?

A:     Pursuant to the terms of the Merger Agreement, each Existing DocGo Option will by virtue of the occurrence of the Effective Time and without any action on the part of DocGo, Motion or the holders thereof, be assumed and converted into an option (a “New DocGo Substitute Option”) with respect to a number of shares of New DocGo Common Stock equal to the number of whole shares of Existing DocGo Common Stock subject to such Existing DocGo Option that were issuable immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest number of whole shares of New DocGo Common Stock. The per share exercise price for the shares of New DocGo Common Stock issuable upon exercise of such New DocGo Substitute Option will be equal to the quotient determined by dividing the exercise price per share of Existing DocGo Common Stock at which such Existing DocGo Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

Each Existing DocGo Warrant will by virtue of the occurrence of the Effective Time and without any action on the part of DocGo, Motion or the holders thereof, be assumed and converted into a warrant (“New DocGo Substitute Warrant”) with the same terms and conditions set forth in the applicable documents evidencing the terms of the Existing DocGo Warrants immediately prior to the Effective time, including any repurchase rights or vesting provisions, except that each New DocGo Substitute Warrant will be exercisable for a number of whole shares of New DocGo Common Stock equal to the product of the number of shares of Existing DocGo Common Stock that were issuable upon exercise of such Existing DocGo Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of New DocGo Common Stock. The per share exercise price for the shares of New DocGo Common Stock issuable upon exercise of such New DocGo Substitute Warrant will be equal to the quotient determined by dividing the exercise price per share of Existing DocGo Common Stock at which such Existing DocGo Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

A portion of the 83,600,000 Closing Shares will be reserved for issuance upon exercise of New DocGo Substitute Options and the New DocGo Substitute Warrants that remain outstanding after the Effective Time. New DocGo does not intend to register the New DocGo Substitute Options and the New DocGo Substitute Warrants.

Q:     I HOLD SHARES OF DOCGO COMMON STOCK. WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR ME?

The U.S. federal income tax consequences of the Merger to DocGo stockholders are not certain. The Merger has been structured as a transaction that should qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “reorganization”). Alternatively, the Merger might be treated, for U.S. federal income tax purposes, as a taxable exchange of DocGo common stock for Motion Common Stock. As such, it is unclear under applicable law whether the Merger will in fact qualify as a reorganization, and the qualification of the Merger as a reorganization may depend on certain facts not ascertainable until after the date hereof. If the Merger does qualify as a reorganization, and subject to the discussion in the section of this proxy statement/consent solicitation statement/prospectus titled “U.S. Federal Income Tax Considerations,” a holder who exchanges shares of DocGo common stock for Motion Common Stock in the Merger generally will not recognize gain or loss for U.S. federal income tax purposes. If the Merger does not qualify as a reorganization, the Merger will be a taxable transaction for U.S. holders (as defined in the section of this proxy statement/consent solicitation statement/prospectus titled “U.S. Federal Income Tax Considerations”) who exchange shares of DocGo common stock for Motion Common Stock in the Merger. The foregoing tax description does not apply to a holder of Motion Public Shares who exercises redemption rights.

For additional information, see “U.S. Federal Income Tax Considerations.” The tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your tax advisor in this regard.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

For a more detailed description of the material U.S. federal income tax consequences of the Merger, please see “U.S. Federal Income Tax Considerations.”

Q:     HOW CAN I RETURN MY WRITTEN CONSENT?

A:     If you hold shares of Existing DocGo Class A Stock or Existing DocGo Preferred Stock and you wish to submit your consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to DocGo. Once you have completed, dated and signed your written consent, deliver it to DocGo by emailing a .pdf copy of your written consent to proxies@ambulnz.com or proxies@docgo.com or by mailing your written consent to DocGo at Ambulnz, Inc., 35 West 35th Street, Floor 5, New York, NY 10001, Attention: Secretary. DocGo does not intend to hold a stockholders’ meeting to consider the Business Combination Proposal, and, unless DocGo decides to hold a stockholders’ meeting for such purposes, you will be unable to vote in person or virtually by attending a stockholders’ meeting.

Q:     WHAT IS THE DEADLINE FOR RETURNING MY WRITTEN CONSENT?

A:     The DocGo board of directors has set 5:00 p.m. Eastern Time, on [•], 2021 as the targeted final date for the receipt of written consents (the “target date”). The target date is the date on which DocGo expects to receive the written consents of the supporting holders under the Support Agreements. DocGo reserves the right to extend the final date for the receipt of written consents beyond [•], 2021. Any such extension may be made without notice to DocGo stockholders. Once a sufficient number of consents to adopt the Merger Agreement have been received, the consent solicitation will conclude.

Q:     WHAT VOTING OPTIONS DO I HAVE WITH RESPECT TO THE PROPOSED MERGER?

A:     With respect to the shares of Existing DocGo Class A Stock and Existing DocGo Preferred Stock that you hold, you may execute a written consent to approve the Business Combination Proposal. If you fail to execute and return your written consent, or otherwise withhold your written consent, it has the same effect as voting against the Business Combination Proposal.

Q:     ARE DOCGO STOCKHOLDERS ENTITLED TO EXERCISE APPRAISAL RIGHTS?

A:     No, holders of Existing DocGo Common Stock and Existing DocGo Preferred Stock are not entitled to appraisal rights in connection with the Merger under Delaware law.

Q:     SHOULD DOCGO STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:     No. DocGo stockholders SHOULD NOT send in any stock certificates now. If the Merger Agreement is adopted and the Merger is consummated, transmittal materials, with instructions for their completion, will be provided under separate cover to DocGo stockholders who hold physical stock certificates and the stock certificates should be sent at that time in accordance with such instructions.

Q:     WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE CONSENT SOLICITATION?

A:     If you have any questions about the Merger or how to return your written consent or letter of transmittal, or if you need additional copies of this proxy statement/consent solicitation statement/prospectus or a replacement written consent or letter of transmittal, you should contact [•] at [•].

SUMMARY OF THE PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS

This summary highlights selected information included in this proxy statement/consent solicitation statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

Parties to the Business Combination

Information about Motion

Motion is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Motion’s Units, Class A Common Stock and Warrants are currently listed on Nasdaq under the symbols “MOTNU,” “MOTN,” and “MOTNW,” respectively. The mailing address of Motion’s principal executive office is c/o Graubard Miller, 405 Lexington Avenue, 11th Floor, New York, NY 10174 and the telephone number of Motion’s principal executive office is (212) 818-8800.

Information about DocGo

DocGo’s mission is to transform medical transportation and telehealth, with more accessible, affordable, and efficient patient-centered care. Since its founding in 2015, DocGo has created a network of over 1,900 medical professionals, including Emergency Medical Technicians (“EMTs”), paramedics, nurses and support staff spanning more than 25 states and the United Kingdom. Through more than 2.2 million patient interactions, DocGo has created an unmatched medical transportation network that can provide better care outside of the physical walls of the healthcare system. DocGo began by developing a state-of-the-art, intuitive platform to drive greater efficiency and improved access to patient care. Its innovative technology can change the way healthcare facilities manage patient transportation, and eliminate many of the common obstacles faced when scheduling service, ultimately freeing medical professionals to focus more time and their valuable resources on what they do best — providing patient care. Additionally, in certain markets, its Mobile Health in-person care model facilitates medical treatment directly to patients in the comfort of their homes, workplaces, and other non-traditional locations. For more information about DocGo, see the section entitled “Information About DocGo.”

The Merger and the Merger Agreement

The terms and conditions of the Merger are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/consent solicitation statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

If the Merger Agreement is approved and adopted and the Merger is subsequently completed, Merger Sub will merge with and into DocGo, with DocGo surviving the Merger as a wholly owned subsidiary of Motion.

Merger Consideration

Immediately prior to the Effective Time, each outstanding share of Existing DocGo Preferred Stock will be converted to Existing DocGo Class A Stock, and after giving effect to such conversion, each outstanding share of Existing DocGo Common Stock will be cancelled and converted into the right to receive a pro rata portion of 83,600,000 Closing Shares (reserving an estimate of 5,080,041 of such Closing Shares for issuance upon exercise of the New DocGo Substitute Options and assuming all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination) and the contingent right to receive a pro rata portion of the Contingent Shares, if earned.

Treatment of DocGo Equity Awards

Pursuant to the terms of the Merger Agreement, each Existing DocGo Option will by virtue of the occurrence of the Effective Time and without any action on the part of DocGo, Motion or the holders thereof, be assumed and converted into a New DocGo Substitute Option with respect to a number of shares of New DocGo Common Stock equal to the number of whole shares of Existing DocGo Common Stock subject to such Existing DocGo Option that were issuable immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest number of whole shares of New DocGo Common Stock. The per share exercise price for the shares of New DocGo Common Stock issuable upon exercise of such New DocGo Substitute Option will be equal to the quotient determined by dividing the exercise price per share of Existing DocGo Common Stock at which such Existing DocGo Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

Each Existing DocGo Warrant will by virtue of the occurrence of the Effective Time and without any action on the part of DocGo, Motion or the holders thereof, be assumed and converted into a New DocGo Substitute Warrant with the same terms and conditions set forth in the applicable documents evidencing the terms of the Existing DocGo Warrants immediately prior to the Effective time, including any repurchase rights or vesting provisions, except that each New DocGo Substitute Warrant will be exercisable for a number of whole shares of New DocGo Common Stock equal to the product of the number of shares of Existing DocGo Common Stock that were issuable upon exercise of such Existing DocGo Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of New DocGo Common Stock. The per share exercise price for the shares of New DocGo Common Stock issuable upon exercise of such New DocGo Substitute Warrant will be equal to the quotient determined by dividing the exercise price per share of Existing DocGo Common Stock at which such Existing DocGo Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent .

A portion of the 83,600,000 Closing Shares will be reserved for issuance upon exercise of New DocGo Substitute Options and the New DocGo Substitute Warrants that remain outstanding after the Effective Time. New DocGo does not intend to register the New DocGo Substitute Options and the New DocGo Substitute Warrants.

Related Agreements

In connection with the Merger Agreement certain additional agreements were entered into concurrently with the execution of the Merger Agreement and certain additional agreements will be entered into in connection with the consummation of the Business Combination, which we refer to as the “Related Agreements.” Related Agreements include the Support Agreements, Seller Lock-Up Agreements, Sponsor Agreement, PIPE Agreement, A&R Registration Rights Agreement, Sponsor Escrow Agreement, and Employment Agreements. For more information regarding each Related Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement  — Related Agreements.” Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Motion Annual Meeting.

Motion Annual Meeting of Stockholders

The Motion Annual Meeting will be held on [•], 2021, at [•] a.m. Eastern Time, via a virtual meeting. At the Motion Annual Meeting, Motion stockholders will be asked to approve the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if necessary). The virtual meeting may be accessed by using the following information:

Webcast URL:

US Toll Free:

International Toll:

Participant Passcode:

Voting Power; Record Date

The Motion board of directors has fixed the close of business on September 9, 2021 (“record date”) as the record date for determining the holders of Motion Common Stock entitled to receive notice of and to vote at the Motion Annual Meeting. As of the record date, there were 14,375,000 shares of Class A Common Stock (including 2,875,000 shares of Class A Common Stock resulting from the conversion of 2,875,000 shares of Class B Common Stock to Class A Common Stock on a one-to-one basis) outstanding and entitled to vote at the Motion Annual Meeting held by holders of record. Each share of Motion Common Stock entitles the holder to one (1) vote at the Motion Annual Meeting on each proposal to be considered at the Motion Annual Meeting. As of the record date, the Sponsor and Motion’s directors and executive officers and their affiliates owned and were entitled to vote 2,875,000 shares of Motion Common Stock, representing 20.0% of the shares of Motion Common Stock outstanding on that date. The Sponsor and each of Motions officers and directors have agreed to vote all shares of Motion Common Stock held by them in favor of the Business Combination Proposal. Accordingly, in addition to the shares held by the Sponsor and Motion’s officers and directors, Motion would need 4,312,501 shares, or approximately 37.5% of the 11,500,000 shares of Class A Common Stock sold in Motion’s initial public offering, to be voted in favor of the Business Combination Proposal in order for it to be approved assuming all outstanding shares are voted on such proposal. If only a quorum of shares of Motion Common Stock is present at the Motion Annual Meeting, Motion would need only 6.3% of the Class A Common Stock (not including the Class A Common Stock that was issued upon the conversion of Class B Common Stock) to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the Charter Proposals and Nasdaq Proposal, compliance with the Minimum Cash Condition, and the requirement that Motion have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Transactions). The Sponsor, officers, directors and their affiliates have also indicated that they intend to vote their Motion Common Stock in favor of all other proposals being presented by Motion at the Motion Annual Meeting. As of the record date, DocGo did not beneficially hold any shares of Motion Common Stock.

Quorum and Vote of Motion Stockholders

A quorum of Motion stockholders is necessary to hold a valid meeting. A quorum will be present at the Motion Annual Meeting if a majority of the issued and outstanding shares of Motion Common Stock on the record date that are entitled to vote at the Motion Annual Meeting are represented by stockholders present at the Motion Annual Meeting or by proxy. Abstentions will be counted towards the quorum requirement. Broker non-votes will not be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at Motion Annual Meeting may adjourn the annual meeting to another date.

The proposals presented at the Motion Annual Meeting will require the following votes:

•        Business Combination Proposal — The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Motion Common Stock present and entitled to vote at the Motion Annual Meeting. Abstentions will have the same effect as a vote “against” the Business Combination Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Business Combination Proposal. The Business Combination will not be consummated if Motion has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions.

•        Charter Proposals — The approval of each of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Motion Common Stock on the record date. Abstentions will have the same effect as a vote “against” the Charter Proposals. Each Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” such proposals.

•        Director Election Proposal — The election of directors requires a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” will be elected as directors (even if they receive less than a majority of the votes cast). Consequently, because this is an uncontested election, any director nominee who receives at least one vote “FOR” will be elected as a director. Brokers are not entitled to vote on the Director Election Proposal absent voting instructions from the beneficial holder because the Director Election Proposal is considered “non-routine”. Consequently, broker non-votes will have no effect with respect to the Director Election Proposal.

•        Nasdaq Proposal — The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the Motion Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Motion Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Nasdaq Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Nasdaq Proposal.

•        Incentive Plan Proposal — The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the Motion Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Motion Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Incentive Plan Proposal.

•        Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Motion Common Stock present (which would include presence at a virtual meeting) or represented by proxy at the Motion Annual meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because an abstention represents a share entitled to vote. Brokers are entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Consequently, broker non-votes will have the same effect as a vote “against” the Adjournment Proposal.

Under the Merger Agreement, the approval of the Business Combination Proposal, each of the Charter Proposals and the Nasdaq Proposal is a condition to the consummation of the Business Combination. If any of these proposals is not approved and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The Incentive Plan Proposal and Director Proposal are conditioned on the approval of the Business Combination Proposal, each Charter Proposal, and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus.

Redemption Rights

Pursuant to the Existing Charter, a holder of Public Shares may demand that Motion redeem such shares for a pro rata portion of the Trust Account if the Business Combination is consummated; provided that Motion may not consummate the Business Combination if it has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination. Holders of Public Shares will be entitled to receive cash for these shares only if they deliver their shares to the Transfer Agent no later than two (2) business days prior to the Motion Annual Meeting. Holders of Public Shares do not need to affirmatively vote on the Business Combination Proposal or be a holder of such Public Shares as of the record date to exercise redemption rights. If the Transactions are not consummated, these shares will not be redeemed for cash. If a holder of Public Shares properly demands redemption, delivers his, her, or its shares to the Transfer Agent as described above, and the Transactions are consummated, Motion will redeem each Public Share for a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. It is anticipated that this would amount to approximately $10.00 per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of Motion Common Stock for cash and will no longer own the shares. See the section of this proxy statement/consent solicitation statement/prospectus titled “Annual Meeting of Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

Holders of Warrants will not have redemption rights with respect to such Warrants. Assuming that DocGo waives the Minimum Cash Condition and 9,678,938 Public Shares are redeemed for an aggregate payment of approximately $96.8 million from the Trust Account, which is the maximum amount of redemptions as of June 30, 2021 that could occur and still satisfy the requirement for Motion to maintain minimum Net Tangible Assets of at least $5.0 million immediately prior to or upon the consummation of the business combination, and using the closing Warrant price on Nasdaq of $1.48 as of August 5, 2021, the aggregate fair value of Warrants that can be retained by the redeeming stockholders, assuming the maximum number of Public Shares are redeemed, is $14,324,828. The actual market price of the Warrants may be higher or lower on the date that Warrant holders seek to sell such Warrants. Additionally, Motion cannot assure the holders of Warrants that they will be able to sell their Warrants in the open market as there may not be sufficient liquidity in such securities when Warrantholders wish to sell their Warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the Warrants because the Warrants will remain outstanding regardless of the level of redemptions. As redemptions of Public Shares increase, the Holder of Warrants who exercises such Warrants will ultimately own a greater interest in New DocGo because there would be fewer shares outstanding overall. See “Risk Factors — Future sales, or the perception of future sales, by New DocGo or its stockholders in the public market following the Merger could cause the market price for New DocGo Common Stock to decline” and “—We have not registered the shares of New DocGo Common Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.”

Recommendation of the Motion Board of Directors

The Motion board of directors has unanimously determined that the Merger, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of Motion and its stockholders and has directed that the proposals set forth in this proxy statement/consent solicitation statement/prospectus be submitted to its stockholders for approval at the Motion Annual Meeting on the date and at the time and place set forth in this proxy statement/consent solicitation statement/prospectus. The Motion board of directors unanimously recommends that Motion’s stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the election of each of the seven (7) directors nominated in the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal, if presented. See “Motion Annual Meeting of Stockholders — Recommendation of the Motion Board of Directors and Reasons for the Merger” beginning on page 89.

Motion’s Directors and Executive Officers Have Financial Interests in the Merger

Certain of Motion’s executive officers and directors may have interests in the Merger that may be different from, or in addition to, the interests of Motion’s stockholders. The members of the Motion board of directors were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that Motion stockholders approve the proposals required to effect the Merger. See “Proposal No. 1 — The Merger Agreement — Interests of Certain Persons in the Proposed Transaction — Motion” beginning on page 122.

Recommendation of the DocGo Board of Directors

After consideration, the DocGo board of directors adopted resolutions and determined that the Merger Agreement, the Merger contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of DocGo and its stockholders, adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Merger and directing that the Merger Agreement be submitted to the holders of Existing DocGo Class A Stock and Existing DocGo Preferred Stock for their consideration and approval. The DocGo board of directors recommends that DocGo stockholders adopt the Merger Agreement by submitting a written consent and thereby approve the Merger and the transactions contemplated by the Merger Agreement by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.

DocGo Solicitation of Written Consents

Consents; Required Consents

Adoption of the Merger Agreement and the transactions contemplated thereby requires the approval of the holders of (i) at least a majority of the outstanding shares of Existing DocGo Class A Stock and Existing DocGo Preferred Stock entitled to vote, voting together as a single class on an as-converted to Existing DocGo Class A Stock basis and (ii) at least a majority of the outstanding shares of Existing DocGo Preferred Stock entitled to vote. As a closing condition to the Merger Agreement, DocGo must deliver written consents adopting the Merger Agreement and approving the Merger; both DocGo and Motion have a right to terminate the Merger Agreement if such consent is not received within 15 business days after this proxy statement/consent solicitation statement/prospectus is declared effective by the SEC.

Submission of Consents

You may consent to the Business Combination Proposal and the ancillary agreements with respect to your shares of Existing DocGo Class A Stock and Existing DocGo Preferred Stock by completing, dating and signing the written consent enclosed with this proxy statement/consent solicitation statement/prospectus and returning it to DocGo.

If you hold shares of Existing DocGo Class A Stock or Existing DocGo Preferred Stock and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to DocGo. Once you have completed, dated and signed the written consent, you may deliver it to DocGo by emailing a .pdf copy to proxies@ambulnz.com or proxies@docgo.com or by mailing it to DocGo at Ambulnz, Inc., 35 West 35th Street, Floor 5, New York, NY 10001, Attention: Secretary.

Executing Consents

You may execute a written consent to approve of the Business Combination Proposal. A written consent to approve the Business Combination Proposal is equivalent to a vote for such proposal. If you fail to execute and return your written consent, or otherwise withhold your written consent, it has the same effect as voting against the Business Combination Proposal.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials to DocGo stockholders is being borne by DocGo. Officers and employees of DocGo may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

DocGo’s Directors and Executive Officers Have Financial Interests in the Merger

Certain of DocGo’s executive officers and directors may have interests in the Merger that may be different from, or in addition to, the interests of DocGo’s stockholders. The members of the DocGo board of directors were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the Merger Agreement and recommended that DocGo stockholders approve the Business Combination Proposal. See “Proposal No. 1 — The Merger Agreement — Interests of Certain Persons in the Proposed Transaction — DocGo” beginning on page 123.

Ownership of New DocGo

As of the date of this proxy statement/consent solicitation statement/prospectus, there are 14,375,000 shares of Motion Common Stock issued and outstanding. As of the date of this proxy statement/consent solicitation statement/prospectus, there are an aggregate of 3,833,333 Public Warrants and 2,533,333 Private Placement Warrants outstanding. Each whole warrant entitles the holder thereof to purchase one (1) share of Class A Common Stock beginning on the later of (x) 30 days after closing of the Merger and (y) October 19, 2021.

The following table illustrates varying beneficial ownership levels in New DocGo immediately following the consummation of the Transactions assuming the levels of redemptions by the public stockholders indicated:

	Share Ownership in New DocGo(1)			Maximum Redemption(3)
	No Redemptions(2)
	Number of Shares		Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Former equityholders of DocGo(4)	78,519,959	(4)	74.5%	78,519,959	76.7%
Motion’s public stockholders	11,500,000		10.9%	8,499,850	8.3%
Motion’s Sponsor, officers, and directors	2,875,000		2.7%	2,875,000	2.8%
PIPE Investors	12,500,000		11.9%	12,500,000	12.2%

____________

(1)      Percentages may not sum to 100% due to rounding. Figures and percentages do not give effect to the shares reserved for issuance under the Incentive Plan or shares that may be issued upon the exercise of outstanding warrants. See “Proposal No. 5 — The Incentive Plan Proposal” for additional information. See “Basis of Presentation and Glossary” for additional information with respect to assumptions underlying New DocGo share calculations and ownership percentages.

(2)      This scenario assumes that no Public Shares are redeemed.

(3)      This scenario assumes that 3,000,150 Public Shares are redeemed for an aggregate payment of approximately $30.0 million from the Trust Account, which is the maximum amount of redemptions that would satisfy the Minimum Cash Condition. For additional information regarding the calculation of the Minimum Cash Condition, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”

(4)      Assumes that 5,080,041 shares of New DocGo Common Stock are reserved for exercise of Existing DocGo Options that are estimated to remain outstanding upon consummation of the Business Combination, all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination, and 78,519,959 Closing Shares are issued as consideration to equityholders of DocGo. Does not include Contingent Shares issuable post-Business Combination.

Sensitivity Analysis

To illustrate all of the potential sources of dilution to existing Motion stockholders, we have set forth in the table below three scenarios that illustrate the potential sources of dilution arising out of the Transactions:

	Dilutive Effects of the Business Combination(1)				Maximum Possible Redemptions with Waiver(4)
	No Redemptions(2)		Maximum Redemptions(3)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Former DocGo equityholders(5)	83,600,000	68.6%	83,600,000	70.3%	83,600,000	74.5%
Motion’s public stockholders	11,500,000	9.4%	8,499,850	7.2%	1,821,062	1.6%
Motion’s Sponsor, officers, and directors(6)	2,875,000	2.4%	2,875,000	2.5%	2,875,000	2.6%
PIPE Investors	12,500,000	10.3%	12,500,000	10.5%	12,500,000	11.1%
Holders of Public Warrants(7)	3,833,333	3.1%	3,833,333	3.2%	3,833,333	3.4%
Holders of Private Placement Warrants(7)	2,533,333	2.1%	2,533,333	2.1%	2,533,333	2.3%
Contingent shares issuable to former DocGo equityholders(8)	5,000,000	4.1%	5,000,000	4.2%	5,000,000	4.5%
Total	121,841,666	100.0%	118,841,516	100.0%	112,162,728	100.0%

____________

(1)      See “Basis of Presentation and Glossary” for additional information with respect to assumptions underlying New DocGo share calculations and ownership percentages.

(2)      This scenario assumes that no Public Shares are redeemed.

(3)      This scenario assumes that 3,000,150 Public Shares are redeemed for an aggregate payment of approximately $30.0 million from the Trust Account, which is the maximum amount of redemptions that could occur and still satisfy the Minimum Cash Condition. For additional information regarding the calculation of the Minimum Cash Condition, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”

(4)      This scenario assumes that DocGo waives the Minimum Cash Condition and 9,678,938 Public Shares are redeemed for an aggregate payment of approximately $96.8 million from the Trust Account, which is the maximum amount of redemptions as of June 30, 2021 that could occur and still satisfy the requirement for Motion to maintain minimum Net Tangible Assets of at least $5.0 million upon or immediately prior to consummation of the Business Combination.

(5)      This assumes that all Existing DocGo Options and Existing DocGo Warrants are fully vested and exercised at closing and all 83,600,000 shares are issued to DocGo equityholders at closing.

(6)      575,000 Founder Shares are subject to earn-out conditions and may be forfeited if such conditions are not met. Such shares are presented here as unrestricted at Closing for illustrative purposes.

(7)      Private Placement Warrants and Public Warrants are exercisable beginning on the later of 30 days after Closing and October 19, 2021. For illustrative purposes of demonstrating the potential dilutive effect of the Private Placement Warrants and Public Warrants, such securities are presented here as if they were fully exercised at Closing.

(8)      The Contingent Shares are not issuable at Closing, but are presented here as fully vested and earned at Closing for illustrative purposes of demonstrating the potential dilutive effect of such Contingent Shares.

Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions

	No Redemptions(1)	Maximum Redemptions(2)	Maximum Possible Redemptions with Waiver(3)
IPO underwriting fees	$6,325,000	$6,325,000	$6,325,000
IPO proceeds net of redemptions	$115,000,000	$84,998,500	$18,210,620
Underwriting fees as a % of IPO proceeds net of redemptions	5.5%	7.4%	34.7%

____________

(1)      This scenario assumes that no Public Shares are redeemed.

(2)      This scenario assumes that 3,000,150 Public Shares are redeemed for an aggregate payment of approximately $30.0 million from the Trust Account, which is the maximum amount of redemptions that could occur and still satisfy the Minimum Cash Condition.

(3)      This scenario assumes that DocGo waives the Minimum Cash Condition and 9,678,938 Public Shares are redeemed for an aggregate payment of approximately $96.8 million from the Trust Account, which is the maximum amount of redemptions as of June 30, 2021 that could occur and still satisfy the requirement for Motion to maintain minimum Net Tangible Assets of at least $5.0 million just prior to consummation of the Business Combination.

Effect of Redemptions and Underwriting Fees on Book Value Per Share

				Pro Forma, Assuming:
	DocGo (Historical)	Motion (Historical)		No Redemptions(1)		Maximum Redemptions(2)	Maximum Possible Redemptions with Waiver(3)
As of June 30, 2021
Book value per share(4)	$731.98	$1.74	(5)	$2.37	(5)	$2.15 (5)	$1.63 (5)
Impact of redemptions on book value per share				—		$(0.22)	$(0.52)
Impact of underwriting fees on book value per share				$(0.06)		$(0.06)	$(0.06)

____________

(1)      This scenario assumes that no Public Shares are redeemed.

(2)      This scenario assumes that 3,000,150 Public Shares are redeemed for an aggregate payment of approximately $30.0 million from the Trust Account, which is the maximum amount of redemptions that could occur and still satisfy the Minimum Cash Condition.

(3)      This scenario assumes that DocGo waives the Minimum Cash Condition and 9,678,938 Public Shares are redeemed for an aggregate payment of approximately $96.8 million from the Trust Account, which is the maximum amount of redemptions as of June 30, 2021that could occur and still satisfy the requirement for Motion to maintain minimum Net Tangible Assets of at least $5.0 million just prior to consummation of the Business Combination.

(4)      Historical and Pro Forma book value per share is calculated as (a) stockholders’ equity divided by (b) the total number of weighted average shares outstanding.

(5)      IPO underwriting fees in the aggregate amount of $6,325,000 have been deducted from stockholders’ equity in arriving at Motion’s historical book value per share and the proforma book value per share amounts presented above under each of the three redemption scenarios. In all three redemption scenarios presented here, the impact of charging $6,325,000 against stockholders’ equity was to reduce book value per share by $0.06.

Organizational Structure

Before the Business Combination

The diagrams below depict simplified versions of the current organizational structures of Motion and DocGo, respectively.

After the Business Combination

The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Business Combination.

Regulatory Approval Required for the Merger

Completion of the Merger is subject to expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Motion and DocGo agreed to use their reasonable best efforts to obtain all required regulatory approval and DocGo agreed to request early termination of any waiting period under the HSR Act. On April 5, 2021, Motion and DocGo filed the required forms under the HSR Act with respect to the Business Combination with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“Antitrust Division”) and the applicable waiting period expired on May 5, 2021. The regulatory approval to which completion of the Merger is subject is described in more detail in the section of this proxy statement/consent solicitation statement/prospectus entitled “Regulatory Approval Required For The Merger” beginning on page 22.

Appraisal Rights

Neither DocGo nor Motion stockholders have appraisal rights in connection with the proposed Business Combination under the DGCL.

Listing

Motion’s Units, Class A Common Stock and Warrants are currently listed on Nasdaq under the symbols “MOTNU,” “MOTN,” and “MOTNW,” respectively. Motion intends to apply for listing of the New DocGo Common Stock and Warrants on Nasdaq under the symbols “DCGO” and “DCGOW,” respectively, upon the closing of the Transactions. It is a condition of the consummation of the Transactions that the New DocGo Common Stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Merger will not be consummated unless the listing condition set forth in the Merger Agreement is waived by the parties to the Merger Agreement.

Comparison of Stockholders’ Rights

Following the Merger, the rights of Motion’s stockholders will no longer be governed by Motion’s Existing Charter and Existing Bylaws and instead will be governed by the Proposed Charter and Proposed Bylaws. See “Comparison of Corporate Governance and Stockholders’ Rights” beginning on page 224.

Risk Factors and Risk Factor Summary

An investment in our securities involves a high degree of risk. In evaluating the proposals set forth in this proxy statement/consent solicitation statement/prospectus, you should carefully read this proxy statement/consent solicitation statement/prospectus, including the annexes, and especially consider the discussion of material risks discussed in this section. This summary of material risks should be read in conjunction with the “Risk Factors” section below and should not be relied upon as an exhaustive summary of the material risks facing our business and the proposed Business Combination. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such material risks include, but are not limited to:

Risk Relating to the Merger and Ownership of New DocGo Common Stock Following the Merger

•        Motion has no operating history or revenues, and its results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement/consent solicitation statement/prospectus.

•        Motion’s current directors and executive officers and their affiliates stand to make a substantial profit on the shares of Motion Common Stock that they own, even if the New DocGo Common Stock subsequently declines in value or is unprofitable for public stockholders, and such interests may have influenced their decision to approve the Business Combination with DocGo.

•        Motion’s current directors and executive officers and their affiliates own shares of Motion Common Stock and Private Placement Warrants that will be worthless if the Transactions are not approved. Such interests may have influenced their decision to approve the Business Combination with DocGo.

•        The Business Combination may be completed even if a majority of the Public Shares are voted against the Business Combination Proposal.

•        Activities taken by existing Motion stockholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the Class A Common Stock.

•        Future sales, or the perception of future sales, by New DocGo or its stockholders in the public market following the Merger could cause the market price for New DocGo Common Stock to decline.

•        Motion and DocGo will incur significant transaction and transition costs in connection with the Business Combination, and New DocGo will incur additional costs and obligations as a result of being a public operating company following the Transactions.

•        Nasdaq may delist New DocGo’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New DocGo to additional trading restrictions.

•        New DocGo’s stock price may change significantly following the Merger and you could lose all or part of your investment as a result.

•        Motion has restated its financial statements as of December 31, 2020 and for the period from August 11, 2020 (inception) through December 31, 2020, which may lead to additional risks and uncertainties, including loss of investor confidence and negative impacts on Motion’s stock price.

Risks Related to DocGo’s Business and Industry

•        The COVID-19 pandemic has materially impacted DocGo’s business.

•        DocGo’s limited operating history may make it difficult to evaluate its business, which may be unsuccessful.

•        DocGo has a history of losses, expects its operating expenses to increase significantly in the foreseeable future and may not achieve or sustain profitability.

•        If DocGo is unable to effectively manage its growth, its financial performance and future prospects will be adversely affected.

•        DocGo incurs significant upfront costs in its client relationships and any inability to maintain and grow these client relationships over time or to recover these costs could have adversely adverse effect its business.

•        DocGo’s labor costs are significant and any inability to control those costs could adversely affect its business.

•        DocGo’s reliance on its contractual relationships with its healthcare provider partners and other strategic alliances could adversely affect its business.

•        DocGo’s reliance on government contracts could adversely affect its business.

•        DocGo’s business depends on numerous complex information systems and any failure to successfully maintain these systems could adversely affect its business.

•        DocGo’s platform is highly technical and its failure to operate effectively could adversely affect DocGo’s business.

•        DocGo is required to comply with laws governing the transmission, security and privacy of health information.

•        Security breaches, loss of data and other disruptions could compromise sensitive business, customer or patient information or prevent DocGo from accessing critical information and expose it to liability, which could adversely affect DocGo’s business.

•        If DocGo is unable to successfully develop new offerings and technologies or adapt to rapidly changing technology and industry standards or changes to regulatory requirements, DocGo’s business could be adversely affected.

•        DocGo is subject to a variety of federal, state and local laws and regulatory regimes, including a variety of labor laws and regulations, and changes to or the failure to comply with these laws and regulations could adversely affect DocGo’s business.

•        DocGo conducts business in a heavily regulated industry and any failure to comply with these laws and government regulations could require DocGo to make significant changes to its operations and could have a material adverse effect on its business, financial condition, and results of operations.

•        If DocGo does not effectively adapt to changes in the healthcare industry, including changes to laws and regulations regarding telehealth, DocGo’s business may be harmed.

•        DocGo must be properly enrolled in governmental healthcare programs before it can receive reimbursement for services, and there may be delays in the enrollment process.

•        Reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program could have a material adverse effect on DocGo.

•        DocGo’s international operations subject it to additional risks that could adversely affect its business.

Accounting Treatment

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Motion will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of DocGo issuing stock for the net assets of Motion, accompanied by a recapitalization. The net assets of Motion will be stated at historical cost, with no goodwill or other intangible assets recorded.

DocGo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        DocGo’s existing stockholders will have the greatest voting interest in the combined entity after giving effect to the Merger under the No Redemption and Maximum Redemption scenarios with 74.5% voting interest in the No Redemption scenario and 76.7% voting interest in the Maximum Redemption scenario (in each case, without taking into effect shares of New DocGo Common Stock which may be issued upon the exercise of outstanding warrants of Motion, and assuming 5,080,041 shares of New DocGo Common Stock are reserved for exercise of Existing DocGo Options that are estimated to remain outstanding upon consummation of the Business Combination, all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination, and that 78,519,959 Closing Shares are issued as consideration to equityholders of DocGo);

•        After giving effect to the Merger, the largest individual minority stockholder of the combined entity will be an existing stockholder of DocGo;

•        DocGo’s existing directors and individuals designated by existing DocGo stockholders will represent the majority of the board of directors of New DocGo;

•        DocGo’s senior management will be the senior management of New DocGo; and

•        DocGo is the larger entity based on historical revenue and has the larger employee base.

Other factors were considered, including the purpose and intent of the Merger, noting that the preponderance of evidence as described above is indicative that DocGo is the accounting acquirer in the Merger.

SELECTED HISTORICAL FINANCIAL INFORMATION OF MOTION

The following table sets forth selected historical financial information derived from Motion’s (i) unaudited financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus as of June 30, 2021 and for the three and six month periods then ended and (ii) audited financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus as of December 31, 2020 and for the period from August 11, 2020 (inception) through December 31, 2020. You should read the following summary financial information in conjunction with the section entitled “Motion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Motion’s financial statements and related notes appearing elsewhere in this proxy statement/consent solicitation statement/prospectus.

Motion has neither engaged in any operations nor generated any revenue to date. Motion’s only activities from inception through the record date were organizational activities and those necessary to complete its initial public offering and identify a target company for a business combination. Motion does not expect to generate any operating revenue until after the completion of the Merger.

Selected Historical Financial Information — Motion

	As of June 30, 2021	As of December 31, 2020
	(Unaudited)	(Restated)
Balance Sheet Data:
Total current assets	$457,056	$1,047,530
Total assets	$115,464,516	$116,067,608
Total current liabilities	$163,795	$159,850
Warrant liabilities	$9,486,332	$9,040,670
Deferred underwriting commissions in connection with the initial public offering	$4,025,000	$4,025,000
Total liabilities	$13,675,127	$13,225,520
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 9,678,938 and 9,784,208 shares subject to possible redemption at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	$96,789,380	$97,842,080
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 1,821,062 and 1,715,792 shares issued and outstanding (excluding 9,678,938 and 9,784,208 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	182	172
Class B common stock, $0.0001 par value; 12,500,000 shares authorized; 2,875,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	288	288
Total stockholders’ equity	$5,000,009	$5,000,008
	For the six months ended June 30, 2021	For the Period From August 11, 2020 (inception) through December 31, 2020
	(Unaudited)	(Restated)
Statement of Operations Data:
Net Loss	$(1,052,699)	$(4,223,533)
Weighted average shares of Class A Common Stock outstanding, basic and diluted	11,500,000	11,500,000
Basic and diluted net income per share of Class A Common Stock	$0.00	$0.00
Weighted average shares of Class B Common Stock outstanding, basic and diluted	2,875,000	2,875,000
Basic and diluted net loss per share of Class B Common Stock	$(0.37)	$(1.48)
Statement of Cash Flows Data:
Net cash used in operating activities	$(678,235)	$(247,856)
Net cash used in investing activities		(115,000,000)
Net cash provided by investing activities	$33,742	116,126,509
Supplemental disclosure of noncash activities:
Offering costs paid by related party in exchange for issuance of Class B common stock		$25,000
Offering costs included in other accrued liabilities		$70,000
Deferred underwriting fees charged to additional paid-in capital		$4,025,000
Initial classification of Class A common shares subject to possible redemption		$101,947,620
Change in value of Class A Common Stock subject to possible redemption	$(1,052,700)	$(4,105,540)

SELECTED HISTORICAL FINANCIAL AND OTHER DATA FOR DOCGO

DocGo is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The following table sets forth selected historical financial information derived from DocGo’s (i) audited consolidated statements of operations and comprehensive loss for the years ended December 31, 2020 and 2019, (ii) audited consolidated balance sheets data as of December 31, 2020 and 2019, (iii) unaudited consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2021 and June 30, 2020, (iv) unaudited consolidated balance sheets data as of June 30, 2021 and June 30, 2020, each of which is included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The historical results of DocGo included below and elsewhere in this proxy statement/consent solicitation statement/prospectus are not necessarily indicative of the future performance of DocGo. You should read the following selected financial data in conjunction with “DocGo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this proxy statement/consent solicitation statement/prospectus.

Consolidated Statement of Operations Data:

	(Unaudited) For the Three Months Ended June 30,		(Unaudited) For The Six Months ended June 30,		For the Years Ended December 31,
$ in Millions, except per share data	2021	2020	2021	2020	2020	2019
Revenues, net	$62.19	$22.54	$111.56	$35.91	$94.10	$48.30
Cost of revenue	41.0	14.0	76.9	23.7	62.7	35.1
Total expenses	61.9	24.2	113.2	43.7	108.8	69.1
Loss from operations	0.3	(1.7)	(1.6)	(7.7)	(14.7)	(20.8)

Other expenses
Interest income (expense), net	(0.1)	(0.0)	(0.2)	(0.0)	(0.2)	(0.5)
Other income	(0.0)	0.0	(0.0)	0.0	0.4	0.1
Total other expense	(0.2)	0.0	(0.3)	0.0	0.2	(0.4)
Net loss before income tax	0.1	(1.7)	(1.9)	(7.7)	(14.6)	(21.2)
Income tax (expense) benefit	0.0	(0.0)	(0.0)	(0.0)	(0.2)
Net loss	0.1	(1.7)	(1.9)	(7.8)	(14.8)	(21.2)
Net loss attributable to noncontrolling interest	1.7	0.3	1.4	(0.3)	(0.4)	(1.0)
Net loss attributable to the shareholders of DocGo	$(1.65)	$(2.05)	$(3.32)	$(7.47)	$(14.30)	$(20.20)
Net loss per share	$(18.19)	$(22.62)	$(36.73)	$(82.53)	$(159.00)	$(216.00)

Consolidated Balance Sheet Data:

	As of June 30,		As of December 31,
$ in Millions	2021 (unaudited)	2020 (unaudited)	2020	2019
Cash and cash equivalents	$33.1	$32.4	$32.4	$47.7
Working capital	90.0	67.8	34.9	49.4
Total assets	123.1	100.2	100.2	101.0
Notes payable, current portion	0.4	0.7	0.7	0.6
Operating and finance lease liabilities, current portion	1.57	1.62	3.5	3.1
Notes payable, non current	0.7	0.6	0.6	0.8
Operating and finance lease liabilities, non current	3.3	3.6	9.1	11.1
Accumulated deficit	(90.6)	(87.3)	(87.3)	(72.9)

SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Merger and the other transactions contemplated by the Merger Agreement described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Motion will be treated as the “acquired” company for accounting purposes and the Merger will be treated as the equivalent of DocGo issuing stock for the net assets of Motion, accompanied by a recapitalization. The net assets of Motion will be stated at historical cost, with no goodwill or other intangible assets recorded.

The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2021 combines the unaudited historical condensed consolidated balance sheet of Motion as of June 30, 2021 with the unaudited historical condensed consolidated balance sheet of DocGo as of June 30, 2021, giving further effect to the Merger and the PIPE Transaction, as if they had been consummated as of June 30, 2021.

The summary unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the unaudited condensed consolidated statement of operations of Motion for the six months ended June 30, 2021 with the unaudited condensed consolidated statement of operations of DocGo for the six months ended June 30, 2021, giving effect to the Merger and the PIPE Transaction as if they had occurred on January 1, 2020, which is the beginning of the earliest period presented.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited restated statement of operations of Motion for the period from August 11, 2020 (inception) through December 31, 2020 with the audited consolidated statement of operations of DocGo for the year ended December 31, 2020, giving effect to the Merger and the PIPE Transaction as if they had occurred on January 1, 2020. The restatement of Motion’s statement of operations for the period from August 11, 2020 to December 31, 2020 is more fully described in Note 2 of the notes to Motion’s fiscal 2020 financial statements included elsewhere herein.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/consent solicitation statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Motion and DocGo and related notes included in this proxy statement/consent solicitation statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger and the other transactions contemplated by the Merger Agreement been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma data after giving effect to the Merger and the other transactions contemplated by the Merger Agreement, assuming two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no Motion public stockholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account; and

•        Assuming Maximum Redemptions with Waiver:    This presentation assumes that 9,678,938 Public Shares, the maximum redemption of the outstanding Motion Common Stock, are redeemed, resulting in an aggregate payment of $96.8 million out of the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Merger at an assumed redemption price of $10.00 per share based on the Trust Account balance as of June 30, 2021 providing for minimum net tangible assets of $5.0 million upon a consummation of the Merger and the PIPE Transaction on June 30, 2021 and assumes that DocGo has waived compliance with the Minimum Cash Condition.

	Pro Forma Combined
	Assuming Minimum Redemptions	Assuming Maximum Redemptions with Waiver
Summary Unaudited Pro Forma Condensed Combined Statements of Operations Data (in thousands, except per share amounts)
Six months ended June 30, 2021
Net loss	$(4,399)	$(4,399)
Net loss per share attributable to Class A common stockholders – basic and diluted	$(0.04)	$(0.04)
Weighted average common shares used to compute net loss per share attributable to Class A common stockholders – basic and diluted	109,900,000	100,221,062
Year ended December 31, 2020
Net Loss	$(20,604)	$(20,604)
Net loss per share attributable to Class A common stockholders – basic and diluted	$(0.19)	$(0.21)
Weighted average common shares used to compute net loss per share attributable to Class A common stockholders – basic and diluted	109,900,000	100,221,062
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data (in thousands)
As of June 30, 2021
Total assets	$328,378	$231,589
Total liabilities	$68,373	$68,373
Total stockholders’ equity	$260,005	$163,216

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA
COMBINED PER SHARE INFORMATION

The following table sets forth the unaudited historical comparative share information for DocGo and Motion on a stand-alone basis for the six months ended June 30, 2021 and for the year ended December 31, 2020, after giving effect to the Merger and the PIPE Investment, assuming two alternative levels of redemption into cash of Motion’s shares of Common Stock:

Scenario 1 — Assuming No Redemptions: This presentation assumes that no Motion stockholders exercise redemption rights with respect to their Common Stock upon consummation of the Merger; and

Scenario 2 — Assuming Maximum Redemptions with Waiver: This presentation assumes that Motion public stockholders exercise their redemption rights with respect to a maximum of 9,678,938 shares of Common Stock upon consummation of the Merger at a redemption price of $10.00 per share.

You should read the information in the following table in conjunction with the summary historical financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus, and the historical financial statements of DocGo and Motion and related notes that are included elsewhere in this proxy statement/consent solicitation statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project Motion’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined stockholders’ equity per share information below does not purport to represent what the value of DocGo and Motion would have been had the companies been combined during the periods presented.

	DocGo (Historical)	Motion (Historical)	Pro Forma, Assuming No Redemptions	Pro Forma, Assuming Maximum Redemptions with Waiver
As of and for the six months ended June 30, 2021
Book value per share(1)	$731.98	$1.74	$2.37	$1.63
Basic and diluted net loss per share(2)	$(36.73)	$(0.37)	$(0.04)	$(0.04)
Weighted average shares outstanding – basic and diluted(2,3)	90,505	2,875,000	109,900,000	100,221,062

As of and for the year ended December 31, 2020
Book value per share(1)	$739.94	$1.74	NA (4)	NA (4)
Basic and diluted net loss per share(2)	$(158.72)	$(1.48)	$(0.19)	$(0.21)
Weighted average shares outstanding – basic and diluted(2,3)	90,476	2,875,000	109,900,000	100,221,062

____________

(1)      Historical and Pro Forma book value per share is calculated as (a) total equity divided by (b) the total number of weighted average shares outstanding.

(2)      Basic and Net loss per share excludes common shares issuable upon of options and warrants, since the effect is considered anti-dilutive.

(3)      Pro forma assuming Maximum Redemptions with Waiver, weighted average shares outstanding excludes 9,678,938 Motion shares subject to possible redemption.

(4)      A pro forma balance sheet as of December 31, 2020 is not required to be included herein and as such, no calculation is included in this table.

FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA

This proxy statement/consent solicitation statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of Motion and DocGo. These statements are based on the reasonable beliefs and assumptions of the management of Motion and DocGo. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this proxy statement/consent solicitation statement/prospectus include, but are not limited to, statements about the ability of Motion and DocGo prior to the Merger, and New DocGo following the Merger, to:

•        access, collect and use personal data about consumers;

•        execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•        anticipate the impact of the coronavirus disease 2019 (“COVID-19”) pandemic and its effect on business and financial conditions;

•        manage risks associated with operational changes in response to the COVID-19 pandemic;

•        meet the closing conditions to the Merger, including approval by stockholders of Motion and DocGo on the expected terms and schedule;

•        realize the benefits expected from the proposed Merger;

•        anticipate the uncertainties inherent in the development of new business lines and business strategies;

•        retain and hire necessary employees;

•        increase brand awareness;

•        attract, train and retain effective officers, key employees or directors;

•        upgrade and maintain information technology systems;

•        acquire and protect intellectual property;

•        meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•        effectively respond to general economic and business conditions;

•        maintain the listing on, or the delisting of Motion’s or New DocGo’s securities from, Nasdaq or an inability to have our securities listed on Nasdaq or another national securities exchange following the Merger;

•        obtain additional capital, including use of the debt market;

•        enhance future operating and financial results;

•        anticipate rapid technological changes;

•        comply with laws and regulations applicable to its business, including laws and regulations related to data privacy and insurance operations;

•        stay abreast of modified or new laws and regulations applying to its business;

•        anticipate the impact of, and response to, new accounting standards;

•        respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

•        anticipate the rise in interest rates which would increase the cost of capital;

•        anticipate the significance and timing of contractual obligations;

•        maintain key strategic relationships with partners and distributors;

•        respond to uncertainties associated with product and service development and market acceptance;

•        anticipate the ability of the renewable sector to develop to the size or at the rate it expects;

•        manage to finance operations on an economically viable basis;

•        anticipate the impact of new U.S. federal income tax law, including the impact on deferred tax assets;

•        successfully defend litigation; and

•        successfully deploy the proceeds from the Merger.

Forward-looking statements are not guarantees of performance and speak only as of the date hereof. While Motion and DocGo believe that these forward-looking statements are reasonable, there can be no assurance that New DocGo will achieve or realize these plans, intentions or expectations. You should understand that the following important factors, in addition to those discussed under the headings “Risk Factors” and “Proposal No. 1 — The Business Combination Proposal — Certain Forecasted Financial Information for DocGo” and elsewhere in this proxy statement/consent solicitation statement/prospectus, could affect the future results of Motion and DocGo prior to the Merger, and New DocGo following the Merger, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/consent solicitation statement/prospectus:

•        any delay in closing of the Merger;

•        risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

•        litigation, complaints, product liability claims and/or adverse publicity;

•        the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•        increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•        privacy and data protection laws, privacy or data breaches, or the loss of data; and

•        the impact of the COVID-19 pandemic and its effect on business and financial conditions of DocGo.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/consent solicitation statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/consent solicitation statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/consent solicitation statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Motion and DocGo prior to the Merger, and New DocGo following the Merger. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Motion or DocGo assess the impact of all such risk factors on the business of Motion and DocGo prior to the Merger, and New DocGo following the Merger, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to Motion or DocGo or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Motion and DocGo prior to the Merger, and New DocGo following the Merger, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the reasonable beliefs and opinions of Motion or DocGo, as applicable, on the relevant subject. These statements are based upon information available to Motion or DocGo, as applicable, as of the date of this proxy statement/consent solicitation statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that Motion or DocGo, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, involve risks and are subject to change based on various factors, including those discussed under the headings “Risk Factors,” “Proposal No. 1 — The Business Combination Proposal — Certain Forecasted Financial Information for DocGo” and “DocGo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/consent solicitation statement/prospectus.

Market, ranking and industry data used throughout this proxy statement/consent solicitation statement/prospectus, including statements regarding subscriber acquisition costs, attrition and adoption rates, is based on the good faith estimates of DocGo’s management, which in turn are based upon DocGo’s management’s review of internal surveys, independent industry surveys and publications, including reports by third-party research and publicly available information, all of which involve a number of assumptions and limitations. These estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors,” “Proposal No. 1 — The Business Combination Proposal — Certain Forecasted Financial Information for DocGo” and “DocGo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/consent solicitation statement/prospectus.

RISK FACTORS

In addition to the other information contained in this proxy statement/consent solicitation statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements” and “Proposal No. 1 — The Business Combination Proposal — Certain Forecasted Financial Information for DocGo,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/consent solicitation statement/prospectus. References in this section to the “Company,” “we,” “our,” or “us” generally refer to DocGo, unless otherwise specified.

Risks Relating to DocGo’s Business and Industry

Risks Related to DocGo’s Business Strategy

DocGo’s failure to implement its business strategy could adversely affect its business.

DocGo’s future financial performance and success is dependent in large part upon its ability to implement its business strategy successfully. DocGo’s business strategy includes several initiatives, including developing contractual relationships with new healthcare provider partners and expanding its business with existing partners; capitalizing on organic growth opportunities such as growing complementary and integrated service offerings, particularly with respect to its telehealth solutions; pursuing selective acquisitions to expand its geographic presence, among other things; and enhancing operational efficiencies and productivity. DocGo may not be able to implement its business strategy successfully or achieve the anticipated benefits of its business plan. If DocGo is unable to do so, its long-term growth, profitability and ability to service its debt will be adversely affected. Even if DocGo is able to implement some or all of the initiatives of its business plan, one or more may not be successful in achieving the desired goals and DocGo’s operating results may not improve to the extent it anticipates, or at all, or could be adversely affected.

Implementation of DocGo’s business strategy could also be affected by a number of factors beyond its control, including increased competition, government regulation, general economic conditions or increased operating costs or expenses. In particular, DocGo’s future success is contingent on DocGo’s ability to penetrate new markets and, to a lesser extent, further penetrate existing markets, which is subject to a number of uncertainties, many of which are beyond DocGo’s control. Expanding service offerings such as DocGo’s telehealth solutions also carries unique risks, including lack of market acceptance and not realizing any return on the capital invested. Government regulations in both DocGo’s domestic and international markets can also delay or prevent expansion or the introduction of new service offerings, or require changes to some of the services DocGo already offers, which could negatively impact the success of DocGo’s strategies. In addition, to the extent DocGo has misjudged the nature and extent of industry trends or its competition, it may have difficulty in identifying new provider partners, achieving any geographic expansion, introducing new service offerings or achieving DocGo’s other strategic objectives. As such, due to these and other known and unknown risks, DocGo cannot assure you that its business strategy will be successful, and any failure to effectively implement its business strategy and otherwise grow the business could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo reliance on its contractual relationships with its healthcare provider partners and other strategic alliances could adversely affect its business.

DocGo relies significantly on its contractual relationships with its healthcare provider partners and other strategic partnerships and alliances to generate revenues, expand into new markets and further penetrate existing markets. In recent years, DocGo has entered into strategic business partnerships with, among others, healthcare providers and hospital systems, to take advantage of commercial opportunities across its operations, but particularly in its medical transportation services segment. DocGo’s partnership with Fresenius, under which DocGo generated approximately 13.0% of its revenues in the year ended December 31, 2020, is of particular importance to DocGo’s results. The structure of DocGo’s relationships with its healthcare provider partners is a novel model in DocGo’s industry and because there is little precedent for this approach, there can be no assurances that it will be operationally or financially successful in the long term.

DocGo’s contractual relationships with its healthcare provider partners and its reliance on revenues generated pursuant to these arrangements carry commercial and other risks and uncertainties that are different from those underlying DocGo’s other revenue streams, including the opportunity cost of not pursuing the specific venture independently or with other partners. For example, strategic partners may have business or economic interests that are inconsistent with those of DocGo and may take actions contrary to DocGo’s interests. While DocGo typically manages the day-to-day operations, DocGo’s partners have certain consent rights and they may not agree with decisions that DocGo believes are appropriate or are otherwise in the venture’s or its best interests. This structure can also lead to disputes with partners, which could require DocGo’s management to commit additional time and resources to resolve any disagreements or, in some instances, may lead to arbitration or litigation. Contractual relationships like these typically carry termination rights and one or more of DocGo’s partners may choose to exit the relationship prematurely and, in certain arrangements, the partner may have the option to put its interest in the venture to DocGo or acquire DocGo’s stake at a predetermined price, even if the relationships is proving beneficial to DocGo and it would choose to continue the arrangement. If one of DocGo’s ventures or any of its strategic partners is subject to a regulatory investigation or legal dispute or is otherwise the subject of any negative publicity, DocGo may be associated with the matter and similarly harmed, regardless of whether the specific partnership or DocGo itself had any connection to the underlying matters. In addition, DocGo may, in certain circumstances, be liable for the actions of its partners. Contractual relationships such as these can also raise fraud and abuse issues. For example, the Office of Inspector General (the “OIG”) of the U.S. Department of Health and Human Services (“HHS”) has taken the position that certain contractual relationships between a party which makes referrals and a party which receives referrals for a specific type of service may violate the federal Anti-Kickback Statute if not appropriately structured. Any of the foregoing risks or others related to DocGo’s reliance on strategic partnerships and other relationships could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo incurs significant upfront costs in its client relationships and any inability to maintain and grow these client relationships over time or to recover these costs could have adversely adverse effect its business.

DocGo’s business strategy depends heavily on achieving economies of scale because the Company’s initial upfront investment is costly and the associated revenue is recognized on a ratable basis. DocGo devotes significant resources to establish relationships with its clients and implement its solutions. This is particularly so in the case of large enterprises like those DocGo implements with its healthcare provider partners. Accordingly, DocGo’s results of operations will depend in substantial part on its ability to maintain and grow its relationships with customers over time. Additionally, as DocGo’s business is growing significantly, its client acquisition costs could outpace its build-up of recurring revenue, and DocGo may be unable to manage its total operating costs enough to achieve profitability, or if achieved, to maintain it. If DocGo fails to achieve appropriate economies of scale or if it fails to manage or anticipate demand, its business, financial condition and results of operations could be materially adversely affected.

The growth of DocGo’s business depends, in part, on its ability to execute on its acquisition strategy.

A significant portion of DocGo’s historical growth has occurred through acquisitions, and it anticipates continued growth through acquisitions in the future. DocGo’s growth strategy is primarily focused on geographic expansion, often as part of growing its relationship with an existing healthcare provider partner, and DocGo expects acquisitions to be the primary means of acquiring the infrastructure, licenses or other resources necessary to enter new markets in the future. DocGo is presently evaluating, and expects to continue evaluating on an ongoing basis, a variety of possible acquisition transactions.

DocGo cannot predict the timing of any contemplated transactions, and there can be no assurances that DocGo will identify suitable acquisition opportunities in the geographies into which it expects to grow or, if it does, that any transaction can be consummated on terms acceptable to it. DocGo also competes for acquisitions with other potential acquirers, some of which may have greater financial or operational resources than DocGo. A significant change in DocGo’s business or the economy, an unexpected decrease in cash flows or any restrictions imposed by DocGo’s debt may limit its ability to obtain the necessary capital for acquisitions or otherwise impede its ability to complete an acquisition. Certain proposed acquisitions or dispositions may also trigger regulatory review by governmental agencies, including the U.S. Department of Justice (the “DOJ”), the U.S. Federal Trade Commission (the “FTC”), under their respective regulatory authority. Any delay, prohibition or modification required by regulatory authorities for competitive purposes or otherwise could adversely affect the terms of a proposed acquisition or could require

DocGo to modify or abandon an otherwise attractive acquisition opportunity. The failure to identify suitable transaction partners and to consummate transactions on acceptable terms or at all could adversely effect on DocGo’s business, financial condition and results of operations.

DocGo’s acquisition strategy exposes it to significant risks and additional costs.

Acquisitions involve risks that the businesses acquired will not perform as expected or provide sufficient infrastructure and other resources necessary to operate in a given geography and DocGo’s judgments regarding the value, strengths and weaknesses and profitability of acquired businesses may prove wrong. DocGo may become liable for certain unforeseen pre-acquisition liabilities of an acquired business, including, among others, tax liabilities, environmental liabilities, liabilities for regulatory violations and liabilities for employment practices, and these liabilities could be significant. In addition, an acquisition could result in the impairment of client relationships and other acquired assets such as goodwill. DocGo may also incur costs and experience inefficiencies to the extent an acquisition expands the services, markets or geographies in which it operates. Acquisitions may require that DocGo incur additional debt to finance the transaction, which could be substantial and limit its operating flexibility or, alternatively, acquisitions may require that DocGo issue stock as consideration, which could dilute share ownership. Acquisitions can also involve post-transaction disputes regarding a number of matters, including a purchase price or working capital adjustment, earn-out or other contingent payments, environmental liabilities or other obligations. DocGo’s recent growth and its acquisition strategy have placed, and will continue to place, significant demands on management’s time, which may divert their attention from DocGo’s day-to-day business operations, and may lead to significant due diligence and other expenses regardless of whether DocGo pursues or consummates any acquisition. DocGo may also not be able to manage its growth resulting from acquisitions due to the number, diversity and geographic disparity of the businesses it may acquire or for other reasons. These and other risks related to acquisitions could adversely affect DocGo’s business, financial condition and results of operations.

Any inability to successfully integrate acquisitions or realize their anticipated benefits could adversely affect DocGo’s business.

Acquisitions require that DocGo integrate separate companies that historically operated independently or as part of another, larger organization, and had different systems, processes and cultures. DocGo may not be able to successfully integrate any business it has acquired or may acquire, or may not be able to do so in a timely, efficient or cost-effective manner. Risks related to the successful integration of an acquired business include:

•        diverting the attention of DocGo’s management and that of the acquired business;

•        merging or linking different accounting and financial reporting systems and systems of internal controls and, in some instances, implementing new controls and procedures;

•        merging computer, technology and other information networks and systems, including enterprise resource planning systems and billing systems;

•        assimilating personnel, human resources, billing and collections, and other administrative departments and potentially contrasting corporate cultures;

•        disrupting relationships with or losses of key clients and suppliers of DocGo’s business or the acquired business;

•        interfering with, or loss of momentum in, DocGo’s ongoing business or that of the acquired company;

•        failure to retain DocGo’s key personnel or that of the acquired company; and

•        delays or cost-overruns in the integration process.

DocGo’s inability to manage its growth through acquisitions, including the integration process, and to realize the anticipated benefits of an acquisition could have a material adverse effect on its business, financial condition and results of operations.

Risks Related to DocGo’s Business and Industry

The COVID-19 pandemic has materially impacted DocGo’s business.

In December 2019, a novel strain of coronavirus (COVID-19) surfaced in Wuhan, China. Since then, the virus has spread globally, including to the United States, and the World Health Organization has declared the outbreak a pandemic and the Secretary of HHS has declared a public health emergency. Public health organizations and international, federal, state and local governments have implemented measures to combat the spread of COVID-19, including restrictions on movement such as quarantines, “stay-at-home” orders and social distancing ordinances and restricting or prohibiting outright some or all forms of commercial and business activity. These measures, or others that may be implemented in the future, although temporary in nature, may become more restrictive or continue indefinitely.

The COVID-19 pandemic and its national and global impact have adversely affected DocGo, particularly in its healthcare transportation segment, and this segment and other aspects of DocGo’s business may be adversely affected by the pandemic and its impact in the future. DocGo’s and its customers’ businesses have generally been classified as “essential” in most jurisdictions, permitting DocGo and its customers to continue operations in most markets. However, there can be no assurance that DocGo’s business or those of its customers’ and suppliers’ will continue to be classified as “essential” in the future, or that DocGo or they will not voluntarily limit or cease operations in one or more markets if it or they believe it is in the company’s or their best interests. For example, healthcare providers have limited the availability of elective procedures, at times entirely stopping these procedures, which has had an adverse impact on DocGo’s revenues related to non-emergency transportation services. DocGo has also determined to increase its reserves for bad debt since the pandemic began because of uncertainty regarding payments from some uninsured consumers. Further, DocGo’s business can put its healthcare professionals in direct contact with patients infected with COVID-19, which significantly increases the risk that DocGo employees will contract the virus. Should there be an outbreak of COVID-19 among DocGo’s employees in one or more of its markets, in response, DocGo may need to significantly reduce or cease operations there. The demands of the pandemic have also placed significant financial burdens on healthcare providers, including DocGo’s healthcare provider partners and other customers, and if one or more of DocGo’s partners or other customers declares bankruptcy or otherwise restricts or ceases its operations, DocGo’s business may be harmed. The pandemic may also adversely affect DocGo’s ability to collect accounts receivable. DocGo also utilized several government programs in 2020 related to the pandemic, receiving approximately $1.0 million in payments through the Public Health and Social Services Emergency Fund authorized under the Coronavirus Aid, Relief and Economic Security Act and related legislation as well as various state and local programs, net of amounts that will be repaid to HHS. DocGo also received accelerated Medicare payments of approximately $2.4 million that were required to be repaid beginning in April 2021. See Note 18 to the notes to the audited consolidated financial statements of DocGo included elsewhere in this proxy statement/consent solicitation statement/prospectus.

DocGo’s cost structure has also been adversely impacted by the pandemic. A number of DocGo’s suppliers have also been negatively impacted by the COVID-19 pandemic and there have been significant disruptions in its supply chains, particularly with respect to the personal protective equipment or PPE that DocGo’s healthcare professionals require to do their jobs. At times, sufficient levels of PPE have not been available and these shortages have limited DocGo’s ability to meet demand and provide its services to customers in a timely manner. Further, the demand for PPE in the healthcare industry and public at large caused by the pandemic has significantly increased the cost of PPE and DocGo may not be able to recover these increased costs in the rates it charges for its services, which could adversely affect DocGo’s profitability. Limitations on the availability or increases in the price of PPE have and could in the future continue to adversely affect DocGo’s business and results of operations. DocGo’s suppliers’ businesses have similarly generally been classified as “essential business” permitting operations to continue, but DocGo cannot be certain that it suppliers’ will continue to be classified as “essential” or that they will not voluntarily limit or cease operations or that sufficient quantity of PPE will be available and at prices that fit within DocGo’s cost structure.

DocGo’s management is focused on mitigating the impact of COVID-19 on its business and the risk to its employees. This focus has diverted management’s attention away from normal business operations. Additionally, DocGo has taken a number of precautionary measures intended to mitigate the impact of COVID-19 on its business and the risk to its employees, including implementing detailed cleaning and disinfecting processes at its facilities and across its fleet, adhering to social distancing protocols and encouraging employees to work from home when possible, any of which could adversely affect DocGo’s business. While these measures and others DocGo may take are temporary, they may continue until the pandemic is contained and restrictions on movement or commercial and business activity and related orders or ordinances are sufficiently modified or lifted, and could amplify existing risks or introduce new risks that could adversely affect DocGo’s business, including, but not limited to, risks related to internal controls and cybersecurity and others identified in these risk factors. For example, DocGo’s platform and the other systems or networks used in its business may experience an increase in attempted cyber-attacks seeking to take advantage of shifts to employees working remotely using their household or personal internet networks and to leverage fears promulgated by the COVID-19 pandemic. Conversely, the pandemic has significantly increased the demand for DocGo’s remote and mobile testing and vaccination services and many of these contracts are on a short-term basis, often spanning only a number of weeks or months. It is unlikely this new demand will be sustained in the long term, at least with respect to COVID-19-related testing and vaccination, particularly if the pandemic subsides, and there can be no assurances that DocGo will be able to find alternative revenue streams to compensate for the loss.

The pandemic has adversely affected many industries as well as the economies and financial markets of many countries, including the United States, causing a significant deceleration of economic activity. This slowdown has reduced production, decreased demand for a broad variety of goods and services, diminished trade levels, and led to widespread corporate downsizing, causing a sharp increase in unemployment. There has also been disruption to and extreme volatility in the global capital markets, which could increase the cost of, or entirely restrict access to, capital. The impact of this pandemic on the U.S. and world economies is uncertain and, until the pandemic is contained, these adverse impacts could worsen, impacting all segments of the global economy, and result in a significant recession or worse.

Considerable uncertainty still surrounds the COVID-19 virus and its potential effects, and the extent of and effectiveness of any responses taken on local, state, national and global levels. While DocGo expects the pandemic and related events will continue to impact its business, the unpredictable and unprecedented nature of the pandemic, including new variants and the extent to which vaccines will be made available globally, makes it impractical to identify all potential risks or estimate the full extent and scope of the impact on DocGo’s business and industry, as well as national, regional and global markets and economies. Accordingly, DocGo’s ability to conduct its business in the manner previously or currently expected could be materially and adversely affected, and any of the foregoing risks and uncertainties as well as those that have not yet manifested themselves or been identified could materially and adversely affect DocGo’s business, financial condition and results of operations. The pandemic may also have the effect of heightening many of the other risks described herein.

The high level of competition in DocGo’s industry could adversely affect its business.

The medical transportation industry is highly competitive. In providing these services to DocGo’s healthcare provider partners, individual customers and municipalities, DocGo competes with governmental entities, including cities and fire districts, hospitals, local and volunteer private providers, as well as other regional and local private companies. The industry also includes several large national and regional providers such as Rural/Metro Corporation, Falck, American Medical Response (AMR), Southwest Ambulance, Paramedics Plus and Acadian Ambulance. The most important competitive factors in the medical transportation services industry include the ability to improve customer service, such as on-time performance and efficient call intake; to provide comprehensive clinical care; and to recruit, train and motivate employees, particularly ambulance crews who have direct contact with patients and healthcare personnel. Pricing, billing and reimbursement expertise are also very important.

While the telehealth market is in an early stage of development, it is competitive and DocGo expects it to attract increased competition, which could make it difficult for DocGo to succeed. The major competitors in the industry include much larger, national or regional telehealth providers such as Teladoc, Livongo, Amwell, and One Medical that generally provide telehealth on behalf of self-insured employers and insurance plans. These competitors, however, generally do not provide direct patient care or last-mile care on behalf of the provider organization. DocGo also believes there are several smaller, private organizations providing in-home or in-site care utilizing different, higher cost healthcare providers. Non-traditional providers and others such as large health systems or payors, some of which may be DocGo customers or partners, may enter the space using consumer-grade video conferencing platforms such as Zoom and Twilio or develop innovative technologies or business activities that could be disruptive to the industry. Competition could also increase from large technology companies such as Apple, Amazon, Facebook, Verizon, or Microsoft, who may develop their own telehealth solutions, as well as from large retailers like Walmart, which see an opportunity in the surge in interest in telehealth in connection with the COVID-19 pandemic. Competition in in the telehealth industry is primarily based on scale; ease of use, convenience and accessibility; brand recognition; breadth, depth, and efficacy of telehealth services; technology; clinical quality; customer support; cost; reputation; and customer satisfaction and value.

DocGo may not be successful in maintaining or growing its competitive position in one or more of its existing markets or in those into which it may expand. Some of DocGo’s competitors may have access to greater financial or other resources than it does, which may afford them greater power, efficiency, financial flexibility, geographical reach or capital resources for growth. In addition, some of DocGo’s competitors are vertically integrated and can leverage this structure to their advantage. DocGo may fail to identify optimal service or geographic markets, focus its attention on suboptimal service or geographic markets or fail to execute an appropriate business model in certain service or geographic markets. DocGo’s competitors may develop new services or technologies that are superior to DocGo’s, develop more efficient or effective methods of providing services or adapt more quickly, efficiently or effectively than DocGo does to new technologies and opportunities. DocGo’s competitors may be positioned to provide better service or influence customer requirements, or more quickly respond to changing customer requirements, and thereby establish stronger customer relationships. DocGo’s competitors may offer their services at lower prices because, among other things, they possess the ability to provide similar services more efficiently, as part of a bundle with other services or generally at a lower cost. These pricing pressures could require DocGo to lower its prices to at or below its costs, requiring DocGo to sacrifice margins or incur losses. Alternatively, DocGo may choose to forgo entering certain markets or exit others, which would limit its growth and competitive reach. Any failure by DocGo to compete or to generally maintain and improve its competitive position could adversely affect its business, financial condition and results of operations.

DocGo’s revenue would be adversely affected if it loses some or all of its business under existing contracts.

A significant portion of DocGo’s revenue growth has historically resulted from increases in the business and related fees it collects under existing contracts and the addition of new contracts. DocGo’s contracts with healthcare providers and other customers generally have terms of one to three years and most of its contracts are terminable by either of the parties upon notice of as little as 30 days. Many of the pandemic-specific testing and vaccination contracts have much shorter terms, as little as a number of weeks or months, and there is no certainty these revenue streams can be sustained at existing levels, regardless of whether the pandemic is brought under control. Even if DocGo has an existing contract with a healthcare provider it does not create any exclusive relationship and even if DocGo is given preferred status, the customer often still does business with one or more of DocGo’s competitors. For example, execution under DocGo’s medical transportation services contracts requires that an ambulance or other necessary fleet vehicle be available and within a certain proximity and the time of need and, if one is not, the customer will seek alternative options. Furthermore, certain of DocGo’s contracts will expire during each fiscal period, and DocGo may be required to seek renewal of these contracts through a formal bidding process that often requires written responses to a request for proposal. Even if DocGo is successful renewing the contract, it may contain terms that are not as favorable to DocGo as its current contracts. There can be no assurances that DocGo will successfully retain its existing contracts and any loss of contracts or reduction in services provided thereunder or under any renewal would have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo’s reliance on government contracts could adversely affect its business.

While DocGo’s government contract work has historically represented a small portion of its revenue, this work has recently increased, representing approximately less than 1% and 8.6% of DocGo’s revenue for the years ended December 31, 2019 and 2020, respectively, and maintaining and continuing to grow this revenue stream is an important part of DocGo’s growth strategy. However, government contract work is subject to significant risks and uncertainties. Only eligible parties can bid on and service most government contracts, which requires DocGo to comply with various statutes, rules, regulations and other governmental policies, including those related to wages, benefits, overtime, working conditions, equal employment opportunity, affirmative action and drug testing. If DocGo fails to comply with any of these requirements it may be suspended or debarred from government work or subject to various administrative sanctions and civil and criminal penalties and fines. Government contract work subjects DocGo to government audits, investigations, and proceedings, which can cause similar results if it is determined that a statute, rule, regulation, policy or contractual provision has been violated. Audits can also lead to adjustments to the amount of contract costs DocGo believes are reimbursable or the ultimate amount DocGo may be paid under the agreement.

Additionally, governments are typically under no obligation to maintain funding at any specific level, and funds for government programs can be eliminated with little or no notice. As a result, contracts with government agencies may only be partially funded or may be terminated, and DocGo may not realize all of the potential revenue from those contracts. Government contracts typically can be paused or canceled entirely at any time, in whole or in part, for the government’s convenience or for default with little or no prior notice. Under these circumstances, the contractor typically receives payment only for the lesser of the work completed or the amount authorized under the contract, but not the anticipated revenue and profit that would have been earned had the contract been completed. A temporary stoppage or delay or the complete cancellation of a project can create inefficiencies, such as leaving portions of DocGo’s fleet idle for a significant period of time, cause DocGo to lose some or all of its investment in the project or result in financial and other damages that DocGo may not be able to recover from the government. The timing of project awards, including expansions of existing projects, is also unpredictable and can involve complex and lengthy negotiations and competitive bidding processes. Other risks associated with government contracting include more extended collection cycles and heightened or unlimited indemnification obligations. Any failure to maintain and grow DocGo’s government contract revenues for one or more of these or any other reason could adversely affect DocGo’s business, financial condition and results of operations.

DocGo’s labor costs are significant and any inability to control those costs could adversely affect its business.

Labor costs are DocGo’s largest fixed cost, representing approximately 59.9% and 45.7% of its 2020 and 2019 revenues, respectively. DocGo competes with other healthcare providers in attracting these professionals, including EMTs, paramedics and nurses, to support its operations. In some markets, the lack of availability of clinical personnel has become a significant operating issue facing all healthcare providers. This shortage may require DocGo to continue to enhance wages and benefits to recruit and retain qualified personnel or to identify and contract with more expensive temporary personnel. DocGo also depends on the available labor pool of technology-skilled workers in certain of the markets in which it operates.

If DocGo’s labor costs increase, it may not be able to raise rates to offset these increased costs. Because a significant percentage of DocGo’s revenue consists of fixed, prospective payments, its ability to pass along increased labor costs is limited. In particular, if labor costs rise at an annual rate greater than its revenues, DocGo’s results of operations and cash flows will likely be adversely affected.

Any union activity that may occur within DocGo’s workforce in the future could contribute to increased labor costs. Certain proposed changes in federal labor laws and the National Labor Relations Board’s modification of its election procedures could increase the likelihood of employee unionization attempts. Although none of DocGo’s employees are currently represented by a collective bargaining agreement, to the extent a significant portion of its employee base unionizes, it is possible DocGo’s labor costs could increase materially. DocGo’s failure to recruit and retain qualified healthcare professionals, or to control labor costs, could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo’s inability to collect on its customer receivables or unfavorable shifts in payor mix could adversely affect its business.

The general practice in DocGo’s industry is to provide medical services in advance of payment and, in many cases, prior to any assessment of the patient’s ability to pay. DocGo ultimately bills a number of different payors, including private insurance, Medicare and Medicaid, the healthcare provider or facility and self-pay patients. These different payors typically have different billing, coding, documentation and other compliance requirements that DocGo must satisfy and any procedural deficiencies or incorrect or incomplete information could result in delays or partial or complete non-payment for the services DocGo rendered. Changes in payor mix, particularly those that increase the percentage of patients covered by lower paying government programs as compared to private insurance or that increase the percentage of self-pay patients, can reduce the amount DocGo receives for its services and adversely affect DocGo’s ability to collect on its receivables. The ability to bill and collect on certain accounts may also be limited by statutory, regulatory and investigatory initiatives such as restrictions on charges for out-of-network services or by private lawsuits, including those directed at healthcare charges and collection practices for uninsured and underinsured patients. Other factors that can adversely affect DocGo’s billing and collection efforts include general economic conditions, disputes between payors as to which party is responsible for payment, variation in coverage for similar services among various payors and the ability of individual patients to pay. In addition, DocGo recently internalized its billing and collection functions, services that were historically provided by third parties. Any transition of this nature carries significant risks and uncertainties and the failure of these departments to operate efficiently and effectively could cause periodic or prolonged disruptions to DocGo’s billing and collection efforts or create other unanticipated inefficiencies. These and other risks and uncertainties that impact DocGo’s ability to timely bill and collect on its receivables or the amount DocGo can charge for its services could adversely affect DocGo’s business, financial condition or results of operations.

DocGo may not accurately assess the costs it will incur under new revenue opportunities.

DocGo must accurately assess the costs it will incur in providing services in order to realize adequate profit margins and otherwise meet its financial and strategic objectives, particularly with respect to the expansion of its telehealth business. Increasing pressures from healthcare payors to restrict or reduce reimbursement rates at a time when the costs of providing medical services continue to increase make assessing the costs associated with the pricing of new contracts, as well as maintenance of existing contracts, and pricing new services that DocGo has not previously offered, more difficult. Starting new contracts and service offerings may also negatively impact cash flow as DocGo absorbs various expenses before it is able to bill and collect revenue associated with the new contracts or services. In addition, integrating new contracts, particularly those in new geographic locations, could prove more costly, and could require more management time, than DocGo anticipates. Any failure to accurately predict costs or to negotiate an adequate profit margin could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo may enter into large scale deployment of resources in response to a national emergency as a subcontractor to FEMA, which may adversely affect DocGo’s business.

DocGo does not believe that a FEMA deployment would adversely affect its ability to service its customers. DocGo is not contractually obligated to respond to FEMA requests. However, if management elects to participate, any significant FEMA deployment requires significant management attention and could reduce DocGo’s ability to pursue other opportunities and to pursue geographic expansion and its growth strategies, which could have an adverse effect on DocGo’s business, financial condition and results of operations.

Risks Related to DocGo’s Limited Operating History

DocGo’s limited operating history may make it difficult to evaluate its business, which may be unsuccessful.

DocGo has a limited operating history since its inception in 2015. As such, there is limited information on which to base an evaluation of its business and prospects. DocGo’s operations are subject to all of the risks inherent in the establishment of a recently formed business and its success may be limited by expenses, difficulties, inefficiencies, complications and delays, including the need for additional financing, challenges with the successful commercialization of its services and its geographic expansion, market and customer acceptance of its services and technologies, unexpected issues with federal or state regulatory authorities, competition from larger operations, uncertain intellectual property protection, fluctuations in expenses and dependence on corporate partners and collaborators. Any failure to successfully address these and other risks and uncertainties commonly associated with early stage companies could seriously harm DocGo’s business and prospects, and it may not succeed given the challenges it faces in the markets in which it operates or may choose to expand in the future. Additionally, the idea of providing healthcare transportation services with significant reliance on a mobile platform is novel, the telehealth industry is nascent and still evolving and there are no well-established companies offering the “last-mile” telehealth solutions that DocGo offers, all of which carries its own unique risks, including market and consumer acceptance and adoption. Any evaluation of DocGo’s business and its prospects must be considered in light of these factors and the other risks and uncertainties frequently encountered by companies in this early stage of development. No assurance can be given that DocGo will successfully navigate these issues or implement any of its growth strategies in a timely or effective manner, which would negatively impact DocGo’s business, financial condition and results of operations.

DocGo has a history of losses, expects its operating expenses to increase significantly in the foreseeable future and may not achieve or sustain profitability.

DocGo has experienced a net loss in each year since inception, including net losses of $15.1 million and $21.2 million for the fiscal years ended December 31, 2020 and December 31, 2019, respectively, and, as of December 31, 2020, DocGo had an accumulated deficit of $87.2 million. While DocGo has been able to generate revenues and believes its business strategy provides for predictable revenue streams in future periods, the business may not be able to increase revenues in future periods and may continue to incur net losses for some time as it continues to grow. It is difficult for DocGo to predict its future results of operations, and it expects its operating expenses to increase significantly over the next several years as it continues to expand its operations and infrastructure, acquire additional vehicles, hire additional personnel, make and integrate future acquisitions and invest in technology and research and development. In addition to the costs to grow its business, DocGo also expects to incur significant additional legal, accounting and other expenses as a newly public company. If DocGo fails to increase its revenue to offset the increases in its operating expenses, DocGo may not achieve or sustain profitability in the future.

If DocGo is unable to effectively manage its growth, its financial performance and future prospects will be adversely affected.

Since DocGo’s inception in 2016, it has experienced rapid growth in the United States and more recently, internationally in the United Kingdom, and its expects to continue to grow in the future. For example, DocGo’s revenues have grown from $30.9 in the year ended December 31, 2017 to $94.1 in the year ended December 31, 2020, and DocGo’s employee base has grown to more than 2,250 in just over four years. This growth has placed, and may continue to place, significant strain on DocGo’s management, its operational and financial infrastructure and its controls and procedures, which may not be adequate to support this growth or sustain further expansion in the future.

DocGo’s ability to effectively manage its growth has required and will continue to require it to expand and improve its operational and financial infrastructure, including its controls and procedures, and to retain, attract, train, motivate and manage employees, including qualified medical professionals, operations personnel and financial and accounting staff. Additionally, DocGo has needed to and will continue to need to integrate new technologies and acquisitions into its existing business and establish consistent policies across regions and functions. Achieving these goals has required DocGo to commit substantial financial, operational and technical resources, and DocGo expects these demands to persist, and very likely may increase, as it continues to grow in the future.

This expansion and increasing complexity of DocGo’s business has placed significant strain on its operations, personnel and systems and further growth in the future could restrict DocGo’s ability to develop and improve its operational, financial and management controls and enhance its reporting systems and procedures. If DocGo is not able to expand its operations and attract, train and retain additional qualified personnel in an efficient manner, DocGo’s operations and services will be adversely affected and its customers may choose one or more of its competitors. Additionally, DocGo’s failure to maintain or upgrade its technology infrastructure effectively to support its growth or otherwise maintain its technological competitive advantage could result in unanticipated system disruptions, slow response times, or an unsatisfactory customer experience. An inability to maintain effective management, financial and reporting systems, controls and procedures could adversely affect DocGo’s ability to provide timely and accurate financial information or result in a misstatement of account balances or disclosures. If DocGo is unable to effectively manage its recent or future growth, its operations may suffer, which would adversely affect DocGo’s business, financial condition and results of operations.

Risks Related to Technology

DocGo’s business depends on numerous complex information systems and any failure to successfully maintain these systems could adversely affect its business.

DocGo depends on complex, integrated information systems and standardized procedures for operational and financial information and its billing operations. DocGo may not have the necessary resources to enhance existing information systems or implement new systems where necessary to handle its volume and changing needs. For example, DocGo recently implemented new information systems and processes in connection with internalizing its billing and collection functions, services that were historically provided by third parties, and any failure of these systems could adversely affect DocGo’s ability to submit and collect claims in a timely manner or at all. DocGo also uses the development and implementation of sophisticated and specialized technology such as its platform to differentiate its services from its competitors and improve DocGo’s profitability.

DocGo may experience unanticipated delays, complications and expenses in implementing, integrating and operating its systems. Any system disruption can adversely affect DocGo’s ability to properly allocate resources and process billing information in a timely manner, which could result in customer dissatisfaction and delayed cash flow. While DocGo has disaster recovery systems and business continuity plans in place, any disruptions in its disaster recovery systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, limit DocGo’s capacity to effectively monitor and control its operations. The failure to successfully implement and maintain operational, financial and billing information systems could have an adverse effect on DocGo’s business, financial condition and results of operations.

DocGo’s dependence on the performance of its innovative platform and reliability of the Internet and similar infrastructures could adversely affect its business.

DocGo’s technology platform is one of its primary competitive advantages and its business depends in significant part on the performance and reliability of the Internet and other mobile infrastructures and communication systems to ensure access to and the functionality of its platform. Disruptions in Internet infrastructure or GPS signals or the failure of telecommunications network operators to provide DocGo with the bandwidth it needs to operate its platform and provide its services, whether as a result of power outage, telecommunications delay or failure, security breach or otherwise, could result in delays or interruptions and interfere with the speed and availability of DocGo’s platform. DocGo may also operate in jurisdictions that provide limited Internet connectivity, particularly as it expands into more rural areas and internationally. Internet access and access to a mobile device are frequently provided by companies with significant market power that could take actions that degrade, disrupt or increase the cost to access DocGo’s platform. In addition, DocGo has no control over the costs of the services provided by national telecommunications operators and if mobile Internet access fees or other charges to Internet users increase, consumer traffic may decrease. Any such failure in or disruptions to Internet or mobile device accessibility, even for a short period of time, could adversely affect DocGo’s business, financial condition and results of operations.

DocGo’s platform is highly technical and its failure to operate effectively could adversely affect DocGo’s business.

DocGo’s business and its competitive advantage are dependent upon its ability to maintain operation and functionality of its platform, which is a complex system composed of many interoperating components and incorporates both proprietary and open source software. The software and other components used in the platform may now or in the future contain undetected errors, bugs, vulnerabilities or limitations, some of which may only be discovered after the code has been released. These types of errors, misconfigurations of its systems, and unintended interactions between systems or other limitations could result in platform downtime impacting the availability of DocGo’s services. In addition, updates or expansions to DocGo’s platform of the software it relies upon may inadvertently cause interruptions in the availability or functionality of the technology. DocGo also relies on co-located data centers for the operation of its platform and, if one or more of these data centers fail, DocGo’s platform may not operate effectively or at all. If sustained for more than a brief period of time or repeated, these outages or other failures could, among other things, reduce the utility or attractiveness of DocGo’s platform to users, expose DocGo to liability if a patient’s health is adversely affected, result in negative publicity or damage DocGo’s reputation, cause DocGo to fail to comply with certain federal, state or foreign reporting obligations, and have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo relies on third-party mobile operating systems and application marketplaces to make its platform available and any failure to effectively operate across these operating systems and within these marketplaces could adversely affect DocGo’s business.

One of the most important features of DocGo’s platform is its broad interoperability with and availability on a range of devices, operating systems and third-party applications, including iOS and Android and their respective application marketplaces. DocGo does not have any control over these third-party operating systems and technologies or their respective marketplaces and there can be no assurances that these third parties will maintain their current structures. DocGo may also not be successful in developing or maintaining relationships with key participants in the mobile industry and there is no certainty that one or more will not change the fees to list DocGo’s platform for download. Further, as new mobile devices and mobile platforms are released, there is no guarantee that all mobile devices will continue to support DocGo’s platform or effectively roll out any updates. Any changes in these technologies, operating systems or marketplaces or the emergence of new alternatives that degrade the functionality of DocGo’s platform, increase the cost of using DocGo’s platform or make DocGo’s platform more difficult to access or otherwise unavailable could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo reliance on third-party service providers could adversely affect its business.

DocGo’s success depends in part on its integrations and relationships with third-party service providers, particularly third-party providers of technology related services. DocGo also uses a combination of third-party cloud computing services and co-located data centers in the United States and in the United Kingdom, including those of Amazon Web Services, over which DocGo has no control. These third-party operations, services and co-located data centers may experience disruptions, including break-ins, computer viruses, denial-of-service attacks and other misconduct and may be vulnerable to damage or interruption from power loss, telecommunications failures, fires, floods, earthquakes and similar events. DocGo’s systems do not provide complete redundancy of data storage or processing, and as a result, the occurrence of these or other similar events, a decision by the third-party service providers to cease providing a service or close a co-located data center without adequate notice, or other unanticipated problems may result in DocGo’s inability to service data reliably or require it to find an alternative or migrate its data to a new on-premises data center or cloud computing service. Additionally, the contracts pursuant to which the service is provided, including the co-located data center facility agreements, can be of limited durations, and the third-party generally has no obligation to renew their agreements with DocGo, whether on commercially reasonable terms or at all. These agreements can often be terminated on short notice. DocGo may not be able to easily switch to another service or cloud or data center provider in the event of any disruptions or interference to the services it uses, and even if it does, other providers are subject to the same risks and may not be available on commercially reasonable terms or at all. Any need to change a service provider or find a new cloud or data center could be time consuming and costly and may result in the loss of data and significantly interrupt the functionality of DocGo’s platform and its ability to provide its services. Further, any negative publicity related to any of DocGo’s third-party partners, including any publicity related to quality standards or safety concerns, could similarly affect DocGo’s reputation and brand, and could potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks related to DocGo’s reliance on third-party services providers could have a material adverse effect on its business, financial condition and results of operations.

DocGo reliance on third-party software, including open source software, could adversely affect its business.

DocGo’s success depends in part on its integrations and relationships with third-party software providers and expects that DocGo will continue to do so in the future in connection with the development and expansion of DocGo’s offerings and technologies. For example, DocGo’s use of Google Waze for the mapping and traffic function is critical to the functionality of its ShareLink technology. DocGo does not believe that an alternative mapping solution exists that can provide the scale and functionality that DocGo requires to offer these features in all of the markets in which it operates or may expand. DocGo also relies on third-party encryption and authentication technologies licensed from third parties that are designed to securely transmit electronic medical records and other personal patient information. DocGo uses third-party software internally as well, including for communication purposes. If these third parties cease to provide access to the software that DocGo uses, if it is not available on terms that DocGo believes to be reasonable, or it is not available in the most current version, DocGo may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all. Some of DocGo’s technology partners may also take actions which disrupt the utility of the software to DocGo or the interoperability of DocGo’s platform with their own products or services, or exert strong business influence on DocGo’s ability to, and the terms on which it, operates and distributes it platform. Additionally, third-party services and products are constantly evolving, and DocGo may not be able to modify its operations or platform to assure its compatibility with that of other third parties following development changes. DocGo’s third-party licenses are typically non-exclusive and its competitors may obtain the right to use any of the technology covered by these licenses to compete directly with it. If any of DocGo’s technology partners limit access or modify their products, standards or terms of use in a manner that degrades the functionality or performance of DocGo’s platform, that is otherwise unsatisfactory or adverse to DocGo, or that gives preferential treatment to competitive products or services, DocGo’s business, financial condition and results of operations could be adversely affected.

DocGo also uses third-party open source software in connection with its business and the development and operation of its platform, which carries its own unique risks. From time to time, companies that use third-party open source software have faced claims of ownership or challenging the use of such open source software and their compliance with the terms of the applicable open source license. Some open source licenses require end-users who distribute or make available across a network software and services that include open source software to make available all or part of such software, which in some circumstances could include valuable proprietary code, meaning DocGo’s ability to protect its intellectual property rights in such software source code may be limited or lost entirely and DocGo would not be able to prevent competitors or others from using the code and developing competing technologies. While DocGo employs practices designed to monitor its compliance with third-party open source software licenses and to protect its valuable proprietary source code, DocGo has not run a complete open source license review and may inadvertently use third-party open source software in a manner that exposes it to claims of non-compliance with the applicable license terms, including claims for infringement of intellectual property rights or for breach of contract. Furthermore, there is an increasing number of different types of open-source software licenses, most of which have not been tested in a court of law, resulting in a significant absence of guidance regarding the proper legal interpretation of these licenses. If DocGo was to receive a claim of non-compliance with the terms of any of its open source licenses, it may be required to publicly release some or all of its proprietary source code or expend substantial time and resources to re-engineer some or all of its software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise DocGo’s platform. Any of the foregoing or other risks related to the use of open source software could have an adverse effect on DocGo’s business, financial condition and results of operations.

Security breaches, loss of data and other disruptions could compromise sensitive business, customer or patient information or prevent DocGo from accessing critical information and expose it to liability, which could adversely affect DocGo’s business.

DocGo is highly dependent on information technology networks and systems, including on-site systems, managed data center systems and cloud-based computing center system, to securely process, transmit and store sensitive data and information, such as protected health information (“PHI”) and other types of personal data or personally identifiable information (“PII”) relating to its employees, customers, patients and other confidential or proprietary business information. Computer malware, viruses, spamming, and phishing attacks have become more prevalent, have occurred on DocGo’s systems in the past, and may occur on DocGo’s systems in the future. Various other factors may also cause system failures, including power outages, catastrophic events, inadequate or ineffective redundancy, issues with upgrading or creating new systems or platforms, flaws in third-party software or services, errors or intentional acts by DocGo’s employees or third-party service providers, or breaches in the security of these systems or platforms. These and other issues can create system disruptions, shutdowns or unauthorized access to or disclosure or modifications of such sensitive data or information, including PHI or PII. DocGo also utilizes third-party service providers for important aspects of the collection, storage, processing and transmission of this sensitive information and therefore is dependent on these third parties to similarly manage cybersecurity risks.

Because of the sensitivity of the PHI, other PII and other sensitive information DocGo and its service providers collect, store, transmit, and otherwise process, the security of DocGo’s technology platform and other aspects of its services, including those provided or facilitated by DocGo’s third-party service providers, are important to DocGo’s operations and business strategy. DocGo takes certain administrative, physical and technological safeguards to address these risks, such as by requiring contractors and other third-party service providers who handle this PHI, other PII and other sensitive information to enter into agreements that contractually obligate them to use reasonable efforts to safeguard such PHI, other PII, and other sensitive information. DocGo is also in the process of upgrading its systems to be ISO 27001 and Service Organization Controls (SOC) 2 compliant. Measures taken to protect DocGo’s systems, those of its contractors or third-party service providers, or the PHI, other PII, or other sensitive information DocGo or contractors or third-party service providers process or maintain, may not adequately protect DocGo from the risks associated with the collection, storage, processing and transmission of such sensitive data and information. Additionally, updates or upgrades to system, including those currently underway with respect to ISO 27001 and SOC 2 compliance, are time-consuming and effective, may not operate as designed and could create new inefficiencies or vulnerabilities. DocGo may also be required to expend significant capital and other resources to address problems caused by security breaches. Despite DocGo’s implementation of security measures, cyber-attacks are becoming more sophisticated and frequent. As a result, DocGo or its third-party service providers may be unable to anticipate these techniques or to implement adequate protective measures. If DocGo is unable to earn and maintain necessary certifications, including ISO 27001 and SOC 2 compliance, it could result in reputational harm, customer churn and adversely affect DocGo’s ability to provide its services.

A security breach or privacy violation that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, patient information, including PHI or other PII, or other sensitive information DocGo or its contractors or third-party service providers maintain or otherwise process, could harm DocGo’s reputation, compel it to comply with breach notification laws, cause it to incur significant costs for remediation, fines, penalties, notification to individuals and for measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, and require DocGo to verify the accuracy of database contents, resulting in increased costs or loss of revenue. If DocGo is unable to prevent or mitigate such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that DocGo has been unable to do so, its operations or the functionality of its innovative technology could be disrupted, it may be unable to provide access to its systems, and it could suffer a loss of customers, and it may as a result suffer loss of reputation, adverse impacts on customer, consumer and investor confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and other inappropriate access to, or acquisition or processing of, information can be difficult to detect, and any delay in identifying such incidents or in providing any notification of such incidents may lead to increased harm.

Any such breach or interruption of DocGo’s systems or those of any of its third-party service providers could compromise DocGo’s networks or data security processes and sensitive information could be made inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such interruption in access, improper access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of member information or other personal information, such as the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their implementing regulations and related rules (collectively, “HIPAA”), and regulatory penalties. See the section of this proxy statement/consent solicitation statement/prospectus titled “Description of DocGo’s Business — Regulatory Matters.” Unauthorized access, loss or dissemination could also disrupt DocGo’s operations, including its ability to perform its services, access customer and patient health information, collect, process, and prepare company financial information, and provide information about DocGo’s current and future services. Any such breach could also result in the compromise of DocGo’s trade secrets and other proprietary information, which could adversely affect DocGo’s business and competitive position. While DocGo maintains insurance covering certain security and privacy damages and claim expenses, it may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

As of the date of this filing, DocGo has not been impacted by any security breaches to its technology platform, including its on-site systems, managed data center systems and cloud-based computing center system.

Other Risks Related to DocGo’s Business

DocGo depends on its key management personnel.

DocGo’s success depends to a significant degree upon the contributions of certain key management personnel including, but not limited to, its founder Stan Vashovsky and the other individuals listed in “Management of DocGo After the Merger” included elsewhere in this proxy statement/consent solicitation statement/prospectus. If any of DocGo’s key management personnel were to cease employment with it, DocGo’s operating results could suffer. DocGo’s ability to retain its key management personnel or to attract suitable replacements should any member(s) of its management team leave is dependent on the culture the leadership team fosters and on the competitive nature of the employment market, particularly in a heavily regulated industry like that of DocGo. DocGo does not have key management life insurance that would provide it with proceeds in the event of death or disability of any of its key management personnel. The loss of services from key management personnel or any inability to find a suitable replacement should there be turnover at those positions could materially and adversely affect DocGo’s business, financial condition and results of operations.

DocGo’s inability to successfully recruit, train and retain qualified healthcare professionals could adversely affect it business.

The pool of qualified healthcare professionals, including EMTs, paramedics and nurses, available to staff DocGo’s broad spectrum of contracts and customer needs is limited and DocGo invests significant resources in to attract, train and retain these professionals. There is a relatively high rate of turnover in health care professional positions and, with DocGo’s expansion, its requirements in these positions have increased significantly. A significant number of employees have joined DocGo in recent years as it has grown and DocGo’s success is dependent on its ability to maintain and instill its culture, align its talent with its business needs, engage its employees and inspire them to be open to change, to innovate and to maintain a customer-driven focus when delivering its services. As such, DocGo’s ability to recruit, train and retain a sufficient number of qualified healthcare professionals has a direct impact on its operations.

DocGo has, from time to time, experienced, and it expects to continue to experience, difficulty in hiring and retaining healthcare professionals with appropriate qualifications, a difficulty that is amplified by the scope of the geographic and demographic diversity of the markets in which DocGo operates or may expand into in the future. Moreover, DocGo’s customers, including the healthcare providers with which it partners, have increasingly demanded a greater degree of specialized skills, training and experience in the healthcare professionals providing services under their contracts, which also decreases the number of healthcare professionals who may be qualified to staff certain of DocGo’s contracts. DocGo competes with other companies to recruit and retain these qualified healthcare professionals, including DocGo’s direct competitors, government and private emergency and first responders as well as healthcare providers, including DocGo’s partners and customers. Competition to fill these positions can be even greater in certain geographic regions, including more rural or economically depressed areas. In addition, the COVID-19 pandemic has significantly increased the demand for healthcare professionals in all regards, which makes it more difficult for DocGo to attract and retain the necessary qualified professionals. If DocGo is unable to attract, train and retain highly qualified healthcare professions, or if turnover rates are higher than it anticipates, it could have an adverse effect on DocGo’s business, financial condition and results of operations.

DocGo’s failure to protect or enforce its intellectual property rights could adversely affect its business.

DocGo’s success is dependent in part upon protecting its intellectual property rights and technology, including code, information, data, processes and other forms of information, knowhow and technology. DocGo relies on a combination of patents, copyrights, trademarks, service marks, trade secret laws and contractual restrictions to establish and protect its intellectual property. DocGo also enters into confidentiality and invention assignment agreements with its employees and consultants and enters into confidentiality agreements with certain of its third-party providers and strategic partners. However, these and other steps DocGo takes to protect its intellectual property may not be sufficient or effective.

Many intellectual property protections do not prevent competitors or others from independently developing technologies that are substantially equivalent or superior to DocGo’s offerings. Further, it may still be possible for competitors and other unauthorized third parties to copy DocGo’s technology and use its proprietary information to create or enhance competing platforms, solutions and services. DocGo also enters into strategic partnerships, joint development and other similar agreements with third parties where intellectual property arising from such partnerships may be jointly-owned or may be transferred or licensed to the counterparty. These arrangements may limit DocGo’s ability to protect, maintain, enforce or commercialize such intellectual property rights, including requiring agreement with or payment to the joint development partners before protecting, maintaining, licensing or initiating enforcement of such intellectual property rights, and may allow such joint development partners to register, maintain, enforce or license such intellectual property rights in a manner that may affect the value of the jointly-owned intellectual property or DocGo’s ability to compete in the market. As DocGo expands its international activities, its exposure to unauthorized use, copying, transfer and disclosure of proprietary information will likely increase as the laws of some countries do not provide the same level of intellectual property protection as do the laws of the United States and effective intellectual property protections may not be available or may be limited and harder to enforce in some jurisdictions.

DocGo may be required to spend significant resources in order to monitor and protect its intellectual property rights, and some violations may be difficult or impossible to detect. And, even if DocGo does detect violations of its intellectual property rights, it may need to engage in litigation or other actions to enforce its rights. Any enforcement efforts, and litigation in particular, could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of DocGo’s intellectual property. DocGo’s efforts to enforce its intellectual property rights may also be met with defenses, counterclaims and countersuits attacking the validity and enforceability of its intellectual property rights. DocGo’s inability to protect its proprietary technology against unauthorized copying or use, as well as any costly litigation or extensive enforcement activities, could impair the functionality of DocGo’s platform, delay introductions of enhancements to the platform, result in DocGo’s substituting inferior or more costly technologies into its platform, harm DocGo’s reputation or brand and otherwise have a material adverse effect on its business, financial condition and results of operations.

Claims by others that DocGo infringed their proprietary technology or other intellectual property rights could adversely affect DocGo’s business.

From time to time third parties may assert claims of infringement of intellectual property rights against DocGo. In addition, third parties have sent DocGo correspondence regarding various allegations of intellectual property infringement. DocGo incorporates technology from third parties into its platform and, as such, cannot be certain that these licensors are not infringing the intellectual property rights of others or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which DocGo may operate. As DocGo gains an increasingly higher public profile, DocGo expects the possibility of these and other types of intellectual property rights claims against it will grow. Although DocGo believes that it has meritorious defenses, there can be no assurance that DocGo will be successful in defending against these and future allegations or in reaching a business resolution that is acceptable to DocGo.

Many potential litigants, including some of DocGo’s competitors and patent-holding companies, have the ability to dedicate substantial resources to assert their intellectual property rights. Any claim of infringement by a third party, even those without merit, could be costly, time consuming and a significant distraction to management. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, DocGo could risk compromising its confidential information during this type of litigation. With respect to any intellectual property rights claim, DocGo may have to negotiate a license to continue operations found to be in violation of such rights, and these licenses may not be available on favorable or commercially reasonable terms or at all. DocGo may be required to pay substantial damages, royalties or other fees in connection with a claimant securing a judgment against it, DocGo may be subject to an injunction or other restrictions that prevent it from using the relevant intellectual property, or DocGo may determine it is prudent to agree to a settlement that restricts DocGo’s operations or its use of certain intellectual property, any of which could adversely affect DocGo’s business, financial condition and results of operations.

If DocGo is unable to successfully develop new offerings and technologies or adapt to rapidly changing technology and industry standards or changes to regulatory requirements, DocGo’s business could be adversely affected.

Technology, including the mobile technologies DocGo utilizes on its innovative platform, is characterized by rapid change, evolving industry standards and changing regulatory requirements. This constant evolution may reduce the utility or effectiveness of DocGo’s technology or render its business model or platform noncompetitive or obsolete. DocGo’s continued success and growth depend in part upon its ability to anticipate these challenges and to innovate by enhancing its platform and other technologies and developing and successfully implementing updates and new features to keep pace with these ever-changing and increasingly sophisticated demands.

New technology introductions and platform updates can be complex and expensive as they require significant planning, design, development and testing. DocGo may find it difficult or costly to update its platform and its service offerings and to develop new services quickly enough to work effectively with new or changed technologies, to keep the pace with evolving industry standards or to meet customers’ needs. In addition, DocGo’s industry may be slow to accept DocGo’s use of technology because of, among other things, general unfamiliarity of healthcare providers with new technologies and the wide disparity of technology used in the industry, including with respect to electronic medical records. As a result, any new technologies or platform updates that DocGo may develop may not be successful for a number of years, if at all. If DocGo is unable to successfully develop new services or enhance or update its platform and existing services to meet these challenges, its business, financial condition and results of operations may be adversely affected.

DocGo’s marketing efforts to help grow its business, including its recent rebrand, may not be effective.

Promoting awareness of DocGo’s brand, innovative technology and services is important to its ability to grow its business and to attract and retain customers, and these efforts can be costly. DocGo believes that much of the growth in its business is in part attributable to its marketing initiatives. DocGo’s marketing initiatives may become increasingly expensive and generating a meaningful return on those initiatives may be difficult. Even if DocGo successfully increases revenue as a result of its paid marketing efforts, it may not offset the additional marketing expenses it incurs. Any factor that diminishes DocGo’s reputation or that of its brands, including adverse publicity or failing to meet the expectations of customers, could make it substantially more difficult for DocGo to attract new customers. If these marketing efforts are not successful, DocGo’s business, financial condition and results of operations could be adversely affected.

Additionally, in January 2021, the company rolled-out a new corporate name — DocGo — while continuing to use the Ambulnz brand for its healthcare transportation services. This process carries additional risk and requires time and expense. DocGo may lose customers if they do not respond favorably to the new brand or fail to recognize the new brand as a continuation of the same business and platform. DocGo may also lose potential new customers who may have been familiar with the company, but are not yet aware of DocGo. The change may also impede the company’s ability to attract new qualified personnel if candidates do not recognize the new name. The rebranding will also increase costs. Any unforeseen costs, lack of success or loss of current or potential new customers related to the corporate name change could adversely effect DocGo’s business, financial condition and results of operations.

DocGo could be subject to lawsuits for which it does not have sufficient reserves.

Healthcare providers and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories such as negligent hiring, supervision and credentialing. Similarly, healthcare transportation services can result in lawsuits related to vehicle collisions and personal injuries, patient care incidents or mistreatment and employee job-related injuries. Moreover, in the normal course of DocGo’s business, it is involved in lawsuits, claims, audits and investigations, including those arising out of its billing practices, employment disputes, contractual claims and other business disputes for which DocGo may have no insurance coverage, and which are not subject to actuarial estimates. Some of these lawsuits may involve large claim amounts and substantial defense costs.

Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, which may or may not be covered by DocGo’s existing insurance, or require DocGo to modify its services or require it to stop serving certain customers or geographies, all of which could negatively impact its existing business and its ability to grow. DocGo may also become subject to periodic audits, which would likely increase its regulatory compliance costs and may require it to change its business practices or the scope of its operations. Managing legal proceedings, litigation and audits, even if DocGo achieves favorable outcomes, is time-consuming and diverts management’s attention from DocGo’s day-to-day business. The outcome of these matters or future claims and disputes are difficult to predict and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that DocGo’s expectations will prove correct, and even if these matters are resolved in its favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could have a material effect on DocGo’s results of operations in the period when it identifies the matter, and could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo is subject to a variety of federal, state and local laws and regulatory regimes, including a variety of labor laws and regulations, and changes to or the failure to comply with these laws and regulations could adversely effect DocGo’s business.

DocGo is subject to various federal, state, and local laws and regulations including the Employee Retirement Income Security Act of 1974 (“ERISA”) and regulations promulgated by the Internal Revenue Service (“IRS”), the U.S. Department of Labor and the Occupational Safety and Health Administration. DocGo is also subject to a variety of federal and state employment and labor laws and regulations, including the Americans with Disabilities Act, the Federal Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, and other regulations related to working conditions, wage-hour pay, overtime pay, family leave, employee benefits, antidiscrimination, termination of employment, safety standards and other workplace regulations. Compliance with these and other applicable laws and regulations can be time-consuming and costly. Failure to properly adhere to these and other applicable laws and regulations could result in investigations, the imposition of penalties or adverse legal judgments by public or private plaintiffs. Changes to these laws and regulations can also increase costs and require DocGo to commit additional resources to compliance. For example, raising the federal minimum wage or the minimum wage within a state where DocGo has significant operations, which has been and continues to be a subject of on-going discussions in Washington, D.C. and other U.S. state capitals, could significantly increase DocGo’s selling, general and administrative expenses. Changes to or any failure to comply with applicable laws and regulations could have a material adverse effect on DocGo’s business, financial condition and results of operations. See also “— Risks Related to Healthcare Regulation.”

DocGo’s insurance coverage, including the reserves DocGo establishes with respect to its insurable losses, could adversely affect its business.

In connection with DocGo’s insurance programs, management establishes reserves for losses and related expenses within its self-insured retention limits, which represent estimates involving actuarial and statistical projections, at a given point in time, of DocGo’s expectations of the ultimate resolution and administration costs of losses it has incurred in respect of its liability risks. Insurance reserves inherently are subject to uncertainty. DocGo’s reserves are based on historical claims, demographic factors, industry trends, severity and exposure factors and other actuarial assumptions. The actuarial projections include studies of projected ultimate losses on an annual basis and provides quarterly updates to those projections. DocGo uses these actuarial estimates to determine appropriate reserves. DocGo’s reserves could be significantly affected if current and future occurrences differ from historical claim trends and expectations. While DocGo monitors claims closely when it estimates reserves, the complexity of the claims and the wide range of potential outcomes may hamper timely adjustments to the assumptions DocGo uses in these estimates. Actual losses and related expenses may deviate, individually and in the aggregate, from the reserve estimates reflected in DocGo’s consolidated financial statements. If DocGo determines that its estimated reserves are inadequate, it will be required to increase reserves at the time of the determination, which would reduce DocGo’s earnings in the period in which the deficiency is determined and could have a material adverse effect on DocGo’s business, financial condition and results of operations.

Some of DocGo’s insurance coverage is through various third party insurers. To the extent DocGo holds policies to cover certain groups of claims or relies on insurance coverage obtained by third parties to cover such claims, DocGo may still be responsible for losses. This could occur for a variety of reasons, including if DocGo or such third parties did not obtain sufficient insurance limits, did not buy an extended reporting period policy, where applicable, or the issuing insurance company is unable or unwilling to pay such claims. Furthermore, for DocGo’s losses that are insured or reinsured through commercial insurance companies, it is subject to the “credit risk” of those insurance companies. In addition, professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as DocGo expands the geographies in which it does business. As a result, adequate professional liability insurance may not be available to it in the future at acceptable costs or at all. While DocGo believes its commercial insurance company providers are creditworthy, there can be no assurance that such insurance companies will remain so in the future, and any failure of DocGo’s insurance coverage to adequately cover any losses could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo is required to make capital expenditures in order to remain compliant and competitive.

DocGo’s capital expenditure requirements primarily relate to maintaining, growing and upgrading its vehicle fleet and medical equipment to serve its customers and remain competitive. The aging of DocGo’s vehicle fleet requires it to make regular capital expenditures, including to lease newer replacement vehicles, to maintain its current level of service. DocGo’s net capital expenditures totaled $6.6 million and $2.0 million in the years ended December 31, 2020 and 2019, respectively. In addition, changing competitive conditions or the emergence of any significant advances in medical technology could require DocGo to invest significant capital in additional equipment or capacity in order to remain competitive. DocGo is also required to commit sufficient capital to acquiring the necessary infrastructure when it expands into new geographies. If DocGo is unable to fund any such investment or otherwise fail to invest in new vehicles, medical equipment or other infrastructure, its business, financial condition or results of operations could be materially and adversely affected.

DocGo’s international operations subject it to additional risks that could adversely affect its business.

DocGo currently provides healthcare transportation services in the United Kingdom and intends to further expand its operations and services internationally, which subject DocGo to regulatory, economic, political and other events and uncertainties in these foreign jurisdictions. In addition to the risks discussed elsewhere herein that are common to DocGo’s operations more generally, DocGo faces additional risks specific to its international operations, including but not limited to:

•        political, social, economic and financial instability, including wars, civil unrest, acts of terrorism and other conflicts;

•        difficulties and increased costs in developing, staffing and simultaneously managing a large number of varying foreign operations as a result of distance, language and cultural differences;

•        restrictions and limitations on the transfer or repatriation of funds and fluctuations in currency exchange rates;

•        complying with varying legal and regulatory environments in multiple foreign jurisdictions, including privacy laws such as the E.U. General Data Protection Regulation;

•        laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses;

•        potential for privatization and other confiscatory actions; and

•        other dynamics in international jurisdictions, any of which could result in substantial additional legal or compliance costs, liabilities or obligations for DocGo or could require it to significantly modify its current business practices or even exit a given market.

Foreign operations bring increased complexity and the costs of managing or overseeing foreign operations, including adapting and localizing services or systems to specific regions and countries, can be material. Further, international operations carry inherent uncertainties regarding the effect of local or domestic actions, such as the unpredictable impact of the United Kingdom’s exit from the European Union (Brexit) and the uncertainty regarding how the agreements reached will operate, any of which could be material. International operations also carry financial risks such as those related to fluctuations in foreign currency exchange rates and disparate tax laws. These and other risks related to DocGo’s existing or future foreign operations, or the associated costs or liabilities, could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo’s business could be materially and adversely affected by natural disasters, other catastrophic events, acts of war or terrorism, cybersecurity incidents, and/or other acts by third parties.

DocGo and its customers depend on the ability of its business to run smoothly, including the ability of its fleet of ambulances, which are often needed in times of emergency, to transport patients. Any material disruption caused by natural disasters, including, fires, floods, hurricanes, volcanoes, and earthquakes; power loss or shortages; environmental disasters; telecommunications or business information systems failures; acts of war or terrorism; viral outbreaks and other similar epidemics; cybersecurity incidents; and other actions by third parties and other similar disruptions could cause DocGo to lose critical data and services and otherwise adversely affect DocGo’s ability to conduct business. Even with disaster recovery arrangements, DocGo’s services could be interrupted and DocGo’s insurance coverage may not compensate it for losses that may occur in the wake of such events. If any disruption results in the destruction of some or all of DocGo’s fleet, significant disruption to DocGo’s business, contributes to a general decrease in local, regional or global economic activity or otherwise impairs DocGo’s ability to meet customer demands, or if DocGo is not able to develop or execute on an adequate recovery plan in such circumstances, DocGo’s business, financial condition and results of operations could be materially adversely affected.

DocGo’s ability to utilize its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020 and 2019, DocGo had aggregate federal and state net operating loss carryforwards of approximately $76.7 million and $61.6 million, respectively. As of December 31, 2020 and 2019, DocGo had approximately $41,515 and $0.6 million of foreign net operating loss carryforwards, respectively. The federal, state and foreign net operating loss carryforwards generated in the tax years from 2015 to 2020 will begin to expire, if not utilized, by 2039. DocGo’s unused losses generally carry forward to offset future taxable income, if any, until such unused losses expire. DocGo may be unable to use these losses to offset income before such unused losses expire. However, U.S. federal net operating losses generated in 2019 and forward are not subject to expiration and, if not utilized by fiscal 2021, are only available to offset 80% of taxable income each year due to changes in tax law attributable to the passage of Tax Cuts and Jobs Act. In addition, if a corporation undergoes an “ownership change” — generally defined as a greater than 50% cumulative change in the equity ownership of certain shareholders over a rolling three-year period — under Section 382 of the Internal Revenue Code, DocGo’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset future taxable income or taxes may be limited. Although the Merger will not constitute such an ownership change, DocGo may experience ownership changes in the future as a result of changes in its stock ownership, some of which may not be within DocGo’s control, which could materially reduce or eliminate DocGo’s ability to use these losses or tax attributes to offset future taxable income or tax and have an adverse effect on its business, financial condition and results of operations.

Changes in accounting rules, assumptions or judgments could materially and adversely affect DocGo.

Accounting rules and interpretations for certain aspects of DocGo’s financial reporting are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of DocGo’s financial statements. Furthermore, changes in accounting rules and interpretations or in DocGo’s accounting assumptions or judgments, such as asset impairments and contingencies, are likely to significantly impact its financial statements. In some cases, DocGo could be required to apply a new or revised standard retroactively, resulting in restating financial statements from prior period(s). Any of these circumstances could have a material adverse effect on DocGo’s business, financial condition and results of operations. For additional information, see the financial statements of DocGo and related footnotes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

DocGo’s internal control over financial reporting may not be effective and its independent registered public accounting firm may not be able to certify as to their effectiveness, which could adversely affect DocGo’s business.

As a public company, DocGo will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in its quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. DocGo expects to be an emerging growth company following completion of the Merger and, as such, its independent registered public accounting firm will not be required to formally attest to the effectiveness of its internal control over financial reporting pursuant to Section 404 until the date DocGo are no longer an emerging growth company. At such time, DocGo’s independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which DocGo’s controls are documented, designed or operating.

To comply with the requirements of being a public company, DocGo may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert management’s attention from other matters that are important to the operation of DocGo’s business. If DocGo identifies material weaknesses in its internal control over financial reporting or is unable to comply with the requirements of Section 404 or assert that its internal control over financial reporting is effective, or if DocGo’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when such disclosure is required, investors may lose confidence in the accuracy and completeness of DocGo’s financial reports and the market price of its common stock could be negatively affected, and DocGo could become subject to investigations by the SEC or other regulatory authorities, any of which could have an adverse effect on DocGo’s business, financial condition and results of operations.

Risks Related to Healthcare Regulation

DocGo conducts business in a heavily regulated industry and any failure to comply with these laws and government regulations could require DocGo to make significant changes to its operations and could have a material adverse effect on its business, financial condition, and results of operations.

The U.S. healthcare industry is heavily regulated and closely scrutinized by federal and state governments. Comprehensive statutes and regulations govern the manner in which DocGo provides and bills for its services and collects reimbursement from governmental programs and private payors, its relationship with its providers, vendors and clients, its marketing activities and other aspects of its operations. Of particular importance are:

•        the federal False Claims Act that imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly making, or causing to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits;

•        the federal Civil Monetary Penalties Law prohibits, among other things, the offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies;

•        reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

•        a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments;

•        federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered;

•        the criminal healthcare fraud provisions of HIPAA that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. HIPAA also imposes certain regulatory and contractual requirements regarding the privacy, security and transmission of PHI. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•        federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to provide professional healthcare services, to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs, as well as state insurance laws;

•        the federal Anti-Kickback Statute that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. Remuneration has been interpreted broadly to be anything of value, and could include compensation, discounts or free marketing services. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•        similar state law provisions pertaining to false claims, self-referral and anti-kickback issues, some of which may apply to items or services reimbursed by any third party payor, including commercial insurers or services paid out-of-pocket by patients;

•        the federal physician self-referral law under Section 1877 of the Social Security Act, commonly referred to as the Stark Law, that, unless one of the statutory or regulatory exceptions apply, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibit the entity from billing Medicare or Medicaid for such designated health services. Failure to refund amounts received as a result of a prohibited referral on a timely basis may constitute a false or fraudulent claim and may result in civil penalties and additional penalties under the federal False Claims Act noted below;

•        state laws that prohibit general business corporations, such as DocGo, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians;

•        the Federal Trade Commission Act and federal and state consumer protection, advertisement and unfair competition laws, which broadly regulate marketplace activities and activities that could potentially harm consumers; and

•        laws that regulate debt collection practices.

DocGo’s ability to provide its services internationally is subject to the similar laws and regulations in those jurisdictions and the interpretation of these laws is evolving and varies significantly from country to county. As in the United States, many of these laws and regulations are enforced by governmental, judicial and regulatory authorities with broad discretion. Although similar to their U.S. counterparts in the subject matters addressed, these foreign laws may be very different in what is required of the business and how they regulate the underlying activities. DocGo cannot be certain that its interpretation of such laws and regulations are correct in how its structures its operations, its arrangements with its healthcare provider partners, services agreements and customer arrangements.

Many of these laws and regulations are complex, broad in scope and have few or narrowly structured exceptions and safe harbors. Often DocGo is required to fit certain activities within one of the statutory exceptions and safe harbors available and it is possible that some of DocGo’s current or future business activities could be subject to challenge under one or more of such laws. Achieving and sustaining compliance with these laws can be time-consuming, requires the commitment of significant resources and may prove costly. The risk of DocGo being found in violation of these laws and regulations is increased by the fact that many of these laws and regulations have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. DocGo’s failure to accurately anticipate the application of these laws and regulations to its current or future business or any other failure or alleged failure to comply with legal or regulatory requirements could create liability for DocGo and negatively affect its business. Any action against DocGo for violation of these laws or regulations, even if DocGo successfully defends against it, could cause DocGo to incur significant legal expenses, divert management’s attention from the operation of the business and result in adverse publicity.

Enforcement officials have a number of mechanisms to combat regulatory compliance, fraud and abuse, and if DocGo fails to comply with applicable laws and regulations, it could suffer civil or criminal penalties, including fines, damages, recoupment of overpayments, loss of licenses needed to operate, loss of enrollment status and approvals necessary to participate in Medicare, Medicaid and other government and private third-party healthcare and payor programs, and exclusion from participation in Medicare, Medicaid and other government healthcare programs. Investors, officers and managing employees associated with entities found to have committed healthcare fraud may also be excluded from participation in government healthcare programs. In addition, because of the potential for large monetary exposure, criminal liability and negative publicity, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement.

DocGo believes that its business operations materially comply with applicable healthcare laws and regulations. However, some of the healthcare laws and regulations applicable to DocGo are subject to limited or evolving interpretations, and a review of DocGo’s business or operations by a court, law enforcement or a regulatory authority might result in a determination of non-compliance. Any failure to comply with applicable legal and regulatory requirements and the consequences of such non-compliance, including those discussed above, could have a material adverse effect on DocGo’s business, financial condition and results of operations.

See the section of this proxy statement/consent solicitation statement/prospectus titled “Description of DocGo’s Business — Regulatory Matters.”

DocGo is required to comply with laws governing the transmission, security and privacy of health information.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity and other processing of PHI and PII, including HIPAA. HIPAA establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as “covered entities,” and the business associates with whom such covered entities contract for services. HIPAA requires covered entities such as DocGo and their business associates to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect this information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in these cases. While HIPAA does not create a private right of action allowing individuals to sue DocGo in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of covered entities and business associates for compliance with the HIPAA privacy and security requirements. HIPAA also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the fine paid by the violator under the Civil Monetary Penalties Law.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

In addition to HIPAA, numerous other federal and state laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of PII. State statutes and regulations vary from state to state, and these laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory and subject to changed or differing interpretations, and DocGo expects new laws, rules and regulations regarding privacy, data protection and information security to be proposed and enacted in the future. In the event that new data security laws are implemented, DocGo may not be able to timely comply with such requirements, or such requirements may not be compatible with its current processes. Changing DocGo’s processes could be time consuming and expensive, and failure to timely implement required changes could subject DocGo to liability for non-compliance. Some states may afford private rights of action to individuals who believe their PII has been misused. This complex, dynamic legal landscape regarding privacy, data protection and information security creates significant compliance issues for DocGo and potentially restricts its ability to collect, use and disclose data and can expose it to additional expense, adverse publicity and liability.

There is ongoing concern from privacy advocates, regulators and others regarding data protection and privacy issues, and the number of jurisdictions with data protection and privacy laws has been increasing. In addition, the scope of protection afforded to data subjects by many of these data protection and privacy laws has been increasing. There are also ongoing public policy discussions regarding whether the standards for deidentified, anonymous or pseudonymized health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. These trends may lead to further restrictions on the use of this and similar categories of information. These initiatives or future initiatives could compromise DocGo’s ability to access and use data or to develop or market current or future services.

While DocGo has implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some PHI and other PII or confidential information is transmitted to DocGo by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection or information security may be interpreted and applied in a manner that is inconsistent with DocGo’s practices or those of third parties who transmit PHI and other PII or confidential information to it. Additionally, as a business associate under HIPAA, DocGo may also be liable for privacy and security breaches of PHI and certain similar failures of DocGo’s subcontractors. Even though DocGo contractually requires its subcontractors to safeguard protected health information as required by law, DocGo still has limited control over their actions and practices. If DocGo or these third parties are found to have violated such laws, rules or regulations, it could result in government-imposed fines, orders requiring that DocGo or these third parties change its or their practices, or criminal charges, which could adversely affect DocGo’s business. Complying with these various laws and regulations could cause DocGo to incur substantial costs or require it to change its business practices, systems and compliance procedures in a manner adverse to its business.

DocGo publishes statements to its patients and partners that describe how it handles and protects PHI. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, DocGo may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.

DocGo also sends short message service, or SMS, text messages to potential end users who are eligible to use its service through certain customers and partners. While DocGo obtains consent from or on behalf of these individuals to send text messages, federal or state regulatory authorities or private litigants may claim that the notices and disclosures DocGo provides, form of consents it obtains or its SMS texting practices, are not adequate. These SMS texting campaigns are potential sources of risk for class action lawsuits and liability for DocGo. Numerous class-action suits under federal and state laws have been filed in the past year against companies who conduct SMS texting programs, with many resulting in multi-million-dollar settlements to the plaintiffs. Any future such litigation against DocGo could be costly and time-consuming to defend.

Any failure to comply with HIPAA or similar laws and regulations and the consequences of such non-compliance could have a material adverse impact on DocGo’s business, financial condition and results of operations.

If DocGo does not effectively adapt to changes in the healthcare industry, including changes to laws and regulations regarding telehealth, DocGo’s business may be harmed.

The unpredictability of the healthcare regulatory landscape means that sudden changes in laws, rules, regulations and policy are possible. Federal, state and local legislative bodies frequently pass legislation and promulgate regulations that affect the healthcare industry. As has been the trend in the past decade with healthcare reform, it is reasonable to assume that there will continue to be increased government oversight and regulation of the healthcare industry in the future, particularly in times of changing political, regulatory and other influences. DocGo cannot provide any assurances regarding the ultimate content, timing or effect of any new healthcare legislation or regulations, nor is it possible at this time to estimate the impact of potential new legislation or regulations on its business. It is possible that future legislation enacted by Congress or state legislatures, or regulations promulgated by regulatory authorities at the federal or state level, could adversely affect DocGo’s current or future business. The extent to which a jurisdiction considers particular actions or relationships to comply with the applicable legal requirements is also subject to evolving interpretations by medical boards and state attorneys general, among others, each with broad discretion. It is possible that the changes to the Medicare, Medicaid or other governmental healthcare program reimbursements may serve as precedent to possible changes in other payors’ reimbursement policies in a manner adverse to DocGo. Similarly, changes in private payor reimbursements could lead to adverse changes in Medicare, Medicaid and other governmental healthcare programs.

As one example, the telehealth industry is still relatively young and DocGo’s ability to provide its telehealth solutions is directly dependent upon the development and interpretation of the laws governing remote healthcare, the practice of medicine and healthcare delivery in the applicable jurisdictions and more broadly. A few states have imposed different, and, in some cases, additional, standards regarding the provision of services via telehealth. State medical boards have also established new rules or interpreted existing rules in their respective states in a manner that has limited the way telehealth services can be provided. Although the COVID-19 pandemic has led to the relaxation of certain Medicare, Medicaid and state licensure restrictions on the delivery of telehealth services, it is uncertain how long the relaxed policies will remain in effect, and, there can be no guarantee that once the COVID-19 pandemic subsides or ends that such restrictions will not be reinstated or changed in a way that adversely affects DocGo’s current or future telehealth offerings.

Accordingly, DocGo must monitor its compliance with law in every jurisdiction in which it operates, on an ongoing basis. While DocGo believes that it has structured its contracts and operations in material compliance with applicable healthcare laws and regulations, the healthcare laws and regulations applicable to DocGo may be amended or interpreted in new or different ways that are adverse to DocGo and new laws and regulations adverse to DocGo’s current or future business may be adopted in the future. There can be no assurance that DocGo will be able to successfully address changes in the current regulatory environment or new laws and regulations that may be implemented in the future, or that practices which are compliant now will continue to be so in the future. Any failure to comply with any changes to or new developments in the healthcare regulatory environment could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo must be properly enrolled in governmental healthcare programs before it can receive reimbursement for services, and there may be delays in the enrollment process.

Each time DocGo expands into a new market, whether organically or by way of acquisition, DocGo must enroll the new operations under DocGo’s applicable group identification number for Medicare and Medicaid programs and for certain managed care and private insurance programs before DocGo can receive reimbursement for services rendered to beneficiaries of those programs. The estimated time to receive approval for the enrollment is sometimes difficult to predict.

With respect to Medicare, providers can retrospectively bill Medicare for services provided 30 days prior to the effective date of the enrollment. In addition, the enrollment rules provide that the effective date of the enrollment will be the later of the date on which the enrollment application was filed and approved by the Medicare contractor, or the date on which the provider began providing services. If DocGo is unable to complete the enrollment process within the 30 days after the commencement of services, DocGo will be precluded from billing Medicare for any services which were provided to a Medicare beneficiary more than 30 days prior to the effective date of the enrollment. With respect to Medicaid, new enrollment rules and whether a state will allow providers to retrospectively bill Medicaid for services provided prior to submitting an enrollment application varies by state. Failure to timely enroll could reduce DocGo’s total revenues and have a material adverse effect on the business, financial condition or results of operations.

The Affordable Care Act, as currently structured, added additional enrollment requirements for Medicare and Medicaid, which have been further enhanced through implementing regulations and increased enforcement scrutiny. Every enrolled provider must revalidate its enrollment at regular intervals and must update the Medicare contractors and many state Medicaid programs with significant changes on a timely basis. If DocGo fails to provide sufficient documentation as required to maintain its enrollment, Medicare and Medicaid could deny continued future enrollment or revoke DocGo’s enrollment and billing privileges.

The requirements for enrollment, licensure, certification and accreditation may include notification or approval in the event of a transfer or change of ownership or certain other changes. Other agencies or payors with which DocGo has contracts may have similar requirements, and some of these processes may be complex. Failure to provide required notifications or obtain necessary approvals may result in the delay or inability to complete an acquisition or transfer, loss of licensure, lapses in reimbursement or other penalties. While DocGo makes reasonable efforts to substantially comply with these requirements, it cannot assure you that the agencies that administer these programs or have awarded DocGo contracts will not find that DocGo has failed to comply in some material respects. A finding of non-compliance and any resulting payment delays, refund demands or other sanctions could have a material adverse effect on DocGo’s business, financial condition or results of operations.

Reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program could have a material adverse effect on DocGo.

DocGo generates a significant amount of revenues from Medicare, either directly or through Medicare Advantage (“MA”) plans, particularly in its healthcare transportation segment. Medicare revenues represent approximately 22.4% and 27.1% of DocGo’s revenues for the years ended December 31, 2019 and 2020, respectively. In addition, many private payors base their reimbursement rates on the published Medicare rates or are themselves reimbursed by Medicare for the services DocGo provides. As a result, DocGo’s results of operations are, in part, dependent on government funding levels for Medicare programs and any changes that limit or reduce MA or general Medicare reimbursement levels, such as reductions in or limitations of reimbursement amounts or rates under programs, reductions in funding of programs, expansion of benefits without adequate funding or elimination of coverage for certain benefits or for certain individuals, could have a material adverse effect on DocGo’s business, financial condition and results of operations.

The Medicare program and its reimbursement rates and rules are subject to frequent change. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which Medicare reimburses DocGo for its services. Budget pressures often cause the federal government to reduce or place limits on reimbursement rates under Medicare. Implementation of these and other types of measures could result in substantial reductions in DocGo’s revenues and operating margins. For example, due to the federal sequestration, an automatic 2% reduction in Medicare spending took effect beginning in April 2013. The CARES Act, which was signed into law on March 27, 2020, designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, temporarily suspended these reductions from May 1, 2020 through March 31, 2021, and extended the sequester by one year, through 2030.

Each year, the Centers for Medicare and Medicaid Services (“CMS”) issues a final rule to establish the MA benchmark payment rates for the following calendar year. Reductions to MA rates impacting DocGo may be greater than the industry average rate and the final impact of the MA rates can vary from any estimate DocGo may have. In addition, CMS may change the rules governing the Medicare program, including those governing reimbursement. Reductions in reimbursement rates or the scope of services being reimbursed could have a material adverse effect on DocGo’s business, financial condition and results of operations.

State and federal efforts to reduce Medicaid spending could adversely affect DocGo.

Certain of DocGo’s customers who are individuals are dual-eligible, meaning their coverage comes from both Medicare and Medicaid. As a result, a small portion of DocGo’s revenue comes from Medicaid, accounting for approximately 4.8% and 14.9% of revenue for the years ended December 31, 2020 and 2019, respectively. Medicaid is a joint federal-state program purchasing healthcare services for the low income and indigent as well as certain higher-income individuals with significant health needs. Under broad federal criteria, states establish rules for eligibility, services and payment. Medicaid is a state-administered program financed by both state funds and matching federal funds. Medicaid spending has increased rapidly in recent years, becoming a significant component of state budgets. This, combined with slower state revenue growth, has led both the federal government and many states to institute measures aimed at controlling the growth of Medicaid spending, and in some instances reducing aggregate Medicaid spending.

For example, a number of states have adopted or are considering legislation designed to reduce their Medicaid expenditures, such as financial arrangements commonly referred to as provider taxes. Under provider tax arrangements, states collect taxes from healthcare providers and then use the revenue to pay the providers as a Medicaid expenditure, which allows the states to then claim additional federal matching funds on the additional reimbursements. Current federal law provides for a cap on the maximum allowable provider tax as a percentage of the provider’s total revenue. There can be no assurance that federal law will continue to provide matching federal funds on state Medicaid expenditures funded through provider taxes, or that the current caps on provider taxes will not be reduced. Any discontinuance or reduction in federal matching of provider tax-related Medicaid expenditures could have a significant and adverse effect on states’ Medicaid expenditures, and as a result could have an adverse effect on DocGo’s business, financial condition and results of operations.

Also, as part of the movement to repeal, replace or modify the Health Care Reform Law and as a means to reduce the federal budget deficit, there are renewed congressional efforts to move Medicaid from an open-ended program with coverage and benefits set by the federal government to one in which states receive a fixed amount of federal funds, either through block grants or per capita caps, and have more flexibility to determine benefits, eligibility or provider payments. If those changes are implemented, DocGo cannot predict whether the amount of fixed federal funding to the states will be based on current payment amounts, or if it will be based on lower payment amounts, which would negatively impact those states that expanded their Medicaid programs in response to the Health Care Reform Law.

DocGo expects these state and federal efforts to continue for the foreseeable future. The Medicaid program and its reimbursement rates and rules are subject to frequent change at both the federal and state level. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which DocGo’s services are reimbursed by state Medicaid plans.

DocGo has been and could become the subject of federal and state investigations and compliance reviews.

Companies in the broader healthcare industry are subject to a high level of scrutiny by various governmental agencies and their agents. Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including referral and billing practices. For example, to enforce compliance with the federal laws, DOJ and the OIG have established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ compliance, including compliance with the healthcare reimbursement rules and fraud and abuse laws. DocGo is also required to conduct periodic internal audits in connection with its third-party relationships and receives repayment demands from third-party payors based on allegations that its services were not medically necessary, were billed at an improper level or otherwise violated applicable billing requirements that require investigation. Further, DocGo periodically conducts internal reviews of its regulatory compliance. Although to date none historically have, an investigation or audit of DocGo, its executives or its managers, whether by the government and its agents, a third-party or DocGo itself, could result in significant expense to the company, adverse publicity and divert management’s attention from DocGo’s business, regardless of the outcome, and could result in significant fines, penalties and other sanctions, any of which could have a material adverse effect on DocGo’s business, financial condition and results of operations.

DocGo’s business practices may be found to constitute illegal fee-splitting or corporate practice of medicine, which may lead to penalties and could adversely affect DocGo’s business.

Many states have laws that prohibit business corporations such as DocGo from practicing medicine, employing physicians, exercising control over medical judgments or decisions of physicians or other health care professionals (such as EMTs and nurses), or engaging in certain business arrangements such as fee-splitting, with each of the foregoing activities are collectively referred to as the “corporate practice of medicine”. In some states these prohibitions are expressly stated in a statute or regulation, while in other states the prohibition is a matter of judicial or regulatory interpretation. Many of the states in which DocGo currently operates generally prohibit the corporate practice of medicine, and other states may as well, including those into which DocGo may expand in the future.

The state laws and regulations and administrative and judicial decisions that enumerate the specific corporate practice of medicine rules vary considerably from state to state and have been subject to limited judicial or regulatory interpretations. These laws and regulations are enforced by both the courts and government agencies, each with broad discretion. Courts, government agencies or other parties, including physicians, may assert that DocGo is engaged in the unlawful corporate practice of medicine. While penalties for violations of the corporate practice of medicine varies from state to state, as a result of such allegations, DocGo could be subject to civil and criminal penalties, its contracts could be found legally invalid and unenforceable, in whole or in part, or DocGo could be required to restructure its contractual arrangements entirely. If found to be engaged in the corporate practice of medicine, DocGo may not be able to restructure its operations or its contractual arrangements on favorable terms or at all. Any failure to comply with these laws and regulations regarding the corporate practice of medicine and the consequences of such non-compliance could have a material adverse impact on DocGo’s business, financial condition and results of operations.

DocGo’s believes its business is structured to comply with the applicable regulations governing fee-splitting and the corporate practice of medicine in the states where it generates revenue; however, in many cases and as noted above, these laws and regulations applicable to DocGo are subject to limited or evolving interpretations, and there can be no assurances that a review of DocGo’s business or operations by a court, law enforcement or a regulatory authority might result in a determination of non-compliance.

Risks Relating to the Merger

Motion has restated its financial statements as of December 31, 2020 and for the period from August 11, 2020 (inception) through December 31, 2020, which may lead to additional risks and uncertainties, including loss of investor confidence and negative impacts on Motion’s stock price.

Motion previously accounted for its outstanding Public Warrants and Private Placement Warrants as components of equity instead of as derivative liabilities. The Warrant Agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. Upon review of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPACs)” promulgated by the SEC on April 12, 2021 (the “SEC Staff Statement”), Motion’s management further evaluated the Public Warrants and Private Placement Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Based on management’s evaluation, Motion’s audit committee, in consultation with management, concluded that the Public Warrants and Private Placement Warrants are not indexed to Motion’s common stock. As a result, Motion reclassified the Public Warrants and Private Placement Warrants as derivative liabilities. Under this accounting treatment, Motion is required to measure the fair value of the Public Warrants and Private Placement Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in Motion’s operating results for the current period.

As a result of the foregoing matters, Motion may become subject to additional risks and uncertainties, including, among others, unanticipated costs for accounting and legal fees, the increased possibility of legal proceedings, shareholder lawsuits, governmental agency investigations, and inquiries by Nasdaq or other regulatory bodies, which could cause investors to lose confidence in our reported financial information and could subject Motion to civil or criminal penalties, shareholder class actions or derivative actions. Motion could face monetary judgments, penalties or other sanctions that could have a material adverse effect on its business, financial condition and results of operations and could cause our stock price to decline. If any such actions occur, they will, regardless of the outcome, consume a significant amount of management’s time and attention and may result in additional legal, accounting, insurance and other costs. If Motion does not prevail in any such proceedings, Motion could be required to pay damages or settlement costs.

If Motion’s stockholders fail to properly demand redemption rights, they will not be entitled to redeem their Public Shares for a pro rata portion of the Trust Account.

Motion stockholders holding Public Shares may redeem their shares for a pro rata portion of the Trust Account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. To demand redemption rights, Motion stockholders must deliver their shares (either physically or electronically using the DWAC System) to Motion’s Transfer Agent no later than two (2) business days prior to the Motion Annual Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Motion’s Transfer Agent will need to act to facilitate this request. It is Motion’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Motion does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While Motion has been advised that it takes a short time to deliver shares through the DWAC System, it cannot assure you of this fact. Accordingly, if it takes longer than Motion anticipates for stockholders to deliver their shares, stockholders who wish to redeem their Public Shares may be unable to meet the deadline for exercising their redemption rights. Any Motion stockholder who fails to properly demand redemption rights by delivering his, her, or its Public Shares will not be entitled to redeem his, her, or its shares for a pro rata portion of the Trust Account. See the section of this proxy statement/consent solicitation statement/prospectus titled “Annual Meeting of Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Motion will not have any right to make damage claims against DocGo or its stockholders for the breach of any representation, warranty or covenant made by DocGo in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Transactions, except for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the closing. Accordingly, there are no remedies available to Motion with respect to any breach of the representations, warranties, covenants or agreements of DocGo to the Merger Agreement after the closing, and, as a result, Motion will have no remedy available to it if the Transactions are consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by DocGo at the time of the Transactions (except, in limited instances, for certain fraud claims those covenants contained therein that by their terms apply or are to be performed in whole or in part after the closing).

The Motion board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Transactions.

Motion’s board of directors did not obtain a third-party fairness opinion in connection with their determination to approve the Transactions. In analyzing the Business Combination, Motion’s board and management conducted due diligence on DocGo and researched the industry in which DocGo operates and concluded that the Business Combination was fair to and in the best interest of Motion and its stockholders. The lack of a third-party fairness opinion may lead an increased number of stockholders to vote against the proposed Transactions or seek to redeem their Public Shares for cash, which could potentially impact Motion’s ability to consummate the Transactions or adversely affect Motion’s liquidity following the consummation of the Transactions.

Motion’s current directors and executive officers and their affiliates own shares of Motion Common Stock and Private Placement Warrants that will be worthless if the Transactions are not approved. Such interests may have influenced their decision to approve the Business Combination with DocGo.

Motion’s officers and directors and/or their affiliates beneficially own shares of Motion Common Stock and Private Placement Warrants that they purchased prior to, or simultaneously with, Motion’s initial public offering. Motion’s executive officers, directors and their affiliates have no redemption rights with respect to their Motion Common Stock and their Private Placement Warrants will expire worthless in the event a business combination with DocGo or another target is not effected in the required time period. These financial interests may have influenced the decision of Motion’s directors and officers to approve the Business Combination with DocGo and to continue to pursue such Business Combination. In considering the recommendations of Motion’s board of directors to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests. See the section of this proxy statement/consent solicitation statement/prospectus titled “The Business Combination Proposal — Interests of Motion’s Directors and Officers and Others in the Transactions.”

Motion’s current directors and executive officers and their affiliates stand to make a substantial profit on the shares of Motion Common Stock that they own, even if the New DocGo Common Stock subsequently declines in value or is unprofitable for public stockholders, and such interests may have influenced their decision to approve the Business Combination with DocGo.

Motion’s current directors and executive officers and their affiliates paid an aggregate of $25,000, or approximately $0.008 per share, for their Motion Common Stock. As a result of the low acquisition cost of such shares, the directors and officers could make a substantial profit even if the New DocGo Common Stock subsequently declines in value or is unprofitable for public stockholders after the Business Combination. Such interests may have influenced their decision to approve the Business Combination.

The Sponsor, an entity affiliated with Motion’s officers and directors, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced management’s decision to pursue the Business Combination with DocGo and the board’s decision to approve it.

If the Transactions or another business combination are not consummated by Motion within the required time period, the Sponsor, an entity affiliated with Motion’s officers and directors, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Motion for services rendered or contracted for or products sold to Motion, but only if such a vendor or target business has not executed a waiver agreement. If Motion consummates a business combination, on the other hand, Motion will be liable for all such claims. Neither Motion nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Motion.

These obligations of the Sponsor may have influenced management’s to pursue the Business Combination with DocGo or Motion’s board of director’s decision to approve the Business Combination. In considering the recommendations of Motion’s board of directors to vote for the Business Combination Proposal and other proposals, Motion’s stockholders should consider these interests. See the section of this proxy statement/consent solicitation statement/prospectus titled “The Business Combination Proposal — Interests of Motion’s Directors and Officers and Others in the Transactions.”

Motion’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Motion’s public stockholders.

If proceeds in the Trust Account are reduced below $10.00 per Public Share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Motion’s independent directors would determine whether to take legal action against the Sponsor to enforce the Sponsor’s indemnification obligations. While Motion currently expects that its independent directors would take legal action on Motion’s behalf against the Sponsor to enforce its indemnification obligations to Motion, it is possible that Motion’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Motion’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Motion’s public stockholders may be reduced below $10.00 per share.

The exercise of Motion’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Motion’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Motion to agree to amend the Merger Agreement, to consent to certain actions taken by DocGo or to waive rights that Motion is entitled to under the Merger Agreement. Such events could arise because of changes in the course of DocGo’s business, a request by DocGo to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on DocGo’s business and would entitle Motion to terminate the Merger Agreement. In any of such circumstances, it would be at Motion’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Motion and what he or they may believe is best for himself, herself, or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/consent solicitation statement/prospectus, Motion does not believe there will be any changes or waivers that Motion’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Motion will circulate a new or amended proxy statement/consent solicitation statement/prospectus and resolicit Motion’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

If Motion is unable to complete the Business Combination with DocGo or another business combination by October 19, 2022 or such later date as may be approved by Motion’s stockholders, Motion will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Motion and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than approximately $10.00 per share.

Under the terms of the Existing Charter, Motion must complete the Business Combination with DocGo or another business combination by October 19, 2022 or Motion must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Motion. Although Motion has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Motion’s public stockholders. If Motion is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to Motion if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Motion’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Furthermore, the Sponsor will not be liable to public stockholders and instead will only have liability to Motion. Motion has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, the Sponsor may not be able to satisfy those obligations. Motion has not asked the Sponsor to reserve for such eventuality. Therefore, the per-share distribution from the Trust Account in such a situation may be less than the approximately $10.00 estimated to be in the trust as of two business days prior to the date of the Motion Annual Meeting, due to such claims.

Additionally, if Motion is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Motion otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Motion may not be able to return to its public stockholders the estimated $10.00 per public share.

In the event that the proposed Business Combination with DocGo is not approved, public stockholders who tendered their shares for redemption may be unable to sell their shares when they wish.

If the proposed Business Combination is not consummated, Motion will promptly return the certificates of public stockholders who sought to redeem their shares to such public stockholders. Accordingly, investors who attempted to redeem their shares in such a circumstance may be unable to sell their shares after the failed business combination until Motion has returned their shares to them. The market price for the Class A Common Stock may decline during this time and you may not be able to sell your shares when you wish to, even while other stockholders that did not seek redemption may be able to sell their shares.

Motion’s stockholders may be held liable for claims by third parties against Motion to the extent of distributions received by them.

If Motion is unable to complete the Business Combination with DocGo or another business combination within the required time period, Motion will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to Motion to pay Motion’s franchise and income taxes, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Motion cannot assure you that it will properly assess all claims that may be potentially brought against Motion. As such, Motion’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Motion cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Motion.

If Motion is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Motion’s stockholders. Furthermore, because Motion intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Motion’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and Motion to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Motion cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Motion stockholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the Class A Common Stock.

At any time prior to the Motion Annual Meeting, during a period when they are not then aware of any material non-public information regarding Motion or its securities, Motion’s Sponsor, officers, directors, DocGo, the DocGo stockholders, officers, and directors, and/or their respective affiliates may purchase shares of Class A Common Stock from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Class A Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the then outstanding shares of Motion Common Stock present and entitled to vote at the meeting to approve the Business Combination Proposal vote in its favor and that Motion have at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions, where it appears that such requirements would otherwise not be met. Entering into any such arrangements may result in the completion of the Business Combination that may not otherwise have been possible. Additionally, such arrangements may have a depressive effect on the Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Motion Annual Meeting.

Motion and DocGo will incur significant transaction and transition costs in connection with the Business Combination, and New DocGo will incur additional costs and obligations as a result of being a public operating company following the Transactions.

Motion and DocGo have both incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Business Combination, and New DocGo will incur additional costs and obligations as a public operating company following the consummation of the Business Combination, over and above the significant time and resources already devoted to such compliance and reporting matters by Motion as a public shell company. The post-combination company will be managed by DocGo’s management team, which does not currently have responsibility for the obligations associated with public company compliance and reporting. Management will be required to devote significant time and attention to such obligations following closing.

The Transactions may be completed even though material adverse effects may result from the announcement of the Transactions, industry-wide changes and other causes.

In general, either Motion or DocGo can refuse to complete the Transactions if there is a material adverse effect affecting the other party between the signing date of the Merger Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Transactions, even if such change could be said to have a material adverse effect on DocGo or Motion, including the following events (except, in some cases, where the change has a disproportionate effect on a party):

•        changes generally affecting the economy, financial or securities markets;

•        the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•        changes (including changes in law) or general conditions in the industry in which the party operates;

•        changes in GAAP (or the authoritative interpretation of GAAP); or

•        changes attributable to the public announcement or pendency of the transactions contemplated by the Merger Agreement (including the impact thereof on relationships with customers, suppliers, employees and any federal, state, or local government entities).

Furthermore, Motion or DocGo may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Transactions, Motion’s stock price may suffer.

The Business Combination may be completed even if a majority of the Public Shares do not vote in favor of the Business Combination Proposal.

As previously indicated herein, at the time of Motion’s IPO, as a condition to their purchase of Motion Common Stock, the Sponsor and Motion’s officers and directors agreed to vote all shares of Motion Common Stock held by them in favor of the Business Combination Proposal. Accordingly, only 4,312,501 Public Shares, constituting approximately 37.5% of the Public Shares, must be voted in favor of the Business Combination Proposal in order for the Business Combination Proposal to be approved, assuming all outstanding shares of Motion Common Stock are present at the Motion Annual Meeting. If only a quorum of shares of Motion Common Stock is present at the Motion Annual Meeting, Motion would need only 6.3% of the Class A Common Stock (not including the Class A Common Stock that was issued upon the conversion of Class B Common Stock) to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the Charter Proposals and Nasdaq Proposal, compliance with the Minimum Cash Condition, and the requirement that Motion have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Transactions).

Delays in completing the Transactions may substantially reduce the expected benefits of the Transactions.

Satisfying the conditions to, and completion of, the Transactions may take longer than, and could cost more than, Motion expects. Any delay in completing or any additional conditions imposed in order to complete the Transactions may materially adversely affect the benefits that Motion expects to achieve from the Business Combination.

Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the Business Combination.

The success of the Business Combination will depend in part on the attraction, retention and motivation of executive personnel critical to the business and operations of DocGo. Executives may experience uncertainty about their future roles with Motion and DocGo during the pendency of the Business Combination or after its completion. In addition, competitors may recruit DocGo management. If New DocGo is unable to attract, retain and motivate executive personnel that are critical to the successful operations of the combined business, New DocGo could face disruptions in its operations, strategic relationships, key information, expertise or know-how and unanticipated recruitment and onboarding costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Business Combination.

Motion is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the New DocGo Common Stock less attractive to investors.

Motion is an “emerging growth company” as defined in the JOBS Act, and New DocGo will be an emerging growth company upon consummation of the Transactions. As an emerging growth company, Motion and New DocGo are only required to provide two years of audited financial statements and only two years of related selected financial data and management discussion and analysis of financial condition and results of operations disclosure. In addition, they are not required to obtain auditor attestation of its reporting on internal control over financial reporting, has reduced disclosure obligations regarding executive compensation and is not required to hold non-binding advisory votes on executive compensation. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. Motion has elected to take advantage of such extended transition period. Motion cannot predict whether investors will find the New DocGo Common Stock to be less attractive as a result of its reliance on these exemptions. If some investors find the New DocGo Common Stock to be less attractive as a result, there may be a less active trading market for the New DocGo Common Stock and the price of the New DocGo Common Stock may be more volatile than the current trading market and price of Motion’s Class A Common Stock.

Following the Business Combination, New DocGo will remain an emerging growth company until the earliest of: (i) the end of the fiscal year in which New DocGo has total annual gross revenue of $1.07 billion; (ii) the last day of New DocGo’s fiscal year following the fifth anniversary of the date on which Motion consummated its initial public offering (or December 31, 2025); (iii) the date on which New DocGo issues more than $1.0 billion in non-convertible debt during the preceding three-year period; or (iv) the end of the fiscal year in which the market value of the New DocGo Common Stock held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter.

Further, there is no guarantee that the exemptions available under the JOBS Act will result in significant savings. To the extent that New DocGo chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact New DocGo’s financial condition.

The Existing Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with Motion or its directors, officers, employees or stockholders.

The Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in Motion’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel; provided that Motion’s stockholders will not be deemed to have waived Motion’s compliance with federal securities laws and the rules and regulations thereunder and can therefore bring claims for breach of these provisions in any appropriate forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the exclusive forum provision does not apply to actions brought under the Securities Act, or the rules and regulations thereunder, for which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of Motion’s capital stock shall be deemed to have notice of and consented to the forum provisions in Motion’s charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Motion or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in Motion’s charter to be inapplicable or unenforceable in an action, Motion may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Motion has no operating history or revenues, and its results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement/consent solicitation statement/prospectus.

Motion is currently a blank check company with no operating history and no revenues. This proxy statement/consent solicitation statement/prospectus includes unaudited pro forma condensed combined financial statements for New DocGo as the post-combination company. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. The final acquisition accounting will be based upon the fair value of the assets and liabilities under GAAP as of the date of the completion of the Transactions. As a result of the assumptions made in preparing the unaudited pro forma condensed combined financial statements and related uncertainties, they are not necessarily indicative of the results of operations and financial position that would have been achieved had the Transactions, certain other events related to the Business Combination between Motion and DocGo, or the future consolidated results of operations or financial position of the post-combination company. Accordingly, the post-combination company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this proxy statement/consent solicitation statement/prospectus. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

The ongoing COVID-19 pandemic may adversely affect Motion’s and DocGo’s ability to consummate the Transactions.

The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/consent solicitation statement/prospectus.

Motion and DocGo may be unable to complete the Transactions if continued concerns relating to COVID-19 restrict travel and limit the ability to have meetings with potential investors or the DocGo personnel. The extent to which COVID-19 impacts Motion’s and DocGo’s ability to consummate the Transactions will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, Motion’s and DocGo’s ability to consummate the Transactions may be materially adversely affected.

If Motion’s due diligence investigation of DocGo was inadequate, then Motion’s stockholders following the consummation of the Business Combination could lose some or all of their investment.

Even though Motion conducted a due diligence investigation of DocGo that it believed to be reasonable, it cannot be sure that this due diligence uncovered all material issues that may be present inside DocGo or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of DocGo and its business and outside of its control will not later arise.

Because New DocGo will become a public reporting company by means other than a traditional underwritten initial public offering, New DocGo’s stockholders may face additional risks and uncertainties.

Because New DocGo will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of New DocGo’s common stock, and, accordingly, New DocGo’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of New DocGo’s common stock, the Motion’s stockholders must rely on the information included in this proxy statement. Although Motion performed a due diligence review and investigation of DocGo in connection with the Business Combination that it believed to be reasonable, the lack of an independent due diligence review and investigation increases the risk of investment in New DocGo because this due diligence investigation may not have uncovered facts that would be important to a potential investor.

In addition, because New DocGo will not become a public reporting company by means of at traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of New DocGo. Investment banks may also be less likely to agree to underwrite follow-on or secondary offerings on behalf of New DocGo than they might if New DocGo became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with New DocGo as a result of not having performed similar work during the initial public offering process or because of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for New DocGo’s common stock could have an adverse effect on New DocGo’s ability to develop a liquid market for New DocGo’s common stock. See “— Risks Related to the Merger — If securities analysts do not publish research or reports about New DocGo’s business or if they downgrade New DocGo’s stock or New DocGo’s sector, New DocGo’s stock price and trading volume could decline.”

Additional Risks Relating to Ownership of New DocGo Common Stock Following the Merger

Nasdaq may delist New DocGo’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New DocGo to additional trading restrictions.

Currently, Motion’s Units, Class A Common Stock and Warrants are publicly traded on Nasdaq. We intend to list the New DocGo Common Stock and Warrants on Nasdaq under the symbols “DCGO” and “DCGOW,” respectively, upon the closing of the Merger. New DocGo will not have Units traded following closing of the Merger. New DocGo will be required to meet the initial listing requirements for its securities to be listed on Nasdaq, including having a minimum number of public stockholders, a minimum stock price of at least $4.00 per share and a market capitalization of at least $150,000,000. In addition to the listing requirements for the New DocGo Common Stock, Nasdaq imposes listing standards on Warrants. We cannot assure you that New DocGo will be able to meet those initial listing requirements at that time. Even if New DocGo’s securities are so listed, New DocGo may be unable to maintain the listing of its securities in the future. In order to continue listing its securities on Nasdaq following the Merger, New DocGo will be required to maintain certain financial, distribution and stock price levels. Generally, New DocGo will be required to maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of our securities (generally 300 round lot holders).

If Nasdaq delists New DocGo’s securities from trading on its exchange and New DocGo is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that the New DocGo Common Stock is a “penny stock” which will require brokers trading in New DocGo Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since Motion’s Units, Class A Common Stock and Warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Motion is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Motion was no longer listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities, including in connection with the initial business combination.

Although publicly traded, the trading market in New DocGo Common Stock may become substantially less liquid than the average trading market for a stock quoted on the Nasdaq Stock Market following the consummation of the Transactions, and this low trading volume may adversely affect the price of the New DocGo Common Stock.

Motion’s Class A Common Stock trades on the Nasdaq Capital Market. Because Motion’s public stockholders have the option to redeem their Public Shares for cash in connection with the Transactions, the trading volume of the New DocGo Common Stock following the Transactions may substantially decrease compared to other companies listed on Nasdaq. Limited trading volume will subject the New DocGo Common Stock to greater price volatility and may make it difficult for you to sell your New DocGo Common Stock at a price that is attractive to you, and New DocGo may not be able to meet the listing standards for Nasdaq.

New DocGo’s stock price may change significantly following the Merger and you could lose all or part of your investment as a result.

The trading price of the New DocGo Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Relating to DocGo’s Business and Industry” and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of New DocGo’s competitors;

•        the impact of the COVID-19 pandemic and its effect on New DocGo’s business and financial conditions;

•        changes in expectations as to New DocGo’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by New DocGo or its competitors;

•        announcements by New DocGo or its competitors of significant contracts, acquisitions, partnerships, other strategic relationships or capital commitments;

•        any significant change in New DocGo’s management;

•        changes in general economic or market conditions or trends in New DocGo’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New DocGo’s business;

•        future sales of New DocGo Common Stock or other securities;

•        investor perceptions or the investment opportunity associated with New DocGo Common Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by New DocGo or third parties, including New DocGo’s filings with the SEC;

•        litigation involving New DocGo, New DocGo’s industry, or both, or investigations by regulators into New DocGo’s operations or those of New DocGo’s competitors;

•        guidance, if any, that New DocGo provides to the public, any changes in this guidance or New DocGo’s failure to meet this guidance;

•        the development and sustainability of an active trading market for New DocGo’s stock;

•        actions by institutional or activist stockholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New DocGo Common Stock, regardless of New DocGo’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New DocGo Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New DocGo was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from New DocGo’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on New DocGo Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your New DocGo Common Stock for a price greater than that which you paid for it.

New DocGo intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of New DocGo Common Stock will be at the sole discretion of New DocGo’s board of directors. New DocGo’s board of directors may take into account general and economic conditions, New DocGo’s financial condition and results of operations, New DocGo’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by New DocGo to its stockholders or by its subsidiaries to it and such other factors as New DocGo’s board of directors may deem relevant. In addition, New DocGo’s ability to pay dividends is limited by covenants of DocGo’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness New DocGo incurs. As a result, you may not receive any return on an investment in New DocGo Common Stock unless you sell New DocGo Common Stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about New DocGo’s business or if they downgrade New DocGo’s stock or New DocGo’s sector, New DocGo’s stock price and trading volume could decline.

The trading market for New DocGo Common Stock will rely in part on the research and reports that industry or financial analysts publish about New DocGo or its business. New DocGo will not control these analysts. In addition, some financial analysts may have limited expertise with DocGo’s model and operations. Furthermore, if one or more of the analysts who do cover New DocGo downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of New DocGo’s stock could decline. If one or more of these analysts ceases coverage of New DocGo or fails to publish reports on it regularly, New DocGo could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.

Future sales, or the perception of future sales, by New DocGo or its stockholders in the public market following the Merger could cause the market price for New DocGo Common Stock to decline.

The sale of shares of New DocGo Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New DocGo Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New DocGo to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Merger, subject to the assumptions set forth in “Basis of Presentation and Glossary”, New DocGo would have a total of approximately 105,394,959 shares of New DocGo Common Stock outstanding (assuming No Redemptions, without taking into effect shares of New DocGo Common Stock which may be issued upon the exercise of outstanding warrants of Motion, assuming 5,080,041 shares of New DocGo Common Stock are reserved for exercise of Existing DocGo Options that are estimated to remain outstanding upon consummation of the Business Combination, that all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination, and that 78,519,959 Closing Shares are issued as consideration to equityholders of DocGo). We are registering all 83,600,000 Closing Shares and up to 5,000,000 Contingent Shares issuable to the securityholders of DocGo in the Transactions. Accordingly, if and when issued, such shares will be freely tradable and without restriction by persons other than New DocGo’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including New DocGo’s directors, executive officers and other affiliates.

In connection with the Merger, certain substantial holders of DocGo’s common stock (determined on an as-converted basis) (the “New Holders”) have agreed with Motion, subject to certain exceptions, not to transfer or dispose of their Existing DocGo Common Stock or Existing DocGo Preferred Stock prior to the completion of the Business Combination or the New DocGo Common Stock issued to them in connection with the Business Combination until the earlier of (i) six months after the consummation of the Merger, and (ii) the date after the closing on which New DocGo completes a liquidation, merger, capital stock exchange, reorganization, tender or exchange offer as the first step of a two-step transaction, or other similar transaction that results in all of New DocGo’s stockholders having the right to exchange their equity for cash, securities, or other property. Prohibited transfers include short sales or other hedging or derivative transactions.

Pursuant to letter agreements entered at the time of Motion’s IPO, the Sponsor and Motion’s officers and directors agreed not to transfer, assign, or sell any of their Motion Common Stock acquired prior to Motion’s IPO until the earlier to occur of: (A) one year after the completion of Motion’s initial business combination and (B) subsequent to Motion’s initial business combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which Motion completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Motion’s stockholders having the right to exchange their shares of Motion Common Stock for cash, securities or other property.

Upon the expiration or waiver of the lock-ups described above, shares held by the New Holders, Sponsor, and certain other stockholders of New DocGo will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144, when such rule becomes applicable to Motion. In addition, pursuant to the A&R Registration Rights Agreement, the New Holders, Sponsor, and certain other stockholders will have the right, subject to certain conditions, to require New DocGo to register the sale of their shares of New DocGo Common Stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of New DocGo Common Stock to decline. Following completion of the Merger, the shares covered by registration rights will represent approximately [•]% of New DocGo’s outstanding common stock (assuming no holder of Public Shares exercises such holder’s redemption rights in connection with the Merger, and that all Existing DocGo Convertible Securities are exercised and the full amount of 83,600,000 shares are issued as consideration to equityholders of DocGo upon consummation of the Transactions).

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of New DocGo Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for New DocGo to raise additional funds through future offerings of New DocGo’s shares of New DocGo Common Stock or other securities.

Motion currently has an aggregate of 6,366,666 Warrants outstanding, which will become exercisable on the later of (x) 30 days after closing of the Merger and (y) October 19, 2021, provided that there is an effective registration statement under the Securities Act covering the shares of New DocGo Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available. Motion has agreed to use reasonable best efforts to file such registration statement within 15 business days and have declared effective within 60 business days after the consummation of the Transactions. The issuance of shares of New DocGo Common Stock upon the exercise of Warrants could result in dilution to New DocGo’s stockholders.

In addition, the shares of New DocGo Common Stock reserved for future issuance under New DocGo’s equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares of New DocGo Common Stock expected to be reserved for future issuance under its equity incentive plans is equal to [•]% of the aggregate number of shares of New DocGo Common Stock outstanding at closing. The compensation committee of New DocGo’s board of directors may determine the exact number of shares to be reserved for future issuance under its equity incentive plans at its discretion. New DocGo is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of New DocGo Common Stock or securities convertible into or exchangeable for shares of New DocGo Common Stock issued pursuant to New DocGo’s equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, New DocGo may also issue its securities in connection with investments or acquisitions. The amount of shares of New DocGo Common Stock issued in connection with an investment or acquisition could constitute a material portion of New DocGo’s then-outstanding shares of New DocGo Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New DocGo’s stockholders.

We have not registered the shares of New DocGo Common Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.

We have not registered the shares of New DocGo Common Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed to use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the New DocGo Common Stock issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their Public Warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if the New DocGo Common Stock is not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act at the time of any exercise of a Public Warrant, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that we are unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such Public Warrant shall not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of Public Units will have paid the full unit purchase price solely for the shares of Motion’s Class A Common Stock included in the Public Units. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of New DocGo Common Stock for sale under all applicable state securities laws.

The Public Warrants and Private Placement Warrants are being accounted for as liabilities and are being recorded at fair value upon issuance with changes in fair value each period reported in our earnings. The changes in value of the Public Warrants and Private Placement Warrants could have an adverse effect on the market price of Motion’s Class A Common Stock prior to the Business Combination or the New DocGo Common Stock following the Business Combination, and may have an adverse effect on our financial results and/or make it more difficult for us to consummate the Business Combination.

In light of the SEC Staff Statement and guidance in ASC 815-40, Motion’s management and the audit committee of the board of directors evaluated the terms of the Public Warrants and Private Placement Warrants and concluded that the Public Warrants and Private Placement Warrants do not meet the conditions to be classified in equity and instead, the Public Warrants and Private Placement Warrants meet the definition of a derivative under ASC 815. As described in the financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus, Motion has recorded the Public Warrants and Private Placement Warrants as liabilities on its balance sheets, and is recording that liability at fair value upon issuance and recording any subsequent changes in fair value as of the end of each period for which earnings are reported, as Motion may determine based upon a valuation report obtained from an independent third-party valuation firm. As a result of the recurring fair value measurement, the consolidated financial statements and results of operations of Motion and/or New DocGo may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our Public Warrants and Private Placement Warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of Motion’s Class A Common Stock prior to the

Business Combination (and on the New DocGo Common Stock following completion of the Business Combination) and/or Motion’s or New DocGo’s financial results, and may make it more difficult for Motion and New DocGo to consummate the Business Combination

Additionally, in connection with Motion’s evaluation of the Public Warrants and Private Placement Warrants in connection with the SEC Staff Statement, Motion’s management reassessed the effectiveness of its disclosure controls and procedures as of December 31, 2020 and concluded that the control deficiency that resulted in classifying the Public Warrants and Private Placement Warrants as equity instead of liability constituted a material weakness as of December 31, 2020. Solely as a result of this material weakness, management has revised its earlier assessment and has now concluded that Motion’s disclosure controls and procedures were not effective as of December 31, 2020. Motion plans to enhance its system of evaluating and implementing the accounting standards that apply to its financial statements, including through enhanced analyses by our personnel and third-party professionals with whom Motion will consult regarding complex accounting applications. The elements of Motion’s remediation plan can only be accomplished over time, and Motion can offer no assurance that these initiatives will ultimately have the intended effects. If Motion is unable to develop and maintain an effective system of internal control over financial reporting, Motion may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in Motion and materially and adversely affect its business and operating results.

Anti-takeover provisions in New DocGo’s organizational documents could delay or prevent a change of control.

Certain provisions of the Proposed Charter and the amended and restated bylaws to become effective upon the consummation of the Merger may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by New DocGo’s stockholders.

These provisions provide for, among other things:

•        the ability of New DocGo’s board of directors to issue one or more series of preferred stock;

•        advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at New DocGo’s annual meetings;

•        certain limitations on convening special stockholder meetings;

•        limiting the ability of stockholders to act by written consent; and

•        New DocGo’s board of directors have the express authority to make, alter or repeal New DocGo’s amended and restated bylaws.

These anti-takeover provisions could make it more difficult for a third party to acquire New DocGo, even if the third party’s offer may be considered beneficial by many of New DocGo’s stockholders. As a result, New DocGo’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause New DocGo to take other corporate actions you desire. See “Description of New DocGo Capital Stock.”

The Proposed Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New DocGo’s stockholders, which could limit New DocGo’s stockholders’ ability to obtain a favorable judicial forum for disputes with New DocGo or its directors, officers, employees or stockholders.

The Proposed Charter will provide that, unless New DocGo, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, will be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware) and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States of America; provided however, these provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act. For purposes of this provision, internal corporate claims means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

As a result, (1) derivative action or proceeding brought on behalf of New DocGo, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to New DocGo or its stockholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or New DocGo’s amended and restated certificate of incorporation or New DocGo’s amended and restated bylaws, or (4) action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware). Any person or entity purchasing or otherwise acquiring any interest in shares of New DocGo’s capital stock shall be deemed to have notice of and to have consented to the provisions of New DocGo’s certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New DocGo or its directors, officers or other employees, which may discourage such lawsuits against New DocGo and its directors, officers and employees. Alternatively, if a court were to find these provisions of the Proposed Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, New DocGo may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect New DocGo’s business and financial condition.

The Proposed Charter will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Certain of New DocGo’s stockholders, including the Sponsor, may engage in business activities which compete with New DocGo or otherwise conflict with New DocGo’s interests.

The Sponsor and its affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with New DocGo. New DocGo’s amended and restated certificate of incorporation will provide that none of the Sponsor, any of its affiliates or any director who is not employed by New DocGo (including any non-employee director who serves as one of New DocGo’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New DocGo operates. The Sponsor also may pursue acquisition opportunities that may be complementary to New DocGo’s business and, as a result, those acquisition opportunities may not be available to New DocGo.

Risks If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved, Motion’s board of directors will not have the ability to adjourn the Motion Annual Meeting to a later date.

If, at the Motion Annual Meeting, the officer presiding over the Motion Annual Meeting determines that it would be in the best interests of Motion to adjourn the Motion Annual Meeting to give Motion more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, Motion would have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Transactions, or another condition to closing the Business Combination has not been satisfied), Motion’s board of directors will seek approval to adjourn the Motion Annual Meeting to a later date or dates. If the Adjournment Proposal is not approved, Motion’s board will not have the ability to adjourn the Motion Annual Meeting to a later date. In such event, the Business Combination would not be completed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and the PIPE Transaction.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the unaudited historical condensed consolidated balance sheet of Motion as of June 30, 2021 with the unaudited historical condensed consolidated balance sheet of DocGo as of June 30, 2021, giving further effect to the Business Combination and the PIPE Transaction, as if they had been consummated as of June 30, 2021.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the unaudited condensed consolidated statement of operations of Motion for the six months ended June 30, 2021 with the unaudited condensed consolidated statement of operations of DocGo for the six months ended June 30, 2021, giving effect to the Business Combination and the PIPE Transaction as if they had occurred on January 1, 2020, which is the beginning of the earliest period presented.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited restated statement of operations of Motion for the period from August 11, 2020 (inception) through December 31, 2020 with the audited consolidated statement of operations of DocGo for the year ended December 31, 2020, giving effect to the Business Combination and the PIPE Transaction as if they had occurred on January 1, 2020. The restatement of Motion’s statement of operations for the period from August 11, 2020 to December 31, 2020 is more fully described in Note 2 of the notes to Motion’s fiscal 2020 financial statements included elsewhere herein.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to these unaudited pro forma condensed combined financial statements;

•        Motion’s historical unaudited condensed consolidated financial statements as of June 30, 2021 and for the six months then ended and the related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus;

•        Motion’s historical audited restated condensed financial statements for the period from August 11, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus;

•        DocGo’s historical unaudited condensed consolidated financial statements as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 and the related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus;

•        DocGo’s historical audited consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended and related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus; and

•        the sections entitled “Motion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “DocGo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to Motion and DocGo included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The unaudited pro forma condensed combined financial data below presents two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no Motion public stockholders exercise their right to have their Motion Public Shares converted into their pro rata share of the Trust Account; and

•        Assuming Maximum Redemptions with Waiver:    This presentation assumes that 9,678,938 shares of Motion common stock, the maximum redemption of the outstanding Motion common stock, are redeemed, resulting in an aggregate payment of $96.8 million out of the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share based on the Trust Account balance as of June 30, 2021 providing for a minimum net tangible asset of $5.0 million upon a consummation of the Business Combination and the PIPE Transaction on June 30, 2021 and assumes that DocGo has waived compliance with the Minimum Cash Condition.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and the PIPE Transaction taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(in thousands)

	Historical	Historical	Scenario 1 Assuming No Redemptions into Cash					Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Motion	(B) DocGo	Transaction Accounting Adjustments		PIPE Financing Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$234	$33,146	$110,982	5(d)	$120,625	5(j)	$238,389	$(96,789)	5(i)	$141,600
			(15,188)	5(f)
			(11,410)	5(h)
Account receivable – net	—	41,062	—		—		41,062	—		41,062
Prepaid expenses and other current assets	223	3,504	(223)	5(c)	—		3,504	—		3,504
Total current assets	457	77,712	84,161		120,625		282,955	(96,789)		186,166
Property and equipment, net	—	10,417	—		—		10,417	—		10,417
Intangible assets, net	—	10,818	—		—		10,818	—		10,818
Goodwill	—	6,610	—		—		6,610	—		6,610
Restricted cash	—	3,718	—		—		3,718	—		3,718
Operating lease right-of-use assets	—	4,629	—		—		4,629	—		4,629
Finance lease right-of-use assets	—	7,820	—		—		7,820	—		7,820
Cash and marketable securities held in Trust Account	115,007	—	(4,025)	5(b)	—		—	—		—
			(110,982)	5(d)
Other non-current assets	—	1,411	—		—		1,411	—		1,411
Total assets	$115,464	$123,135	$(30,846)		$120,625		$328,378	$(96,789)		$231,589

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$25	$6,745	$(25)	5(c)	$—		$6,745	$—		$6,745
Accrued and other current liabilities	69	26,476	(69)	5(c)	—		28,476	—		28,476
			2,000	5(h)
Line of credit	—	8,000	—		—		8,000	—		8,000
Current portion of long-term debt	—	5,460	—		—		5,460	—		5,460
Accrued offering costs	70	—	(70)	5(c)	—		—	—		—
Total current liabilities	164	46,681	1,836		—		48,681	—		48,681
Deferred underwriting fee payable	4,025	—	(4,025)	5(b)	—		—	—		—
Warrant liabilities	9,486	—	—		—		9,486	—		9,486
Long-term debt	—	10,206	—		—		10,206	—		10,206
Total liabilities	13,675	56,887	(2,189)		—		68,373	—		68,373

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF JUNE 30, 2021
(in thousands)

	Historical	Historical	Scenario 1 Assuming No Redemptions into Cash					Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Motion	(B) DocGo	Transaction Accounting Adjustments		PIPE Financing Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
Motion Class A common stock, subject to possible redemption	96,789	—	(96,789)	5(e)	—		—	—		—
Stockholders’ equity (deficit):
Motion preferred stock	—	—	—		—		—	—		—
Motion Class A common stock	—	—	1	5(a)	1	5(j)	10	(1)	5(i)	9
			8	5(g)
Motion Class B common stock	1	—	(1)	5(a)	—		—	—		—
DocGo Series A preferred stock, no par value	—	—	—		—		—	—		—
DocGo common stock, no par value	—	—	—		—		—	—		—
Additional paid-in capital	10,275	143,109	(5,284)	5(g)	120,624	5(j)	338,915	(96,788)	5(i)	242,127
			96,789	5(e)
			(15,188)	5(f)
			(11,410)	5(h)
Accumulated deficit	(5,276)	(90,625)	(59)	5(c)	—		(92,684)	—		(92,684)
			5,276	5(g)
			(2,000)	5(h)
Accumulated other comprehensive loss	—	54	—		—		54	—		54
Total stockholders’ equity (deficit) attributable to controlling interests	5,000	52,538	68,132		120,625		246,295	(96,789)		149,506
Noncontrolling interest	—	13,710	—		—		13,710	—		13,710
Total stockholders’ equity (deficit)	5,000	66,248	68,132		120,625		260,005	(96,789)		163,216
Total liabilities and stockholders’ equity (deficit)	$115,464	$123,135	$(30,846)		$120,625		$328,378	$(96,789)		$231,589

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except share and per share amounts)

	Historical		Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Motion	(A) DocGo	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments		Pro Forma Statement of Operations

Revenue	$—	$111,555	$—		$111,555	$—		$111,555
Cost of revenue	—	76,884	—		76,884	—		76,884

Operating expenses:
General and administrative	—	27,797	—		27,797	—		27,797
Depreciation and amortization	—	3,495	—		3,495	—		3,495
Legal and regulatory	—	1,833	—		1,833	—		1,833
Technology and development	—	1,126	—		1,126	—		1,126
Sales, advertising and marketing	—	2,035	—		2,035	—		2,035
Formation costs and other operating expenses	628	—	—		628	—		628
Total costs and operating expenses	628	113,170	—		113,798	—		113,798
Loss from operations	(628)	(1,615)	—		(2,243)	—		(2,243)

Other income (expense):
Interest income (expense), net	21	(245)	(21)	6(a)	(245)	(21)	6(a)	(245)
Change in fair value of warrant liabilities	(446)	—	—		(446)	—		(446)
Other	—	(28)	—		(28)	—		(28)
Total other expense, net	(425)	(273)	(21)		(719)	(21)		(719)

Loss before income taxes	(1,053)	(1,888)	(21)		(2,962)	(21)		(2,962)
Provision for income taxes	—	(9)	—		(9)	—		(9)
Net loss	(1,053)	(1,897)	(21)		(2,971)	(21)		(2,971)
Net income attributable to noncontrolling interest	—	1,428	—		1,428	—		1,428
Net loss excluding noncontrolling interest	$(1,053)	$(3,325)	$(21)		$(4,399)	$(21)		$(4,399)
Net loss per share attributable to Class A common stockholders – basic and diluted	$—	$(36.73)			$(0.04)			$(0.04)
Weighted average common shares used to compute net income (loss) per share attributable to Class A common stockholders – basic and diluted	11,500,000	90,505	98,309,495	6(c)	109,900,000	88,630,557	6(c)	100,221,062

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	Historical		Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(B) Motion	(C) DocGo	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$94,091	$—		$94,091	$—		$94,091
Cost of revenue	—	62,744	—		62,744	—		62,744

Operating expenses:
General and administrative	—	34,913	2,000	6(b)	36,913	2,000	6(b)	36,913
Depreciation and amortization	—	5,508	—		5,508	—		5,508
Legal and regulatory	—	3,748	—		3,748	—		3,748
Technology and development	—	1,190	—		1,190	—		1,190
Sales, advertising and marketing	—	746	—		746	—		746
Formation costs and other operating expenses	169	—	—		169	—		169
Total costs and operating expenses	169	108,849	2,000		111,018	2,000		111,018
Loss from operations	(169)	(14,758)	(2,000)		(16,927)	(2,000)		(16,927)

Other income (expense):
Interest income (expense), net	20	(205)	(20)	6(a)	(205)	(20)	6(a)	(205)
Gain on disposal of fixed assets	—	31	—		31	—		31
Change in fair value of warrant liabilities	(3,884)	—	—		(3,884)	—		(3,884)
Other income (expense)	(191)	300	—		109	—		109
Total other income (expense), net	(4,055)	126	(20)		(3,949)	(20)		(3,949)
Loss before income taxes	(4,224)	(14,632)	(2,020)		(20,876)	(2,020)		(20,876)
Provision for income taxes	—	(167)	—		(167)	—		(167)
Net loss	(4,224)	(14,799)	(2,020)		(21,043)	(2,020)		(21,043)
Net loss attributable to noncontrolling interest	—	(439)	—		(439)	—		(439)
Net loss excluding noncontrolling interest	$(4,224)	$(14,360)	$(2,020)		$(20,604)	$(2,020)		$(20,604)
Net loss per share attributable to Class A common stockholders – basic and diluted	$—	$(158.72)			$(0.19)			$(0.21)
Weighted average common shares used to compute net loss per share attributable to Class A common stockholders – basic and diluted	11,500,000	90,476	98,309,524	6(c)	109,900,000	88,630,586	6(c)	100,221,062

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.      Description of the Merger

The board of directors of Motion Acquisition Corp., a Delaware corporation (“Motion”), has unanimously approved the Merger Agreement dated as of March 8, 2021 (the “Merger Agreement”), by and among Motion, Motion Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Motion (“Merger Sub”), and Ambulnz, Inc., a Delaware corporation (“DocGo”), pursuant to which Merger Sub will merge with and into DocGo, with DocGo surviving as a wholly owned subsidiary of Motion and the securityholders of DocGo becoming securityholders of Motion (the “Merger”). We refer to the Merger and the other transactions contemplated by the Merger Agreement as the “Business Combination.”

Pursuant to the Merger Agreement, each share of DocGo’s Class A common stock, Class B common stock, and preferred stock issued and outstanding immediately prior to the effective time of the Merger, on a fully diluted basis including outstanding unexercised DocGo stock purchase warrants and employee stock options, will be automatically converted into the right to receive a number of shares of Motion common stock equal to the Exchange Ratio. The “Exchange Ratio” is the quotient obtained by dividing 83,600,000 by the fully-diluted number of shares of DocGo’s common stock outstanding immediately prior to the effective time of the Merger (as determined in accordance with the Merger Agreement and more fully described elsewhere in this proxy statement/consent solicitation statement/prospectus). Motion currently estimates that the Exchange Ratio will be approximately 643.85 at the effective time of the Merger.

Each of the options to purchase shares of DocGo’s common stock, whether or not exercisable and whether or not vested, and each of the warrants to purchase DocGo’s common and preferred stock, in each case that is outstanding immediately prior to the effective time of the Merger, will be assumed by Motion and converted into an option or warrant, as the case may be, to purchase a number of shares of Motion common stock equal to the number of shares of DocGo’s common stock subject to such option or warrant immediately prior to the effective time (or the number of shares of common stock issuable upon conversion of the preferred stock subject to such warrant) multiplied by the Exchange Ratio, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Exchange Ratio.

Upon consummation of the Merger, DocGo stockholders will receive 83,600,000 shares of Motion’s Class A Common Stock as consideration, including an estimated 5,080,041 shares that would be reserved at closing for shares underlying outstanding unexercised Existing DocGo Options, assuming that all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination, and up to 5,000,000 additional shares of Motion’s Class A Common Stock as earn-out consideration issuable in the future upon attainment of certain specified stock price conditions.

In connection with the execution of the Merger Agreement, Motion entered into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which such PIPE Investors have agreed to purchase an aggregate of 12,500,000 shares of Motion Class A Common Stock in a private placement at a price of $10.00 per share for an aggregate commitment of $125.0 million (the “PIPE Transaction”). The closing of the PIPE Transaction is expected to take place concurrently with the closing of the Business Combination. The subscription agreements are subject to certain conditions, including, among other things, the closing of the Business Combination.

2.      Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, which includes requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to also present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Motion has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination and the PIPE Transaction.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 was derived from the respective unaudited historical condensed consolidated balance sheets of Motion and DocGo as of June 30, 2021, and gives effect to the Business Combination and the PIPE Transaction as if they occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the respective historical condensed consolidated statements of operations of Motion and DocGo for the six months ended June 30, 2021, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 includes the historical restated condensed consolidated statement of operations of Motion for the period from August 11, 2020 (inception) through December 31, 2020, and the historical consolidated statement of operations of DocGo for the year ended December 31, 2020, in each case giving effect to the Business Combination and the PIPE Transaction as if they had been consummated on January 1, 2020, the beginning of the earliest period presented.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination and the PIPE Transaction are based on certain currently available information and certain assumptions and methodologies that Motion believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Motion believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the PIPE Transaction based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. Motion and DocGo have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•        Assuming No Redemptions (“Scenario 1”):    This presentation assumes that no Motion public stockholders exercise their right to have their Motion Public Shares converted into their pro rata share of the Trust Account; and

•        Assuming Maximum Redemptions with Waiver (“Scenario 2”):    This presentation assumes that Motion’s public stockholders exercise their redemption rights with respect to a maximum of 9,678,938 shares of Motion common stock prior to the consummation of the Business Combination and the PIPE Transaction at a redemption price of approximately $10.00 per share. The maximum redemption amount is derived on the basis that Motion will be required to have $5.0 million minimum net tangible assets upon consummation of the Business Combination and the PIPE Transaction, after giving effect to payments to redeeming stockholders and assumes that DocGo has waived compliance with the Minimum Cash Condition. This requirement leads to an estimated maximum potential redemption value of $96.8 million calculated as the balance of $101.8 million in net assets as of June 30, 2021, minus the minimum net tangible assets requirement amount of $5.0 million. The estimated per share redemption value of $10.00 was calculated by dividing the potential redemption value of $96.8 million by the 9,678,938 shares of Motion common stock.

Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the 83,600,000 shares of Motion common stock to be issued to DocGo’s stockholders upon consummation of the Business Combination or underlying outstanding unexercised stock purchase warrants and employee stock options, the 11,500,000 public shares of Motion common stock issued in the IPO (assuming there are no Motion stockholders who exercise their redemption rights), 2,300,000 shares of Motion common stock issued to its Sponsor (net of 575,000 shares to be held in escrow and that are subject to forfeiture if certain specified future stock price conditions are not attained), and the 12,500,000 shares of Motion common stock to be issued in connection with the PIPE Transaction.

As a result of the Business Combination and the PIPE Transaction, assuming no Motion public stockholders elect to redeem their shares for cash, DocGo’s stockholders and holders of DocGo’s warrants and options will own, or have the right to receive shares underlying such outstanding derivative securities, equal to approximately 76.1% of the total outstanding shares of common stock of the combined company (the “total common shares”), Motion public stockholders will own approximately 10.4% of the total outstanding shares of common stock, Motion’s Sponsor will hold 2.1% of the total outstanding shares of common stock, and investors from the PIPE Transaction will own approximately 11.4% of the total outstanding shares of common stock, based on the number of shares of Motion common stock outstanding as of June 30, 2021 (in each case, not giving effect to any shares issuable upon exercise of Motion’s Public Warrants and Private Placement Warrants, the 5,000,000 shares of common stock contingently issuable to DocGo stockholders, and the 575,000 shares of common stock owned by Motion’s Sponsor that will be held in escrow and are subject to forfeiture).

If 9,678,938 shares of Motion common stock are redeemed for cash, which assumes the Maximum Redemptions with Waiver scenario, after giving effect to payments to redeeming stockholders, DocGo’s stockholders and holders of DocGo’s warrants and options will own, or have the right to receive shares underlying such outstanding derivative securities, equal to approximately 83.4% of the total shares of the non-redeemable common stock of the combined company (the “total non-redeemable common shares”), the investors from the PIPE Transaction will own approximately 12.5% of the total non-redeemable common shares, Motion public stockholders will own approximately 1.8% of the total non-redeemable common shares, and Motion’s Sponsor will hold 2.3% of the total non-redeemable common shares, based on the number of shares of Motion common stock outstanding as of June 30, 2021 (in each case, not giving effect to any shares issuable upon exercise of Motion’s Public Warrants and Private Placement Warrants, the 5,000,000 shares of common stock contingently issuable to DocGo stockholders, and the 575,000 shares of common stock owned by Motion’s Sponsor that will be held in escrow and are subject to forfeiture).

3.      Accounting for the Merger

The Business Combination represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Motion will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, DocGo stockholders will have a majority of the voting power of the combined company, DocGo will comprise all of the ongoing operations of the combined entity, DocGo will control a majority of the governing body of the combined company, and DocGo’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of DocGo issuing shares for the net assets of Motion, accompanied by a recapitalization. The net assets of DocGo will be stated at historical cost. No new goodwill or other intangible assets will be recorded as a result of the Business Combination. Operations after the Business Combination will be those of DocGo.

4.      Shares of Motion Common Stock Issued to DocGo Stockholders upon Closing of the Business Combination and the PIPE Transaction

Based on the aggregate of 129,845 shares of DocGo common stock and preferred stock that are currently projected to be outstanding immediately prior to the closing of the Business Combination and the PIPE Transaction on a fully diluted basis (i.e., giving effect to the exercise of DocGo’s outstanding options and warrants), assuming the closing occurred on June 30, 2021, and based on the estimated Exchange Ratio determined in accordance with the terms of the Merger Agreement of approximately 643.85, Motion expects to issue, or reserve for issuance upon the exercise of outstanding DocGo warrants and options, an aggregate of 83,600,000 shares of Motion common stock upon consummation of the Business Combination, determined as follows:

DocGo Class A Common Stock, Class B Common Stock, and Preferred Stock shares outstanding on a fully diluted basis prior to the closing of the Business Combination and the PIPE Transaction	129,845
Multiplied by estimated Exchange Ratio	643.85
Motion common stock shares issuable to DocGo Stockholders or reserved for issuance upon the exercise of outstanding DocGo warrants and options upon closing of the Business Combination and the PIPE Transaction	83,600,000

In addition to the Motion common stock issuable to DocGo Stockholders or reserved for issuance upon the exercise of outstanding DocGo warrants and options upon closing of the Business Combination, up to 5,000,000 shares of Motion common stock are issuable to DocGo’s Stockholders as earn-out consideration in the future upon attainment of the following stock price conditions: (i) 1,250,000 shares if the closing stock price equals or exceeds $12.50 per share on any 20 trading days in a 30-trading-day period at any time until the first anniversary of the closing date; (ii) 1,250,000 shares if the closing stock price equals or exceeds $15.00 per share on any 20 trading days in a 30-trading-day period at any time until the third anniversary of the closing date; (iii) 1,250,000 shares if the closing stock price equals or exceeds $15.00 per share on any 20 trading days in a 30-trading-day period at any time until the third anniversary of the closing date; and (iv) 1,250,000 shares if the closing stock price stock equals or exceeds $15.00 per share on any 20 trading days in a 30-trading-day period at any time until the fifth anniversary of the closing date.

Approximately 7,900 DocGo employee stock options and 3,128 DocGo stock purchase warrants are currently outstanding. To the extent these derivative securities are exercised prior to the consummation of the business combination, they will receive a pro rata portion of the 83,600,000 shares of Motion common stock issuable to DocGo Stockholders at closing. To the extent these DocGo employee stock options are not exercised prior to closing, at closing they will be converted into an equivalent number of Motion stock options using the final determined Exchange Ratio and approximately 5,080,041 of the 83,600,000 shares of Motion Common Stock issuable to DocGo Stockholders at Closing will be reserved for issuance upon such exercise of these DocGo employee stock options (as calculated using an Exchange Ratio of approximately 643.85, as set forth herein), with corresponding adjustments of the exercise prices.

5.      Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared to illustrate the effect of the Business Combination and the PIPE Transaction and has been prepared for informational purposes only, and includes pro forma adjustments that are (1) directly attributable to the Business Combination, and (2) directly attributable to the PIPE Transaction. Motion and DocGo did not have any historical relationship prior to the Business Combination, and accordingly no pro forma adjustments were required to eliminate activities between the companies.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the unaudited condensed consolidated balance sheet of Motion as of June 30, 2021.

(B)    Derived from the unaudited condensed consolidated balance sheet of DocGo as of June 30, 2021.

Pro forma transaction accounting:

a)      To reflect the conversion of all outstanding shares of Motion’s Class B common stock into Motion’s Class A common stock on a one-for-one basis upon the closing of the Business Combination.

b)      To reflect the settlement of the $4.0 million of deferred underwriting fee incurred during Motion’s IPO that is payable upon completion of the Business Combination.

c)      To reflect the payment of the outstanding accounts payable, accrued expenses and accrued offering costs of Motion, net of its prepaid expenses, as of June 30, 2021.

d)      To reflect the release of cash from the Trust Account to the cash and cash equivalents account, assuming no Motion public stockholders exercise their right to have their Motion Public Shares redeemed for their pro rata share of the Trust Account.

e)      To reflect the reclassification, in Scenario 1, of common stock subject to redemption of $96.8 million to permanent equity, which assumes no Motion common stockholders exercise their redemption rights.

f)      To reflect the payment of Motion’s total estimated advisory, legal, accounting and auditing fees and other expenses in the aggregate amount of $15.2 million (not including the $4.0 million deferred underwriting fee or the $4.3 million PIPE Transaction placement fee) that are deemed to be direct and incremental costs of the Business Combination, which have been recorded as a reduction to additional paid-in capital.

g)      To reflect the recapitalization of DocGo through the contribution of all outstanding common and preferred stock of DocGo to Motion, and the assumption of outstanding DocGo warrants and options by Motion, in the aggregate amount of 83,600,000 shares of Motion common stock and the elimination of the accumulated deficit of Motion, the accounting acquiree. As a result of the recapitalization, Motion’s accumulated deficit of $5.3 million was derecognized, the par value of the Motion shares issued in exchange for DocGo’s capital were recorded to common stock in the amount of $8,000, and a reduction of additional paid in capital in the amount of $5.3 million was recorded.

h)      To reflect the payment of DocGo’s total estimated advisory, legal, accounting and auditing fees, and other expenses in the aggregate amount of $11.4 million that are deemed to be direct and incremental costs of the Business Combination, and to accrue $2.0 million of DocGo’s additional transaction costs that are not directly attributable to the Business Combination. The payment of $11.4 million of costs directly attributable to the Business Combination has been recorded as a reduction to additional paid-in capital. The accrual of $2.0 million of additional transaction costs includes a cash retention bonus pool that is expected to be paid to certain DocGo employees upon completion of the Business Combination, and is reflected as an increase in the accumulated deficit.

i)       To reflect, in Scenario 2, the assumption that Motion’s public stockholders exercise their redemption rights with respect to a maximum of 9,678,938 shares of Motion common stock prior to the consummation of the Business Combination at a redemption price of approximately $10.00 per share, or $96.8 million in cash. The $96.8 million or 9,678,938 shares of common stock represents the maximum redemption amount that would still enable Motion to satisfy the minimum net tangible assets amount of $5.0 million immediately prior to the consummation of the Business Combination and the PIPE Transaction and assumes that DocGo has waived compliance with the Minimum Cash Condition.

Pro forma adjustments directly attributable to the PIPE Transaction:

j)       To reflect the issuance of an aggregate of 12,500,000 shares of Motion common stock in the PIPE Transaction at a price of $10.00 per share, for an aggregate purchase price of $125.0 million, and to record the fees associated with the PIPE Transaction in the amount of $4.4 million.

6.      Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2021 and the Year Ended December 31, 2020

Motion and DocGo did not have any historical relationship prior to the Business Combination, and accordingly no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Motion’s shares outstanding at the closing of the Business Combination and the PIPE Transaction, assuming the Business Combination and the PIPE Transaction occurred on January 1, 2020, which is the beginning of the earliest period presented.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

(A)    Derived from the unaudited condensed consolidated statements of operations of Motion and DocGo for the six month period ended June 30, 2021.

(B)    Derived from the audited restated consolidated statement of operations of Motion for the period from August 11, 2020 (inception) through December 31, 2020.

(C)    Derived from the audited consolidated statement of operations of DocGo for the year ended December 31, 2020.

Pro forma adjustments:

a)      Reflects the elimination of interest income earned on investments held in Motion’s Trust Account.

b)      To reflect an accrual for additional transaction costs of $2.0 million in general and administrative expense of DocGo for expense related to a cash retention bonus pool expected to be paid to certain DocGo employees upon the completion of the Business Combination and other transaction costs that are not directly attributable to the Business Combination. This one-time adjustment was made only to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

c)      Because the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination and the PIPE Transaction have been outstanding for the entirety of the periods presented. In Scenario 2, which assumes the maximum number of shares are redeemed, the calculation is adjusted to retroactively eliminate such shares for the entire period.

Pro forma weighted average common shares outstanding — basic and diluted for the six months ended June 30, 2021 are calculated as follows:

	Six Months Ended June 30, 2021
	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
Weighted average shares calculation – basic and diluted
Motion weighted average Class A common shares outstanding	1,821,062	1,821,062
Motion weighted average Class B common shares outstanding	2,875,000	2,875,000
Less: Motion Class B common shares to be placed in escrow and subject to forfeiture	(575,000)	(575,000)
Motion Class A common shares subject to redemption, reclassified to equity in Scenario 1, and eliminated retroactively to the beginning of the period in Scenario 2	9,678,938	—
Issuance of Motion common stock in connection with closing of the PIPE Transaction	12,500,000	12,500,000
Issuance of Motion common stock to DocGo shareholders and reservation of shares underlying DocGo outstanding warrants and options in connection with Business Combination	83,600,000	83,600,000
Pro forma weighted average shares outstanding – basic and diluted	109,900,000	100,221,062

Pro forma weighted average common shares outstanding — basic and diluted for the year ended December 31, 2020, are calculated as follows:

	Year Ended December 31, 2020
	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
Weighted average shares calculation – basic and diluted
Motion weighted average Class A common shares outstanding	1,821,062	1,516,805
Motion weighted average Class B common shares outstanding	2,875,000	2,875,000
Less: Motion Class B common shares to be placed in escrow and subject to forfeiture	(575,000)	(575,000)
Motion Class A common shares subject to redemption, reclassified to equity in Scenario 1, and eliminated retroactively to the beginning of the period in Scenario 2	9,678,938	—
Issuance of Motion common stock in connection with closing of the PIPE Transaction	12,500,000	12,500,000
Issuance of Motion common stock to DocGo shareholders and reservation of shares underlying DocGo outstanding warrants and options in connection with Business Combination	83,600,000	83,600,000
Pro forma weighted average shares outstanding – basic and diluted	109,900,000	100,221,062

DOCGO’S SOLICITATION OF WRITTEN CONSENTS

Recommendation of the DocGo Board of Directors

After consideration, the DocGo board of directors adopted resolutions and determined that the Merger Agreement, the Merger contemplated by the Merger Agreement and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of DocGo and its stockholders, adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Merger and directing that the Merger Agreement be submitted to the holders of Existing DocGo Class A Stock and Existing DocGo Preferred Stock for their consideration and approval. The DocGo board of directors recommends that DocGo stockholders adopt the Merger Agreement by submitting a written consent and thereby approve the Merger and the transactions contemplated by the Merger Agreement by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.

DocGo Stockholders Entitled to Consent

Holders of record of Existing DocGo Class A Stock and Existing DocGo Preferred Stock as of [•], 2021 are entitled to sign and deliver written consents with respect to the approval of the Merger Agreement and the Merger.

Consents; Required Consents

Adoption of the Merger Agreement and the transactions contemplated thereby requires the approval of the holders of (i) at least a majority of the outstanding shares of Existing DocGo Class A Stock and Existing DocGo Preferred Stock entitled to vote, voting together as a single class on an as-converted to Existing DocGo Class A Stock basis and (ii) at least a majority of the outstanding shares of Existing DocGo Preferred Stock entitled to vote.

Concurrent with the execution of the Merger Agreement, certain holders of Existing DocGo Class A Stock and Existing DocGo Preferred Stock holding a sufficient number of shares to approve the Merger Agreement and Business Combination entered into Support Agreements with Motion in connection with the closing of the Business Combination to vote such securities in favor of the proposed Business Combination. Under the Support Agreements, the supporting holders agreed, among other things, to execute and deliver a written consent within five business days after this proxy statement/consent solicitation statement/prospectus is declared effective by the SEC, adopting the Merger Agreement, and approving the Merger. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Related Agreements — Support Agreement” for further information.

Submission of Consents

You may consent to the adoption of the Merger Agreement and the Merger and the ancillary agreements with respect to your shares of Existing DocGo Class A Stock and Existing DocGo Preferred Stock by completing, dating and signing the written consent enclosed with this proxy statement/consent solicitation statement/prospectus and returning it to DocGo.

If you hold shares of Existing DocGo Class A Stock or Existing DocGo Preferred Stock and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to DocGo. Once you have completed, dated and signed the written consent, you may deliver it to DocGo by emailing a .pdf copy by email to proxies@ambulnz.com or proxies@docgo.com or by mailing it to 35 West 35th Street, Floor 5, New York, NY 10001, Attention: Secretary.

Executing Consents

You may execute a written consent to approve of the Merger Agreement and the Merger. A written consent to approve the Merger Agreement and the Merger is equivalent to a vote for such proposal. If you fail to execute and return your written consent, or otherwise withhold your written consent, it has the same effect as voting against the Merger Agreement and the Merger.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials to DocGo stockholders is being borne by DocGo. Officers and employees of DocGo may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

MOTION ANNUAL MEETING OF STOCKHOLDERS

General

Motion is furnishing this proxy statement/consent solicitation statement/prospectus to its stockholders as part of the solicitation of proxies by the board of directors for use at the Motion Annual Meeting to be held on [•], 2021 and at any adjournment or postponement thereof. This proxy statement/consent solicitation statement/prospectus provides Motion’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Motion Annual Meeting.

Date, Time and Place

The Motion Annual Meeting will be held on [•], 2021, at [•] a.m. Eastern Time, via a virtual meeting. On or about [•], 2021, Motion commenced mailing this proxy statement/consent solicitation statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Motion Annual Meeting.

Purpose of Motion Annual Meeting

Motion stockholders are being asked to vote on the following proposals:

1.      the Business Combination Proposal;

2.      the Charter Proposals;

3.      the Director Election Proposal;

4.      the Nasdaq Proposal;

5.      the Incentive Plan Proposal; and

6.      the Adjournment Proposal (if necessary).

Recommendation of the Motion Board of Directors

The Motion board of directors has unanimously determined that the Merger, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of Motion and its stockholders and has directed that the proposals set forth in this proxy statement/consent solicitation statement/prospectus be submitted to its stockholders for approval at the Motion Annual Meeting on the date and at the time and place set forth in this proxy statement/consent solicitation statement/prospectus. The Motion board of directors unanimously recommends that Motion’s stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the election of each of the seven (7) directors nominated in the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal (if necessary).

When you consider the recommendation of Motion’s board of directors in favor of approval of these proposals, you should keep in mind that Motion’s directors and officers have interests in the Merger that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•        If the Merger or another business combination is not consummated by October 19, 2022, Motion will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Common Stock for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 2,875,000 shares of Motion Common Stock held by the Sponsor following the conversion of 2,875,000 shares of Class B Common Stock held by the Sponsor prior to the date of this proxy statement/consent solicitation statement/prospectus, which shares of Class B Common Stock were acquired for an aggregate purchase price of $25,000 prior to the Motion’s IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $28,577,500 based upon the closing price of $9.94 per public share on Nasdaq on September 9, 2021, the record date.

•        The Sponsor purchased an aggregate of 2,533,333 warrants (the “Private Placement Warrants”) from Motion for an aggregate purchase price of approximately $3.8 million (or $1.50 per warrant) in a private placement simultaneously with the consummation of Motion’s IPO. A portion of the proceeds Motion received from these purchases were placed in the Trust Account. Such Warrants had an estimated aggregate value of $3,242,666 based on the closing price of $1.28 per Warrant on Nasdaq on September 9, 2021, the record date. The Private Placement Warrants will become worthless if Motion does not consummate a business combination by October 19, 2022.

•        It is currently contemplated that James Travers and Michael Burdiek will be members of the board of directors of New DocGo after the closing of the Merger (assuming that the seven nominees identified in this proxy statement/consent solicitation statement/prospectus to serve as directors are elected). As such, in the future, each will receive any cash fees, stock options or stock rewards that the board of directors of New DocGo determines to pay its non-executive directors.

•        If Motion is unable to complete a business combination within the required time period, its Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Motion for services rendered or contracted for or products sold to Motion. If Motion consummates a business combination, on the other hand, Motion will be liable for all such claims.

•        Motion’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Motion’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Motion fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Motion may not be able to reimburse these expenses if the Merger or another business combination, are not completed by October 19, 2022. As of September __, 2021 there were no reimbursable expenses outstanding.

•        All rights specified in Motion’s Existing Charter and indemnification agreements relating to the right of officers and directors to be indemnified by Motion, and of Motion’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If a business combination is not approved and Motion liquidates, Motion will not be able to perform its obligations to its officers and directors under those provisions.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Motion Annual Meeting if you owned shares of Motion common stock at the close of business on September 9, 2021, which is the record date for the Motion Annual Meeting. You are entitled to one (1) vote for each share of Motion Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 14,375,000 shares of Motion Common Stock outstanding.

Vote of the Sponsor and Motion’s Directors and Officers

Motion has entered into an agreement with the Sponsor and Motion’s officers and directors pursuant to which each has agreed to vote any shares of Motion Common Stock owned by it in favor of the Business Combination Proposal.

At the time of Motion’s IPO, as a condition to their purchase of Motion Common Stock, the Sponsor and Motion’s officers and directors waived any redemption rights, including with respect to shares of Motion Common Stock purchased in Motion’s IPO or in the aftermarket, in connection with the Merger. The shares of Motion Common Stock held by the Sponsor prior to the date of this proxy statement/consent solicitation statement/prospectus have no rights to any distribution upon Motion’s liquidation and will be worthless if no business combination is effected by Motion by October 19, 2022. However, the Sponsor is entitled to redemption rights upon Motion’s liquidation with respect to any Public Shares it may own.

Quorum and Required Vote for Proposals for the Motion Annual Meeting

A quorum of Motion stockholders is necessary to hold a valid meeting. A quorum will be present at the Motion Annual Meeting if a majority of the issued and outstanding shares of Motion Common Stock on the record date that are entitled to vote at the Motion Annual Meeting are represented by stockholders present at the Motion Annual Meeting or by proxy. Abstentions will be counted towards the quorum requirement. Broker non-votes will not be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at Motion Annual Meeting may adjourn the annual meeting to another date.

The proposals presented at the Motion Annual Meeting will require the following votes:

•        Business Combination Proposal — The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Motion Common Stock present and entitled to vote at the Motion Annual Meeting. Abstentions will have the same effect as a vote “against” the Business Combination Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Business Combination Proposal. The Business Combination will not be consummated if Motion has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions.

•        Charter Proposals — The approval of each of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Motion Common Stock on the record date. Abstentions will have the same effect as a vote “against” the Charter Proposals. Each Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” such proposals.

•        Director Election Proposal — The election of directors requires a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” will be elected as directors (even if they receive less than a majority of the votes cast). Consequently, because this is an uncontested election, any director nominee who receives at least one vote “FOR” will be elected as a director. Brokers are not entitled to vote on the Director Election Proposal absent voting instructions from the beneficial holder because the Director Election Proposal is considered “non-routine”. Consequently, broker non-votes will have no effect with respect to the Director Election Proposal.

•        Nasdaq Proposal — The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the Motion Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Motion Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Nasdaq Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Nasdaq Proposal.

•        Incentive Plan Proposal — The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the Motion Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Motion Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Incentive Plan Proposal.

•        Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Motion Common Stock present (which would include presence at a virtual meeting) or represented by proxy at the Motion Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because an abstention represents a share entitled to vote. Brokers are entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Consequently, broker non-votes will have the same effect as a vote “against” the Adjournment Proposal.

Under the Merger Agreement, the approval of the Business Combination Proposal, each of the Charter Proposals and the Nasdaq Proposal is a condition to the consummation of the Business Combination. If any of these proposals is not approved and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The Incentive Plan Proposal and Director Proposal are conditioned on the approval of the Business Combination Proposal, each Charter Proposal, and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus.

Voting Your Shares

Each share of Motion Common Stock that you own in your name entitles you to one (1) vote on each of the proposals for the Motion Annual Meeting. Your one or more proxy cards or voter information forms show the number of shares of Motion Common Stock that you own. There are several ways to have your shares of Motion Common Stock voted:

•        By Mail.    You can submit a proxy to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Motion Annual Meeting. If you submit a proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Motion common stock will be voted as recommended by Motion’s board of directors. Motion’s board of directors unanimously recommends that Motion’s stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the election of each of the seven (7) directors nominated in the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal (if necessary).

•        At the Virtual Meeting.    You can attend the Motion Annual Meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you log in. However, if your shares of Motion Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Motion can be sure that the broker, bank or nominee has not already voted your shares of Motion Common Stock. See “Questions and Answers about the Merger and Motion Annual Meeting — How Do I Attend the Motion Annual Meeting?” for more information.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Motion’s secretary in writing before the Motion Annual Meeting that you have revoked your proxy; or

•        you may attend the Motion Annual Meeting virtually, revoke your proxy, and vote online as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters May be Presented at the Motion Annual Meeting

The Motion Annual Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if necessary). Under Motion’s bylaws, no other matters may be considered at the Motion Annual Meeting if they are not included in this proxy statement/consent solicitation statement/prospectus, which serves as the notice of the Motion Annual Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Motion Common Stock, you may call Morrow Sodali LLC, Motion’s proxy solicitor, at (800) 662-5200 (banks and brokers call (203) 658-9400) or email MOTN.info@investor.morrowsodali.com.

Redemption Rights

Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal and regardless of whether they hold their Public Shares on the record date. Any stockholder holding Public Shares may demand that Motion redeem such shares for a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the Transactions (including interest earned on the funds held in the Trust Account and not previously released to Motion to pay taxes) upon the closing of the Transactions. The per-share amount Motion will distribute to public stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that Motion is required to pay to the underwriters of Motion’s IPO. For illustrative purposes, based on funds in the Trust Account of approximately $115.0 million on the record date, the estimated per share redemption price would have been approximately $10.00. If a holder properly seeks redemption as described in this section and the Merger with DocGo is consummated, Motion will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Merger.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares. Accordingly, no shares of Motion Common Stock in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will be redeemed for cash.

Motion’s Sponsor will not have redemption rights with respect to the shares of Motion Common Stock held by it acquired prior to the Motion IPO.

Motion requires public stockholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to the Transfer Agent or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, no later than two (2) business days prior to the Motion Annual Meeting. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the public stockholder.

Motion’s Transfer Agent can be contacted at the following address:

Mr. Mark Zimkind
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the time such shares are actually redeemed. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Merger is not approved or completed for any reason, then Motion’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, Motion will promptly return any shares delivered by public holders.

If Motion would be left with less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions as a result of the holders of Public Shares properly demanding redemption of their shares for cash or if the Minimum Cash Condition would not be satisfied, Motion will not be able to consummate the Merger; provided that the Minimum Cash Condition may be waived by DocGo.

The closing price of Class A Common Stock on September 9, 2021, the record date, was $9.94. The cash held in the Trust Account on such date was approximately $115.0 million ($10.00 per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of Class A Common Stock as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Motion cannot assure its stockholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Public Shares exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of Class A Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to Motion’s Transfer Agent at least two (2) business days prior to the vote at the Motion Annual Meeting, and the Merger is consummated.

For a detailed discussion of the material U.S. federal income tax considerations for stockholders with respect to the exercise of these redemption rights, see “U.S. Federal Income Tax Considerations — Tax Consequences of a Redemption of Public Shares” beginning on page 146. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

Appraisal rights are not available to holders of shares of Motion Common Stock in connection with the Merger.

Proxy Solicitation Costs

Motion is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. Motion and its directors, officers and employees may also solicit proxies online. Motion will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Motion will bear the cost of the solicitation.

Motion has hired Morrow Sodali LLC to assist in the proxy solicitation process. Motion will pay to Morrow Sodali LLC a fee of $30,000, plus disbursements.

Motion will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Motion will reimburse them for their reasonable expenses.

Sponsor Stock Ownership

As of September 9, 2021, the record date, the Sponsor and Motion’s directors owned of record and were entitled to vote an aggregate of 2,875,000 shares of Motion Common Stock following the conversion of 2,875,000 shares Class B Common Stock that were issued prior to Motion’s IPO. Such shares currently constitute 20% of the outstanding shares of Motion Common Stock. At the time of Motion’s IPO, as a condition to their purchase of Motion Common Stock, the Sponsor and Motion’s officers and directors agreed to vote the Motion Common Stock (including Class A Common Stock issued upon conversion of the Class B Common Stock) acquired prior to the IPO, as well as any shares of Motion common stock acquired in the aftermarket, in favor of the Business Combination Proposal. Accordingly, only 4,312,501 Public Shares, or approximately 37.5% of the 11,500,000 shares of Class A Common Stock sold in Motion’s initial public offering, to be voted in favor of the Business Combination Proposal in order for it to be approved assuming all outstanding shares are voted on such proposal. If only a quorum of shares of Motion Common Stock is present at the Motion Annual Meeting, Motion would need only 6.3% of the Class A Common Stock (not including the Class A Common Stock that was issued upon the conversion of Class B Common Stock) to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the Charter Proposals and Nasdaq Proposal, compliance with the Minimum Cash Condition, and the requirement that Motion have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Transactions). The Sponsor and each of Motion’s officers and directors have also indicated that they intend to vote their shares in favor of each other proposal being presented by Motion at the Motion Annual Meeting.

Additionally, at any time prior to the Motion Annual Meeting, during a period when they are not then aware of any material non-public information regarding Motion or its securities, the Sponsor and Motion’s officers and directors and DocGo and the DocGo stockholders, officers, and directors and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Motion Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the then outstanding shares of Motion Common Stock present and entitled to vote at the meeting to approve the Business Combination Proposal vote in its favor or to decrease the number of Public Shares that were being redeemed for cash. While the nature of any such incentives has not been determined as of the date of this proxy statement/consent solicitation statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors shares of Motion Common Stock or Warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Motion Annual Meeting.

If such transactions are effected, the consequence could be to cause the Transactions to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/consent solicitation statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Motion will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/consent solicitation statement/prospectus of the Transactions and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/consent solicitation statement/prospectus.

Structure of the Transactions

General

The Merger Agreement provides for the Merger of Merger Sub with and into DocGo, with DocGo surviving the Merger as a wholly-owned subsidiary of Motion.

Projected Post-Business Combination Ownership of New DocGo

Immediately after the Effective Time, without taking into effect shares of New DocGo Common Stock which may be issued upon the exercise of outstanding warrants of Motion, DocGo’s stockholders will hold approximately 74.5% of the issued and outstanding New DocGo Common Stock, the current stockholders of Motion (including the Sponsor) will hold approximately 13.6% of the issued and outstanding New DocGo Common Stock, and the PIPE Investors will hold approximately 11.9% of the issued and outstanding New DocGo Common Stock, which pro forma ownership assumes (i) no holders of Public Shares exercise their redemption rights; (ii) 5,080,041 shares of New DocGo Common Stock are reserved for exercise of Existing DocGo Options that are estimated to remain outstanding upon consummation of the Business Combination, that all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination, and that 78,519,959 Closing Shares are issued as consideration to equityholders of DocGo; and (iii) that there are 105,394,959 shares of New DocGo Common Stock outstanding following the consummation of the Business Combination. If the maximum number of Public Shares are redeemed which would allow Motion to meet the Minimum Cash Condition such that DocGo does not have the right to terminate the Merger Agreement as described herein, such percentages will be approximately 76.7%, 11.1%, and 12.2%, respectively.

Merger Consideration

Pursuant to the Merger Agreement, the aggregate consideration payable to securityholders of DocGo at the Effective Time consists of 83,600,000 Closing Shares. It is expected that approximately 5,080,041 Closing Shares will be held in reserve by New DocGo to be issued to holders of those New DocGo Substitute Options (as converted from Existing DocGo Options outstanding immediately prior to the Effective Time); the remainder will be distributed pro rata among those holders of Existing DocGo Common Stock immediately prior to consummation of the Business Combination (after giving effect to the conversion of Existing DocGo Preferred Stock into Existing DocGo Common Stock and assuming all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination).

In addition, the holders of Existing DocGo Common Stock (after giving effect to the conversion of Existing DocGo Preferred Stock) immediately prior to the Closing will receive the contingent right to receive Contingent Shares upon the satisfaction of any of the following earnout conditions (each, an “Earnout Condition”):

•        1,250,000 Contingent Shares if the closing price of the New DocGo Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30) trading day period at any time after the Closing Date and prior to the first anniversary of the Closing Date;

•        1,250,000 Contingent Shares if the closing price of the New DocGo Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30) trading day period at any time after the Closing Date and prior to the third anniversary of the Closing Date;

•        1,250,000 Contingent Shares if the closing price of the New DocGo Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30) trading day period at any time after the Closing Date and prior to the third anniversary of the Closing Date; and

•        1,250,000 Contingent Shares if the closing price of the New DocGo Common Stock equals or exceeds $21.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30) trading day period at any time after the Closing Date and prior to the fifth anniversary of the Closing Date.

Each Earnout Condition will be evaluated on a stand-alone basis, without reference to any other Earnout Condition. Holders of Existing DocGo Convertible Securities who do not exercise or convert their Existing DocGo Convertible Securities prior to the consummation of the Business Combination will not receive a right to a pro rata portion of any issued Contingent Shares.

The Merger Agreement

This subsection of the proxy statement/consent solicitation statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision.

General Description

On March 8, 2021, Motion entered into the Merger Agreement with Merger Sub and DocGo, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Motion will acquire DocGo via a merger of Merger Sub with and into DocGo. After giving effect to the Merger, DocGo will continue as a wholly-owned subsidiary of Motion and the stockholders of DocGo will become stockholders of Motion.

Pursuant to the Merger Agreement, the aggregate consideration payable to securityholders of DocGo at the Effective Time consists of 83,600,000 Closing Shares. Approximately 5,080,041 Closing Shares will be held in reserve by New DocGo, to be issued to holders of those New DocGo Substitute Options (as converted from Existing DocGo Options outstanding immediately prior to the Effective Time); the remainder will be distributed pro rata among those holders of Existing DocGo Common Stock immediately prior to consummation of the Business Combination (after giving effect to the conversion of Existing DocGo Preferred Stock into Existing DocGo Common Stock and all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination). In addition, the holders of Existing DocGo Common Stock (after giving effect to the conversion of Existing DocGo Preferred Stock) immediately prior to the Merger will receive the right to receive up to an aggregate of 5,000,000 Contingent Shares upon the satisfaction of certain earnout conditions described elsewhere in this proxy statement/consent solicitation statement/prospectus. Holders of Existing DocGo Convertible Securities who do not exercise or convert their Existing DocGo Convertible Securities prior to the consummation of the Business Combination will not receive a right to a pro rata portion of Contingent Shares.

Immediately after the Effective Time, without taking into effect shares of New DocGo Common Stock which may be issued upon the exercise of outstanding warrants of Motion, DocGo’s stockholders will hold approximately 74.5% of the issued and outstanding New DocGo Common Stock, the current stockholders of Motion (including the Sponsor) will hold approximately 13.6% of the issued and outstanding New DocGo Common Stock, and the PIPE Investors will hold approximately 11.9% of the issued and outstanding New DocGo Common Stock, which pro forma ownership assumes (i) no holders of Public Shares exercise their redemption rights; (ii) 5,080,041 shares of New DocGo Common Stock are reserved for exercise of Existing DocGo Options that are estimated to remain outstanding upon consummation of the Business Combination, all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination, and that 78,519,959 Closing Shares are issued as consideration to equityholders of DocGo; and (iii) that there are 105,394,959 shares of New DocGo Common Stock outstanding following the consummation of the Business Combination. If the maximum number of Public Shares are redeemed which would allow Motion to meet the Minimum Cash Condition such that DocGo does not have the right to terminate the Merger Agreement as described herein, such percentages will be approximately 76.7%, 11.1%, and 12.2%, respectively.

Conditions to Closing

The respective obligations of each party to effect the Transactions are subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all parties:

•        No order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation shall be in effect by any governmental authority which prohibits consummation of any of the Transactions.

•        The Form S-4, of which this proxy statement/consent solicitation statement/prospectus forms a part, shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

•        At the Motion Annual Meeting (including any adjournments thereof), the Business Combination Proposal, the Charter Proposals and the Nasdaq Proposal shall have been duly approved and adopted by the Motion’s stockholders by the requisite vote under the DGCL, the Existing Charter and Nasdaq rules and regulations.

•        The Merger Agreement and the Transactions shall have been approved by the holders of (i) at least a majority of the outstanding shares of Existing DocGo Class A Stock and Existing DocGo Preferred Stock entitled to vote, voting together as a single class on an as-converted to Existing DocGo Class A Stock basis and (ii) at least a majority of the outstanding shares of Existing DocGo Preferred Stock entitled to vote (such approval, the “The DocGo Stockholder Approval”).

•        Motion shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing Date, as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act.

•        All specified waiting periods under the HSR Act shall have expired or been terminated and no governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

•        The Company shall have obtained all necessary approvals of the New York Department of Health with respect to the Transactions.

The obligations of Motion to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Motion:

•        The representations and warranties of DocGo shall be true and correct, subject to certain bring-down standards.

•        DocGo shall in all material respects have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date.

•        Motion shall have received a certificate of good standing of DocGo and DocGo Holdings LLC from its jurisdiction of incorporation or formation.

•        No material adverse effect with respect to DocGo shall have occurred since the date of the Merger Agreement.

The obligations of DocGo to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, by DocGo:

•        The representations and warranties of Motion and Merger Sub shall be true and correct, subject to certain bring-down standards.

•        Each of Motion and Merger Sub shall in all material respects have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date.

•        DocGo shall have received certificates of good standing of Motion and Merger Sub from its jurisdiction of incorporation or formation.

•        No material adverse effect with respect to Motion shall have occurred since the date of the Merger Agreement.

•        The funds contained in the Trust Fund, after taking into account redemptions of Public Shares and other permitted disbursements, unpaid transaction expenses of Motion and DocGo, and the proceeds of the PIPE, shall equal or exceed $175,000,000 (“Minimum Cash Condition”).

•        The New DocGo Common Stock shall have been approved for listing on Nasdaq as of the Closing Date, subject only to the requirement to have a sufficient number of round lot holders pursuant to the Nasdaq listing rules.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the Motion and Merger Sub, on the one hand, and DocGo and its subsidiaries, on the other hand, relating to their respective businesses and, in the case of Motion, its public filings. The representations and warranties described below and included in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement and as of specific dates, may be subject to a contractual standard of materiality different from what you might view as material, and may be subject to limitations agreed upon by the parties to the Merger Agreement. In addition, the representations and warranties of Motion and Merger Sub, on the one hand, and DocGo and its subsidiaries, on the other hand, have been qualified by information set forth in the Schedules provided in connection with the Merger Agreement; the information contained in the Schedules modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement.

DocGo has made representations and warranties about itself and its subsidiaries to Motion and Merger Sub regarding the following:

•        Organization and Qualification

•        Subsidiaries

•        Power and Authorization

•        Authorization of Governmental Authorities

•        Non-contravention

•        Compliance

•        Capitalization

•        Financial Matters

•        Absence of Certain Developments

•        Condition and Sufficiency of Assets

•        Real Property

•        Intellectual Property

•        Permits

•        Tax Matters

•        Employee Benefit Plans

•        Labor Matters

•        Environmental Matters

•        Contracts

•        Customers and Suppliers

•        Affiliate Transactions

•        Litigation

•        Insurance

•        Brokers

•        Anti-Corruption Matters

•        Board Approval

•        Company Stockholder Approval

•        Healthcare Regulatory Compliance

•        Food and Drug Administration Matters

Motion and Merger Sub have made representations and warranties about themselves to DocGo regarding the following:

•        Organization and Qualification

•        Subsidiaries

•        Power and Authorization

•        Authorization of Governmental Authorities

•        Non-contravention

•        Compliance

•        Capitalization

•        Motion’s SEC Reports and Financial Statements

•        Absence of Certain Developments

•        Trust Fund

•        Real Property; Personal Property

•        Intellectual Property

•        Tax Matters

•        Employees; Employee Benefit Plans

•        Contracts

•        Affiliate Transactions

•        Litigation

•        Listing of Motion’s Securities on Nasdaq

•        Brokers

•        Business Activities

•        Board Approval

Exclusivity

From the date of the Merger Agreement until the closing, or the earlier termination of the Merger Agreement, DocGo will not (and will not cause or permit any subsidiary or its or their affiliates or representatives to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any person relating to, or enter into or consummate any transaction relating to, (i) any merger, sale of DocGo’s equity interests or a material portion of DocGo’s or its subsidiaries’ assets, or a similar change in control transaction with respect to DocGo or any subsidiary or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit DocGo’s ability to consummate the Transactions contemplated by the Merger Agreement (the transactions in subsections (i) and (ii), collectively “Competing Company Transactions”). In addition, DocGo will, and will cause each of its subsidiaries and its and their respective representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Company Transaction.

From the date of the Merger Agreement until the closing, or the earlier termination of the Merger Agreement, Motion and Merger Sub will not (and will not cause or permit its affiliates or representatives to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to (i) any merger, sale of the equity interests of Motion or Merger Sub or a material portion of Motion’s assets, or a similar change in control transaction with respect to Motion or Merger Sub or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit Motion’s ability to consummate the Transactions contemplated by the Merger Agreement (the transactions in subsections (i) and (ii), collectively “Competing Motion Transactions”). In addition, Motion will, and will cause Merger Sub and each of its and their respective Representatives to, promptly cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Competing Motion Transaction.

Conduct of Business Pending the Business Combination

Until the earlier termination of the Merger Agreement or the closing of the Business Combination, Motion and Merger Sub, on the one hand, and DocGo and its subsidiaries, on the other hand, have each agreed to carry on its business in the ordinary course consistent with past practice, except as otherwise required by law or required or permitted by the Merger Agreement or consented to in writing by Motion (in the case of DocGo and its subsidiaries) or DocGo (in the case of Motion and Merger Sub).

In particular, Motion and Merger Sub have agreed not to:

•        Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest;

•        Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of Motion or Merger Sub;

•        Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or any securities convertible into or exchangeable for capital stock, or subscriptions, rights, warrants or options to acquire any capital stock or any securities convertible into or exchangeable for capital stock, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or convertible or exchangeable securities;

•        Amend the organizational documents of Motion;

•        Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements;

•        Except for funds borrowed by Motion from the Sponsor to meet Motion’s reasonable capital requirements necessary for the consummation of the Business Combination, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Motion, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•        Except as required by law or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

•        Except for certain disclosed obligations, incur or enter into any contractual obligation requiring Motion or Merger Sub to pay an aggregate amount in excess of $200,000;

•        Other than as required by law or as consistent with ordinary course practices, increase any benefits under any employee plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any employee, consultant, director or officer of Motion or Merger Sub, or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any employee plan;

•        Release, assign, compromise, pay, discharge, settle or satisfy any material claims, liabilities, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or actions (whether or not commenced prior to the date of the Merger Agreement);

•        Make, revoke, amend, or rescind any tax elections or tax compromise with any governmental authority, execute any waiver of restrictions on assessment or collection of any tax, change any method of accounting for tax purposes or prepare or file any tax return in a manner inconsistent with past practice, fail to pay any material tax when due (including any material estimated tax payments), claim any tax credits or defer any tax payments under the CARES Act or any similar law or guidance intended to benefit taxpayers in response to the COVID-19 pandemic, or enter into any tax sharing, tax allocation, tax receivable or tax indemnity agreement;

•        Form or establish any subsidiary;

•        Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other affiliates, other than the (x) payment of salary and benefits, (y) payment of bonuses, and (z) advancement of expenses, in each case as made in the ordinary course of business consistent with prior practice;

•        Amend the Trust Agreement or any other agreement related to the Trust Fund;

•        Liquidate, dissolve, reorganize or otherwise wind up the business or operations of Motion or Merger Sub;

•        Take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by the Merger Agreement from qualifying for the Intended tax treatment; or

•        Agree in writing or otherwise agree or commit to take any of the actions described above.

DocGo and its subsidiaries have agreed not to:

•        Abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license to any person or otherwise extend, amend or modify any existing or future intellectual property rights of DocGo, in each case that are material to the conduct of the business of DocGo and its subsidiaries, taken as a whole;

•        Transfer or provide a copy of any source code of DocGo to any person other than current employees, contractors, and consultants of DocGo or any of its subsidiaries under current and enforceable confidentiality agreements;

•        Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest, except transactions between DocGo and any wholly owned subsidiary of DocGo or between wholly owned subsidiaries of DocGo;

•        Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of DocGo, other than pursuant to contractual obligations in effect as of the date hereof or the net share settlement of any Existing DocGo Options or Existing DocGo Warrants;

•        Other than pursuant to contractual obligations in effect as of the date hereof and made available to Motion, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or any securities convertible into or exchangeable for capital stock (in each case, other than Existing DocGo Options), or subscriptions, rights, warrants or options to acquire any capital stock or any securities convertible into or exchangeable for capital stock, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or convertible or exchangeable securities (in each case, other than Existing DocGo Options);

•        Amend the organizational documents of DocGo;

•        Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, except for acquisitions made or entered into (x) in connection with or reasonably related to the services of DocGo as is currently conducted as of the date of the Merger Agreement or (y) that do not exceed $2,500,000 individually or $10,000,000 in the aggregate for acquisitions that are not in connection with or reasonably related to a service of DocGo, provided, in the case of (x) and (y) that (A) financial statements of the acquired, merged or consolidated entity shall not be required to be included in this proxy statement/consent solicitation statement/prospectus, and (B) DocGo survives any such acquisition, merger or consolidation;

•        Enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict DocGo’s or any of its subsidiaries’ ability to compete or to offer or sell any products or services to other persons, in each case, other than such arrangements (x) made in the ordinary course of business or (y) that are not otherwise material to DocGo and its subsidiaries, taken as a whole;

•        Sell, lease, license, encumber or otherwise dispose of any material properties or assets, except the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of DocGo;

•        Except for incurrences of indebtedness by DocGo or any of its subsidiaries (x) under existing credit facilities (or any replacement thereto) in the ordinary course of business or (y) in connection with any acquisition not prohibited pursuant to the abovementioned acquisition exceptions, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of DocGo, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•        Other than in the ordinary course of business, increase any benefits under any employee plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to certain scheduled persons, or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any employee plan;

•        Enter into any collective bargaining agreement;

•        Release, assign, compromise, pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the release, assignment, compromise, payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations (x) in the ordinary course of business consistent with past practice or (y) that are solely monetary in nature, do not individually exceed $500,000, and payments related to such settlements are made prior to the Closing;

•        Waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which DocGo or any of its subsidiaries is a party or of which DocGo or any of its subsidiaries is a beneficiary, in each case, other than (x) with certain top customers and other counterparties in the ordinary course of business consistent with past practice or (y) such waivers, modifications, or releases that would not be material to DocGo and its subsidiaries, taken as a whole;

•        Modify or terminate any scheduled material contract in a manner that is adverse to DocGo, in each case other than in the ordinary course of business;

•        Except as required by law or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

•        Make, revoke, amend, or rescind any material tax elections or material tax compromise with any governmental authority, execute any waiver of restrictions on assessment or collection of any material amount of tax, or change any material method of accounting for tax purposes or prepare or file any material tax return in a manner inconsistent with past practice (except as may be required by a change in law or fact), or fail to pay any material amount of tax when due (including any material estimated tax payments), claim any tax credits or defer any tax payments under the CARES Act or any similar law or guidance intended to benefit taxpayers in response to the COVID-19 pandemic, or enter into any tax sharing, tax allocation, tax receivable or tax indemnity agreement (other than any agreement that is a Contractual Obligation entered into in the ordinary course of business and not primarily related to taxes);

•        Discontinue any material line of business or any material business operations;

•        Make any loan to an insider of DocGo or any of its subsidiaries; or

•        Agree in writing or otherwise agree or commit to take any of the actions described above.

Additional Covenants of the Parties

The Merger Agreement also contains customary mutual covenants relating to the preparation of this proxy statement/consent solicitation statement/prospectus, the granting of access to information, the filing of tax returns and other tax matters, confidentiality, public announcements with respect to the transactions contemplated by the Merger Agreement, notification in certain events and the retention of various books and records.

No Survival of Representations and Warranties; No Indemnification

Except as otherwise contemplated by the Merger Agreement, or in the case of claims against a person in respect of such person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each of the foregoing shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained in the Merger Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

•        by mutual written consent of Motion and DocGo;

•        by either Motion or DocGo if the Closing has not occurred on or before 5:00 p.m. ET on November 8, 2021 (the “Termination Date”); provided that such right to terminate the Merger Agreement shall not be available to (i) Motion if Motion is then in breach in any material respect of certain obligations under the Merger Agreement such that certain closing conditions would not be satisfied or (ii) DocGo if DocGo is then in breach in any material respect of certain obligations under the Merger Agreement such that certain closing conditions would not be satisfied; provided further that if the Business Combination Proposal, the Charter Proposals and Nasdaq Proposal is approved at the Motion Annual Meeting, then the Termination Date shall be extended by thirty (30) days;

•        by either Motion or DocGo if a governmental authority having competent jurisdiction has issued an order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, which order or other action will have become final and nonappealable; provided that, neither Motion nor DocGo shall have the right to terminate the Merger Agreement if any action of such party or its subsidiaries or failure of such party or its subsidiaries to perform or comply with its obligations under the Merger Agreement shall have caused such law or injunction and such action or failure to perform constitutes a breach of the Merger Agreement;

•        by either Motion or DocGo if the Motion Annual Meeting has been held (including following any adjournment or postponement thereof), has concluded, the Motion Stockholders have duly voted, and any of the Business Combination Proposal, the Charter Proposals or the Nasdaq Proposal are not approved or adopted by the Motion Stockholders by the requisite vote under the DGCL and the Existing Charter and Existing Bylaws;

•        by either Motion or DocGo if DocGo has not received the DocGo Stockholder Approval by the requisite vote under the DGCL and DocGo’s charter documents within fifteen (15) days following the date this Registration Statement is declared effective by the SEC;

•        by DocGo if (i) any of the representations and warranties of Motion or Merger Sub contained in the Merger Agreement shall fail to be true and correct such that certain of the conditions set forth therein would not be satisfied or (ii) Motion or Merger Sub will have breached or failed to comply with any of its obligations under the Merger Agreement such that certain of the conditions set forth therein would not be satisfied; provided, that if such breach is curable by Motion or Merger Sub prior to the Closing Date, then DocGo may not terminate the Merger Agreement for a period of thirty (30) days after delivery of written notice from DocGo to Motion of such breach, provided, further, that such right to terminate the Merger Agreement will not be available if DocGo is in breach in any material respect of its obligations thereunder; or

•        by Motion if (i) any of the representations and warranties of DocGo contained in the Merger Agreement shall fail to be true and correct such that certain of the conditions set forth therein would not be satisfied or (ii) DocGo will have breached or failed to comply with any of its obligations under the Merger Agreement such that certain of the conditions set forth therein would not be satisfied; provided, that if such breach is curable by DocGo prior to the Closing Date, then Motion may not terminate the Merger Agreement for a period of thirty (30) days after delivery of written notice from Motion to DocGo of such breach, provided, further, that such right to terminate the Merger Agreement will not be available if Motion is in breach in any material respect of its obligations thereunder.

Amendments

The Merger Agreement may be amended by the parties to the Merger Agreement at any time by execution of an instrument in writing signed on behalf of each of the parties to the Merger Agreement.

Related Agreements

This following describes the material provisions of certain additional agreements that were entered into concurrently with the execution of the Merger Agreement and certain additional agreements that will be entered into in connection with the consummation of the Business Combination, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Support Agreements, Seller Lock-Up Agreements, Sponsor Agreement, PIPE Agreement, A&R Registration Rights Agreement, Sponsor Escrow Agreement, and form of Employment Agreement, filed herewith as Exhibits 10.11 through 10.17, respectively. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Motion Annual Meeting.

1.      Support Agreements:    On the date of the Merger Agreement, certain holders of Existing DocGo Class A Stock and Existing DocGo Preferred Stock, representing the affirmative vote of the outstanding Existing DocGo Class A Stock and Existing DocGo Preferred Stock on both individual and combined as-converted to Existing DocGo Class A basis, entered into support agreements with DocGo (the “Support Agreements”) in which such members (the “Supporting Holders”) agreed to: (i) approve DocGo’s entry into the Merger Agreement, (ii) approve the conversion of all Existing DocGo Preferred Stock into Existing DocGo Class A Stock immediately prior to the consummation of the Business Combination, (iii) deliver written consents, within five business days after this proxy statement/consent solicitation statement/prospectus is declared effective by the SEC, voting all of their equity interest in the Company in favor of the Transactions, in each case as required by the DGCL and governing documents of DocGo, (iv) vote all such equity interest against any proposal, offer, or submission with respect to a Competing Company Transaction, (v) not to engage in any transactions involving the securities of Motion prior to the Effective Time, and (vi) not to transfer, assign, or sell such equity interest, except to certain permitted transferees, prior to the consummation of the Merger.

2.      Seller Lock-Up Agreements:    On the date of the Merger Agreement, certain holders of Existing DocGo Class A Stock and Existing DocGo Preferred Stock entered into lock-up agreements with Motion and DocGo (the “Seller Lock-Up Agreements”), providing that each such holder will not transfer its Closing Shares (including such shares received upon exercise of New DocGo Substitute Warrants or New DocGo Substitute Options) and Contingent Shares during the period commencing on the closing and continuing until six months thereafter, subject to certain customary transfer exceptions. Following the consummation of the Business Combination, it is expected that these holders will own approximately [•]% of the fully diluted equity of New DocGo, assuming No Redemptions by holders of Public Shares in connection with the Business Combination.

3.      Sponsor Agreement:    On the date of the Merger Agreement, the Sponsor, DocGo and Motion entered into an agreement referred to herein as the “Sponsor Agreement,” pursuant to which the Sponsor agreed to, immediately prior to the Effective Time, (i) waive certain anti-dilution and corresponding conversion rights with respect to its Class B Common Stock and (ii) convert its Class B Common Stock to New DocGo Common Stock on a one-to-one basis, in each case, as set forth in the Existing Charter. The holders of Class B Common Stock converted their shares of Class B Common Stock to Class A Common Stock on a one-to-one basis prior to the date of this proxy statement/consent solicitation statement/prospectus, and such shares will remain outstanding as shares of New DocGo Common Stock following the consummation of the Business Combination.

4.      PIPE Agreements:    On the date of the Merger Agreement, Motion entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have subscribed for, and Motion agreed to issue and sell to the PIPE Investors, $125 million of Class A Common Stock immediately prior to the consummation of the Business Combination at a price per share equal to $10.00. The PIPE Investment is conditioned on the substantially concurrent closing of the Business Combination and other customary closing conditions. The proceeds from the PIPE Investment will be used to help fund the growth of lending operations of New DocGo and to pay transaction expenses associated with the Business Combination. Upon completion of the Business Combination, the PIPE Investors are expected to beneficially own approximately 11.9% of New DocGo Common Stock, based on the assumptions that (i) no holders of Public Shares exercise their redemption rights; (ii) Existing DocGo Options exercisable for an aggregate of 5,080,041 shares of New DocGo Common Stock remain outstanding upon consummation of the Business Combination, all Existing DocGo Warrants

are exercised prior to the consummation of the Business Combination, and 78,519,959 Closing Shares are issued as consideration to equityholders of DocGo; (iii) does not into effect shares of New DocGo Common Stock which may be issued upon the exercise of outstanding warrants of Motion; and (iv) that there are 105,394,959 shares of New DocGo Common Stock outstanding following the consummation of the Business Combination. We also provided the PIPE Investors with certain customary registration rights in connection with the PIPE Investment.

5.      A&R Registration Rights Agreement:    Immediately prior to the consummation of the Business Combination, Sponsor, Motion and certain holders of Existing DocGo Common Stock and Existing DocGo Preferred Stock will amend and restate the existing Registration Rights Agreement, by and between Sponsor and Motion, dated October 14, 2020, (“A&R Registration Rights Agreement”) whereby New DocGo will register for resale under the Securities Act, after the lapse or expiration of any transfer restrictions, lock-up, or escrow provisions which may apply, the shares of New DocGo Common Stock held by Sponsor and the holders of Existing DocGo Common Stock and Existing DocGo Preferred Stock (including those shares of New DocGo Common Stock issuable upon conversion or exercise of the New DocGo Substitute Warrants and New DocGo Substitute Options).

6.      Sponsor Escrow Agreement:    Prior to the consummation of the Business Combination, Sponsor, Motion, DocGo, and Continental Stock & Transfer Company will enter into an escrow agreement (the “Sponsor Escrow Agreement”) to govern 575,000 shares of New DocGo Common Stock (the “Sponsor Earnout Shares”) held by Sponsor pursuant to its terms and the terms of the Sponsor Agreement, whereby such Sponsor Earnout Shares shall either be released to the Sponsor or terminated and cancelled by Motion as follows: (a) with respect to 287,500 Sponsor Earnout Shares, the closing price of the New DocGo Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and prior to the third anniversary of the Closing Date, and (b) with respect to the remaining 287,500 Sponsor Earnout Shares, the closing price of the New DocGo Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and prior to the fifth anniversary of the Closing Date.

7.      Employment Agreements:    Pursuant to the Merger Agreement, Motion has covenanted to use commercially reasonable efforts to enter into employment agreements (the “Employment Agreements”) with certain executive officers of DocGo prior to consummation of the Business Combination, the terms of which will become effective upon the completion of the Business Combination. For a description of these Employment Agreements please refer to the form filed herewith as Exhibit 10.15 and the section entitled “Narrative Disclosure to the Summary Compensation Table — Additional Narrative Disclosure — New Employment Agreements.”

Background of the Proposed Transaction

Motion is a blank check company incorporated on August 11, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While its search may pursue an initial business combination target in any industry or geographic location, Motion has focused on potential acquisition targets in North America that utilize mobility technology.

The proposed Business Combination with DocGo is the result of an extensive search for a potential merger utilizing the networking, investing and transactional experience of Motion’s management team and board of directors. The terms of the Merger Agreement are the result of extensive arm’s-length negotiations between representatives of Motion and DocGo.

Motion has limited the application of the “corporate opportunity” doctrine in its Existing Charter. The corporate opportunity doctrine generally provides that, as a part of his or her duty of loyalty to the corporation and its stockholders, a director may not take a business opportunity for his or her own if: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation’s line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his or her own, the self-interest of the director will be brought into conflict with the director’s duties to the corporation. Section 122(17) of the DGCL expressly permits a Delaware corporation to renounce in its certificate of incorporation any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or its officers, directors or stockholders. Accordingly, the Existing Charter provides that the corporate opportunity doctrine shall not apply with respect to Motion or any of its officers or directors. Motion does not believe that the limitation of the application of the corporate opportunity doctrine in its Existing Charter had any impact on its search for a potential business combination.

On October 19, 2020, Motion consummated its initial public offering of 11,500,000 Units, each Unit consisting of one share of Class A Common Stock and one-third of one Public Warrant. The Units were sold at an offering price of $10.00 each, generating gross proceeds of $115,000,000. Simultaneously with the consummation of the initial public offering, Motion consummated a private placement with the Sponsor pursuant to which Motion issued 2,533,333 Private Placement Warrants to the Sponsor at a price of $1.50 per Private Placement Warrant, generating total proceeds of $3,800,000. A total of $115,000,000 from the net proceeds of the initial public offering and the private placement was placed into a segregated Trust Account of Motion maintained by Continental Stock Transfer and Trust Company. Prior to the consummation of its initial public offering, neither Motion, nor anyone on its behalf, contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a transaction with Motion.

From the date of Motion’s initial public offering through the signing of the letter of intent with DocGo on January 6, 2021, representatives of Motion, including James Travers, Executive Chairman, Michael Burdiek, Chief Executive Officer, Garo Sarkissian, Executive Vice President of Corporate Development, and the other members of Motion’s Board of Directors (the “Board”) commenced an active search for prospective acquisition targets. On an ongoing basis during this period, Motion’s Board and management reviewed self-generated ideas, initiated contact and were contacted by a number of individuals and entities with respect to business combination opportunities. A representative of Barclays Capital Inc. (“Barclays”), which served as Motion’s lead M&A financial advisor, participated in weekly meetings with Motion’s management team and directors to review and help screen the pipeline of acquisition candidates. Motion’s officers and directors ultimately identified and evaluated over 100 potential target businesses from a broad range of industry segments. From the date of the initial public offering through January 6, 2021, Motion’s representatives met with, and engaged in substantive discussions with, a number of financial advisors, members of management and/or the boards of directors of certain potential acquisition targets regarding a potential business combination, including discussions of potential valuations and transaction structures. During the course of its search for a company to merge with, Motion entered into nondisclosure agreements with approximately 20 companies operating in a wide range of industries, including telehealth and medical transportation services, connected vehicle data services, mobility and fleet management software applications, supply chain logistics, usage-based insurance, electronic vehicles, battery technology and light detection and ranging, or LiDAR. Motion held multiple conversations and meetings with a number of these companies.

None of these discussions resulted in an executed letter of intent, other than the discussions with DocGo. The decision not to pursue any other particular target business that Motion evaluated was generally the result of one or more of: (i) Motion’s determination that such business either was not ready to become a public entity or did not represent an attractive target due to a combination of business and growth prospects, strategic direction, management issues, structure and/or valuation considerations; (ii) a difference in initial valuation expectations between Motion, on the one hand, and the target and/or its owners, on the other hand; (iii) a potential target’s unwillingness to engage in substantive discussions with Motion given the timing and uncertainty of closing due to the requirement for Motion to obtain stockholder approval as a condition to consummating any business combination; (iv) a potential target’s desire to remain a privately held company; or (v) a potential target’s unwillingness to engage in substantive discussions with Motion in light of conflicting business objectives on the target’s side.

Motion decided to pursue a combination with DocGo because it determined that DocGo represented a compelling opportunity based upon, among other things: an assessment of DocGo’s business and growth prospects, including the ability to use the proposed business combination between Motion and DocGo to create a platform for potential future acquisitions; the fact that DocGo has revolutionized on-demand access to Mobile Health and healthcare-related transportation services through its proprietary cloud-based technology platform and employed service providers, and delivers these services in partnership with leading healthcare organizations via long-term contract and partnership structures that drive significant recurring revenue and a de-risked path for long-term growth; DocGo’s experienced management team in the healthcare industry; the retention by DocGo equityholders of 100% of their equity interests in the proposed business combination; and the favorable implied valuation of DocGo in the proposed business combination. Compared to DocGo, Motion and its advisors did not consider the other alternative combination targets to be as compelling when taking the foregoing into consideration.

The following chronology summarizes the key meetings and events that led to the signing of the letter of intent and Merger Agreement with DocGo, but it does not purport to catalogue every conversation among representatives of Motion, DocGo and their respective advisors.

On November 11, 2020, a representative of Deutsche Bank Securities Inc. (“Deutsche Bank”), contacted Mr. Burdiek via email and advised that Deutsche Bank was serving as financial advisor to a technology-enabled provider of telehealth and healthcare-related transportation services (DocGo) that was interested in going public by merging with a SPAC. As a result of this initial contact, an introductory call between representatives of Deutsche Bank and Motion was scheduled for the following week.

On November 16, 2020, Motion representatives Mr. Burdiek and Mr. Sarkissian had an initial telephone call with representatives of Deutsche Bank during which Deutsche Bank provided an overview of DocGo. Following this overview, Motion and Deutsche Bank made arrangements to further discuss the opportunity to determine whether a transaction between Motion and DocGo would be in the best interests of Motion, DocGo and their respective shareholders. Also on November 16, 2020, Mr. Burdiek sent an email to Motion’s Board of Directors and management team briefing them on the DocGo business.

On November 17, 2020, Mr. Sarkissian sent a non-disclosure agreement (“NDA”) that had been drafted by Motion’s outside legal counsel Graubard Miller (“Graubard”) to Deutsche Bank in order to allow DocGo to begin sharing confidential information with Motion to assist Motion in evaluating a potential transaction with DocGo. Following review of the NDA by DocGo’s general counsel, Motion and DocGo executed the NDA.

On the morning of November 23, 2020, Deutsche Bank emailed a DocGo investor presentation to Messrs. Burdiek and Sarkissian. This investor presentation included a proposed list of eight publicly held peer companies, as follows:

•        three Healthcare peer companies — Oak Street, 1Life Healthcare and Tabula Rasa Healthcare;

•        three Virtual Care peer companies — Teladoc Health, American Well and Ontrak; and

•        two Other peer companies — Uber and Lyft.

Later that day, an initial video conference meeting between DocGo management and Messrs. Burdiek and Sarkissian was held. Also attending this meeting were representatives of Deutsche Bank. Promptly following the meeting, Deutsche Bank provided access to DocGo’s virtual data room to Motion’s management team and Barclays. That same day, Mr. Sarkissian sent an email to Motion’s Board of Directors and management team briefing them on the meeting with DocGo management and providing them with a copy of the DocGo investor presentation.

Commencing on November 23, 2020, the date on which Motion and its advisors were first granted access to confidential DocGo materials in accordance with the NDA, and continuing through the signing of the Merger Agreement on March 8, 2021, Motion representatives and its legal and financial advisors conducted due diligence of DocGo through document review and numerous telephone conference calls with representatives of DocGo. Motion’s diligence covered various areas, including, among others, commercial operations and contracts, financial results, litigation, legal compliance, intellectual property, taxation, and general corporate matters. In addition, Motion conducted further diligence, including calls with DocGo suppliers, customers, partners and investors, as well as industry experts, which diligence focused on, among other things, DocGo’s services, regulatory compliance, market share and future prospects, as well as the outlook for the telehealth sector more generally. Based on such diligence, and after internal discussions as well as feedback from its advisors, Motion decided to pursue further diligence, discussions, and negotiations with DocGo. Financial-related due diligence, including obtaining and reviewing the financial consolidation, reviewing support for key balance sheet and income statement amounts, and discussing with DocGo management the forecast assumptions underlying its financial projections, was undertaken throughout the period from December 2020 to March 2021. Other diligence activities conducted by Motion subsequent to entering into a business combination letter of intent with DocGo on January 6, 2021 are described below.

On November 30, 2020, a videoconference meeting was held that was attended by Motion’s management, DocGo’s management, and representatives of Barclays and Deutsche Bank. The purpose of this meeting was to enable Motion to learn more about the DocGo business and ask a broad range of questions regarding DocGo’s business strategy, operations, and financial matters.

On December 1, 2020, representatives of Barclays and Deutsche Bank had a telephone conversation to discuss DocGo’s financial forecast and the broad parameters of a business combination between Motion and DocGo.

On December 2, 2020, at the direction of management of DocGo, representatives of Deutsche Bank emailed to Barclays certain materials relating to DocGo that included DocGo management’s financial outlook for 2021 and 2022, an illustrative transaction structure for a merger of Motion and DocGo, and information regarding trading multiples of certain selected publicly traded healthcare companies. The illustrative transaction structure prepared by Deutsche Bank following discussions with management of DocGo contemplated 83.6 million new shares of Motion’s Class A Common Stock issued to DocGo’s stockholders in exchange for all outstanding equity of DocGo, a $100 million PIPE, estimated transaction expenses of $25 million, and estimated new cash added to the post-merger balance sheet of $190 million assuming no redemptions, which represents an enterprise value of $890 million (calculated as the $1,080 million total equity value of all outstanding common shares at closing at $10.00 per share, minus estimated cash added to the balance sheet of $190 million). This illustrative transaction structure was silent with respect to lock-up provisions and exclusivity period. Barclays emailed these materials to Messrs. Burdiek and Sarkissian. Later that day, Motion’s management team and representatives of Barclays discussed the materials provided by Deutsche Bank. DocGo’s financial outlook for the 2021 calendar year contemplated revenues of $155 million, in a conservative scenario, which represented a 76% year-over-year increase and materially higher revenue outlook in an optimistic scenario.

Motion’s management had several calls with the representatives of Barclays to assess the growth prospects of DocGo and to review and validate the proposed list of publicly held comparable companies that was provided by DocGo on November 23, 2020. The objective was to select peers that most closely reflect key attributes of the DocGo business including core valuation drivers such as actual and expected revenue growth rates and the scope of products and services provided, and to limit the peer group to companies operating primarily in the healthcare industry. As a result of applying these screening and selection criteria:

•        in the Heathcare peer subgroup, Tabula Rasa Healthcare was removed due to its low recent and expected revenue growth rate profile of approximately 10%, which is substantially below DocGo’s 70%+ revenue growth rate, and was replaced by Accolade with its approximate 30% revenue growth profile;

•        in the Virtual Care peer subgroup, Ontrak was replaced by Hims & Hers because the latter had recently gone through the process of becoming public company by merging with a special purpose acquisition company, and because Hims & Hers offers a broader set of telemedicine services than Ontrak which is more in line with DocGo’s offerings; and

•        in the Other peer subgroup, both Uber and Lyft were removed because their primary operations are outside the healthcare industry, which resulted in the elimination of the Other peer subgroup.

Based on the updated list of comparable companies, DocGo’s historical revenue growth performance as well as its forecasted 2021 and 2022 revenue growth performance were higher than the respective metrics of the other comparable companies while other profitability metrics were in line or better than the median metrics of the comparable companies. The illustrative transaction structure with the proposed enterprise value of $890 million and the associated valuation multiples were at a material discount to the comparable set.

On December 4, 2020, Mr. Burdiek emailed the materials provided by Deutsche Bank to Motion’s Board members, in advance of a scheduled follow-up meeting with DocGo, which was held later that day via videoconference and attended by members of DocGo’s senior management team and Motion’s management team. During this meeting a more extensive in-depth discussion was held concerning DocGo’s strategic, operational, and financial matters.

On December 5, 2020, Motion recruited an independent healthcare industry consultant to assist it in the due diligence process in order to more fully to evaluate and assess DocGo’s business strategy, competitive position, technology, operations and prospects for sustained, profitable growth. Throughout December 2020 and January

2021, this consultant participated in due diligence meetings with DocGo’s and Motion’s management teams, reviewed DocGo’s draft investor materials, and assisted Motion’s management team in assessing and validating DocGo’s growth strategy and forecast assumptions.

Over the next several days, Motion’s management team, with the assistance of Barclays and Graubard, prepared a non-binding letter of intent regarding the proposed transaction. This draft letter of intent provided for 83.6 million new shares of Motion’s Class A Common Stock to be issued to DocGo stockholders, a $125 million PIPE financing, estimated transaction expenses of $25 million, and estimated new cash added to the post-merger balance sheet of $215 million assuming no redemptions, which represents an enterprise value of $890 million, which terms were consistent with the DocGo illustrative transaction structure provided on December 2, 2020 except for the $25 million increase in the proposed PIPE financing. This initial letter of intent also provided for a 12-month lock-up period on the new shares of Class A Common Stock issued in the transaction to DocGo’s insiders and significant stockholders and a 45-day exclusivity period during which DocGo would be prohibited from taking any action in connection with a competing transaction. On December 11, 2020, Mr. Burdiek emailed the draft non-binding letter of intent to Stan Vashovsky, DocGo’s Chief Executive Officer, who acknowledged receipt by return email to Mr. Burdiek the next day.

On December 17, 2020, Mr. Burdiek and Mr. Vashovsky had a telephone conversation in which they discussed the draft letter of intent, including the fact that the estimated transaction costs total of $25 million was likely insufficient to cover expected fees that would be payable upon consummation of the proposed transaction. He also informed Mr. Burdiek that DocGo was currently in discussions with two other SPACs concerning a possible business combination.

On December 18, 2020, after conferring with Motion’s Board members and Barclays representatives, Motion management revised the draft non-binding letter of intent to increase the estimated PIPE financing to $150 million and to increase the estimated transaction costs to $35 million, while keeping other proposed terms the same. These changes resulted in increasing estimated new cash added to the post-merger balance sheet from $215 million to $230 million, assuming no redemptions, and increased the transaction enterprise value from $890 million to $900 million. Mr. Burdiek emailed the revised letter of intent to Mr. Vashovsky later that day.

On December 21, 2020, Mr. Burdiek had a brief telephone conversation with Mr. Vashovsky regarding the revised letter of intent to confirm receipt and to discuss general timing of a possible transaction between the parties.

On December 24, 2020, Mr. Vashovsky and Mr. Burdiek had an email exchange in which Mr. Vashovsky indicated that Deutsche Bank would be providing final comments on the revised letter of intent to Barclays as a condition precedent to presenting the final transaction terms to DocGo’s board of directors. Also on that day, Deutsche Bank had a telephone conversation with representatives of Barclays, after which Deutsche Bank sent an email to Barclays requesting on DocGo’s behalf that: (i) 2.5 million additional shares of Class A Common Stock be added to the transaction consideration, with the issuance of these additional shares to the selling stockholders being contingent on the achievement of certain specified stock price targets for Motion’s common stock post-business combination (the “Contingent Share Consideration”); and (ii) the exclusivity period be shortened from 45 days to 21 days and provide for mutual exclusivity, and give Motion the option to extend such exclusivity period for an additional 21 days.

On December 26 and 27, 2020, Motion’s management team, in consultation with its financial and legal advisors, worked on preparing an updated letter of intent that addressed the DocGo requests.

On Monday, December 28, 2020, Mr. Burdiek emailed a revised nonbinding letter of intent to Mr. Vashovsky containing the same transaction terms as the previous letter of intent dated December 18, 2020 except for the addition of 2.5 million additional shares of Motion’s Class A Common Stock as Contingent Share Consideration. Messrs. Burdiek and Vashovsky also had a telephone conversation that day in which Mr. Vashovsky stated that he expected DocGo’s board of directors would meet early the following week to make their final selection of a business combination partner.

On January 3, 2021, Messrs. Burdiek and Vashovsky had a brief telephone conversation in which Mr. Vashovsky stated that DocGo’s board of directors would be meeting with representatives of Deutsche Bank the next day to discuss DocGo’s two leading SPAC candidates.

On January 4, 2021, Mr. Vashovsky called Mr. Burdiek to inform him that DocGo’s board of directors had reached the determination that engaging with Motion would be the best path forward for DocGo. Mr. Vashovsky also advised that DocGo had a few final requested modifications to the draft letter of intent that would be outlined in a forthcoming communication from Deutsche Bank to Barclays.

On January 5, 2021, Deutsche Bank representatives called Barclays and requested that the letter of intent be further modified as follows: (i) to shorten the lock-up period applicable to DocGo’s insiders and significant shareholders from 12 months to six months; (ii) to increase the Contingent Share Consideration from 2.5 million to 5.0 million shares of Class A Common Stock; and (iii) to add an earnout-based holdback of 50% of Motion’s Class B Common Stock subject to release upon the attainment of certain specified post-business combination stock price targets. On that same day, Mr. Burdiek sent an email to Motion’s Board in which he recommended that the first two requested changes to the letter of intent be accepted, and that with respect to the third request Motion counter with a 20% earnout holdback. The Board approved Mr. Burdiek’s recommendations, and that evening, Mr. Burdiek emailed an updated letter of intent to Mr. Vashovsky reflecting an increase in DocGo stockholders’ Contingent Share Consideration from 2.5 million to 5.0 million shares, an earnout-based holdback of 20% of Motion’s Class B Common Stock and a six month lock-up period on the new shares of Motion’s Class A Common Stock issued to DocGo’s insiders and significant stockholders, with all other transaction terms remaining unchanged from the previous letter of intent dated December 28, 2020.

On January 6, 2021, Mr. Vashovsky notified Mr. Burdiek by email that DocGo’s outside legal counsel, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), had reviewed the letter of intent and had proposed some technical and clarifying changes in the document, none of which altered the transaction terms previously described herein. Substantially all of Gibson Dunn’s edits were accepted by Motion, and the nonbinding letter of intent was drawn up in final form by Motion’s management team, signed by Mr. Burdiek, and then emailed to Mr. Vashovsky who countersigned it. The executed letter of intent provided for 83.6 million new shares of Motion’s Class A Common Stock issued to DocGo’s stockholders, a $150 million PIPE, estimated transaction expenses of $35 million, and estimated new cash added to the post-merger balance sheet of $230 million assuming no redemptions, which represents an enterprise value of $900 million. The executed letter of intent also provided for 5.0 million shares for DocGo stockholders’ Contingent Share Consideration, an earnout-based holdback of 20% of Motion’s Class B Common Stock, a six month lock-up period on the new shares of Motion’s Class A Common Stock issued to DocGo’s insiders and significant stockholders, and a mutual exclusivity period of 21 days with Motion having the option to extend such exclusivity period for an additional 21 days.

On January 16, 2021, representatives of Graubard were given access to the virtual data room and began conducting legal due diligence at the request of Motion.

On January 19, 2021, Mr. Burdiek and Rick Vitelle, Motion’s Chief Financial Officer, had a telephonic meeting with Michael Witkowski, DocGo’s Chief Compliance Officer, to discuss DocGo’s regulatory environment and compliance programs, including HIPAA and Medicare/Medicaid compliance.

On January 22, 2021, a Graubard representative emailed an initial draft of the Merger Agreement to Motion’s management team. On January 25, 2021, Motion’s management team emailed comments and edits on the draft Merger Agreement back to Graubard.

Also on January 22, 2021, Messrs. Burdiek and Vitelle had a telephonic meeting with Anthony Capone, DocGo’s current President and its former Chief Technology Officer, to discuss DocGo’s information technology systems, cyber security program, and disaster recovery procedures.

On January 25, 2021, Motion executed an agreement with Barclays related to its engagement as lead placement agent to solicit potential PIPE investors and to serve as lead M&A financial advisor and non-exclusive capital markets advisor to Motion.

On January 26, 2021, a representative of Gibson Dunn emailed to representatives of Graubard an initial draft of the form of Subscription Agreement, pursuant to which the PIPE investors would agree to purchase shares of Motion Common Stock at a price of $10.00 per share, and each such purchase would be consummated substantially concurrently with the closing of the Merger, subject to the terms and conditions set forth therein.

Also on January 26, 2021, a Graubard representative emailed to Gibson Dunn representatives the draft Merger Agreement. On January 31, 2021, a Gibson Dunn representative emailed to representatives of Graubard a revised version of the Merger Agreement, which, among other things, included certain changes with respect to the representations and warranties of both parties, materiality thresholds for certain representations, covenants relating to DocGo’s operation of the business between signing and closing, conditions surrounding the PIPE financing, and closing conditions. The terms of the Merger Agreement, including with respect to transaction structure, exclusivity, restrictions on the conduct of DocGo’s business between signing and closing, the scope of representations and warranties, parameters of financial statement deliverables, and certain other terms and conditions, the details of which were not fully addressed in the letter of intent, were the subject of additional extensive negotiation by the parties over the course of the next several weeks and reflected in revised drafts of the Merger Agreement exchanged during that period between Graubard and Gibson Dunn on behalf of their respective clients.

On January 27, 2021, Mr. Vitelle emailed a letter to Mr. Vashovsky in which Motion exercised its option to extend the mutual exclusivity period for an additional 21 days to February 17, 2021.

On February 5, 2021, Motion signed an engagement letter with Deutsche Bank to serve as co-placement agent to solicit potential PIPE investors alongside Barclays, in order to leverage Deutsche Bank’s more intimate knowledge of DocGo’s business. In this engagement letter, Motion acknowledged Deutsche Bank’s existing roles as financial advisor and capital markets advisor to DocGo in connection with the proposed business combination and waived any conflicts relating to such roles.

On February 9, 2021, Graubard issued a written report to Motion management on the results of its review of DocGo’s legal structure and organizational documents, joint venture agreements, service agreements, equipment leases and finance agreements, acquisition agreements, and litigation licensing, environmental, and employment matters.

Over the course of several weeks beginning on February 5, 2021, representatives of Barclays and Deutsche Bank contacted potential PIPE investors to discuss DocGo, the proposed business combination and the PIPE investment and to determine such investors’ potential interest in participating in the PIPE investment. Each potential PIPE investor contacted by Barclays and Deutsche Bank agreed to maintain the confidentiality of the information received and not to trade in Motion stock.

Beginning in early February 2021, Motion arranged for a digital data room to be established to provide certain materials to prospective PIPE investors. Motion, through its placement agents, sent data room invitations to potential investors who had a track record of long-term investments and an interest in investing in similar transactions and such investors conducted customary due diligence on DocGo. On February 8, 2021, Motion commenced investor meetings with certain potential PIPE Investors. Mr. Burdiek and James Travers, Executive Chairman of Motion, represented Motion, and Mr. Vashovsky and Andre Oberholzer, Chief Financial Officer of DocGo, represented DocGo in these meetings. Throughout much of February 2021, members of Motion’s and DocGo’s management held numerous video conference meetings and follow-up telephone calls with prospective PIPE investors.

On February 17, 2021, inasmuch as the parties were continuing to negotiate in good faith to execute a definitive business combination agreement, Motion and DocGo agreed to further extend the exclusivity period for an additional 21 days to March 10, 2021, such extension evidenced by a letter agreement signed by Mr. Vitelle on behalf of Motion and Mr. Oberholzer on behalf of DocGo.

On February 23, 2021, Motion received a report from Arthur J. Gallagher & Co. (“Gallagher”), an insurance broker, a written report on Gallagher’s risk management and due diligence review of DocGo’s general business and employment-related insured and uninsured risks.

On March 2, 2021, Motion and DocGo management representatives met via videoconference with representatives of Barclays and Deutsche Bank to review the results of the PIPE marketing efforts to date. During this meeting, Barclays advised that it had subscription commitments for a PIPE financing of at least $125 million. Following discussion, it was the consensus view that the parties should move forward with a PIPE of $125 million. Certain of the PIPE Investors were identified by Barclays and Deutsche Bank, in consultation with management of DocGo and Motion. Barclays, Deutsche Bank, DocGo, and Motion spoke to more than 40 potential institutional investors. Seventeen investors ultimately participated in the PIPE, including four existing stockholders of DocGo who subscribed for an aggregate of $27.5 million of PIPE Shares (representing 22.0% of the aggregate PIPE subscription amount) and four existing stockholders of Motion, who are not affiliated with Motion, the Sponsor, or Motion’s officers or directors, who subscribed for an aggregate of $19.5 million of PIPE Shares (representing 15.6% of the aggregate PIPE subscription amount), and one investor was an existing stockholder of Motion and DocGo, who subscribed for an aggregate of $5 million of PIPE Shares (representing 4.0% of the aggregate PIPE subscription amount). The remaining 8 investors purchasing an aggregate of $73 million of PIPE Shares (representing 58.4% of the aggregate PIPE subscription amount) were introduced to Motion and DocGo by Barclays and/or Deutsche Bank.

On March 4, 2021, Motion’s Board of Directors met to receive an update on the proposed business combination with DocGo and to take action to approve the Merger Agreement. Prior to the meeting, the Board received a copy of the most recent draft of the Merger Agreement, copies of each ancillary agreement to be entered into in connection with the Merger Agreement, a draft of the press release announcing the proposed business combination, and a management presentation. Mr. Burdiek advised the Board that the negotiations were nearly complete and, assuming Board approval, each party intended to sign the Merger Agreement as soon as practicable. Mr. Burdiek reviewed certain changes in the draft Merger Agreement as compared to the prior draft reviewed by the Board. Mr. Burdiek then discussed the marketing of the proposed PIPE offering of $125 million of Motion’s Class A Common Stock, at a price of $10.00 per share, that would close simultaneously with the consummation of the proposed business combination. A Graubard representative then summarized the material terms of the proposed business combination and the material provisions of the Merger Agreement. The Board then discussed matters relating to DocGo’s PCAOB audit and inclusion of the DocGo audited financial statements in the proxy statement/consent solicitation statement/prospectus, after which the Board requested and received an update on the status of due diligence and the review of DocGo’s disclosure schedules. After further discussion, the Board determined that it had sufficient information to provisionally approve the Merger Agreement, subject to the satisfactory conclusion of management’s review of DocGo’s disclosure schedules and gaining additional comfort regarding the status of DocGo’s financial statement audit. Accordingly, Motion’s board of directors unanimously declared that the Merger Agreement, the proposed business combination, the PIPE transaction and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of Motion and its stockholders, and approved the form, terms and provisions of, and the transactions contemplated by the Merger Agreement, including the matters to be submitted to votes of Motion’s stockholders, and authorized Motion to enter into the Merger Agreement and the related transaction documents once finalized.

On March 4, 2021, DocGo’s Board of Directors met to receive an update on the current status of the negotiations of the Merger Agreement. After discussion with management and advisors, the DocGo Board of Directors, via unanimous resolution, (i) determined that the proposed Business Combination and the transactions contemplated thereby, including the Merger, were advisable and fair to, and in the best interests of, DocGo and its stockholders, and (ii) approving the form, terms and provisions of the Merger Agreement in such form as DocGo’s management shall approve and authorizing the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.

On March 7, 2021, Motion’s Board of Directors met to receive an update on the current status of the negotiations of the Merger Agreement. Management noted that the remaining open points related to DocGo’s delivery of PCAOB audited financial statements for the years ended December 31, 2020 and 2019 (the “PCAOB Audited Financial Statements”) and the requirement that such audited financial statements not differ materially from the unaudited financial statements delivered to Motion during the course of due diligence. After discussion, the Board directed management to secure covenants from DocGo relating to the content of the PCAOB Audited Financial Statements and a termination right for Motion if (i) the PCAOB Audited Financial Statements have not been delivered by June 30, 2021, (ii) the opinion of the auditor is not an unqualified opinion, or (iii) if top-line revenue reported in the PCAOB Audited Financial Statements for the year ended December 31, 2020 is materially different from the top-line revenue reported in the unaudited financial statements for the same period. After negotiations, DocGo agreed to add such covenants and termination right to the Merger Agreement.

The Merger Agreement, the Subscription Agreements, and other related transaction agreements were signed on March 8, 2021. Prior to the market open on March 9, 2021, Motion and DocGo issued a joint press release announcing the signing of the Merger Agreement, and Motion filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and Subscription Agreements and disclosing the material terms of the Merger Agreement and PIPE in detail. The investor presentation and press release announcing the signing of the Merger Agreement were furnished as exhibits to such Current Report on Form 8-K.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the closing.

Motion’s Board of Directors’ Reasons for Approval of the Business Combination

In evaluating the Business Combination, Motion’s Board consulted with Motion’s management and legal and financial advisors. Motion’s board of directors reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the Business Combination was in the best interests of Motion’s stockholders. The financial data reviewed included the historical and projected consolidated financial statements of DocGo and an analysis of pro forma capital structure and trading multiples prepared by Motion’s advisors.

Motion’s management conducted a due diligence review of DocGo that included an industry analysis, an analysis of the existing business model of DocGo, and the company’s historical and projected financial results. Motion’s management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of Motion’s Board, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of Motion’s executive officers and directors is included in the section of this proxy statement/consent solicitation statement/prospectus entitled “Other Information Related to Motion — Directors and Executive Officers.”

In approving the Merger, Motion’s Board determined not to obtain a fairness opinion. To value DocGo’s business, Motion’s Board gave considerable weight to the valuations experienced by comparable publicly traded companies in the telehealth and associated sectors of the healthcare industry. As discussed above, the comparable companies Motion’s Board reviewed were Oak Street Health, 1Life Healthcare, Accolade, Teladoc Health, Hims & Hers, and American Well, all companies that DocGo management identified to Motion as being most similar to the business of DocGo and telehealth and technology-enabled healthcare services generally.

Motion reviewed the final selected companies with Barclays and determined to use them in its own analysis of DocGo because they were each leaders in their particular sector (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of DocGo) and Motion believed that utilizing market leaders as comparable companies in its analysis of DocGo was appropriate given the scale of, and anticipated margin and growth opportunities for, DocGo’s business. Further, while Motion does not believe there to be a publicly traded company that directly competes with DocGo’s healthcare transportation and mobile segments, Motion believes that the selected companies otherwise have similar business functions and roles, margin and growth rates. In each case, Motion’s Board’s considerations in selecting such comparable companies was based upon its application of its professional judgment and experience.

In evaluating the selected public companies, Motion’s Board considered a variety of factors including, without limitation, equity market capitalization, primary products or services, enterprise value as a multiple of 2021 projected revenues, and enterprise value as a multiple of 2021 projected adjusted gross profit, which are summarized in the table below.

Comparable Publicly Traded Companies Analysis

Peer Companies
Company	DocGo	Oak Street Health	1life Healthcare	Accolade	Teladoc Health	Hims & Hers Health	American Well	Peer Group Median
Ticker	—	OSH	ONEM	ACCD	TDOC	HIMS	AMWL
Market Capitalization	—	$12.8B	$6.5B	$2.5B	$33.5B	$2.7B	$5.0B	$5.8B
Primary Products/Services	Tech-enabled medical transport & telehealth svcs.	Primary care centers for Medicare patients	Membership based primary healthcare services	Tech-enabled health & benefit solutions	Telemedicine & virtual healthcare services	Telehealth, prescriptions & pers. care products	Telehealth services
Enterprise Value to 2021 Projected Revenue	5.8x	9.4x	10.7x	11.5x	17.8x	16.9x	20.3x	14.2x
Enterprise Value to 2021 Projected Adjusted Gross Profit(1)	13.9x	89.4x	29.2x	25.5x	26.7x	23.4x	56.5x	28.0x

____________

(1)      DocGo defines Adjusted Gross Profit, a non-GAAP measure, as profit after deducting the costs associated with producing and distributing its products and services, but excluding charges for depreciation and amortization.

Motion’s Board concluded that the valuation ascribed to DocGo in the Business Combination was adequately substantiated based on the equity market valuations of certain comparable public companies in the telehealth and associated sectors of the healthcare industry.

Additionally, in reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of Motion and its stockholders and (ii) to recommend that stockholders adopt and approve the Merger Agreement and approve the Merger contemplated therein, Motion’s Board considered a range of factors including, but not limited to, the factors discussed below. In light of the number and wide variety of factors, Motion’s Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Motion’s Board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, for any given factor individual directors may have assigned different weights. This explanation of Motion’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/consent solicitation statement/prospectus entitled “Forward-Looking Statements.”

In considering the Business Combination, Motion’s Board gave considerable weight to the following factors:

•        Unique Market Position.    DocGo is well-positioned to take advantage of the dramatic shift toward the expansion of telehealth services in the post COVID-19 pandemic environment;

•        Scalable Business Model.    DocGo’s business model leverages the mobile workforce of its medical transportation business, staffed with EMTs, paramedics, nurses and other health professionals, to expand its telehealth and in-home healthcare offerings;

•        Operating Leverage.    Because DocGo’s cost structure has a relatively low variable cost component, it has a high degree of operating leverage that can increase operating margins as revenues grow;

•        Existing Customer Relationships.    DocGo has entered into partner agreements with several high profile healthcare companies for which DocGo provides non-emergency patient transport services, administrative services and technology that help optimize the delivery of medical services within hospitals and clinics and drive significant recurring revenues for DocGo;

•        Barriers to Entry.    DocGo has what Motion’s Board believes are defensible competitive advantages in technology, including its proprietary integrated mobility services platform, and an extensive national footprint in the ambulance industry in which potential entrants must either apply for a new operating license or acquire an existing license, both of which are time consuming and potentially costly processes;

•        Experienced Leadership Team.    DocGo has a strong management team with significant operating experience, led by Stan Vashovsky, CEO, who founded the DocGo in 2015 with the vision to revolutionize medical transportation and healthcare delivery and has over 25 years of healthcare industry experience, and Andre Oberholzer, CFO, who joined DocGo in 2015 and brought extensive finance, operations and M&A experience;

•        Platform for Future Acquisitions and Expansion.    A public company status, combined with the capital to be provided from the proceeds of the PIPE and the net proceeds of Motion’s Trust Account, is expected to provide DocGo with the platform for potential future acquisitions in a fragmented marketplace to become a dominant market leader;

•        Lock-Up.    Certain of DocGo’s current securityholders holding an aggregate of 60.3 million shares of common stock of DocGo on an as-converted basis have agreed to enter into the Lock-up Agreement pursuant to which they agreed to retain 100% of the shares of New DocGo Common Stock they receive in the Business Combination for six months following the Merger, subject to early termination of such restrictions under certain circumstances (see “The Business Combination Proposal — Related Agreements — Seller Lock-Up Agreements”), which Motion’s Board believes reflects the DocGo stockholders’ belief in and commitment to the continued growth prospects of the combined company;

•        PIPE Investment.    Third-party investor interest in the PIPE investment served as validation of the valuation and opportunity represented by a transaction with DocGo; and

•        Attractive Valuation.    Motion’s Board believes DocGo’s implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the telehealth sector of the healthcare industry is favorable for Motion. Information about such comparable companies is presented above under “— Comparable Publicly Traded Companies Analysis.”

Motion’s Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Competition.    Competition in DocGo’s industry is intense, which may cause reductions in the price DocGo can charge for certain of its services, thereby potentially lowering DocGo’s profits;

•        Loss of Key Personnel.    Key personnel in DocGo’s industry are vital and competition for such personnel is significant. The loss of any key personnel could be detrimental to DocGo’s operations;

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•        Benefits Not Achieved.    The risk that the potential benefits of the Merger may not be fully achieved or may not be achieved within the expected timeframe;

•        Motion Stockholders Receiving Minority Position.    The fact that existing Motion stockholders will hold a minority position in the combined company; and

•        Other Risks.    Various other risks associated with DocGo’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/consent solicitation statement/prospectus.

Motion’s Board concluded that the potential benefits that it expected Motion and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Motion’s Board unanimously determined that the Merger Agreement and the Merger contemplated therein were advisable, fair to and in the best interests of Motion and its stockholders.

Certain Forecasted Financial Information for DocGo

DocGo provided Motion with its internally prepared forecasts, as described below. These forecasts were prepared by DocGo solely for internal use for various purposes, including for workforce staffing, resource allocation and other management objectives, are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. These forecasts were not intended for third-party use, including by investors or holders. You are cautioned not to place undue reliance upon these forecasts and that these forecasts are not guarantees of future performance. We cannot assure you that the forecasts will be realized, and actual results may be materially different from the forecasts due to various factors, including those discussed under the headings “Risk Factors,” “Proposal No. 1 — The Business Combination Proposal — Certain Forecasted Financial Information for DocGo” and “DocGo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/consent solicitation statement/prospectus.

We encourage you to review DocGo’s financial statements included in this proxy statement/consent solicitation statement/prospectus as well as the sections entitled “Selected Historical Financial Information of DocGo” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/consent solicitation statement/prospectus and to not rely on any single financial measure.

The forecasts were based on numerous variables and assumptions made by DocGo management at the time, and prepared with respect to matters specific to DocGo. Based upon the passage of time and actual events that have occurred since the forecasts were developed, the assumptions may be out of date. For example, the impact of COVID-19 has lasted beyond DocGo management’s original assumptions. This has had the effect of increasing revenue for the Mobile Health segment, via ongoing COVID-19 testing and vaccination-related projects, to levels above DocGo management’s initial estimates for 2021. It has also had the effect of decreasing revenue for the Transportation segment to levels below DocGo management’s initial estimates for 2021, as DocGo has shifted resources to Mobile Health projects related to COVID-19, which has resulted in reduced transportation volumes (when compared to projected levels) in existing markets and delayed entry into, and expansion of, certain new markets. COVID-19 has also caused revenue for the Transportation segment be below DocGo management’s initial estimates for 2021 because healthcare providers have in some cases continued to limit the availability of elective procedures, which has an adverse impact on DocGo’s revenues related to non-emergency procedures (see “Risk Factors — The COVID-19 pandemic has materially impacted DocGo’s business.”). However, despite revenue for the Transportation segment being below DocGo management’s initial estimates for 2021, nearly all of DocGo’s Transportation markets witnessed similar or higher transportation volumes during the second quarter of 2021 when compared with volumes in the pre-COVID period of late 2019 and early 2020, as organic growth in these markets offset the COVID-related impact.

The DocGo management team considered the following material estimates and hypothetical assumptions with respect to the development of the forecasts:

	Historical and Projected Year Ended December 31,
	2020A	2021E	2022E
	(in millions)
Total Transportation Revenue	$63	$110	$202
Total Mobile Health Revenue	$31	$46	$65
Total Revenue	$94	$155	$267

•        Projected Revenue (Transportation Services):    Projected revenue for the ambulance medical transportation services (“Transportation Services”) business is based on a variety of operational assumptions, including effective workdays in a month, shifts per workday, and fee per trip, the latter assumption comprised of a base rate (typically referencing a contracted fee schedule) and a per mile rate. For example, by multiplying the number of workdays in a month by the number of shifts per day across all markets, then multiplying that product by the assumption for the average revenue per shift (which is driven by the assumptions of price per trip and number of trips per shift), a forecast can be arrived at for trip-based transportation revenues. In addition, DocGo derives revenues from leased hour arrangements, wherein payments are made on an hourly basis for availability of vehicles and personnel. DocGo calculates projected revenue by each geographical market, since the price per trip, number of trips per shift and number of shifts per day are different for each market. Assumptions regarding growth in existing markets are based on current customer contracts and the expected transportation needs of these customers, plus assumptions regarding potential new customer contracts with healthcare facilities within the geographic reach of the specific market. Entry into new geographic markets is based on a national contract that gives DocGo access to most major cities in all 50 states. The projections and assumptions are determined by each individual market, due to geographic differences in distances traveled and reimbursement rates. The following table summarizes major assumptions at a national level, using averages derived from the individual geographic markets.

Transportation	2021 Range		2022 Range
Effective workdays in the month	25	25	25	25
Shifts per day	275	350	450	625
Trips per shift	3.0	3.2	3.0	3.2
Price per trip	$355	$364	$374	$379
Revenue per shift	$1,065	$1,165	$1,122	$1,213
Transport Revenues	$87,862,500	$122,304,000	$151,470,000	$227,400,000
Revenues from Leased Hour contracts	$10,000,000	$12,500,000	$12,500,000	$15,000,000
Total Transportation Revenues	$97,862,500	$134,804,000	$163,970,000	$242,400,000

Effective workdays in a month assume that each weekday equates to a workday, while Saturdays and Sundays (which generally see lower volume than on weekdays) combine for another workday. The number of shifts per day is based upon the anticipated aggregate level of staffing, which is driven in turn by the number of markets in which DocGo is operating. For the purposes of these assumptions, each shift is a 10-hour shift, with a range of 3.0 to 3.3 trips taken during each shift. The price per shift is a blended assumption, based upon the specific type of trip involved. The revenues from leased hour contracts will be driven by the number of markets in which DocGo operates, as well as our success in obtaining such contracts. For the purposes of the aforementioned projections, leased hour revenues were forecasted based upon several factors, including the terms of currently in-force leased hour contracts, the anticipated timing of the expiration or renewal of these contracts, the current levels of leased hour activity being conducted under these contracts and whether or not such activity was anticipated to increase or decrease over the course of the projection period, based upon assumed contract value at inception. In addition, DocGo has several leased hour contracts currently being negotiated and/or developed, and assumptions were made as to the likelihood of entering into such additional contracts and the related potential revenues therefrom. Leased hour revenues are projected to account for approximately 7%-10% of total Transportation revenues in 2021 and 2022.

	Historical and Projected Year Ended December 31,
	2020A	2021E	2022E
		(in millions)
Transportation Revenue (trip based)	$53	$100	$189
Transportation Revenue (leased hour based)	$10	$10	$13
Total Transportation Revenue	$63	$110	$202

•        Projected Revenue (Mobile Health Services):    Projected revenue for Mobile Health services is based on contractually established relationships with states, municipalities, businesses and healthcare providers, and also includes assumptions related to new customer acquisitions. Assumptions used include rate per hour and fees per event. Under certain circumstances, DocGo might generate revenue on a per-procedure basis. However, for the purposes of these assumptions, DocGo management assumed that revenues would be calculated and forecasted on the basis of hourly rates.

Mobile Health	2021 Range		2022 Range
Effective workdays in the month	25	25	25	25
Rate per hour	$125	$130	$125	$130
Billable Hours per day	1,100	1,250	1,600	1,750
Rate per event	$1,955	$1,955	$1,955	$1,955
Number of events per day	1.5	2.0	1.5	2.0
Hourly revenue	$41,250,000	$48,750,000	$60,000,000	$68,250,000
Events revenue	$879,750	$1,173,000	$879,750	$1,173,000
Total Mobile Health Revenue	$42,129,750	$49,923,000	$60,879,750	$69,423,000

The assumptions for effective workdays are the same as for the Transportation segment (see above). The number of billable hours per day is based upon the anticipated aggregate level of staffing, which is driven in turn by the number of markets in which DocGo is operating. The rate per hour is a blended assumption, based upon the types of personnel used to provide these services, and the rates that are negotiated with customers for these personnel and, in certain instances, for other assets used in the provision of services, such as vehicles. The number of events per day will be determined by the number of markets in which DocGo operates, as well as our success in obtaining such contracts. The rate per event will be a contractually negotiated amount.

	Historical and Projected Year Ended December 31,
	2020A	2021E	2022E
		(in millions)
Mobile Health Revenue (hourly based)	$30	$45	$64
Mobile Revenue (events based)	$1	$1	$1
Total Mobile Health Revenue	$31	$46	$65

•        Projected Revenue Mix:    Based on the aforementioned revenue assumptions, the resulting revenue mix for the year ending December 31, 2021, from the two business segments amounts to 70.6% for Transportation Services and 29.4% for Mobile Health services. For the year ending December 31, 2022, the resulting revenue mix amounts to 75.6% for Transportation Services and 24.4% for Mobile Health services. The projected shift in revenue mix for 2022 toward Transportation Services reflects the expectation of the expansion into new transportation markets, as well as the absence of COVID-19-related revenues in the 2022 projections for Mobile Health services.

•        Projected Adjusted Gross Profit:    Projected adjusted gross profit is driven by assumptions regarding DocGo’s cost structure. Projected Adjusted Gross Profit is not calculated in accordance with GAAP and excludes charges for depreciation and amortization. The following table summarizes major assumptions.

	2021 Range		2022 Range
Cost of Sales
Total compensation	47%	47%	45%	45%
Vehicles: fuel, maintenance, repairs and insurance	9%	9%	9%	8%
Supplies	1%	1%	1%	1%
Rent & utilities	1%	1%	1%	1%
Other COS	1%	1%	1%	1%

•        Most of the expense items above are variable and will be largely dependent upon the level of actual revenues. In particular, total compensation (which is driven by headcount), vehicle fuel, maintenance and repairs and medical supplies are closely correlated to the levels of business activity and revenues. Other key assumptions impacting profitability projections include headcount and other support expenses included in selling, general and administrative (“SG&A”) expenses. While SG&A expenses are expected to increase in absolute dollars as DocGo grows, such expenses are expected to represent a smaller percentage of revenue, contributing to improvements in Adjusted EBITDA margin in future years. For the years ending December 2021 and 2022, SG&A is projected at 37.7% and 27.9%, respectively, of revenue. The expected decline in SG&A expenses when expressed as a percentage of revenues reflects the relatively fixed nature of some of these costs, such as corporate overhead and personnel, which have expanded in recent years in anticipation of future growth.

•        DocGo’s forecasts reflect anticipated costs based on its capital-efficient business model, which utilizes lease financing for vehicles and other service delivery equipment. The terms included in the forecasts are based on current relationships with financing institutions, assuming 5 year leases at prevailing market interest rates.

Although the assumptions and estimates on which the forecasts for revenue and costs are based are believed by DocGo’s management to be reasonable and representing the best then-currently available information, the financial forecasts are forward-looking statements that are driven by assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond DocGo’s control. While all forecasts are necessarily speculative, DocGo believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be considered in that context. There will inevitably be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/consent solicitation statement/prospectus should not be regarded as an indication that DocGo, Motion or their respective representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The forecasts were requested by, and disclosed to, Motion for use as a component in its overall evaluation of DocGo, and are included elsewhere in this proxy statement/consent solicitation statement/prospectus on that account. DocGo has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to Motion. Neither DocGo’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of DocGo compared to the information contained in the forecasts, and none of them intends to do so or to undertake any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when the assumptions were made, or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort and are not included in this proxy statement/consent solicitation statement/prospectus in order to induce any Motion shareholder to vote in favor of any of the Proposals at the Motion Annual Meeting. DocGo will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

DocGo does not as a matter of course make public projections as to future sales, earnings or other results. However, DocGo’s management has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to Motion. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of DocGo’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of DocGo. However, this information does not reflect statements of fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/consent solicitation statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither DocGo’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

The key elements of the financial projections provided to Motion, which assumes a continuation of the growth DocGo has achieved over the past three years, during which it grew revenue at a compound annual growth rate of 53%, are summarized in the following table. These forecasts were not based on PCAOB compliant audited financials.

Key Financial Metrics:

	Historical and Projected Financial Summary
	Year Ended December 31,
	2020A	2021E	2022E
	(in millions)
Total Revenue	$94	$155	$267
Adjusted Gross Profit(1)	32	65	117
Adjusted EBITDA(2)	(6)	6	43
Adjusted Cash Flow(3)	(6)	5	38

____________

(1)      DocGo defines Adjusted Gross Profit, a non-GAAP measure, as profit after deducting the costs associated with producing and distributing its products and services, but excluding charges for depreciation and amortization.

(2)      DocGo defines Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization and stock compensation expense. Adjusted EBITDA, a non-GAAP measure, is supplemental to, and not a substitute for or superior to, a measure of financial performance prepared in accordance with U.S. GAAP and should not be considered as an alternative to net income (loss), operating income (loss) or any other performance measure derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of liquidity.

(3)      DocGo defined Adjusted Cash Flow, a non-GAAP measure, as Adjusted EBITDA less Capital Expenditures. When projecting cash flow, the Company considers, among other factors, the anticipated level of transport volumes it expects to execute, the consequent number of rigs required to handle those volumes, and the required number and cost of the incremental vehicles.

Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a U.S. GAAP financial measure. Accordingly, neither Motion nor DocGo has provided a reconciliation of the Adjusted EBITDA to net income (loss), the most directly comparable financial measure prepared in accordance with U.S. GAAP.

The aforementioned revenue assumptions (see “Proposal No. 1 — The Business Combination Proposal — Certain Forecasted Financial Information for DocGo”) were designed to show a range of revenues for each of the Transportation and Mobile Health segments for 2021 and 2022. The forecasted revenues of $155 million and $267 million for 2021 and 2022, respectively, are near the midpoints for these revenue ranges.

The projected revenue growth in 2022 is based upon several factors, including continued growth in existing transportation markets, reflecting the signing up and onboarding of additional medical facilities and other partners; entry into new markets, either via acquisition of an existing transportation provider or via organic growth; and the ongoing growth of our Mobile Health business. There are several macro assumptions that underlie these projections, such as the resumption of general economic activity in a post-COVID-19 recovery environment, the resumption of elective surgeries and other procedures that drive demand for the non-emergency medical transport services that

DocGo provides, and the continued increase in demand for telehealth and related services (even in a post-COVID-19 environment). There are several factors and contingencies which could prevent our forecasted growth from ultimately materializing, such as a slower-than-expected emergence from the COVID-19 environment, leading to a smaller-than-expected recovery in demand for non-emergency medical transportation as well as a slower resumption of sporting events and other mass-gathering activities for which DocGo provides medical transport and stand-by services. In addition, our ability to meet forecasted revenues would be impacted by a less favorable market for acquisitions than we are currently anticipating. Finally, our ability to meet forecasted revenues will remain largely contingent upon our ability to attract and retain field employees.

This information should be read in conjunction with “DocGo Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the audited financial statements of DocGo included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Satisfaction of the 80% Test

It is a requirement under Motion’s Existing Charter that any business acquired by Motion have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (after giving effect to the payment of deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. As of March 8, 2021, the date of the execution of the Merger Agreement, the balance of the funds in Motion’s Trust Account (after giving effect to the payment of deferred underwriting commissions and taxes payable) was approximately $111 million, and 80% thereof represents approximately $88.8 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Motion Board used as a fair market value the estimated enterprise value of $900 million, which was implied based on the transaction terms of the letter of intent executed on January 6, 2021 and a market validation through the PIPE investment process. The enterprise value consists of an implied equity value of approximately $1,105 million, representing the value at $10.00 per share of all outstanding common shares at closing, including the shares issuable to DocGo’s stockholders, Motion’s Public Shares, the PIPE shares and shares held by Motion’s Sponsor, minus estimated cash added to the balance sheet of $205 million assuming No Redemptions. In determining whether the enterprise value of $900 million represents the fair market value of DocGo, the Motion Board considered all of the factors described in this section and the Merger Agreement appended to the accompanying proxy statement/consent solicitation statement/prospectus as Annex A, and the fact that the purchase price for Motion was the result of an arm’s length negotiation. As a result, the Motion Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of any deferred underwriting commissions and taxes payable on interest earned).

Interests of Certain Persons in the Proposed Transaction — Motion

When you consider the recommendation of Motion’s board of directors in favor of approval of these proposals, you should keep in mind that Motion’s directors and officers have interests in the Merger that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•        If the Merger or another business combination is not consummated by October 19, 2022, Motion will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Common Stock for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 2,875,000 shares of Class A Common Stock held by the Sponsor following the conversion of 2,875,000 shares of Class B Common Stock held by the Sponsor prior to the date of this proxy statement/consent solicitation statement/prospectus, which shares of Class B Common Stock were acquired for an aggregate purchase price of $25,000 prior to the Motion’s IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $28,577,500 based upon the closing price of $9.94 per public share on Nasdaq on September 9, 2021, the record date.

•        The Sponsor purchased an aggregate of 2,533,333 warrants (the “Private Placement Warrants”) from Motion for an aggregate purchase price of approximately $3.8 million (or $1.50 per warrant) in a private placement simultaneously with the consummation of Motion’s IPO. A portion of the proceeds Motion received from these purchases were placed in the Trust Account. Such Warrants had an estimated aggregate value of $3,242,666 based on the closing price of $1.28 per Warrant on Nasdaq on September 9, 2021, the record date. The Private Placement Warrants will become worthless if Motion does not consummate a business combination by October 19, 2022.

•        It is currently contemplated that James Travers and Michael Burdiek will be members of the board of directors of New DocGo after the closing of the Merger (assuming that the seven nominees identified in this proxy statement/consent solicitation statement/prospectus to serve as directors are elected). As such, in the future, each will receive any cash fees, stock options or stock rewards that the board of directors of New DocGo determines to pay its non-executive directors.

•        If Motion is unable to complete a business combination within the required time period, its Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Motion for services rendered or contracted for or products sold to Motion. If Motion consummates a business combination, on the other hand, Motion will be liable for all such claims.

•        Motion’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Motion’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Motion fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Motion may not be able to reimburse these expenses if the Merger or another business combination, are not completed by October 19, 2022. As of September __, 2021 there were no reimbursable expenses outstanding.

•        All rights specified in Motion’s Existing Charter and indemnification agreements relating to the right of officers and directors to be indemnified by Motion, and of Motion’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If a business combination is not approved and Motion liquidates, Motion will not be able to perform its obligations to its officers and directors under those provisions.

Interests of Certain Persons in the Proposed Transaction — DocGo

When you consider the recommendation of DocGo’s board of directors in favor of adoption of the Merger Agreement and the transactions contemplated thereby, you should keep in mind that, certain holders of equity interest in DocGo, including directors and officers of DocGo, have entered into or will enter into the following agreements:

Support Agreement

Certain holders of Existing DocGo Class A Stock and Existing DocGo Preferred Stock entered into Support Agreement with the Motion in connection with the closing of the Business Combination to vote such securities in favor of the proposed Business Combination. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Related Agreements — Support Agreement” for further information.

Lock-up Agreement

Certain holders of Existing DocGo Class A Stock and Existing DocGo Preferred Stock entered into equity lock-up agreements whereby they agreed to be bound by restrictions on the transfer of New DocGo Common Stock received pursuant to the Merger Agreement, for a period up to six months after the completion of the Business Combination. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Related Agreements — Seller Lock-Up Agreements” for further information.

A&R Registration Rights Agreement

Certain holders of Existing DocGo Class A Stock and Existing DocGo Preferred Stock, together with the Sponsor and Motion, will enter into an amended and restated registration rights agreements immediately prior to the consummation of the Business Combination, providing for certain post-Closing registration and demand rights with respect to shares of New DocGo Common Stock issued in connection with the Merger. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Related Agreements — A&R Registration Rights Agreement” for further information.

Employment Agreements

Pursuant to the Merger Agreement, Motion has covenanted to use commercially reasonable efforts to enter into Employment Agreements with certain executive officers of DocGo prior to consummation of the Business Combination, the terms of which will become effective upon the completion of the Business Combination. For a description of these agreements see “Narrative Disclosure to the Summary Compensation Table — Additional Narrative Disclosure — New Employment Agreements.”

Sources and Uses

The following tables summarize the estimated sources and uses for funding the Business Combination assuming:

•        No Redemptions:    The expected beneficial ownership of shares of New DocGo Common Stock post-Business Combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) no holders of Public Shares exercise their redemption rights; (ii) Existing DocGo Options exercisable for an aggregate of 5,080,041 shares of New DocGo Common Stock remain outstanding upon consummation of the Business Combination, all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination, and 78,519,959 Closing Shares are issued as consideration to equityholders of DocGo; and (iii) that there are 105,394,959 shares of New DocGo Common Stock outstanding following the consummation of the Business Combination; and

•        Maximum Redemptions:    The expected beneficial ownership of shares of New DocGo Common Stock post-Business Combination in the “Maximum Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) 3,000,150 Public Shares are redeemed for an aggregate payment of approximately $30.0 million from the Trust Account, which is the maximum amount of redemptions that would satisfy the Minimum Cash Condition; (ii) Existing DocGo Options exercisable for an aggregate of 5,080,041 shares of New DocGo Common Stock remain outstanding upon consummation of the Business Combination, all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination, and 78,519,959 Closing Shares are issued as consideration to equityholders of DocGo; and (iii) that there are 100,221,062 shares of New DocGo Common Stock outstanding following the consummation of the Business Combination (which amount excludes 575,000 outstanding sponsor shares being held in escrow).

Estimated Sources and Uses (No Redemptions, in millions)

Sources		Uses
Cash in Trust(1)	$115	Cash to Balance Sheet	$225
Cash from DocGo Balance Sheet	$20	Transaction Expenses(2)	$35
PIPE Investor Cash	$125	Rollover Equity of DocGo Equity Holders(3)	$836
Equity Issuance to DocGo Equity Holders(3)	$836
Total Sources	$1,096	Total Uses	$1,096

____________

(1)      Represents the expected amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.

(2)      Represents the total estimated transaction and financial advisory fees and expenses incurred by Motion and DocGo as part of the Business Combination.

(3)      Excludes $50 million in Contingent Shares issuable following the consummation of the Business Combination.

Estimated Sources and Uses (Maximum Redemptions, in millions)

Sources		Uses
Cash in Trust(1)	$115	Cash to Balance Sheet	$195
Cash from DocGo Balance Sheet	$20	Transaction Expenses(2)	$35
PIPE Investor Cash	$125	Rollover Equity of DocGo Equity Holders(3)	$836
Equity Issuance to DocGo Equity Holders(3)	$836	Stockholder Redemptions	$30
Total Sources	$1,096	Total Uses	$1,096

____________

(1)      Represents the expected amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.

(2)      Represents the total estimated transaction and financial advisory fees and expenses incurred by Motion and DocGo as part of the Business Combination.

(3)      Excludes $50 million in Contingent Shares issuable following the consummation of the Business Combination.

Board of Directors Following the Proposed Transaction

At the Annual Meeting, seven directors will be elected to be the directors of New DocGo upon the closing of the Business Combination. New DocGo’s board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for the initial terms of the Class A and Class B directors) serving a three-year term. If the nominees are elected, [•], [•] and [•] will be Class A directors serving until New DocGo’s 2022 annual meeting of stockholders; [•] and [•] will be Class B directors serving until New DocGo’s 2023 annual meeting of stockholders; and [•] and [•], will be Class C directors serving until New DocGo’s 2024 annual meeting of stockholders, and in each case, until their successors are elected and qualified.

Name; Headquarters; Trading Symbols

After completion of the proposed Business Combination:

•        the corporate headquarters and principal executive offices of New DocGo will be located at 35 West 35th Street, Floor 5, New York, NY 10001; and

•        if Motion’s application for listing is approved, the New DocGo Common Stock and Warrants will be traded on Nasdaq under the symbols “DCGO” and “DCGOW,” respectively.

Accounting Treatment

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Motion will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of DocGo issuing stock for the net assets of Motion, accompanied by a recapitalization. The net assets of Motion will be stated at historical cost, with no goodwill or other intangible assets recorded.

DocGo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        DocGo’s existing stockholders will have the greatest voting interest in the combined entity after giving effect to the Merger under the No Redemptions and Maximum Redemptions scenarios with 74.5% voting interest in the No Redemptions scenario, and 76.7% voting interest in the Maximum Redemptions scenario (in each case, without taking into effect shares of New DocGo Common Stock which may be issued upon the exercise of outstanding warrants of Motion, and assuming 5,080,041 shares of New DocGo Common Stock are reserved for exercise of Existing DocGo Options that are estimated to remain outstanding upon consummation of the Business Combination, assuming all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination, and that 78,519,959 Closing Shares are issued as consideration to equityholders of DocGo);

•        After giving effect to the Merger, the largest individual minority stockholder of the combined entity will be an existing stockholder of DocGo;

•        DocGo’s existing directors and individuals designed by existing DocGo stockholders will represent the majority of the board of directors of New DocGo;

•        DocGo’s senior management will be the senior management of New DocGo; and

•        DocGo is the larger entity based on historical revenue and has the larger employee base.

Other factors were considered, including the purpose and intent of the Merger, noting that the preponderance of evidence as described above is indicative that DocGo is the accounting acquirer in the Merger.

Certain Engagements in Connection with the Business Combination and Related Transactions

Barclays was engaged by Motion to serve as representative of the underwriters of Motion’s IPO. In connection with such service, Barclays is entitled to a deferred underwriting fee of $4,025,000, payable upon completion of the Business Combination. Motion also engaged Barclays to act as a financial advisor in connection with the Business Combination, for which Barclays will receive an M&A advisory fee equal to 1.7% of the total consideration in the Business Combination, or an aggregate of $14,212,000, upon completion of the Business Combination. Barclays was also engaged by Motion to act as co-placement agent with respect to the PIPE Investment, and will receive a placement agent fee of $1,750,000 upon completion of the Business Combination.

Deutsche Bank was engaged by DocGo to act as financial advisor to DocGo in connection with the Business Combination and will receive compensation in connection with its role as financial advisor to DocGo. Motion also engaged Deutsche Bank to act as co-placement agent with Barclays with respect to the $125 million PIPE Investment. Deutsche Bank will receive fees and expense reimbursements in connection therewith. Deutsche Bank did not provide any advice to Motion, including, but not limited to, with respect to the valuation of DocGo or the terms of the Business Combination. After carefully considering the potential benefits of engaging Deutsche Bank for both roles, Motion and DocGo each consented to Deutsche Bank’s roles as financial advisor to DocGo in connection with the Business Combination and as co-placement agent to Motion in connection with the PIPE Investment and waived any potential conflicts in connection with such dual roles.

Deutsche Bank (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. Deutsche Bank and its affiliates may provide investment banking and other commercial dealings to Motion, DocGo and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Deutsche Bank and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Motion or its respective affiliates. Deutsche Bank and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Material United States Federal Income Tax Considerations

For a detailed discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of redemption rights and with respect to holders of DocGo common stock who or that exchange such shares for shares of Motion Common Stock in the Merger, see “U.S. Federal Income Tax Considerations — Tax Consequences of a Redemption of Public Shares” beginning on page 146. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences of the Merger and/or the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Regulatory Matters

The Transactions are not subject to any additional federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act and filings with the applicable state offices necessary to effectuate the Merger.

Vote Required for Approval

The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Motion Common Stock present in person (which would include presence at a virtual meeting or by proxy) and entitled to vote at the Motion Annual Meeting. Abstentions count as a vote “against” the Business Combination Proposal, because an abstention represents a share entitled to vote and thus is included in the denominator in determining the percentage approving the proposal. The Business Combination Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on this proposal without receiving voting instructions, and broker non-votes will have no effect on the Business Combination Proposal. Additionally, the Transactions will not be consummated if Motion would have less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions.

The approval of the Business Combination Proposal is a condition to the consummation of the Transactions. If the Business Combination Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

As of the date of this proxy statement/consent solicitation statement/prospectus, Motion does not believe there will be any changes or waivers that Motion’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Motion will circulate a new or amended proxy statement/consent solicitation statement/prospectus and resolicit Motion’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

The Sponsor and Motion’s officers and directors are subject to that certain Insider Letter with Motion, dated October 14, 2020 (the “Insider Letter”), whereby they have agreed to vote their shares of Motion Common Stock in favor of the Business Combination Proposal. As of the record date for the Motion Annual Meeting, these holders together beneficially owned and were entitled to vote an aggregate of 2,875,000 shares of Class A Common Stock (resulting from the conversion of 2,875,000 shares of Class B Common Stock on a one-to-one basis prior to the date of this proxy statement/consent solicitation statement/prospectus), which currently constitutes 20.0% of the outstanding shares of Motion Common Stock. In addition to the shares held by the Sponsor and Motion’s officers and directors, Motion would need 4,312,501 shares, or approximately 37.5% of the 11,500,000 shares of Class A Common Stock sold in Motion’s initial public offering, to be voted in favor of the Business Combination Proposal in order for it to be approved assuming all outstanding shares are voted on such proposal. If only a quorum of shares of Motion Common Stock is present at the Motion Annual Meeting, Motion would need only 6.3% of the Class A Common Stock (not including the Class A Common Stock that was issued upon the conversion of Class B Common Stock) to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the Charter Proposals and Nasdaq Proposal, compliance with the Minimum Cash Condition, and the requirement that Motion have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Transactions).

Recommendation of the Motion Board of Directors

MOTION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MOTION’S STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSALS NO. 2.A THROUGH 2.I — THE CHARTER PROPOSALS

Overview

Motion stockholders are being asked to adopt the Proposed Charter in the form attached hereto as Annex B, which, in the judgment of Motion’s board of directors, is necessary to adequately address the needs of New DocGo following the consummation of the Transactions.

The following is a summary of the key amendments effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:

(a) Proposal No. 2.A:    provide for one class of common stock as opposed to the two series of common stock under our Existing Charter;

(b) Proposal No. 2.B:    increase the number of authorized shares of common stock from 50,000,000 shares to 500,000,000 shares and increase the number of authorized shares of preferred stock from 1,000,000 shares to 50,000,000 shares;

(c) Proposal No. 2.C:    require an affirmative vote of holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock following the consummation of the Transactions, voting together as a single class, to amend, alter, repeal or rescind certain provisions of the Proposed Charter;

(d) Proposal No. 2.D:    require an affirmative vote of holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of following the consummation of the Transactions, voting together as a single class, for stockholders to amend, alter, repeal or rescind any provision of the bylaws;

(e) Proposal No. 2.E:    provide for the removal of directors with cause only by stockholders voting at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of following the consummation of the Transactions, voting together as a single class;

(f) Proposal No. 2.F:    provide that actions of stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent unless such action is recommended or approved by all members of the board of directors then in office;

(h) Proposal No. 2.G:    provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of the board of directors, or the chief executive officer;

(i) Proposal No. 2.H:    provide that any increase or decrease in the number of authorized shares of any class or classes of stock (but not below the number of shares then outstanding) requires the affirmative vote of the holders of the majority of the voting power of the stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a separate voting standard is expressly set forth in the certificate of designation of preferred stock; and

(g) Proposal No. 2.I:    replace the Existing Charter with the Proposed Charter and remove the various provisions applicable only to special purpose acquisition companies that will no longer be applicable to Motion after the consummation of the Transactions, including the elimination of Article IX (Business Combination Requirements) and changing Motion’s name from “Motion Acquisition Corp.” to “DocGo Inc.” immediately following the Effective Time.

Proposals No. 2A through 2.I are cross-conditioned on one another, and collectively are referred to herein as the “Charter Proposals”.

The section entitled “Comparison of Corporate Governance and Stockholders’ Rights” summarizes the principal, material changes proposed to be made between (i) the Existing Charter and the Proposed Charter and (ii) the certificate of incorporation of DocGo and the Proposed Charter, respectively. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Reasons for the Charter Amendments

Each of the proposed amendments was negotiated as part of the Business Combination. Motion’s board of directors’ reasons for proposing each of these amendments to the Existing Charter is set forth below.

Proposal No. 2.A: Single Class of Common Stock — The Existing Charter contains provisions regarding the conversion of Class B Common Stock and anti-dilution protections in respect of Class B Common Stock. The Existing Charter also requires the affirmative vote of the holders of a majority of the shares of Class B Common Stock in order to make any amendment that would alter or change the powers, preferences or other rights of the holders of Class B Common Stock. The Proposed Charter eliminates Class B Common Stock and any rights of holders thereof. All shares of Class B Common Stock have converted into Class A Common Stock, and following the Merger the protections afforded the Class B Common Stock while Motion was a special purpose acquisition company will no longer be necessary. Motion’s board of directors believes that the provisions relating to the Class B Common Stock will no longer be relevant to New DocGo and should be eliminated to allow New DocGo to have a streamlined capital structure.

Proposal No. 2.B: Authorized Shares — The Existing Charter authorizes (a) 62,500,000 shares of common stock, consisting of 50,000,000 shares of Class A Common Stock and 12,500,000 shares of Class B Common Stock and (b) 1,000,000 shares of preferred stock. Proposal No. 2.B provides that New DocGo will be authorized to issue 550,000,000 shares, consisting of 500,000,000 shares of common stock and 50,000,000 shares of preferred stock.

Motion’s board of directors believes the increase in authorized shares of common stock is necessary in order for New DocGo to have sufficient authorized common stock to issue to the stockholders of DocGo pursuant to the Merger Agreement and the transactions contemplated thereby, including the issuance of the Contingent Shares and the reservation of shares pursuant to the Incentive Plan. The Motion board of directors also believes that it is important for New DocGo to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares of New DocGo Common Stock to be authorized would be issuable as consideration for the Merger and the other transactions contemplated by in this proxy statement/consent solicitation statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans. The shares of New DocGo preferred stock to be authorized would be issuable for any proper corporate purpose, including future acquisitions and capital raising transactions.

Proposal No. 2.C: Required Vote to Amend the Charter — The Existing Charter may only be amended with the approval of a majority of Motion’s board of directors and the holders of a majority of the outstanding Motion Common Stock (subject to (i) certain supermajority stockholder approval requirements with respect to redemption provisions and (ii) changes altering or changing the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock require the vote or written consent of the holders of a majority of the Class B Common Stock). The Proposed Charter would require an affirmative vote of holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New DocGo, voting together as a single class, to amend, alter, repeal or rescind certain provisions of the Proposed Charter. We believe that supermajority voting requirements proposed herein are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Motion board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of New DocGo. Motion further believes that, going forward, a supermajority voting requirement encourages the person seeking control of New DocGo to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Proposal No. 2.D: Required Vote to Amend the Bylaws — The Existing Charter provides that our bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The Propose Charter would require an affirmative vote of holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of New DocGo entitled to vote generally in an election of directors to adopt, amend, alter or repeal or rescind the bylaws. The ability of the majority of the board to amend the bylaws would remain unchanged. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, Motion’s board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of New DocGo. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of New DocGo to negotiate with the board to reach terms that are appropriate for all stockholders

Proposal No. 2.E: Removal of Directors — Motion’s bylaws provide that directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors. The Proposed Charter would allow for the removal of directors with cause only by stockholders voting at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock entitled to vote at an election of directors. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, Motion’s board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of New DocGo. Motion further believes that going forward, a supermajority voting requirement encourages the person seeking control of New DocGo to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Proposal No. 2.F: Stockholder Action by Written Consent — The Existing Charter contains no provisions for stockholder action by written consent. The Proposed Charter would provide that actions of stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent unless such action is recommended or approved by all members of the board of directors then in office. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend our organizational documents outside of a duly called special or annual meeting of the stockholders. Our board believes this is desirable to provide all New DocGo stockholders with notice of actions proposed to be taken or approved by the stockholders and to provide all New DocGo stockholders with the opportunity to participate in the consideration of such actions or other approval items. Further, our board of directors believes that limiting stockholders’ ability to act by written consent will reduce the time and effort the board of directors and management would need to devote to stockholder proposals, which time and effort could distract our board of directors and management from other important company business.

Proposal No. 2.G: Special Meetings — At present, the Existing Charter contains no provisions for the calling of a special meeting of stockholders. The Proposed Charter would provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of the board of directors, or the chief executive officer. We believe this achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of New DocGo and its stockholders.

Proposal No. 2.H: No Class Vote on Changes in Authorized Number of Shares of Common Stock — The Existing Charter contains no specific provision regarding the required vote to change the authorized number of shares of common stock. The Proposed Charter would provide that any increase or decrease in the number of authorized shares of any class or classes of stock (but not below the number of shares then outstanding) requires the affirmative vote of the holders of the majority of the voting power of the stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a separate voting standard is expressly set forth in the certificate of designation of preferred stock. The board of directors believes that vesting the power to authorize changes in the authorized number of shares of common stock in the holders of stock entitled to vote in the election of directors will give the company greater flexibility to use its share capital.

Proposal No. 2.I: Replacement of the Existing Charter — The Existing Charter would be amended and replaced in its entirety with the Proposed Charter. This includes approval of all other changes in the Proposed Charter and related clean up changes, as well as the removal of provisions of the Existing Charter that will no longer be relevant, in connection with replacing the Existing Charter with the Proposed Charter, including the elimination of certain provisions related to Motion’s status as a blank check company, which is desirable because these provisions will serve no purpose following the Merger. For example, these proposed amendments remove the requirement to dissolve New DocGo if the initial business combination is not completed within a certain period of time and will allow New DocGo to continue as a corporate entity with perpetual existence following consummation of the Merger. Perpetual existence is the usual period of existence for corporations and the Motion board of directors believes it is the most appropriate period for New DocGo following the Merger. In addition, certain other provisions in the Existing Charter require that proceeds from Motion’s IPO be held in the Trust Account until a business combination or liquidation has occurred. These provisions cease to apply once the Merger is consummated. The amendments would also change Motion’s name from “Motion Acquisition Corp.” to “DocGo Inc.” immediately following the Effective Time.

Vote Required for Approval

The approval of each of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Motion Common Stock on the record date. Abstentions will have the same effect as a vote “against” the Charter Proposals. Each Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” such proposals.

The Charter Proposals are cross-conditioned on one another. Failure to approve any of the Proposal No. 2.A through 2.I will result in none of the Charter Proposals being effected.

If the Business Combination Proposal is not approved, the Charter Proposals will not be presented at the Motion Annual Meeting. The Merger is conditioned upon the approval of each of the Charter Proposals, subject to the terms of the Merger Agreement. Notwithstanding the approval of each of the Charter Proposals, if the Merger is not consummated for any reason, the amendments contemplated by the Charter Proposals will not be effected.

The Sponsor and Motion’s officers and directors have indicated that they intend to vote their shares of Motion Common Stock in favor of the Charter Proposals.

Recommendation of the Motion Board of Directors

MOTION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MOTION’S STOCKHOLDERS VOTE “FOR” EACH OF THE CHARTER PROPOSALS.

PROPOSAL NO. 3 — THE DIRECTOR ELECTION PROPOSAL

Overview

Upon the consummation of the Business Combination, the board of directors of New DocGo will consist of seven (7) directors. Assuming the Business Combination Proposal is approved at the Motion Annual Meeting, holders of Motion Common Stock are being asked to elect seven (7) directors to the board of directors of New DocGo, effective upon the consummation of the Merger. The election of these directors is contingent upon the closing of the Merger.

Biography of Nominees

Name	Age	Position
Stan Vashovsky	49	Director Nominee; Proposed Chairman; Chief Executive Officer
Chris Fillo	57	Director Nominee
Ely D. Tendler	53	Director Nominee; General Counsel; Secretary
Ira Smedra	72	Director Nominee
Steven Katz	73	Director Nominee
James M. Travers	70	Director Nominee
Michael Burdiek	62	Director Nominee

Stan Vashovsky is currently the Chief Executive Officer and Chairman of the board of directors of DocGo, a position which he has held since DocGo’s inception. Mr. Vashovsky co-founded DocGo in 2015 with the vision to revolutionize medical transportation and mobile healthcare delivery. During his undergraduate studies, Mr. Vashovsky founded Medcare, a medical technology company that was acquired by Philips Healthcare in 2005. He then continued to serve as vice president of software innovation at Philips for over six years, from 2001 to 2007. Mr. Vashovsky also conducted a turnaround of Health Systems Solutions, a public company, serving as its Chairman and CEO, which ultimately led to a successful sale to a private equity firm in 2011. Mr. Vashovsky has over 25 years of healthcare technology experience and spent over 20 years as a volunteer paramedic

Chris Fillo is currently a member of the board of directors of DocGo, a position he has held since May 2019. Mr. Fillo is the co-founder and Chief Operating Officer of MSA Advisors, LLC, an SEC-registered advisory and investment platform founded in 1997 for a select group of ultra-high net worth media and entertainment industry entrepreneurs and select institutions. Among other responsibilities, Mr. Fillo oversees the firm’s private equity fund investments and real estate investments and serves on the investment committee of MSA Enterprises, LP and 1868 Univeritas Fund LP, two growth equity and opportunistic private funds. Prior to co-founding MSA Advisors in January 1997, Mr. Fillo spent four years in investment banking at Schroder Wertheim as a Vice President where he covered entertainment, recreation, and leisure companies. Prior to that, from 1988 to 1990, he worked for Security Pacific Corporation in their structured finance origination group. Mr. Fillo holds an MBA from The Anderson School of Management at UCLA, where he was a Venture Capital Fellow Scholarship recipient, and earned a B.A. in Government from Cornell University

Ely D. Tendler is currently a member of the board of directors of DocGo and serves as its General Counsel, a position he has held since 2015. Mr. Tendler is Principal of Ely D. Tendler Strategic and Legal Services and has over 25 years of experience as an attorney, combining the law with extensive transactional, operational and managerial experience. In addition to DocGo and his private practice, Mr. Tendler has held various senior legal and executive positions including as Special Counsel and interim General Counsel for Oscar Insurance from 2013 to 2017, Managing Member of the Olympia Group, a C-level advisory firm, from 2008 to 2018, and General Counsel and Chief Legal Officer for IDT Telecom and IDT Corporation from 2003 to 2008. Earlier, Mr. Tendler was an Associate at Kramer Levin Naftalis & Frankel LLP, involved with over $50 billion of mergers and acquisitions and securities offerings. He holds a Juris Doctorate in Law from Yale Law School.

Ira Smedra is currently a member of the board of directors of DocGo, a position which he has held since 2015. Mr. Smedra is a founder and president of the ARBA Group. Since 1971, the ARBA Group and its affiliates have developed, managed, and owned a portfolio of real estate including retail, multifamily, and healthcare properties in 18 states. The retail properties consist of approximately two million square feet of space, anchored by major national and international brands. The multifamily properties have approximately 4,000 units located across five states. The healthcare portfolio includes more than 200 skilled nursing facilities located in eight states along with two acute care hospitals. Mr. Smedra holds a B.A. degree in Psychology from the University of California, Los Angeles.

Steven Katz is currently the President of Steven Katz & Associates, Inc., a life sciences/healthcare and technology-based management consulting firm focusing on strategic planning, products and services, licensing/strategic alliances, and raising capital. Mr. Katz has been President of Steven Katz & Associates, Inc. since 1982. Additionally, he has led thirteen corporate turnaround assignments as CEO/COO. He has served on 15 public boards and 6 private boards, including NYSE, NASDAQ, AMEX, and Bulletin Board companies. Most recently, since 2014, Mr. Katz has served as a director of Tiffen Holdings, Inc., a private company primarily engaged in the production and distribution of imaging accessories for the motion picture industry and the photography market. From 1983 to 1984, Mr. Katz was a Co-founder and Executive Vice President of S.K.Y. Polymers, Inc., a bio-materials company. From 1981 to 1982, he was Vice President and General Manager of a non-banking business unit of Citicorp (now Citigroup). From 1976 to 1980 Mr. Katz held various senior management positions at National Patent Development Corporation, including President of three subsidiaries. Prior positions were with Revlon, Inc. (1975) and Price Waterhouse & Co. (1969 to 1974). Mr. Katz has led more than 20 leveraged buyout (LBO), acquisition, and divestiture transactions, and has also advised many large non-profit healthcare entities and their boards. We believe Mr. Katz is well-qualified to serve as a member of the board of directors of New DocGo due to his business experience, contacts and relationships.

James M. Travers has served as Motion’s Chairman of the Board since its formation. Mr. Travers has over 30 years of industry experience leading multi-national companies selling and marketing high technology products and services. In addition, he has diverse experience successfully building high growth companies in the public and private sectors. Mr. Travers served as the Chairman of the Board of Fleetmatics Group PLC (NYSE: FLTX), a global provider of mobile workforce solutions for service-based businesses of all sizes delivered as software-as-a-service (SaaS), from 2013 to 2016 and served as its Chief Executive Officer from 2006 to 2016. While Chief Executive Officer of Fleetmatics, Mr. Travers had responsibility for the company’s global operations and strategic direction. Prior to joining Fleetmatics, he served as Senior Vice President of the Americas of GEAC Computer Corporation Limited (Nasdaq: GEAC) where he helped grow the company through a series of successful acquisitions in addition to delivering strong organic revenue growth. Prior to GEAC, Mr. Travers was Chief Executive Officer and Chief Operating Officer of Harbinger Corporation (Nasdaq: HRBC), a leading provider of e-commerce software and services. Mr. Travers previously held senior level positions in sales, marketing and general management with Texas Instruments Inc. Mr. Travers holds a Business Administration degree from East Stroudsburg University of Pennsylvania and an Executive MBA studies at the McCombs School of Business at the University of Texas in Austin, Texas. We believe Mr. Travers is well-qualified to serve as a member of the board of directors of New DocGo due to his business experience, contacts and relationships.

Michael Burdiek has served as Motion’s Chief Executive Officer and a member of Motion’s board of directors since its formation. Mr. Burdiek served as President, Chief Executive Officer and a director of CalAmp Corp. (Nasdaq: CAMP), a SaaS technology company providing wireless communications solutions, from June 2006 to March 2020, and since March 2020, Mr. Burdiek has served as an advisor to CalAmp. He joined CalAmp as Executive Vice President in 2006, was appointed President of its Wireless DataCom segment in 2007, and was named Chief Operating Officer in 2008. In 2010, his responsibilities were expanded further, and he was given the additional title of President. He was promoted to Chief Executive Officer and director in 2011. Prior to joining CalAmp, Mr. Burdiek was the President and Chief Executive Officer of Telenetics Corporation, a manufacturer of data communications products, from 2003 to 2006. From 1987 to 2003, Mr. Burdiek held a variety of technical and executive management roles with Comarco, Inc., a provider of test solutions to the wireless industry. Mr. Burdiek began his career as a design engineer with Hughes Aircraft Company. He currently serves as a member of the Board of Directors of Five9, Inc. (Nasdaq: FIVN), a SaaS cloud-based contact center software company. He holds MBA and MSEE degrees from California State University — Fullerton, and a B.S. degree in Electrical Engineering from Kansas State University. We believe Mr. Burdiek is well-qualified to serve as a member of the board of directors of New DocGo due to his business experience, contacts and relationships.

Vote Required for Approval

The election of directors requires a plurality of the votes cast by Motion stockholders. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” will be elected as directors (even if they receive less than a majority of the votes cast). Consequently, because this is an uncontested election, any director nominee who receives at least one vote “FOR” will be elected as a director. Brokers are not entitled to vote on the Director Election Proposal absent voting instructions from the beneficial holder because the Director Election Proposal is considered “non-routine.” Broker non-votes will have no effect with respect to the Director Election Proposal.

If the Business Combination Proposal is not approved or any of the Charter Proposals or Nasdaq Proposal are not approved and the applicable condition in the Merger Agreement is not waived, the Director Election Proposal will not be presented at the Motion Annual Meeting.

The Sponsor and Motion’s officers and directors have indicated that they intend to vote their shares of Motion Common Stock in favor of the Director Election Proposal.

Recommendation of the Motion Board of Directors

Motion’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MOTION’S STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTORS NOMINATED IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 4 — THE NASDAQ PROPOSAL

Overview

In connection with the Merger, an aggregate of 83,600,000 Closing Shares and up to 5,000,000 Contingent Shares are proposed to be issued to DocGo securityholders. Additionally, Motion entered into a series of PIPE Agreements with the PIPE Investors for the sale of an aggregate of 12,500,000 shares of New DocGo Common Stock at a price of $10.00 per share, for an aggregate purchase price of $125,000,000 which PIPE Investment will close simultaneously with the Merger. Accordingly, assuming the Business Combination Proposal is approved, the consideration to be issued by Motion in connection with the consummation of the Merger Agreement (including the Contingent Shares) and the PIPE Investment will consist of up to 101,100,000 shares of New DocGo Common Stock.

Pursuant to the Lock-up Agreements, certain holders of Existing DocGo Preferred Stock and Existing DocGo Common Stock will be restricted from transferring any Closing Shares and Earnout Shares received, for up to six (6) months after the completion of the proposed Business Combination. For more information on the Lock-up Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Related Agreements — Seller Lock-Up Agreements.” Pursuant to that existing letter agreement by and between Sponsor and Motion, Sponsor will be bound by restrictions on the transfer of its New DocGo Common Stock for up to one year after the completion of the proposed Business Combination. For more information on the Sponsor Lock-up Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interest of Certain Persons in the Proposed Transaction — Sponsor Lock-Up Agreement.”

The terms of the Merger Agreement and PIPE Investment are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement, which is attached as Annex A hereto. A copy of the form PIPE Agreement is filed herewith as Exhibit 10.12. The discussion herein is qualified in its entirety by reference to such documents.

Reasons for the Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a) and (b).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if (1) where, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash: (A) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities; or (2) any director, officer or Substantial Shareholder (as defined by Nasdaq Listing Rule 5635(e)(3)) of the company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq Listing Rules do not specifically discuss what constitutes a “change of control” for purposes of Rule 5635(b), related guidance with respect to Nasdaq Listing Rule 5635(b) has indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

The maximum aggregate number of shares of New DocGo Common Stock issuable pursuant to the Merger Agreement and PIPE Agreements represents greater than 20% of the number of shares of Motion Common Stock outstanding before such issuance. The issuance of such shares would result in significant dilution to our stockholders. As a result, stockholder approval of the issuance of shares of Motion Common Stock issuable pursuant to the Merger Agreement and PIPE Agreements is required under Nasdaq rules.

Vote Required for Approval

The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the shares of Motion Common Stock present in person (which would include presence at a virtual meeting or by proxy) and entitled to vote at the Motion Annual Meeting. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Nasdaq Proposal absent voting instructions from the beneficial holder because the Nasdaq Proposal is considered “non-routine.” Consequently, broker non-votes will have no effect with respect to the Nasdaq Proposal.

If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Motion Annual Meeting. The Merger is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Sponsor and Motion’s officers and directors have indicated that they intend to vote their shares of Motion Common Stock in favor of the Nasdaq Proposal.

Recommendation of the Motion Board of Directors

MOTION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MOTION’S STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 5 — THE INCENTIVE PLAN PROPOSAL

Overview

Stockholders are being asked to approve and adopt the Incentive Plan Proposal. A total of [•] shares of New DocGo Common Stock will be reserved for issuance under the Incentive Plan. Motion’s board of directors approved the Incentive Plan on [•], 2021, subject to stockholder approval at the Motion Annual Meeting. The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached as Annex D to this proxy statement/consent solicitation statement/prospectus. If approved by our stockholders, the Incentive Plan will be administered by New DocGo’s board of directors or by a committee that the board of directors designates for this purpose (referred to below as the plan administrator), which will have the authority to make awards under the Incentive Plan.

After careful consideration, Motion’s board of directors believes that approving the Incentive Plan is in the best interests of Motion and its stockholders. The Incentive Plan will promote ownership in New DocGo following the Merger by the employees, officers, and non-employee directors and other service providers of New DocGo and its subsidiaries and aligns incentives the interests between these service providers and stockholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, shares of New DocGo Common Stock. Therefore, Motion’s board of directors recommends that the Motion stockholders approve the Incentive Plan. If the stockholders approve the Incentive Plan, it will become effective upon the consummation of the Transactions.

Essential Incentive Plan

DocGo operates in a challenging marketplace in which its success depends to a great extent on its ability to attract and retain employees, directors and other service providers of the highest caliber. One of the tools DocGo regards as essential in addressing these human resource challenges is a competitive equity incentive program. The planned employee equity incentive program provides a range of incentive tools and sufficient flexibility to permit the Compensation Committee of the board of directors of New DocGo to implement them in ways that will make effective use of the shares that stockholders authorize for incentive purposes. New DocGo intends to use these incentives to attract new key employees and to continue to retain existing key employees, directors and other service providers for the long-term benefit of New DocGo and its stockholders. Approval of the Incentive Plan by Motion’s stockholders will allow New DocGo to continue to grant equity incentive awards at levels determined by the board of directors of New DocGo and its Compensation Committee. The Incentive Plan will also allow New DocGo to utilize a broad array of equity incentives in order to secure and retain the services of its employees, directors and other service providers, and to provide long-term incentives that align the interests of its employees, directors and other service providers with the interests of its stockholders.

Requested Share Authorization

The Incentive Plan authorizes the Compensation Committee, or such other committee as designated by the board of directors of New DocGo to administer the plan, which will be comprised of one or more members of board of directors of New DocGo (the “plan administrator”), to grant options, stock appreciation rights, restricted stock units and restricted stock, any of which may be performance-based, as determined by the plan administrator. Under the Incentive Plan, New DocGo will be authorized to issue up to [•] shares of New DocGo Common Stock.

Best Practices of the Incentive Plan

The Motion board of directors believes that the provisions of the Incentive Plan reflect Motion’s commitment to strong corporate governance practices in the interest of its stockholders in the following ways:

•        the Incentive Plan prohibits, other than in connection with a change in capitalization or certain other corporate transactions, amending the terms of outstanding stock options or stock appreciation rights (“SARs”) to reduce the exercise price of such award, or cancelling and re-granting or exchanging an option or SAR for cash or a new award with a lower (or no) exercise price at any time when the exercise price of such award is above the fair market value of a share of the New DocGo Common Stock;

•        the Incentive Plan prohibits issuing stock options or SARs with an exercise price below the fair market value of a share of New DocGo Common Stock on the date of grant;

•        the Incentive Plan generally requires that all awards (other than awards representing up to 5% of the authorized share reserve and substitute awards) are subject to vesting or forfeiture restrictions for at least one year following the date of grant;

•        the Incentive Plan prohibits dividends or dividend equivalents in respect of stock options or SARs; and

•        the Incentive Plan limits the aggregate dollar value of equity-based awards (based on the grant date value) and cash compensation, whether granted under the Incentive Plan or otherwise, during any calendar year to any non-employee director to no more than $[•], or [•]% of such limits during any calendar year in which a director first joins the board of directors or is first designated as chairman.

Summary of the Incentive Plan

The following is a summary of the material features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan attached as Annex D to this proxy statement/consent solicitation statement/prospectus.

Purpose; Types of Awards.    The purpose of the Incentive Plan is to promote and closely align the interests of employees, officers, non-employee directors and other service providers of New DocGo and its stockholders by providing stock-based compensation. The objectives of the Incentive Plan are to attract and retain the best available employees for positions of substantial responsibility and to motivate participants to optimize the profitability and growth of New DocGo through incentives that are consistent with New DocGo’s goals and that link the personal interests of participants to those of New DocGo’s stockholders. To accomplish this purpose, the Incentive Plan provides for the grant of options, stock appreciation rights, restricted stock units and restricted stock, any of which may be performance-based, as determined by the plan administrator.

New DocGo Common Stock Subject to the Incentive Plan.    A total of [•] shares of New DocGo Common Stock will be reserved and available for issuance under the Incentive Plan (the “Share Reserve”). The maximum number of shares that may be issued pursuant to options intended to be incentive stock options is [•] shares of New DocGo Common Stock. The aggregate number of shares available for issuance under the Incentive Plan at any time shall not be reduced by (i) shares subject to awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) shares subject to awards that have been retained or withheld by New DocGo in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award, or (iii) shares subject to awards that otherwise do not result in the issuance of shares in connection with payment or settlement thereof. In addition, shares that have been delivered (either actually or by attestation) to New DocGo in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award shall be available for issuance under the Incentive Plan.

Limitations on Non-Employee Director Compensation.    The Incentive Plan limits non-employee director compensation, including equity-based and cash compensation (based on their grant-date fair value), to a maximum of $[•] per calendar year in respect of their service as non-employee directors; provided, however, that in the calendar year in which a non-employee director first joins the board of directors or is first designated as chairman or lead director, the maximum aggregate dollar value of equity-based and cash compensation granted to the non-employee director may be up to [•]% of the foregoing limit.

Administration of the Incentive Plan.    The plan administrator has the power to prescribe and amend the terms of the awards granted under the Incentive Plan, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. The plan administrator also has the power to determine the persons to whom and the time or times at which awards will be granted and to make all other determinations deemed necessary or advisable for the administration of the Incentive Plan.

Participation.    Participation in the Incentive Plan will be open to any current or prospective employee, officer, non-employee director or other service provider of the post-combination company or any of its subsidiaries; provided, however, that incentive stock options may only be granted to employees.

Transferability Restrictions.    Each award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or SAR shall be exercisable only by the participant during his or her lifetime. Notwithstanding the foregoing, (i) outstanding options may be exercised following the participant’s death by the participant’s beneficiaries or as permitted by the plan administrator and (ii) a participant may transfer or assign an award as a gift to an entity wholly owned by such participant (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned options and SARs only during lifetime of the assigning participant (or following the assigning participant’s death, by the participant’s beneficiaries or as otherwise permitted by the plan administrator) and provided further that such Assignee Entity may not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such award.

Recoupment and Clawback.    Awards granted under the Incentive Plan will be subject to recoupment in accordance with any clawback policy that New DocGo adopts or is required to adopt pursuant to applicable laws and regulations. In addition, the board of directors of New DocGo may impose such other clawback, recovery or recoupment provisions in an award agreement as it determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of New DocGo Common Stock or other cash or property upon the occurrence of misconduct. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with New DocGo.

Termination of Employment.    The plan administrator will specify before, at, or after the time of grant of an award the provisions governing the effect(s) upon an award of a participant’s termination of employment.

Types of Awards.    The types of awards that may be made under the Incentive Plan are described below. All of the awards described below are subject to the agreements, restrictions, conditions or limitations as may be provided by the plan administrator in its discretion, subject to certain limitations provided in the Incentive Plan.

Non-Qualified Stock Options.    A non-qualified stock option entitles the recipient to purchase shares of New DocGo Common Stock at a fixed exercise price, which purchase may be conditioned on vesting in accordance with terms and conditions established by the plan administrator and set forth in an applicable award agreement. The exercise price per share will be determined by the plan administrator, but such price will not be less than 100% of the fair market value of a share of New DocGo Common Stock on the date of grant. Fair market value will generally be the closing price of a share of New DocGo Common Stock on Nasdaq on the date of grant. Non-qualified stock options under the Incentive Plan generally must be exercised within ten years from the date of grant. A non-qualified stock option is an option that does not meet the qualifications of an incentive stock option as described below.

Incentive Stock Option.    An incentive stock option is a stock option that entitles the recipient to purchase shares of New DocGo Common Stock at a fixed exercise price and further meets the requirements of Section 422 of the Code. The recipient’s purchase of shares under an incentive stock option may be conditioned on vesting in accordance with terms and conditions established by the plan administrator and set forth in an applicable award agreement. Incentive stock options may be granted only to employees of New DocGo and certain of its affiliates. The exercise price per share of an incentive stock options must not be less than 100% of the fair market value of a share of New DocGo Common Stock on the date of grant, and the aggregate fair market value of shares underlying incentive stock options that are exercisable for the first time by a participant during any calendar year (based on the applicable exercise price) may not exceed $[•]. The term of an incentive stock option may not exceed 10 years from the date of grant. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New DocGo’s total combined voting power or that of any of New DocGo’s affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Appreciation Rights.    A SAR entitles the holder to receive an amount equal to the difference between the fair market value of a share of New DocGo Common Stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of New DocGo Common Stock on the grant date), multiplied by the number of shares of New DocGo Common Stock subject to the SAR (as determined by the plan administrator).

Restricted Stock.    A restricted stock award is an award of shares of New DocGo Common Stock that vest in accordance with the terms and conditions established by the plan administrator and set forth in the applicable award agreement. The plan administrator will determine and set forth in the award agreement whether the participant will be entitled to vote the shares of restricted stock and/or receive dividends on such shares.

Restricted Stock Units.    A restricted stock unit is a right to receive shares of New DocGo Common Stock (or their cash equivalent) at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, New DocGo must deliver to the holder of the restricted stock unit unrestricted shares of New DocGo Common Stock (or their cash equivalent).

Performance-Based Awards.    The plan administrator may grant awards, the vesting of which is conditioned on satisfaction of certain performance criteria. Such performance-based awards may include performance-based restricted shares, restricted stock units or any other types of awards authorized under the Incentive Plan.

Performance Criteria.    The plan administrator may establish performance criteria and level of achievement versus such criteria that determine the number of shares of New DocGo Common Stock, restricted stock units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award.

Minimum Vesting.    Generally, all awards granted under the Incentive Plan must provide for vesting or forfeiture restrictions for at least one year following the date of grant (or one year following the beginning of the performance period in the case of performance-based awards); however, this minimum vesting requirement does not apply to substitute awards representing up to 5% of the shares reserved for issuance under the Incentive Plan. The vesting restrictions on awards to non-employee directors may lapse prior to one year following the date of grant so long as they lapse no earlier than the next annual stockholder meeting date and such meeting date is at least 50 weeks following the preceding annual stockholder meeting date.

Equitable Adjustments.    In the event of any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of New DocGo Common Stock outstanding, the plan administrator shall adjust the number and kind of shares of New DocGo Common Stock available for issuance under the Incentive Plan (including under any awards then outstanding) and the number and kind of shares of New DocGo Common Stock subject to the limits under the Incentive Plan to reflect such event. In addition, in the event there shall be any other change in the number or kind of outstanding New DocGo Common Stock, or any stock or other securities into which such New DocGo Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control (as defined in the Incentive Plan), other merger, consolidation or otherwise, then the plan administrator shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different awards or different types of awards. In addition, in the event of such change described in the preceding sentence, the plan administrator may accelerate the time or times at which any award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the plan administrator in its sole discretion.

Change in Control.    In the event of any Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding awards upon the Change in Control, immediately prior to the Change in Control, all awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (a) in the case of an Option or stock appreciation right, the participant shall have the ability to exercise such Option or stock appreciation right, including any portion of the Option or stock appreciation right not previously exercisable, (b) in the case of any award the vesting of which is in whole or in part subject to performance criteria, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such award shall immediately lapse and the participant shall have the right to receive a payment based on target level achievement or actual performance through a date determined by the plan administrator, and (c) in the case of outstanding restricted stock and/or restricted stock units (other than those referenced in above), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such award shall immediately lapse. In no event shall any action be taken in connection with a Change in Control that would change the payment or settlement date of an award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code. In addition, the plan administrator may instead provide for the cancellation and cash-out of any awards upon a Change in Control.

Amendment and Termination.    The board of directors of New DocGo may amend, alter or discontinue the Incentive Plan and the plan administrator may amend, or alter any agreement or other document evidencing an award made under the Incentive Plan but, except for certain equitable adjustments contemplated by the Incentive Plan, no such amendment shall, without the approval of the stockholders of New DocGo: (i) increase the maximum number of shares of New DocGo Common Stock for which awards may be granted under the Incentive Plan; (ii) reduce the price at which options may be granted under the Incentive Plan; (iii) reprice outstanding options or SARs; (iv) extend the term of the Incentive Plan; (v) change the class of persons eligible to be participants; (vi) increase any individual maximum limits under the Incentive Plan; or (vii) otherwise amend the Incentive Plan in any manner requiring stockholder approval by law or the rules of any stock exchange or market or quotation system on which New DocGo Common Stock are traded, listed or quoted.

No amendment or alteration to the Incentive Plan or an award or award agreement shall be made which would materially impair the rights of the holder of an award, without such holder’s consent, provided that no such consent shall be required if the plan administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for New DocGo, the Incentive Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such award, or that any such diminishment has been adequately compensated.

Summary of U.S. Federal Income Tax Consequences

The following discussion of certain relevant U.S. federal income tax effects applicable to certain awards granted under the Incentive Plan is only a summary of certain of the U.S. federal income tax consequences applicable to U.S. residents under the Incentive Plan, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the Incentive Plan or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the Incentive Plan.

Non-Qualified Stock Options and Stock Appreciation Rights.    The recipient generally will not have any income at the time a nonqualified stock option or a SAR is granted nor will New DocGo be entitled to a deduction at that time. When a nonqualified option is exercised, the optionee generally will recognize ordinary income (whether the option price is paid in cash or by delivery or surrender of shares of New DocGo Common Stock), in an amount equal to the excess of the fair market value of the shares of New DocGo Common Stock to which the option exercise pertains over the option exercise price. When an SAR is exercised, the holder generally will recognize ordinary income equal to the sum of (a) the gross cash proceeds payable and (b) the fair market value on the exercise date of any shares of New DocGo Common Stock received.

Incentive Stock Options.    A recipient generally will not have any income at the time an incentive stock option is granted or have regular taxable income at the time the incentive stock option is exercised. However, the excess of the fair market value of the shares of New DocGo Common Stock at the time of exercise over the option exercise price will be a preference item that could create an alternative minimum tax liability for the optionee. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the incentive stock option with which to pay such tax. If the optionee disposes of the shares of New DocGo Common Stock acquired on exercise of an incentive stock option after the later of two years after the grant of the incentive stock option and one year after exercise of the incentive stock option, the gain recognized by the optionee (i.e., the excess of the proceeds received over the option exercise price), if any, will be long-term capital gain eligible for favorable tax rates under the Code. Conversely, if the optionee disposes of the shares of New DocGo Common Stock within two years of the grant of the incentive stock option or within one year of exercise of the incentive stock option, the disposition will generally be a “disqualifying disposition,” and the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option exercise price and (ii) the excess of the amount received for the shares of New DocGo Common Stock over the option exercise price. The balance of the gain or loss, if any, will be long-term or short-term capital gain, depending on how long the shares of New DocGo Common Stock are held. New DocGo generally is not entitled to a deduction as the result of the grant or exercise of an incentive stock option. However, if the optionee recognizes ordinary income as a result of a disqualifying disposition, New DocGo will generally be entitled to a corresponding deduction equal to the amount of ordinary income recognized by the optionee.

Restricted Stock.    A participant generally will not recognize income upon the grant of restricted stock. If the participant makes an election under Section 83(b) Code within 30 days after receiving the shares of New DocGo Common Stock of restricted stock, however, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such shares of New DocGo Common Stock (determined without regard to the restrictions imposed by the Incentive Plan) at the time of transfer over any amount paid by the participant therefor. Then, upon the sale of such stock, the difference between the fair market value at the time of transfer and the net proceeds of sale generally will be taxed as capital gain or loss (long-term or short-term, depending on the holding period). If a participant makes a Section 83(b) election with respect to shares of New DocGo Common Stock that are subsequently forfeited, (i) he or she will not be entitled to deduct any amount previously included in income by reason of such election, but (ii) he or she may be able to recognize a loss in an amount equal to the excess, if any, of the amount paid for the shares over the amount received upon such forfeiture (which loss will ordinarily be a capital loss). If a participant does not make a Section 83(b) election, the participant will recognize ordinary income in the year or years in which the award of restricted stock vests and the restrictions imposed by the Incentive Plan on the award terminate, in an amount equal to the excess, if any, of the fair market value of such shares of New DocGo Common Stock on the date the restrictions expire or are removed over any amount paid by the participant. If a Section 83(b) election has not been made, any dividends received with respect to shares of New DocGo Common Stock subject to restrictions will be treated as additional compensation income and not as dividend income so long as such shares remain subject to vesting restrictions.

Restricted Stock Units.    A participant generally will not recognize income upon the grant of an award of restricted stock units. The participant generally will recognize ordinary income in the year the restricted stock unit is paid to him or her, in an amount equal to the excess, if any, of the fair market value of the shares of New DocGo Common Stock on the date of payment over the amount paid by the participant for such shares of New DocGo Common Stock.

Withholding Taxes.    Generally, New DocGo will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards granted under the Incentive Plan. The plan administrator may permit a participant to pay withholding taxes through the mandatory or elective sale of shares of New DocGo Common Stock, by electing to have New DocGo withhold a portion of the shares of New DocGo Common Stock that would otherwise be issued upon exercise of an award or by tendering shares of New DocGo Common Stock already owned by the participant.

New Incentive Plan Benefits

The benefits that will be awarded or paid in the future under the Incentive Plan are not currently determinable. Such awards are within the discretion of the plan administrator, and the plan administrator has not determined future awards or who might receive them.

Equity Compensation Plan Information

Motion did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of the date hereof.

Securities Registration

Following the consummation of the Business Combination, when permitted by SEC rules, New DocGo intends to file with the SEC a registration statement on Form S-8 covering the shares of New DocGo Common Stock issuable under the Incentive Plan.

Vote Required for Approval

The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the shares of Motion Common Stock present in person (which would include presence at a virtual meeting or by proxy) and entitled to vote at the Motion Annual Meeting. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder because the Incentive Plan Proposal is considered “non-routine.” Consequently, broker non-votes will have no effect with respect to the Incentive Plan Proposal.

If the Business Combination Proposal, each of the Charter Proposals, and the Nasdaq Proposal are not approved, the Incentive Plan Proposal will not be presented at the Motion Annual Meeting.

The Sponsor and Motion’s officers and directors have indicated that they intend to vote their shares of Motion Common Stock in favor of the Incentive Plan Proposal.

Recommendation of the Motion Board of Directors

MOTION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MOTION’S STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow Motion’s board of directors to adjourn the Motion Annual Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, the officer presiding over the Motion Annual Meeting determines that it would be in the best interests of Motion to adjourn the Motion Annual Meeting to give Motion more time to consummate the Merger for whatever reason (such as if the Business Combination Proposal is not approved, if Motion would have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Transactions, or another condition to closing the Business Combination has not been satisfied). In no event will Motion solicit proxies to adjourn the Motion Annual Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.

In addition to an adjournment of the Motion Annual Meeting upon approval of an Adjournment Proposal, the board of directors of Motion is empowered under Delaware law to postpone the Motion Annual Meeting at any time prior to the meeting being called to order. In such event, Motion will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Motion’s stockholders, Motion’s board of directors may not be able to adjourn the Motion Annual Meeting to a later date if necessary. In such event, the Merger may not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Motion Common Stock present in person (which would include presence at a virtual meeting or by proxy) and entitled to vote at the Motion Annual Meeting. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the Adjournment Proposal is considered “non-routine.” Consequently, broker non-votes will have no effect with respect to the Adjournment Proposal.

The Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

The Sponsor and Motion’s officers and directors have indicated that they intend to vote their shares of Motion Common Stock in favor of the Adjournment Proposal.

Recommendation of the Motion Board of Directors

MOTION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MOTION’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of (i) the exercise of redemption rights by holders of Public Shares and (ii) solely to the extent specifically set forth herein, the exchange of DocGo common stock for Motion Common Stock by DocGo stockholders in the Merger. The following summary of U.S. federal income tax considerations in connection with the Merger is not intended to be, nor should it be construed as being, legal or tax advice. This discussion is included for general informational purposes only, does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a particular holder, and does not constitute, and is not, a tax opinion or tax advice to any particular holder.

This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion applies only to beneficial owners that hold Public Shares or DocGo common stock as a capital asset for U.S. federal income tax purposes (generally property held for investment).

Holders of DocGo common stock should consult their own tax advisors concerning the U.S. federal, state, local, foreign, and other tax consequences of the Merger.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions. In addition, pursuant to the Merger Agreement, Motion makes no representations or warranties to any holder regarding the tax consequences of the Merger.

This summary does not address the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or any non-U.S. tax laws. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•        holders of our Class B Common Stock, if any;

•        banks or other financial institutions;

•        tax-exempt entities;

•        insurance companies;

•        dealers in securities or foreign currencies;

•        traders in securities subject to a mark-to-market method of accounting for U.S. federal income tax purposes with respect to the Public Shares or DocGo common stock;

•        partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        regulated investment companies, mutual funds or real estate investment trusts;

•        “controlled foreign corporations” or “passive foreign investment companies”;

•        persons that acquired Public Shares or DocGo common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        former citizens or residents of the United States;

•        persons that hold Public Shares or DocGo common stock as part of a straddle, hedge, integrated transaction or similar transaction; or

•        persons who own five percent or more (by vote or value) of Motion Common Stock or DocGo’s common stock.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds Public Shares or DocGo common stock, the U.S. federal income tax treatment of a partner in the partnership or equityholder in the pass-through entity generally will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and equityholders in such other pass-through entities to consult their tax advisors regarding the U.S. federal income tax considerations that may be relevant to them in connection with the Merger.

The tax consequences particular to you will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of a redemption of your Public Shares, and otherwise with respect to the Merger, as applicable, in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger and a Redemption of Public Shares

We have not requested, and do not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the redemption of Public Shares or otherwise with respect to the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Each holder of Public Shares or DocGo common stock is urged to consult its tax advisor with respect to the particular tax consequences to such holder.

Tax Consequences for U.S. Holders

The discussion below applies to you if you are a “U.S. holder” (i) of DocGo common stock who or that exchanges DocGo common stock for Motion Common Stock in the Merger; or (ii) Motion’s Public Shares who or that exercises the redemption rights described above under “Motion Annual Meeting of Stockholders — Redemption Rights” with respect to your Public Shares. A “U.S. holder” is a beneficial owner of Public Shares or DocGo common stock, as applicable, who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Tax Consequences of the Merger

Subject to the qualifications, assumptions and limitations set forth herein and the U.S. federal income tax opinion filed as Exhibit 8.1 herewith, the following discussion represents the opinion of Graubard Miller, counsel to Motion, with respect to the material U.S. federal income tax consequences of the Business Combination to U.S. holders of Motion securities.

Pursuant to the Merger Agreement, Merger Sub will merge with and into DocGo, with DocGo surviving as a wholly-owned subsidiary of Motion and the securityholders of DocGo becoming securityholders of Motion (sometimes referred to herein as “New DocGo”).

With respect to holders of Motion, in the Merger, Motion stockholders who do not exercise their redemption rights will retain their Motion Public Shares, will not receive any Merger consideration and will not receive any additional shares of Motion Common Stock in the Merger. As a result, there will be no material U.S. federal income tax consequences to the current Motion stockholders as a result of the Merger, regardless of whether or not the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

With respect to holders of DocGo common stock who or that exchange their DocGo common stock for Motion Common Stock pursuant to the Merger, the U.S. federal income tax consequences of the Merger generally will depend upon whether the Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Whether or not the Merger qualifies as a reorganization depends on compliance with numerous technical requirements under Section 368 of the Code, which are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Merger.

In particular, under Section 368(a)(2)(E) of the Code, a reorganization is a statutory merger pursuant to which voting stock of a corporation, which was before the merger in control of the merged corporation, is used in the merger as consideration for the stock of the corporation surviving the merger (a “reverse subsidiary merger”). Pursuant to the Business Combination, Merger Sub will be merged with and into DocGo with DocGo surviving the Merger, and common stock of New DocGo, which before the merger controlled Merger Sub, will be exchanged for DocGo common stock. The parties have structured the transactions such that the Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code, and pursuant to the Merger Agreement, the parties to the Merger Agreement have agreed to report the Merger in a manner consistent with such tax treatment so that the Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code, except to the extent prohibited under applicable law. However, due to the absence of direct guidance on the application of Section 368(a)(2)(E) of the Code to a statutory merger in which the controlling (and issuing) corporation, such as Motion, holds only investment-type assets prior to the merger, this result is not entirely clear, and no assurance can be given that the Merger will so qualify.

No ruling has been requested, nor is one intended to be requested, from the IRS as to the U.S. federal income tax consequences of the Merger. Because of the legal and factual uncertainties described above, it is unclear whether the Merger will qualify as a reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. holder of shares of DocGo common stock is urged to consult its tax advisor with respect to the particular tax consequences of the Merger to such U.S. holder.

Consequences if the Merger Qualifies as a Reorganization

If the Merger qualifies as a reorganization, U.S. holders of DocGo common stock generally should not recognize gain or loss for U.S. federal income tax purposes on the exchange of DocGo common stock for Motion Common Stock pursuant to the Merger. In that case, the aggregate adjusted tax basis of a U.S. holder in the Motion Common Stock received as a result of the Merger generally should equal the aggregate adjusted tax basis of DocGo common stock surrendered in exchange therefor, and the U.S. holder’s holding period for the Motion Common Stock received in the exchange by such U.S. holder should include the holding period for the DocGo common stock surrendered in the exchange that were held by such U.S. holder.

U.S. holders who hold different blocks of shares of DocGo common stock (generally, purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. holders who hold different blocks of stock.

Consequences if the Merger does not Qualify as a Reorganization

If the Merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of DocGo common stock generally will be treated as exchanging its DocGo common stock in a fully taxable transaction in exchange for Motion Common Stock. DocGo stockholders will generally recognize capital gain or loss in such exchange equal to the difference between a DocGo stockholder’s adjusted tax basis in the DocGo common stock surrendered in the Merger and the fair market value of the Motion Common Stock. Any recognized capital gain or capital loss will be long-term capital gain or capital loss if the U.S. holder has held the shares of DocGo common stock for more than one year. The deductibility of capital losses is subject to limitations.

For purposes of the above discussion, DocGo stockholders who acquired their DocGo common stock at different times or for different prices should consult their tax advisors regarding the manner in which gain or loss should be determined in their specific circumstances.

Reporting Requirements

If the Merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code, each U.S. holder who receives shares of Motion Common Stock in the Merger would be required to retain permanent records pertaining to the Merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such “reorganization.” Additionally, U.S. holders who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of DocGo are required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in such holder’s DocGo common stock surrendered in the Merger, the fair market value of such stock, the date of the Merger and the name and employer identification number of each of DocGo and Motion. U.S. holders are urged to consult with their tax advisors to comply with these rules.

Treatment of Redemptions

The treatment of a redemption of your Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Public Shares under Section 302 of the Code. If the redemption qualifies as a sale of the Public Shares, you will recognize gain or loss as described below under “— Gain or Loss on Redemptions Treated as a Sale of Public Shares” below. If the redemption does not qualify as a sale of Public Shares, you will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Public Shares treated as held by you (including any shares constructively owned by you, including Public Shares constructively held by you as a result of owning any Motion publicly traded warrants) relative to all of the Public Shares outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in Motion, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only Public Shares actually owned by you, but also Public Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as Motion publicly traded warrants). There will be a complete termination of your interest if either (i) all of the Public Shares actually and constructively owned by you are redeemed or (ii) all of the Public Shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in Motion. Whether the redemption will result in a meaningful reduction in your proportionate interest in Motion will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding Public Shares actually and constructively owned by you immediately following the redemption of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding Public Shares actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “— Taxation of Redemptions Treated as Distributions,” below. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will be added to your adjusted tax basis in your remaining Public Shares, or, if you have none, to your adjusted tax basis in Motion publicly traded warrants held by you or possibly in other shares constructively owned by you.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale of Public Shares, you will be treated as receiving a distribution from Motion. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of Motion’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “— Gain or Loss on Redemptions Treated as a Sale of Public Shares.”

If you are a corporate U.S. holder, dividends paid by Motion to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.

If you are a non-corporate U.S. holder, under tax laws currently in effect, dividends generally will be taxed at the preferential applicable long-term capital gains rate so long as you satisfy the holding period requirement (more than sixty (60) days of ownership, without protection from the risk of loss, during the 121-day period that begins sixty (60) days before the ex-dividend date) and certain other requirements are met (see “— Gain or Loss on Redemptions Treated as a Sale of Public Shares” below).

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If a redemption of your Public Shares qualifies as a sale of Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the Public Shares so redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Net Investment Income Tax

A non-corporate U.S. holder is generally subject to a 3.8% tax on the lesser of (i) its “net investment income” as defined in the Code for the relevant taxable year or (ii) the excess of its modified adjusted gross income for the taxable year over a certain threshold which depends on the holder’s U.S. federal income tax filing status. “Net investment income” generally would include any gain (or, if applicable, dividend income) recognized in connection with the Merger. U.S. holders should consult their own tax advisors as to the application of this additional tax to their circumstances.

Information Reporting with Respect to the Redemption for Significant Holders

Certain information reporting requirements may apply to each U.S. holder who or that is a “significant holder” of Public Shares. A “significant holder” is a beneficial owner of Public Shares that, immediately prior to the redemption, actually or constructively owns 5% or more of the outstanding Public Shares (by vote or value). You are urged to consult with your tax advisor as to the potential application of these reporting requirements.

Tax Consequences for Non-U.S. Holder

The discussion below applies to you if you are a “Non-U.S. holder” of (i) DocGo common stock who or that exchanges such DocGo common stock for Motion common stock, or (ii) Public Shares who or that exercises the redemption rights described above under “Motion Annual Meeting of Stockholders — Redemption Rights” with respect to your Public Shares. A “Non-U.S. holder” is a beneficial owner of Public Shares or DocGo common stock who is or that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

A holder of shares of DocGo common stock that is a Non-U.S. holder who or that exchanges DocGo common stock for Motion Common Stock is generally expected to be treated in the same manner as a U.S. holder for U.S. federal income tax purposes except that (subject to the discussion of FATCA below). such Non-U.S. holder generally is not expected to be subject to U.S. federal income tax on any gain recognized as a result of the Merger

(i.e., if the Merger does not qualify as a reorganization under Section 368(a) of the Code) unless: (i) such holder is engaged in a trade or business within the United States and any gain recognized in the Merger is treated as effectively connected with such trade or business or (ii) such holder is an individual who is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

Gain described in clause (i) will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in clause (ii) generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder, provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Treatment of Redemptions

If you are a Non-U.S. holder of Motion Public Shares, the characterization for U.S. federal income tax purposes of the redemption of your Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Public Shares, as described above under “Tax Consequences for U.S. Holders — Treatment of Redemption.”

Non-U.S. holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale, under the Code.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from Motion, which distribution will be treated as a dividend to the extent the distribution is paid out of Motion’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate. Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

Subject to the discussions of backup withholding and FACTA below, if the redemption of your Public Shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

•        such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•        you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% tax on your net capital gain for the year (or lower applicable treaty rate); or

•        we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5) year period ending on the date of the redemption or the period during which you held Public Shares, and, in the case where our Public Shares are traded on an established securities market, you have owned, directly or constructively, more than 5% of our Public Shares at any time within the shorter of the five (5) year period or your holding period for our Public Shares. We do not believe that we are or have been a U.S. real property holding corporation.

Because it may not be certain at the time your Public Shares are redeemed whether such redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on your particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) you are treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to you in redemption of your Public Shares, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) you are able to certify that you meet the requirements of such exemption (e.g., because you are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to you, you generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. You should consult your own tax advisors regarding the application of the foregoing rules in light of your particular facts and circumstances and any applicable procedures or certification requirements.

All holders of Public Shares or DocGo common stock are urged to consult their tax advisors with respect to the tax consequences applicable to them in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Information Reporting and Backup Withholding

Proceeds received in connection with a redemption of Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) generally impose a 30% withholding tax with respect to certain payments, in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into, and complies with, an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Thirty percent (30%) withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13,

2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of such withholding tax. Holders are urged to consult their tax advisors regarding the effects of FATCA that may be applicable to them.

INFORMATION ABOUT MOTION

References in this section to “we,” “our,” “us,” the “Company,” or “Motion” are to Motion Acquisition Corp.

General

Motion is a blank check company incorporated in Delaware on August 11, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Motion is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Initial Public Offering and Private Placement

In connection with Motion’s formation, on August 12, 2020, Motion’s Chief Executive Officer paid for certain offering costs for an aggregate price of $25,000 in exchange for issuance of 3,737,500 shares of Class B Common Stock issued to the Sponsor. On October 14, 2020, the Sponsor effected a surrender of 431,250 shares of Class B Common Stock to Motion for no consideration, resulting in a decrease in the total number of shares of Class B Common Stock outstanding from 3,737,500 to 3,306,250. Further, on November 16, 2020, the underwriter of Motion’s IPO advised Motion that it would not exercise its over-allotment option and consequently the Sponsor forfeited an additional 431,250 shares of Class B Common Stock, resulting in a decrease in the total number of shares of Class B Common Stock outstanding from 3,306,250 to 2,875,000 such that the Class B Common Stock represent 20.0% of the issued and outstanding Motion Common Stock after the initial public offering.

On August 24, 2021, the Sponsor elected to convert all 2,875,000 shares of Class B Common Stock owned by the Sponsor into an aggregate of 2,875,000 shares of Class A Common Stock on a one-to-one basis pursuant to the terms of the Class B Common Stock.

Pursuant to letter agreements entered at the time of Motion’s IPO, the Sponsor and Motion’s officers and directors agreed not to transfer, assign, or sell any of their Class B Common Stock (or shares resulting from the conversion of the Class B Common Stock) until the earlier to occur of: (A) one year after the completion of Motion’s initial business combination and (B) subsequent to Motion’s initial business combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which Motion completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Motion’s stockholders having the right to exchange their shares of Motion Common Stock for cash, securities or other property.

On October 19, 2020, Motion consummated its initial public offering of 11,500,000 Units at $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring offering costs of approximately $6.7 million, inclusive of $4.0 million in deferred underwriting commissions. Simultaneously with the closing of the initial public offering, the Sponsor purchased an aggregate of 2,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $3.8 million. The Private Placement Warrants are identical to the Public Warrants sold in the initial public offering, except that the Private Placement Warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor or its permitted transferees. The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants purchased, including the underlying shares of Class A Common Stock (except to certain permitted transferees), until 30 days after the consummation of Motion’s initial business combination.

In August 2021, the Sponsor converted its shares of Class B Common Stock to Class A Common Stock on a one-for-one basis.

Motion’s Units, Class A Common Stock, and Warrants are currently listed on Nasdaq under the symbols “MOTNU,” “MOTN,” and “MOTNW,” respectively.

Holders

As of September 9, 2021, there was one holder of record of Units, two holders of record of Class A Common Stock, and two holders of record of Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Units, shares of Class A Common Stock and Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Motion has not paid any cash dividends on the Motion Common Stock to date and does not intend to pay cash dividends prior to the completion of the Merger. The payment of cash dividends in the future will be dependent upon New DocGo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Merger. The payment of any cash dividends subsequent to the Merger will be within the discretion of New DocGo’s board of directors at such time. New DocGo’s ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing.

Offering Proceeds Held in Trust

Upon the closing of the initial public offering and simultaneous private placement, $115.0 million of the net proceeds of the sale of the Units in the initial public offering and the sale of the Private Placement Warrants in was placed in the Trust Account. The funds in the Trust Account are invested in U.S. treasuries or United States bonds having a maturity of 185 days or less or money market funds meeting the applicable conditions of Rule 2a-7 under the Investment Company Act of 1940, as amended. As of the record date, Motion held approximately $115.0 in the Trust Account.

Except as described in the prospectus for Motion’s initial public offering and in the section of this proxy statement/consent solicitation statement/prospectus titled “Motion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” below, these proceeds will not be released until the earlier of the completion of an initial business combination and Motion’s redemption of 100% of the outstanding Public Shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Motion acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination. As described elsewhere in this proxy statement/consent solicitation statement/prospectus, Motion’s board of directors determined that this test was met in connection with the proposed Business Combination with DocGo.

Stockholder Approval of Business Combination

Under Motion’s Existing Charter, in connection with any proposed business combination, Motion must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed business combination or are holders of record on the record date established for such vote, subject to the limitations described in the prospectus for Motion’s initial public offering. Accordingly, in connection with the Business Combination with DocGo, public stockholders may seek to convert their Public Shares in accordance with the procedures set forth in this proxy statement/consent solicitation statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with the Merger Agreement, the Sponsor agreed to vote all shares of Motion Common Stock held by it in favor of the Business Combination Proposal.

None of Motion’s officers, directors, the Sponsor, or their affiliates has purchased any shares of Class A Common Stock in the open market or in private transactions (other than the shares underlying the Private Placement Warrants purchased simultaneously with Motion’s initial public offering). However, at any time prior to the Motion Annual Meeting, during a period when they are not then aware of any material non-public information regarding Motion or its securities, the Sponsor, Motion’s officers and directors, DocGo, DocGo stockholders, officers, or directors and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Class A Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the outstanding shares of Motion Common Stock present and entitled to vote at the Motion Annual Meeting approve the Business Combination Proposal vote in its favor and that Motion have at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions, where it appears that such requirements would otherwise not be met. All shares repurchased by Motion’s affiliates pursuant to such arrangements would be voted in favor of the proposed Business Combination. As of the date of this proxy statement/consent solicitation statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Liquidation if No Initial Business Combination

Under Motion’s Existing Charter, if Motion does not complete the Business Combination with DocGo or another initial business combination by October 19, 2022 (or such later date as may be approved by Motion’s stockholders), Motion shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the Public Shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of Motion’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the board of directors pursuant to Section 275(a) of the DGCL finding the dissolution of Motion advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Motion’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. At the time of Motion’s IPO, as a condition to their purchase of Motion Common Stock, the Sponsor and Motion’s officers and directors have entered into agreements with Motion pursuant to which they have waived their rights to participate in any redemption with respect to their Motion Common Stock (or shares resulting from the conversion of the Class B Common Stock) in the event that Motion does not complete a business combination within the required time period; provided, however, if the Sponsor or any of Motion’s officers, directors or affiliates acquire Public Shares in the public market, they will be entitled to a pro rata share of the Trust Account upon Motion’s redemption or liquidation in the event Motion does not complete a business combination within the required time period. In the event of such distribution, it is possible that the per share value in the Trust Account will be less than $10.00 per share.

The proceeds deposited in the Trust Account could become subject to the claims of Motion’s creditors which would be prior to the claims of its public stockholders. Although Motion has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Motion has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, and although Motion will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements.

The Sponsor has agreed that it will be liable to Motion if and to the extent any claims by a vendor for services rendered or products sold to Motion, or a prospective target business with which Motion has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Motion’s indemnity of the underwriters of Motion’s initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Furthermore, the Sponsor will not be liable to Motion’s public stockholders and instead will only have liability to Motion. There is no assurance that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so, as Motion has not required the Sponsor to retain any assets to provide for its indemnification obligations, nor has Motion taken any further steps to ensure that it will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than the approximately $10.00 estimated to be in the trust as of the record date due to claims of creditors. Additionally, if Motion is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Motion’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Motion’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Motion cannot assure you it will be able to return to its public stockholders at least approximately $10.00 per Public Share.

Motion’s public stockholders are entitled to receive funds from the Trust Account only in the event of its failure to complete a business combination within the required time period, if the stockholders properly seek to have Motion redeem their Public Shares for cash upon a business combination which is actually completed by Motion, or if Motion seeks certain amendments to the Existing Charter prior to Motion’s consummation of a business combination or its liquidation. In no other circumstances does a stockholder have any right or interest of any kind to or in the Trust Account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Motion’s Trust Account distributed to its public stockholders upon the redemption of 100% of its outstanding Public Shares in the event Motion does not complete its initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If Motion complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the portion of Motion’s Trust Account distributed to its public stockholders upon the redemption of 100% of its Public Shares in the event Motion does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Motion is unable to complete a business combination within the prescribed time frame, it will (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the Public Shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of Motion’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the board of directors pursuant to Section 275(a) of the DGCL finding the dissolution of Motion advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Motion’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Accordingly, if a business combination does not occur, it is Motion’s intention to redeem its Public Shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, Motion does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of Motion’s stockholders’ liability with respect to liquidating distributions as described above. As such, Motion’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Motion’s stockholders may extend well beyond the third anniversary of such date.

Because Motion will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Motion to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Motion is a blank check company, rather than an operating company, and Motion’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

Motion will pay the costs of any subsequent liquidation from its remaining assets outside of the Trust Account. If such funds are insufficient, the Sponsor has agreed to pay the funds necessary to complete such liquidation and has agreed not to seek repayment for such expenses.

Facilities

Motion maintains its principal executive offices at the offices of its counsel, Graubard Miller, located at 405 Lexington Avenue, New York, NY 10174 and its telephone number is (212) 818-8800. Motion’s office space, to the extent it is needed, is being provided for no charge by Graubard Miller. Motion considers its current office space, combined with the other office space otherwise available to Motion’s executive officers and directors, adequate for its current operations.

Employees

Motion has four executive officers. These individuals are not obligated to devote any specific number of hours to Motion’s matters, but they intend to devote as much time as they deem necessary to Motion’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for Motion’s initial business combination and the stage of the initial business combination process Motion is in. Motion does not have, and does not intend to have, any full time employees prior to the consummation of a business combination.

Directors, Executive Officers and Corporate Governance

Motion’s current directors and executive officers are as follows:

Name	Age	Title
James M. Travers	70	Chairman of the Board
Michael Burdiek	62	Chief Executive Officer and Director
Richard Vitelle	67	Chief Financial Officer and Secretary
Garo Sarkissian	54	Executive Vice President, Corporate Development
Andrew G. Flett	48	Director
Mark Licht	68	Director
Kyle Messman	45	Director

James M. Travers has served as Motion’s Chairman of the Board since its formation. Mr. Travers has over 30 years of industry experience leading multi-national companies selling and marketing high technology products and services. In addition, he has diverse experience successfully building high growth companies in the public and private sectors. Mr. Travers served as the Chairman of the Board of Fleetmatics Group PLC (NYSE: FLTX), a global provider of mobile workforce solutions for service-based businesses of all sizes delivered as software-as-a-service (SaaS), from 2013 to 2016 and served as its Chief Executive Officer from 2006 to 2016. While Chief Executive Officer of Fleetmatics, Mr. Travers had responsibility for the company’s global operations and strategic direction. Prior to joining Fleetmatics, he served as Senior Vice President of the Americas of GEAC Computer Corporation Limited (Nasdaq: GEAC) where he helped grow the company through a series of successful acquisitions in addition to delivering strong organic revenue growth. Prior to GEAC, Mr. Travers was Chief Executive Officer and Chief Operating Officer of Harbinger Corporation (Nasdaq: HRBC), a leading provider of e-commerce software and services. Mr. Travers previously held senior level positions in sales, marketing and general management with Texas Instruments Inc. Mr. Travers holds a Business Administration degree from East Stroudsburg University of Pennsylvania and an Executive MBA studies at the McCombs School of Business at the University of Texas in Austin, Texas.

Michael Burdiek has served as Motion’s Chief Executive Officer and a member of its board of directors since its formation. Mr. Burdiek served as President, Chief Executive Officer and a director of CalAmp Corp. (Nasdaq: CAMP), a SaaS technology company providing wireless communications solutions, from June 2006 to March 2020, and since March 2020, Mr. Burdiek has served as an advisor to CalAmp. He joined CalAmp as Executive Vice President in 2006, was appointed President of its Wireless DataCom segment in 2007, and was named Chief Operating Officer in 2008. In 2010, his responsibilities were expanded further, and he was given the additional title of President. He was promoted to Chief Executive Officer and director in 2011. Prior to joining CalAmp, Mr. Burdiek was the President and Chief Executive Officer of Telenetics Corporation, a manufacturer of data communications products, from 2003 to 2006. From 1987 to 2003, Mr. Burdiek held a variety of technical and executive management roles with Comarco, Inc., a provider of test solutions to the wireless industry. Mr. Burdiek began his career as a design engineer with Hughes Aircraft Company. He currently serves as a member of the Board of Directors of Five9, Inc. (Nasdaq: FIVN), a SaaS cloud-based contact center software company. He holds MBA and MSEE degrees from California State University–Fullerton, and a B.S. degree in Electrical Engineering from Kansas State University.

Richard Vitelle has served as Motion’s Chief Financial Officer and Secretary since its formation. Mr. Vitelle has over 30 years of experience in senior financial management roles with publicly held companies. Since August 2018, Mr. Vitelle has served as a financial consultant for several companies including CalAmp, Dune Labs Inc., a technology startup in the water metering space, and Ganna Walska Lotusland, a non-profit organization. From 2001 to August 2018, Mr. Vitelle served as Executive Vice President, Chief Financial Officer and Secretary/Treasurer of CalAmp. Prior to joining CalAmp, he served as Vice President of Finance and Administration, Chief Financial Officer and Treasurer of SMTEK International, Inc. (Nasdaq: SMTI), an electronics manufacturing services provider acquired by CTS Corporation (NYSE: CTS), from 1996 to 2001. Earlier in his career, Mr. Vitelle served as a senior manager with Price Waterhouse (now PricewaterhouseCoopers). Mr. Vitelle currently serves on the Board of Trustees of Ganna Walska Lotusland in Montecito, California, where he chairs the Audit Committee. He is a licensed CPA in the State of California. Mr. Vitelle holds an MBA degree from University of California, Los Angeles, and graduated summa cum laude from California State Polytechnic University, Pomona with a B.S. degree in Business Administration.

Garo Sarkissian has served as Motion’s Executive Vice President, Corporate Development since its formation. Since August 2019, Mr. Sarkissian has served as Chief Executive Officer and founder of Dune Labs Inc. From 2005 to March 2019, Mr. Sarkissian served as Senior Vice President, Corporate Development and Executive Officer of CalAmp. From 2003 to 2005, he served as Principal and Vice President of Business Development for Global Technology Investments, a private equity firm. From 1999 to 2003, Mr. Sarkissian held senior management and business development roles at California Eastern Laboratories, a private company developing and marketing radio frequency (RF), microwave and optical components. Mr. Sarkissian began his career as an RF engineer over a span of 10 years for MACom Technology Solutions and NEC Corporation. Mr. Sarkissian is currently a member of the board of directors of Smartwitness Holdings Inc., a video telematics company. He holds an MBA degree from INSEAD, an M.S. degree in Electrical Engineering from University of California, Irvine and a B.S. degree in Electrical and Computer Engineering from California State Polytechnic University, Pomona.

Andrew G. Flett has served as a member of Motion’s board of directors since its formation. Mr. Flett has spent the last two decades investing in the technology industry, specializing in mobility, communications, security, software, and data analytics. Since 2018, he has served as a General Partner at Mobility Impact Partners, a private equity platform focused on transportation mobility technologies. Since 2015, he has also served as Managing Principal at Growth Control Capital, where he has focused on growth equity transactions in the mobility space. He also currently sits on the boards of Truce Software, Avrios and EDriving. Mr. Flett was formerly a Partner with Investcorp Technology Partners from 1998 to 2013. He also served as a director of Fleetmatics from 2008 through its 2012 initial public offering and subsequent sale to Verizon in 2016 and was a member of its Audit Committee. He holds a Mechanical Engineering degree from the University of Victoria and an MBA from the Wharton School of the University of Pennsylvania.

Mark Licht has served as a member of Motion’s board of directors since its formation. Mr. Licht is an entrepreneur with over 30 years of experience in the formation, financing and operations of connected car services and technology companies. Mr. Licht has served as President of Licht & Associates, a strategic consulting services firm that conducts strategic business analysis, develops business and operating plans, evaluates market opportunities and technology trends, assists with financing and proposes alternative business strategies for chief executive officers and their executive teams in the telematics, IoT and location-based services industries, since 2007. In that capacity, Mr. Licht has worked with investment bankers and private equity funds, as well as directly with boards of directors and management teams of companies in the US, Latin America and Europe. Mr. Licht has also served as Senior Advisor of C.J. Driscoll & Associates since 2010 and as an Advisor at Motus Ventures since 2016. Mr. Licht co-founded North American Teletrac in 1985 and served as its President until 2001. He also served as the Executive Vice President for Strategy at AirTouch Teletrac from 1991 until 1996. He co-founded Ituran Location and Control Ltd. (Nasdaq: ITRN) in 1994. Mr. Licht also co-founded SigmaOne Communications in 1998 and served as its President until 2001. Mr. Licht currently serves on the boards of directors or advisory boards of a number of fleet management, insurance telematics, traffic information, UBI, cybersecurity, data mining, EV and OEM focused technology companies, including Preteckt, Roadz, EDriving and GPS Dashboard. He previously served on the board of directors of Inseego Corp. (Nasdaq: INSG) and Advisory Board of Lytx, Inc. Mr. Licht holds a M.S. in International Relations from The London School of Economics and a B.A. in Political Science from the University of California, Los Angeles.

Kyle Messman has served as a member of Motion’s board of directors since its formation. Mr. Messman is the Managing Director of South Bay Ventures, a venture capital firm he founded in 2018 to make early-stage investments in cloud technology companies. He has also served as Special Venture Partner with Fontinalis Partners, LLC a venture capital firm that invests in next generation mobility, since 2018. Investment areas of Fontinalis Partners and South Bay Ventures include autonomous vehicles, connected cars and fleets, supply chain and logistics, mobility services, and several others. He was formerly Chief Financial Officer of Velocify, Inc., a SaaS based sales acceleration platform acquired by Ellie Mae (NYSE: ELLI) in November 2017. Prior to that, he was the Chief Financial Officer of Telogis, a SaaS provider of fleet and mobile resource management solutions to large enterprises, until its acquisition by Verizon (NYSE: VZ) in August 2016. While at Telogis, he led the process of raising over $200 million in equity and debt capital to fund growth and completed six acquisitions prior to the company’s sale. Prior to Telogis, he led corporate financial planning for International Rectifier, a semiconductor manufacturer, with responsibilities that included SEC and financial reporting, capital transactions and financial planning and analysis. He previously spent several years as an investment banker focused on mergers and financings in the technology services and software sectors. Mr. Messman holds a B.S. in Economics from the Wharton School at the University of Pennsylvania and an MBA in Finance from the Graziadio School of Business at Pepperdine University.

Director Independence

Nasdaq listing standards require that a majority of Motion’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Motion’s board of directors has determined that Messrs. Flett, Licht and Messman are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Motion’s independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Motion’s board of directors has three standing committees: an audit committee, a compensation committee and a nominating committee.

Audit Committee

Motion has established an audit committee of the board of directors. Messrs. Flett, Licht and Messman serve as members of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, Motion is required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions which Motion is not taking advantage of. Each of Messrs. Flett, Licht and Messman meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Messman qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Motion’s audit committee has adopted an audit committee charter which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by Motion;

•        pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by Motion, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with Motion in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Motion entering into such transaction; and

•        reviewing with management, the independent auditors, and Motion’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Motion’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Motion has established a compensation committee of the board of directors. Messrs. Flett, Licht and Messman serve as members of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, Motion is required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions which Motion is not taking advantage of. Messrs. Flett, Licht and Messman meet the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.

Motion’s compensation committee has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to Motion’s Chief Executive Officer’s compensation, evaluating Motion’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Motion’s Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation of all other officers;

•        reviewing on an annual basis Motion’s executive compensation policies and plans;

•        implementing and administering Motion’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with Motion’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Motion’s officers and employees;

•        if required, producing a report on executive compensation to be included in Motion’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Motion’s initial stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination, except that at the closing of Motion’s initial business combination, Motion may pay a customary financial consulting fee, which will not be made from the proceeds of the initial public offering held in the Trust Account prior to the completion of our initial business combination. Motion may pay such financial consulting fee in the event such party or parties provide Motion with specific target company, industry, financial or market expertise, as well as insights, relationships, services or resources in order to assess, negotiate and consummate an initial business combination. The amount of any such financial consulting fee Motion pays will be based upon the prevailing market for similar services for comparable transactions at such time, and will be subject to the review of the audit committee pursuant to the audit committee’s policies and procedures relating to transactions that may present conflicts of interest. Motion would disclose any such fee in the proxy or tender offer materials used in connection with a proposed business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The compensation committee’s charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

Motion has established a nominating committee of the board of directors, which consists of Messrs. Flett, Licht and Messman, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Motion’s board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee will not distinguish among nominees recommended by stockholders and other persons.

Code of Ethics

Motion has adopted a Code of Ethics applicable to its directors, officers and employees. The Code of Ethics codifies the business and ethical principles that govern all aspects of Motion’s business.

Legal Proceedings

There are no legal proceedings pending against Motion.

Periodic Reporting and Financial Statements

Motion has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. Motion has filed with the SEC an audited balance sheet as of October 19, 2020, the closing date of its initial public offering, and a Quarterly Report on Form 10-Q which includes unaudited financial statements as of September 30, 2020 and for the period from August 11, 2020 (inception) through September 30, 2020.

MOTION’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Motion’s financial condition and results of operations should be read in conjunction with Motion’s financial statements and the notes thereto contained elsewhere in this proxy statement/consent solicitation statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involves risks and uncertainties. References in this section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Motion.

Overview

On October 19, 2020, Motion consummated its Initial Public Offering of 11,500,000 Units, at a price of $10.00 per Unit, and the sale of 2,533,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, in a private placement to the Sponsor. Upon the closing of the Initial Public Offering and the private placement, $115.0 million of the net proceeds of the sale of the Units and the Private Placement Warrants was placed in the Trust Account.

Liquidity and Capital Resources

As of June 30, 2021, Motion had approximately $234,000 of cash in its operating bank account and approximately $293,000 of working capital.

Until the time of the Initial Public Offering on October 19, 2020, Motion’s liquidity needs were satisfied through a payment of $25,000 from Motion’s Chief Executive Officer to fund certain offering costs in exchange for the issuance of the Motion Common Stock to the Sponsor, and advances to Motion from our Sponsor of approximately $71,000 under a related party note payable to pay for other offering costs in connection with the Initial Public Offering. From October 19, 2020 through March 31, 2021, Motion’s liquidity needs have been satisfied from the net proceeds of the consummation of the Private Placement not held in the Trust Account. Motion fully repaid the note payable on October 19, 2020. In addition, in order to finance transaction costs in connection with a business combination, Motion’s officers, directors and initial stockholders may, but are not obligated to, provide Motion with working capital loans. As of June 30, 2021, there were no working capital loans outstanding.

Based on the foregoing, Motion’s management believes that Motion will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a business combination. Over this time period, Motion plans to use these funds for paying existing accounts payable and consummating a business combination.

Results of Operations

Motion’s entire activity since inception up to June 30, 2021 was in preparation for its formation, the Initial Public Offering and, since the closing of the Initial Public Offering, the search for business combination candidates and negotiating the terms of the proposed Business Combination with DocGo. Motion will not be generating any operating revenues until the closing and completion of an initial business combination.

For the three months ended June 30, 2021, Motion had net loss of approximately $3.0 million, which included a non-operating loss of approximately $2.8 million arising from the change in fair value of warrant liabilities and general and administrative expenses totaling approximately $0.2 million.

For the six months ended June 30, 2021, Motion had a net loss of approximately $1.1 million, which included a non-operating loss of approximately $0.4 million arising from the change in fair value of warrant liabilities and general and administrative expenses totaling approximately $0.6 million.

Related Party Transactions

Class B Common Stock

On August 12, 2020, the Company’s Chief Executive Officer paid for certain offering costs for an aggregate price of $25,000 in exchange for the issuance to the Sponsor of 3,737,500 shares of Class B Common Stock. On October 14, 2020, the Sponsor effected a surrender of 431,250 shares of Class B Common Shares to Motion for no consideration, resulting in a decrease in the total number of shares of Class B Common Stock outstanding from 3,737,500 to 3,306,250. Further, on November 16, 2020, the underwriter of Motion’s IPO advised Motion that it would not exercise its over-allotment option and consequently the Sponsor forfeited an additional 431,250 shares of Class B Common Stock, resulting in a decrease in the total number of shares of Class B Common Stock outstanding from 3,306,250 to 2,875,000 such that the Class B Common Stock represent 20.0% of the issued and outstanding Motion Common Stock after the initial public offering.

On August 24, 2021, the Sponsor elected to convert all 2,875,000 shares of Class B Common Stock owned by the Sponsor into an aggregate of 2,875,000 shares of Class A Common Stock on a one-to-one basis pursuant to the terms of the Class B Common Stock.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of the shares of Class B Common Stock (or shares resulting from the conversion of the Class B Common Stock) until the earlier to occur of: (A) one year after the completion of the initial business combination and (B) subsequent to the initial business combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which Motion completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Motion’s stockholders having the right to exchange their shares of Motion Common Stock for cash, securities or other property.

In August 2021, the Sponsor converted all of its shares of Class B Common Stock into shares of Class A Common Stock on a one-for-one basis.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 2,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($3.8 million in the aggregate). Each Private Placement Warrant is exercisable for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If Motion does not complete a business combination within 24 months of the initial public offering, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable for cash (subject to certain exceptions) and exercisable on a cashless basis so long as they are held by the initial purchaser or its permitted transferees.

The Private Placement Warrants (and the Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial business combination (subject to certain exceptions).

Related Party Loans

On August 18, 2020, the Sponsor agreed to loan Motion up to an aggregate of $150,000 pursuant to an unsecured promissory note (the “Note”) to cover costs related to the Initial Public Offering. While preparing for its Initial Public Offering Motion borrowed approximately $70,000 under the Note. Motion fully repaid these borrowings under the Note on October 19, 2020, and there were no related party loans outstanding at June 30, 2021.

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor and Motion’s officers and directors and their affiliates may, but are not obligated to, loan Motion funds as may be required (the “Working Capital Loans”). Up to $1.5 million of such Working

Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. No Working Capital Loans were outstanding at June 30, 2021.

Contractual Obligations

Registration Rights

The Sponsor is entitled to registration rights pursuant to a registration rights agreement with Motion. The Sponsor will be entitled to make up to three demands, excluding short form registration demands, that Motion register the Motion Common Stock acquired by it prior to the IPO, Private Placement Warrants and any warrants that may be issued upon conversion of working capital loans for sale under the Securities Act. In addition, the Sponsor will have “piggy-back” registration rights to include its securities in other registration statements filed by Motion. Motion will bear the expenses incurred in connection with the filing of any such registration statements.

Commitments and Other Obligations

As of June 30, 2021, Motion did not have any lease obligations or purchase commitments, and we had no long-term liabilities other than the warrant liabilities of $9.5 million and the deferred underwriting commission of $4.0 million that is payable from the Trust Account upon the consummation of Motion’s initial business combination In addition, upon consummation of the Business Combination, Motion would be obligated to pay an M&A advisory fee to Barclays in the amount of approximately $14.2 million.

Critical Accounting Policies and Estimates

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Motion has identified the following critical accounting policies:

Redeemable Shares

All of the 11,500,000 Public Shares sold as part of the Initial Public Offering contain a redemption feature. In accordance with FASB ASC 480, “Distinguishing Liabilities from Equity”, redemption provisions not solely within the control of the company require the security to be classified outside of permanent equity. Motion’s Existing Charter provides a minimum net tangible asset threshold of $5,000,001. Motion recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are effected by recording offsetting adjustments to additional paid-in capital. At June 30, 2021, there were 11,500,000 Public Shares outstanding, of which 9,678,938 were recorded as redeemable shares and classified outside of permanent equity, and 1,821,062 were classified as Class A common stock in stockholders’ equity.

Warrant Liabilities

Motion accounts for the warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40-15-7D under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, Motion classifies the warrants as liabilities and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised and any change in fair value is recognized in our statement of operations. The fair value of the warrants was determined using Monte Carlo simulations at the Initial Public Offering date and at December 31, 2020, and by reference to the quoted price of the Public Warrants on the Nasdaq Stock Market at June 30, 2021.

Net Income (Loss) per Common Share

In accordance with FASB ASC 260, “Earnings Per Share” (“ASC 260”), shares of Class A Common Stock are treated as participating securities because such shares are entitled to a pro rata share of undistributed trust earnings but do not otherwise share in Motion’s net income or loss. Consequently, net income (loss) per share is calculated using the two-class method prescribed by ASC 260. Pursuant to this method, net income per share for Class A Common Stock is calculated by dividing the undistributed interest income earned on investments held in the Trust Account by the weighted average number of shares of Class A Common Stock outstanding since original issuance, and net income (loss) per share for Class B Common Stock is calculated by dividing the net income (loss), adjusted for income allocated to the Class A Common Stock, by the weighted average number of shares of Class B Common Stock outstanding during the period.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Off-Balance Sheet Arrangements

Motion did not have any off-balance sheet arrangements as of June 30, 2021.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Motion qualifies as an “emerging growth company” and under the JOBS Act is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Motion elected to delay the adoption of new or revised accounting standards, and as a result, Motion may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, Motion is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” Motion chooses to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of Motion’s initial public offering or until Motion is no longer an “emerging growth company,” whichever is earlier.

Quantitative and Qualitative Disclosures About Market Risk

Motion is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information otherwise required with respect to market or interest rate risk.

Principal Accounting Fees and Services

The firm of WithumSmith+Brown, PC acts as Motion’s independent registered public accounting firm. The following is a summary of fees paid to WithumSmith+Brown, PC for services rendered.

Audit Fees

During the period from August 11, 2020 (inception) through December 31, 2020, fees for our independent registered public accounting firm were $68,900 for services performed in connection with the IPO, the audit of the balance sheet dated October 19, 2020, the review of Motion’s Form 10-Q for the quarter ended September 30, 2020, and the audit of Motion’s financial statements as of and for the year ended December 31, 2020.

Audit-Related Fees

During the period from August 11, 2020 (inception) through December 31, 2020, Motion’s independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of financial statements.

Tax Fees

During the period from August 11, 2020 (inception) through December 31, 2020, Motion’s independent registered public accounting firm did not render assurance and related services related to tax compliance, tax advice and tax planning.

All Other Fees

During the period from August 11, 2020 (inception) through December 31, 2020, there were no fees billed for products and services provided by Motion’s independent registered public accounting firm other than those set forth above.

Audit Committee Approval

Motion’s audit committee was formed upon the consummation of the Initial Public Offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of the audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

INFORMATION ABOUT DOCGO

All references to “DocGo,” “we,” “us,” “our” or the “Company” in this Description of DocGo’s Business section refer to Ambulnz, Inc. and its consolidated subsidiaries.

Our Company

DocGo is redefining on-demand access to healthcare. We deliver high-quality, cost-effective healthcare mobility solutions and are unlocking further promise and potential of telehealth treatment through our “last-mile” care capabilities. We do so by leveraging our proprietary technology platform powered by artificial intelligence (“AI”), and our network of healthcare professionals spanning more than 25 states and the United Kingdom. We often provide our services in collaboration with leading healthcare organizations, via long-term partnerships that drive meaningful recurring revenue, ensure efficient and effective capital allocation, and create low-risk opportunities for significant growth. DocGo, our new corporate name, represents and better communicates who we are as a company and what our solutions offer our customers.

Our mission is to transform medical transportation and telehealth, with more accessible, affordable, and efficient patient-centered care. Since our founding in 2015, through more than 2.2 million patient interactions, we have created an unmatched medical transportation network that can provide better care outside of the physical walls of the healthcare system. We began by developing a state-of-the-art, intuitive platform to drive greater efficiency and improved access to patient care. Our innovative technology can change the way healthcare facilities manage patient transportation, and eliminate many of the common obstacles faced when scheduling service, ultimately freeing medical professionals to focus more time and their valuable resources on what they do best — providing patient care. Additionally, in certain markets, our Mobile Health in-person care model facilitates medical treatment directly to patients in the comfort of their homes, workplaces, and other non-traditional locations. Working under the guidance of prescribing physicians, our network of over 1,900 medical professionals, including Emergency Medical Technicians (“EMTs”), paramedics, nurses and support staff, provides a wide range of tests, procedures and interventions that, until now, required a visit to a traditional healthcare setting.

We have experienced strong growth over the past several years. Our revenue increased from $40.0 million in 2018 to $94.0 million in 2020, representing a 53.3% compounded annual growth rate. Only fiscal year 2020 includes any meaningful contribution from our Mobile Health solutions.

Our Segments

Medical Mobility Solutions

DocGo’s on-demand medical mobility solutions are offered under the Ambulnz brand. We enable reliable, efficient access to local clinical services, including primary and specialty care, dialysis treatments for chronic care management, and transfers between clinical settings. Every vehicle in our fleet is equipped with our proprietary technology platform, which is integrated with some of the nation’s largest electronic medical record (“EMR”)

systems. This integration enables seamless transfer of electronic patient information and discharge data to our healthcare provider customers, which improves order speed and accuracy, and helps eliminate a myriad of manual processes. Consequently, our healthcare facility customers are better able to order, track and manage transportation requests and patient movement, thereby improving utilization of resources and cost. Our Ambulnz ShareLinkTM technology provides our healthcare partners and patients with real-time vehicle locations and accurate ETAs, delivering valuable peace of mind. As of December 31, 2020, we had 250 ambulances in service throughout the United States, and 32 in the United Kingdom. For the fiscal year ended December 31, 2020, we generated approximately 66.0% of our revenues from our mobility solutions delivered by this segment.

Mobile Health Solutions

The traditional healthcare model requires patients to interact with many levels of healthcare providers — including receptionists, nurses, lab technicians and physicians — for even the most routine tests, procedures and interventions. We recognized that a number of these services could easily be performed by EMTs or paramedics under the guidance of physicians, but in the comfort of a patient’s home or workplace. Our patient-centered approach helps limit the need for individuals to seek routine treatment in more expensive and environmentally exposed, less comfortable settings such as emergency departments and urgent care clinics. In addition to providing greater convenience to patients, our Mobile Health solutions help reduce unnecessary burdens on healthcare systems, by freeing up their finite, in-person resources to address more urgent and critical patient needs. DocGo’s Mobile Health on-demand telehealth clinical services, which we expanded into the home and workplace in 2020, facilitates medical care via a turnkey suite of integrated, “last-mile” solutions. We offer a range of services, including on-site evaluation, diagnostics, triage, and treatment as detailed in the following table:

As adoption of telehealth continues to climb, we believe our virtual care-enabling solutions are poised for significant growth, by delivering in-person patient care previously inaccessible outside of the more traditional healthcare settings. We partner with leading national health systems, private organizations and employers, state and local governments and managed care organizations, to provide our Mobile Health solutions, including NYC Health + Hospitals, Mount Sinai Health System and Carnival Corporation. For the fiscal year ended December 31, 2020, we generated approximately 29.8% of our revenues from the solutions provided by our Mobile Health segment.

The Industry

DocGo sits uniquely at the crossroads of the healthcare mobility and telehealth sectors of the broader healthcare industry. Based on a recent McKinsey report and management estimates, this intersection potentially represents a $95 billion opportunity for our solutions. Management estimates that the healthcare mobility market provides a $13 billion opportunity for our Transportation Services. The McKinsey report estimates that the telehealth industry may be as large as $250 billion, with nearly $35 billion coming from diversion of emergency department visits to virtual urgent care, $35 billion in virtual-related home health services, and $12 billion through technology enabled home medication administration — representing a more than $80 billion addressable market for our Mobile Health “last-mile” telehealth offerings. Further, the COVID-19 pandemic has materially changed not only the way the healthcare system operates, causing a fundamental shift in the allocation of finite resources, but also how consumers engage with healthcare systems.

U.S. Total Addressable Market

Medical
Transportation
$13 B
Last-Mile
Home
Medication
Administration
$12 B
$95 Billion
Last-Mile
Urgent Care
$35 B
Last-Mile Home
Health Services
$35 B

Sources: Management estimates and McKinsey “Telehealth: A quarter trillion dollar post COVID-19 reality?” (report published 5/29/20)

The medical transportation industry spans a number of categories including health system transportation, emergency transportation and non-emergency transportation, and is fragmented and poised for transformation. Due to the nature of the industry and licensing requirements, the competitive landscape is predominantly occupied by smaller local vendors and a few regional players, each with varying levels of service quality and geographic reach. Accordingly, few transportation companies possess the financial resources and economies of scale needed to change the status quo, whether through the adoption of new technologies or by investing in an improved patient experience, which ultimately stifles industry progress. The resulting reliance on largely inefficient, antiquated solutions creates a significant opportunity for us to leverage our innovative technology, unique partnership model, and other competitive advantages, to capture significant additional market share.

With an aging population requiring more frequent care, and younger generations more comfortable than ever with technology, there is a fundamental shift occurring in the way patients interact with today’s healthcare system. Consumers increasingly demand more convenient access to care as well as an improved user experience, and telehealth offers the greatest opportunity to capitalize on this demand. Even so, existing telehealth solutions are typically classified in one of two limiting categories — either the technological infrastructure that supports telehealth connectivity but lacks the ability to offer actual healthcare services, or a discrete, direct offering from a specific physicians’ group or practice. In either case, patient interaction is limited to a virtual connection, with no mechanism for clinicians to perform even the simplest of tests or procedures. This dynamic significantly diminishes the overall value proposition of telehealth, often pushing patients back to the physical walls of the traditional healthcare system for treatment. Accordingly, without innovation, existing telehealth offerings will never fully deliver the promise of virtual care. We believe that our Mobile Health “last-mile” healthcare solutions can serve as this missing, personal-touch link between a telehealth patient on one end, and a prescribing physician on the other. Our service enables remote telehealth treatment, and helps transform the way patients receive non-emergency medical care at mass scale.

Our Competitive Strengths

We believe we have a number of competitive advantages that enable us to consolidate and build on our position as a leader in medical mobility and telehealth solutions, including the following:

A robust, industry-leading AI-powered technology suite

DocGo developed what we believe to be the industry’s first fully integrated medical transportation and mobile healthcare platform. Our platform is designed to track various distributed resources and intelligently predict the best means for mobile healthcare service and delivery of care.

The DocGo platform uses AI and machine learning to predict and optimize every aspect of the lifecycle of our solutions. This includes leveraging AI to dispatch the appropriate vehicles and staff based on medical necessity, routing our vehicles through dynamic traffic patterns, and even predicting the time it will take our team to reach a specific hospital facility, to timely deliver patients for time-sensitive medical appointments. Further, the system helps determine the financial feasibility of each trip, to better assist with final insurance adjudication.

How We Help Health Networks

To allow for fast, accurate ordering of Mobile Health and medical mobility services, DocGo’s platform integrates with major EMR systems, which allows seamless interoperability for accessing patient demographics and insurance information. Additionally, hospital systems get real-time analytics into every transport’s estimated arrival and departure times, helping them intelligently predict bed-management, measure interdepartmental performance, and ultimately provide a smoother patient experience.

How We Optimize Our Workforce

DocGo’s platform is founded on service utilization and accuracy. As part of an intelligent learning system, our platform continually verifies and monitors all modes of transport available to our customers and partners. Each level of service is distinctly identified, based on local and state regulations, to provide a specific mode of health transport. The location, status, availability, and equipment on each mode of transport are tracked in real-time. This combined intelligence is at the heart of how our platform automatically provides the best, most accurate modes of transportation and facilitation of Mobile Health medical care.

This level of control can substantially increase profitability, which results in increased earning potential for employees, a highly motivated workforce, and a better patient experience.

How We Help Patients

To better service both our patients and health network partners, DocGo creates detailed digital mapping of all facilities we service. From bedside to bedside, our platform intelligently understands and predicts the time from curbside to lobby, the time to reach a particular department within a facility, and the delays within particular hospital departments. This level of intelligence provides a much higher level of accuracy and transparency to our patients. Our customer facing ShareLinkTM notifies patients, loved ones, and hospital staff of the real-time locations of our vehicles, keeping them informed each step of the way.

To ensure that our technology stays on the cutting edge, DocGo employs a large team of highly skilled engineers and computer scientists headquartered in New York City, San Francisco, and Tallinn, Estonia. This team includes software engineers, data engineers, cybersecurity engineers, DevOps engineers and system architects.

DocGo’s Product Development utilizes in-process research & development to continually keep up with rapid business growth and adapt to service expansion. To ensure the utmost quality and reduce time to market, DocGo uses established best practices to build, test, and release software. Our development life cycle follows a proven and standard software development lifecycle (SDLC) which allows for product research, specifications, development, acceptance testing, and ultimately deployment.

With a focus on rapid iterative deployment cycles, our engineering teams leverage test-driven development (TDD) and behavior-driven development (BDD), to author unit tests and lean heavily on automated testing in integration environments. With our mature, proven deployment pipeline, releases are shipped to production several times a business day, benefiting DocGo’s employees, patients, and customers.

DocGo’s technology infrastructure is built using a distributed and scalable architecture. All production infrastructure at DocGo is deployed on Amazon Web Services (AWS). Data is transmitted in encrypted form and encrypted at rest in our system. Autoscaling is leveraged to ensure capacity on-demand, to provide a low latency and an effective user experience. Logs and metrics are streamed to CloudWatch for visibility, traceability, and alerting.

Our National Operations Center — based on Tuscaloosa, Alabama — provides human monitoring to help ensure that we address issues as they arise and provide 24/7 service delivery.

An industry-leading technology suite with deep clinical integration

Efficient, high-quality transportation is vital to move and discharge patients within a healthcare system; even short delays or downtime can be extremely costly to providers and frustrating for patients. To create more efficient systems and improve the patient experience, our technology platform is fully integrated with some of the nation’s largest EMR systems. This class-differentiating connectivity allows our healthcare provider partners to efficiently monitor and manage their operations, including patient flow, triage times, staffing and specialty services. For example, hospital staff traditionally request transportation by phone and must often place repeated follow-up calls to inquire about vehicle arrival, reducing valuable time that can be spent preparing for the patient’s arrival and focusing on patient care. Once a patient is picked up, there is typically no way to track the patient’s location until the vehicle arrives at its destination. In contrast, DocGo’s proprietary system enables transportation requests with a few simple clicks of a mouse from any internet-enabled device. We believe that our unique algorithms ensure intelligent fleet routing and peak vehicle utilization, along with accurate estimates of arrival times and wait times, which result in our industry-leading on time compliance. Our EMR integrations further simplify the process, pulling accurate patient information directly from the hospital’s EMR system. Using our hospital partners’ EMR saves time, by avoiding needing to take a patient’s medical history, eliminating illegible handwriting and ensuring data accuracy, which is critical when dealing with health records. Our ShareLinkTM technology gives healthcare providers and patients real-time information regarding vehicle location and added peace of mind, all in a user-friendly interface similar to popular ride-sharing applications.

By dramatically increasing healthcare transportation efficiency, transparency and predictability, our technology empowers our partners to maximize patient resource utilization, improve their bottom lines, and enhance the overall experience for their staff and patients alike. Additionally, our proprietary technology enables us to better deploy and utilize our fleet and medical professionals, reducing our downtime and ultimately improving margins.

Progressive partnership model that drives significant benefits for us and our healthcare provider partners

A primary goal in our rethinking medical transportation was to fundamentally change the relationship between healthcare providers and transportation companies. Rather than being a mere vendor, we collaborate with a number of our key healthcare provider customers through a unique, long-term partnership model, whereby we share the economics of the relationship and work collaboratively to grow our enterprise to mutual benefit. This structure facilitates a more consistent level of service to the provider and its patients, improving the quality of patient care. We use this model with some of the largest U.S. healthcare providers, including Fresenius Medical Care, UCHealth, and Jefferson Health.

We gain substantial economic benefits from our innovative model. Our partnerships provide us with a recurring, predictable transportation revenue stream within the geographic markets where our partner operates. The partnership also makes us a preferred provider, so that we capture a greater share of revenue that would otherwise be contracted out to other transportation providers. This deep-rooted relationship creates cross-selling opportunities to drive additional revenues through our Mobile Health solutions as well.

The partner also acts as an “anchor” customer in its geographic market(s), meaning we can use resources deployed for this relationship to acquire new business from additional customers, at a lower incremental cost and with less risk to our investment. Our partners benefit not only from the economic efficiency of our superior technology, but also from reduced costs and new revenue sources as the partnerships grow. Our differentiated approach effectively converts medical transportation from a cost to an economic opportunity for our partners.

Our largest partner, Fresenius Medical Care, one of the world’s largest dialysis treatment providers, demonstrates how our model benefits both parties. Fresenius’ patients with end-stage renal disease undergo dialysis treatments up to three times per week and often require medical transportation to and from their appointments. In partnering with DocGo, Fresenius uses our platform to efficiently schedule and monitor patient transports, helping maximize patient flow-through and treatment compliance while minimizing the administrative burden of managing these transportation services. The partnership generates reliable, recurring revenue for us and creates pathways to larger medical transportation opportunities in the markets where Fresenius operates.

Well-dispersed national and international scale, poised for continued growth

Our nationwide footprint and burgeoning international presence in the United Kingdom demonstrate success in building our network, and create opportunities to use this infrastructure to support further growth in existing markets and new geographies. We currently maintain an organization of more than 1,900 medical professionals, including EMTs, paramedics, nurses and support staff, and a fleet of more than 340 technology-equipped vehicles that have provided services across more than 25 states and throughout England.

Given our innovative partnership business model, and that our solutions are easily leveraged to serve significantly higher volumes, we can rapidly scale with our existing partners, add new clients in existing markets, and grow into new ones, without the need to invest and risk significant additional capital.

Differentiated brand identity focused on enhancing the patient’s experience

The medical transportation industry is intimidating to most consumers. While it addresses a patient’s most basic and immediate healthcare needs, it was not designed with the patient’s experience in mind. DocGo created a transportation solution based on a completely different proposition — to create an improved experience for all stakeholders, including the patient. Our ShareLinkTM technology provides radical transparency, improving the patient experience and easing concerns by showing the precise ETAs and real-time locations of our vehicles. Our employees undergo customer service training to ensure that they deliver care with the customer experience in mind. Our calming light blue brand identity, and less-formal uniforms for our healthcare professionals, create a more comfortable experience for our patient customers and those of our healthcare provider partners. We believe this carefully crafted brand experience helps alleviate concern during an inherently traumatic, uncertain time for patients.

Our healthcare professionals’ utilization of state-of-the-art logistics and other technologies further reinforces our differentiated brand proposition. Our DocGo brand was built in a similar fashion, to help convey the humanity and empathy we strive to deliver with each and every patient interaction.

Founder-led, highly experienced management team

Our founder and management team members have on average over 25 years of industry and other relevant professional experience. Our management team is comprised of industry veterans who have held leadership roles at some of the largest public and private healthcare and consumer businesses, ranging from start-ups to Fortune 500 companies, with pertinent healthcare, technology and mobility expertise. We believe this collective experience and first-hand knowledge of the challenges inherent in today’s healthcare system provide our company with the foundation to pursue its mission to transform the medical mobility and telehealth industries while navigating a rapidly evolving landscape. Our key executives also have extensive experience in growing businesses, both organically and through acquisitions, supporting all aspects of our growth strategy. Our leadership team’s top quality and talent will help us create and capitalize on the opportunities we see ahead.

Growth Strategies

Identify new partners and expand into new markets

Partnerships are integral to our growth strategy, providing predictable revenue and visibility into market volume and data, and helping us rapidly scale to service demand. These relationships also allow us to grow with our partners as they expand into additional geographies. Further, our partnership model provides a foundational customer, from which we can expand our customer base within that market, and, in certain instances, growth into neighboring markets, in each case more fully utilizing our assets with increased predictability and risk management.

In identifying new geographic market opportunities, we initially look to establish a relationship with a large player in the local healthcare system, that can serve as the “anchor” customer for our Transportation Services. Once we enter into an agreement with the healthcare provider, we deploy a fleet of vehicles equipped with our proprietary technology with the staff needed to support the customer’s transportation needs. With this core infrastructure in place, our medical professionals transport patients to and from our customer’s care facilities and additional locations, and are positioned to capture additional transportation opportunities in the region. Capitalizing on these existing resources and using our innovative technology, we use our fleet and medical professionals to provide additional “last-mile” Mobile Health services, maximizing the utilization rate and revenue potential of our assets.

We believe we have significant opportunity to expand throughout the United States, and selectively in international markets, by identifying and establishing new partnerships. While we always consider new geographies and actively engage with other prospective partners, we have prioritized key markets based on specific characteristics and have filed for licenses in certain geographic areas where we do not currently operate. We are also expanding our partnership model beyond the traditional healthcare system, partnering with companies like RXR Realty, a leading New York City real estate owner, manager and developer. Together we facilitate Mobile Health services for RXR’s employees and tenants with on-site testing, monitoring, and reporting at locations across New York and New Jersey. We consider establishing similar partnerships as a significant opportunity to grow our telehealth revenues.

Broaden our suite of “last-mile” Mobile Health offerings and expand into additional markets to grow revenues

Our Mobile Health solutions offer a significant value proposition. We facilitate the “last-mile” of telehealth services to patients, supplementing virtual consultations with a suite of in-person tests, procedures and interventions that do not require the specifications of a traditional healthcare setting. This model provides greater convenience to patients, and improves our financial results, by increasing the utilization rate of our fleet and medical professionals, limiting downtime between transports, thereby increasing revenues and margins. Providing non-emergency care to patients in their homes also reduces burdens on the healthcare system, freeing up time, space and other resources in hospitals, urgent care clinics, physicians’ offices, and labs.

A patient symptomatic of strep throat serves as one example of how our solutions operate and benefit all stakeholders in the healthcare industry. Under the traditional telehealth model, it can take as long as two days for our suffering patient to virtually consult with a doctor, be referred to a clinic for testing, and for the physician to receive the test results; and that is all before any diagnosis or treatment can even begin. With our “last-mile” Mobile Health solution, a DocGo paramedic arrives at the patient’s home, virtually consults with a physician, tests the patient, and performs the necessary lab work on-site, resulting in the physician’s diagnosis in as little as 20 minutes. Our paramedic can even administer the first dose of antibiotics at the doctor’s instruction. Another example is at-home treatment for oncology patients. Instead of sending these immunocompromised individuals to a hospital setting, our clinicians can visit them in their homes to provide infusions. In addition to increasing patient comfort at a time of acute distress, it also greatly reduces their potential of exposure to harmful elements, and frees up resources at the healthcare facility.

We have expanded from basic testing services to include a suite of more than 25 medical tests, procedures and interventions and we intend to continue adding new services, leveraging our existing geographic footprint and extensive nationwide network of healthcare professionals. One example is Rapid Reliable Testing (“RRT”), which we launched in April 2020 in response to the COVID-19 pandemic. Established in less than two months, RRT now offers COVID-19 and IgG antibody testing to healthcare providers and other customers in New York, New Jersey, Pennsylvania, Florida, California, Texas, Tennessee, and Colorado. We partner with approximately 300 government entities, nursing homes, schools, and businesses nationwide, to provide this service onsite, at drive-thru locations, and via a fleet of mobile testing units. While some of these relationships began as testing-only contracts, we have successfully expanded to include COVID-19 vaccines and additional Mobile Health solutions, and we expect to continue expanding these relationships in the future.

At the start of 2020, we had a growing business providing telehealth services at sporting events and concerts, that was placed on pause due to COVID-19-era social distancing restrictions. With the resumption of in-person events, this burgeoning solution provides additional opportunities for expansion. We have secured contracts to provide first aid and on-site medical care at premier New York City sports venues, including Citi Field and the Barclays Center, and have since expanded those relationships to provide Mobile Health solutions as well.

We intend to expand the number of markets in which we offer our solutions. In the short time that we have offered our Mobile Health services, we have expanded our reach from select markets to offerings across 42 U.S. states.

Grow with existing customers into new geographies and further penetrate existing markets

We see significant opportunity to increase our share of our current healthcare provider customers’ business by expanding into new geographies as they grow and further penetrating markets where we currently work together. We believe that our offerings are superior to those of our competitors, and once a customer experiences the benefits of our platform and technology, our win rate with that customer will increase. Our solutions are easily scalable to serve meaningfully higher volumes, and can seamlessly accommodate the addition of Mobile Health products and services. Additionally, our partnership model is conducive to significant business growth, because these well-established relationships provide an immediate source of predictable revenue in the new market. With existing partners, we also have greater visibility into market dynamics, allowing us to better identify which markets will likely be profitable and when. Our partnership with Fresenius Medical Care, which provides kidney dialysis treatment in markets across the United States, serves as a case in point; our close working relationship allows us to map demand curves to population densities, and accordingly, make informed decisions about expansion. Finally, a partner provides us with a foundation to further expand within a given market, using existing resources to acquire new customers and to service them at a lower incremental cost, with limited capital risk.

Fully utilize lower-cost, high-value professionals to drive additional revenues and increase margins

There is a significant cost disparity among healthcare professionals. We specifically utilize paramedics and EMTs as they are generally billed at lower rates than physicians and nurses. This cost difference allows us to deliver our “last-mile” Mobile Health solutions at a lower cost than the same care via a traditional healthcare system visit. Further, unlike many healthcare professionals, paramedics and EMTs are specifically trained to work outside of clinic and hospital settings, making them a perfect fit for administering tests, procedures and interventions in a patient’s home or workplace. Furthermore, traditional medical transportation companies can fill several orders throughout the day, but the wait in between transports is lost as downtime. While our proprietary technology enables us to minimize this downtime, we took remaining downtime as an opportunity for our EMTs and paramedics to provide our “last-mile” Mobile Health services, maximizing utilization rates and the revenue potential of our vehicles and professional workforce.

Opportunistically acquire businesses that fit our existing business model

In recent years, we expanded our geographic presence by strategically acquiring local provider licenses in markets that we intended to enter. Such acquisitions provided us with the requisite licenses, as well as additional infrastructure — including vehicle fleet and employee base — to operate in a local market. We occasionally acquire a business to have the necessary infrastructure to support a partnership, but acquisitions can also contribute to existing customer relationships and revenue streams. Following an acquisition, we add value to that business by integrating it with our proprietary technology platform, rebranding the fleet and retraining the staff to deliver our customer-centered, cost-effective mobility and Mobile Health services. We constantly evaluate additional acquisition opportunities and anticipate that we will continue to make acquisitions in select markets, to support our growth plans. We expect acquisitions to be the primary means of acquiring the licenses or other resources necessary to enter new markets in the future. Additionally, we may acquire new technological capabilities or telehealth solutions to supplement our existing offerings.

Our Technologies

Dara

Increasing utilization at scale requires an amazingly complex, highly automated, and highly informed system. Dara is the central AI system which manages the logistics for scheduling, patient interactions, and resource allocation.

Dara Scheduling System

Dara’s machine learning scheduler has run millions of permutations across five years of real-world data, to optimally assign resources. Dara manages all aspects of our medical transportation, delivery of field-based care, dispatching, tracking, and optimization. The system not only considers real-time traffic data, but also factors hundreds of variables across years of historical data to estimate the expected time to transfer care, at pickup and destination.

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P1 Fountain Valley Regio...
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42-CA0700B Karly Jasso | Ryan Loniero 110 BLS LACO, LACI 0/0/1
43-0500B10 Christopher Chow | Jessica Ch... 217 BLS LACO, ORCO 3/0/0
40-CA0600B-2 Jeffery Ramsey | William Joma... 225 BLS LACI, LACO 1/1/0
Patient Contact 43-0700B10 Cedric Thomas | Russell Winfie... 216 BLS ORCO 2/0/0
To Pickup 3-CA0700A Isabella Leifer | Jason Trasvina 214 ALS LACO, LACI 1/1/0
To Pickup 3-CA0700C Charles Navarrete | Javier Aval... 167 CCT LACI, LACO 0/0/1
To Pickup 3-CA0700C-2 Daisy Lopez | Sabrina Sandoval 331 BLS LACO, LACI 0/0/1
To Pickup 3-CA-FLOAT Alan Chipres | Cameron Frye 327 BLS LACO, LACI 1/1/0
To Dest. 3-CA0800B Irene Castaneda | Ryan Vizcarra 330 BLS LACO
Patient Contact 40-CA0800B Kaiser George | Ovbanaegbere ... 208 BLS LACO 2/0/1
At Dest. 40-CA1000B-2 Dominic O'Brien | Isaac Vizcarra 226 BLS LACO, LACI 1/1/2
42-CA0800B Gregory Gilbert | Kye Monji 114 BLS LACO, LACI
Patient Contact 43-0800B10 Elaine Peterson | Jessica Calde... 218 BLS LACO, ORCO 4/1/0
To Pickup 5-1000B10 Alejandro Sandoval | John Eva... 220 BLS ORCO, LACO 0/1/0
To Dest. 3-CA1000A-2 Julian Montes | Kirk Perez 230 ALS LACO, LACI 0/1/0
43-1000B10 Damian Juncaj | Jessie Gallardo 215 BLS ORCO 1/0/0
To Pickup 3-CA1000B-2 Hector Chavez | Sabrina Villegas 166 CCT LACI, LACO
40-CA1200B-2 Lucy Centeno | Natalie Inks 224 BLS LACO, ORCO 0/0/1
46-MLK Jeffrey Loeza | Juana Vazquez 229 BLS LACO
7-CA1200B Rebekah Lovejoy | Hannah Lloyd 326 BLS LACI, LACO
2-CA1300B-3 BLS
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Dara Multiservice Platform

The Dara platform provides for a broad set of medical transportation and mobile treatment options, ranging from curb-to-curb sedan to critical care transportation (CCT). Using a proprietary algorithm, the system guides the requester to select the best mode of transportation, considering the patient’s medical needs and health insurance coverage.

Dara Driver Application

The Mobile Driver App is used by our field staff to interact with our platform. The field staff is comprised of crew members that operate our vehicles, facilitate field-based medical care for patients, and fulfill medical transportation requests. The driver app provides information regarding the logistics of patient transportation and care, the patient’s unique needs, and analytics to inform the platform of real-time status and geo-location.

5:18
Now Online!
Next Scheduled Trip: #1039082 - 33... Pickup Today 7:00 PM
Unit 900, BLS
Jim Driver
(999) 888-7777
Station Corpus Christi Station
Claire Nurse
(111) 222-3333
Station Corpus Christi Station
Nueces Bay
Corpus Christi
Corpus Christi International Airport (CRP)
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5:20
You Have a New Trip
Pickup Location
3315 South Alameda Street
Corpus Christi, TX 78411
Promised ETA
7:00 PM
Service Type
BLS, Discharge
Trip#
1039082
TAP TO GO ENROUTE
GO
ENROUTE

5:23
En Route to Pickup
NO UPCOMING TRIPS SCHEDULED
Pickup Location
3315 South Alameda Street
Corpus Christi, TX 78411
Promised ETA
5:29 PM
Service Type
BLS, Discharge
More Details
544
43
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Morgan Ave
Emerald Cove
Lozano Golf Center
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Dara Requester Application

The requester app is used by our healthcare partners to order medical transportation and mobile medical services. It is a central hub for booking and monitoring all transportations and field-based treatments. As a multi-tenanted application, DocGo’s customers and partners can access only their respective orders.

5:43
ambulnz
S. Berger
TRIP #1039118
NEEDS ASSIGNMENT
Corpus Christi...octor's Regional
Room #
Corpus Christi...ate Living Center
Room #
CENTRAL CITY
ASAP
32 min
Service Level
Discharge, BLS
Trip Type
One Way
Pickup Time
06/16 5:15 PM CDT
ACCEPT
ETA
5:15 PM
CDT
REJECT

5:44
REVIEW
TRIP #1039118 | ETA 06/16 6:15 PM
SCHEDULED
TRIP DETAILS
EDIT
REQUESTING AGENCY
Corpus Christi Medical Center - Doctor's Regional
PICKUP LOCATION
Corpus Christi Medical Center - Doctor's Regional 3315 South Alameda Street Corpus Christi, TX 78411
DESTINATION
Corpus Christi State Living Center 902 Airport Road Corpus Christi, TX 78405
SERVICE LEVEL
Discharge, BLS
TRIP TYPE
One Way
SCHEDULED PICKUP
Wednesday, June 16, 2021 at 5:15 PM CDT
PATIENT DETAILS
EDIT
PATIENT DEMOGRAPHICS
John Doe, 06/16/1970
PATIENT COVERAGE
Primary:
Star Plus Medicaid
Policy#: 11234432
CHIEF COMPLAINT
Discharge
NOTES
N/A
FACESHEET
N/A

5:45
Back
CURRENT
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HISTORY
WILL CALL
Wednesday, June 16
Trip# 1039082 | Patient: No patient name
Needs Assignment
Requested Pickup
6:00 PM CDT
Corpus Christi Medical Center - Doctor's Regional
3315 South Alameda Street Corpus Christi, TX 78411
Corpus Christi State Living Center
902 Airport Road Corpus Christi, TX 78405
BLS
EMT Not Assigned Yet
Trip# 1039118 | Patient: John Doe
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5:15 PM CDT → 6:01 PM CDT
Corpus Christi Medical Center - Doctor's Regional
3315 South Alameda Street Corpus Christi, TX 78411
Corpus Christi State Living Center
902 Airport Road Corpus Christi, TX 78405
BLS
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Dara Platform Interoperability

Key to Dara’s success has been a focus on platform interoperability with external systems. Our national partnership with Uber Health enabled us to build a comprehensive, bi-directional integration with Uber, giving healthcare providers a single platform for transportation across all levels of service. Using our data-driven logic, healthcare providers are seamlessly guided to select the right mode of transportation, based on simple deterministic questions. Dara’s integration with EMR systems such as Epic, Salesforce HealthCloud, and SeaCare streamline patient details and ensure uniform reporting of patient care continuity.

Mana

DocGo invested significantly to develop Mana, DocGo’s billing system. This system works to ensure accurate payment for patient interactions at expected rates. To ensure this accuracy, Mana leverages the interoperability prowess of our platform, to allow electronic capture of pertinent billing information such as demographic and coverage details. In turn, the captured billing details are used to determine insurance eligibility and coverage, in real time. Combined with years of historical reimbursements, the platform can intelligently determine the financial feasibility of a medical event at the time of booking.

If a payment is not guaranteed at the time of booking, the request is flagged back in the Dara system, where the patient visit is reviewed and potentially cancelled. In addition to determining coverage and eligibility, the system calculates the patient’s financial responsibilities as the result of co-pays or deductibles. These amounts are collected using our iOS Driver Applications or our patient facing payment portal and processed through the platform integration with Stripe.

HealthPoint

DocGo adheres to the principle that radical transparency is fundamental to improving patient care. HealthPoint was designed to solve the needs of our Mobile Health segment, to grant patients complete access to their health records, and provide a secure and easy-to-use self-service platform for ordering on-site medical services.

HealthPoint allows patients to schedule and track their medical encounters, receive notifications of upcoming appointments, and get real-time statuses such as laboratory results. Behind the scenes, HealthPoint drives our Mobile Health field operations, with end-to-end tracking of medical encounters, laboratory orders, and service locations. Combined with the AI-driven logistics capabilities of Dara, and the financial feasibility aptitude of Mana, HealthPoint is at the center of streamlining the “last-mile” solution for our Mobile Health solutions.

Human Capital Resources

We strive to hire the best and brightest talent across our industry, with a focus on inspiring performance. As of June 30, 2021, we had over 2,250 employees, including revenue-generating healthcare professionals, field management personnel and corporate support staff, as represented in the table below. Healthcare professionals consist of EMTs, paramedics, nurses, clinicians, and related support staff; field management personnel includes supervisors and managers; and corporate support staff includes software development, billing, finance, sales, marketing, and executives.

	Full-time	Part-time	Total
Healthcare Professionals	1051	874	1925
Field Management	125	8	133
Corporate Support	190	11	201

Total	1366	893	2259

None of our employees is represented by a labor union or subject to any collective bargaining agreement.

Recruiting

We consider our employees to be our most valuable assets. Our employee experience begins with identifying and attracting people who embody our core values and share our vision to provide high-quality patient care. We are committed to building a company that our employees are proud to be a part of, and fostering an environment in which our employees can grow, evolve and discover their existing and untapped potential. We believe our focused approach to recruiting and developing talent allows us to attract strong candidates to continue growing and scaling our business.

Compensation and Benefits

Ongoing evolution in the healthcare system and an aging population mean EMTs, paramedics and nurses are more critical to medical care than ever before, yet EMTs and paramedics remain the lowest paid professionals in the chain of care. Most companies in the industry pay an hourly wage only, and offer no benefits, often resulting in low employee morale, high turnover, and ultimately a less efficient business. We take pride in our high-quality medical professionals, and have created an attractive compensation model that demonstrates their vital importance to our business, and motivates them to deliver exceptional care.

We offer a pay package which we believe is innovative within our industry and elevates our employee compensation levels above national averages and those of our peers. In addition to base hourly wages, DocGo also offers employees bonuses based on trip volume and other metrics, medical insurance, paid time off, and an equity incentive plan for our frontline EMTs and paramedics — an industry leading program that provides the opportunity to acquire an ownership stake in our company. We believe that this approach makes us a more attractive employer and supports a strong pipeline of top-tier talent across all levels of our company.

Training

We have also created a number of programs to foster the professional development of our employees and to continue to attract top-tier talent. To help our staff continue to build clinical skills, we created a Medical Mentorship Program whereby EMTs and paramedics can learn advanced medical techniques including phlebotomy, mobile ultrasound, EKG training, Point of Care testing, vaccine administration, and wound care. Once certified, our employees can put these newly acquired skills to use while providing our Mobile Health services.

Our staff of ten training coordinators runs a robust, in-person onboarding program to ensure that employees are trained and up to date in relevant procedures and protocols. We are an official American Heart Association Training Site, and offer all of our employees in-house basic life support (BLS), advanced cardiovascular life support (ACLS), and pediatric advanced life support (PALS) training and certification.

We have also implemented a virtual training program for company policy and procedures training, mandated OSHA training courses, hazardous materials awareness, FEMA Incident Command Systems training (100, 200, 700, 800), clinical skills, customer service, diversity, HIPAA regulations, safety and compliance, on-site traffic control, and annual documentation training.

Our drivers are additionally trained in emergency vehicle operator course (EVOC) and Coaching the Emergency Vehicle Operator (CEVO) 4 driver training, vehicle maintenance incident reporting, transport risk assessment, critical care transport orientation, and fatigue abatement. Our system is utilized for credential tracking and Continuous Quality Improvement, so that our staff maintains all required credentials relevant to their positions with our company.

With constant reporting, employees and their supervisors are automatically notified at designated times of recertification deadlines. Course completion, assignments, and other compliance requirements are tracked in this system as well. Verification monitoring ensures that all employees meet current state requirements. This tool verifies Office of Inspector General (“OIG”) of the U.S. Department of Health and Human Services (“HHS”) exclusions at the state and federal levels, and performs sanction screening for licensed personnel and 24/7 monitoring of state board licenses.

Our comprehensive training programs utilize a full range of resources, including print materials, training modules, webinars, seminars, and videos provided by the CDC, the federal, the state, local entities, medical institutions, and public health agencies.

Competition

The U.S. healthcare industry is highly competitive, and we compete with a broad and diverse set of companies spanning both of our businesses. The competitive landscape is highly fragmented for both medical mobility services and “last-mile” virtual care solutions, ranging in each case from small, locally owned and operated providers to large national organizations. While we do not believe that any single competitor offers our full suite of mobility solutions and “last-mile” telehealth services, numerous companies offer components of medical mobility transportation and/or telehealth that compete with our solutions.

Competition in the medical transportation industry is based primarily on the ability to improve customer service, such as on-time performance and efficient call intake; to provide comprehensive clinical care; and to recruit, train and motivate employees, particularly ambulance crews who have direct contact with patients and healthcare personnel. Pricing, billing and reimbursement expertise are also critical. Competitors within the industry vary considerably in type and identify by market, with our primary competitors being small, locally owned operators as well as local fire departments and other local government providers. Larger private provider competitors include Rural/Metro Corporation, Falck, American Medical Response (AMR), Southwest Ambulance, Paramedics Plus and Acadian Ambulance.

Competition in the telehealth industry is primarily based on scale; ease of use, convenience and accessibility; brand recognition; breadth, depth, and efficacy of telehealth services; technology; clinical quality; customer support; cost; reputation; and customer satisfaction and value. The major competitors include much larger, national or regional telehealth providers such as Teladoc, Livongo, Amwell, and One Medical that generally provide telehealth on behalf of self-insured employers and insurance plans. These competitors, however, generally do not provide direct patient care or “last-mile” care on behalf of the provider organization. We also believe there are several smaller, private organizations providing in-home or on-site care utilizing different, higher cost healthcare providers. Non-traditional providers and others such as payors may enter the space and/or develop innovative technologies or business activities that could disrupt the industry. Competition could also increase from large technology companies, such as Apple, Amazon, Facebook, Verizon, or Microsoft, who may develop their own telehealth solutions, as well as from large retailers like Walmart. Despite the significant growth of telehealth services in recent years, we believe the market is still in its infancy and new competitors with similar and novel models will enter the market as it matures.

Intellectual Property

Our intellectual property includes the content of our website, our proprietary platform, our mobile application, registered domain names, software code, firmware, hardware and hardware designs, registered and unregistered common law trademarks, trademark applications, copyrights, trade secrets, inventions (whether or not patentable), patents, and patent applications. We also license the use of certain technology and other intellectual property rights owned and controlled by others. We believe that our intellectual property is a valuable asset to our business that afford us a competitive advantage in the markets in which we operate.

We protect our intellectual property primarily through a combination of copyrights, trademarks, patents, and trade secrets, intellectual property licenses and other contractual rights and provisions (including confidentiality, non-disclosure, proprietary rights and assignment-of-invention agreements with our employees, independent contractors, consultants and companies with which we conduct business). We have registered the Ambulnz trademark and our corporate logo in the United States and the United Kingdom, and are in the process of registering both for DocGo as well. Generally, registered trademarks have perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. Upon discovery of potential infringement of our intellectual property, we assess and, when necessary, take action to protect our rights as appropriate.

Properties

Facilities

Our principal executive offices are located in New York City, where we occupy approximately 6,000 square feet under a lease that expires in 2026. We use this facility for administration, sales and marketing, and general corporate activities. In addition to our headquarters, to support our local operations, as of August 1, 2021, we owned or leased 19 office locations elsewhere in the United States, (four in New York, three each in California and Texas, two each in Colorado, Pennsylvania and Tennessee, and one each in Alabama, New Jersey and Wisconsin). These local facilities are used principally for ambulance basing, garaging and maintenance, as well as for administrative activities and general oversight. Outside of the United States, we currently lease three facilities in England, in Chester, Derby and Rotherham. These facilities are used for administrative functions and ambulance basing. Our leases for our local facilities expire at various dates through 2026. We believe our facilities are adequate to meet our current and projected needs in the immediate future, and suitable space is readily available if needed. We intend to procure additional, similar facilities as we expand geographically.

Vehicle Fleet

As of July 1, 2021, we operated 401 vehicles, including 261 ambulances, 80 wheelchair vans and 60 basic transportation or support vehicles. Approximately 47% of our fleet is leased and 53% is owned. We replace ambulances based upon age and usage, generally every eight to ten years. The average age of our existing active ambulance fleet is approximately four years. We generally prefer to lease vehicles, but we have purchased vehicles in the past when deemed appropriate. Most of our owned vehicles were acquired in connection with business acquisitions.

We use a combination of commercial and in-house maintenance services to maintain our fleet. In those geographies where quality external commercial maintenance services are able to meet our quality standards, we will utilize those commercial maintenance services. We continue to explore ways to decrease our overall maintenance expenditures for vehicles, including major refurbishing and overhaul of our vehicles to extend their useful life.

Regulation

Our operations are subject to comprehensive United States federal, state and local and comparable multiple levels of international regulation in the jurisdictions in which we do business. The laws and rules governing our business and interpretations of those laws and rules continue to expand, are subject to frequent change and may become more restrictive. Our ability to operate profitably will depend in part upon our ability, and that of our healthcare provider partners, to maintain all necessary licenses and to operate in compliance with applicable laws and rules. We therefore devote significant resources to monitoring developments in healthcare regulation. As the applicable laws and rules change, we may be required to make conforming modifications in our business processes from time to time. In many jurisdictions where we operate, neither our current nor our anticipated business model, in particular with respect to our telehealth services, has been the subject of judicial or administrative interpretation. We cannot be assured that a review of our business by courts or regulatory authorities will not result in determinations that could limit or otherwise adversely affect our operations or that the healthcare regulatory environment will not change in a way that restricts our operations.

False Claims Act

The federal False Claims Act is a means of policing false bills or false requests for payment in the healthcare delivery system. Among other things, the federal False Claims Act authorizes the imposition of up to three times the government’s damages and significant per claim civil penalties on any “person” (including an individual, organization or company) who, among other acts:

•        knowingly presents or causes to be presented to the federal government a false or fraudulent claim for payment or approval;

•        knowingly makes, uses or causes to be made or used a false record or statement material to a false or fraudulent claim;

•        knowingly makes, uses or causes to be made or used a false record or statement material to an obligation to pay the government, or knowingly conceals;

•        knowingly and improperly avoids or decreases an obligation to pay or transmit money or property to the federal government; or

•        conspires to commit the above acts.

In addition, amendments to the federal False Claims Act and Social Security Act impose severe penalties for the knowing and improper retention of overpayments collected from government payors. Under these provisions, within 60 days of identifying and quantifying an overpayment, a provider is required to notify the Centers for Medicare and Medicaid Services (“CMS”), or the Medicare Administrative Contractor (“MAC”) of the overpayment and the reason for it and return the overpayment. An overpayment impermissibly retained could subject a party to liability under the federal False Claims Act, exclusion from government healthcare programs, including Medicare and Medicaid, and penalties under the federal Civil Monetary Penalties Law discussed below.

The penalties for a violation of the federal False Claims Act range from $5,500 to $11,000 (adjusted for inflation) for each false claim, plus up to three times the amount of damages caused by each false claim, which can be as much as the amounts received directly or indirectly from the government for each such false claim. On June 19, 2020, the U.S. Department of Justice (“DOJ”) issued a final rule announcing adjustments to federal False Claims Act penalties, under which the per claim range increases to a range from $11,803 to $23,607 per claim, so long as the underlying conduct occurred after November 2, 2015.

The federal government has used the statute to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare and state healthcare programs, including but not limited to coding errors, billing for services not rendered, the submission of false cost or other reports, billing for services at a higher payment rate than appropriate, billing under a comprehensive code as well as under one or more component codes included in the comprehensive code, billing for care that is not considered medically necessary and false reporting of risk-adjusted diagnostic codes to Medicare Advantage (or Part C) Plans. The Affordable Care Act, as currently structured, provides that claims tainted by a violation of the federal Anti-Kickback Statute are false for purposes of the federal False Claims Act. Some courts have held that filing claims or failing to refund amounts collected in violation of the Stark Law can form the basis for liability under the federal False Claims Act. In addition to the provisions of the federal False Claims Act, which provide for civil enforcement through “qui tam” whistleblower lawsuits, the federal government can also use several criminal statutes to prosecute persons who are alleged to have submitted false or fraudulent claims for payment to the federal government.

Federal Fraud and Abuse Laws

The federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations and related rules (collectively, “HIPAA”), established several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payors of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund an overpayment. These provisions are intended to punish some of the same conduct in the submission of claims to private payors as the federal False Claims Act covers in connection with governmental health programs.

In addition, the Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of co-payments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $20,000 for each wrongful act. Moreover, in certain cases, providers who routinely waive co-payments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the federal Anti-Kickback Statute and federal False Claims Act, either of which can impose additional penalties associated with the wrongful act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The OIG emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payers may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts and statutory or common law fraud.

State Fraud and Abuse Laws

Various states in which we operate have also adopted similar fraud and abuse laws as the federal laws and statutes described above. The scope of these laws and the interpretations thereof vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any payor, including patients and commercial insurers, not just those reimbursed by a federally funded healthcare program. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of personally identifiable information (“PII”), including health information. In particular, HIPAA establishes privacy and security standards that limit the use and disclosure of protected health information (“PHI”), and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. HIPAA’s requirements to “covered entities” and to their independent contractors, agents and other “business associates” that create, receive, maintain or transmit PHI in connection with providing services to covered entities. Although we are a covered entity under HIPAA, we are also a business associate of other covered entities when we are working on behalf of our healthcare provider partners.

Violations of HIPAA may result in civil and criminal penalties. The civil penalties range from $119 to $59,522 per violation, with a cap of $1.8 million per year for violations of the same standard during the same calendar year. However, a single breach incident can result in violations of multiple standards. We must also comply with HIPAA’s breach notification rule. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the fine paid by the violator under the Civil Monetary Penalties Law paid by the violator. In light of recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts.

HIPAA also required HHS to adopt national standards establishing electronic transaction standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically.

Many states in which we operate and in which our customers reside also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California, in which we operate, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. In certain cases, it may be necessary to modify our systems or planned operations to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but also some, unlike HIPAA, may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there is discussion of a new federal privacy law or federal breach notification law, to which we may be subject.

In recent years, there have been a number of well publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. In addition, under HIPAA and pursuant to the related contracts that we enter into with our healthcare provider partners and other third parties, we must report breaches of unsecured PHI to our contractual partners following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

In addition to HIPAA, state health information privacy and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting.

Anti-Kickback Statute

The federal Anti-Kickback Statute is a broadly worded prohibition on the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person covered by Medicare, Medicaid or other governmental programs, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (iii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation, making it easier for the government to prove that a defendant had the requisite state of mind or “scienter” required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, including fines of $104,330 per violation, plus up to three times the amount of the unlawful remuneration, and imprisonment of up to ten years. Civil penalties for such conduct can further be assessed under the federal False Claims Act. In addition to a few statutory exceptions, the OIG has published safe-harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute provided all applicable criteria are met. The failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

Federal Stark Law

Section 1877 of the Social Security Act, also known as the physician self-referral law and commonly referred to as the Stark Law prohibits a physician who has a financial relationship, or who has an immediate family member who has a financial relationship, with entities providing certain designated health services from referring Medicare patients to such entities for the furnishing of designated health services, unless an exception applies. Although uncertainty exists, federal agencies and at least one court have taken the position that the Stark Law also applies to Medicaid. Designated health services are defined to include, among others, clinical laboratory services, physical therapy services, occupational therapy services, radiology services including ultrasound services, durable medical equipment and supplies, parenteral and enteral nutrients, equipment, and supplies, home health services, outpatient prescription drugs, inpatient and outpatient hospital services and outpatient speech-language pathology services. The types of financial arrangements between a physician and an entity providing designated health services that trigger the self-referral prohibitions of the Stark Law are broad and include direct and indirect ownership and investment interests and compensation arrangements. The Stark Law prohibits any entity providing designated health services that has received a prohibited referral from presenting, or causing to be presented, a claim or billing for the services arising out of the prohibited referral. Similarly, the Stark Law prohibits an entity from “furnishing” a designated health service to another entity in which it has a financial relationship when that entity bills for the service. The Stark Law also prohibits self-referrals within an organization by its own physicians, although broad exceptions exist. The prohibition applies regardless of the reasons for the financial relationship and the referral. Unlike the federal Anti-Kickback Statute discussed below, the Stark Law is a strict liability statute, which means proof of specific intent to violate the law is not required.

If the Stark Law is implicated, the financial relationship must fully satisfy a Stark Law exception. If an exception is not satisfied, then the parties to the arrangement could be subject to sanctions, including denial of payment for claims for services provided in violation of the statute, mandatory refunds of amounts collected for such services, civil penalties of up to $25,820 for each violation and twice the dollar value of each such service as well as possible exclusion from future participation in the federally funded healthcare programs, including Medicare and Medicaid. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $172,137 for each applicable arrangement or scheme. Amounts collected on claims related to prohibited referrals must be reported and refunded generally within 60 days after the date on which the overpayment was identified. In addition, the government and some courts have taken the position that claims presented in violation of the various statutes, including the Stark Law, and failure to return overpayments in a timely manner can form the basis for liability under the federal False Claims Act discussed below based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement.

U.S. Corporate Practice of Medicine; Fee Splitting

The laws and regulations relating to our operations vary from state to state and many states prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting professional fees with physicians. We contract with healthcare providers, physicians or physician owned professional associations and professional corporations as part of our business. An important aspect of our strategy is to form contractual partnerships with different third-party providers pursuant to which we provide them or their patients with medical transportation and/or telehealth services and they pay us for those services out of the fees they collect from patients and third-party payors. In certain instances we also share a portion of our revenues with our partners. These contractual relationships are subject to various state laws that prohibit fee splitting or the practice of medicine by lay entities or persons and are intended to prevent unlicensed persons from interfering with or influencing the physician’s professional judgment. In addition, various state laws also generally prohibit the sharing of professional services income with nonprofessional or business interests. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine restrictions of certain states, decisions and activities such as scheduling, contracting, setting rates and the hiring and management of non-clinical personnel may implicate the restrictions on the corporate practice of medicine.

State corporate practice of medicine and fee-splitting laws vary from state to state and are not always consistent. In addition, these requirements are subject to broad powers of interpretation and enforcement by state regulators. Regulatory authorities or other parties may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or that our contractual arrangements with affiliated third parties constitute unlawful fee splitting. In this event, failure to comply could lead to adverse judicial or administrative action against us and/or our healthcare provider partners, civil or criminal penalties, receipt of cease and desist orders from state regulators, loss of licenses, the need to make changes to the terms of engagement with our provider partners that interfere with our business.

International Regulation

We expect to continue to expand our operations internationally through both organic growth and acquisitions. Our international operations are subject to different, and sometimes more stringent, legal and regulatory requirements, which vary widely by jurisdiction, including anti-corruption laws such as the Foreign Corrupt Practices Act (“FCPA”), and corresponding foreign laws, including the U.K. Bribery Act 2010; regulation by the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”) and economic sanctions laws; various privacy, insurance, tax, tariff and trade laws and regulations; corporate governance, privacy, data protection, data mining, data transfer, labor and employment, intellectual property, consumer protection and investment laws and regulations; discriminatory licensing procedures; required localization of records and funds; and limitations on dividends and repatriation of capital.

Other Regulations

Our operations are subject to various state hazardous waste and non-hazardous medical waste disposal laws. These laws do not classify as hazardous most of the waste produced from healthcare services. Occupational Safety and Health Administration regulations require employers to provide workers who are occupationally subject to blood or other potentially infectious materials with prescribed protections. These regulatory requirements apply to all healthcare facilities, including primary care centers, and require employers to make a determination as to which employees may be exposed to blood or other potentially infectious materials and to have in effect a written exposure control plan. In addition, employers are required to provide or employ hepatitis B vaccinations, personal protective equipment and other safety devices, infection control training, post-exposure evaluation and follow-up, waste disposal techniques and procedures and work practice controls. Employers are also required to comply with various record-keeping requirements.

Some of our operations may be subject to compliance with certain provisions of the federal Fair Debt Collection Practices Act and comparable statutes in many states. Under the Fair Debt Collection Practices Act, a third party collection company is restricted in the methods it uses to contact consumer debtors and elicit payments with respect to placed accounts. Requirements under state collection agency statutes vary, with most requiring compliance similar to that required under the Fair Debt Collection Practices Act. Many of the states in which we operate have comparable state statutes as well.

See the section of this proxy statement/consent solicitation statement/prospectus titled “Risk Factors — Risks Related to Healthcare Regulation.”

Legal Proceedings

We and other participants in the healthcare industry are subject to legal proceedings, claims and litigation arising in the ordinary course of our business. Descriptions of certain legal proceedings to which we are a party are contained in Note 17 to our consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus and are incorporated herein by reference.

From time to time, in the ordinary course of business and like others in our industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority. These requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take what we believe to be appropriate action. We have been subject to certain requests for information and investigations in the past and could be subject to such requests for information and investigations in the future.

Additional Information

Our website address is www.docgo.com. Information on, or accessible through, our website is not part of this proxy statement/consent solicitation statement/prospectus, nor is such content incorporated herein by reference. DocGo is not currently subject to SEC reporting requirements and has not filed reports with the SEC.

DOCGO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of DocGo’s financial condition and results of operations should be read in conjunction with its consolidated statements, the accompanying notes, and other financial information included elsewhere in this proxy statement/consent solicitation/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties, such as DocGo’s plans, estimates, and beliefs. Actual results could differ materially from those forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed under “Risk Factors” included elsewhere in this proxy statement/consent solicitation/prospectus. See the section of this proxy statement/consent solicitation statement/prospectus titled “Forward-Looking Statements; Market, Ranking and Other Industry Data.”

All references to “DocGo,” “we,” “us,” “our” or the “Company” in this Management’s Discussion and Analysis of DocGo’s Financial Condition and Results of Operations section refer to Ambulnz, Inc. and its consolidated subsidiaries.

Overview

DocGo, which was originally formed in 2015, is a healthcare transportation and mobile services company that uses proprietary dispatch and communication technology to provide quality healthcare transportation and mobile services in-person medical treatment directly to patients in the comfort of their homes, workplaces and other non-traditional locations, in major metropolitan cities in the United States and the United Kingdom.

The Company derives revenue primarily from its two operating segments: Transportation Services and Mobile Health services.

•        Transportation Services:    The services offered by this segment encompass both emergency response and non-emergency transport services. Non-emergency transport services include ambulance transports and wheelchair transports. Net revenue from Transportation Services is derived from the transportation of patients based on billings to third party payors and healthcare facilities.

•        Mobile Health Services:    The services offered by this segment include services performed at home and offices, COVID-19 testing, and event services which include on-site healthcare support at sporting events and concerts.

See the section of this proxy statement/consent solicitation statement/prospectus titled “Description of DocGo’s Business — Our Segments” and note 10 to the notes to the audited consolidated financial statements of DocGo included elsewhere in this proxy statement/consent solicitation statement/prospectus for additional information regarding DocGo’s segments.

Since inception, DocGo has incurred significant operating losses. For the years ended December 31, 2020 and December 31, 2019, the Company’s net loss was $14.8 million and $21.2 million, respectively. For the three months ended June 30, 2021, the Company recorded net income of $0.1 million, compared to a net loss of $1.7 million in the three months ended June 30, 2020. As of June 30, 2021 and December 31, 2020, the Company had an accumulated deficit of $90.6 million and $87.3 million, respectively.

COVID-19

On January 30, 2020, the World Health Organization announced a global health emergency because of COVID-19, a new strain of coronavirus. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The spread of COVID-19 and the related shutdowns and restrictions have had a mixed impact on our business. In the ambulance transportation business, which comprise predominantly non-emergency medical transport, the Company experienced a decline in transportation volumes versus historical levels, as elective surgeries and other non-emergency surgical procedures have been postponed or cancelled. In some of the larger markets, such as New York and California, there have been shortfalls of up to 25%-30% in trip volumes in non-emergency medical transports versus historical levels beginning in mid-March 2020, when COVID-19-related restrictions were first implemented. In addition, the Company experienced lost revenue associated with sporting, concerts and other events, as those events have either been cancelled or have experienced a significantly restricted number of permitted attendees.

There are two areas where the Company experienced positive business impacts from COVID-19. In April and May 2020 the Company participated in an emergency project with Federal Emergency Management Agency in the New York City area. This engagement resulted in incremental transportation revenue that partially offset some of the lost non-emergency transport revenues. In addition, in response to the need for widespread COVID-19 testing and available EMTs and paramedics, the Company expanded its operations to include Rapid Reliable Testing (“RRT”), with the goal to perform COVID-19 tests at nursing homes, municipal sites, businesses, schools and other venues. RRT is part of the Mobile Health business line. Mobile Health generated approximately $30.9 million in revenue in the year ended December 31, 2020, as compared to $1.9 million in 2019, and approximately $33.2 million and $3.1 million in revenue in the three months ended June 30, 2021 and 2020, respectively.

The Company continued to operate with several back-office employees working remotely. To date, the Company has not witnessed any degradation in productivity from these employees, and our operations have proceeded without major interruption. DocGo also utilized several government programs in 2020 related to the pandemic, receiving approximately $1.0 million in payments through the Public Health and Social Services Emergency Fund authorized under the Coronavirus Aid, Relief and Economic Security Act and related legislation as well as various state and local programs, net of amounts that will be repaid to HHS. DocGo also received accelerated Medicare payments of approximately $2.4 million that were required to be repaid beginning in April 2021. See Note 18 to the notes to the audited consolidated financial statements of DocGo included elsewhere in this proxy statement/consent solicitation statement/prospectus.

While it is very difficult to accurately predict the future direction of the effects of the COVID-19 pandemic, and the related impact on medical transportation levels, the revenue from the Transportation Services segment during the first half of 2021 exceeded the prior year’s first half by approximately 48%. Since the beginning of 2021, trip volumes in most of our markets have started to return to more normal historical levels. The Company generated, during the first quarter of 2021, COVID-19 testing revenue, including its Mobile Health services segment, above the levels projected. In a broader, strategic sense, the consumer focus on Mobile Health services and the formation of RRT, and its emergence as a significant contributor to overall revenues have accelerated the diversification in the Company’s business by more rapid expansion of the Mobile Health segment.

The Company’s current business plan assumes gradual recovery of transportation levels to historical levels, plus an increased demand for mobile health services, a demand that was accelerated by the pandemic, but which is also being driven by longer-term secular factors. However, given the unpredictable, unprecedented, and fluid nature of the pandemic and its economic consequences, we are unable to predict the duration and extent to which the pandemic and its related positive and negative impacts will affect our business, financial condition, and results of operations in future periods.

Factors Affecting Our Results of Operations

Our operating results and financial performance are influenced by a variety of factors, including, among others, obtaining operating licenses, acquisitions, conditions in the healthcare transportation and mobile health services markets and economic conditions generally, availability of healthcare professionals, changes in the cost of labor, and production schedules of our suppliers. Some of the more important factors are briefly discussed below. Future revenue growth and improvement in operating results will be largely contingent on DocGo’s ability to penetrate new markets and further penetrate existing markets, which is subject to a number of uncertainties, many of which are beyond DocGo’s control. The COVID-19 pandemic has also significantly impacted DocGo’s business, as discussed above.

Operating Licenses

DocGo has historically pursued a strategy to apply for ambulance operating licenses in the states, counties and cities, identified for future new market entry. The approval of a new operating license may take an extended period of time. DocGo reduces this risk through its acquisition strategy by identifying businesses and/or underlying licenses in these new markets that may be for sale.

Acquisitions

Historically DocGo pursued an acquisition strategy to obtain ambulance operating licenses from small operators. Future acquisitions may also include larger companies that may help drive revenue, profitability, cash flow and stockholder value. During the 12 months ended December 31, 2020, DocGo completed one acquisition, for a purchase price of $0.8 million, which contributed approximately $0.1 million to 2020 revenues. During the 12 months ended December 31, 2019, DocGo completed four acquisitions, for an aggregate purchase price of approximately $1.1 million. These acquisitions contributed a combined total of approximately $0.4 million to 2019 revenues. Please refer to footnote 4 in the notes to the audited consolidated financial statements of DocGo included elsewhere in this proxy statement/consent solicitation statement/prospectus. There were no acquisitions completed during either the six months ended June 30, 2021 or the six months ended June 30, 2020.

Healthcare services market

The transportation services market is highly dependent on patients requiring transportation after surgeries and other medical procedures and treatments. During the pandemic, DocGo experienced a decrease in transportation volumes as a result of fewer elective surgeries. However, the Company was able to reallocate assets to locations where demand increased as a result of the pandemic.

Overall economic conditions in the markets we operate

Economic changes both nationally and locally in our markets impact our financial performance. Unfavorable changes in demographics, health care coverage of transportation and mobile health services, interest rates, ambulance manufacturing, a weakening of the national economy or of any regional or local economy in which we operate and other factors beyond our control could adversely affect our business.

Trip Volumes and Average Trip Price

A “trip” is defined as an instance where the Company completes the transport of a patient to a specific destination, for which we are able to charge a fee. This metric does not include instances where a trip is ordered and subsequently either canceled (by the customer) or declined (by the Company). As trip volume represents the most basic unit of transportation service provided by the Company, it is the best measure of the level of demand for the Company’s Transportation Services, and is used by management to monitor and manage the scale of the business.

The average trip price is calculated by dividing the aggregate revenue from completed transports (“trips”) by the total number of transports, and is an important indicator of the effective rate at which the Company is being compensated for its provision of Transportation Services.

Revenues generated from programs under which DocGo is paid a fixed rate for the use of a fully staffed and equipped ambulance do not factor in the trip counts or average trip prices mentioned above.

	Three Months Ended		Six Months Ended		Year Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Trip Volume	33,223	41,235	64,983	82,720	126,761	137,797
Avg Price	$368	$356	$378	$354	$330	$362

Our ability to control expenses

We pay close attention to managing our working capital and operating expenses. Some of our most significant operating expenses are labor costs, medical supplies and vehicle-related costs, such as fuel, maintenance, repair and insurance. Insurance costs include premiums paid for coverage as well as reserves for estimated losses within the Company’s insurance policy deductibles. We employ our proprietary technology to drive improvements in productivity per transport. We regularly analyze our workforce productivity to achieve the optimum, cost-efficient labor mix for our locations.

Investing in R&D and enhancing our customer experience

Our performance is dependent on the investments we make in research and development, including our ability to attract and retain highly skilled research and development personnel. We must continually develop and introduce innovative new software services, integrate with third-party products and services, mobile applications and other new offerings. If we fail to innovate and enhance our brand and our products, our market position and revenue will likely be adversely affected.

Regulatory Environment

DocGo is subject to federal, state and local regulations including healthcare and emergency medical services laws and regulations and tax laws and regulations. The Company’s current business plan assumes no material change in these laws and regulations. In the event any such change occurs, compliance with new laws and regulations might significantly affect its operations and cost of doing business. See the section of this proxy statement/consent solicitation statement/prospectus titled “Description of DocGo’s Business — Regulation” and “Risk Factors — Risks Related to Healthcare Regulation.”

Components of Results of Operations

Our business consists of two reportable segments — Transportation services and Mobile Health services. The Company evaluates the performance of both segments based primarily on results of its operations. Accordingly, other income and expenses not included in results from operations are only included in the discussion of consolidated results of operations.

Revenue

The Company’s revenue consists of services provided by its ambulance Transportation segment and its Mobile Health segment.

Cost of Revenues

Cost of revenues consists primarily of revenue generating wages paid to employees, vehicle insurance, maintenance, and fuel related to Transportation Services, and laboratory fees, facility rent, medical supplies and subcontractors. We expect cost of revenue to continue to rise in proportion to the expected increase in revenue.

Operating expenses

General and administrative expenses

General and administrative expense consists primarily of salaries, bad debt expense, insurance expense, consultant fees, and professional fees for accounting services. We expect our general and administrative expense to increase as we scale up headcount with the growth of our business, and as a result of operating as a public company, including compliance with SEC rules and regulations, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Depreciation and Amortization

DocGo depreciates its assets using the straight-line method over the estimated useful lives of the respective assets. Amortization of intangibles consists of amortization of definite-lived intangible assets over their respective useful lives.

Legal and Regulatory

Legal and regulatory expenses include legal fees, consulting fees related to healthcare compliance, claims processing fees and legal settlements.

Technology and development

Technology and development expense, net of capitalization, consists primarily of cost incurred in the design and development of DocGo’s proprietary technology, third-party software and technologies. We expect technology and development expense to increase in future periods to support our growth, including continuing to invest in the optimization, accuracy and reliability of our platform and drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments.

Sales, advertising and marketing

Our sales and marketing expenses consist of costs directly associated with our sales and marketing activities, which primarily include sales commissions, marketing programs, trade shows, and promotional materials. We expect that our sales and marketing expenses will increase over time as we increase our marketing activities, grow our domestic and international operations, and continue to build brand awareness.

Interest Expense

Interest expense consists primarily of interest on our outstanding borrowings under our outstanding notes payable and financing obligations.

Results of Operations

Comparison of the Quarters Ended June 30, 2021 and 2020

$ in Millions	For the 3 Months ended June 30,		Change $	Change %
	2021	2020
Revenues, net	$62.2	$22.5	$39.7	176%
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	$41.0	$14.0	$27.0	193%

Operating expenses:
General and administrative	$16.0	$8.1	$7.9	98%
Depreciation and amortization	$1.9	$1.4	$0.6	41%
Legal and regulatory	$1.2	$0.7	$0.5	70%
Technology and development	$0.7	$0.1	$0.6	493%
Sales, advertising and marketing	$1.2	$0.0	$1.2	3143%
Total expenses	$62.0	$24.2	$37.8	156%
Loss from operations	$0.2	$(1.7)	$1.9	(112)%

Other expenses
Interest income (expense), net	$(0.1)	$(0.0)	$(0.1)	556%
(Gain) loss on disposal of fixed assets	$(0.0)	$0.0	$0.0	0%
Other income	—	—	—
Total other expense	$(0.2)	$0.0	$(0.1)	(1111)%
Net loss before income tax	$0.1	$(1.7)	$4.1	(241)%

Income tax (expense) benefit	$0.0	$(0.0)	$0.0	0%
Net loss	$0.0	$(1.7)	$4.0	(235)%
Net income/(loss) attributable to Non-controlling interests	$1.7	$0.3	$0.3	90%
Net loss attributable to the shareholders of DocGo	$(1.6)	$(2.0)	$3.7	(185)%

Revenue

Consolidated

For the three months ended June 30, 2021, total revenues were $62.2 million, an increase of $39.6 million, or 176%, from the total revenues recorded in the three months ended June 30, 2020.

Transportation Services

For the three months ended June 30, 2021, Transportation Services revenue totaled $28.9 million and increased by $9.5 million or 49%, as compared with the three months ended June 30, 2020. This increase was due to a 24% increase in transportation trip volumes, from 33,223 trips for the three months ended June 30, 2020 to 41,235 trips for the three months ended June 30, 2021. The increase in trip volumes is due to a combination of growth in markets originally entered in 2019 and entry into new markets in 2020. Our average trip price declined from $368 in the three months ended June 30, 2020, to $356 in the three months ended June 30, 2021. Transportation Services revenues were also driven higher in the 2021 period by an 18% increase in revenues generated from programs under which DocGo is paid a fixed rate for the use of a fully staffed and equipped ambulance, driven by new customer acquisition. These services do not factor in the trip counts or average trip prices mentioned above.

Mobile Health

For the three months ended June 30, 2021, Mobile Health revenue totaled $33.2 million, an increase of $30.2 million, as compared with the three months ended June 30, 2020. This significant increase was mainly due to the establishment of this business in 2019 and the significant expansion of the services offered by this segment in 2020, particularly with respect to COVID-19 related testing (which began in May 2020) and other healthcare services revenues included in the Mobile Health segment.

Cost of Revenue

For the three months ended June 30, 2021, total cost of revenue (exclusive of depreciation and amortization) increased by 194%, as compared to the three months ended June 30, 2020, while revenue increased by approximately 176%. Cost of revenue as a percentage of revenue increased to 66.0% in the second quarter of 2021 from 61.9% in the second quarter of 2020.

In absolute dollar terms, cost of revenue in the three months ended June 30, 2021 increased by $27.1 million from the levels of the three months ended June 30, 2020. This was primarily attributable to an $8.0 million increase in total compensation, reflecting higher headcount for both the Transportation Services and Mobile Health segments; a $10.4 million increase in subcontracted labor, driven mostly by the Mobile Health segment, where revenue increases outpaced the Company’s ability to service such revenue solely with internal resources; a $4.0 million increase in lab fees related to COVID-19 testing activity, which was launched toward the end of the prior-year period; a $2.4 million increase in medical supplies, due to the purchase of COVID-19 test kits and the need for increased personal protective equipment (PPE) and related supplies, and the increased cost thereof as a result of increased demand during the pandemic; and a $1.3 million increase in vehicle costs, driven by a continued increase in the Company’s vehicle fleet and higher fuel costs. Finally, the prior year period included a $1.1 million offset to cost of revenues, relating to relief funds which were received by the Company to help defray the added costs of responding to the COVID-19 pandemic.

For the Transportation Services segment, cost of revenues (exclusive of depreciation and amortization) in the three months ended June 30, 2021 amounted to $17.2 million, up $5.7 million, or 49%, from the three months ended June 30, 2021. Cost of revenues as a percentage of revenues increased to 60.3% from 59.3%, reflecting increased overtime for field employees and increased fuel costs, as described above.

For the Mobile Health segment, cost of revenues (exclusive of depreciation and amortization) in the three months ended June 30, 2021 amounted to $23.9 million, compared to $2.4 million in the three months ended June 30, 2020. Cost of revenues as a percentage of revenues decreased to 72.0% from 78.0%, reflecting lower average per-test lab fees and the inclusion of higher-margin, hourly-based programs in the 2021 period, as described above.

Operating expenses

For the three months ended June 30, 2021, the Company recorded $20.9 million of operating expenses compared to $10.3 million for the three months ended June 30, 2020. As a percentage of revenue, operating expenses declined from 45.7% in the second quarter of 2020 to 33.6% in the second quarter of 2021, due primarily to the significant increase in overall revenues described above, coupled with the semi-fixed cost nature of the corporate infrastructure. The increase of $10.6 million related primarily to a $5.0 million increase in payroll due to investments in and expansion of corporate infrastructure to support the revenue growth; a $0.5 million increase in subcontracted labor costs, due to the growth of the Mobile Health segment, which outpaced the Company’s ability to hire enough internal personnel to service these revenues; a $1.0 million increase in sales and marketing cost, driven by increased marketing activity relating primarily to the expansion of the Mobile Health segment; a $0.2 million increase in liability insurance expense, reflecting a reserve for estimated losses under the Company’s insurance policy deductibles (at June 30, 2021, this reserve amounted to approximately $0.5 million, as the Company initiated this reserve during the first quarter of 2021); a $1.0 million increase in travel and entertainment expenses, reflecting both the growth of the overall employee base, as well as increased business development related activities for both the Transportation Services and Mobile Health segments; a $0.6 million increase in depreciation and amortization due to an increase in assets to support revenue growth and capitalized software amortization; a $1.3 million increase in legal, accounting and other professional fees related to increased revenue and related contract generation a legal settlement and financing and capital-raising activities; a $0.1 million increase in rent and utilities expense and a $0.2 million increase in office expenses, both owing to the Company’s ongoing geographic expansion; a $0.4 million increase in computer IT infrastructure, driven by the Company’s business and headcount expansion; and $0.3 million in aggregate increases across other operating expense categories, reflecting the overall revenue growth.

For the Transportation Services segment, operating expenses in the three months ended June 30, 2021 were $12.5 million, up $2.4 million, or 24%, from the three months ended June 30, 2020. Operating expenses as a percentage of revenues declined to 43.7% from 51.9% in the prior year period, reflecting the increase in Transportation Services revenues, compared to the semi-fixed cost nature of the corporate infrastructure. The increased operating expenses, in dollar terms, in the second quarter of 2021 primarily reflected higher costs for payroll, travel and entertainment, professional fees and depreciation, as described above.

For the Mobile Health segment, operating expenses in the three months ended June 30, 2021 were $8.4 million, compared to operating expenses of $0.2 million in the three months ended June 30, 2020. Operating expenses as a percentage of revenues increased to 25.3% from 6.0% in the prior year period, reflecting expenditures made in line with the launch of COVID-19 testing in May 2020 and COVID-19 vaccination in December 2020, as well as the buildout of the Mobile Health management infrastructure. The increased operating expenses, in dollar terms, in the second quarter of 2021 were primarily driven by higher costs for payroll, subcontracted labor costs, travel and entertainment, marketing and computer IT infrastructure, as described above.

Interest income (expense, net)

For the three months ended June 30, 2021, the Company recorded $0.1 million of net interest expense compared to $0.02 million of interest expense in the three months ended June 30, 2020. The increase in net interest expense in the current period reflects lower interest received from cash invested, due to lower cash balances and lower interest rates, as well as an increase in payments made for leased vehicles, as the Company’s fleet expanded.

Noncontrolling Interest

For the three months ended June 30, 2021, the Company had net income attributable to noncontrolling interest of approximately $1.7 million, compared to net income attributable to noncontrolling interest of $0.3 million for the three months ended June 30, 2020. The increase of $1.4 million related primarily to the inclusion of profitable COVID-19 testing and vaccination-related projects in the 2021 period only, as well as improved performance in new markets entered into during 2019 and the early part of 2020.

Comparison of the Six Months Ended June 30, 2021 and 2020

$ in Millions	For the 6 Months ended June 30,		Change $	Change %
	2021	2020
Revenues, net	$111.6	$35.9	$75.7	211%
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	$76.9	$23.7	$53.2	225%

Operating expenses:
General and administrative	$27.8	$15.5	$12.3	79%
Depreciation and amortization	$3.5	$2.7	$0.8	30%
Legal and regulatory	$1.8	$1.3	$0.5	37%
Technology and development	$1.1	$0.2	$0.9	519%
Sales, advertising and marketing	$2.0	$0.2	$1.8	785%
Total expenses	$113.2	$43.7	$69.5	159%
Loss from operations	$(1.6)	$(7.8)	$6.2	(79)%

Other expenses
Interest income (expense), net	$(0.2)	$0.0	$(0.1)	(11111)%
(Gain) loss on disposal of fixed assets	$(0.0)	$0.0	$0.0	0%
Other income	—	—	—
Total other expense	$(0.3)	$0.0	$(0.1)	(1124)%
Net loss before income tax	$(1.9)	$(7.8)	$4.1	(53)%

Income tax (expense) benefit	$(0.0)	$(0.0)	$0.0	0%
Net loss	$(1.9)	$(7.8)	$4.0	(51)%
Net income/(loss) attributable to Non-controlling interests	$1.4	$(0.3)	$0.3	(107)%
Net loss attributable to the shareholders of DocGo	$(3.3)	$(7.5)	$3.7	(49)%

Revenue

Consolidated

For the six months ended June 30, 2021, total revenues were $111.6 million, an increase of $75.6 million, or 211%, from the total revenues recorded in the six months ended June 30, 2020.

Transportation Services

For the six months ended June 30, 2021, Transportation Services revenue totaled $47.7 million and increased by $15.4 million, or 48%, as compared with the six months ended June 30, 2020. This increase was due to a 27% increase in transportation trip volumes, from 64,983 trips for the six months ended June 30, 2020 to 82,720 trips for the six months ended June 30, 2021. The increase in trip volumes is due to a combination of growth in markets originally entered in 2019 and entry into new markets in 2020. Our average trip price declined from $378 in the six months ended June 30, 2020, to $354 in the six months ended June 30, 2021. The decline in the average trip price in the 2021 period reflects a shift in mix toward lower-priced transports. Transportation Services revenues were also driven higher in the first six months of 2021 by an 54% increase in revenues generated from programs under which DocGo is paid a fixed rate for the use of a fully staffed and equipped ambulance, driven by new customer acquisition. These services do not factor in the trip counts or average trip prices mentioned above.

Mobile Health

For the six months ended June 30, 2021, Mobile Health revenue totaled $63.8 million, an increase of $60.2 million, as compared with the six months ended June 30, 2020. This significant increase was mainly due to the significant expansion of the services offered by this segment in 2020, particularly with respect to COVID-19 related testing (which began in May 2020) and vaccination and other healthcare services revenues included in the Mobile Health segment.

Cost of Revenue

For the six months ended June 30, 2021, total cost of revenue (exclusive of depreciation and amortization) increased by 225%, as compared to the three months ended June 30, 2020, while revenue increased by approximately 211%. Cost of revenue as a percentage of revenue increased to 68.9% in the first half of 2021 from 66.0% in the first half of 2020.

In absolute dollar terms, cost of revenue in the six months ended June 30, 2021 increased by $53.2 million from the levels of the six months ended June 30, 2020. This was primarily attributable to a $15.0 million increase in total compensation, reflecting higher headcount for both the Transportation Services and Mobile Health segments; a $16.4 million increase in subcontracted labor, driven mostly by the Mobile Health segment, where revenue increases outpaced the Company’s ability to service such revenue solely with internal resources; a $12.3 million increase in lab fees related to COVID-19 testing activity, which was launched toward the end of the prior-year period; a $6.3 million increase in medical supplies, due to the purchase of COVID-19 test kits and the need for increased personal protective equipment (PPE) and related supplies, and the increased cost thereof as a result of increased demand during the pandemic; and a $2.0 million increase in vehicle costs, driven by a continued increase in the Company’s vehicle fleet and higher fuel costs. Finally, the prior year period included a $1.1 million offset to cost of revenues, relating to relief funds which were received by the Company to help defray the added costs of responding to the COVID-19 pandemic.

For the Transportation Services segment, cost of revenues (exclusive of depreciation and amortization) in the six months ended June 30, 2021 amounted to $31.6 million, up $10.6 million, or 51%, from the six months ended June 30, 2021. Cost of revenues as a percentage of revenues increased to 66.2% from 64.9%, reflecting increased overtime for field employees and increased fuel costs, as described above.

For the Mobile Health segment, cost of revenues (exclusive of depreciation and amortization) in the six months ended June 30, 2021 amounted to $45.3 million, compared to $2.7 million in the six months ended June 30, 2020. Cost of revenues as a percentage of revenues decreased to 71.0% from 74.8%, reflecting lower average per-test lab fees and the inclusion of higher-margin, hourly-based programs in the 2021 period, as described above.

Operating expenses

For the six months ended June 30, 2021, the Company recorded $36.3 million of operating expenses compared to $20.0 million for the six months ended June 30, 2020. As a percentage of revenue, operating expenses declined from 55.6% in the first half of 2020 to 32.5% in the first half of 2021, due primarily to the significant increase in overall revenues described above, coupled with the semi-fixed nature cost of the corporate infrastructure. The increase of $16.3 million related primarily to a $7.1 million increase in payroll due to investments in and expansion of corporate infrastructure to support the revenue growth; a $1.2 million increase in subcontracted labor costs, due to the growth of the Mobile Health segment, which outpaced the Company’s ability to hire enough internal personnel to service these revenues; a $1.6 million increase in sales and marketing cost, driven by increased marketing activity arising from the expansion of the Mobile Health segment; a $0.5 million increase in liability insurance expense, reflecting a reserve for estimated losses under the Company’s insurance policy deductibles (at June 30, 2021, this reserve amounted to approximately $0.5 million, as the Company initiated this reserve during the first quarter of 2021); a $1.4 million increase in travel and entertainment expenses, reflecting both the growth of the overall employee base, as well as increased business development related activities for both the Transportation Services and Mobile Health segments; a $0.8 million increase in depreciation and amortization due to an increase in assets to support revenue growth and capitalized software amortization; a $1.8 million increase in legal, accounting and other professional fees related to increased revenue and related contract generation and financing and capital-raising activities; a $0.2 million increase in rent and utilities expense and a $0.4 million increase in office expenses, both owing to the Company’s ongoing geographic expansion; a $0.7 million increase in computer IT infrastructure, driven by the Company’s business and headcount expansion, and $0.6 million in aggregate increases across other operating expense categories, reflecting the overall revenue growth.

For the Transportation Services segment, operating expenses in the six months ended June 30, 2021 were $20.2 million, up $0.5 million, or 2.7%, from the six months ended June 30, 2020. Operating expenses as a percentage of revenues declined to 42.3% from 60.8% in the prior year period, reflecting the increase in

Transportation Services revenues, compared to the semi-fixed cost nature of the corporate infrastructure. The increased operating expenses, in dollar terms, in the first half of 2021 primarily reflected higher costs for payroll, travel and entertainment, professional fees and depreciation, as described above.

For the Mobile Health segment, operating expenses in the six months ended June 30, 2021 were $16.1 million, compared to operating expenses of $0.3 million in the six months ended June 30, 2020. Operating expenses as a percentage of revenues increased to 25.2% from 8.6% in the prior year period, reflecting expenditures made in relation to the launch of COVID-19 testing in May 2020, and COVID-19 vaccination in December 2020, as well as the buildout of the Mobile Health management infrastructure. The increased operating expenses, in dollar terms, in the first half of 2021 were primarily driven by higher costs for payroll, subcontracted labor costs, travel and entertainment, marketing and computer IT infrastructure, as described above.

Interest income (expense, net)

For the six months ended June 30, 2021, the Company recorded $245,138 of net interest expense compared to $991 million of interest expense in the six months ended June 30, 2020. The increase in net interest expense in the current period reflects lower interest received from cash invested, due to lower cash balances and lower interest rates, as well as an increase in payments made for leased vehicles, as the Company’s fleet expanded.

Noncontrolling Interest

For the six months ended June 30, 2021, the Company had net income attributable to noncontrolling interest of approximately $1.4 million, compared to a net loss attributable to noncontrolling interest of $0.3 million for the six months ended June 30, 2020. The improvement of $1.7 million related primarily to the inclusion of profitable COVID-19 testing and vaccination-related projects in the 2021 period only, as well as improved performance in new markets entered into during 2019 and the early part of 2020.

Comparison of the Years Ended December 31, 2020 and 2019

$ in Millions	For the Years Ended December 31,		Change $	Change %
	2020	2019
Revenues, net	$94.1	$48.3	$45.8	95%
Cost of revenue	62.7	35.1	27.6	79%

Operating expenses
General and administrative	34.5	25.4	9.1	36%
Depreciation and amortization	5.5	4.2	1.3	32%
Legal and regulatory	3.7	1.8	1.9	107%
Technology and development	0.9	1.0	(0.1)	(8)%
Stock-based compensation	0.7	0.5	0.2	50%
Sales, advertising and marketing	0.7	1.1	(0.4)	(34)%
Total expenses	108.8	69.1	12.2	18%
Loss from operation	(14.8)	(20.8)	6.0	(29)%

Other expenses
Interest income (expense), net	(0.2)	(0.5)	0.3	(63)%
(Gain) loss on disposal of fixed assets	0.0	(0.0)	0.0	(1712)%
Other income	0.3	0.1	0.2	181%
Total other expense	0.2	(0.4)	0.6	(136)%
Net loss before income tax	(14.6)	(21.2)	6.6	(165)%

Income tax (expense) benefit	(0.2)	(0.0)	(0.1)	256%
Net loss	(14.8)	(21.2)	6.5	(30)%
Net loss attributable to Non-controlling interests	(0.4)	(1.0)	0.6	(57)%
Net loss attributable to the shareholders of DocGo	$(14.4)	$(20.2)	$5.9	(29)%

Revenue

Consolidated

For the year ended December 31, 2020, total revenues were $94.1 million, an increase of $45.8 million, or 95%, from the total revenues recorded in the year ended December 31, 2020.

Transportation Services

For the year ended December 31, 2020, Transportation Services revenue totaled $63.2 million and increased by $16.8 million or 36%, as compared with the year ended December 31, 2019. This increase was primarily due to an 8.7% increase in transportation trip volumes, from 126,761 trips for the year ended December 31, 2019 to 137,797 trips for the year ended December 31, 2020. The increase in trip volumes is primarily due to entry into new markets during 2020, offset somewhat by COVID-19 related decreases in existing markets due to cancellation or postponement of non-emergency medical procedures during the pandemic. In addition, approximately $5.8 million in incremental revenue was generated from programs under which DocGo is paid a fixed rate for the use of a fully staffed and equipped ambulance, driven by new customer acquisition and participation in the FEMA deployment during the pandemic. Our average trip price increased from $330 during the year ended December 31, 2019, to $362 during the year ended December 31, 2020, due to a combination of product mix and payor rate increases.

Mobile Health

For the year ended December 31, 2020, Mobile Health revenue totaled $30.9 million, an increase of $29.0 million as compared with the year ended December 31, 2019. This was mainly due to the significant expansion of the services offered by this segment in 2020, particularly with respect to COVID-19 related testing and other mobile health services.

Cost of Revenue

For the year ended December 31, 2020, cost of revenue increased by approximately 79%, as compared with the year ended December 31, 2019, while revenue increased by approximately 95%. Cost of Revenue as a percentage of revenue decreased from 72.7% in 2019 to 66.7% during 2020. This decrease is primarily due to increased productivity in Transportation Services, reflecting higher utilization of the Company’s vehicles and field personnel, and the significant increase in higher margin Mobile Health revenues. For a discussion of increased productivity in Transportation Services, see the above section entitled “—Transportation Services.”

For the Transportation Services segment, cost of revenues (exclusive of depreciation and amortization) in the year ended December 31, 2020 amounted to $43.8 million, up $9.8 million, or 29%, from the year ended December 31, 2019. Cost of revenues as a percentage of revenues decreased to 69.3% from 73.3%, reflecting the improvement in utilization of the Company’s assets and field personnel, as described above.

For the Mobile Health segment, cost of revenues (exclusive of depreciation and amortization) in the year ended December 31, 2020 amounted to $18.9 million, compared to $1.1 million in the year ended December 31, 2019. Cost of revenues as a percentage of revenues increased to 61.2% from 57.4%, reflecting the relatively lower-margin characteristics of the COVID-19 testing business, which was launched in May 2020, and drove the significant increase in Mobile Health segment revenue and expenses in 2020.

Operating expenses

For the year ended December 31, 2020, the Company recorded $46.1 million of operating expenses compared to $34.0 million for the year ended December 31, 2019. As a percentage of revenue, operating expenses declined from 70.3% in 2019 to 49.0% in 2020, due to the growth in revenues described above, as well as the semi-fixed cost nature of the corporate infrastructure. The increase of $12.1 million related primarily to a $4.5 million increase in payroll due to investments in and expansion of corporate infrastructure to support the revenue growth, a $1.0 million increase in travel expenses, reflecting expanded business development activities, a $1.7 million increase in subcontracted labor costs to support the expansion of the business, particularly the growth of the Mobile Health segment in the second half of the year, a $0.9 million increase in liability insurance expense due to increase in revenue and higher rates resulting from the insurance industry view of risk during the pandemic environment, a $0.4 million increase in IT costs, due to the Company’s growth and expansion, a $1.4 million increase in depreciation and amortization due to an increase in assets to support revenue growth and capitalized software amortization, a $2.7 million increase in professional fees, reflecting higher legal fees related to increased revenue and related contract generation and a legal settlement, and a $0.2 million increase in stock-based compensation expense due to the issuance of grants, partially offset by a $0.6 million decrease in bad debt expense.

For the Transportation Services segment, operating expenses in the year ended December 31, 2020 were $38.7 million, up $5.3 million, or 16.0%, from the year ended December 31, 2019. Operating expenses as a percentage of revenues declined to 61.2% from 71.8% in 2019, reflecting the increase in Transportation Services revenues, compared to the semi-fixed cost nature of the corporate infrastructure. The increased operating expenses, in dollar terms, in 2020 primarily reflected higher costs for payroll, travel and entertainment, insurance, professional fees, IT costs and depreciation, as described above.

For the Mobile Health segment, operating expenses in the year ended December 31, 2020 were $7.5 million, compared to operating expenses of $0.6 million in the year ended December 31, 2019. Operating expenses as a percentage of revenues declined to 24.2% from 34.1% in 2019, as strong sequential revenue growth in the second half of 2020, due primarily to the launch of COVID-19 testing in May 2020, outweighed the impact of significant increases in expenditures that were made to build out the Mobile Health management infrastructure and to support the growing business. The increased operating expenses, in dollar terms, in 2020 were primarily driven by higher costs for payroll, subcontracted labor costs, travel and entertainment and computer IT infrastructure, as described above.

Interest income (expense, net)

For the year ended December 31, 2020, the Company recorded $0.2 million of interest expense compared to $0.5 million for the year ended December 31, 2019. The decrease of $0.3 million related primarily to a decrease in interest payable on a line of credit paid off at the end of 2019 and interest received during 2020 from cash invested.

Income tax expense

Income tax expense for the years ended December 31, 2020 and 2019 totaled $0.1 million and $0.05 million, respectively. The increase of $0.1 million was due to the increase in the number of states with minimum taxes due as a result of the Company’s geographic expansion.

Noncontrolling Interest

For the year ended December 31, 2020, the Company’s net loss attributable to noncontrolling interest was $0.4 million compared to a net loss attributable to noncontrolling interest of $1.0 million for the year ended December 31, 2019. The decrease of $0.6 million related primarily to losses incurred during entry into new markets during 2019.

Liquidity and Capital Resources

Since inception, DocGo completed 3 equity financing transactions as its principal source of liquidity, with minimal debt incurred. Generally, the Company utilized equity raised to finance operations during its development phase, investments in assets, ambulance operating licenses and funding accounts receivable. The Company has also funded these activities through operating cashflows and, in 2020, utilized several pandemic-related government programs, including the CARES ACT. See “ — COVID-19” above. Future capital requirements depend on many factors, including potential acquisitions, our level of investment in technology, and rate of growth in existing and into new markets. The cost of ongoing technology development is another factor that is considered. Capital requirements might also be affected by factors which the Company cannot control, such as interest rates, and other monetary and fiscal policy changes to the manner in which the Company currently operates. Additionally, as the impact of the COVID-19 on the economy and operations evolves, the Company will continuously assess its liquidity needs. If the Company’s growth rate is higher than is currently anticipated, resulting in greater-than-anticipated capital requirements, the Company might need or choose to raise additional capital through debt or equity financings.

DocGo anticipates that existing balances of cash and cash equivalents, future expected cash flows generated from our operations and an available line of credit will be sufficient to satisfy operating requirements for at least the next twelve months, including the Medicare advances received in April 2020 that become due and payable in 2021.

Capital Resources

Comparison as of June 30, 2021 and December 31, 2020

$ in Millions	As of June 30 2021	As of December 31, 2020	Change	Change
Working capital
Current Assets	$77.7	$58.4	$19.3	33%
Current Liabilities	46.7	23.5	$(23.2)	(99)%
Total working capital	$31.0	$34.9	$(3.9)	(11)%

As of June 30, 2021, available cash totaled $33.1 million, which represented an increase of $0.7 million compared to December 31, 2020, as the Company received $8.0 million in funds under the terms of a revolving bank loan which was entered into in May 2021, which was partially offset by negative operating cash flow during the year-to-date 2021 period. As of June 30, 2021, working capital amounted to $31.0 million, which represents a decrease of $3.9 million compared to December 31, 2020, as increased accounts receivable from revenue growth and prepaid expenses were partially offset by increases in current liabilities resulting from extended payment terms from vendors, CARES Act related Medicare advances and delayed payroll-related FICA/Medicare payments, which amounted to $1.8 million as of June 30, 2021. In addition, as of June 30, 2021, the Company had $8.0 million in current liabilities relating to the outstanding balance of the line of credit mentioned above.

Comparison of the Years Ended December 31, 2020 and 2019

$ in Millions	December 2020	December 2019	Change $	Change %
Working capital
Current Assets	$58.4	$59.1	$(0.7)	(1)%
Current Liabilities	23.5	9.7	$(13.8)	(142)%
Total working capital	$34.9	$49.4	$(14.5)	(29)%

As of December 31, 2020, available cash totaled $32.4 million, which represented a decrease of $15.3 million compared to the year ended December 31, 2019, which was due primarily to net losses incurred during the year and an increase in accounts receivable, partially offset by an increase in current liabilities. As of December 31, 2020, working capital amounted to $34.9 million, which represents a decrease of $14.5 million compared to the year ended December 31, 2019, primarily due to decrease in cash partially offset by increased accounts receivable from revenue growth, and increases in current liabilities resulting from extended payment terms from vendors, CARES Act related Medicare advances and delayed payroll related FICA/Medicare payments.

Cash Flows

Six months ended June 30, 2021 and 2020

	For the 6 Months ended June 30,
$ in Millions	2021	2020	Change	Change
Cash Flow Summary
Net cash used in operating activities	$(1.1)	$(3.1)	2.0	(65)%
Net cash used in investing activities	(3.7)	(3.3)	(0.4)	(12)%
Net cash provided by financing activities	7.1	0.5	6.6	1320%
Effect of exchange rate changes	0.1	0.2	(0.1)	(50)%
Net (decrease) increase in cash	$(2.4)	$(5.7)	8.1	(142)%

Operating activities

During the six months ended June 30, 2021, operating activities used $1.1 million of cash, primarily resulting from a net loss of $1.9 million, offset by non-cash charges of $5.5 million, including $1.2 million of bad debt expense primarily related to a provision for potential uncollectible accounts receivable, $2.6 million resulting from the depreciation of property and equipment and right-of-use assets, $0.9 million from amortization of intangible assets, and $0.8 million of stock compensation expense. Changes in assets and liabilities resulted in approximately $4.8 million in negative operating cash flow and were primarily driven by a $17.4 million increase in accounts receivable arising from the growth of the business and the inclusion of larger Mobile Health customers with extended credit terms, a $2.4 million increase in prepaid expenses and other current assets, partially offset by a $15.1 million increase in accounts payable and accrued expenses due primarily to the extension of credit and timing of payments, as DocGo attempted to align the timing of payments to vendors with the timing of payments received from customers, where possible, in an attempt to manage cash balances.

During the six months ended June 30, 2020, operating activities used $3.1 million of cash, primarily resulting from a net loss of $7.8 million, offset by non-cash charges of $4.2 million including $1.2 million of bad debt expense primarily related to a provision for potential uncollectible accounts receivable, $2.0 million resulting from the depreciation of property and equipment and right-of-use assets, $0.7 million from amortization of intangible assets, and $0.3 million of stock compensation expense. Changes in assets and liabilities resulted in approximately $0.4 million in positive operating cash flow and were primarily driven by a $4.2 million increase in accounts receivable, a $0.1 million increase in prepaid expenses and other current assets, which were outweighed by a $4.7 million increase in combined accounts payable and accrued expenses.

Investing activities

During the six months ended June 30, 2021, investing activities used $3.7 million of cash, primarily consisting of the acquisition of intangibles and the acquisition of property and equipment to support the ongoing growth of the business.

During the six months ended June 30, 2020, investing activities used $3.3 million, primarily consisting of the acquisition of intangibles and the acquisition of property and equipment to support growth of new transportation markets.

Financing activities

During the six months ended June 30, 2021, financing activities provided $7.1 million of cash, due to proceeds from a revolving bank loan which was entered into in May 2021, and which had $8.0 million outstanding as of June 30, 2021, and some noncontrolling interest contributions, partially offset by repayments made on notes payable and finance leases.

During the six months ended June 30, 2020, financing activities provided $0.5 million of cash, primarily resulting from noncontrolling interest contributions, partially offset by repayments made on notes payable and finance leases.

Future minimum annual maturities of notes payable at June 30, 2021 are as follows:

Notes Payable
2021	$0.2
2022	$0.4
2023	$0.3
2024	$0.1
2025	$0.1
2026 and thereafter	$0.0
Total maturities	$1.1
Current portion of notes payable	$0.4
Long-term portion of notes payable	$0.7

Future lease payments included in lease liabilities as of June 30, 2021, and for the following five fiscal years and thereafter were as follows:

Operating Leases
2021	$1.0
2022	$1.6
2023	$1.1
2024	$0.7
2025	$0.7
2026 and thereafter	$0.4
Total future minimum lease payments	5.5
Less effects of discounting	$(0.6)
Present value of future minimum lease payments	$4.9

Years ended December 31, 2020 and 2019

	For the Years Ended		Change $	Change %
$ in Millions	2020	2019
Cash Flow Summary
Net cash used in operating activities	$(10.7)	$(14.2)	$3.6	(25)%
Net cash used in investing activities	(6.0)	(3.0)	(3.1)	(103)%
Net cash provided by financing activities	(0.8)	56.3	(57.1)	(101)%
Effect of exchange rate changes	0.2	(0.2)	0.4	(180)%
Net (decrease) increase in cash	$(17.3)	$38.9	$(56.2)	(144)%

Operating activities

During the year ended December 31, 2020, operating activities used $10.7 million of cash, primarily resulting from a net loss of $14.8 million, partially offset by non-cash charges of $7.7 million, including $1.9 million of bad debt expense primarily related to provision for potential uncollectible accounts receivable, $4.1 million resulting from the depreciation of property and equipment and right-of-use assets, $1.5 million from amortization of intangible assets, and $0.7 million of stock compensation expense. Changes in assets and liabilities were primarily driven by a $16.2 million increase in accounts receivable, a $12.7 million increase in accounts payable and accrued expenses due primarily to the extension of credit and timing of payments.

During the year ended December 31, 2019, operating activities used $14.2 million of cash, primarily resulting from a net loss of $21.2 million, partially offset by non-cash charges of $7.3 million, including $2.4 million of bad debt expense primarily related to provision for potential uncollectible accounts receivable, $3.5 million resulting from the depreciation of property and equipment and right-of-use assets, and $0.4 million of stock compensation expense. Changes in assets and liabilities were primarily driven by a $2.3 million increase in accounts receivable, a $2.1 million increase in accounts payable and accrued expenses due primarily to the timing of payments.

Investing activities

During the year ended December 31, 2020, investing activities used $6.1 million of cash, primarily consisting of the acquisition of property and equipment to support growth and the acquisition of intangibles, partially offset by proceeds from disposal of property and equipment.

During the year ended December 31, 2019, investing activities used $3.0 million of cash, primarily consisting of the acquisition of intangibles and the acquisition of property and equipment, partially offset by proceeds from disposal of property and equipment.

Financing activities

During the year ended December 31, 2020, financing activities used $0.8 million of cash, primarily consisting of noncontrolling interest contributions, partially offset by repayments made on the line of credit, notes payable and finance leases.

During the year ended December 31, 2019, financing activities provided $56.3 million of cash, primarily resulting from the issuance of preferred stock and noncontrolling interest contributions, partially offset by repayments made on notes payable and finance leases.

Critical Accounting Policies and Significant Judgments and Estimates

DocGo’s management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires the Company to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of revenue and expenses during the reporting period. In accordance with U.S. GAAP, the Company evaluates its estimates and judgments on an ongoing basis. The most significant estimates in the Company’s financial statements relate to revenue recognition related to the allowance for doubtful accounts, stock-based compensation, calculations related to the incremental borrowing rate for the Company’s lease agreements, estimates related to ongoing lease terms, software development costs, impairment of long-lived assets, goodwill and indefinite live intangible assets, business combinations, income taxes, and deferred income tax. The Company basis its estimates and assumptions on current facts, historical experiences, and various other factors that the Company believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company defines its critical accounting policies as those accounting principles that require it to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on its financial condition and results of operations, as well as the specific manner in which the Company applies those principles. While its significant accounting policies are more fully described in Note 2 to its financial statements appearing elsewhere in this proxy statement/consent solicitation statement/prospectus, the Company believes the following are the critical accounting policies used in the preparation of its financial statements that require significant estimates and judgments.

Revenue Recognition

On January 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (ASC 606), as amended.

To determine revenue recognition for contractual arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (1) identify each contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when (or as) the relevant performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services the Company provides to the customer.

The Company generates revenues from the provision of (1) Transportation Services and (2) Mobile Health services. The customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations immediately. The Company has utilized the “right to invoice” expedient which allows an entity to recognize revenue in the amount of consideration to which the entity has the right to invoice when the amount that the Company has the right to invoice corresponds directly to the value transferred to the customer.

Mobile Health revenues are recorded based on contracted rates with customers for healthcare services provided. Contracted rates are based on items such as rates per hour for providers performing the service, on call special event services, and in some cases a rate per procedure.

Transportation revenues are recorded at the time services are performed based on contractual terms with insurance companies, hospitals, skilled nursing facilities and governmental agencies (Medicare/Medicaid). For services that are not performed under the terms of a contract, the Company records revenue based on the type of transport, geographical location and mileage, net of adjustments based on historical collection for specific transport types and payer types such as insurance companies, facilities and private pay.

All transaction prices are fixed and determinable which includes a fixed base rate, fixed mileage rate and an evaluation of historical collections by each payer.

Nature of Our Services

Revenue is primarily derived from:

•        Transportation Services:    These services encompass both emergency response and non-emergency transport services. Non-emergency transport services include ambulance transports and wheelchair transports Net revenue from Transportation Services is derived from the transportation of patients based on billings to third party payors and healthcare facilities.

•        Mobile Health Services:    These services include services performed at home and offices, COVID-19 testing, and event services which include on-site healthcare support at sporting events and concerts.

The Company concluded that Transportation Services and any related support activities are a single performance obligation under ASC 606. The transaction price is determined by the fixed rate usage-based fees or fixed fees which are agreed upon in the Company’s executed contracts. For Mobile Health, the performance of the services and any related support activities are a single performance obligation under ASC 606. Mobile Health services are typically billed based on a fixed rate (i.e., time and materials separately or combined) fee structure taking into consideration staff and materials utilized.

As the performance associated with such services is known and quantifiable at the end of a period in which the services occurred (i.e., monthly or quarterly), revenues are typically recognized in the respective period performed. The typical billing cycle for Transportation Services and Mobile Health services is same day to 5 days. For Transportation Services, the Company estimates the amount of revenues unbilled at month end and recognizes such amounts as revenue, based on available data and customer history. The Company’s Transportation Services and Mobile Health services each represent a single performance obligation. Therefore, allocation is not necessary as the transaction price (fees) for the services provided is standard and explicitly stated in the contractual fee schedule and/or invoice. The Company monitors and evaluate all contracts on a case-by-case basis to determine if multiple performance obligations are present in a contractual arrangement.

For Transportation Services, the customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations at the same time. For Transportation Services, where the customer pays fixed rate usage-based fees, the actual usage in the period represents the best measure of progress. Generally, for Mobile Health services, the customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations at the same time. For certain Mobile Health services that have a fixed fee arrangement, and the services are provided over time, revenue is recognized over time as the services are provided to the customer.

Stock-Based Compensation

The Company expenses stock-based compensation over the requisite service period based on the estimated grant-date fair value of the awards. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. One of these assumptions include the expected volatility of the Company’s stock price. Developing this assumption requires the use of judgment. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. The Company accounts for forfeitures as they occur. All stock-based compensation costs are recorded in operating expenses in the consolidated statements of operations.

The Company utilized contemporaneous valuations in determining the fair value of the Class B Common non-voting shares at the date of option grants. Prior to the Merger, each valuation utilized both the discounted cash flow and guideline public company methodologies to estimate the fair value of its shares on a non-controlling and marketable basis. The March 15, 2021 valuation report relied solely on the fair value of the Company’s shares implied by the March 8, 2021 Merger Agreement with Motion Acquisition Corp. The following table details recently granted equity incentive awards made during the period from June 30, 2019 through June 30, 2021, and reflects the applicable grant date, the type of award or milestone, the number of shares of DocGo’s Class B common stock represented by such awards, the fair value of a share of DocGo’s Class B common stock as of the grant date, and the aggregate fair value of the grants made as of such date (both before and after giving effect to any forfeitures of grants by employees upon their departure from the Company).

Valuation & Grant Timeline:

Grant Date	Valuation/Milestone/Award	Aggregate Shares of DocGo’s Class B Common Stock Represented by the Awards	Fair Value of Shares of DocGo’s Class B Common Stock in US$ (for 4 grants, fair value used in valuation model)	Grant Date Fair Value in US$ (no forfeitures)	Grant Date Fair Value in US$ (post forfeitures)
6/30/2019	Valuation Report	N/A	1,023	N/A	N/A
1/2/2020	Stock Incentive Award	301	1,023	307,923	52,173
1/15/2020	Stock Incentive Award	750	1,023	767,250	767,250
2/2/2020	Stock Incentive Award	100	1,023	102,300	102,300
2/19/2020	Stock Incentive Award	204	1,023	208,692	208,692
3/1/2020	Stock Incentive Award	50	1,023	51,150	51,150
6/15/2020	Stock Incentive Award	50	1,023	51,150	51,150
6/24/2020	Stock Incentive Award	79	1,023	80,817	61,380
9/21/2020	Stock Incentive Award	200	1,023	204,600	204,600
12/9/2020	Valuation Report	N/A	2,097	N/A	N/A
12/10/2020	Stock Incentive Award	75	2,097	157,275	157,275
1/5/2021	Stock Incentive Award	100	2,097	209,700	209,700
3/8/2021	Key Milestone: Execution of Merger Agreement	N/A	N/A	N/A	N/A
3/15/2021	Valuation Report	N/A	5,200	N/A	N/A
3/19/2021	Stock Incentive Award	703	5,200	3,655,600	3,265,600
3/21/2021	Stock Incentive Award	237	5,200	1,232,400	1,190,800
4/6/2021	Stock Incentive Award	25	5,200	130,000	130,000
5/28/2021	Stock Incentive Award	25	5,200	130,000	130,000
6/1/2021	Key Milestone: Initial S-4 Filing	N/A	6,430	N/A	N/A
6/8/2021	Stock Incentive Award	50	6,430	321,500	321,500

As of June 30, 2019, the estimated fair value of DocGo’s Class B common stock was $1,023 per share, based upon a valuation that was performed by Cronkite & Kissell LLC, an independent valuation firm. The fair market value of the Company was derived from several factors, both company-specific and industry-related. Company-specific factors included DocGo’s operations, financial data such as income statements and balance sheets, financial ratios and the Company’s forecasts. Industry factors included competitive landscape, products and technology, sales and marketing, and the overall regulatory environment and outlook. Overall business trends, challenges, opportunities and critical issues were also assessed. Finally, the overall industry outlook was considered, within the context of the outlook for the overall U.S. economy.

When determining the fair value of a business or business interests, three generally accepted methodologies are utilized:

•        Income approach:    Derived by calculating the present value of anticipated future net cash flows generated by the business.

•        Market approach:    Value is estimated by comparing the company to similar companies with publicly traded shares and applying valuation multiples of revenues, operating income, net income or some other financial measure.

•        Cost approach:    As referred to as the adjusted balance sheet method, wherein the company’s assets and liabilities are restated to fair value. Under this approach, the estimated fair value of all liabilities is subtracted from the estimated fair value of the company’s assets to arrive at a net asset value.

When using the methodologies described above, particularly for the Income or Market approaches. the Company’s historical and projected financial data tend to serve as the primary inputs and underpinnings of value, while the industry factors listed above tend to serve as parameters for the Company’s forecasts and potentially modifiers of values that are calculated using financial data.

However, given the early stage of the Company at the time of the valuation, it was determined that none of the above approaches would be appropriate or reliable for use in valuing the fair value of the Company’s equity. Instead, the valuation was based upon the Back-solve method, which takes into account a recently-completed financing round in the company to imply (or “back-solve”) a value for the total equity of the company. In this case, the valuation firm used the recent Series A preferred round to determine a value for the DocGo Class B common shares. The Black-Scholes model was used to determine the values of each element of the Company’s capital structure (preferred stock, common stock and common options) across a range of outcomes. Using this methodology and dividing the value allocated to the Company’s Class B common stock by the total shares outstanding as of the valuation date yielded an estimate of fair value of $1,505 per share for the Company’s Class B common stock, on a marketable, non-controlling basis. In order to determine the fair value of the Class B common shares on a non-marketable basis, a lack-of-marketability discount was applied.

In estimating the appropriate discount to apply for lack of marketability, the primary factor was measuring the lack of marketability. In so doing, several factors were considered, including various empirical studies and judicial precedent. Ultimately, the primary driver of the measurement of the lack of marketability discount was the empirical studies. These studies can generally be broken into two categories, which are (i) discounts on the sale of restricted shares of publicly-traded companies; and (ii) discounts on the sale of closely-held company shares as compared with prices of subsequent initial public offerings of the same company’s shares.

While there is a very wide range in the lack-of-marketability discounts measured in the various empirical studies, certain company-specific factors were considered as well, including assumed dividend policy, voting rights associated with the shares, the lack of extraordinary restrictions on the shares, DocGo’s current lifecycle phase and the likelihood of a near-term liquidation event. At the time, it was determined that there was a low likelihood of such a liquidation event.

Based on the foregoing, the assumed lack-of-marketability discount was set at 32%. Applied to the fair value estimate mentioned above of $1,505 per DocGo Class B common share, this yielded a valuation of approximately $1,023 per share.

In December 2020, after the Company’s revenues increased significantly from 2019’s levels, and the outlook for continued gains was forecasted for 2021, aided by substantial increases in Mobile Health revenues, another valuation was performed by Cronkite & Kissell LLC, an independent valuation firm. By this point, the Company had established a longer operations track record, and it was determined that the basis of the valuation of the Company’s common shares would be a combination of the income approach, using the discounted cash flow (DCF) method, and the market approach, using the guideline public company method. In projecting cash flow, financial projections prepared by Company management for the years ending December 31, 2020 through 2022 were used.

For the income/discounted cash flow method, a weighted average cost of capital (WACC) of 17.5% was used. For the market approach, multiples of 6.5 and 3.0 were applied to trailing 12-month revenues and forecasted 2021 revenues, respectively, to determine value of the equity. The income and market approaches were each ascribed a 50% weighting, so that the calculated equity value was the average of the values indicated by each of these approaches. This yielded an estimated fair value of $3,496 per share of DocGo Class B common stock, on a marketable, non-controlling basis. As with the earlier valuation, a lack-of-marketability discount was applied, in order to determine the fair value of the common shares on a non-marketable basis. The determination of the discount was based upon the same empirical studies and judicial precedent as in the prior valuation, but with more recent data. Once again, at the time, a near-term liquidity event was not considered likely.

Based upon these factors, the assumed lack-of-marketability discount was set at 40%. Applied to the fair value estimate mentioned above of $3,496 per common share, this yielded a valuation of approximately $2,097 per share.

On March 8, 2021, DocGo entered into the Merger Agreement, which implied a per share value of DocGo’s equity at approximately $6,430 per share. On March 15, DocGo received a valuation from Cronkite & Kissell LLC, an independent valuation firm which provided for a fair market value of the Company’s equity of $5,200 per share.

The baseline for the $5,200 per share valuation was the implied post-Business Combination value of the shares ($6,430). The variance between the valuation of $5,200 per share and the implied valuation of the transaction of $6,430 per share reflects a lack-of-marketability discount that was applied to the shares at the time of the valuation. The implied transaction valuation represents a fair value on a marketable, non-controlling basis. On the other hand, the valuation of $5,200 per share represents a fair value on a non-marketable, non-controlling basis.

In determining the lack of marketability discount to apply to the implied transaction valuation, the same factors were considered as with the previous valuation exercises. However, in this case, the likelihood of a near-term liquidity event was considered to be high, given the recent signing of the merger agreement, which made it much more likely that the lack-of-marketability characteristics of the equity would be a relatively temporary condition.

Based on the foregoing, the assumed lack-of-marketability discount was set at 20%. Applied to the implied transaction value of $6,430, this yielded a valuation of approximately $5,200 per share.

As per the table above, equity grants made subsequent to the date of this valuation report were made at a fair market value of $5,200. In June 2021, as the closing of the Business Combination appeared to be more imminent, with the requisite filings nearing completion, DocGo set the fair market value of the shares for subsequent grants at $6,430 per share, based on the then-current exchange ratio, the anticipated capitalization at such time and the assumed $10 per share value of Motion Common Stock, effectively removing the lack-of-marketability discount from the calculation of fair value for the equity. Assuming an aggregate of 129,845 shares of DocGo common stock and preferred stock that are currently projected to be outstanding immediately prior to the closing of the Business Combination and the PIPE Transaction on a fully diluted basis (i.e., giving effect to the exercise of DocGo’s outstanding options and warrants), assuming the closing occurred on June 30, 2021, it is currently estimated that the exchange ratio determined in accordance with the terms of the Merger Agreement would be approximately 643.85 shares of Motion Common Stock per share of DocGo common stock. At an assumed price per share of Motion Common Stock of $10 and in light of the foregoing assumptions, each share of DocGo common stock would receive shares of Motion Common Stock with a value of approximately $6,438.50.

In calculating the fair value of DocGo’s stock-based awards, several factors have been considered. The valuations were determined by using the Black-Scholes model, which considered several factors, including the fair market value of the company, the assumed volatility and the appropriate discount rate (F-60 & F-89).

All of the factors above were considered in determining the fair value of DocGo’s stock-based awards. However, after the completion of the proposed Business Combination once New DocGo is a public company, these estimates will not be necessary for determining the fair value of new stock-based awards. Rather, the then-current and recent value of the Company’s publicly-traded shares will serve as the basis for determining the fair value of these awards.

Leases

The Company categorizes leases at its inception as either operating or finance leases based on the criteria in ASC 842, Leases. The Company adopted FASB ASC 842, Leases, (“ASC 842”) on January 1, 2019, using the modified retrospective approach, and has established a Right-of-Use (“ROU”) Asset and a current and non-current Lease Liability for each lease arrangement identified. The lease liability is recorded at the present value of future lease payments discounted using the discount rate that approximates the Company’s incremental borrowing rate for the lease established at the commencement date, and the ROU asset is measured as the lease liability plus any initial direct costs, less any lease incentives received before commencement. The Company recognizes a single lease cost, so that the remaining cost of the lease is allocated over the remaining lease term on a straight-line basis.

The Company has lease arrangements for vehicles, equipment and facilities. These leases typically have original terms not exceeding 10 years and, in some cases contain multi-year renewal options, none of which are reasonably certain of exercise. The Company’s lease arrangements may contain both lease and non-lease components. The Company has elected to combine and account for lease and non-lease components as a single lease component. The Company has incorporated residual value obligations in leases for which there is such occurrences. Regarding short-term leases, ASC 842-10-25-2 permits and entity to make a policy election not to apply the recognition requirements of ASC 842 to Short-term leases. The Company has elected not to apply the ASC 842 recognition criteria to any leases that qualify as Short-Term Leases.

Software Development Costs

Costs incurred during the preliminary project stage, maintenance costs and routine updates and enhancements of products are charged to expense as incurred. The Company capitalizes software development costs intended for internal use in accordance with ASC 350-40, Internal-Use Software. Costs incurred in developing the application of its software and costs incurred to upgrade or enhance product functionalities are capitalized when it is probable that the expenses would result in future economic benefits to the Company and the functionalities and enhancements are used for their intended purpose.

Estimated useful lives of software development activities are reviewed annually or whenever events or changes in circumstances indicate that intangible assets may be impaired and adjusted as appropriate to reflect upcoming development activities that may include significant upgrades or enhancements to the existing functionality.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the recorded amount of long-lived assets, primarily property and equipment and finite-lived intangible assets, whenever events or changes in circumstance indicate that the recorded amount of an asset may not be fully recoverable. An impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. If an asset is determined to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. Assets targeted for disposal are reported at the lower of the carrying amount or fair value less cost to sell. For the years ended December 31, 2020, and 2019, management determined that there was no impairment loss required to be recognized for the carrying value of long-lived assets.

Goodwill and Indefinite Lived Intangible Assets

Goodwill represents the excess of the purchase price of an acquired business over the fair value of amounts assigned to assets acquired and liabilities assumed. Goodwill and indefinite-lived intangible assets, consisting primarily of operating licenses, are not amortized, but are evaluated for impairment on an annual basis, or on an interim basis when events or changes in circumstances indicate that the carrying value may not be recoverable. In assessing the recoverability of goodwill and indefinite-lived intangible assets, the Company makes assumptions regarding the estimated future cash flows, including forecasted revenue growth, projected gross margin and the discount rate to determine the fair value of these assets. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges against these assets in the reporting period in which the impairment is determined.

The Company tests goodwill for impairment at the reporting unit level, which is one level below the operating segment. The Company has the option of performing a qualitative assessment to determine whether further impairment testing is necessary before performing the one-step quantitative assessment. If as a result of the qualitative assessment, it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, a quantitative impairment test will be required. Otherwise, no further testing will be required. If a quantitative impairment test is performed, the Company compares the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. Estimating the fair value of the reporting units requires significant judgment by management. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, goodwill impairment is recognized.

Any excess in carrying value over the estimated fair value is recorded as impairment loss and charged to the results of operations in the period such determination is made. For the years ended December 31, 2020, and 2019, management determined that there was no impairment loss required to be recognized in the carrying value of goodwill or other intangible assets.

Business Combinations

The Company accounts for its business combinations under the provisions of ASC 805-10, Business Combinations (“ASC 805-10”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling interests, are recorded at the date of acquisition at their respective fair values. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill.

Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date and any changes in fair value after the acquisition date are accounted for as measurement-period adjustments. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings. For transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions and immediately expenses acquisition-related costs and fees associated with business combinations.

The estimated fair value of net assets to be acquired, including the allocation of the fair value to identifiable assets and liabilities, is determined using established valuation techniques. Management uses assumptions on the basis of historical knowledge of the business and projected financial information of the target. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of Management, and such variations may be significant to estimated values.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or its tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Insurance Reserves

The Company is self-insured up to certain self-insured retention (“SIR”) limits that vary by type of risk for costs associated with vehicle accidents, property loss and general business liabilities (“Auto/PL/GL policies”). Reserves are established for estimates of loss on all incurred claims, including incurred-but-not-reported claims. Our self-insurance accruals are primarily based on estimated costs determined by actuarial methods. Estimated costs include consideration of a variety of factors and related assumptions such as the severity of claims, frequency and volume of claims, and plan designs, which may be subject to a high degree of variability. The use of any estimation technique in this area is inherently sensitive. Material increases in the magnitude of claims, accident frequency and severity, insurance retention levels, judgment and settlement amounts, associated legal expenses and other factors could result in unfavorable differences between actual self-insurance costs and the reserve estimates. As a result, the Company’s insurance and claims costs could increase materially which could adversely affect our results of operations and financial condition. Commencing January 1, 2021, the Company’s commercial Auto/PL/GL policies include, for the first time, a SIR, which requires the establishment of a reserve for losses within the SIR. As a supplement to its self-insurance program, the Company maintains coverage with excess insurance carriers for potential losses that exceed the amounts of it SIR. Annually, the Company evaluates the level of insurance coverage and adjust insurance levels based on risk tolerance, risk volatility and premium expense.

Although the Company believes that its aggregate insurance limits should be sufficient to cover historical claims amounts, the commercial ambulance transportation industry has experienced an increase in commercial insurance premiums and required SIR. In addition, it is possible that one or more claims could exceed the Company’s aggregate coverage limits. If any claim were to exceed aggregate insurance coverage, the Company would bear the excess in addition to its other self-insured amounts. Given the current claims environment, the premiums for this excess coverage are increasing significantly. Accordingly, the Company’s excess insurance premiums may increase, or the Company could increase its SIR as policies are renewed or replaced. The Company’s results of operations and financial condition could be adversely affected if its costs or losses significantly exceed its aggregate coverage limits, if it is unable to obtain excess insurance coverage in amounts deemed sufficient, its insurance carriers fail to pay insurance claims, or if the Company experience a claim for which coverage is not provided.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive and Director Compensation of Motion

Motion is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of Motion has received any cash compensation for services rendered to Motion. No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Motion’s stockholders, including its directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Motion’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Motion’s board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Executive and Director Compensation of DocGo

The following table sets forth information concerning the compensation paid to the principal executive officer and two other most highly compensated executive officers of Ambulnz, Inc. (“DocGo”) during the fiscal year ended December 31, 2020 (the “named executive officers”, or “NEOs”).

Name and principal position	Year	Salary ($)		Bonus ($)	All Other Compensation ($)	Total ($)
Stan Vashovsky, Chief Executive Officer	2020	385,585		500,000	—	885,585
Andre Oberholzer, Chief Financial and Operating Officer	2020	335,585		150,000	—	485,585
Ely D. Tendler, General Counsel	2020	555,055	(2)	—	—	555,055

____________

(1)      Amounts shown in this column represent cash bonus awards granted to our named executive officers for performance during 2019 that were paid in 2020.

(2)      Reflects fees paid to the law practice of Ely D. Tendler Strategic and Legal Services, PLLC (“EDTSLS”) for general counsel and other legal services. For more information, see the section entitled “Certain Relationships and Related Party Transactions.”

Narrative Disclosure to the Summary Compensation Table

Base Salary

It has been DocGo’s historical practice to ensure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of DocGo’s cost structure. Base salary is determined on an annual basis by the DocGo board of directors. DocGo does not currently engage any third-party consultant to make such determination and instead relies on the expertise of the board, historical market practice, and a review of each executive officer’s prior performance based on metrics established by the board and management.

Annual Cash Bonuses

Annual cash-based incentive compensation is paid on an annual basis, after the close of the fiscal year and after determination by the DocGo board of directors of (i) the level of achievement of the applicable individual and corporate performance targets, metrics and/or management by objectives, and (ii) the amount of the annual incentive compensation earned by you (if any). No annual incentive compensation is guaranteed and, in addition to the other conditions for earning such compensation, executives must remain an employee in good standing of the Company on the scheduled annual incentive compensation payment date in order to be eligible for any annual cash-based incentive compensation. Annual cash-based incentive compensation for our non-CEO executive officers has historically ranged from 10-50% of such individual’s base salary, but is subject to the discretion of the board of directors of DocGo. Annual cash-based incentive compensation for our CEO is not subject to a range based on base salary and is established annually by the board of directors of DocGo.

Long-Term Equity Compensation

DocGo maintains the Ambulnz, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), pursuant to which the NEOs of DocGo have received stock options to acquire shares of common stock of DocGo, a copy of which is attached hereto as Annex E. The 2017 Plan is described below. When determining the number of stock options granted to an NEO, DocGo has considered such executive’s expertise, level of responsibilities, and future contributions to the success of DocGo. In addition to rewarding the NEOs based on the performance of DocGo, these stock options have also served to retain the services of such executives since such stock options have been subject to time-based vesting conditions. The stock options granted to the NEOs have typically vested over a three to five year period based on such executive’s continued employment or engagement by DocGo. Other than stock options granted under the 2017 Plan, the NEOs have not received any other equity awards or equity-based compensation from DocGo.

Information regarding the stock options granted to the NEOs of DocGo in prior years, including during fiscal year 2020, is set forth above in the “Summary Compensation Table” and below in the “Outstanding Equity Awards at 2020 Fiscal Year End” tables.

Health and Welfare Plans.

DocGo’s named executive officers are eligible to participate in its employee benefit plans, including its medical, dental, vision, life, disability, health and dependent care flexible spending accounts and accidental death and dismemberment benefit plans, in each case on the same basis as all of its other employees.

401(k), Health, Welfare and Additional Benefits

In 2020, DocGo did not maintain and tax-qualified retirement plan, nonqualified retirement plan, or other pension or retirement plan.

New Employment Agreements

In connection with New DocGo’s executive compensation program, it is intended that each of Messrs. Stan Vashovsky, Andre Oberholzer, Anthony Capone, and Norman Rosenberg will enter into employment agreements with New DocGo, effective upon consummation of the Business Combination (the “New Employment Agreements”). The New Employment Agreements provide for each executive’s annual base salary, eligibility to receive an annual performance bonus, participation in New DocGo’s benefit plans, eligibility to receive annual equity incentive grants beginning in fiscal year 2022 pursuant to New DocGo’s 2021 Equity Incentive Plan (the “2021 Plan”) and a one-time grant of restricted stock units pursuant to the 2021 Plan (the “Closing Grant”). The New Employment Agreements provide for the following severance benefits in connection with an Involuntary Termination Without Cause or a voluntary termination for Good Reason (each a “Covered Termination” and as defined in the New Employment Agreements) which does not occur during the period beginning three (3) months prior to a Change in Control (as defined in the 2021 Plan) and ending twelve (12) months after a Change in Control: (i) a cash payment equal to twelve (12) months of the executive’s base salary payable in equal instalments over twelve (12) months, (ii) a pro-rata portion of the executive’s annual bonus for the fiscal year of termination based on actual achievement of the bonus objectives and the number of days the executive was employed during the fiscal year, (iii) payment or reimbursement for the premium for executive and executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the twelve (12) month anniversary of the date of executive’s termination of employment and (B) the date executive and executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) and (iv) accelerated vesting of the unvested portion of the Closing Grant that would have vested assuming that executive remained employed by the Company through the date that is twelve (12) months following the date of executive’s termination of employment. In connection with a Covered Termination during the period beginning three (3) months prior to a Change in Control and ending twelve (12) months after a Change in Control, each executive would be entitled to: (i) a lump sum cash payment equal to the sum of (A) executive’s base salary and (B) executive’s target bonus, (ii) a pro-rata portion of the executive’s annual bonus for the fiscal year of termination based on actual achievement of the bonus objectives and the number of days the executive was employed during the fiscal year, (iii) the amount of any annual bonus earned, but not yet paid, for the fiscal year prior to executive’s termination, (iv) payment or reimbursement for the premium for executive and executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the twelve (12) month anniversary of the date of executive’s termination of employment and (B) the date executive and executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) and (v) full accelerated vesting of the unvested portion of the Closing Grant. The New Employment Agreements provide for a “best net” after-tax 280G provision (and not any “gross-ups”) to the extent any payments made pursuant to the New Employment Agreements or otherwise would constitute a “parachute payment” under Code Section 280G.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2020:

	Option Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Stan Vashovsky(1)	34	—	—	$1,023	2/19/2030
	17	—	—	$1,460	2/19/2030
Andre Oberholzer	1,600	—	—	$182.50	8/1/2025
Ely D. Tendler(1)(2)	17	34	—	$1,023	1/2/2030

____________

(1)      Options awarded in connection with service as a director of DocGo.

(2)      Mr. Tendler’s unvested option awards are scheduled to vest in equal installments on November 20, 2021 and November 20, 2022.

AMBULNZ, INC. 2017 EQUITY INCENTIVE PLAN

DocGo maintains the 2017 Plan, which originally became effective on November 1, 2017. The 2017 Plan was adopted to secure and retain the services of the group of employees and other key service providers, to provide incentives for such persons to exert maximum efforts for the success of the Company and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Company’s common stock through the granting of stock awards. The 2017 Plan allows for the grant of stock options (both incentive stock options and “non-qualified” stock options), stock appreciation rights, restricted stock, restricted stock units and other awards valued in whole or in part by reference to the common stock. No further awards will be granted pursuant to the 2017 Plan

The following description of the 2017 Plan is not intended to be complete and is qualified in its entirety by the complete text of the 2017 Plan, a copy of which has been filed as an Annex E to the registration statement of which this prospectus forms a part. Stockholders and potential investors are urged to read the 2017 Plan in its entirety.

Administration

The 2017 Plan is administered by the board of directors, or a committee of the board, as contemplated by the 2017 Plan. The board or committee has broad authority to administer and interpret the 2017 Plan. All decisions and actions of the administrator will be final.

Stock Options

Stock options granted under the 2017 Plan may be either nonqualified or incentive stock options. All stock options granted under the 2017 Plan are evidenced by a written agreement with the participant, which provides, among other things, whether the option is intended to be an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not exceed ten years, and other terms and conditions. Subject to the express provisions of the 2017

Plan, options generally may be exercised over such period, in installments or otherwise, as the administrator may determine. The exercise price for any stock option granted generally may not be less than the fair market value of the Existing DocGo Common Stock subject to that option on the grant date. The exercise price may be paid in cash, check; promissory note (if permissible under applicable law), other shares, consideration received by DocGo under a cashless exercise program (whether through a broker or otherwise) implemented by DocGo in connection with the 2017 Plan, by net exercise, or such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws, or any combination of the foregoing methods of payment.

Repurchase Right

Grants of options may, but need not, include a provision whereby DocGo may elect to repurchase all or any part of the vested shares of stock acquired by a grantee upon exercise of an options.

Transferability

Options generally may not be sold, transferred for value, pledged, assigned or otherwise alienated or hypothecated by a participant other than by will or the laws of descent or distribution, and each option may be exercised only by the participant during his or her lifetime or by the participant’s estate or by a person who acquires the right to exercise the option following the death of the participant.

Amendment and Termination

The board of directors has the right to amend, alter, suspend or terminate the 2017 Plan at any time, provided certain enumerated material amendments may not be made without stockholder approval. No amendment or alteration to the 2017 Plan will be made that would impair the rights of the holder, unless mutually agreed otherwise between the administrator and the participant in writing. The 2017 Plan has been adopted by the board of directors and the stockholders of DocGo and will automatically terminate, unless earlier terminated by the board of directors, ten years after approval by the board of directors.

Director Compensation

For 2020, members of the board of directors received no compensation for services rendered, other than the option awards set forth below. We currently have no other formal arrangements under which its directors receive compensation for service to its board of directors or any of its committee.

	Option Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Alan Freedman(1)	34	—	—	$1,023	2/19/2030
	17	—	—	$1,460	2/19/2030
Stan Vashovsky	34	—	—	$1,023	2/19/2030
	17	—	—	$1,460	2/19/2030
Ira Smedra	34	—	—	$1,023	2/19/2030
	17	—	—	$1,460	2/19/2030
Ely D. Tendler	17	34	—	$1,023	1/2/2030

____________

(1)      Alan Freedman resigned as a director of DocGo, effective as of March 9, 2021.

MANAGEMENT OF NEW DOCGO AFTER THE MERGER

Management and Board of Directors

Motion expects that the current executive officers of DocGo will become executive officers of New DocGo following the Business Combination. The following persons are anticipated to be the directors and executive officers of New DocGo, which will be renamed “Ambulnz, Inc.” following the Business Combination:

Name	Age	Position
Stan Vashovsky	49	Chairman; Chief Executive Officer
Chris Fillo	57	Director
Ely D. Tendler	53	Director; General Counsel and Secretary
Ira Smedra	72	Director
James M. Travers	69	Director
Michael Burdiek	61	Director
Steven Katz	73	Director
Anthony Capone	34	President and Chief Technology Officer
Andre Oberholzer	63	Chief Financial Officer
Norman Rosenberg	51	Chief Financial Officer (Ambulnz Holdings, LLC)
Mike Witkowski	53	Chief Compliance Officer
Dr. Mark Merlin	54	Chief Medical Officer (Ambulnz Holdings, LLC)

Information about Anticipated Executive Officers and Directors Upon the Closing of the Merger

Biographies of the Director Nominees are included above under “Proposal No. 3 — The Director Election Proposal.”

Anthony Capone.    Anthony Capone has served as DocGo’s President, Chief Technology Officer and Chief Product Officer since 2017. He is an operational lead for DocGo’s COVID-19 Response across the US, including DocGo’s work with FEMA’s New York State COVID-19 deployment. Prior to working for DocGo, Mr. Capone served as the CEO, CTO and Head of Sales for Fundbase from 2015 to 2017. Earlier, Mr. Capone was the lead software engineer for Constant Contact from 2011 to 2013. Throughout his career, Mr. Capone has built one of the nation’s largest ambulance companies, managed technology at five companies from start-up to acquisition, spoken at dozens of conferences globally, including the prestigious SALT Conference, founded the largest free developer conference in the USA, Engineers4Engineers, and assisted with significant capital raises.

Andre Oberholzer.    Mr. Oberholzer has been Chief Financial Officer for DocGo since 2015 and brings more than 30 years of senior financial and operational experience to DocGo. He manages the DocGo’s corporate, financing, and strategic projects, and has assisted DocGo from its conception. Before joining DocGo, he held CFO roles for several companies in various stages of development ranging from start-ups to large global enterprises. From 2006 to 2012, he was CFO at a division of Altegrity where he was responsible for restructuring and strategic projects. From 2005 to 2006, he was the CFO at WageWorks, with responsibilities that included M&A integration and SOX readiness. From 2001 to 2005, he was CFO at Philips Electronics (EES) and Philips Healthcare (Customer Service), where his responsibilities included new business modeling, restructuring, M&A integration, and maximization of earnings. He started his professional career at PricewaterhouseCoopers, with 13 years in audit as a Chartered Accountant and a CPA.

Norman Rosenberg.    Mr. Rosenberg became the Chief Financial Officer for Ambulnz Holdings, LLC in January 2020. Prior to DocGo, he spent five years at AmTrust Financial, Inc. in a variety of roles including as the president of their direct-to-consumer division and CFO of fee companies. In his role of CFO. Mr. Rosenberg has served as CFO for companies like KDDI Global, Marsh, Inc., and IDT Telecom. His first two years at IDT were spent as vice president of capital markets, heading up the investor relations and corporate finance functions. Prior to that, Mr. Rosenberg worked as an equity analyst for Standard & Poor’s Corporation. He is a Chartered Financial Analyst (CFA) and holds an MBA from Johns Hopkins University.

Mike Witkowski.    With 38 years of EMS industry experience, Mike Witkowski became the COO of DocGo in 2017. Prior to his role with DocGo, he served Village Ambulance Service as executive director from 2016 to 2017 and was the director of East Coast client relations for Intermedix from 2013 to 2016. Mr. Witkowski was also the senior executive vice president/CEO of Omni Medical Care from 2010 to 2013 after serving Hudson Valley Paramedic Services/Regional EMS as the senior executive vice president/CEO from 1998-2010. Mr. Witkowski also led Elliott’s Ambulance and Ambulette Service as CEO from 1997 to 1998. He has managed multiple regional and multi-state organizations and provided response oversight for multiple federal, state, and local disasters such as 9/11, hurricanes Katrina and Irene, and NYC COVID-19 response. He is FEMA ICS and NIMS certified.

Dr. Mark Merlin.    Dr. Mark Merlin serves as the Chief Medical Officer of Ambulnz Holdings, LLC and the CEO of the nonprofit MD1, a national in-field physician response program, roles he has held since 2019. Dr. Merlin is an international lecturer on prehospital physician response and the founder and former program director of the largest EMS fellowship in the United States. He has provided medical direction for Angel MedFlight since 2020 and Medway Air-Medical Transport since 2018 and has consulted on numerous legal cases involving malpractice and intellectual property. Dr. Merlin is a national medical consultant for FOX, NBC, and CBS. Previously, he served as the Chief Medical Officer of MONOC, New Jersey’s largest EMS system, from 2015 to 2020.

Board of Directors

We intend to have seven (7) directors upon completion of the Merger. Our board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of [•], [•] and [•], will expire at New DocGo’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of [•] and [•], will expire at New DocGo’s second annual meeting of stockholders. The term of office of the third class of directors, consisting of [•] and [•], will expire at New DocGo’s third annual meeting of stockholders.

Committees of the Board of Directors

The board of directors of New DocGo will have three standing committees: Audit, Compensation, and Nominations. While the Audit Committee is expected to have primary responsibility for risk oversight, both the Audit Committee and the entire board of directors are expected to be actively involved in risk oversight on behalf of New DocGo and both are expected to receive reports on New DocGo’s risk management activities from New DocGo’s executive management team on a regular basis. It is also anticipated that members of both the Audit Committee and the board of directors will also engage in periodic discussions with New DocGo’s Chief Executive Officer, Chief Financial Officer, General Counsel, Corporate Secretary and other senior officers as they deem appropriate to ensure that risk is being properly managed at New DocGo. In addition, it is expected that each committee of the board of directors will consider risks associated with its respective area of responsibility.

Audit Committee

It is expected that Steven Katz will be appointed as the chair and member of the Audit Committee, along with Chris Fillo and Michael Burdiek being appointed as members. It is expected that the Audit Committee will otherwise meet Nasdaq audit committee composition requirements. The primary role of the Audit Committee will be to exercise primary financial oversight on behalf of the board of directors. New DocGo’s management team will be responsible for preparing financial statements, and New DocGo’s independent registered public accounting firm will be responsible for auditing those financial statements. The Audit Committee will be directly responsible for the selection, engagement, compensation, retention and oversight of New DocGo’s independent registered public accounting firm. The Audit Committee shall also be responsible for the review of any proposed related persons transactions. It is expected that each member of the Audit Committee will be financially literate.

Our board has determined that Steven Katz will qualify as an “audit committee financial expert” as defined by the SEC.

It is expected that the Audit Committee will establish a procedure whereby complaints or concerns regarding accounting, internal controls or auditing matters may be submitted anonymously to the Audit Committee by email.

Compensation Committee

It is expected that Ira Smedra will be appointed the chair and member of the Compensation Committee, along with Ely Tendler, and Steven Katz being appointed as members. It is expected that the Compensation Committee will comprise at least three (3) directors, with at least two (2) directors meeting Nasdaq independence requirements, and shall otherwise meet Nasdaq compensation committee composition requirements. The Compensation Committee will be responsible for approving the compensation, including performance bonuses, payable to the executive officers of New DocGo, and administering New DocGo’s equity compensation plans.

The Compensation Committee will act on behalf of and in conjunction with the board of directors to establish or recommend the compensation of executive officers of New DocGo and to provide oversight of New DocGo’s overall compensation programs and philosophy.

Nominating and Governance Committee

It is expected that Chris Fillo will be appointed as the chair and member of the Nominating and Governance Committee, along with Ira Smedra and Steven Katz being appointed as members. It is expected that the Nominating and Governance Committee will comprise at least three (3) directors, with all such directors meeting Nasdaq independence requirements. The Nominating and Governance Committee will assist the board of directors by identifying and recommending individuals qualified to become members of the board. The Nominating and Corporate Governance Committee will be responsible for evaluating the composition, size and governance of the board and its committees and making recommendations regarding future planning and the appointment of directors to the committees, establishing a policy for considering stockholder nominees to the board, reviewing the corporate governance principles and making recommendations to the board regarding possible changes; and reviewing and monitoring compliance with New DocGo’s Code of Business Conduct and Ethics.

Code of Ethics

Upon consummation of the Business Combination, New DocGo intends to adopt an amended and restated Code of Business Conduct and Ethics that will apply to its officers and employees, including its principal executive officer, principal financial officer and principal accounting officer.

New DocGo Director and Executive Compensation

Director Compensation

Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the members of our board of directors. Directors’ fees after the Business Combination have yet to be determined, but are expected to consist of two components: a cash payment and the issuance of restricted stock units. We anticipate that directors who also serve as an employee of the Company will not receive additional compensation for their service as a director.

Executive Compensation

Overview

Following the closing of the Business Combination, New DocGo intends to develop an executive compensation program that is consistent with DocGo’s existing compensation policies and philosophies, which are designed to align compensation with New DocGo’s business objectives and the creation of stockholder value, while enabling New DocGo to attract, motivate and retain individuals who contribute to the long-term success of New DocGo.

Decisions on the executive compensation program, as described below, will be determined and/or ratified by the board of directors with recommendations given by the compensation committee, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the board of directors. The executive compensation program actually adopted will depend on the judgment of the members of the board of directors and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have comprise of a base salary and long-term incentive compensation in the form of restricted stock unit awards and other awards.

Base Salary

It has been DocGo’s historical practice to ensure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of DocGo’s cost structure. Upon completion of the Business Combination, our compensation committee has determined to increase base salaries as follows: Stan Vashovsky ($571,000); Anthony Capone ($425,000); Andre Oberholzer ($412,000); and Norman Rosenberg ($321,000).

Annual Bonuses

New DocGo intends to use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. New DocGo expects that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers. The target bonuses for the executive officers are as follows as a percentage of base salary: Stan Vashovsky (100%); Anthony Capone (73%); Andre Oberholzer (60%); and Norman Rosenberg (38%).

Stock-Based Awards

New DocGo intends to use restricted stock unit awards and other awards to reward long-term performance of the executive officers. New DocGo believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Restricted stock unit awards and other stock-based awards will be awarded under the Incentive Plan, which has been adopted by the board of directors and is being submitted to our stockholders for approval at the Motion Annual Meeting. For a description of the Incentive Plan, please see the section of this proxy statement/consent solicitation statement/prospectus under the heading “Proposal No. 5 — Incentive Plan Proposal.”

Other Compensation

New DocGo expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the executive officers will participate.

Employment Agreements

In connection with New DocGo’s executive compensation program, it is intended that each of Messrs. Stan Vashovsky, Andre Oberholzer, Anthony Capone, and Norman Rosenberg will enter into Employment Agreements with Motion, effective upon consummation of the Business Combination and which are described in further detail under the section entitled “Narrative Disclosure to the Summary Compensation Table — Additional Narrative Disclosure — New Employment Agreements.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF NEW DOCGO

The following table sets forth information regarding (i) unless otherwise indicated in the footnotes below, the actual beneficial ownership of Motion Common Stock as of the record date, which is prior to the consummation of the Merger and the other transactions contemplated by the Merger Agreement (“pre-Business Combination”) and (ii) expected beneficial ownership of New DocGo Common Stock immediately following the consummation of the Merger and the other transactions contemplated by the Merger Agreement (“post-Business Combination”), assuming (x) No Redemptions and (y) the Maximum Redemptions, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Motion Common Stock or of New DocGo Common Stock;

•        each of our current executive officers and directors;

•        each person who will (or is expected to) become an executive officer or director of New DocGo following the consummation of the Merger; and

•        all executive officers and directors of Motion as a group pre-Business Combination and all executive officers and directors of New DocGo post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of Motion Common Stock pre-Business Combination is based on 14,375,000 outstanding shares of Motion Common Stock (including 2,875,000 shares of Class A Common Stock resulting from the conversion of shares of Class B Common Stock on a one-to-one basis) that may be purchased by the named stockholders after the record date.

The expected beneficial ownership of shares of New DocGo Common Stock post-Business Combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) no holders of Public Shares exercise their redemption rights; (ii) Existing DocGo Options exercisable for an aggregate of 5,080,041 shares of New DocGo Common Stock remain outstanding upon consummation of the Business Combination, all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination, and 78,519,959 Closing Shares are issued as consideration to equityholders of DocGo; and (iii) that there are 105,394,959 shares of New DocGo Common Stock outstanding following the consummation of the Business Combination.

The expected beneficial ownership of shares of New DocGo Common Stock post-Business Combination in the “Maximum Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) 3,001,150 Public Shares are redeemed for an aggregate payment of approximately $30,001,500 million from the Trust Account, which is the maximum amount of redemptions that would satisfy the Minimum Cash Condition; (ii) Existing DocGo Options exercisable for an aggregate of 5,080,041 shares of New DocGo Common Stock remain outstanding upon consummation of the Business Combination, all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination, and 78,519,959 Closing Shares are issued as consideration to equityholders of DocGo; and (iii) that there are 102,394,809 shares of New DocGo Common Stock outstanding following the consummation of the Business Combination. Fractional shares have rounded to the nearest whole share for purposes of the table below.

See “Basis of Presentation and Glossary” for information with respect to assumptions underlying New DocGo share calculations and ownership percentages.

			After the Business Combination
	Before the Business Combination(2)		No Redemptions(3)		Maximum Redemptions(4)
Name and Address of Beneficial Owner(1)	Number of shares of Motion Common Stock	%	Number of shares of New DocGo Common Stock	%	Number of shares of New DocGo Common Stock	%
Directors and Executive Officers of Motion:
James Travers(5)	2,875,000	20.0%	2,875,000	2.73%	2,875,000	2.81%
Michael Burdiek(5)	2,875,000	20.0%	2,875,000	2.73%	2,875,000	2.81%
Richard Vitelle(5)	2,875,000	20.0%	2,875,000	2.73%	2,875,000	2.81%
Garo Sarkissian(5)	2,875,000	20.0%	2,875,000	2.73%	2,875,000	2.81%
Andrew Flett(6)	—	0.0%	—	0%	—	0%
Mark Licht(6)	—	0.0%	—	0%	—	0%
Kyle Messman(6)	—	0.0%	—	0%	—	0%
All Directors and Executive Officers as a Group (7 Individuals)	2,875,000	20.0%	2,875,000	2.73%	2,875,000	2.81%

Directors and Executive Officers of New DocGo After Consummation of the Business Combination
Stan Vashovsky(7)(8)	—	0.0%	13,156,849	12.48%	13,156,849	12.85%
Chris Fillo(7)(9)	—	0.0%	10,937	*	10,937	*
Ely D. Tendler(7)(10)	—	0.0%	21,873	*	21,873	*
Ira Smedra(7)(11)	—	0.0%	6,960,115	6.60%	6,960,115	6.80%
Steven Katz	—	0.0%	—	0.00%	—	0.00%
James Travers(5)	2,875,000	20.0%	2,875,000	2.73%	2,875,000	2.81%
Michael Burdiek(5)	2,875,000	20.0%	2,875,000	2.73%	2,875,000	2.81%
Anthony Capone(7)(12)	—	0.0%	514,668	*	514,668	*
Andre Oberholzer(7)(13)	—	0.0%	1,286,670	1.21%	1,286,670	1.24%
Norm Rosenberg(7)(14)	—	0.0%	120,625	*	120,625	*
Mike Witkowski(7)(15)	—	0.0%	48,250	*	48,250	*
Dr. Mark Merlin(7)	—	0.0%	—	0.00%	—	0.00%
All Directors and Executive Officers of New DocGo as a Group (12 Individuals)	2,875,000	20.0%	24,994,989	23.31%	24,994,989	23.99%

Five Percent Holders
Motion Acquisition LLC(5)	2,875,000	20.0%	2,875,000	2.73%	2,875,000	2.81%
Linden Capital L.P.(16)	794,735	5.5%	794,735	*	794,735	*
Weiss Asset Management LP(17)	1,129,055	7.85%	1,128,055	1.07%	1,129,055	1.10%
Adage Capital Partners, L.P.(18)	1,000,000	6.96%	1,000,000	*	1,000,000	*
Manhattan Five Partners LLC(19)	—	0.0%	[•]	[•]	[•]	[•]

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of each person is c/o Motion Acquisition Corp., c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174.

(2)      The pre-Business Combination percentage of beneficial ownership in the table above is calculated based on 14,375,000 shares of Motion Common Stock outstanding as of the record date, including 2,875,000 shares of Class A Common Stock resulting from the conversion of 2,875,000 shares of Class B Common Stock on a one-to-one basis. The amount of beneficial ownership does not reflect the shares of Motion Common Stock issuable as a result of Warrants as such securities may not be exercisable within 60 days.

(3)      The post-Business Combination percentage of beneficial ownership in the No Redemptions scenario is calculated based on 105,394,959 shares of New DocGo Common Stock outstanding immediately after the consummation of the Transactions. The number of shares of New DocGo Common Stock (i) assumes that no public stockholders properly elect to convert their Public Shares into cash, (ii) assumes Existing DocGo Options exercisable for an aggregate of 5,080,041 shares of New DocGo Common Stock remain outstanding upon consummation of the Business Combination, all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination, and 78,519,959 Closing Shares are issued as consideration to equityholders of DocGo, and (iii) reflects the issuance of 12,500,000 PIPE Shares. The post-Business Combination percentage of beneficial ownership does not reflect the shares of Motion Common Stock issuable as a result of Warrants as such securities are not exercisable within 60 days.

(4)      The post-Business Combination percentage of beneficial ownership in the Maximum Redemptions scenario is calculated based on 102,394,809 shares of New DocGo Common Stock outstanding immediately after the consummation of the Transactions. The number of shares of Class A Common Stock (i) assumes that 3,000,150 Public Shares are redeemed, (ii) assumes Existing DocGo Options exercisable for an aggregate of 5,080,041 shares of New DocGo Common Stock remain outstanding upon consummation of the Business Combination, all Existing DocGo Warrants are exercised prior to the consummation of the Business Combination, and 78,519,959 Closing Shares are issued as consideration to equityholders of DocGo, and (iii) reflects the issuance of 12,500,000 PIPE Shares. The post-Business Combination percentage of beneficial ownership does not reflect the shares of Motion Common Stock issuable as a result of Warrants as such securities are not exercisable within 60 days.

(5)      Represents shares held by Motion Acquisition LLC. James Travers, Michael Burdiek, Richard Vitelle and Garo Sarkissian are each managing members of Motion Acquisition LLC and, accordingly, each may be deemed to be the beneficial owner of the securities held by Motion Acquisition LLC. Each such individual disclaims beneficial ownership over any securities held by Motion Acquisition LLC except to the extent of his pecuniary interest therein.

(6)      Does not include securities held by Motion Acquisition LLC, of which such person is a member. Each such individual disclaims beneficial ownership over any securities held by Motion Acquisition LLC except to the extent of his pecuniary interest therein.

(7)      The address for each of these individuals is c/o Ambulnz, Inc., 35 West 35th Street, 6th Floor, New York, NY 10001.

(8)      Represents 13,124,039 shares held by Stan Vashovsky and 32,810 shares over which [•] has the right to acquire upon the exercise of stock options exercisable as of or within 60 days after September 21, 2021.

(9)      Represents shares over which Chris Fillo has the right to acquire upon the exercise of stock options exercisable as of or within 60 days after September 21, 2021.

(10)    Represents shares over which Ely D. Tendler has the right to acquire upon the exercise of stock options exercisable as of or within 60 days after September 21, 2021.

(11)    Represents 6,927,305 shares held by Ira Smedra and 32,810 shares over which [•] has the right to acquire upon the exercise of stock options exercisable as of or within 60 days after September 21, 2021.

(12)    Represents shares over which Anthony Capone has the right to acquire upon the exercise of stock options exercisable as of or within 60 days after September 21, 2021.

(13)    Represents 257,334 shares held by Andre Oberholzer and 1,029,336 shares over which Andre Oberholzer has the right to acquire upon the exercise of stock options exercisable as of or within 60 days after September 21, 2021.

(14)    Represents shares over which Norm Rosenberg has the right to acquire upon the exercise of stock options exercisable as of or within 60 days after September 21, 2021.

(15)    Represents shares over which Mike Witkowski has the right to acquire upon the exercise of stock options exercisable as of or within 60 days after September 21, 2021.

(16)    Reflects shares held for the account of Linden Capital L.P. (“Linden Capital”). Linden GP LLC is the general partner of Linden Capital and, in such capacity, may be deemed to beneficially own the shares held by Linden Capital. Linden Advisors LP is the investment manager of Linden Capital. Siu Min Wong is the principal owner and controlling person of Linden Advisors LP and Linden GP LLC. In such capacities, Linden Advisors LP and Mr. Wong may each be deemed to beneficially own the shares held by Linden Capital. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors, LP Linden GP LLC and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022. Information derived from a Schedule 13G filed with the SEC on May 21, 2021.

(17)    Includes 711,304 shares of Class A Common Stock held by BIP GP LLC (“BIP”) which includes shares beneficially owned by a private investment partnership (the “Partnership”) of which BIP is the sole general partner. Weiss Asset Management LP is the sole investment manager to the Partnership. Includes an additional 417,751 shares of Class A Common Stock held by WAM GP LLC (“WAM”). WAM is the sole general partner of Weiss Asset Management LP. Andrew Weiss is the managing member of WAM and BIP. Each of BIP, WAM, Weiss Asset Management LP, and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein. The address of the principal business office of each of the foregoing is 222 Berkeley St., 16th Floor, Boston, Massachusetts 02116. Information derived from a Schedule 13G filed with the SEC on March 29, 2021.

(18)      According to a Schedule 13G filed with the SEC on October 29, 2020 on behalf of Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross, the shares reported herein are directly owned by Adage Capital Partners, L.P. Adage Capital Partners GP, L.L.C. is the general partner of Adage

Capital Partners, L.P., Adage Capital Advisors, L.L.C. is the managing member of Adage Capital Partners GP, L.L.C., and Messrs. Atchinson and Gross are managing members of Adage Capital Advisors, L.L.C. Adage Capital Partners, L.P. has the power to dispose of and the power to vote the shares of common stock beneficially owned by it, which power may be exercised by its general partner, Adage Capital Partners GP, L.L.C. Adage Capital Advisors, L.L.C., as managing member of Adage Capital Partners GP, L.L.C., directs Adage Capital Partners GP, L.L.C.’s operations. Messrs. Atchinson and Gross, as managing members of Adage Capital Advisors, L.L.C., have shared power to vote the shares of common stock. The address of Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(19)    [•]

The Sponsor and Motion’s officers and directors beneficially own 20.0% of the issued and outstanding Motion Common Stock as of the record date. Because of the ownership block held by them, such persons may be able to significantly influence matters requiring approval by Motion’s shareholders, including approval of an initial business combination, the election of directors and approval of other significant corporate transactions.

Pursuant to letter agreements entered at the time of Motion’s IPO, the Sponsor and Motion’s officers and directors agreed not to transfer, assign, or sell any of their Motion Common Stock (or the shares of Class A Common Stock resulting from the conversion of the Class B Common Stock) until the earlier to occur of: (A) one year after the completion of Motion’s initial business combination and (B) subsequent to Motion’s initial business combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which Motion completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Motion’s stockholders having the right to exchange their shares of Motion Common Stock for cash, securities or other property.

The Sponsor and Motion’s officers are deemed to be “promoters” as that term is defined under the federal securities laws.

At any time prior to the Motion Annual Meeting, during a period when they are not then aware of any material non-public information regarding Motion or its securities, the Sponsor and Motion’s officers and directors and DocGo and the DocGo stockholders, officers, and directors and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Motion Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the then outstanding shares of Motion Common Stock present and entitled to vote at the meeting to approve the Business Combination Proposal vote in its favor or to decrease the number of Public Shares that were being redeemed for cash. While the nature of any such incentives has not been determined as of the date of this proxy statement/consent solicitation statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors shares of Motion Common Stock or Warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Motion Annual Meeting.

If such transactions are effected, the consequence could be to cause the Transactions to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/consent solicitation statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Motion will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions — DocGo

Legal Services

DocGo has engaged the law practice of Ely D. Tendler Strategic and Legal Services, PLLC (“EDTSLS”) for outside General Counsel services. Ely D. Tendler, principal of EDTSLS, is General Counsel of the Company and a member of the Board of the Company. Pursuant to the arrangement with EDTSLS, DocGo is charged an hourly rate for the legal services rendered through EDTSLS. Hourly rates range from $450 to $500 per hour. In 2020, the gross fees paid to EDTSLS was approximately $555,055 and for the six month period ended June 30, 2021, approximately $347,883. It is expected that New DocGo will continue to engage EDTSLS for General Counsel and other legal services following the consummation of the Business Combination. Mr. Tendler does not receive salary or other employment benefits in his role as General Counsel to the Company.

Medical Direction Services

Since April 2020, affiliates of Dr. Mark Merlin have provided DocGo and its subsidiaries with medical direction and supervision services in connection with services provided and/or facilitated by DocGo and its subsidiaries. Since February 1, 2021, Dr. Mark Merlin has served as Chief Medical Officer of Ambulnz Holdings, LLC. In 2020, the gross fees paid by DocGo and its subsidiaries to affiliates of Dr. Merlin for these medical direction and supervision services was approximately $491,000 and for the six-month period ended June 30, 2021, approximately $647,000. It is expected that affiliates of Dr. Merlin will continue to provide medical direction and supervision services to DocGo and its subsidiaries following the consummation of the Business Combination.

Certain Relationships and Related Person Transactions — Motion

Class B Common Stock

On August 12, 2020, the Company’s Chief Executive Officer paid for certain offering costs for an aggregate price of $25,000 in exchange for the issuance to the Sponsor of 3,737,500 shares of Class B Common Stock. On October 14, 2020, the Sponsor effected a surrender of 431,250 shares of Class B Common Shares to Motion for no consideration, resulting in a decrease in the total number of shares of Class B Common Stock outstanding from 3,737,500 to 3,306,250. Further, on November 16, 2020, the underwriter of Motion’s IPO advised Motion that it would not exercise its over-allotment option and consequently the Sponsor forfeited an additional 431,250 shares of Class B Common Stock, resulting in a decrease in the total number of shares of Class B Common Stock outstanding from 3,306,250 to 2,875,000 such that the Class B Common Stock represent 20.0% of the issued and outstanding Motion Common Stock after the initial public offering.

On August 24, 2021, the Sponsor elected to convert all 2,875,000 shares of Class B Common Stock owned by the Sponsor into an aggregate of 2,875,000 shares of Class A Common Stock on a one-to-one basis pursuant to the terms of the Class B Common Stock.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of the shares of Class B Common Stock (or shares resulting from the conversion of the Class B Common Stock) until the earlier to occur of: (A) one year after the completion of the initial business combination and (B) subsequent to the initial business combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which Motion completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Motion’s stockholders having the right to exchange their shares of Motion Common Stock for cash, securities or other property.

In August 2021, the Sponsor converted all of its shares of Class B Common Stock into shares of Class A Common Stock on a one-for-one basis.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 2,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($3.8 million in the aggregate). Each Private Placement Warrant is exercisable for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If Motion does not complete a business combination within 24 months of the initial public offering, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable for cash (subject to certain exceptions) and exercisable on a cashless basis so long as they are held by the initial purchaser or its permitted transferees.

The Private Placement Warrants (and the Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial business combination (subject to certain exceptions).

Related Party Loans

On August 18, 2020, the Sponsor agreed to loan Motion up to an aggregate of $150,000 pursuant to an unsecured promissory note (the “Note”) to cover costs related to the Initial Public Offering. While preparing for its Initial Public Offering Motion borrowed approximately $70,000 under the Note. Motion fully repaid these borrowings under the Note on October 19, 2020.

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor and Motion’s officers and directors and their affiliates may, but are not obligated to, loan Motion funds as may be required (the “Working Capital Loans”). Up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. To date, Motion has no borrowings under the Working Capital Loans.

Policies and Procedures for Motion’s Related Party Transactions

Motion’s code of ethics, which was adopted upon consummation of Motion’s initial public offering, requires Motion to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Motion or any subsidiary is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Motion also requires each director and executive officer to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Motion’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Motion enters into such transactions. All ongoing and future transactions between Motion and any officer or director or their respective affiliates will be on terms believed by Motion to be no less favorable to Motion than are available from unaffiliated third parties. Such transactions will require prior approval by the audit committee and a majority of Motion’s uninterested “independent” directors, or the members of Motion’s board who do not have an interest in the transaction, in either case who had access, at Motion’s expense, to Motion’s attorneys or independent legal counsel. Motion will not enter into any such transaction unless the audit committee and a majority of the disinterested “independent” directors determine that the terms of such transaction are no less favorable to Motion than those that would be available with respect to such a transaction from unaffiliated third parties.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS

The following table summarizes the principal, material changes proposed to be made between Motion’s governing documents, the governing documents of DocGo, and the Proposed Charter and Proposed Bylaws. This summary is qualified by reference to the complete text of the Proposed Charter and the proposed amended and restated bylaws of New DocGo (the “Proposed Bylaws”), copies of which are attached to this proxy statement/consent solicitation statement/prospectus as Annex B and Annex C. All Motion stockholders and equity holders of DocGo are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Motion Charter and Bylaws	DocGo Charter and Bylaws	New DocGo Proposed Charter and Proposed Bylaws

Authorized Capital Stock

The authorized capital stock of Motion is (i) 62,500,000 shares of common stock, including 50,000,000 shares of Class A Common Stock and 12,500,000 shares of Class B Common Stock, and (ii) 1,000,000 shares of undesignated preferred stock.

Pursuant to the Existing Charter, prior to the closing of the Transactions, any shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a one-for-one basis.

Authorized Capital Stock

The authorized capital stock of DocGo is 78,000 shares of Existing DocGo Class A Stock, 76,503 shares of Existing DocGo Class B Stock, and 40,000 shares of Existing DocGo Preferred Stock.

Pursuant to the DocGo Charter and written consent of certain holders of Existing DocGo Preferred Stock and Existing DocGo Common Stock, immediately prior to the closing of the Transactions, the shares of Existing DocGo Preferred Stock will automatically convert into shares of Existing DocGo Class A Stock.

Authorized Capital Stock The authorized capital stock of New DocGo is 500,000,000 shares of Common Stock and 50,000,000 shares of undesignated preferred stock.

Special Meetings of Stockholders

Except as otherwise provided by law or the Existing Charter, pursuant to the bylaws of Motion (the “Existing Bylaws”), special meetings of stockholders may only be called by a majority of the board of directors, or the President or the Chairman, or by the Secretary upon the written request of stockholders owning a majority of the issued and outstanding Motion Common Stock then entitled to vote.

Special Meetings of Stockholders

Except as otherwise provided by law or the DocGo Charter, special meetings of the stockholders may be called only by the president, the secretary, or the board of directors.

Special Meetings of Stockholders

Except as otherwise provided by law or the Existing Charter, special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of the board of directors, or the chief executive officer.

Actions by Written Consent

No action required or permitted to be taken by the stockholders of Motion at an annual or special meeting may be taken by written consent, except that the holders of Class B Common Stock may by written consent approve changes relating to the powers, preferences, or relative, participating, optional, or special rights of the Class B Common Stock.

Actions by Written Consent

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted.

Actions by Written Consent

Except as otherwise provided by law or the Existing Charter, stockholder action by written consent may not be effected unless such action is recommended by all members of the board of directors then in office.

Motion Charter and Bylaws	DocGo Charter and Bylaws	New DocGo Proposed Charter and Proposed Bylaws

Quorum

Except as otherwise provided by the DGCL, or the Existing Charter, pursuant to the Existing Bylaws, the holders of a majority of the outstanding shares of Motion Common Stock entitled to vote at the meeting shall constitute a quorum, present in person or by proxy, at a meeting of stockholders for the transaction of any business.

If a quorum is not present at any meeting of the stockholders, the holders of a majority of the outstanding shares of Motion Common Stock entitled to vote at such meeting, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If the meeting is adjourned for more than thirty (30) days, or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

Quorum

Except as otherwise provided by the DGCL, or the DocGo Charter, pursuant to the DocGo Bylaws, the holders of a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders for the transaction of any business.

If a quorum is not present or represented at any meeting of stockholders, then the president, or a majority of the voting power of the stock present in person or represented by proxy at the meeting, shall have power to adjourn or recess the meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Quorum

Except as otherwise provided by the DGCL, or the Proposed Charter, pursuant to the Proposed Bylaws, the holders of a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders for the transaction of any business.

If a quorum is not present or represented at any meeting of stockholders, then the chairman of the meeting, or a majority of the voting power of the stock present in person or represented by proxy at the meeting, shall have power to adjourn or recess the meeting.

Notice of Meetings Pursuant to the Existing Bylaws, except as otherwise provided in the DGCL, notice of meetings shall be given not less than 10 nor more than 60 days before the date of the meeting.	Notice of Meetings Pursuant to the DocGo Bylaws, except as otherwise provided in the DGCL, notice of meetings shall be given not less than 10 nor more than 60 days before the date of the meeting.	Notice of Meetings Pursuant to the Proposed Bylaws, except as otherwise provided in the DGCL, notice of meetings shall be given not less than 10 nor more than 60 days before the date of the meeting.

Motion Charter and Bylaws	DocGo Charter and Bylaws	New DocGo Proposed Charter and Proposed Bylaws

Advance Notice Provisions

The Existing Bylaws state that in order for a stockholder of Motion to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of Motion not less than sixty (60) days nor more than ninety (90) days prior to the meeting (provided that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice must be delivered no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs).

Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

Advance Notice Provisions None.

Advance Notice Provisions

The Proposed Bylaws state that in order for a stockholder of New DocGo to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of New DocGo not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided however that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held the preceding year, notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of such meeting is first made by New DocGo.

Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

Bylaw Amendments

Subject to any additional vote required by the Existing Charter, the board of directors is expressly authorized to adopt, amend or repeal Motion’s bylaws. Notwithstanding the foregoing, such power shall not divest or limit the power of the stockholders of Motion to adopt, amend or repeal the bylaws.

Bylaw Amendments

Subject to any additional vote required by the DocGo Charter, the board of directors is expressly authorized to alter, amend or repeal DocGo’s bylaws. Notwithstanding the foregoing, such power shall not divest or limit the power of the stockholders of DocGo to alter, amend or repeal the bylaws.

Bylaw Amendments

Both the Proposed Charter and Proposed Bylaws provide that the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Proposed Bylaws.

Motion Charter and Bylaws	DocGo Charter and Bylaws	New DocGo Proposed Charter and Proposed Bylaws

Charter Amendments

Pursuant to the DGCL, the affirmative vote of the holders of a majority of the voting power of the Motion Common Stock entitled to vote thereon is required to amend, alter, or repeal provisions of the Existing Charter, subject to any additional vote required therein. In addition, for so long as any shares of Class B Common Stock remain outstanding, the, affirmative vote of the holders of a majority of the shares of Class B Common Stock outstanding, voting separately as a single class, shall be required to amend, alter or repeal any provision of the Existing Charter, in a manner that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock; and the affirmative vote of the holders of at least 65% of all outstanding shares of Motion Common Stock shall be required to amend Article Sixth of the Existing Charter during a Target Business Acquisition Period (as defined therein).

Charter Amendments

Pursuant to the DGCL, the affirmative vote of the holders of a majority of the voting power of the DocGo Common Stock entitled to vote thereon is required to amend, alter, or repeal provisions of the DocGo Charter, subject to any additional vote required therein.

In addition, for so long as any shares of Class B Common Stock remain outstanding, the affirmative vote of the holders of a majority of the shares of Class B Common Stock outstanding, voting as a single and separate class, shall be required to amend, alter or repeal any provision of the DocGo Charter in a manner that would disproportionately and adversely affect the preferences, rights, privileges or powers of the Class B Common Stock relative to the preferences, rights, privileges or powers of the Common Stock; and for so long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock outstanding, voting as a single and separate class, shall be required to amend, alter or repeal any provision of the DocGo Charter in a manner that would disproportionately and adversely affect the preferences, rights, privileges or powers of the Series A Preferred Stock relative to the preferences, rights, privileges or powers of the Common Stock.

Charter Amendments

Pursuant to the DGCL, the affirmative vote of the holders of a majority of the voting power of the New DocGo Common Stock entitled to vote thereon is required to amend, alter, or repeal provisions of the Proposed Charter, subject to any additional vote required therein.

The Proposed Charter provides that, pursuant to the DGCL, the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Section 5.2 of Article V, Article VI, Article VIII, Article IX, Article X or Article XI of the Proposed Charter.

Motion Charter and Bylaws	DocGo Charter and Bylaws	New DocGo Proposed Charter and Proposed Bylaws

Size of Board, Election of Directors

Motion’s bylaws provide that the number of directors shall be not less than one (1) or more than nine (9).

Under the Existing Charter, the directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation, or removal.

Size of Board, Election of Directors

The DocGo Charter provides that the number of directors shall be not more than seven (7), and that the number of directors may be increased or decreased by the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Class A Common Stock and Series A Preferred Stock. Each director’s term continues until the next annual meeting of the stockholders, the election and qualification of their successor, or their earlier death, resignation, disqualification or removal.

Size of Board, Election of Directors

The Proposed Charter and Proposed Bylaws provide that the number of directors shall be fixed solely by resolution adopted by the majority of directors then in office.

The Proposed Charter provides for three classes of directors, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation, or removal.

Removal of Directors

Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote on an election of directors; provided, that for as so long as Motion’s board is classified, stockholders may effect such removal only for cause.

Removal of Directors

The DocGo Charter provides that directors may only be removed for cause and only by the affirmative vote of a majority of the holders of the then outstanding Class A Common Stock and Series A Preferred Stock, voting together as a single class on an as converted to Class A Common Stock basis.

Removal of Directors

The Proposed Charter and Proposed Bylaws provide that directors may only be removed for cause and only by the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon.

Board Vacancies and Newly Created Directorships

Except as otherwise provided in the DGCL, in the interim between annual meetings of stockholders or special meetings of stockholders, vacancies and newly created directorships shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders, and such director so chosen shall hold office until the next election of the class for which such director was chosen and until his successor shall be elected and qualified.

Board Vacancies and Newly Created Directorships

The DocGo Charter provides that, upon the resignation, removal for cause, death, or disability of a director, a new director shall be elected by the holders of a majority of the then outstanding shares of the Class A Common Stock and Series A Preferred Stock, voting or consenting as the case may be, together as a single class on an as converted to Class A Common Stock basis.

Board Vacancies and Newly Created Directorships

The Proposed Charter and Proposed Bylaws provide that newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by the sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified

Motion Charter and Bylaws	DocGo Charter and Bylaws	New DocGo Proposed Charter and Proposed Bylaws

Corporate Opportunity

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Motion or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of Motion unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of Motion and such opportunity is one Motion is legally and contractually permitted to undertake and would otherwise be reasonable for Motion to pursue.

Corporate Opportunity

The DocGo Charter provides for a waiver of the doctrine of corporate opportunity, or any other analogous doctrine, to the maximum extent provided by law with respect to DocGo directors and officers or any of their respective affiliates.

Corporate Opportunity

The Proposed Charter provides that to the maximum extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to New DocGo or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Proposed Charter or in the future, and New DocGo renounces any expectancy that any of the directors or officers of New DocGo will offer any such corporate opportunity of which he or she may become aware to New DocGo, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of New DocGo.

Exclusive Forum

The Existing Charter provides that, unless Motion consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on behalf of Motion; any action asserting a breach of fiduciary duty; any action asserting a claim arising pursuant to the DGCL, the Existing Charter or Motion’s bylaws; or any action asserting a claim against Motion that is governed by the internal affairs doctrine, except for, in each of the above actions, any claim as to which the Court of Chancery determines it lacks jurisdiction. This provision will not apply to actions which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery; which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery; which the Court of Chancery does not have subject matter jurisdiction; and claims arising under the Securities Act, the Exchange Act or other claims for which there is concurrent or exclusive federal jurisdiction.

Exclusive Forum None.

Exclusive Forum

The Proposed Charter provides that: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined therein), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. The exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Motion Charter and Bylaws	DocGo Charter and Bylaws	New DocGo Proposed Charter and Proposed Bylaws

Limitation of Liability

The Existing Charter and Existing Bylaws provide that a director of Motion shall not be personally liable to Motion or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Motion or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Limitation of Liability

The DocGo Charter provides that a director of DocGo shall not be personally liable to DocGo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to DocGo or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Limitation of Liability

The Proposed Charter provides that to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of New DocGo shall be personally liable to New DocGo or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Proposed Bylaws provide that no director or officer of the Corporation shall be personally liable to New DocGo or to any stockholder of New DocGo for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to New DocGo or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

Indemnification and Expense Advancement

The Existing Charter and Existing Bylaws provide that Motion shall indemnify, to the fullest extent permitted by the DGCL, any person from all liabilities and expenses incurred by him or her by reason of the fact that he or she is or was a director, officer, employee or agent of Motion, or is or was serving at the request of Motion as a director, officer, employee or agent of another entity.

Motion shall, in advance, pay the expenses, including attorney fees, incurred by the director or officer in defending any proceeding, provided that, to the extent required by law, such advancement shall be made only upon the receipt of an undertaking that the indemnified person will repay amounts advanced if it is determined that such person was not entitled to indemnification.

Indemnification and Expense Advancement

The DocGo Charter and DocGo Bylaws provide that DocGo shall indemnify, to the fullest extent permitted by the DGCL, any person from all liabilities and expenses incurred by him or her by reason of the fact that he or she is or was a director or officer of DocGo, or is or was serving at the request of DocGo as a director or officer of another entity.

DocGo shall, in advance, pay the expenses, including attorney fees, incurred by the director or officer in defending any proceeding, provided that, to the extent required by law, such advancement shall be made only upon the receipt of an undertaking that the indemnified person will repay amounts advanced if it is determined that such person was not entitled to indemnification.

Indemnification and Expense Advancement

The New DocGo Charter and New DocGo Bylaws provide that New DocGo shall indemnify, to the fullest extent permitted by the DGCL, any person from all liabilities and expenses incurred by him or her by reason of the fact that he or she is or was a director or officer of New DocGo, or is or was serving at the request of New DocGo as a director or officer of another entity.

New DocGo shall, in advance, pay the expenses, including attorney fees, incurred by the director or officer in defending any proceeding, provided that, to the extent required by law, such advancement shall be made only upon the receipt of an undertaking that the indemnified person will repay amounts advanced if it is determined that such person was not entitled to indemnification.

DESCRIPTION OF NEW DOCGO CAPITAL STOCK

As a result of the Merger, DocGo stockholders who receive shares of New DocGo Common Stock in the Merger will become stockholders of New DocGo. Your rights as New DocGo stockholders will be governed by Delaware law and New DocGo’s Proposed Charter and amended and restated bylaws. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the applicable provisions of Delaware law and New DocGo’s Proposed Charter and form of amended and restated bylaws carefully and in their entirety because they describe your rights as a holder of shares of New DocGo Common Stock.

Authorized Capital Stock

The Proposed Charter authorizes the issuance of 550,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of New DocGo Common Stock, and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

The Proposed Charter provides that New DocGo will have one class of common stock, New DocGo Common Stock, which will have identical par value and participation rights to current Class A Common Stock.

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors of New DocGo will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The New DocGo board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the New DocGo Common Stock and could have anti-takeover effects. The ability of board of directors of New DocGo to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Existing DocGo Convertible Securities

Substitute Warrants

Each Existing DocGo Warrant will by virtue of the occurrence of the Effective Time and without any action on the part of DocGo, Motion or the holders thereof, be assumed and converted into a New DocGo Substitute Warrant with the same terms and conditions set forth in the applicable documents evidencing the terms of the Existing DocGo Warrants immediately prior to the Effective Time, including any repurchase rights or vesting provisions, except that each New DocGo Substitute Warrant will be exercisable for a number of whole shares of New DocGo Common Stock equal to the product of the number of shares of Existing DocGo Common Stock that were issuable upon exercise of such Existing DocGo Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of New DocGo Common Stock. The per share exercise price for the shares of New DocGo Common Stock issuable upon exercise of such New DocGo Substitute Warrant will be equal to the quotient determined by dividing the exercise price per share of Existing DocGo Common Stock at which such Existing DocGo Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

A portion of the 83,600,000 Closing Shares will be reserved for issuance by New DocGo upon the exercise of the New DocGo Substitute Warrants. New DocGo does not intend to register the New DocGo Substitute Warrants.

Substitute Options

Pursuant to the terms of the Merger Agreement, each Existing DocGo Option will by virtue of the occurrence of the Effective Time and without any action on the part of DocGo, Motion or the holders thereof, be assumed and converted into a New DocGo Substitute Option with respect to a number of shares of New DocGo Common Stock equal to the number of whole shares of Existing DocGo Common Stock subject to such Existing DocGo Option that were issuable immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest number of whole shares of New DocGo Common Stock. The per share exercise price for the shares of New DocGo Common Stock issuable upon exercise of such New DocGo Substitute Option will be equal to the quotient determined by dividing the exercise price per share of Existing DocGo Common Stock at which such Existing DocGo Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

A portion of the 83,600,000 Closing Shares will be reserved for issuance by New DocGo upon the exercise of the New DocGo Substitute Options. New DocGo does not intend to register the New DocGo Substitute Options.

Motion Warrants

Outstanding Warrants of Motion will continue to be outstanding after the consummation of the Transactions and will be exercisable for one share of New DocGo Common Stock pursuant to the terms provided for therein. The Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the Warrants. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

Public Warrants

Each whole Warrant entitles the registered holder to purchase one share of our New DocGo Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of October 19, 2021 and 30 days after the completion of the Merger, except as described below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New DocGo Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after the completion of the Merger, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New DocGo Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of New DocGo Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of New DocGo Common Stock upon exercise of a warrant unless the New DocGo Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

At the time of its initial public offering, Motion agreed that as soon as practicable, but in no event later than 15 business days after the closing of Motion’s initial business combination, we will use our reasonable best efforts to file, and within 60 business days following the initial business combination to have declared effective, a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants. Accordingly, New DocGo will use its reasonable best efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New DocGo Common Stock until the warrants expire or are redeemed. Notwithstanding the above, if the New DocGo Common Stock is not listed on a national securities exchange at the time of any exercise of a warrant, such that the New DocGo Common Stock does not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act at that time, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of New DocGo Common Stock equals or exceeds $18.00.    Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the last reported sale price of the New DocGo Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

We have established the $18.00 per share (subject to adjustment) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the New DocGo Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New DocGo Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New DocGo Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New DocGo Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” for this purpose shall mean the average last reported sale price of the New DocGo Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New DocGo Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the initial purchasers and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Redemption of warrants when the price per share of New DocGo Common Stock equals or exceeds $10.00.    Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of New DocGo Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below;

•        if, and only if, the last reported sale price of New DocGo Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

•        if, and only if, the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of the shares of New DocGo Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of New DocGo Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our New DocGo Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of New DocGo Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.233	0.255	0.275	0.293	0.309	0.324	0.338	0.350	0.361
54 months	0.229	0.251	0.272	0.291	0.307	0.323	0.337	0.350	0.361
51 months	0.225	0.248	0.269	0.288	0.305	0.321	0.336	0.349	0.361
48 months	0.220	0.243	0.265	0.285	0.303	0.320	0.335	0.349	0.361
45 months	0.214	0.239	0.261	0.282	0.301	0.318	0.334	0.348	0.361
42 months	0.208	0.234	0.257	0.278	0.298	0.316	0.333	0.348	0.361
39 months	0.202	0.228	0.252	0.275	0.295	0.314	0.331	0.347	0.361
36 months	0.195	0.222	0.247	0.271	0.292	0.312	0.330	0.346	0.361
33 months	0.187	0.215	0.241	0.266	0.288	0.309	0.328	0.345	0.361
30 months	0.179	0.208	0.235	0.261	0.284	0.306	0.326	0.345	0.361
27 months	0.170	0.199	0.228	0.255	0.280	0.303	0.324	0.343	0.361
24 months	0.159	0.190	0.220	0.248	0.274	0.299	0.322	0.342	0.361
21 months	0.148	0.179	0.210	0.240	0.268	0.295	0.319	0.341	0.361
18 months	0.135	0.167	0.200	0.231	0.261	0.289	0.315	0.339	0.361
15 months	0.120	0.153	0.187	0.220	0.253	0.283	0.311	0.337	0.361
12 months	0.103	0.137	0.172	0.207	0.242	0.275	0.306	0.335	0.361
9 months	0.083	0.117	0.153	0.191	0.229	0.266	0.300	0.332	0.361
6 months	0.059	0.092	0.130	0.171	0.213	0.254	0.292	0.328	0.361
3 months	0.030	0.060	0.100	0.145	0.193	0.240	0.284	0.324	0.361
0 months	0.000	0.000	0.042	0.115	0.179	0.233	0.281	0.324	0.361

For example, if the average last reported sale price of New DocGo Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.255 shares of New DocGo Common Stock for each whole warrant. However, the exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New DocGo Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of New DocGo Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.284 shares of New DocGo Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of New DocGo Common Stock per warrant. Once the average last reported sale price of New DocGo Common Stock exceeds $18.00, we will have the option to redeem the warrants using this method or as described above under the heading “Redemption of warrants when the price per share of New DocGo Common Stock equals or exceeds $18.00.”

This redemption feature differs from the typical warrant redemption features used in other blank check companies, which typically only provide for a redemption of warrants only when the trading price for the common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the New DocGo Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of New DocGo Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing the applicable redemption price for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants.

As stated above, we can redeem the warrants when the New DocGo Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New DocGo Common Stock than they would have received if they had exercised their warrants for shares of New DocGo Common Stock if and when the New DocGo Common Stock trades at a price higher than the exercise price of $11.50.

No fractional shares of New DocGo Common Stock will be issued upon exercise of the warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round up to the nearest whole number of the number of shares of New DocGo Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New DocGo Common Stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security.

Exercise Limitations.    A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of New DocGo Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments.    If the number of outstanding shares of New DocGo Common Stock is increased by a stock dividend payable in shares of New DocGo Common Stock, or by a split-up of shares of New DocGo Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New DocGo Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New DocGo Common Stock. A rights offering to holders of New DocGo Common Stock entitling holders to purchase shares of New DocGo Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New DocGo Common Stock equal to the product of (i) the number of shares of New DocGo Common Stock sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New DocGo Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of New DocGo Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New DocGo Common Stock, in determining the price payable for New DocGo Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New DocGo Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New DocGo Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New DocGo Common Stock on account of such shares of New DocGo Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above and (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New DocGo Common Stock in respect of such event.

If the number of outstanding shares of New DocGo Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New DocGo Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New DocGo Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New DocGo Common Stock.

Whenever the number of shares of New DocGo Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New DocGo Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New DocGo Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New DocGo Common Stock (other than those described above or that solely affects the par value of such shares of New DocGo Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New DocGo Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our New DocGo Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New DocGo Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

In addition, if (x) we issue additional shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and the Market Value is below $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), then the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per-share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. This may make it more difficult for us to consummate an initial business combination with a target business.

The warrant holders do not have the rights or privileges of holders of New DocGo Common Stock or any voting rights until they exercise their warrants and receive shares of New DocGo Common Stock. After the issuance of shares of New DocGo Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of New DocGo Common Stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the warrants that may be issued upon conversion of working capital loans and the New DocGo Common Stock issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the completion of the Merger (except to certain permitted transferees, each of which will be subject to the same transfer restrictions) and they will not be redeemable by us so long as they are held by the initial purchasers or their permitted transferees (except as described under “Description of Securities — Redeemable Warrants — Public Stockholders’ Warrants — Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”). The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis and the initial purchasers and their permitted transferees will also have certain registration rights related to the private placement warrants (including the shares of New DocGo Common Stock issuable upon exercise of the private placement warrants), as described below. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Each of the warrants that may be issued upon conversion of working capital loans shall be identical to the private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis other than in connection with the above $10.00 redemption, they would pay the exercise price by surrendering their warrants for that number of shares of New DocGo Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New DocGo Common Stock underlying the warrants, multiplied by the excess of the “private warrant fair market value” (defined below) over the exercise price of the warrants by (y) the private warrant fair market value. The “private warrant fair market value” shall mean the average last reported sale price of the New DocGo Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of New DocGo Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Units

Each Unit outstanding prior to the Merger consists of one share of Class A Common Stock and one-third of one Public Warrant, each as detailed above. Upon consummation of the Business Combination, Units will automatically split into their respective Class A Common Stock and Public Warrant.

Dividends

Under the Proposed Charter, holders of New DocGo Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our Board out of legally available assets or funds. There are no current plans to pay cash dividends on New DocGo Common Stock for the foreseeable future

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Proposed Charter, the holders of New DocGo Common Stock will possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of New DocGo Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of New DocGo Common Stock under the Proposed Charter.

Preemptive or Other Rights

The Proposed Charter does not provide for any preemptive or other similar rights.

Election of Directors

Motion’s Board currently consists of five (5) directors.

Following the completion of the Business Combination, the size of the Board will be increased to seven (7) directors, as discussed in greater detail in “Proposal No. 3 — The Director Election Proposal” and “Management After the Business Combination.” The Proposed Charter provides that the board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of New DocGo’s board of directors.

Under the Proposed Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee.

Annual Stockholder Meetings

The Proposed Charter will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by New DocGo’s board of directors. To the extent permitted under applicable law, New DocGo may conduct meetings by means of remote communication.

Stockholders’ Derivative Actions

Under the DGCL, any of New DocGo’s stockholders may bring an action in New DocGo’s name to procure a judgment in New DocGo’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New DocGo’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Conflicts of Interest; Corporate Opportunity

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Proposed Charter provides that, to the maximum extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to New DocGo or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Proposed Charter or in the future, and further provides that New DocGo will renounce any expectancy that any of the directors or officers of New DocGo will offer any such corporate opportunity of which he or she may become aware to New DocGo, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of New DocGo.

Limitations on Liability and Indemnification of Officers and Directors

Limitation of Liability; Indemnification

The Existing Charter and Existing Bylaws provide that that a director of Motion shall not be personally liable to Motion or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Motion or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Existing Charter and Existing Bylaws further provide that Motion shall indemnify all persons whom it may indemnify to the full extent permitted by Section 145 of the DGCL, as amended from time to time. Pursuant to the Existing Charter and Existing Bylaws, Motion has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter and Existing Bylaws.

The Proposed Charter will provide that to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of New DocGo shall be personally liable to New DocGo or its stockholders for monetary damages for breach of fiduciary duty as a director. The Proposed Bylaws will also provide that no director or officer of New DocGo shall be personally liable to New DocGo or to any stockholder of New DocGo for monetary damages for breach of fiduciary duty as a director or officer, but will not limit liability (i) for any breach of the director’s or the officer’s duty of loyalty to New DocGo or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit. It is the intention of DocGo and Motion that New DocGo will enter into indemnification agreements with the proposed directors and officers of New DocGo substantially concurrent with the consummation of the proposed Business Combination.

Insurance Coverage

The Existing Bylaws further provide that Motion shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Motion, or is or was serving at the request of Motion as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Motion would have the power to indemnify him against such liability under the provisions of the Existing Bylaws. Motion has purchased a policy of directors’ and officers’ liability insurance that insures Motion officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Motion against its obligations to indemnify its officers and directors.

The Proposed Charter will require New DocGo to maintain directors’ and officers’ liability insurance coverage of at least $5,000,000 per occurrence, to the fullest extent permitted by law covering, among other things, violations of federal or state securities laws. New DocGo will also be required to pay all premiums due thereon and will not make any material alteration to the terms thereof, or the coverage provided by, such insurance policy without the prior written consent of the board of directors. In connection with the consummation of the Business Combination, each of Motion and New DocGo will purchase a tail policy with respect to liability coverage for the benefit of their current officers and directors for a period of no less than six years following the Closing.

These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

New DocGo’s Proposed Charter and Proposed Bylaws will contain, and the DGCL contains, provisions as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of New DocGo’s board of directors. These provisions are intended to avoid costly takeover battles, reduce New DocGo’s vulnerability to a hostile change of control and enhance the ability of New DocGo’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire New DocGo. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of New DocGo by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of New DocGo Common Stock held by stockholders.

Forum Selection Clause

The Proposed Charter will provide that unless New DocGo consents in in writing to the selection of an alternative forum, (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States of America; however, this provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. For purposes of this provision, “internal corporate claims” means claims, including claims in the right of New DocGo that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery.

Advance Notice of Director Nominations and New Business

The Existing Bylaws state that in order for a stockholder of Motion to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of Motion not less than sixty (60) days nor more than ninety (90) days prior to the meeting (provided that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice must be delivered no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs). Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

The Proposed Bylaws state that in order for a stockholder of New DocGo to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of New DocGo not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided however that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held the preceding year, notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of such meeting is first made by New DocGo. Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

Listing of Securities

We intend to apply to continue the listing of New DocGo Common Stock and Warrants on Nasdaq under the symbols “DCGO” and “DCGOW,” respectively, upon the closing of the Business Combination.

SECURITIES ELIGIBLE FOR FUTURE SALE

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

•        As a result, (i) Sponsor and any other holder of Class B Common Stock or Private Placement Warrants, as applicable and (ii) PIPE Investors will be able to sell their private placement securities, in each case pursuant to Rule 144 without registration one year after Motion has completed its initial business combination, assuming Motion otherwise complies with the conditions set forth above.

Motion anticipates that following the consummation of the Business Combination, it will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PUBLIC TRADING MARKETS

Class A Common Stock is listed on Nasdaq under the symbol “MOTN”. Motion’s Warrants are listed on Nasdaq under the symbol “MOTNW”. Motion’s Units are listed on Nasdaq under the symbol “MOTNU”. Motion intends to apply for listing of the New DocGo Common Stock and Warrants on Nasdaq under the symbols “DCGO” and “DCGOW,” respectively, upon the closing of the Transactions. It is a condition of the consummation of the Transactions that the New DocGo Common Stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Merger will not be consummated unless the listing condition set forth in the Merger Agreement is waived by the parties to the Merger Agreement.

EXPERTS

The financial statements of Motion Acquisition Corp. as of December 31, 2020, and for the period from August 11, 2020 (inception) through December 31, 2020, included in this proxy statement/consent solicitation statement/prospectus, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Ambulnz, Inc. at December 31, 2020 and 2019 and for the years then ended, included in the proxy statement/consent solicitation statement/prospectus of Motion Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Urish Popeck & Co., LLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statements included in the proxy statement/consent solicitation statement/prospectus of Motion Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, under the caption “DocGo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgments and Estimates — Stock-Based Compensation” relating to the role of the independent valuation firm, have been reviewed by Cronkite & Kissell LLC, an independent valuation firm, and are included herein given the authority of such firm as experts in valuations.

LEGAL MATTERS

The legality of shares of New DocGo Common Stock offered by this proxy statement/consent solicitation statement/prospectus will be passed upon for Motion by Graubard Miller.

OTHER MATTERS

As of the date of this proxy statement/consent solicitation statement/prospectus, the Motion board of directors does not know of any matters that will be presented for consideration at the Motion Annual Meeting other than as described in this proxy statement/consent solicitation statement/prospectus. If any other matters properly come before the Motion Annual Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

APPRAISAL RIGHTS

Holders of Existing DocGo Common Stock and Existing DocGo Preferred Stock are not entitled to appraisal rights in connection with the Merger under Delaware law.

Holders of Motion Common Stock are not entitled to appraisal rights in connection with the Merger under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Motion and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/consent solicitation statement/prospectus. Upon written or oral request, Motion will deliver a separate copy of this proxy statement/consent solicitation statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Motion deliver single copies of such documents in the future. Stockholders may notify Motion of their requests by calling or writing Motion at its principal executive offices, c/o Graubard Miller, 405 Lexington Avenue, 11th Floor, New York, NY 10175, telephone (212) 818-8800. Following the Business Combination, such requests should be made by calling or writing New DocGo at its principal executive offices, 35 West 35th Street, Floor 5, New York, NY 10001, Attention: Secretary.

WHERE YOU CAN FIND MORE INFORMATION

Motion has filed this proxy statement/consent solicitation statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/consent solicitation statement/prospectus. The descriptions in this proxy statement/consent solicitation statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by Motion with the SEC at the SEC’s website: http://www.sec.gov.

Information and statements contained in this proxy statement/consent solicitation statement/prospectus or any annex to this proxy statement/consent solicitation statement/prospectus are qualified in all respects by reference to the copy of the relevant document or other annex filed as an exhibit to this proxy statement/consent solicitation statement/prospectus.

All information contained in this document relating to Motion has been supplied by Motion, and all such information relating to DocGo has been supplied by DocGo. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact Morrow Sodali LLC, Motion’s proxy solicitor, via phone or in writing, as follows:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: MOTN.info@investor.morrowsodali.com

INDEX TO FINANCIAL STATEMENTS

Motion Acquisition Corp. — Unaudited Condensed Consolidated Financial Statements
For the three and six months ended June 30, 2021

Motion Acquisition Corp. — Audited Financial Statements
For the period ended December 31, 2020

Ambulnz, Inc. — Condensed Consolidated Financial Statements
For the periods ended June 30, 2021 and 2020

Ambulnz, Inc. — Audited Financial Statements
For the years ended December 31, 2020 and 2019

MOTION ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$234,160	$878,653
Prepaid expenses and other current assets	222,896	168,877
Total Current Assets	457,056	1,047,530

Investments held in Trust Account	115,007,460	115,020,078
Total Assets	$115,464,516	$116,067,608

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$25,052	$11,658
Franchise tax payable	68,743	78,192
Other accrued liabilities	70,000	70,000
Total Current Liabilities	163,795	159,850

Deferred underwriting commissions in connection with initial public offering	4,025,000	4,025,000
Warrant liabilities	9,486,332	9,040,670
Total Liabilities	13,675,127	13,225,520

Commitments and Contingencies (Note 5)
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 9,678,938 and 9,784,208 shares subject to possible redemption at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	96,789,380	97,842,080

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 1,821,062 and 1,715,792 shares issued and outstanding (excluding 9,678,938 and 9,784,208 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	182	172
Class B common stock, $0.0001 par value; 12,500,000 shares authorized; 2,875,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	288	288
Additional paid-in capital	10,275,771	9,223,081
Accumulated deficit	(5,276,232)	(4,223,533)
Total Stockholders’ Equity	5,000,009	5,000,008
Total Liabilities and Stockholders’ Equity	$115,464,516	$116,067,608

The accompanying notes are an integral part of these condensed consolidated financial statements.

MOTION ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
General and administrative expenses	$245,345	$628,161
Loss from operations	(245,345)	(628,161)

Other income (expense):
Interest earned on investments held in Trust Account	4,110	21,124
Change in fair value of warrant liabilities	(2,801,332)	(445,662)
Total other income (expense)	(2,797,222)	(424,538)

Net loss	$(3,042,567)	$(1,052,699)

Weighted average number of Class A common shares outstanding, basic and diluted	11,500,000	11,500,000

Basic and diluted net income (loss) per Class A common share	$0.00	$0.00

Weighted average number of Class B common shares outstanding, basic and diluted	2,875,000	2,875,000

Basic and diluted net loss per Class B common share	$(1.06)	$(0.37)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOTION ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY

For the Three and Six Months Ended June 30, 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	1,715,792	$172	2,875,000	$288	$9,223,081	$(4,223,533)	$5,000,008
Class A common shares subject to possible redemption	(198,987)	(20)			(1,989,850)		(1,989,870)
Net income	—					1,989,868	1,989,868
Balance – March 31, 2021	1,516,805	152	2,875,000	288	7,233,231	(2,233,665)	5,000,006
Class A common shares subject to possible redemption	304,257	30			3,042,540		3,042,570
Net loss						(3,042,567)	(3,042,567)
Balance – June 30, 2021	1,821,062	$182	2,875,000	$288	$10,275,771	$(5,276,232)	$5,000,009

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOTION ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

For the Six Months Ended June 30, 2021

Cash flows from operating activities:
Net loss	$(1,052,699)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(21,124)
Change in fair value of warrant liabilities	445,662

Changes in operating assets and liabilities:
Prepaid expenses	(53,719)
Other current assets	(300)
Accounts payable	13,394
Franchise taxes payable	(9,449)
Net cash used in operating activities	(678,235)

Cash flows from investing activities:
Interest released from Trust Account	33,742
Net cash provided by investing activities	33,742

Net decrease in cash	(644,193)

Cash – beginning of the period	878,653
Cash – end of the period	$234,160

Supplemental disclosure of noncash activities:
Change in value of Class A common shares subject to possible redemption	$(1,052,700)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOTION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Organization and General

Motion Acquisition Corp. (the “Company”) was incorporated as a Delaware corporation on August 11, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company is not limited to a particular industry or geographic region for purposes of consummating a business combination. The Company has neither engaged in any operations nor generated revenue to date.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its initial public offering of units (the “Initial Public Offering”), although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward completing a business combination. Furthermore, there is no assurance that the Company will be able to successfully complete a business combination.

Sponsor and Financing

The Company’s sponsor is Motion Acquisition LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 14, 2020. On October 19, 2020, the Company consummated its Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units, the “Public Shares” and with respect to the warrants included in the Units, the “Public Warrants”) at $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring offering costs of approximately $6.7 million, inclusive of $4.0 million in deferred underwriting commissions (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 2,533,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $3.8 million (Note 4).

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $115.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee. The proceeds held in the Trust Account are invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

Pursuant to stock exchange listing rules, the Company must complete an initial business combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. However, the Company will only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest earned on the funds that may be released to the Company to pay taxes, none of the funds held in the Trust Account will be released until the earliest of: (i) the completion of the business combination; (ii) the redemption of any of Public Shares to its holders (the “Public Stockholders”) properly tendered in connection with a stockholder

MOTION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

vote to amend certain provisions of the Company’s amended and restated certificate of incorporation prior to an initial business combination and (iii) the redemption of 100% of the Public Shares if the Company does not complete a business combination within 24 months from the closing of the Initial Public Offering (such 24 month period, the “Combination Period”).

Proposed Business Combination

On March 8, 2021, the Company entered into a merger agreement (the “Merger Agreement”) with Ambulnz, Inc. dba DocGo (“DocGo”) pursuant to which DocGo would merge with a newly incorporated subsidiary (“Merger Sub”) of the Company (the “Merger”), with DocGo being the surviving entity of the Merger and becoming a wholly-owned subsidiary of the Company. The Merger is expected to be consummated following the receipt of required approval by the stockholders of the Company and DocGo, required regulatory approvals, and the fulfillment of other conditions.

Upon consummation of the Merger, DocGo stockholders will receive 83,600,000 shares of the Company’s Class A common stock as consideration and up to 5,000,000 additional shares of the Company’s Class A common stock as earn-out consideration issuable in the future upon attainment of certain specified stock price conditions. In addition, substantially concurrently with, and contingent upon, the consummation of the Merger, 12,500,000 shares of the Company’s Class A common stock will be purchased at a price of $10.00 per share by certain third-party investors (collectively, the “PIPE Investors”), for a total aggregate purchase price of $125,000,000 (the “PIPE Investment”). After giving effect to placement agents’ fees in the aggregate amount of $4,375,000, the net proceeds of the PIPE Investment of $120,625,000, together with the amounts remaining in the Company’s trust account, will be retained by DocGo upon the consummation of the Merger.

Liquidity and Capital Resources

The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of June 30, 2021, the Company had approximately $234,000 of cash in its operating account and approximately $293,000 of working capital.

Until the time of the Company’s Initial Public Offering on October 19, 2020, the Company’s liquidity needs were satisfied through a payment of $25,000 from the Company’s Chief Executive Officer to fund certain offering costs in exchange for the issuance of the Founder Shares (as defined below) to the Sponsor, and advances to the Company from the Sponsor of approximately $71,000 under a related party note payable (the “Note Payable”) (see Note 4) to pay for other offering costs in connection with the Initial Public Offering. Subsequent to October 19, 2020 through June 30, 2021, the liquidity needs have been satisfied from the net proceeds of the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note Payable on October 19, 2020. In addition, in order to finance transaction costs in connection with a business combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). To date, no Working Capital Loans have been made.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, we will be using these funds to pay existing accounts payable and to consummate our initial business combination.

MOTION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three and six month periods ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10K/A filed with the SEC on May 28, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the derivative warrant liabilities. Such estimates may be subject to change as more current information becomes available. Accordingly, the actual results could differ significantly from those estimates.

MOTION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Merger Sub, as of June 30, 2021. Merger Sub had no assets or liabilities as of June 30, 2021. All significant inter-company transactions and balances have been eliminated in consolidation.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in Trust Account in the accompanying unaudited condensed consolidated statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

The Company accounts for its 6,366,666 warrants issued in connection with its Initial Public Offering (3,833,333 Public Warrants) and Private Placement (2,533,333 Private Placement Warrants) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statement of operations.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

MOTION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Significant Accounting Policies (cont.)

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2021 and December 31, 2020, the carrying values of cash, accounts payable, accrued expenses and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

The fair value of Public Warrants and Private Placement Warrants at December 31, 2020 was determined using a Monte Carlo simulation, and at June 30, 2021 was determined by reference to the quoted price of the Public Warrants on the Nasdaq Stock Market.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred and presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, 9,678,938 and 9,784,208 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated condensed balance sheets.

MOTION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Significant Accounting Policies (cont.)

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share of common stock is computed by dividing net income (loss) applicable to each class of stockholders by the weighted average number of shares of common stock outstanding during the periods. The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering and Private Placement since the exercise of the warrants and the conversion of the rights into shares of common stock is contingent upon the occurrence of future events.

In accordance with FASB ASC 260, “Earnings Per Share” (“ASC 260”), shares of Class A common stock are treated as participating securities because such shares are entitled to a pro rata share of trust earnings net of income tax and franchise tax expense, but do not otherwise share in the Company’s net income or loss. Consequently, net income (loss) per share is calculated using the two-class method prescribed by ASC 260. Pursuant to this method, net income per share for Class A common stock is calculated by dividing the investment income earned on assets held in the Trust Account net of income and franchise taxes expense, by the weighted average number of Class A shares outstanding since original issuance, and net income (loss) per share for Class B common stock is calculated by dividing the net income (loss), adjusted for investment income allocated to the Class A shares net of taxes, by the weighted average number of Class B shares outstanding during the period. For all periods presented, franchise tax expense exceeded trust investment income, so no net income was allocable to the Class A common shares.

The following table reflects the calculation of basic and diluted net income (loss) per share:
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Class A common stock
Numerator: Income attributable to Class A common stock
Investment income earned on marketable securities held in Trust Account	$4,110	$21,124
Less applicable Delaware franchise tax expense	(4,110)	(21,124)
Investment income attributable to Class A common stock	$0	$0
Denominator: Weighted average Class A common shares outstanding
Divided by basic and diluted weighted average shares outstanding, Class A common stock	11,500,000	11,500,000
Basic and diluted net income per share, Class A common Stock	$0.00	$0.00
Class B common stock
Numerator: Net loss excluding investment income attributable to Class A shares
Net loss	$(3,042,567)	$(1,052,699)
Investment income attributable to Class A common stock	0	0
Net loss applicable to Class B common stock	$(3,042,567)	$(1,052,699)

Denominator: Weighted average Class B common shares outstanding
Divided by basic and diluted weighted average shares outstanding, Class B common stock	2,875,000	2,875,000

Basic and diluted net loss per share, Class B common stock	$(1.06)	$(0.37)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be

MOTION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Basis of Presentation and Significant Accounting Policies (cont.)

recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. Because the future realization of tax benefits is not considered to be more likely than not, the Company provided a full valuation allowance for the deferred tax assets at June 30, 2021 and December 31, 2020.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2021 or December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. This ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

On October 19, 2020, the Company consummated its Initial Public Offering of 11,500,000 Units at $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring offering costs of approximately $6.7 million, inclusive of $4.0 million in deferred underwriting commissions. Upon the closing of the Initial Public Offering and the Private Placement, $115.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants in the Private Placement were placed in the Trust Account.

Each Unit consists of one of the Company’s shares of Class A common stock, $0.0001 par value, and one-third of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment under certain circumstances.

Note 4 — Related Party Transactions

Founder Shares

On August 12, 2020, the Company’s Chief Executive Officer paid for certain offering costs for an aggregate price of $25,000 in exchange for issuance of 3,737,500 shares of Class B common stock, par value $0.0001 per share (the “Founder Shares”), issued to the Sponsor. On October 14, 2020, the Sponsor effected a surrender of 431,250

MOTION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Founder Shares to the Company for no consideration, resulting in a decrease in the total number of shares of Class B common stock outstanding from 3,737,500 to 3,306,250. All shares and associated amounts were retroactively restated to reflect the share surrender. On November 16, 2020, the underwriter advised the Company that it would not exercise its over-allotment option to purchase additional shares, and consequently 431,250 Founder Shares were forfeited, resulting in a decrease in the total number of shares of Class B common stock outstanding from 3,306,250 to 2,875,000 such that the Founder Shares represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination and (B) subsequent to the initial business combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 2,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $3.8 million in the Private Placement. Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants was added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a business combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable for cash (subject to certain exceptions) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Private Placement Warrants (and the Class A common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial business combination (subject to certain exceptions).

Related Party Loans

On August 18, 2020, the Sponsor agreed to loan the Company up to $150,000 pursuant to an unsecured Note Payable to cover expenses related to the Initial Public Offering, pursuant to which the Company borrowed approximately $71,000. This loan was payable without interest upon the completion of the Initial Public Offering. The Company fully repaid the Note Payable on October 19, 2020, and this credit facility is no longer in effect. There were no related party loans outstanding at June 30, 2021 or December 31, 2020.

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the initial stockholders, officers and directors and their affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Except as may be precluded by the terms of a business combination definitive agreement, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans to date. No Working Capital Loans were outstanding at June 30, 2021 or December 31, 2020.

MOTION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the healthcare industry, which its target company operates in, and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The Sponsor is entitled to registration rights with respect to the Founder Shares, Private Placement Warrants and any additional warrants that may be issued upon conversion of working capital loans pursuant to a registration rights agreement. The Sponsor will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, Sponsor will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

Pursuant to the underwriting agreement for the Initial Public Offering, $0.35 per unit, or $4.0 million in the aggregate, will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.

Other Commitments and Obligations

As of June 30, 2021, the Company did not have any lease obligations or purchase commitments, and it had no long-term liabilities other than the warrant liabilities of $9.5 million and the deferred underwriting commission of $4.0 million that is payable from the Trust Account upon consummating the initial business combination. In addition, upon consummation of the Merger described herein, the Company would be obligated to pay an M&A advisory fee to Barclays Capital Markets Inc. from the Trust Account in the amount of approximately $14.2 million.

Note 6 — Warrant Liabilities

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a business combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial business combination, the Company will use its reasonable best efforts to file, and within 60 business days following the initial business combination to have declared effective, a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed; provided that, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9)

MOTION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Warrant Liabilities (cont.)

of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustment, and will expire five years after the completion of a business combination or earlier upon redemption or liquidation.

In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s initial stockholders, officers, directors or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per-share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that (1) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions, (2) the Private Placement Warrants are non-redeemable (subject to certain exceptions) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees and (3) the Sponsor and its permitted transferees have certain registration rights related to the Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants). If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except for the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

MOTION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Warrant Liabilities (cont.)

Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Company’s Class A common stock;

•        if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•        if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial business combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of the Class A common stock for this purpose shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a business combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 50,000,000 shares of Class A common stock with a par shares value of $0.0001 per share. June 30, 2021 and December 31, 2020, there were 11,500,000 shares of Class A common stock issued or outstanding. Of the outstanding shares of Class A common stock, 9,678,938 and 9,784,208 were subject to possible redemption at June 30, 2021 and December 31, 2020, respectively, and therefore classified outside of permanent equity.

Class B Common Stock — The Company is authorized to issue 12,500,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, 2,875,000 shares of Class B common stock were issued and outstanding.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial business combination, or earlier at the option of the holder, on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein). In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial business combination (including pursuant to a specified future issuance), the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless

MOTION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity (cont.)

the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including pursuant to a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with our initial business combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial business combination). The Sponsor waived such anti-dilution adjustments in connection with the proposed business combination with DocGo.

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 8 — Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020 by level within the fair value hierarchy:
	Fair Value Measured as of June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – money market fund holding solely U.S. Treasury Securities	$115,007,460	$—	$—	$115,007,460
Liabilities:
Public Warrant liabilities	$5,711,666	$—	$—	$5,711,666
Private Placement Warrant liabilities	—	3,774,666	—	3,774,666
Total Warrant liabilities	$5,711,666	$3,774,666	$—	$9,486,332
	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities	$115,024,797	$—	$—	$115,024,797
Liabilities:
Public Warrant liabilities	$—	$—	$5,443,335	$5,443,335
Private Placement Warrant liabilities	—	—	3,597,335	3,597,335
Total Warrant liabilities	$—	$—	$9,040,670	$9,040,670

The Company utilized a Monte Carlo simulation to estimate the fair value of the Public Warrants and Private Placement Warrants at December 31, 2020, and used the quoted price of the Public Warrants on the Nasdaq Stock Market at June 30, 2021 to estimate the fair value of both the Public Warrants and Private Placement Warrants at that date.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. Effective March 31, 2021, the fair value of the Public Warrant liabilities was reclassified from Level 3 to Level 1, and the fair value of the Private Placement Warrants was reclassified from Level 3 to Level 2.

Level 1 assets include investments in money market funds that invest solely in U.S. Treasury securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

MOTION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

The following table presents the changes in the fair value of warrant liabilities measured using Level 3 inputs during the six months ended June 30, 2021:
	Public Warrants	Private Placement Warrants	Total Warrant Liabilities
Fair value as of December 31, 2020	$5,443,335	$3,597,335	$9,040,670

Transfers to Levels 1 and 2	(5,443,335)	(3,597,335)	(9,040,670)

Fair value as of June 30, 2021	$0	$0	$0

Note 9 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date the unaudited condensed consolidated financial statements were issued required potential adjustment to or disclosure in the unaudited condensed consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Motion Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Motion Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 11, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period August 11, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 28, 2021

MOTION ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020 (As Restated)

Assets:
Current Assets:
Cash	$878,653
Prepaid expenses	168,527
Other current assets	350
Total Current Assets	1,047,530

Cash and marketable securities held in Trust Account	115,020,078
Total Assets	$116,067,608

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$11,658
Franchise taxes payable	78,192
Other accrued liabilities	70,000
Total Current Liabilities	159,850

Warrant liabilities	9,040,670
Deferred underwriting commissions in connection with the initial public offering	4,025,000
Total Liabilities	13,225,520

Commitments and Contingencies
Class A common stock, 9,784,208 shares subject to possible redemption at $10.00 per share	97,842,080

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 1,715,792 shares issued and outstanding (excluding 9,784,208 shares subject to possible redemption)	172
Class B common stock, $0.0001 par value; 12,500,000 shares authorized; 2,875,000 shares issued and outstanding(1)(2)	288
Additional paid-in capital	9,223,081
Accumulated deficit	(4,223,533)
Total Stockholders’ Equity	5,000,008
Total Liabilities and Stockholders’ Equity	$116,067,608

____________

(1)      On October 14, 2020, the Sponsor effected a surrender of 431,250 Class B common shares to the Company for no consideration, resulting in a decrease in the total number of Class B common shares then outstanding from 3,737,500 to 3,306,250 (see Note 5).

(2)      Effective November 16, 2020, the Sponsor forfeited 431,250 Class B common shares as a result of the underwriter waiving its over-allotment option (see Note 4).

The accompanying notes are an integral part of these financial statements.

MOTION ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 11, 2020 (INCEPTION) TO DECEMBER 31, 2020 (As Restated)

Operating and formation costs	$168,829
Loss from operations	(168,829)

Other income (expense):
Interest earned on marketable securities held in Trust Account	20,078
Change in fair value of warrant liabilities	(3,883,670)
Offering expense associated with warrants recorded as liabilities	(191,112)
Total other income (expense)	(4,054,704)

Net loss	$(4,223,533)

Weighted average number of Class A common shares outstanding, basic and diluted	11,500,000

Basic and diluted net income per Class A common share	$0.00

Weighted average number of Class B common shares outstanding, basic and diluted	2,875,000

Basic and diluted net loss per Class B common share	$(1.48)

____________

(1)      On October 14, 2020, the Sponsor effected a surrender of 431,250 Class B common shares to the Company for no consideration, resulting in a decrease in the total number of Class B common shares then outstanding from 3,737,500 to 3,306,250. All shares and associated amounts have been retroactively restated to reflect the share surrender (see Note 5).

(2)      Effective November 16, 2020, the Sponsor forfeited 431,250 Class B common shares as a result of the underwriter waiving its over-allotment option (see Note 4). These forfeited shares are excluded from weighted average Class B common shares outstanding.

The accompanying notes are an integral part of these financial statements.

MOTION ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM AUGUST 11, 2020 (INCEPTION) TO DECEMBER 31, 2020 (As Restated)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – August 11, 2020 (inception)		$—	—	$—	$—	$—	$—
Issuance of Class B common shares to Sponsor(1)			3,306,250	331	24,669	—	25,000
Sale of 11,500,000 Class A shares, net of underwriting discount, offering expenses, and fair value of public warrants	11,500,000	1,150			105,291,471		105,292,621
Excess cash received over fair value of private placement warrants					1,748,000		1,748,000
Forfeiture of Class B common stock(2)			(431,250)	(43)	43		—
Class A common shares subject to possible redemption	(9,784,208)	(978)			(97,841,102)		(97,842,080)
Net loss		—	—	—	—	(4,223,533)	(4,223,533)
Balance – December 31, 2020	1,715,792	$172	2,875,000	$288	$9,223,081	$(4,223,533)	$5,000,008

____________

(1)      On October 14, 2020, the Sponsor effected a surrender of 431,250 Class B common shares to the Company for no consideration, resulting in a decrease in the total number of Class B common shares then outstanding from 3,737,500 to 3,306,250 (see Note 5).

(2)      Effective November 16, 2020, the Sponsor forfeited 431,250 Class B common shares as a result of the underwriter waiving its over-allotment option (see Note 4).

The accompanying notes are an integral part of these financial statements.

MOTION ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 11, 2020 (INCEPTION) TO DECEMBER 31, 2020 (As Restated)

Cash Flows from Operating Activities:
Net loss	$(4,223,533)

Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(20,078)
Offering costs allocable to warrant liabilities	191,112
Change in fair value of warrant liabilities	3,883,670
Changes in operating assets and liabilities:
Prepaid expenses	(168,527)
Other current assets	(350)
Accounts payable	11,658
Franchise taxes payable	78,192
Net cash used in operating activities	(247,856)

Cash flow from investing activities:
Deposit of cash into Trust Account	(115,000,000)
Net cash used in investing activities	(115,000,000)

Cash flow from financing activities:
Proceeds from sale of Units, net of underwriting discounts paid	112,700,000
Proceeds from sale of Private Warrants	3,800,000
Proceeds from related party note payable	71,473
Repayment of related party note payable	(71,473)
Payment of offering costs	(373,491)
Net cash provided by financing activities	116,126,509

Net change in cash	878,653
Cash – beginning of the period	—
Cash – end of the period	$878,653

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by related party in exchange for issuance of Class B common stock	$25,000
Offering costs included in other accrued liabilities	$70,000
Deferred underwriting fees charged to additional paid-in capital	$4,025,000
Initial classification of Class A common shares subject to possible redemption	$101,947,620
Change in value of Class A common shares subject to possible redemption	$(4,105,540)

The accompanying notes are an integral part of these financial statements.

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Motion Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on August 11, 2020. The Company’s sponsor is Motion Acquisition LLC, a Delaware limited liability company (the “Sponsor”). The Company’s fiscal year end is December 31.

Business Purpose

The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company is not limited to a particular industry or geographic region for purposes of consummating a business combination. The Company has neither engaged in any operations nor generated revenue to date.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its initial public offering of units (the “Initial Public Offering”), although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward completing a business combination. Furthermore, there is no assurance that the Company will be able to successfully complete a business combination.

Proposed Business Combination

On March 8, 2021, the Company entered into a merger agreement with Ambulnz, Inc. The proposed business combination is subject to the approval of both companies’ stockholders, obtaining the required regulatory approvals, and the fulfillment of other conditions. See Note 11 for a further description of this proposed business combination.

Financing

The registration statement for the Company’s Initial Public Offering was declared effective on October 14, 2020. On October 19, 2020, the Company consummated its Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring offering costs of approximately $6.7 million, inclusive of $4.0 million in deferred underwriting commissions (Note 4).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 2,533,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $3.8 million (Note 5).

The Company granted the underwriter a 45-day option from the date of Initial Public Offering to purchase up to 1,725,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. In November 2020, the underwriter advised the Company that it had elected to not exercise the over-allotment option (Note 4).

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $115.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee. The proceeds held in the Trust Account will either be held as cash or invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Pursuant to stock exchange listing rules, the Company must complete an initial business combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. However, the Company will only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest earned on the funds that may be released to the Company to pay taxes, none of the funds held in the Trust Account will be released until the earliest of: (i) the completion of the business combination; (ii) the redemption of any of Public Shares to its holders (the “Public Stockholders”) properly tendered in connection with a stockholder vote to amend certain provisions of the Company’s amended and restated certificate of incorporation prior to an initial business combination and (iii) the redemption of 100% of the Public Shares if the Company does not complete a business combination within the Combination Period (as defined below).

The Company, having signed a definitive agreement for an initial business combination (Note 11), will either (i) seek stockholder approval of the business combination at a meeting called for such purpose in connection with which Public Stockholders may seek to redeem their Public shares, regardless of whether they vote for or against the business combination or do not vote at all, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, or (ii) provide the Public Stockholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes. As a result, such redeemable common stock was recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Except as required by applicable law, the decision as to whether the Company will seek stockholder approval of the business combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the business combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of the Company’s initial business combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related business combination, and instead may search for an alternate business combination.

The Company will have 24 months from the closing of the Initial Public Offering, or October 19, 2022, to complete its initial business combination (the “Combination Period”). If the Company does not complete a business combination within this period of time (and stockholders do not approve an amendment to the Company’s amended and restated certificate of incorporation to extend this date), it will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Public Shares, which redemption will completely extinguish Public Stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Company’s Sponsor and the Company’s officers and directors have entered into agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares (as defined below) in the event the Company does not complete a business combination within the required time period; provided, however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire Public Shares after the Initial Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a business combination within the Combination Period. In the event of such distribution, it is possible that the per share value in the Trust Account will be less than the Initial Public Offering price per Unit of $10.00.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding warrants as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant.

Upon review of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPACs)” promulgated by the SEC on April 12, 2021, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. An instrument would be considered indexed to an entity’s own stock if its settlement amount were equal to the difference between the fair value of a fixed number of the entity’s equity shares and a fixed monetary amount or an instrument that includes variables that would be inputs to the fair value of a fixed-for-fixed forward or option on equity shares. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares.

As a result of the above, the Company has reclassified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported cash balance, loss from operations or cash flows.

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

Following is a summary of the effects of the restatements on previously issued financial statements:
	As Previously Reported	Adjustments	As Restated
Balance sheet as of October 19, 2020 (audited)
Warrant liabilities	$—	$5,157,000	$5,157,000
Class A common stock subject to possible redemption	107,104,620	(5,157,000)	101,947,620
Class A common stock	79	52	131
Additional paid-in capital	5,004,204	191,060	5,195,264
Accumulated deficit	(4,608)	(191,112)	(195,720)

Balance sheet as of December 31, 2020 (audited)
Warrant liabilities	$—	$9,040,670	$9,040,670
Class A common stock subject to possible redemption	106,882,750	(9,040,670)	97,842,080
Class A common stock	81	91	172
Additional paid-in capital	5,148,390	4,074,691	9,223,081
Accumulated deficit	(148,751)	(4,074,782)	(4,223,533)

Statement of Operations for the period from August 11, 2020 (inception) to December 31, 2020 (audited)
Change in fair value of warrant liabilities	$—	$3,883,670	$3,883,670
Offering expense associated with warrant liabilities	—	191,112	191,112
Net loss	(148,751)	(4,074,782)	(4,223,533)
Basic and diluted net loss per share, Class B common stock	(0.06)	(1.42)	(1.48)

Statement of Cash Flows for the period from August 11, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(148,751)	$(4,074,782)	$(4,223,533)
Offering costs allocable to warrant liabilities	—	191,112	191,112
Change in fair value of warrant liabilities	—	3,883,670	3,883,670
Initial classification of Class A common shares subject to possible redemption	107,104,620	(5,157,000)	101,947,620
Change in value of Class A common shares subject to possible redemption	(221,870)	(3,883,670)	(4,105,540)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and
Exchange Commission (“SEC”).

As described in Note 2 — Restatement of Previously Issued Financial Statements, the Company’s financial statements as of December 31, 2020, and for the period from August 11, 2020 (inception) through December 31, 2020 (collectively, the “Affected Period”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited financial statements for such period. The restated financial statements are indicated as “Restated” in the audited financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

Cash consists of proceeds from the sale of the Private Placement Warrants held outside of the Trust Account which may be used to pay for operating expenses, including expenses associated with identifying target businesses and consummating an initial business combination. The Company considers cash equivalents to be all short-term investments with an original maturity of three months or less when purchased. The Company did not have any cash equivalents as of December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

$250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. At December 31, 2020, the assets held in the Trust Account were substantially all held in U.S. Treasury Bills.

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

The Company accounts for its 6,366,666 common stock warrants issued in connection with its initial public offering (3,833,333) and Private Placement (2,533,333) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the initial public offering and Private Placement was determined using Monte Carlo simulations at the initial public offering date (October 19, 2020) and at December 31, 2020.

Offering Costs Associated with the Initial Public Offering

Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the initial public offering. Offering costs were allocated on a relative fair value basis between stockholders’ equity and expense. The portion of offering costs allocated to the Public Warrants and Private Placement Warrants has been charged to expense, and the portion of offering costs allocated to the public Class A common stock shares has been charged to Additional Paid-in Capital. On December 31, 2020, offering costs totaled $6,793,491 (consisting of $2,300,000 of underwriting fees, $4,025,000 of deferred underwriting fees and $468,491 of other offering costs), of which $191,112 was charged to expense and $6,602,379 was charged to Additional Paid-in Capital.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet primarily due to their short-term nature.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

taxable income and taxing strategies in making this assessment. Because the future realization of tax benefits is not considered to be more likely than not, the Company provided a full valuation allowance for the deferred tax assets at December 31, 2020.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, excluding shares subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of approximately 6,367,000 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share is the same as basic earnings per share for the period presented.

In accordance with FASB ASC 260, “Earnings Per Share” (“ASC 260”), shares of Class A common stock are treated as participating securities because such shares are entitled to a pro rata share of undistributed trust earnings but do not share in the Company’s net losses. Consequently, net income (loss) per share is calculated using the two-class method prescribed by ASC 260. Pursuant to this method, net income per share for Class A common stock is calculated by dividing the undistributed interest income earned on investments held in the Trust Account of $20,078 by the weighted average number of Class A shares outstanding since original issuance, and net loss per share for Class B common stock is calculated by dividing the net loss of $4,243,607, adjusted for income allocated to the Class A shares of $20,078, by the weighted average number of Class B shares outstanding during the period.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Public Units

On October 19, 2020, the Company consummated its Initial Public Offering of 11,500,000 Units at $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring offering costs of approximately $6.7 million, inclusive of $4.0 million in deferred underwriting commissions. Upon the closing of the Initial Public Offering and the Private Placement, $115.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants in the Private Placement were placed in the Trust Account.

Each Unit consists of one of the Company’s shares of Class A common stock, $0.0001 par value, and one-third of one redeemable warrant (the “Public Warrants” and, collectively with the Private Placement Warrants, the “warrants”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment under certain circumstances.

Underwriting Agreement

The Company granted the underwriter a 45-day option to purchase up to 1,725,000 additional Units to cover any over-allotments, at the Initial Public Offering price less the underwriting discounts and commissions. On November 16, 2020, the underwriter advised the Company that it would not exercise the over-allotment option, and consequently 431,250 Class B common shares were forfeited, resulting in a decrease in the total number of Class B common shares outstanding from 3,306,250 to 2,875,000, such that the Founder Shares (as defined below) will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering.

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 4. INITIAL PUBLIC OFFERING (cont.)

The underwriter was entitled to an underwriting discount of $0.20 per unit, or $2.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $4.0 million in the aggregate, will be payable to the underwriter for deferred underwriting commissions from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On August 12, 2020, the Company’s Chief Executive Officer paid for certain offering costs for an aggregate price of $25,000 in exchange for issuance of 3,737,500 shares of Class B common stock, par value $0.0001 per share (the “Founder Shares”), issued to the Sponsor. On October 14, 2020, the Sponsor effected a surrender of 431,250 Class B common shares to the Company for no consideration, resulting in a decrease in the total number of Class B common shares outstanding from 3,737,500 to 3,306,250. On November 16, 2020, the underwriter advised the Company that it would not exercise its over-allotment option to purchase additional shares, and consequently 431,250 Class B common shares were forfeited, resulting in a decrease in the total number of Class B common shares outstanding from 3,306,250 to 2,875,000 such that the Founder Shares represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The Class B common stock shares were allocated among the Company’s officers, certain directors as well as to certain third parties.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination and (B) subsequent to the initial business combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 2,533,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrants, generating gross proceeds of $3,800,000 million in the Private Placement, of which $2,052,000 was included in warrant liabilities at the initial public offering date and $1,748,000 was recorded as Additional Paid-In Capital. Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants was added to the net proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a business combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (subject to certain exceptions) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Private Placement Warrants (and the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial business combination (subject to certain exceptions).

Related Party Loans

On August 18, 2020, the Sponsor agreed to loan the Company up to an aggregate of $150,000 pursuant to an unsecured Note Payable to cover expenses related to the Initial Public Offering. This loan was payable without interest upon the completion of the Initial Public Offering. The Company borrowed approximately $71,000 under the Note Payable and fully repaid the borrowings on October 19, 2020.

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Company’s officers, directors and their affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans to date. The Company had no borrowings under the Working Capital Loans at December 31, 2020.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The Sponsor is entitled to registration rights with respect to the Founder Shares, Private Placement Warrants and any additional warrants that may be issued upon conversion of working capital loans pursuant to a registration rights agreement. The Sponsor will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, Sponsor will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NOTE 7. WARRANT LIABILITIES

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. After giving effect to the separation of all Units into the constituent Class A common shares and fractional warrants, there would be 3,833,333 Public Warrants outstanding before giving effect to the reduction resulting from not issuing fractional warrants upon separation of Units. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a business combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial business combination, the Company will use its reasonable best efforts to file, and within 60 business days following the initial business combination to have declared effective, a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed; provided that, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will have an exercise price of $11.50 per share, subject to adjustment, and will expire five years after the completion of a business combination or earlier upon redemption or liquidation.

In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations,

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 7. WARRANT LIABILITIES (cont.)

recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s Sponsor or to its officers, directors or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per-share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.

The 2,533,333 Private Placement Warrants are identical to the Public Warrants, except that (1) the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be non-redeemable (subject to certain exceptions) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees and (3) the Sponsor and its permitted transferees will also have certain registration rights related to the Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants). If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except for the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Company’s Class A common stock;

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 7. WARRANT LIABILITIES (cont.)

•        if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•        if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial business combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of the Class A common stock for this purpose shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a business combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. STOCKHOLDERS’ EQUITY

Class A Common Stock — The Company is authorized to issue 50,000,000 shares of Class A common stock with a par shares value of $0.0001 per share. At December 31, 2020, there were 1,715,792 shares of Class A common stock issued and outstanding, excluding 9,784,208 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 12,500,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 2,875,000 shares of Class B common stock issued and outstanding.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial business combination, or earlier at the option of the holder, on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein). In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial business combination (including pursuant to a specified future issuance), the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including pursuant to a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Company’s initial business combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial business combination).

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 9. FAIR VALUE MEASUREMENTS

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $743 in cash and $115,019,335 in U.S. Treasury Bills. During the period ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account to pay its franchise taxes and income taxes.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:
Held-To-Maturity Securities	Carrying Value at December 31, 2020 (Amortized Cost)	Gross Unrealized Holding Gain	Fair Value - Quoted Prices in Active Markets (Level 1)
U.S. Treasury Bills (mature on February 18, 2021)	$115,019,335	$4,462	$115,024,797

At December 31, 2020, there were 3,833,333 Public Warrants and 2,533,333 Private Placement Warrants outstanding. The following table presents information about the Company’s warrant liabilities that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	December 31, 2020	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Input (Level 3)
Warrant Liabilities – Public Warrants	$5,443,335	$—	$—	$5,443,335
Warrant Liabilities – Private Warrants	$3,597,335	$—	$—	$3,597,335

The Company utilized a Monte Carlo simulation model to value the warrants at the initial public offering date (October 19, 2020) and December 31, 2020, with changes in fair value subsequent to October 19, 2020 recognized in the statement of operations. The estimated fair value of the warrant liability was determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

There were no transfers between Levels 1, 2 or 3 during the period from August 11, 2020 (inception) to December 31, 2020.

The following table provides quantitative information regarding Level 3 fair value measurements:
	At October 19, 2020 (Initial Measurement)	As of December 31, 2020
Stock price	$—	$10.15
Strike price	$11.50	$11.50
Term (in years)	5.0	5.0
Volatility	16.3%	21.2%
Risk-free rate	0.34%	0.34%
Dividend yield	0.0%	0.0%
Probability of completing a Business Combination	70.0%	70.0%

The following table presents the changes in the fair value of warrant liabilities:
	Public	Private Placement	Total Warrant Liabilities
Fair value as of August 11, 2020 (inception)	$—	$—	$—
Initial measurement on October 19, 2020	3,105,000	2,052,000	5,157,000
Change in fair value recognized in earnings	2,338,335	1,545,335	3,883,670
Fair value as of December 31, 2020	$5,443,335	$3,597,335	$9,040,670

Level 3 financial liabilities consist of the Public Warrant and Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

NOTE 10. INCOME TAXES

The income tax provision (benefit) for the year ended December 31, 2020 consists of the following:
Current
Federal	$(12,204)
State	—
Deferred
Federal	(19,009)
State	—
Change in valuation allowance	31,213
Income tax provision (benefit)	$—

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 10. INCOME TAXES (cont.)

The Company’s net deferred tax assets are as follows:
Deferred tax asset
Net operating loss carryforward	$12,204
Startup/organizational costs	19,009
Total deferred tax assets	31,213
Valuation allowance	(31,213)
Deferred tax assets, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance as of December 31, 2020.

A reconciliation of the statutory income tax rate to the Company’s effective tax rate for the period from August 11, 2020 (inception) to December 31, 2020 is as follows:
Tax benefit at statutory federal income tax rate	(21.0)%
Permanent book/tax difference	20.3%
Valuation allowance	0.7%
Income tax provision (benefit)	0.0%

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the audited financial statements were issued. Based upon this review, the Company determined that there have been no events that have occurred that would require adjustment to or disclosure in the financial statements other than as described below and in Note 2 — Restatement of Previously Issued Financial Statements.

Proposed Business Combination

On March 8, 2021, the Company entered into a merger agreement (the “Merger Agreement”) with Ambulnz, Inc. dba DocGo (“DocGo”) pursuant to which DocGo would merge with a newly incorporated subsidiary of the Company (the “Merger”), with DocGo being the surviving entity of the Merger and becoming a wholly-owned subsidiary of the Company. The Merger is expected to be consummated in the second quarter of 2021, following the receipt of required approval by the stockholders of the Company and DocGo, required regulatory approvals, and the fulfillment of other conditions.

Consideration

Upon consummation of the Merger, DocGo stockholders will receive 83,600,000 shares of the Company’s Class A common stock as consideration and up to 5,000,000 additional shares of the Company’s Class A common stock as earn-out consideration issuable in the future upon attainment of the following stock price conditions: (i) 1,250,000 shares if the closing stock price equals or exceeds $12.50 per share on any 20 trading days in a 30-trading-day period at any time until the first anniversary of the closing date; (ii) 1,250,000 shares if the closing stock price equals or exceeds $15.00 per share on any 20 trading days in a 30-trading-day period at any time until the third anniversary of the closing date; (iii) 1,250,000 shares if the closing stock price equals or exceeds $15.00 per

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 11. SUBSEQUENT EVENTS (cont.)

share on any 20 trading days in a 30-trading-day period at any time until the third anniversary of the closing date; and (iv) 1,250,000 shares if the closing stock price stock equals or exceeds $15.00 per share on any 20 trading days in a 30-trading-day period at any time until the fifth anniversary of the closing date.

Sponsor Escrow Agreement

Pursuant to the Merger Agreement, the Company’s Sponsor will enter into an escrow agreement (the “Sponsor Escrow Agreement”) with the Company and Continental Stock Transfer & Trust Company, as escrow agent, providing that, immediately following the closing of the Merger, the Sponsor shall deposit 575,000 shares of the Company’s Class A common stock (the “Sponsor Earnout Shares”) into escrow. The Sponsor Escrow Agreement will provide that such Sponsor Earnout Shares will either be released to the Sponsor or terminated and canceled by the Company if certain stock price conditions are met or not, as follows: (i) with respect to 287,500 Sponsor Earnout Shares, the closing stock price equals or exceeds $12.50 per share on any 20 trading days in a 30-trading-day period at any time until the third anniversary of the closing date, and (ii) with respect to 287,500 Sponsor Earnout Shares, the closing stock price equals or exceeds $15.00 per share on any 20 trading days in a 30-trading-day period at any time at any time until the fifth anniversary of the closing date.

Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, the Company, DocGo and Doc stockholders who will hold 72.19% of the fully-diluted equity of Company following the consummation of the Merger entered into lock-up agreements providing that such Company stockholders will not transfer the consideration shares for earn-out shares received by such stockholders for a period of six months following the consummation of the Merger, in each case on the terms and subject to the provisions set forth therein.

Sponsor Waiver Agreement

Concurrently with the execution of the Merger Agreement, the Company, the Sponsor and DocGo entered into an agreement providing for the Sponsor’s waiver of the anti-dilution and conversion price adjustments set forth in the Company’s Amended and Restated Certificate of Incorporation. As a result of such waiver, all outstanding Class B common stock of the Company would have converted on a one-to-one basis into the Company’s Class A Common Stock concurrently with the closing of the Merger Agreement. Prior to the date hereof, the holders of Class B Common Stock converted their shares of Class B Common Stock to shares of Class A Common Stock on a one-to-one basis.

Other Agreements

The Merger Agreement also calls for additional agreements, including, among others, non-competition agreements, employment agreements, voting support agreements, and a registration rights agreement.

PIPE Subscription Agreements

The Company engaged Barclays Capital Inc. and Deutsche Bank Securities Inc. as co-lead private placement agents, and engaged Canaccord Genuity LLC as co-placement agent for a private placement of the Company’s Class A common stock.

Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (“Subscription Agreements”) with certain qualified institutional buyers and institutional accredited investors (collectively, the “Investors”), pursuant to which the Company will, substantially concurrently with, and contingent upon, the consummation of the Merger, issue an aggregate of 12,500,000 shares of the Company’s Class A Common Stock to the Investors at a price of $10.00 per share, for aggregate gross proceeds to the Company of $125,000,000 (the “PIPE”). The closing of the Subscription Agreements is conditioned upon, among other things,

MOTION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 11, 2020) TO DECEMBER 31, 2020

NOTE 11. SUBSEQUENT EVENTS (cont.)

(i) the substantially concurrent consummation of the Merger, (ii) the accuracy of all representations and warranties of the Company and the Investors in the Subscription Agreements, and (iii) the Merger Agreement shall not have been amended or modified, and no waiver shall have occurred thereunder, that would reasonably be expected to materially and adversely affect the economic benefits that the Investor would reasonably expect to receive under the Subscription Agreement without having received the Investor’s prior written consent.

The Company has agreed that, as soon as reasonably practicable, but in no event later than 30 calendar days following the closing date of the Merger, it shall file a registration statement with the SEC covering the resale by the Investors of the shares of the Company Common Stock issued to them in the PIPE and use its best efforts to have such registration statement declared effective as promptly as practicable thereafter, but in no event later than the earlier of 60 calendar days after filing (or 90 calendar days in the event the SEC issues written comments) or the 10th business day after the Company is notified that the registration statement will not be subject to review or further review.

The shares of the Company’s Class A common stock were offered and sold to the Investors in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, based on the fact that the sale will have been made without any general solicitation or advertising and based on representations from each Investor that (a) it was a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (b) it was purchasing the shares of the Company Common Stock for its own account investment, and not with a view to distribution, (c) it had been given full and complete access to information regarding the Company, DocGo, and the Merger, and (d) it understood that the offer and sale of the shares of the Company’s common stock was not registered and the shares may not be publicly sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Conditions to Closing

Consummation of the Merger is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Merger Agreement and the transactions contemplated thereby by the Company’s and DocGo’s respective stockholders. Other closing conditions include, among others: (i) the respective representations of the parties to each other being true and correct; (ii) performance and compliance with in all material respects of the respective covenants and agreements of each party; (iii) the applicable waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or terminated; (iv) obtaining the approval of the New York Department of Health with respect to the Merger and other transactions contemplated by the Merger Agreement; (v) DocGo having delivered financial statements with an unqualified audit opinion rendered by an auditing firm qualified by the Public Company Accounting Oversight Board (PCAOB); (vi) the aggregate amount of cash remaining in the Company’s Trust Account after taking into consideration redemptions by the Company’s public stockholders and other permitted disbursements, together with the proceeds of the PIPE (defined below), equaling or exceeding $175,000,000 (the “Minimum Cash Condition”); and (vii) the Company having at least $5,000,001 of net tangible assets remaining after the closing of the contemplated transactions.

Termination

The Merger Agreement may be terminated: (i) by mutual written consent of the parties; (ii) by either party if the Merger has not been consummated by November 8, 2021 (the Outside Date”); (iii) by either party if the Company or DocGo do not obtain the required approval of their respective stockholders; (iv) by either party in in the event of the breach of any covenant, representation or warranty by the other party that is not cured by the Outside Date; or (v) by the Company if DocGo has not delivered financial statements with an unqualified audit opinion rendered by a PCAOB-qualified auditing firm by June 30, 2021.

Ambulnz, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$33,146,205	$32,418,220
Account receivable, net of allowance of $4,384,469 and $3,193,048 as of June 30, 2021 and December 31, 2020, respectively	41,062,157	24,854,957
Prepaid expenses and other current assets	3,503,885	1,150,491
Total current assets	77,712,247	58,423,668

Property and equipment, net	10,416,646	9,105,597
Intangibles, net	10,817,765	10,674,106
Goodwill	6,610,557	6,610,557
Restricted cash	3,717,727	2,039,053
Operating lease right-of-use assets	4,628,913	4,997,407
Finance lease right-of-use assets	7,819,951	7,001,644
Other assets	1,410,978	1,320,331
Total assets	$123,134,784	$100,172,363

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,745,174	$3,954,123
Accrued liabilities	26,476,072	14,254,438
Line of credit	8,000,000	—
Notes payable, current	431,134	664,357
Due to seller	1,069,026	1,125,522
Operating lease liability, current	1,572,510	1,620,470
Finance lease liability, current	2,387,499	1,876,765
Total current liabilities	46,681,415	23,495,675

Notes payable, non-current	742,461	594,494
Operating lease liability, non-current	3,334,896	3,638,254
Finance lease liability, non-current	6,128,748	5,496,899
Total liabilities	56,887,520	33,225,322

Commitments and Contingencies

STOCKHOLDERS’ EQUITY:
Series A preferred stock (no par value; 40,000 shares authorized; 28,321 and 28,055 issued and outstanding at June 30, 2021 and December 31, 2020, respectively); liquidation preference of $84,963,000 and $84,165,000 at June 30, 2021 and December 31, 2020	—	—
Class A common stock (no par value; 78,000 shares authorized; 35,497 shares issued and outstanding at June 30, 2021 and December 31, 2020)	—	—
Class B common stock (no par value; 76,503 shares authorized; 55,008 shares issued and outstanding at June 30, 2021 and December 31, 2020)	—	—

Ambulnz, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

	June 30, 2021	December 31, 2020
	Unaudited
Additional paid-in-capital	143,108,386	142,346,852
Accumulated deficit	(90,625,052)	(87,300,472)
Accumulated other comprehensive gain (loss)	54,114	(48,539)
Total stockholders’ equity attributable to Ambulnz, Inc. and Subsidiaries	52,537,448	54,997,841
Noncontrolling interests	13,709,816	11,949,200
Total stockholders’ equity	66,247,264	66,947,041
Total liabilities and stockholders’ equity	$123,134,784	$100,172,363

The accompanying notes are an integral part of these Condensed Consolidated Financial statements.

Ambulnz, Inc. and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue, net	$62,185,997	$22,536,729	$111,555,391	$35,913,821
Expenses:
Cost of revenues (exclusive of depreciation and amortization, which is shown separately below)	41,023,082	13,955,565	76,883,824	23,686,674
Operating expenses:
General and administrative	15,976,151	8,082,747	27,797,606	15,531,662
Depreciation and amortization	1,897,051	1,350,024	3,494,727	2,695,682
Legal and regulatory	1,176,711	704,708	1,833,369	1,334,842
Technology and development	664,882	118,845	1,126,282	182,461
Sales, advertising and marketing	1,189,361	37,347	2,034,781	230,479
Total expenses	61,927,238	24,249,236	113,170,589	43,661,800
Income (loss) from operations	258,759	(1,712,507)	(1,615,198)	(7,747,979)

Other income (expenses)
Interest income (expense), net	(130,129)	(18,312)	(245,138)	(993)
Gain (loss) on disposal of fixed assets	(27,730)	27,732	(27,730)	9,930
Total other income (expense)	(157,859)	9,420	(272,868)	8,937

Net income (loss) before income tax (expense) benefit	100,900	(1,703,087)	(1,888,066)	(7,739,042)
Income tax (expense) benefit	1,107	(11,000)	(8,923)	(12,204)
Net income (loss)	102,007	(1,714,087)	(1,896,989)	(7,751,246)
Net income (loss) attributable to noncontrolling interests	1,748,223	333,213	1,427,591	(281,828)
Net loss attributable to stockholders of Ambulnz, Inc. and Subsidiaries	(1,646,216)	(2,047,300)	(3,324,580)	(7,469,418)
Other comprehensive income (loss)
Foreign currency translation adjustment	94,655	(83,924)	102,653	182,129
Total comprehensive loss	$(1,551,561)	$(2,131,224)	$(3,221,927)	$(7,287,289)

Net loss per share attributable to Ambulnz, Inc. and Subsidiaries – Basic	$(18.19)	$(22.62)	$(36.73)	$(82.53)
Weighted-average shares outstanding – Basic	90,505	90,505	90,505	90,505

Net loss per share attributable to Ambulnz, Inc. and Subsidiaries – Diluted	$(18.19)	$(22.62)	$(36.73)	$(82.53)
Weighted-average shares outstanding – Diluted	90,505	90,505	90,505	90,505

The accompanying notes are an integral part of these Condensed Consolidated Financial statements.

Ambulnz, Inc. and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Noncontrolling Interests	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – January 1, 2020	28,055	$—	35,497	$—	55,008	$—	$141,659,780	$(72,940,528)	$(244,884)	$10,888,466	$79,362,834
Noncontrolling interest contribution	—	—	—	—	—	—	—	—	—	1,500,002	1,500,002
Stock based compensation	—	—	—	—	—	—	171,768	—	—	—	171,768
Foreign currency translation	—	—	—	—	—	—	—	—	266,053	—	266,053
Net income attributable to noncontrolling interests	—	—	—	—	—	—	—	—	—	(615,041)	(615,041)
Net loss attributable to stockholders of Ambulnz, Inc. and Subsidiaries	—	—	—	—	—	—	—	(5,422,118)	—	—	(5,422,118)
Balance – March 31, 2020	28,055	$—	35,497	$—	55,008	$—	$141,831,548	$(78,362,646)	$21,169	$11,773,427	$75,263,498
Stock based compensation	—	—	—	—	—	—	171,768	—	—	—	171,768
Foreign currency translation	—	—	—	—	—	—	—	—	(83,924)	—	(83,924)
Net income attributable to noncontrolling interests	—	—	—	—	—	—	—	—	—	333,213	333,213
Net loss attributable to stockholders of Ambulnz, Inc. and Subsidiaries	—	—	—	—	—	—	—	(2,047,300)	—	—	(2,047,300)
Balance – June 30, 2020	28,055	$—	35,497	$—	55,008	$—	$142,003,316	$(80,409,946)	$(62,755)	$12,106,640	$73,637,255

Balance – January 1, 2021	28,055	$—	35,497	$—	55,008	$—	$142,346,852	$(87,300,472)	$(48,539)	$11,949,200	$66,947,041
Noncontrolling interest contribution	—	—	—	—	—	—	—	—	—	333,025	333,025
Stock based compensation	—	—	—	—	—	—	391,534	—	—	—	391,534
Shares issued for services	266	—	—	—	—	—		—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	7,998	—	7,998
Net income attributable to noncontrolling interests	—	—	—	—	—	—	—	—	—	(320,632)	(320,632)
Net loss attributable to stockholders of Ambulnz, Inc. and Subsidiaries	—	—	—	—	—	—	—	(1,678,364)	—	—	(1,678,364)
Balance – March 31, 2021	28,321	$—	35,497	$—	55,008	$—	$142,738,386	$(88,978,836)	$(40,541)	$11,961,593	$65,680,602
Stock based compensation	—	—	—	—	—	—	370,000	—	—	—	370,000
Foreign currency translation	—	—	—	—	—	—	—	—	94,655	—	94,655
Net income attributable to noncontrolling interests	—	—	—	—	—	—	—	—	—	1,748,223	1,748,223
Net loss attributable to stockholders of Ambulnz, Inc. and Subsidiaries	—	—	—	—	—	—	—	(1,646,216)	—	—	(1,646,216)
Balance – June 30, 2021	28,321	$—	35,497	$—	55,008	$—	$143,108,386	$(90,625,052)	$54,114	$13,709,816	$66,247,264

The accompanying notes are an integral part of these Condensed Consolidated Financial statements.

Ambulnz, Inc. and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,896,989)	$(7,751,246)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	1,099,192	879,476
Amortization of intangible assets	879,984	725,023
Amortization of right of use assets	1,515,552	1,091,184
Loss (gain) on disposal of assets	27,730	(9,930)
Bad debt expense	1,235,442	1,192,783
Stock based compensation	761,534	343,536
Changes in operating assets and liabilities:
Accounts receivable	(17,442,642)	(4,193,265)
Prepaid expenses and other current assets	(2,353,394)	(94,590)
Other assets	(90,647)	(32,556)
Accounts payable	2,791,050	902,268
Accrued liabilities	12,327,795	3,813,779
Net cash used in operating activities	(1,145,393)	(3,133,538)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(2,581,691)	(2,131,669)
Proceeds from disposal of property and equipment	6,000	69,113
Acquisition of intangibles	(1,023,643)	(1,168,238)
Net cash used in investing activities	(3,599,334)	(3,230,794)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of notes payable	(258,863)	42,651
Noncontrolling interest contributions	333,025	1,500,002
Proceeds from line of credit	8,000,000	—
Payments on obligations under finance lease	(968,933)	(1,043,678)
Acquisition of business	(56,496)	(35,195)
Net cash provided by financing activities	7,048,733	463,780

Effect of exchange rate changes on cash and cash equivalents	102,653	185,682

Net increase (decrease) in cash and restricted cash	2,406,659	(5,714,870)
Cash and restricted cash at beginning of period	34,457,273	51,767,735
Cash and restricted cash at end of period	$36,863,932	$46,052,865

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$28,816	$24,591
Cash paid for interest on finance lease liabilities	$245,339	$223,254
Cash paid for income taxes	$8,923	$12,204
Right-of-use assets obtained in exchange for lease liabilities	$2,111,516	$131,935
Fixed assets acquired in exchange for notes payable	$256,237	$77,657

Reconciliation of cash and restricted cash
Cash	$33,146,205	$43,513,812
Restricted Cash	3,717,727	2,539,053
Total cash and restricted cash shown in statement of cash flows	$36,863,932	$46,052,865

The accompanying notes are an integral part of these Condensed Consolidated Financial statements.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

The Business

Ambulnz, LLC was originally formed in Delaware on June 17, 2015, as a limited liability company. On November 1, 2017, with an effective date of January 1, 2017, Ambulnz converted its legal structure from a limited liability company to a C-corporation and changed its name to Ambulnz, Inc. (“Ambulnz”). Ambulnz is the sole owner of Ambulnz Holdings, LLC (“Holdings”) which was formed in the state of Delaware on August 5, 2015, as a limited liability company. Holdings is the owner of multiple operating entities incorporated in various states in the United States as well as within England and Wales, United Kingdom.

Ambulnz, Inc. and Subsidiaries (collectively, the “Company”) is a healthcare transportation and Mobile Health services company (“Mobile Health”) that uses proprietary dispatch and communication technology to provide quality healthcare transportation and healthcare services in major metropolitan cities in the United States and the United Kingdom. Mobile Health performs in-person care directly to patients in the comfort of their homes, workplaces and other non-traditional locations.

On March 8, 2021, Motion Acquisition Corp., (“Motion”), entered into a Merger Agreement (“Merger Agreement”) by and among Motion, Motion Merger Sub Corp. and a wholly owned subsidiary of Motion (“Merger Sub”), and Ambulnz, Inc. (“Ambulnz”). Pursuant to the Merger Agreement, the parties will enter into a business combination transaction by which Merger Sub will merge with and into the Ambulnz (“Merger”), with Ambulnz being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Motion. Concurrent with the consummation of the Merger, (i) each option and warrant of Ambulnz that is outstanding and unexercised (“Convertible Securities”) immediately prior to the effective time of the Merger (“Effective Time”) will be assumed by Motion and will represent the right to acquire an adjusted number of shares of Motion Common Stock at an adjusted exercise price, (ii) the outstanding shares of preferred stock of Ambulnz issued and outstanding immediately prior to the Effective Time will be converted into shares of Class A common stock of Ambulnz, in each case, pursuant to the terms of the Merger Agreement. The Company’s Equity, on a fully diluted basis, will be converted into 83.6 million shares of Class A common stock of Motion (excluding 5.0 million additional shares subject to earnout provisions) at a price of $10.00 per share (the “Transaction Shares”). The equity capital provided by the transaction will consist of the $115 million currently in the Motion Trust Account, subject to any redemptions, along with $125 million expected to be raised concurrently in a Private Placement (“PIPE”).

2. Summary of Significant Accounting Policies

Basis of Presentation

We have prepared the accompanying financial data as of June 30, 2021, the interim results for the quarter and six months ended June 30, 2021 are not necessarily indicative of results for the full 2021 calendar year or any other future interim periods, without audit, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. The December 31, 2020 Consolidated Balance Sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States. However, we believe that the disclosures are adequate to make the information presented not misleading. These Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto included in the form S-4. Noncontrolling interests (“NCI”) on the consolidated statements of financial condition represents the portion of consolidated joint ventures in which the Company does not have direct equity ownership. Accounts and transactions between consolidated entities have been eliminated.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Principles of Consolidation

The accompanying Condensed Consolidated Financial statements include the accounts of Ambulnz and its subsidiaries. All significant intercompany transactions and balances have been eliminated in these Condensed Consolidated Financial statements.

Foreign Currency

The Company’s functional currency is the U.S. dollar. The functional currency of our foreign operation is the respective local currency. Assets and liabilities of foreign operations denominated in local currencies are translated at the spot rate in effect at the applicable reporting date, except for equity accounts which are translated at historical rates. The consolidated statements of operations are translated at the weighted average rate of exchange during the applicable period. The resulting unrealized cumulative translation adjustment is not material to the financial statements.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in its financial statements and the reported amounts of expenses during the reporting period. The most significant estimates in the Company’s financial statements relate to revenue recognition related to the allowance for doubtful accounts, stock options and stock based compensation, calculations related to the incremental borrowing rate for the Company’s lease agreements, estimates related to ongoing lease terms, software development costs, impairment of long-lived assets, goodwill and indefinite-live intangible assets, business combinations, reserve for losses within the company’s insurance deductible, income taxes, and deferred income tax. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources.

Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

Concentration of Credit Risk and Off-Balance Sheet Risk

The Company is potentially subject to concentration of credit risk with respect to its cash, cash equivalents and restricted cash, which the Company attempts to minimize by maintaining cash, cash equivalents and restricted cash with institutions of sound financial quality. At times, cash balances may exceed limits federally insured by the Federal Deposit Insurance Corporation. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the funds are held. The Company has no financial instruments with off-balance sheet risk of loss.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less. The Company maintains its cash and cash equivalents with financial institutions in the United States. The accounts at financial institutions in the United States are insured by the Federal Deposit Insurance Corporation (“FDIC”) and are in excess of FDIC limits. The Company had cash balances of approximately $735,000 and $323,000 with foreign financial institutions at June 30, 2021 and December 31, 2020, respectively.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Restricted Cash

Cash and cash equivalents subject to contractual restrictions and not readily available are classified as restricted cash in the consolidated balance sheets. Restricted cash is classified as either a current or non-current asset depending on the restriction period. The Company is required to pledge or otherwise restrict a portion of cash and cash equivalents as collateral for the line of credit, transportation equipment leases and a standby letter of credit as required by its insurance carrier (see Notes 8 and 13).

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:
Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:	Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3:

Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2021 and December 31, 2020. For certain financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, restricted cash, accounts payable and accrued expenses, and due to seller, the carrying amounts approximate their fair values as it is short term in nature. The notes payable are presented at their carrying value, which based on borrowing rates currently available to the Company for loans with similar terms, approximates its fair values.

Accounts Receivable

The Company contracts with hospitals, healthcare facilities, businesses, State and local Government entities, and insurance providers to transport patients and to provide Mobile Health services at specified rates. Accounts receivable consist of billings for transportation and healthcare services provided to patients. The billings will either be paid or settled on the patient’s behalf by health insurance providers, managed care organizations, treatment facilities, government sponsored programs, businesses or patients directly. Accounts receivable are net of insurance provider contractual allowances which are estimated at the time of billing based on contractual terms or other arrangements. Accounts receivable are periodically evaluated for collectability based on past credit history with payors and their current financial condition. Changes in the estimated collectability of account receivable are recorded in the results of operations for the period in which the estimate is revised. Accounts receivable deemed uncollectible are offset against the allowance for uncollectible accounts. The Company generally does not require collateral for accounts receivables.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. When an item is sold or retired, the costs and related accumulated depreciation or amortization are eliminated, and the resulting gain or loss, if any, is recorded in operating expenses in the consolidated statement of operations. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the respective assets. A summary of estimated useful lives is as follows:
Asset Category	Estimated Useful Lives
Buildings	39 years
Office equipment and furniture	3 years
Vehicles	5-8 years
Medical equipment	5 years
Leasehold improvements	Shorter of useful life of asset or lease term

Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures that improve an asset or extend its estimated useful life are capitalized.

Software Development Costs

Costs incurred during the preliminary project stage, maintenance costs and routine updates and enhancements of products are charged to expense as incurred. The Company capitalizes software development costs intended for internal use in accordance with ASC 350-40, Internal-Use Software. Costs incurred in developing the application of its software and costs incurred to upgrade or enhance product functionalities are capitalized when it is probable that the expenses would result in future economic benefits to the Company and the functionalities and enhancements are used for their intended purpose. Capitalized software costs are amortized over its useful life.

Estimated useful lives of software development activities are reviewed annually or whenever events or changes in circumstances indicate that intangible assets may be impaired and adjusted as appropriate to reflect upcoming development activities that may include significant upgrades or enhancements to the existing functionality.

Business Combinations

The Company accounts for its business combinations under the provisions of ASC 805-10, Business Combinations (“ASC 805-10”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including NCI, are recorded at the date of acquisition at their respective fair values. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill.

Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date and any changes in fair value after the acquisition date are accounted for as measurement-period adjustments. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings. For transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions and immediately expenses acquisition-related costs and fees associated with business combinations.

The estimated fair value of net assets to be acquired, including the allocation of the fair value to identifiable assets and liabilities, is determined using established valuation techniques. Management uses assumptions on the basis of historical knowledge of the business and projected financial information of the target. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of Management, and such variations may be significant to estimated values.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the recorded amount of long-lived assets, primarily property and equipment and finite-lived intangible assets, whenever events or changes in circumstance indicate that the recorded amount of an asset may not be fully recoverable. An impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. If an asset is determined to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. Assets targeted for disposal are reported at the lower of its carrying amount or fair value less cost to sell. For the periods ending June 30, 2021 and 2020, management determined that there was no impairment loss required to be recognized for the carrying value of long-lived assets.

Goodwill and Indefinite Lived Intangible Assets

Goodwill represents the excess of the purchase price of an acquired business over the fair value of amounts assigned to assets acquired and liabilities assumed. Goodwill and indefinite-lived intangible assets, consisting primarily of operating licenses, are not amortized, but are evaluated for impairment on an annual basis, or on an interim basis when events or changes in circumstances indicate that the carrying value may not be recoverable. In assessing the recoverability of goodwill and indefinite-lived intangible assets, the Company makes assumptions regarding the estimated future cash flows, including forecasted revenue growth, projected gross margin and the discount rate to determine the fair value of these assets. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges against these assets in the reporting period in which the impairment is determined.

The Company tests goodwill for impairment at the reporting unit level, which is one level below the operating segment. The Company has the option of performing a qualitative assessment to determine whether further impairment testing is necessary before performing the one-step quantitative assessment. If as a result of the qualitative assessment, it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, a quantitative impairment test will be required. Otherwise, no further testing will be required. If a quantitative impairment test is performed, the Company compares the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. Estimating the fair value of the reporting units requires significant judgment by management. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, goodwill impairment is recognized.

Any excess in carrying value over the estimated fair value is recorded as impairment loss and charged to the results of operations in the period such determination is made. For the periods ended June 30, 2021 and 2020, management determined that there was no impairment loss required to be recognized in the carrying value of goodwill or other intangible assets. The Company selected December 31 as its annual testing date.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company evaluates its financial instruments to determine if such instruments contain features that qualify as embedded derivatives.

Related Party Transactions

The Company defines related parties as affiliates of the company, entities for which investments are accounted for by the equity method, trusts for the benefit of employees, principal owners (beneficial owners of more than 10% of the voting interest), management, and members of immediate families of principal owners or management, other parties with which the company may deal with if one party controls or can significantly influence management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Related party transactions are recorded within operating expenses in the Company’s statement of operations. For details regarding the related party transactions that occurred during the periods ended June 30, 2021 and June 30, 2020, refer to Note 15.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Revenue Recognition

On January 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (“ASC 606”), as amended.

To determine revenue recognition for contractual arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (1) identify each contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when (or as) the relevant performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services the Company provides to the customer.

The Company generates revenues from the provision of (1) ambulance and medical transportation services (“Transportation Services”) and (2) Mobile Health services. The customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations immediately. The Company has utilized the “right to invoice” expedient which allows an entity to recognize revenue in the amount of consideration to which the entity has the right to invoice when the amount that the Company has the right to invoice corresponds directly to the value transferred to the customer.

Mobile Health revenues are recorded based on contracted rates with customers for healthcare services provided. Contracted rates are based on items such as rates per hour for providers performing the service, on call special event services, and in some cases a rate per procedure.

Transportation revenues are recorded at the time services are performed based on contractual terms with insurance companies, hospitals, skilled nursing facilities and governmental agencies (Medicare/Medicaid). For services that are not performed under the terms of a contract, the Company records revenue based on the type of transport, geographical location and, mileage, net of adjustments based on historical collection for specific transport types and payer types such as insurance companies, facilities and private pay.

All transaction prices are fixed and determinable which includes a fixed base rate, fixed mileage rate and an evaluation of historical collections by each payer.

Nature of Our Services

Revenue is primarily derived from:

i.       Transportation Services:    These services encompass both emergency response and non-emergency transport services. Non-emergency transport services include ambulance transports and wheelchair transports Net revenue from transportation services is derived from the transportation of patients based on billings to third party payors and healthcare facilities.

ii.      Mobile Health Services:    These services include services performed at home and offices, COVID-19 testing, and event services which include on-site healthcare support at sporting events and concerts.

The Company concluded that Transportation Services and any related support activities are a single performance obligation under ASC 606. The transaction price is determined by the fixed rate usage-based fees or fixed fees which are agreed upon in the Company’s executed contracts. For Mobile Health, the performance of the services and any related support activities are a single performance obligation under ASC 606. Mobile Health services are typically billed based on a fixed rate (i.e., time and materials separately or combined) fee structure taking into consideration staff and materials utilized.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

As the performance associated with such services is known and quantifiable at the end of a period in which the services occurred (i.e., monthly or quarterly), revenues are typically recognized in the respective period performed. The typical billing cycle for Transportation Services and Mobile Health services is same day to 5 days with payments generally due within 30 days. For Transportation Services, the Company estimates the amount of revenues unbilled at month end and recognizes such amounts as revenue, based on available data and customer history. The Company’s Transportation Services and Mobile Health services each represent a single performance obligation. Therefore, allocation is not necessary as the transaction price (fees) for the services provided is standard and explicitly stated in the contractual fee schedule and/or invoice. The Company monitors and evaluate all contracts on a case-by-case basis to determine if multiple performance obligations are present in a contractual arrangement.

For Transportation Services, the customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations at the same time. For Transportation Services, where the customer pays fixed rate usage-based fees, the actual usage in the period represents the best measure of progress. Generally, for Mobile Health services, the customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations at the same time. For certain Mobile Health services that have a fixed fee arrangement, and the services are provided over time, revenue is recognized over time as the services are provided to the customer.

Disaggregation of revenue

In the following table, revenue is disaggregated by as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Primary Geographical Markets
United States	$59,946,797	$21,205,022	$107,308,709	$33,570,222
United Kingdom	2,239,200	1,331,707	4,246,682	2,343,599
Total revenue	$62,185,997	$22,536,729	$111,555,391	$35,913,821

Major Segments/Service Lines
Core Transportation Services	$28,936,421	$19,477,389	$47,740,979	$32,335,291
Mobile Health	33,249,576	3,059,340	63,814,412	3,578,530
Total revenue	$62,185,997	$22,536,729	$111,555,391	$35,913,821

Stock Based Compensation

The Company expenses stock based compensation over the requisite service period based on the estimated grant-date fair value of the awards. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. One of these assumptions include the expected volatility of the Company’s stock price. Developing this assumption requires the use of judgment. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. The Company accounts for forfeitures as they occur. All stock based compensation costs are recorded in operating expenses in the consolidated statements of operations.

Loss per Share

Net loss per share represents the net loss attributable to stockholders divided by the weighted-average number of shares outstanding during the period on an as-converted to common share basis. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

or converted into common stock of the Company during the reporting periods. Potential dilutive common stock equivalents consist of the incremental common shares issuable upon exercise of warrants and the incremental shares issuable upon conversion of stock options. In reporting periods in which the Company has a net loss, the effect of these are considered anti-dilutive and excluded from the diluted earnings per share calculation. The number of shares excluded from the calculation was 39,446 and 38,094 as of June 30, 2021 and June 30, 2020, respectively, because their inclusion would have been anti-dilutive.

Leases

The Company categorizes leases at its inception as either operating or finance leases based on the criteria in ASC 842, Leases. The Company adopted FASB ASC 842, Leases, (“ASC 842”) on January 1, 2019, using the modified retrospective approach, and has established a Right-of-Use (“ROU”) Asset and a current and non-current Lease Liability for each lease arrangement identified. The lease liability is recorded at the present value of future lease payments discounted using the discount rate that approximates the Company’s incremental borrowing rate for the lease established at the commencement date, and the ROU asset is measured as the lease liability plus any initial direct costs, less any lease incentives received before commencement. The Company recognizes a single lease cost, so that the remaining cost of the lease is allocated over the remaining lease term on a straight-line basis.

The Company has lease arrangements for vehicles, equipment and facilities. These leases typically have original terms not exceeding 10 years and, in some cases contain multi-year renewal options, none of which are reasonably certain of exercise. The Company’s lease arrangements may contain both lease and non-lease components. The Company has elected to combine and account for lease and non-lease components as a single lease component. The Company has incorporated residual value obligations in leases for which there is such occurrences. Regarding short-term leases, ASC 842-10-25-2 permits and entity to make a policy election not to apply the recognition requirements of ASC 842 to Short-term leases. The Company has elected not to apply the ASC 842 recognition criteria to any leases that qualify as Short-Term Leases.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or its tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Recently Issued Accounting Standards Not Yet Adopted

In January 2020, the FASB issued ASU 2020-01- Investments-Equity Securities (“ASC 321”), Investments-Equity Method and Joint Ventures (“ASC 323”), and Derivatives and Hedging (“ASC 815”)-Clarifying the Interactions between ASC 321, ASC 323, and ASC 815 (a consensus of the Emerging Issues Task Force), which clarifies the interaction of the accounting for certain equity securities, equity method investments, and certain forward contracts and purchased options. The guidance clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying measurement principles for certain equity securities immediately before applying or discontinuing the equity method. The Company expects to adopt this guidance in 2021 using a prospective method. The assessment of the adoption of this ASU is in process and is not expected to have a material impact on the Company’s Condensed Consolidated Financial statements.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (“ASC 740”): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which modifies ASC 740 to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. ASU 2019-12 is effective for the Company for interim and annual reporting periods beginning after December 15, 2021. The Company is currently assessing the impact of ASU 2019-12, but it is not expected to have a material impact on the Company’s Condensed Consolidated Financial statement.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except the losses will be recognized as allowances instead of reductions in the amortized cost of the securities. In addition, an entity will have to disclose significantly more information about allowances, credit quality indicators and past due securities. The new standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, and will be applied as a cumulative-effect adjustment to retained earnings. The Company is currently evaluating the impact of the pending adoption of the new standard on its Condensed Consolidated Financial statements and intends to adopt the standard on January 1, 2023.

In May 2021, the FASB issued ASU No. 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The ASU addresses the previous lack of specific guidance in the accounting standards codification related to modifications or exchanges of freestanding equity-classified written call options (such as warrants) by specifying the accounting for various modification scenarios. The ASU is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted for any periods after issuance to be applied as of the beginning of the fiscal year that includes the interim period. The assessment of the adoption of this ASU is in process and is not expected to have a material impact on the Company’s Condensed Consolidated Financial statements.

Insurance Reserves

Management determines insurance reserves required for known incurred claims and incurred-but-not reported claims, to cover potential losses within the Company’s self-insured deductible limits with its commercial carriers, which include significant factors such as (i) the frequency of incidents occurring and (ii) the level of the loss within the self-insured deductible.

3. Property and Equipment, net

Property and equipment, net, as of June 30, 2021 and December 31, 2020 are as follows:
	June 30, 2021	December 31, 2020

	Unaudited
Office equipment and furniture	$1,462,852	$1,044,555
Buildings	498,784	200,000
Land	37,800	37,800
Transportation equipment	11,621,574	10,418,045
Medical equipment	3,194,004	2,681,510
Leasehold improvements	605,547	593,300
	17,420,561	14,975,210
Less: accumulated depreciation	(7,003,915)	(5,869,613)
Property and equipment, net	$10,416,646	$9,105,597

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Acquisition of Businesses and Asset Acquisitions

LJH Ambulance Acquisition

On November 20, 2020, AF WI LNZ, LLC, a subsidiary of Ambulnz-FMC North America LLC (a subsidiary of Holdings), entered into the Share Purchase Agreement (“Agreement”) with LJH Ambulance (“LJH”). LJH was in the business of providing medical transportation services. The purchase price consisted of $465,000 cash consideration. The Company also agreed to pay the Seller 50% of all proceeds from accounts receivable that were outstanding as of the Agreement signing date that are actually received by the Company after the Agreement closing date.

The purchase price was allocated as follows:
Consideration:
Cash consideration	$465,000
Contingent consideration – collection of accounts receivable	372,168
Total consideration	$837,168

Recognized amounts of identifiable assets acquired and liabilities assumed
Accounts receivable	$744,336
Other current assets	3,427
Property, plant and equipment	372,800
Intangible assets	200,000
Total identifiable assets acquired	1,320,563

Notes payable	372,921
Accounts receivable collections payable	372,168
Accounts payable and accrued expenses	41,423
Total liabilities assumed	786,512

Goodwill	303,117
Total purchase price	$837,168

The Company also incurred $55,800 of transaction costs which were expensed as incurred, at the time of the closing of the acquisition, and recorded in the general and administrative account on the consolidated statement of operations. As of June 30, 2021 and December 31, 2020, the Company recorded $837,168, and $837,168, respectively, as due to seller in the consolidated balance sheet.

5. Goodwill

The Company recorded goodwill in connection with its acquisitions. The changes in the carrying value of goodwill for the period ended June 30, 2021 are as noted in the tables below:
Carrying Value
Balance at December 31, 2020	$6,610,557
Goodwill acquired during the period	—
Balance at June 30, 2021	$6,610,557

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. Intangibles

Intangible assets consist of the following as of June 30, 2021 and December 31, 2020:
	June 30, 2021
	Estimated Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	15 years	$35,633	$(4,989)	$30,644
Computer software	5 years	294,147	(190,360)	103,787
Operating licenses	Indefinite	8,375,514	—	8,375,514
Internally developed software	4 – 5 years	5,201,054	(2,893,234)	2,307,820
		$13,906,348	$(3,088,583)	$10,817,765
	December 31, 2020
	Estimated Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	15 years	$23,382	$(4,107)	$19,275
Computer software	5 years	294,148	(161,332)	132,816
Operating licenses	Indefinite	8,375,514	—	8,375,514
Internally developed software	4 – 5 years	4,189,662	(2,043,161)	2,146,501
		$12,882,706	$(2,208,600)	$10,674,106

The Company recorded amortization expense of $879,984 and $725,023 for the periods ended June 30, 2021 and 2020, respectively.

Future amortization expense at June 30, 2021 for the next five years and in the aggregate are as follows:
Amortization Expense
2021, remaining	$560,501
2022	1,098,366
2023	573,198
2024	116,643
2025	73,602
Thereafter	19,941
Total	$2,442,251

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Accrued Liabilities

Accrued liabilities consisted of the following at the dates indicated:
	June 30, 2021	December 31, 2020
Accrued lab fees	$7,963,142	$4,267,665
Accrued payroll	6,548,006	2,409,105
Medicare advance	1,945,814	2,397,024
FICA/Medicare liability	1,793,551	1,793,551
Accrued general expenses	6,250,514	1,437,684
Accrued fuel and maintenance	494,695	181,195
Accrued workers compensation	120,426	538,897
Other current liabilities	57,657	50,000
Accrued legal fees	1,251,463	1,172,425
Credit card payable	50,804	6,892
Deferred rent	—	—
Total accrued liabilities	$26,476,072	$14,254,438

8. Line of Credit

On May 13, 2021, the Company entered into a revolving loan and security agreement with a bank (the “Lender”), with a maximum revolving advance amount of $12,000,000. Each Revolving Advance shall bear interest at a per annum rate equal to the Wall Street Journal Prime Rate, as the same may change from time to time, plus one percent (1.00%), but in no event less than five percent (5.00%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed (“Contract Rate”). The revolving loan has a maturity date of May 12, 2022 (“Maturity Date”). As of June 30, 2021 the outstanding balance is $8,000,000.

9. Notes Payable

The Company has various loans with finance companies with monthly installments aggregating $60,499, inclusive of interest ranging from 0.00% through 9.07%. The notes mature at various times through 2026 and are secured by transportation equipment.

The following table summarizes the Company’s notes payable:
	June 30, 2021	December 31, 2020
Equipment and financing loans payable, between 3% and 5.70% interest and maturing between July 2021 and June 2022	$1,030,928	$1,116,184
Loan received pursuant to the Payroll Protection Program Term Note	142,667	142,667
Total notes payable	1,173,595	1,258,851
Less: current portion of notes payable	$431,134	$664,357
Total non-current portion of notes payable	$742,461	$594,494

Interest expense was $28,816 and $24,591 for the periods ended June 30, 2021 and 2020, respectively.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. Notes Payable (cont.)

Future minimum annual maturities of notes payable at June 30, 2021 are as follows:
Notes Payable
2021, remaining	$219,365
2022	418,269
2023	310,410
2024	124,704
2025	78,560
Thereafter	22,287
Total maturities	$1,173,595
Current portion of notes payable	(431,134)
Long-term portion of notes payable	$742,461

Paycheck Protection Program Loan

On November 20, 2020, the Company entered into a stock purchase agreement with LJH. Under the agreement, the Company acquired 100% of the outstanding shares of common stock Prior to the acquisition, LJH received $142,667 from the Paycheck Protection Program (the “PPP Loan”), established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). As part of the purchase agreement, the Company acquired the $142,667 PPP Loan and recorded the balance in notes payable. The unsecured PPP Loan accrues interest on the outstanding principal at the rate of 1% per annum, due on September 13, 2021.

The Loan amount may be eligible for forgiveness pursuant to (1) at least 75% of the loan proceeds are used to cover payroll costs and the remainder is used for mortgage interest, rent and utility costs over the eight week period after the loan is made, and (2) the number of employees and compensation levels are generally maintained. Forgiveness of the loan is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on future adherence to the forgiveness criteria. The Company used the entire PPP Loan for qualifying payroll expenses, and expects to file for loan forgiveness in the near future, though no assurance is provided that the Company will obtain forgiveness of the PPP Loan in whole or in part.

10. Business Segment Information

The Company conducts business as two operating segments, Transportation Services and Mobile Health services. In accordance with ASC 280, Segment Reporting, operating segments are components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker, who is the chief executive officer, in deciding how to allocate resources and assessing performance. The Company’s business operates in two operating segments because the Company’s entities have two main revenue streams, and the Company’s chief operating decision maker evaluates the Company’s financial information and resources and assesses the performance of these resources by revenue stream.

The accounting policies of the segments are the same as the accounting policies of the Company as a whole. The Company evaluates the performance of its Transportation services and Mobile Health services segments based primarily on results of operations.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. Business Segment Information (cont.)

Operating results for the business segments of the Company are as follows:
	Transportation Services	Mobile Health Services	Total
Three Months Ended June 30, 2021
Revenues	$28,936,421	$33,249,576	$62,185,997
(Loss) income from operations	(598,737)	857,496	258,759
Total assets	$94,500,701	$28,634,083	$123,134,784

Depreciation and amortization expense	$(1,756,843)	$(140,208)	$(1,897,051)
Stock compensation	$360,600	9,400	$370,000
Long-lived assets	$25,939,839	$1,905,129	$27,844,968

Three Months Ended June 30, 2020
Revenues	$19,477,389	$3,059,340	$22,536,729
(Loss) income from operations	(2,201,941)	489,434	(1,712,507)
Total assets	$95,201,741	$2,545,558	$97,747,299

Depreciation and amortization expense	$(1,349,961)	$(61)	$(1,350,022)
Stock compensation	$171,768	—	$171,768
Long-lived assets	$24,289,395	$—	$24,289,395
	Transportation Services	Mobile Health Services	Total
Six Months Ended June 30, 2021
Revenues	$47,740,979	$63,814,412	$111,555,391
(Loss) income from operations	(4,000,937)	2,385,739	(1,615,198)
Total assets	$94,500,701	$28,634,083	$123,134,784

Depreciation and amortization expense	$3,354,519	$140,208	$3,494,727
Stock compensation	$752,134	9,400	$761,534
Long-lived assets	$25,939,839	$1,905,129	$27,844,968

Six Months Ended June 30, 2020
Revenues	$32,335,291	$3,578,530	$35,913,821
(Loss) income from operations	(8,340,292)	592,313	(7,747,979)
Total assets	$95,201,741	$2,545,558	$97,747,299

Depreciation and amortization expense	$2,695,621	$61	$2,695,682
Stock compensation	$343,536	—	$343,536
Long-lived assets	$24,289,395	$—	$24,289,395

Long-lived assets include property, plant and equipment, goodwill and intangible assets.

Geographic Information

Revenues by geographic location included in Note 2.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Equity

Preferred Stock

On May 23, 2019, Series A preferred stock was formed, and 40,000 shares were authorized. Each share of Series A preferred stock is convertible into Class A common stock at a conversion price of $3,000 per share, subject to adjustment as defined in the articles of incorporation.

Series A preferred stockholders have voting rights equivalent to the number of common stock shares issuable upon conversion. The Series A preferred stockholders are entitled to non-cumulative dividends equal to 8% of the original issue price as defined in the agreement when declared by the board of directors.

The holders of the Series A preferred stock have preferential liquidation rights and rank senior to the holders of common stock. If a liquidation were to occur, the holders of the Series A preferred stock will be paid an amount equal to $3,000 per share, subject to adjustment as defined in the articles of incorporation, plus all accrued and unpaid dividends thereon. After the payment of the Series A preferred stockholders, the common stockholders will be paid out on a pro-rate basis.

Common Stock

On November 1, 2017, the Company converted its legal structure from a limited liability company to a corporation and converted its membership units into shares of common stock at a rate of 1,000 shares per membership unit. The total authorized number of shares of common stock converted was 100,000 shares, comprised of 35,597 shares of Class A common stock and 64,402 shares of Class B common stock.

On May 23, 2019, the Company amended and restated its articles of incorporation and the total authorized common shares increased to 154,503 shares, comprised of 78,000 shares of Class A common stock and 76,503 shares of Class B common stock. The Class A common stockholders have voting rights equivalent to one vote per share of common stock and the Class B common stockholders have no voting rights. Dividends may be paid to the common stockholders out of funds legally available, when declared by the board of directors.

Warrants

On February 15, 2018, the Company issued a warrant to purchase 1,367 shares of Class B Common Stock at a purchase price of $0.01 per share to an investor in conjunction with a capital investment. The warrant has no expiration date. The fair value on the date of issuance was $5,400 per share for a total fair value of $7,381,800. On May 23, 2019, this warrant was exchanged for a warrant to purchase 2,461 shares of Series A Preferred Stock at a purchase price of $0.01 per share. The exchanged warrant has no expiration date, with a fair value on the date of issuance of $3,000 per share for a total fair value of $7,383,000.

On June 5, 2019, the Company issued a warrant to purchase 667 shares of Series A Preferred Stock at a purchase price of $3,000 per share to an investor in conjunction with a capital investment. The warrant expires on June 6, 2029. The fair value on the date of issuance was $2,078 per warrant for a total fair value of $1,386,026.

12. Stock Based Compensation

Stock Options

In November 2017, the Company established the Ambulnz, Inc. Equity Incentive Plan (the “Plan”) and reserved 10,400 shares of Class B common stock for issuance under the Plan. The Company’s stock options generally vest on various terms based on continuous services over periods ranging from three to five years. The stock options are subject to time vesting requirements through 2028, and are nontransferable. Stock options granted have a maximum contractual term of 10 years. At June 30, 2021, 4,843 employee options had vested.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Stock Based Compensation (cont.)

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company’s shares of stock are not publicly traded; however, management has taken the average of several publicly traded companies that are representative of the Company’s size and industry in order to estimate its expected stock volatility. The expected term of the options represents the period of time the instruments are expected to be outstanding. The Company bases the risk-free interest rate on the rate payable on the U.S. Treasury securities corresponding to the expected term of the awards at the date of grant. Expected dividend yield is zero based on the fact that the Company has not historically paid and does not intend to pay a dividend in the foreseeable future.

The Company utilized contemporaneous valuations in determining the fair value of the Class B Common non-voting shares at the date of option grants. Prior to the Merger, each valuation utilized both the discounted cash flow and guideline public company methodologies to estimate the fair value of its shares on a non-controlling and marketable basis. The March 15, 2021 valuation report relied solely on the fair value of the Company’s shares implied by the March 8, 2021 Merger Agreement with Motion Acquisition Corp.

A discount for lack of marketability was applied to the non-controlling and marketable fair value estimates determined above. The determination of an appropriate discount for lack of marketability was based on a review of discounts on the sale of restricted shares of publicly traded companies and put-based quantitative methods. Factors that influenced the size of the discount for lack of marketability include (a) the estimated time it would take for a Company stockholder to achieve marketability, and (b) the volatility of the Company’s business.

The following assumptions were used to compute the fair value of the sole stock option grant during the period ended June 30, 2021, and 2020:
	Six Months Ended June 30,
	2021	2020
Volatility	62% – 71%	44.48%
Expected term (in years)	.5 – 2	2
Risk-free interest rate	0.06%	0.14% – 1.58%
Dividend yield	0	0

The following table summarizes the Company’s stock option activity under the Plan for the period ended June 30, 2021:
	Number of Shares Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Balance at December 31, 2020	7,186	$1,190	7	8,129,671
Stock Options grants	1,344	4,381	10
Stock options exercised	—	—	—
Stock option forfeited	(533)	(1,167)	—
Balance at June 30, 2021	7,997	$1,524	7	$38,993,660
Vested or expected to vest at June 30, 2021	4,843	$1,228	7	$25,190,362

The aggregate intrinsic value in the above table is calculated as the difference between fair value of the Company’s common stock price and the exercise price of the stock options. The weighted average grant date fair value per share for stock option grants during the periods ended June 30, 2021, and December 31, 2020 was $1,173 and $275, respectively, at June 30, 2021 and December 31, 2020, the total unrecognized compensation related to unvested stock option awards granted was $2,560,570 and $1,947,767, respectively, which the Company expects to recognize over a weighted-average period of approximately 2.99 years.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Leases

Operating Leases

The Company is obligated to make rental payments under non-cancellable operating leases for office, dispatch station space, and transportation equipment, expiring at various dates through 2026. Under the terms of the leases, the Company is also obligated for its proportionate share of real estate taxes, insurance and maintenance costs of the property. The Company is required to hold certain funds in restricted cash and cash equivalents accounts under some of these agreements.

Certain leases for property and transportation equipment contain options to purchase, extend or terminate the lease. Determining the lease term and amount of lease payments to include in the calculation of the right-of-use (ROU) asset and lease obligations for leases containing options requires the use of judgment to determine whether the exercise of an option is reasonably certain and whether the optional period and payments should be included in the calculation of the associated ROU asset and lease obligation. In making the determination of such judgment, the Company considers all relevant economic factors that would require whether to exercise or not exercise the option.

The Company’s lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate imputed discount rate. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived imputed rates, which were used to discount its real estate lease liabilities. The Company used estimated borrowing rates of 6% on January 1, 2019, for all leases that commenced prior to that date, for office spaces and transportation equipment.

Lease Costs

The table below comprise lease as follows:
	Three Months Ended		Six Months Ended
Components of total lease cost:	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Operating lease expense	$446,564	$425,117	$937,939	$797,168
Short-term lease expense	125,745	35,564	193,795	37,814
Total lease cost	$572,309	$460,681	$1,131,734	$834,982

Lease Position as of June 30, 2021

Right-of-use lease assets and lease liabilities for the Company’s operating leases were recorded in the consolidated balance sheets as follows:
	June 30, 2021	December 31, 2020
Assets
Lease right-of-use assets	$4,628,913	$4,997,407
Total lease assets	$4,628,913	$4,997,407

Liabilities
Current liabilities:
Lease liability – current portion	$1,572,510	$1,620,470

Noncurrent liabilities:
Lease liability, net of current portion	3,334,896	3,638,254
Total lease liability	$4,907,406	$5,258,724

Lease Terms and Discount Rate
Weighted average remaining lease term (in years) – operating leases		4.40
Weighted average discount rate – operating leases		6.0%

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Leases (cont.)

Undiscounted Cash Flows

Future minimum lease payments under the operating leases at June 30, 2021 are as follows:
Operating Leases
2021, remaining	$1,012,588
2022	1,577,476
2023	1,129,071
2024	711,566
2025	721,348
2026 and thereafter	356,697
Total future minimum lease payments	5,508,746
Less effects of discounting	$(601,340)
Present value of future minimum lease payments	$4,907,406

Operating lease expense approximated $446,564 and $425,117 for the three months ended June 30, 2021, and 2020, respectively.

Operating lease expense approximated $937,939 and $797,168 for the six months ended June 30, 2021, and 2020, respectively.

For the three months ended June 30, 2021, the Company made $446,564 of fixed cash payments related to operating leases and $652,891 related to finance leases.

For the six months ended June 30, 2021, the Company made $937,939 of fixed cash payments related to operating leases and $1,254,392 related to finance leases.

Finance Leases

The Company leases vehicles under a non-cancelable finance lease agreements with a liability of $8,516,247 and $7,373,664 for the periods ended June 30, 2021, and December 31, 2020, (accumulated depreciation of $5,538,774 and $4,181,317 as of June 30, 2021, and December 31, 2020). Depreciation expense for the vehicles under non-cancelable lease agreements amounted to $1,357,457 and $1,055,311 for the six months ended June 30, 2021, and 2020, respectively. Depreciation expense for the vehicles under non-cancelable lease agreements amounted to $710,645 and $530,725 for the three months ended June 30, 2021, and 2020, respectively.

Lease Payments

The table below comprise lease payments as follows:
	Three Months Ended		Six Months Ended
Components of total lease payment:	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Finance lease payment	$652,891	$521,397	$1,254,392	$1,043,678
Short-term lease payment	$—	$—	$—	$—
Total lease payments	$652,891	$521,397	$1,254,392	$1,043,678

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Leases (cont.)

Lease Position as of June 30, 2021

Right-of-use lease assets and lease liabilities for the Company’s finance leases were recorded in the consolidated balance sheet as follows:
	June 30, 2021	December 31, 2020
Assets
Lease right-of-use assets	$7,819,951	$7,001,644
Total lease assets	$7,819,951	$7,001,644

Liabilities
Current liabilities:
Lease liability – current portion	$2,387,499	$1,876,765

Noncurrent liabilities:
Lease liability, net of current portion	6,128,748	5,496,899
Total lease liability	$8,516,247	$7,373,664

Lease Terms and Discount Rate

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s finance leases as of June 30, 2021:
Weighted average remaining lease term (in years) – finance leases	3.59
Weighted average discount rate – finance leases	6.00%

Undiscounted Cash Flows

Future minimum lease payments under the finance leases at June 30, 2021 are as follows:
Finance Leases
2021, remaining	$1,357,023
2022	3,169,911
2023	2,411,121
2024	1,115,522
2025	1,162,368
2026 and thereafter	305,157
Total future minimum lease payments	9,521,102
Less effects of discounting	(1,004,855)
Present value of future minimum lease payments	$8,516,247

14. Other Income

In 2020, the company recognized Other Income of $300,000 from a legal settlement in the Consolidated Statements of Operations and Comprehensive Loss for the year.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. Related Party Transactions

Historically, the Company has been involved in transactions with various related parties.

The Company purchases medical supplies from Medline Industries Inc. Medline Industries Inc. is an investor in the Company, and therefore, a related party. The Company made payments to Medline Industries Inc. for medical supplies in the amount of $237,574 and $35,751 for the six months ended June 30, 2021 and 2020, respectively. The Company made payments to Medline Industries Inc. for medical supplies in the amount of $127,194 and $26,249 for the three months ended June 30, 2021 and 2020, respectively.

Pride Staff also provides subcontractor services for the Company. The Pride Staff franchise is owned by an operations manager of the Company and his spouse, and therefore, a related party. The Company made subcontractor payments to Pride Staff totaling $500,057 and $221,111 for the six months ended June 30, 2021 and 2020, respectively. The Company made subcontractor payments to Pride Staff totaling $190,739 and $152,211 for the three months ended June 30, 2021 and 2020, respectively.

SM Hewlett LLC also provides commission services for the Company. The SM Hewlett franchise is owned by an operations manager of the Company, and therefore, a related party. The Company made commission payments to SM Hewlett totaling $143,947 and $0 for the six months ended June 30, 2021 and 2020, respectively. The Company made commission payments to SM Hewlett totaling $55,164 and $0 for the three months ended June 30, 2021 and 2020, respectively.

Included in accounts payable were $34,342 and $5,169 due to related parties as of June 30, 2021 and December 31, 2020, respectively.

16. Income Taxes

As a result of the Company’s history of net operating losses (“NOL”), the Company had historically provided for a full valuation allowance against its deferred tax assets for assets that are not more-likely-than-not to be realized. The Company’s income tax expense/(benefit) for the three months ended June 30, 2021 and 2020 were ($1,107) and $11,000, respectively. For the six months ended June 30, 2021 and 2020, the Company’s income tax expense/(benefits) were $8,923 and $12,204, respectively.

17. Legal Proceedings

From time to time, the Company may be involved as a defendant in legal actions that arise in the normal course of business. In the opinion of management, the Company has adequate legal defense on all legal actions, and the results of any such proceedings would not materially impact the Condensed Consolidated Financial statements of the Company. The Company provides disclosure and records loss contingencies in accordance with the loss contingencies accounting guidance. In accordance with such guidance, the Company establishes accruals for such matters when potential losses become probable and can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the possible loss in the Condensed Consolidated Financial statements.

As of June 30, 2021 and December 31, 2020, the Company recorded a liability of $1,000,000, which represents an amount for an agreed settlement, under the terms of a memorandum of understanding, of various class-based claims, both actual and potential, under Federal and California State law over an historical period. The settlement is subject to court approval.

18. Risk and Uncertainties

COVID-19 Risks, Impacts and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally. In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally.

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18. Risk and Uncertainties (cont.)

The spread of COVID-19 and the related country-wide shutdowns and restrictions have had a mixed impact on the Company’s business. In the ambulance transportation business, which predominantly comprises non-emergency medical transportation, the Company has seen a decline in volumes from historical and expected levels, as elective surgeries and other procedures have been postponed. In some of the Company’s larger markets, such as New York and California, there have been declines in trip volume. In addition, the Company experienced lost revenues associated with sporting, concerts and other events, as those events have been cancelled or have a significantly restricted (or entirely eliminated) the number of permitted attendees.

There are two areas where the Company has experienced positive business impacts from COVID-19. In April and May 2020, the Company participated in an emergency project with Federal Emergency Management Agency (“FEMA”) in the New York City area. This engagement resulted in incremental transportation revenue. In addition, in response to the need for widespread COVID-19 testing and available Emergency Medical Technicians (“EMT”) and Paramedics, the Company formed a new subsidiary, Rapid Reliable Testing, LLC (“RRT”), with the goal to perform COVID-19 tests at nursing homes, municipal sites, businesses, schools and other venues. RRT is part of the Mobile Health segment.

The Company has continued to operate with several back-office employees working remotely. To date, the Company has not witnessed any degradation in productivity from these employees, and the Company’s operations have proceeded without major interruption.

The measures to contain the spread of COVID-19 in the Company and other developments related to COVID-19 have materially affected the Company’s results of operations during 2020. Where applicable, the impact resulting from the COVID-19 pandemic during the year ended December 31, 2020, has been considered, including updated assessments of the recoverability of assets and evaluation of potential credit losses.

Sources of relief available to the Company included the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020, the Paycheck Protection Program and Health Care Enhancement Act (the “PPPHCE Act”), which was enacted on April 24, 2020, and the Consolidated Appropriations Act, 2021 (the “CAA”), which was enacted on December 27, 2020. The CARES Act, PPPHCE Act and the CAA authorized funding to be distributed to hospitals and other healthcare providers through the Public Health and Social Services Emergency Fund (the “PHSSEF”). In addition, the CARES Act provide for an expansion of the Medicare Accelerated and Advance Payment Program whereby inpatient acute care hospitals and other eligible providers were able to request accelerated payment of up to 100% of their Medicare payment amount for a six-month period to be repaid through withholding of future Medicare fee-for-service payments. During the year ended December 31, 2020, the Company was a beneficiary of these stimulus measures, including the Medicare Accelerated and Advance Payment Program. The Company’s accounting policies for the recognition of these stimulus monies are as follows:

Pandemic Relief Funds

During the year ended December 31, 2020, the Company received $1,046,955 in payments through the PHSSEF and various state and local programs, net of amounts that will be repaid to HHS. The PHSSEF payments received were recognized as a reduction in cost of revenues on the income statement during the year ended December 31, 2020. The recognition of amounts received is conditioned upon the provision of care for individuals with possible or actual cases of COVID-19 after January 31, 2020. Certification that payment will be used to offset costs to prevent, prepare for and respond to coronavirus will be required. Amounts are recognized as a reduction to operating costs and expenses only to the extent the Company is reasonably assured that underlying conditions have been met.

The Company’s assessment of whether the terms and conditions for amounts received are reasonably assured of having been met considers, among other things, the CARES Act, the CAA and all frequently asked questions and other interpretive guidance issued by HHS, including the Post-Payment Notice of Reporting Requirements issued on January 15, 2021 (the “January 15, 2021 Notice”) and frequently asked questions issued by HHS on January 28, 2021 which clarified previously issued guidance, as well as expenses incurred attributable to the coronavirus and the Company’s results of operations during such period as compared to the Company’s budget. Such guidance,

Ambulnz, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18. Risk and Uncertainties (cont.)

specifically the various Post-Payment Notice of Reporting Requirements and frequently asked questions issued by HHS, set forth the allowable methods for quantifying eligible healthcare related expenses and lost revenues. Only healthcare related expenses attributable to coronavirus that another source has not reimbursed and is not obligated to reimburse are eligible to be claimed. The use of funds calculation as of December 31, 2020, takes into account expenses attributable to each respective entity, which primarily relate to incremental labor and supply costs, as well as lost revenue opportunity cost.

Amounts received through the PHSSEF or state and local programs that have not yet been recognized as a reduction to operating costs and expenses or otherwise have not been refunded to HHS or the various state and local agencies as of December 31, 2020, are reflected within accounts payable and accrued expenses in the consolidated balance sheet, and such unrecognized amounts may be recognized as a reduction in operating costs and expenses in future periods if the underlying conditions for recognition are met. HHS’ interpretation of the underlying terms and conditions of such PHSSEF payments, including auditing and reporting requirements, continues to evolve. Additional guidance or new and amended interpretations of existing guidance on the terms and conditions of such PHSSEF payments may result in changes in the Company’s estimate of amounts for which the terms and conditions are reasonably assured of being met, and any such changes may be material. Additionally, any such changes may result in the Company’s inability to recognize additional PHSSEF payments or may result in the derecognition of amounts previously recognized, which (in any such case) may be material.

Medicare Accelerated Payments

Medicare accelerated payments of approximately $2,397,024 were received by the Company in April 2020. Effective October 8, 2020, CMS is no longer accepting new applications for accelerated payments. Accordingly, the Company does not expect to receive additional Medicare accelerated payments. Payments under the Medicare Accelerated and Advance Payment program are advances that must be repaid. Effective October 1, 2020, the program was amended such that providers are required to repay accelerated payments beginning one year after the payment was issued. After such one-year period, Medicare payments owed to providers will be recouped according to the repayment terms. The repayment terms specify that for the first 11 months after repayment begins, repayment will occur through an automatic recoupment of 25% of Medicare payments otherwise owed to the provider. At the end of the eleven-month period, recoupment will increase to 50% for six months. At the end of the six months (or 29 months from the receipt of the initial accelerated payment), Medicare will issue a letter for full repayment of any remaining balance, as applicable. In such event, if payment is not received within 30 days, interest will accrue at the annual percentage rate of four percent (4%) from the date the letter was issued, and will be assessed for each full 30-day period that the balance remains unpaid. As of December 31, 2020, the entire balance of $2,397,024 of Medicare accelerated payments are reflected within accrued liabilities in the consolidated balance sheet, as the Company expects to repay the entire balance received within 12 months of December 31, 2020. The Company’s estimate of the current liability is a function of historical cash receipts from Medicare and the repayment terms set forth above.

19. Subsequent Events

On August 19, 2021 the Company purchased the remaining 20% of Ambulnz UK Ltd’s outstanding B Ordinary shares. As a result of this transaction Ambulnz now owns 100% of Ambulnz UK Ltd. Consideration for the transaction is £750,000 of which £368,313 will be paid in restricted stock consisting of 77.8 Class B Common Shares of Ambulnz Inc at a fair market value per share of $6,430 and £381,687 in cash, payable in 4 equal monthly installments of £96,920.30 plus interest at 6% per annum. Cash payments are due September 30, 2021, October 31, 2021, November 30, 2021 and December 31, 2021. Restricted stock will vest and transfer restrictions shall lapse according to the following schedule: 12.8 shares on February 1, 2022, 13 shares on August 19, 2022, 13 shares on February 1, 2023, 13 shares on August 19, 2023, 13 shares on February 1, 2014, and 13 shares August 19, 2024. Vesting is contingent upon the employment of the seller, vesting will cease upon resignation by participant or if participant is terminated for cause.

Ambulnz, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Ambulnz, Inc. and Subsidiaries
New York, New York

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ambulnz, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and comprehensive income (loss) and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Urish Popeck & Co., LLC

We have served as the Company’s auditor since 2021.
Pittsburgh, PA

June 24, 2021

Ambulnz, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$32,418,220	$47,739,610
Account receivable, net of allowance of $3,193,048 and $2,519,408 as of December 31, 2020 and 2019, respectively	24,854,957	10,162,569
Prepaid expenses and other current assets	1,150,491	1,241,155
Total current assets	58,423,668	59,143,334
Property and equipment, net	9,105,597	6,378,706
Intangibles, net	10,674,106	9,970,576
Goodwill	6,610,557	6,307,440
Restricted cash	2,039,053	4,028,125
Operating lease right-of-use assets	4,997,407	5,147,005
Finance lease right-of-use assets	7,001,644	8,886,378
Other assets	1,320,331	1,102,232
Total assets	$100,172,363	$100,963,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,954,123	$947,938
Accrued liabilities	14,254,438	4,587,787
Notes payable, current	664,357	564,910
Due to seller	1,125,522	529,205
Operating lease liability, current	1,620,470	1,252,727
Finance lease liability, current	1,876,765	1,849,086
Total current liabilities	23,495,675	9,731,653
Notes payable, non-current	594,494	751,498
Operating lease liability, non-current	3,638,254	4,141,190
Finance lease liability, non-current	5,496,899	6,976,621
Total liabilities	33,225,322	21,600,962

Commitment and Contingencies
Stockholders’ equity:
Series A preferred stock – no par value; 40,000 shares authorized; 28,055 issued and outstanding at December 31, 2020 and 2019; liquidation preference of $84,165,000 at December 31, 2020 and 2019	—	—
Class A common stock – no par value; 78,000 shares authorized; 35,497 shares issued and outstanding at December 31, 2020 and 2019	—	—
Class B common stock – no par value; 76,503 shares authorized at December 31, 2020 and 2019; 55,008 shares issued and outstanding at December 31, 2020 and 2019	—	—
Additional paid-in-capital	142,346,852	141,659,780
Accumulated deficit	(87,300,472)	(72,940,528)
Accumulated other comprehensive loss	(48,539)	(244,884)
Total stockholders’ equity attributable to Ambulnz, Inc. and Subsidiaries	54,997,841	68,474,368
Noncontrolling interest	11,949,200	10,888,466
Total stockholders’ equity	66,947,041	79,362,834
Total liabilities and stockholders’ equity	$100,172,363	$100,963,796

The accompanying notes are an integral part of these consolidated financial statements.

Ambulnz, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2020	2019
Revenue, net	$94,090,658	$48,299,112
Expenses:
Cost of revenue (exclusive of depreciation and amortization, which is shown separately below)	62,743,607	35,109,591
Operating expenses:
General and administrative	34,913,395	25,364,548
Depreciation and amortization	5,507,655	4,182,271
Legal and regulatory	3,747,865	1,813,574
Technology and development	1,189,583	1,221,453
Sales, advertising and marketing	746,236	1,370,409
Total expenses	108,848,341	69,061,846
Loss from operations	(14,757,683)	(20,762,734)

Other income (expenses)
Interest income (expense), net	(204,632)	(545,872)
Gain (loss) on disposal of fixed assets	30,546	(1,895)
Other income	300,000	119,491
Total other expenses	125,914	(428,276)
Net loss before income tax (expense) benefit	(14,631,769)	(21,191,010)
Income tax (expense) benefit	(167,443)	(47,032)
Net loss	(14,799,212)	(21,238,042)
Net loss attributable to noncontrolling interest	(439,268)	(1,028,001)
Net loss attributable to stockholders of Ambulnz, Inc. and Subsidiaries	(14,359,944)	(20,210,041)
Other comprehensive (income) loss
Foreign currency translation adjustment	196,345	(246,279)
Total comprehensive loss	$(14,163,599)	$(20,456,320)

Net loss per shares attributable to Ambulnz, Inc. and Subsidiaries – Basic	$(158.72)	$(215.98)
Weighted-average shares outstanding – Basic	90,476	93,572
Net loss per shares attributable to Ambulnz, Inc. and Subsidiaries – Diluted	$(158.72)	$(215.98)
Weighted-average shares outstanding – Diluted	90,476	$93,572

The accompanying notes are an integral part of these consolidated financial statements.

Ambulnz, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – December 31, 2018	—	$—	36,423	$—	60,336	$—	$91,899,612	$(52,730,487)	$1,395	$1,416,467	$40,586,987
Issuance of preferred stock and warrant, net of costs to raise capital of $1,092,499	16,709	—	—	—	—	—	49,035,701	—	—	—	49,035,701
Noncontrolling interest contributions	—	—	—	—	—	—	—	—	—	10,500,000	10,500,000
Stock based compensation	—	—	—	—	—	—	457,467	—	—	—	457,467
Common stock converted to preferred stock	11,257	—	(926)	—	(5,328)	—	—	—	—	—	—
Shares issued for services	89	—	—	—	—	—	267,000	—	—	—	267,000
Foreign currency translation	—	—	—	—	—	—	—	—	(246,279)	—	(246,279)
Noncontrolling interest	—	—	—	—	—	—	—	—	—	(1,028,001)	(1,028,001)
Net loss	—	—	—	—	—	—	—	(20,210,041)	—	—	(20,210,041)
Balance – December 31, 2019	28,055	$—	35,497	$—	55,008	$—	$141,659,780	(72,940,528)	$(244,884)	$10,888,466	$79,362,834
Noncontrolling interest contribution	—	—	—	—	—	—	—	—	—	1,500,002	1,500,002
Stock based compensation	—	—	—	—	—	—	687,072	—	—	—	687,072
Shares issued for services	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	196,345	—	196,345
Noncontrolling interest	—	—	—	—	—	—	—	—	—	(439,268)	(439,268)
Net loss	—	—	—	—	—	—	—	(14,359,944)	—	—	(14,359,944)
Balance – December 31, 2020	28,055	$—	35,497	$—	55,008	$—	$142,346,852	$(87,300,472)	$(48,539)	$11,949,200	$66,947,041

The accompanying notes are an integral part of these consolidated financial statements.

Ambulnz, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(14,799,212)	$(21,238,042)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	1,874,069	1,550,259
Amortization of intangible assets	1,451,214	640,086
Amortization of finance lease right-of-use assets	2,182,372	1,991,926
Gain (loss) on disposal of assets	(30,546)	1,895
Bad debt expense	1,885,457	2,467,212
Stock based compensation	687,072	457,467
Shares issued for services	—	267,000
Write-off due to seller	(300,000)	—
Gain on business acquisition		(119,491)
Changes in operating assets and liabilities:
Accounts receivable	(16,153,948)	(2,275,451)
Prepaid expenses and other current assets	94,091	(32,918)
Other assets	(218,099)	(3,555)
Accounts payable	3,006,187	(100,665)
Accrued liabilities	9,666,651	2, 188,374
Net cash used in operating activities	(10,654,692)	(14,205,903)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(4,361,501)	(1,450,795)
Proceeds from disposal of property and equipment	276,224	1,167,094
Acquisition of intangibles	(1,954,745)	(2,352,108)
Acquisition of businesses	—	(335,475)
Net cash (used in) investing activities	(6,040,022)	(2,971,284)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of line of credit	—	(1,000,000)
Repayments of notes payable	(798,371)	(449,323)
Due to seller	(34,002)	—
Noncontrolling interest contributions	1,500,002	10,500,000
Proceeds from issuance of preferred stock, net of transaction costs	—	49,035,701
Payments on obligations under finance lease	(1,479,722)	(1,748,497)
Net cash provided by financing activities	(812,093)	56,337,881

Effect of exchange rate changes on cash and cash equivalents	196,345	(246,279)

Net (decrease) increase in cash and restricted cash	(17,310,462)	38,914,415
Cash and restricted cash at beginning of period	51,767,735	12,853,320
Cash and restricted cash at end of period	$34,457,273	$51,767,735

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$608,262	$545,872
Cash paid for interest on finance lease liabilities	$440,852	$523,910
Cash paid for income taxes	$117,443	$47,032
Right-of-use assets obtained in exchange for lease liabilities	$1,600,289	$3,550,377

Ambulnz, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the Years Ended December 31,
	2020	2019
Reconciliation of cash and restricted cash
Cash	$32,418,220	$47,739,610
Restricted cash	2,039,053	4,028,125
Total cash and restricted cash shown in statement of cash flows	$34,457,273	$51,767,735

Non-cash investing activities
Acquisition of businesses funded by acquisition payable (see Note 4)	$837,168	$510,173

The accompanying notes are an integral part of these consolidated financial statements.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

The Business

Ambulnz, LLC was originally formed in Delaware on June 17, 2015, as a limited liability company. On November 1, 2017, with an effective date of January 1, 2017, Ambulnz converted its legal structure from a limited liability company to a C-corporation and changed its name to Ambulnz, Inc. (“Ambulnz”). Ambulnz is the sole owner of Ambulnz Holdings, LLC (“Holdings”) which was formed in the state of Delaware on August 5, 2015, as a limited liability company. Holdings is the owner of multiple operating entities incorporated in various states in the United States as well as within England and Wales, United Kingdom.

Ambulnz, Inc. and Subsidiaries (collectively, the “Company”) is a healthcare transportation and Mobile Health services company (“Mobile Health”) that uses proprietary dispatch and communication technology to provide quality healthcare transportation and healthcare services in major metropolitan cities in the United States and the United Kingdom. Mobile Health performs in-person care directly to patients in the comfort of their homes, workplaces and other non-traditional locations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Ambulnz and its subsidiaries. All significant intercompany transactions and balances have been eliminated in these consolidated financial statements.

Foreign Currency

The Company’s functional currency is the U.S. dollar. The functional currency of our foreign operation is the respective local currency. Assets and liabilities of foreign operations denominated in local currencies are translated at the spot rate in effect at the applicable reporting date, except for equity accounts which are translated at historical rates. The consolidated statements of operations are translated at the weighted average rate of exchange during the applicable period. The resulting unrealized cumulative translation adjustment is not material to the financial statements.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in its financial statements and the reported amounts of expenses during the reporting period. The most significant estimates in the Company’s financial statements relate to revenue recognition related to the allowance for doubtful accounts, stock options and stock-based compensation, calculations related to the incremental borrowing rate for the Company’s lease agreements, estimates related to ongoing lease terms, software development costs, impairment of long-lived assets, goodwill and indefinite-live intangible assets, business combinations, income taxes, and deferred income tax. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

Concentration of Credit Risk and Off-Balance Sheet Risk

The Company is potentially subject to concentration of credit risk with respect to its cash, cash equivalents and restricted cash, which the Company attempts to minimize by maintaining cash, cash equivalents and restricted cash with institutions of sound financial quality. At times, cash balances may exceed limits federally insured by the Federal Deposit Insurance Corporation. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the funds are held. The Company has no financial instruments with off-balance sheet risk of loss.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less. The Company maintains its cash and cash equivalents with financial institutions in the United States. The accounts at financial institutions in the United States are insured by the Federal Deposit Insurance Corporation (“FDIC”) and are in excess of FDIC limits. The Company had cash balances of approximately $323,000 and $221,000 with foreign financial institutions at December 31, 2020 and 2019, respectively.

Restricted Cash

Cash and cash equivalents subject to contractual restrictions and not readily available are classified as restricted cash in the consolidated balance sheets. Restricted cash is classified as either a current or non-current asset depending on the restriction period. The Company is required to pledge or otherwise restrict a portion of cash and cash equivalents as collateral for the line of credit, transportation equipment leases and a standby letter of credit as required by its insurance carrier (see Notes 8 and 13).

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:
Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:	Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3:

Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2020 and 2019. For certain financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, restricted cash, accounts payable and accrued expenses, and due to seller, the carrying amounts approximate their fair values as it is short term in nature. The notes payable are presented at their carrying value, which based on borrowing rates currently available to the Company for loans with similar terms, approximates its fair values.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Accounts Receivable

The Company contracts with hospitals, healthcare facilities, businesses, State and local Government entities, and insurance providers to transport patients and to provide Mobile Health services at specified rates. Accounts receivable consist of billings for transportation and healthcare services provided to patients. The billings will either be paid or settled on the patient’s behalf by health insurance providers, managed care organizations, treatment facilities, government sponsored programs, businesses or patients directly. Accounts receivable are net of insurance provider contractual allowances which are estimated at the time of billing based on contractual terms or other arrangements. Accounts receivable are periodically evaluated for collectability based on past credit history with payors and their current financial condition. Changes in the estimated collectability of account receivable are recorded in the results of operations for the period in which the estimate is revised. Accounts receivable deemed uncollectible are offset against the allowance for uncollectible accounts. The Company generally does not require collateral for accounts receivables.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. When an item is sold or retired, the costs and related accumulated depreciation or amortization are eliminated, and the resulting gain or loss, if any, is recorded in operating expenses in the consolidated statement of operations. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the respective assets. A summary of estimated useful lives is as follows:
Asset Category	Estimated Useful Lives
Buildings	39 years
Office equipment and furniture	3 years
Vehicles	5 – 8 years
Medical equipment	5 years
Leasehold improvements	Shorter of useful life of asset or lease term

Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures that improve an asset or extend its estimated useful life are capitalized.

Software Development Costs

Costs incurred during the preliminary project stage, maintenance costs and routine updates and enhancements of products are charged to expense as incurred. The Company capitalizes software development costs intended for internal use in accordance with ASC 350-40, Internal-Use Software. Costs incurred in developing the application of its software and costs incurred to upgrade or enhance product functionalities are capitalized when it is probable that the expenses would result in future economic benefits to the Company and the functionalities and enhancements are used for their intended purpose. Capitalized software costs are amortized over its useful life.

Estimated useful lives of software development activities are reviewed annually or whenever events or changes in circumstances indicate that intangible assets may be impaired and adjusted as appropriate to reflect upcoming development activities that may include significant upgrades or enhancements to the existing functionality.

Business Combinations

The Company accounts for its business combinations under the provisions of ASC 805-10, Business Combinations (“ASC 805-10”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling interests, are recorded at the date of acquisition at their respective fair values. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date and any changes in fair value after the acquisition date are accounted for as measurement-period adjustments. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings. For transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions and immediately expenses acquisition-related costs and fees associated with business combinations.

The estimated fair value of net assets to be acquired, including the allocation of the fair value to identifiable assets and liabilities, is determined using established valuation techniques. Management uses assumptions on the basis of historical knowledge of the business and projected financial information of the target. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of Management, and such variations may be significant to estimated values.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the recorded amount of long-lived assets, primarily property and equipment and finite-lived intangible assets, whenever events or changes in circumstance indicate that the recorded amount of an asset may not be fully recoverable. An impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. If an asset is determined to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. Assets targeted for disposal are reported at the lower of the carrying amount or fair value less cost to sell. For the years ended December 31, 2020 and 2019, management determined that there was no impairment loss required to be recognized for the carrying value of long-lived assets.

Goodwill and Indefinite Lived Intangible Assets

Goodwill represents the excess of the purchase price of an acquired business over the fair value of amounts assigned to assets acquired and liabilities assumed. Goodwill and indefinite-lived intangible assets, consisting primarily of operating licenses, are not amortized, but are evaluated for impairment on an annual basis, or on an interim basis when events or changes in circumstances indicate that the carrying value may not be recoverable. In assessing the recoverability of goodwill and indefinite-lived intangible assets, the Company makes assumptions regarding the estimated future cash flows, including forecasted revenue growth, projected gross margin and the discount rate to determine the fair value of these assets. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges against these assets in the reporting period in which the impairment is determined.

The Company tests goodwill for impairment at the reporting unit level, which is one level below the operating segment. The Company has the option of performing a qualitative assessment to determine whether further impairment testing is necessary before performing the one-step quantitative assessment. If as a result of the qualitative assessment, it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, a quantitative impairment test will be required. Otherwise, no further testing will be required. If a quantitative impairment test is performed, the Company compares the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. Estimating the fair value of the reporting units requires significant judgment by management. If the carrying amount of a reporting unit exceeds the fair value of the reporting unit, goodwill impairment is recognized.

Any excess in carrying value over the estimated fair value is recorded as impairment loss and charged to the results of operations in the period such determination is made. For the years ended December 31, 2020 and 2019, management determined that there was no impairment loss required to be recognized in the carrying value of goodwill or other intangible assets. The Company selected December 31 as its annual testing date.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company evaluates its financial instruments to determine if such instruments contain features that qualify as embedded derivatives.

Related Party Transactions

The Company defines related parties as affiliates of the company, entities for which investments are accounted for by the equity method, trusts for the benefit of employees, principal owners (beneficial owners of more than 10% of the voting interest), management, and members of immediate families of principal owners or management, other parties with which the company may deal with if one party controls or can significantly influence management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Related party transactions are recorded within operating expenses in the Company’s statement of operations. For details regarding the related party transactions that occurred during the years ended December 31, 2020 and 2019, refer to Note 15.

Revenue Recognition

On January 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (ASC 606), as amended.

To determine revenue recognition for contractual arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (1) identify each contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when (or as) the relevant performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services the Company provides to the customer.

The Company generates revenues from the provision of (1) ambulance and medical transportation services (“Transportation Services”) and (2) Mobile Health services. The customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations immediately. The Company has utilized the “right to invoice” expedient which allows an entity to recognize revenue in the amount of consideration to which the entity has the right to invoice when the amount that the Company has the right to invoice corresponds directly to the value transferred to the customer.

Mobile Health revenues are recorded based on contracted rates with customers for healthcare services provided. Contracted rates are based on items such as rates per hour for providers performing the service, on call special event services, and in some cases a rate per procedure.

Transportation revenues are recorded at the time services are performed based on contractual terms with insurance companies, hospitals, skilled nursing facilities and governmental agencies (Medicare/Medicaid). For services that are not performed under the terms of a contract, the Company records revenue based on the type of transport, geographical location and mileage, net of adjustments based on historical collection for specific transport types and payer types such as insurance companies, facilities and private pay.

All transaction prices are fixed and determinable which includes a fixed base rate, fixed mileage rate and an evaluation of historical collections by each payer.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Nature of Our Services

Revenue is primarily derived from:

i.       Transportation Services:    These services encompass both emergency response and non-emergency transport services. Non-emergency transport services include ambulance transports and wheelchair transports Net revenue from transportation services is derived from the transportation of patients based on billings to third party payors and healthcare facilities.

ii.      Mobile Health Services:    These services include services performed at home and offices, COVID-19 testing, and event services which include on-site healthcare support at sporting events and concerts.

The Company concluded that Transportation Services and any related support activities are a single performance obligation under ASC 606. The transaction price is determined by the fixed rate usage-based fees or fixed fees which are agreed upon in the Company’s executed contracts. For Mobile Health, the performance of the services and any related support activities are a single performance obligation under ASC 606. Mobile Health services are typically billed based on a fixed rate (i.e., time and materials separately or combined) fee structure taking into consideration staff and materials utilized.

As the performance associated with such services is known and quantifiable at the end of a period in which the services occurred (i.e., monthly or quarterly), revenues are typically recognized in the respective period performed. The typical billing cycle for Transportation Services and Mobile Health services is same day to 5 days with payments due generally within 30 days. For Transportation Services, the Company estimates the amount of revenues unbilled at month end and recognizes such amounts as revenue, based on available data and customer history. The Company’s Transportation Services and Mobile Health services each represent a single performance obligation. Therefore, allocation is not necessary as the transaction price (fees) for the services provided is standard and explicitly stated in the contractual fee schedule and/or invoice. The Company monitors and evaluate all contracts on a case-by-case basis to determine if multiple performance obligations are present in a contractual arrangement.

For Transportation Services, the customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations at the same time. For Transportation Services, where the customer pays fixed rate usage-based fees, the actual usage in the period represents the best measure of progress. Generally, for Mobile Health services, the customer simultaneously receives and consumes the benefits provided by the Company as the performance obligations are fulfilled, therefore the Company satisfies performance obligations at the same time. For certain Mobile Health services that have a fixed fee arrangement, and the services are provided over time, revenue is recognized over time as the services are provided to the customer.

Disaggregation of revenue

In the following table, revenue is disaggregated by as follows:
	For the Years Ended December 31,
	2020	2019
Primary Geographical Markets
United States	$88,362,445	$45,931,306
United Kingdom	5,728,213	2,367,806
Total revenue	$94,090,658	$48,299,112

Major Segments/Service Lines
Transportation Services	$63,188,855	$46,424,896
Mobile Health	30,901,803	1,874,216
Total revenue	$94,090,658	$48,299,112

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Stock-Based Compensation

The Company expenses stock-based compensation over the requisite service period based on the estimated grant-date fair value of the awards. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. One of these assumptions include the expected volatility of the Company’s stock price. Developing this assumption requires the use of judgment. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies. The Company accounts for forfeitures as they occur. All stock-based compensation costs are recorded in operating expenses in the consolidated statements of operations.

Loss per Share

Net loss per share represents the net loss attributable to stockholders divided by the weighted average number of shares outstanding during the period on an as-converted to common share basis. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock of the Company during the reporting periods. Potential dilutive common stock equivalents consist of the incremental common shares issuable upon exercise of warrants and the incremental shares issuable upon conversion of stock options. In reporting periods in which the Company has a net loss, the effect of these are considered anti-dilutive and excluded from the diluted earnings per share calculation. The number of shares excluded from the calculation was 38,369 and 8,728 as of December 31, 2020 and 2019, respectively, because their inclusion would have been anti-dilutive.

Leases

The Company categorizes leases at its inception as either operating or finance leases based on the criteria in ASC 842, Leases. The Company adopted FASB ASC 842, Leases, (“ASC 842”) on January 1, 2019, using the modified retrospective approach, and has established a Right-of-Use (“ROU”) Asset and a current and non-current Lease Liability for each lease arrangement identified. The lease liability is recorded at the present value of future lease payments discounted using the discount rate that approximates the Company’s incremental borrowing rate for the lease established at the commencement date, and the ROU asset is measured as the lease liability plus any initial direct costs, less any lease incentives received before commencement. The Company recognizes a single lease cost, so that the remaining cost of the lease is allocated over the remaining lease term on a straight-line basis.

The Company has lease arrangements for vehicles, equipment and facilities. These leases typically have original terms not exceeding 10 years and, in some cases contain multi-year renewal options, none of which are reasonably certain of exercise. The Company’s lease arrangements may contain both lease and non-lease components. The Company has elected to combine and account for lease and non-lease components as a single lease component. The Company has incorporated residual value obligations in leases for which there is such occurrences. Regarding short-term leases, ASC 842-10-25-2 permits and entity to make a policy election not to apply the recognition requirements of ASC 842 to Short-term leases. The Company has elected not to apply the ASC 842 recognition criteria to any leases that qualify as Short-Term Leases.

Advertising Costs

Advertising costs are expensed during the period in which it is incurred and amounted to approximately $740,234 and $1,125,799 for the years ended December 31, 2020 and 2019, respectively.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or its tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842), which requires lessees to record most lease obligations on their balance sheet by recognizing a lessee’s rights and obligations, while expenses will continue to be recognized over the life of the lease.

As of January 1, 2019, the Company adopted ASU 2016-02 and additional ASUs issued to clarify and update the guidance in ASU 2016-02 (collectively, the “new leases standard”), which modifies lease accounting for lessees to increase transparency and comparability by recording lease assets and liabilities for operating leases and disclosing key information about leasing arrangements. The Company adopted the new leases standard utilizing the modified retrospective transition method, under which amounts in prior periods presented were not restated. Upon adoption, the Company recorded $14,112,316 of right-of-use (“ROU”) assets and $14,295,660 of lease liabilities on its Condensed Consolidated Balance Sheet. The new standard provides several optional practical expedients in transition. The Company elected the ‘package of practical expedients,’ which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and initial direct costs.

The new standard also provides practical expedients for an entity’s ongoing accounting. The Company currently has elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in separate lease and non-lease components for all our leases.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (ASC 230), Classification of Certain Cash Receipts and Cash Payments. These amendments provide cash flow statement classification guidance for: (1) Debt Prepayment or Debt Extinguishment Costs, (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing, (3) Contingent Consideration Payments Made after a Business Combination, (4) Proceeds from the Settlement of Insurance Claims, (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned Life Insurance Policies, (6) Distributions Received from Equity Method Investees, (7) Beneficial Interests in Securitization Transactions, and (8) Separately Identifiable Cash Flows and Application of the Predominance Principle. The Company adopted the amendment as of January 1, 2019. Adoption of the guidance did not have a material impact on the Company’s consolidated statements of cash flows.

In June 2018, the FASB issued ASU 2018-07, which simplifies the accounting for nonemployee share-based payment transactions. The amendments specify that ASC 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The Company adopted ASU 2018-07 as of January 1, 2019, and there was no accounting impact related to the adoption.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASC 820), Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. The guidance eliminates, adds, and modifies certain disclosure requirements for fair value measurements. The Company adopted the amendment as of January 1, 2019. Adoption of the guidance did not have a material impact on the Company’s consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (ASC 350): Simplifying the Test for Goodwill Impairment. The new guidance simplifies the accounting for goodwill impairment by eliminating Step 2 of the goodwill impairment test. Under the new standard, goodwill impairment is recognized based on Step 1 of the current guidance, which calculates the carrying value in excess of the reporting unit’s fair value. The new standard is effective beginning in January 2020, with early adoption permitted. The Company adopted the standard on its required effective date beginning January 1, 2020, and the guidance was applied on a prospective basis and is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019. The adoption of the new guidance did not have a material impact on the accompanying consolidated financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In January 2020, the FASB issued ASU 2020-01 — Investments-Equity Securities (ASC 321), Investments-Equity Method and Joint Ventures (ASC 323), and Derivatives and Hedging (ASC 815)-Clarifying the Interactions between ASC 321, ASC 323, and ASC 815 (a consensus of the Emerging Issues Task Force), which clarifies the interaction of the accounting for certain equity securities, equity method investments, and certain forward contracts and purchased options. The guidance clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying measurement principles for certain equity securities immediately before applying or discontinuing the equity method. The Company expects to adopt this guidance in 2021 using a prospective method. The assessment of the adoption of this ASU is in process and is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which modifies ASC 740 to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. ASU 2019-12 is effective for the Company for interim and annual reporting periods beginning after December 15, 2021. The Company is currently assessing the impact of ASU 2019-12, but it is not expected to have a material impact on the Company’s consolidated financial statement.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except the losses will be recognized as allowances instead of reductions in the amortized cost of the securities. In addition, an entity will have to disclose significantly more information about allowances, credit quality indicators and past due securities. The new standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, and will be applied as a cumulative-effect adjustment to retained earnings. The Company is currently evaluating the impact of the pending adoption of the new standard on its consolidated financial statements and intends to adopt the standard on January 1, 2023.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Property and Equipment, net

Property and equipment, net, as of December 31, 2020 and December 31, 2019 are as follows:

	December 31, 2020	December 31, 2019
Office equipment and furniture	$1,044,555	$815,470
Buildings	200,000	—
Land	37,800	—
Vehicles	10,418,045	7,451,479
Medical equipment	2,681,510	1,670,874
Leasehold improvements	593,300	579,200
	14,975,210	10,517,023
Less: accumulated depreciation	(5,869,613)	(4,138,317)
Property and equipment, net	$9,105,597	$6,378,706

The Company recorded depreciation expense of $1,874,069 and $1,550,259 in operating expenses for the years ended December 31, 2020 and 2019, respectively.

4. Acquisition of Businesses and Asset Acquisitions

EMS Direct LLC Acquisition

On July 1, 2019, Ambulnz TX, LLC, a subsidiary of Ambulnz-FMC North America LLC (a subsidiary of Holdings), acquired 100% of the outstanding shares of common stock of EMS Direct LLC (“EMS”). EMS was in the business of providing medical transportation services for nursing homes, healthcare facilities and municipalities.

The aggregate purchase price payable by Ambulnz TX, LLC is $315,000, subject to adjustment, payable as follows: (a) $18,900 paid to EMS at closing; (b) $285,000 reserved pending offset against liabilities of EMS and to satisfy indemnification obligations; and (c) $11,100 to be paid subject to earn-out conditions, as defined in the equity purchase agreement. Management believed that it was highly likely that EMS would earn the earn-out payment and since it was payable 120 days after closing, the entire earn-out payment was included in calculating the fair value of the earn-out payment.

The purchase price was allocated to the EMS licenses. Proforma information has not been presented as it has been deemed to be immaterial. As of December 31, 2019, $10,173 is recorded as due to seller in the consolidated balance sheet.

Century Ambulance Service, Inc. Acquisition

On August 13, 2019, Ambulnz-FMC North America LLC, a subsidiary of Holdings, acquired 100% of the outstanding shares of common stock of Century Ambulance Service, Inc. (“Century”). Century was in the business of providing ambulette transportation services in New York City, Nassau and Suffolk Counties in New York State as a Medicaid Common Carrier ambulette service.

The aggregate purchase price payable by Ambulnz FMC-North America LLC was $400,000, consisting of $200,000 paid upon entering into the agreement with the remaining $200,000 to be paid upon the transfer of relevant regulatory approvals including the licenses to operate in New York City, Nassau and Suffolk Counties in New York State. The purchase price was allocated to the licenses acquired to operate the acquired business in New York State. Proforma information has not been presented as it has been deemed to be immaterial. As of December 31, 2020, and 2019, $200,000 is recorded as due to seller in the consolidated balance sheet.

SSG UK Specialist Ambulance Service Limited Acquisition

On September 9, 2019, Ambulnz Community Partners, Ltd. entered into an asset purchase agreement to acquire certain assets and assume certain liabilities of SSG UK Specialist Ambulance Service Limited (“SSG UK”). SSG UK was in the business of providing patient transport services.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Acquisition of Businesses and Asset Acquisitions (cont.)

The aggregate purchase price payable by Ambulnz Community Partners, Ltd. was $51,503 paid upon entering in the agreement. The purchase price was allocated to the vehicles acquired. Proforma information has not been presented as it has been deemed to be immaterial. The entire purchase price was paid during the year ended December 31, 2019.

Clarion Medical, LLC Acquisition

On November 11, 2019, Ambulnz PA, LLC, a subsidiary of Ambulnz NJ PA LLC (a subsidiary of Holdings), entered into an asset purchase agreement to acquire certain assets and assume certain liabilities of Clarion Medical, LLC (“Clarion”). Clarion was in the business of operating paramedic ambulance and paratransit services in Chester, Delaware, Montgomery and Philadelphia counties in the Commonwealth of Pennsylvania.

The aggregate purchase price payable by Ambulnz PA, LLC was $300,000, is payable in quarterly installments and is contingent on (i) the acquired operations meeting certain performance targets and (ii) the former shareholder’s continuing employment with the company.

The purchase price was allocated $283,325 to the fleet of vehicles, and $11,920 to a security deposit on an office lease. Proforma information has not been presented as it has been deemed to be immaterial. As of December 31, 2020 and 2019, there were no amounts due to seller.

LJH Ambulance Acquisition

On November 20, 2020, AF WI LNZ, LLC, a subsidiary of Ambulnz-FMC North America LLC (a subsidiary of Holdings), entered into the Share Purchase Agreement (“Agreement”) with LJH Ambulance (“LJH”). LJH was in the business of providing medical transportation services. The purchase price consisted of $465,000 cash consideration. The Company also agreed to pay the Seller 50% of all proceeds from accounts receivable that were outstanding as of the Agreement signing date that are actually received by the Company after the Agreement closing date.

The purchase price was allocated as follows:
Consideration:
Cash consideration	$465,000
Contingent consideration – collection of accounts receivable	372,168
Total consideration	$837,168

Recognized amounts of identifiable assets acquired and liabilities assumed
Accounts receivable	$744,336
Other current assets	3,427
Property, plant and equipment	372,800
Intangible assets	200,000
Total identifiable assets acquired	1,320,563

Notes payable	372,921
Accounts receivable collections payable	372,168
Accounts payable and accrued expenses	41,423
Total liabilities assumed	786,512

Goodwill	303,117
Total purchase price	$837,168

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Acquisition of Businesses and Asset Acquisitions (cont.)

The Company also incurred $55,800 of transaction costs which were expensed as incurred, at the time of the closing of the acquisition, and recorded in the general and administrative account on the consolidated statement of operations. As of December 31, 2020, the Company recorded $837,168 as due to seller in the consolidated balance sheet.

5. Goodwill

The Company recorded goodwill in connection with its acquisitions. The changes in the carrying value of goodwill for the years ended December 31, 2020 and 2019 are as noted in the tables below:
Carrying Value
Balance at December 31, 2018	$6,265,255
Goodwill acquired during the period	42,185
Balance at December 31, 2019	$6,307,440
Goodwill acquired during the period	303,117
Balance at December 31, 2020	$6,610,557

6. Intangibles

Intangible assets consist of the following as of December 31, 2020 and 2019:
	December 31, 2020
	Estimated Useful Life (Years)	Gross Carrying Amount	Additions	Accumulated Amortization	Net Carrying Amount
Patents	15 years	$17,197	$6,185	$(4,107)	$19,275
Computer software	5 years	279,249	14,899	(161,332)	132,816
Operating licenses	Indefinite	8,175,514	200,000	—	8,375,514
Internally developed software	4 – 5 years	2,256,001	1,933,661	(2,043,161)	2,146,501
		$10,727,961	$2,154,745	$(2,208,600)	$10,674,106
	December 31, 2019
	Estimated Useful Life (Years)	Gross Carrying Amount	Additions	Accumulated Amortization	Net Carrying Amount
Patents	15 years	$9,630	$7,567	$(2,783)	$14,414
Computer software	5 years	258,901	20,348	(103,120)	176,129
Operating licenses	Indefinite	7,462,210	713,304	—	8,175,514
Internally developed software	4 – 5 years	645,112	1,610,889	(651,482)	1,604,519
		$8,375,853	$2,352,108	$(757,385)	$9,970,576

The Company recorded amortization expense of $1,451,214 and $640,086 for the years ended December 31, 2020 and 2019, respectively. The Company capitalized software development costs for internal use purposes of approximately $1,933,661 and $1,610,889 during the years ended December 31, 2020 and 2019, respectively.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Goodwill (cont.)

Future amortization expense at December 31, 2020 for the next five years and in the aggregate are as follows:
Years ending December 31,	Amortization Expense
2021	899,762
2022	889,158
2023	438,741
2024	50,275
Thereafter	20,656
Total	$2,298,592

7. Accrued Liabilities

Accrued liabilities consisted of the following at the dates indicated:
	December 31, 2020	December 31, 2019
Accrued laboratory fees	$4,267,665	$—
Accrued payroll	2,409,105	3,060,252
Medicare advance	2,397,024	—
FICA/Medicare liability	1,793,551	—
Accrued general expenses	1,437,684	354,082
Accrued fuel and maintenance	181,195	43,291
Accrued workers compensation	538,897	881,456
Other current liabilities	50,000	—
Accrued legal fees	1,172,425	97,425
Credit card payable	6,892	151,281
Total accrued liabilities	$14,254,438	$4,587,787

8. Line of Credit

In November 2017, the Company entered into a credit facility with a financial institution, which provided up to $4,000,000 in borrowings, with an interest rate of the Money Market Rate plus 1.50%, as defined in the agreement, and was payable monthly. In November 2018, the credit facility was renewed and matured in November 2019. As of December 31, 2018, the Company had $1,000,000 outstanding under this facility. All outstanding balances were repaid in full in October 2019.

In February 2019, the Company signed a $4,000,000 line of credit agreement with another financial institution based on eligible accounts receivable. Borrowings under this agreement are collateralized by $1,000,000 of cash deposited into collateral accounts which is included in restricted cash on the consolidated balance sheets at December 31, 2019. Borrowings made under this agreement bear interest, at the base rate plus the applicable base rate margin as defined in the agreement. As of December 31, 2019, no amounts were drawn down against $4,000,000 available on the line of credit. In February 2020, this line of credit expired and was not renewed. The restricted cash related to this agreement was moved into the Company’s main operating account.

In 2020, the Company assumed two lines of credit with financial institutions during the LJH acquisition. The first line of credit can provide up to $60,000 in borrowings, with an interest rate of the Prime Rate plus 1.75%, and is payable monthly. As of December 31, 2020, LJH had $51,263 outstanding under this facility. The second line of credit can provide up to $50,000 in borrowings, with a daily periodic interest rate, and is payable monthly. As of December 31, 2020, LJH had $47,070 outstanding under this facility.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Notes Payable

The Company has various loans with finance companies with monthly installments aggregating $60,499, inclusive of interest ranging from 0.00% through 9.07%. The notes mature at various times through 2026 and are secured by transportation equipment.

The following table summarizes the Company’s notes payable:
	December 31, 2020	December 31, 2019
Equipment and financing loans payable, between 3% and 5.70% interest and maturing between February 2021 and November 2021	$1,116,184	$1,316,408
Loan received pursuant to the Payroll Protection Program Term Note	142,667	—
Total notes payable	1,258,851	1,316,408
Less: current portion of notes payable	$664,357	$564,910
Total non-current portion of notes payable	$594,494	$751,498

Interest expense was $15,848 and $25,946 for the years ended December 31, 2020 and 2019, respectively.

Future minimum annual maturities of notes payable at December 31, 2020 are as follows:
Years ending December 31,	Notes Payable
2021	664,357
2022	146,065
2023	160,531
2024	287,898
Total maturities	1,258,851
Current portion of notes payable	(664,357)
Long-term portion of notes payable	$594,494

Paycheck Protection Program Loan

On November 20,2020, the Company entered into a stock purchase agreement with LJH. Under the agreement, the Company acquired 100% of the outstanding shares of common stock Prior to the acquisition, LJH received $142,667 from the Paycheck Protection Program (the “PPP Loan”), established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). As part of the purchase agreement, the Company acquired the $142,667 PPP Loan and recorded the balance in notes payable. The unsecured PPP Loan accrues interest on the outstanding principal at the rate of 1% per annum, due on September 13, 2021.

The Loan amount may be eligible for forgiveness pursuant to (1) at least 75% of the loan proceeds are used to cover payroll costs and the remainder is used for mortgage interest, rent and utility costs over the eight week period after the loan is made, and (2) the number of employees and compensation levels are generally maintained. Forgiveness of the loan is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on future adherence to the forgiveness criteria. The Company used the entire PPP Loan for qualifying payroll expenses, and expects to file for loan forgiveness in the near future, though no assurance is provided that the Company will obtain forgiveness of the PPP Loan in whole or in part.

10. Business Segment Information

The Company conducts business as two operating segments, Transportation Services and Mobile Health services. In accordance with ASC 280, Segment Reporting, operating segments are components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker, who is the chief executive officer, in deciding how to allocate resources and assessing performance. The Company’s

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Business Segment Information (cont.)

business operates in two operating segments because the Company’s entities have two main revenue streams, and the Company’s chief operating decision maker evaluates the Company’s financial information and resources and assesses the performance of these resources by revenue stream.

The accounting policies of the segments are the same as the accounting policies of the Company as a whole. The Company evaluates the performance of its Transportation services and Mobile Health services segments based primarily on results of operations.

Operating results for the business segments of the Company are as follows:
	Transportation Services	Mobile Health Services	Total
At Year Ended December 31, 2020
Revenues	$63,188,855	$30,901,803	$94,090,658
(Loss) income from operations	(19,285,424)	4,527,741	(14,757,683)
Total assets	88,632,28	11,539,435	100,172,363
Depreciation and amortization	$5,496,769	$10,886	$5,507,655
Stock compensation	$687,072	—	$687,072
Long-lived assets	$25,710,265	$679,995	$26,390,260

At Year Ended December 31, 2019
Revenues	$46,424,896	$1,874,216	$48,299,112
(Loss) income from operations	(20,920,717)	157,983	(20,762,734)
Total assets	100,963,796	—	100,963,796
Depreciation and amortization	$4,182,271	—	$4,182,271
Stock compensation	$457,467	—	$457,467
Long-lived assets	$22,656,722	—	$22,656,722

Long-lived assets include property, plant and equipment, goodwill and intangible assets.

Geographic Information

Revenues by geographic location included in Note 2.

11. Equity

Preferred Stock

On May 23, 2019, Series A preferred stock was formed, and 40,000 shares were authorized. Each share of Series A preferred stock is convertible into Class A common stock at a conversion price of $3,000 per share, subject to adjustment as defined in the articles of incorporation.

Series A preferred stockholders have voting rights equivalent to the number of common stock shares issuable upon conversion. The Series A preferred stockholders are entitled to non-cumulative dividends equal to 8% of the original issue price as defined in the agreement when declared by the board of directors.

The holders of the Series A preferred stock have preferential liquidation rights and rank senior to the holders of common stock. If a liquidation were to occur, the holders of the Series A preferred stock will be paid an amount equal to $3,000 per share, subject to adjustment as defined in the articles of incorporation, plus all accrued and unpaid dividends thereon. After the payment of the Series A preferred stockholders, the common stockholders will be paid out on a pro-rate basis.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Equity (cont.)

During the year ended December 31, 2019, the Company issued 16,709 shares of Series A Preferred Stock for net proceeds of $49,035,701 and 89 shares of Series A Preferred Stock for services received. Additionally, during the year ended December 31, 2019, 926 shares of Class A common stock and 5,328 shares of Class B common stock were converted to 11,257 shares of Series A Preferred Stock.

Common Stock

On November 1, 2017, the Company converted its legal structure from a limited liability company to a corporation and converted its membership units into shares of common stock at a rate of 1,000 shares per membership unit. The total authorized number of shares of common stock converted was 100,000 shares, comprised of 35,597 shares of Class A common stock and 64,402 shares of Class B common stock.

On May 23, 2019, the Company amended and restated its articles of incorporation and the total authorized common shares increased to 154,503 shares, comprised of 78,000 shares of Class A common stock and 76,503 shares of Class B common stock. The Class A common stockholders have voting rights equivalent to one vote per share of common stock and the Class B common stockholders have no voting rights. Dividends may be paid to the common stockholders out of funds legally available, when declared by the board of directors.

During the year ended December 31, 2019, 926 shares of Class A common stock and 5,328 shares of Class B common stock were converted to 11,257 shares of Series A Preferred Stock.

Warrants

On February 15, 2018, the Company issued a warrant to purchase 1,367 shares of Class B Common Stock at a purchase price of $0.01 per share to an investor in conjunction with a capital investment. The warrant has no expiration date. The fair value on the date of issuance was $5,400 per share for a total fair value of $7,381,800. On May 23, 2019, this warrant was exchanged for a warrant to purchase 2,461 shares of Series A Preferred Stock at a purchase price of $0.01 per share. The exchanged warrant has no expiration date, with a fair value on the date of issuance of $3,000 per share for a total fair value of $7,383,000.

On June 5, 2019, the Company issued a warrant to purchase 667 shares of Series A Preferred Stock at a purchase price of $3,000 per share to an investor in conjunction with a capital investment. The warrant expires on June 6, 2029. The fair value on the date of issuance was $2,078 per warrant for a total fair value of $1,386,026.

12. Stock-Based Compensation

Stock Options

In November 2017, the Company established the Ambulnz, Inc. Equity Incentive Plan (the “Plan”) and reserved 10,400 shares of Class B common stock for issuance under the Plan. The Company’s stock options generally vest on various terms based on continuous services over periods ranging from three to five years. The stock options are subject to time vesting requirements through 2028, and are nontransferable. Stock options granted have a maximum contractual term of 10 years. At December 31, 2020, 3,855 employee options had vested.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company’s shares of stock are not publicly traded; however, management has taken the average of several publicly traded companies that are representative of the Company’s size and industry in order to estimate its expected stock volatility. The expected term of the options represents the period of time the instruments are expected to be outstanding. The Company bases the risk-free interest rate on the rate payable on the U.S. Treasury securities corresponding to the expected term of the awards at the date of grant. Expected dividend yield is zero based on the fact that the Company has not historically paid and does not intend to pay a dividend in the foreseeable future.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Stock-Based Compensation (cont.)

The Company utilized contemporaneous valuations in determining the fair value of the Class B Common non-voting shares at the date of option grants. Prior to the Merger, each valuation utilized both the discounted cash flow and guideline public company methodologies to estimate the fair value of its shares on a non-controlling and marketable basis. The March 15, 2021 valuation report relied solely on the fair value of the Company’s shares implied by the March 8, 2021 Merger Agreement with Motion Acquisition Corp.

A discount for lack of marketability was applied to the non-controlling and marketable fair value estimates determined above. The determination of an appropriate discount for lack of marketability was based on a review of discounts on the sale of restricted shares of publicly traded companies and put-based quantitative methods. Factors that influenced the size of the discount for lack of marketability include (a) the estimated time it would take for a Company stockholder to achieve marketability, and (b) the volatility of the Company’s business.

The following assumptions were used to compute the fair value of the sole stock option grant during the years ended December 31, 2020, and 2019:
	For the Years Ended December 31,
	2020	2019
Risk-free interest rate	0.14% – 1.58%	1.58% – 1.66%
Expected term (in years)	2.0	3.0
Expected volatility	44.48%	39.28%
Dividend yield	—%	—%

The following table summarizes the Company’s stock option activity under the Plan for the years ended December 31, 2020 and 2019:
	Options Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding at January 1, 2019	4,250	$1,415	7.81	$1,344,800
Granted/Vested during the year	2,050	1,023	10.01
Exercised during the year	—	—	—
Cancelled during the year	(700)	4,104	—
Balance, December 31, 2019	5,600	$1,236	7.74	$1,344,800
Granted/Vested during the year	1,605	1,073	9.11
Exercised during the year	—	—	—
Cancelled during the year	(19)	(1,023)	—
Balance, December 31, 2020	7,186	$1,190	7.28	$8,129,671
Options vested and exercisable at December 31, 2020	3,855	$837.11	6.14	$3,967,775

The aggregate intrinsic value in the above table is calculated as the difference between fair value of the Company’s common stock price and the exercise price of the stock options. The weighted average grant date fair value per share for stock option grants during the years ended December 31, 2020, and 2019 was $275.15 and $290.93, respectively. At December 31, 2020, the total unrecognized compensation related to unvested stock option awards granted was $1,596,062, which the Company expects to recognize over a weighted-average period of approximately 2.03 years.

Stock-based compensation expense related to stock options, in aggregate, has been reported in operating expenses in the amount of $687,072 and $457,467 for the years ended December 31, 2020 and 2019, respectively.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Leases

Operating Leases

The Company is obligated to make rental payments under non-cancellable operating leases for office, dispatch station space, and transportation equipment, expiring at various dates through 2026. Under the terms of the leases, the Company is also obligated for its proportionate share of real estate taxes, insurance and maintenance costs of the property. The Company is required to hold certain funds in restricted cash and cash equivalents accounts under some of these agreements.

Certain leases for property and transportation equipment contain options to purchase, extend or terminate the lease. Determining the lease term and amount of lease payments to include in the calculation of the right-of-use (ROU) asset and lease obligations for leases containing options requires the use of judgment to determine whether the exercise of an option is reasonably certain and whether the optional period and payments should be included in the calculation of the associated ROU asset and lease obligation. In making the determination of such judgment, the Company considers all relevant economic factors that would require whether to exercise or not exercise the option.

The Company’s lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate imputed discount rate. The Company benchmarked itself against other companies of similar credit ratings and comparable quality and derived imputed rates, which were used to discount its real estate lease liabilities. The Company used estimated borrowing rates of 6% on January 1, 2019, for all leases that commenced prior to that date, for office spaces and transportation equipment.

Lease Costs

The table below comprise lease expenses for the years ended December 31, 2020 and 2019:
Components of total lease cost:	For the Years Ended December 31,
	2020	2019
Operating lease expense	$1,828,356	$1,347,184
Short-term lease expense	175,006	82,210
Total lease cost	$2,003,362	$1,429,394

Lease Position as of December 31, 2020

Right-of-use lease assets and lease liabilities for the Company’s operating leases were recorded in the consolidated balance sheet as follows:
	As of December 31, 2020	As of December 31, 2019
Assets
Lease right-of-use assets	$4,997,407	$5,147,005
Total lease assets	$4,997,407	$5,147,005

Liabilities
Current liabilities:
Lease liability – current portion	$1,620,470	$1,252,727
Noncurrent liabilities:
Lease liability, net of current portion	3,638,254	4,411,190
Total lease liability	$5,258,724	$5,393,917

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Leases (cont.)

Lease Terms and Discount Rate

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases as of December 31, 2020:
Weighted average remaining lease term (in years) – operating leases	4.33
Weighted average discount rate – operating leases	6.15%

Undiscounted Cash Flows

Future lease payments included in lease liabilities as of December 31, 2020, and for the following five fiscal years and thereafter were as follows:
Years ending December 31,	Operating Leases
2021	$1,891,942
2022	1,463,982
2023	1,025,282
2024	616,863
2025	626,645
2026 and thereafter	317,618
Total future minimum lease payments	$5,942,332
Less effects of discounting	(683,608)
Present value of future minimum lease payments	$5,258,724

Operating lease expense approximated $1,828,356 and $1,347,184 for the years ended December 31, 2020, and 2019, respectively.

For the year ended December 31, 2020, the Company made $1,828,356 of fixed cash payments related to operating leases and $2,122,550 related to finance leases.

Finance Leases

The Company leases vehicles under a non-cancelable finance lease agreements with a liability of $7,373,664 and $8,825,707 for the years ended December 31, 2020, and 2019, respectively, (accumulated depreciation of $4,181,317 and $2,054,966 as of December 31, 2020, and 2019, respectively). Depreciation expense for the vehicles under non-cancelable lease agreements amounted to $2,126,351 and $1,279,090 for the years ended December 31, 2020, and 2019, respectively.

Lease Payments

The table below comprise lease payments for the years ended December 31, 2020, and 2019:
Components of total lease payment:	For the Years Ended December 31,
	2020	2019
Finance lease payment	$2,122,550	$2,583,378
Short-term lease payment	—	—
Total lease payments	$2,122,550	$2,583,378

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Leases (cont.)

Lease Position as of December 31, 2020

Right-of-use lease assets and lease liabilities for the Company’s finance leases were recorded in the consolidated balance sheet as follows:
	As of December 31, 2020	As of December 31, 2019
Assets
Lease right-of-use assets	$7,001,644	$8,886,378
Total lease assets	$7,001,644	$8,886,378

Liabilities
Current liabilities:
Lease liability – current portion	$1,876,765	$1,849,086
Noncurrent liabilities:
Lease liability, net of current portion	5,496,899	6,976,621
Total lease liability	$7,373,664	$8,825,707

Lease Terms and Discount Rate

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s finance leases as of December 31, 2020:
Weighted average remaining lease term (in years) – finance leases	3.15
Weighted average discount rate – finance leases	5.67%

Undiscounted Cash Flows

Future minimum lease payments under the finance leases at December 31, 2020 are as follows:
Years ending December 31,	Finance Leases
2021	$2,268,132
2022	2,723,654
2023	1,966,206
2024	683,549
2025	590,439
2026 and thereafter	—
Total future minimum lease payments	$8,231,980
Less: effects of discounting	(858,316)
Present value of future minimum lease payments	$7,373,664

14. Other Income

In 2020, the company recognized Other Income of $300,000 from a legal settlement in the Consolidated Statements of Operations and Comprehensive Loss for the year.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Related Party Transactions

Historically, the Company has been involved in transactions with various related parties.

The Company purchases medical supplies from Medline Industries Inc. Medline Industries Inc. is an investor in the Company, and therefore, a related party. The Company made payments to Medline Industries Inc. for medical supplies in the amount of $148,276 and $30,417 for the years ended December 31, 2020 and 2019, respectively.

Pride Staff also provides subcontractor services for the Company. The Pride Staff franchise is owned by an operations manager of the Company and his spouse, and therefore, a related party. The Company made subcontractor payments to Pride Staff totaling $1,044,120 for the year ended December 31, 2020.

Included in accounts payable were $5,169 and $1,051 due to related parties as of December 31, 2020, and 2019, respectively.

16. Income Taxes

A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax rate consist of the following:
	For the Years Ended December 31,
	2020	2019
Statutory federal income tax benefit	21%	21%
Permanent items	0.44%	0.44%
State taxes, net of federal tax benefit	8.02%	7.88%
Change in valuation allowance	(28.36)%	(29.12)%

Effective tax rate	1.1%	0.2%

The components of income tax provision (benefit) are as follows:
	As of December 31,
	2020	2019
Current:
Federal	$—	$—
State and local	167,443	47,032
Foreign	—	—
	$167,443	$47,032
Deferred:
Federal	$—	$—
State and local	—	—
Foreign	—	—
	—	—

Total income tax expense (benefit)	$167,443	$47,032

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Income Taxes (cont.)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The temporary differences that give rise to deferred tax assets and liabilities are as follows:
	As of December 31,
	2020	2019
Deferred tax assets (liabilities):
Net operating loss carryforwards	$21,936,556	$17,573,981
Allowance for doubtful accounts	2,323,541	1,687,471
Amortization	(533,178)	(426,414)
Prepaid expenses	(207,162)	(291,341)
Property and equipment	(1,447,130)	(748,372)
Research and development expense	(622,980)	(463,316)
Other	581,654	580,695
Net deferred tax assets	22,031,301	17,912,704
Valuation allowance	(22,031,301)	(17,912,704)
Deferred tax assets, net of allowance	$—	$—

The Company has determined, based upon available evidence, that it is more likely than not that all of the net deferred tax asset will not be realized and, accordingly, has provided a full valuation allowance against its net deferred tax asset. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, net operating loss carryback potential, and tax planning strategies in making these assessments.

As of December 31, 2020, and 2019, the Company had federal net operating loss carryforwards of approximately $76,768,898 and $61,648,751, respectively. As of December 31, 2020, and 2019, the Company had approximately $41,515 and $555,273 of foreign net operating loss carryforwards, respectively. As of December 31, 2020 and 2019, the Company had state net operating loss carryforward of approximately $99,360,503 and $77,709,632, respectively. The federal net operating loss carryforwards generated after December 31, 2017 of $65,112,302 carry forward infinitely, while the remaining federal net operating loss carryforwards of $ 11,656,596 million began to expire in 2037. State and foreign net operating loss carryforwards generated in the tax years from 2017 to 2020 will begin to expire, if not utilized, by 2039. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.

The difference between the statutory income taxes on the Company’s pre-tax loss and the Company’s effective income tax rate during the years ended December 31, 2020, and 2019 is primarily due to a recorded valuation allowance. The valuation allowance for deferred tax assets as of December 31, 2020, and 2019 was $22,040,019 and $18,029,312, respectively. The net change in the total valuation allowance for the years ended December 31, 2020, and 2019 was an increase of $4,010,707 and $7,768,414, respectively.

In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future table income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

The Company recognizes interest accrued to unrecognized tax benefits and penalties as income tax expense. The Company accrued total penalties and interest of $0 during the years ended December 31, 2020, and 2019 and in total, as of December 31, 2020 and 2019 has recognized penalties and interest of $0.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Income Taxes (cont.)

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which they operate. In the normal course of business, the Company is subject to examination by federal and foreign jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. As of December 31, 2020, open years related to all jurisdictions are 2019, 2018, 2017, 2016 and 2015.

The Company has no open tax audits with any taxing authority as of December 31, 2020.

17. Legal Proceedings

From time to time, the Company may be involved as a defendant in legal actions that arise in the normal course of business. In the opinion of management, the Company has adequate legal defense on all legal actions, and the results of any such proceedings would not materially impact the consolidated financial statements of the Company. The Company provides disclosure and records loss contingencies in accordance with the loss contingencies accounting guidance. In accordance with such guidance, the Company establishes accruals for such matters when potential losses become probable and can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the possible loss in the consolidated financial statements.

As of December 31, 2020, the Company recorded a liability of $1,000,000, which represents an amount for an agreed settlement, under the terms of a memorandum of understanding, of various class-based claims, both actual and potential, under Federal and California State law over an historical period. The settlement is subject to court approval.

18. Risk and Uncertainties

COVID-19 Risks, Impacts and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally. In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally.

The spread of COVID-19 and the related country-wide shutdowns and restrictions have had a mixed impact on the Company’s business. In the ambulance transportation business, which predominantly comprises non-emergency medical transportation, the Company has seen a decline in volumes from historical and expected levels, as elective surgeries and other procedures have been postponed. In some of the Company’s larger markets, such as New York and California, there have been declines in trip volume. In addition, the Company experienced lost revenues associated with sporting, concerts and other events, as those events have been cancelled or have a significantly restricted (or entirely eliminated) the number of permitted attendees.

There are two areas where the Company has experienced positive business impacts from COVID-19. In April and May 2020, the Company participated in an emergency project with Federal Emergency Management Agency (“FEMA”) in the New York City area. This engagement resulted in incremental transportation revenue. In addition, in response to the need for widespread COVID-19 testing and available Emergency Medical Technicians (“EMT”) and Paramedics, the Company formed a new subsidiary, Rapid Reliable Testing, LLC (“RRT”), with the goal to perform COVID-19 tests at nursing homes, municipal sites, businesses, schools and other venues. RRT is part of the Mobile Health segment.

The Company has continued to operate with several back-office employees working remotely. To date, the Company has not witnessed any degradation in productivity from these employees, and the Company’s operations have proceeded without major interruption.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Risk and Uncertainties (cont.)

The measures to contain the spread of COVID-19 in the Company and other developments related to COVID-19 have materially affected the Company’s results of operations during 2020. Where applicable, the impact resulting from the COVID-19 pandemic during the year ended December 31, 2020, has been considered, including updated assessments of the recoverability of assets and evaluation of potential credit losses.

Sources of relief available to the Company included the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020, the Paycheck Protection Program and Health Care Enhancement Act (the “PPPHCE Act”), which was enacted on April 24, 2020, and the Consolidated Appropriations Act, 2021 (the “CAA”), which was enacted on December 27, 2020. The CARES Act, PPPHCE Act and the CAA authorized funding to be distributed to hospitals and other healthcare providers through the Public Health and Social Services Emergency Fund (the “PHSSEF”). In addition, the CARES Act provide for an expansion of the Medicare Accelerated and Advance Payment Program whereby inpatient acute care hospitals and other eligible providers were able to request accelerated payment of up to 100% of their Medicare payment amount for a six-month period to be repaid through withholding of future Medicare fee-for-service payments. During the year ended December 31, 2020, the Company was a beneficiary of these stimulus measures, including the Medicare Accelerated and Advance Payment Program. The Company’s accounting policies for the recognition of these stimulus monies are as follows:

Pandemic Relief Funds

During the year ended December 31, 2020, the Company received $1,046,955 in payments through the PHSSEF and various state and local programs, net of amounts that will be repaid to HHS. The PHSSEF payments received were recognized as a reduction in cost of revenues on the income statement during the year ended December 31, 2020. The recognition of amounts received is conditioned upon the provision of care for individuals with possible or actual cases of COVID-19 after January 31, 2020. Certification that payment will be used to offset costs to prevent, prepare for and respond to coronavirus will be required. Amounts are recognized as a reduction to operating costs and expenses only to the extent the Company is reasonably assured that underlying conditions have been met.

The Company’s assessment of whether the terms and conditions for amounts received are reasonably assured of having been met considers, among other things, the CARES Act, the CAA and all frequently asked questions and other interpretive guidance issued by HHS, including the Post-Payment Notice of Reporting Requirements issued on January 15, 2021 (the “January 15, 2021 Notice”) and frequently asked questions issued by HHS on January 28, 2021 which clarified previously issued guidance, as well as expenses incurred attributable to the coronavirus and the Company’s results of operations during such period as compared to the Company’s budget. Such guidance, specifically the various Post-Payment Notice of Reporting Requirements and frequently asked questions issued by HHS, set forth the allowable methods for quantifying eligible healthcare related expenses and lost revenues. Only healthcare related expenses attributable to coronavirus that another source has not reimbursed and is not obligated to reimburse are eligible to be claimed. The use of funds calculation as of December 31, 2020, takes into account expenses attributable to each respective entity, which primarily relate to incremental labor and supply costs, as well as lost revenue opportunity cost.

Amounts received through the PHSSEF or state and local programs that have not yet been recognized as a reduction to operating costs and expenses or otherwise have not been refunded to HHS or the various state and local agencies as of December 31, 2020, are reflected within accounts payable and accrued expenses in the consolidated balance sheet, and such unrecognized amounts may be recognized as a reduction in operating costs and expenses in future periods if the underlying conditions for recognition are met. HHS’ interpretation of the underlying terms and conditions of such PHSSEF payments, including auditing and reporting requirements, continues to evolve. Additional guidance or new and amended interpretations of existing guidance on the terms and conditions of such PHSSEF payments may result in changes in the Company’s estimate of amounts for which the terms and conditions are reasonably assured of being met, and any such changes may be material. Additionally, any such changes may result in the Company’s inability to recognize additional PHSSEF payments or may result in the derecognition of amounts previously recognized, which (in any such case) may be material.

Ambulnz, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Risk and Uncertainties (cont.)

Medicare Accelerated Payments

Medicare accelerated payments of approximately $2,397,024 were received by the Company in April 2020. Effective October 8, 2020, CMS is no longer accepting new applications for accelerated payments. Accordingly, the Company does not expect to receive additional Medicare accelerated payments. Payments under the Medicare Accelerated and Advance Payment program are advances that must be repaid. Effective October 1, 2020, the program was amended such that providers are required to repay accelerated payments beginning one year after the payment was issued. After such one-year period, Medicare payments owed to providers will be recouped according to the repayment terms. The repayment terms specify that for the first 11 months after repayment begins, repayment will occur through an automatic recoupment of 25% of Medicare payments otherwise owed to the provider. At the end of the eleven-month period, recoupment will increase to 50% for six months. At the end of the six months (or 29 months from the receipt of the initial accelerated payment), Medicare will issue a letter for full repayment of any remaining balance, as applicable. In such event, if payment is not received within 30 days, interest will accrue at the annual percentage rate of four percent (4%) from the date the letter was issued, and will be assessed for each full 30-day period that the balance remains unpaid. As of December 31, 2020, the entire balance of $2,397,024 of Medicare accelerated payments are reflected within accrued liabilities in the consolidated balance sheet, as the Company expects to repay the entire balance received within 12 months of December 31, 2020. The Company’s estimate of the current liability is a function of historical cash receipts from Medicare and the repayment terms set forth above.

19. Subsequent Events

On March 8, 2021, Motion Acquisition Corp., (“Motion”), entered into a Merger Agreement (“Merger Agreement”) by and among Motion, Motion Merger Sub Corp. and a wholly owned subsidiary of Motion (“Merger Sub”), and Ambulnz, Inc. (“Ambulnz”). Pursuant to the Merger Agreement, the parties will enter into a business combination transaction by which Merger Sub will merge with and into the Ambulnz (“Merger”), with Ambulnz being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Motion. Concurrent with the consummation of the Merger, (i) each option and warrant of Ambulnz that is outstanding and unexercised (“Convertible Securities”) immediately prior to the effective time of the Merger (“Effective Time”) will be assumed by Motion and will represent the right to acquire an adjusted number of shares of Motion Common Stock at an adjusted exercise price, (ii) the outstanding shares of preferred stock of Ambulnz issued and outstanding immediately prior to the Effective Time will be converted into shares of Class A common stock of Ambulnz, in each case, pursuant to the terms of the Merger Agreement.

The Company’s Equity, on a fully diluted basis, will be converted into 83.6 million shares of Class A common stock of Motion (excluding 5.0 million additional shares subject to earnout provisions) at a price of $10.00 per share (the “Transaction Shares”).

The equity capital provided by the transaction will consist of the $115 million currently in the Motion Trust Account, subject to any redemptions, along with $125 million expected to be raised concurrently in a Private Placement (“PIPE”).

On January 19, 2021, RRT, a subsidiary of Holdings, entered into an agreement with HealthWorx LLC (“HealthWorx”), with the purpose to provide COVID-19 screenings, and such other healthcare testing/diagnostic screening, health clinics or related services to customers at certain service locations.

During the period from January 1, 2021, to June 15, 2021, the Company issued nonqualified stock options for 748 shares at $5,200 per share and 100 shares at $2,097 per share (exercise prices based of fair market value at date of grant) to certain employees under the terms of the Ambulnz, Inc. Equity Incentive Plan (see Note 12).

On May 13, 2021, the Company entered into a revolving loan and security agreement with a bank (the “Lender”), with a maximum revolving advance amount of $12,000,000. Each Revolving Advance shall bear interest at a per annum rate equal to the Wall Street Journal Prime Rate, as the same may change from time to time, plus one percent (1.00%), but in no event less than five percent (5.00%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed (“Contract Rate”). The revolving loan has a maturity date of May 12, 2022 (“Maturity Date”).

Annex A

MERGER AGREEMENT

by and among

MOTION ACQUISITION CORP.,

MOTION MERGER SUB CORP.

and

AMBULNZ, INC.

Dated as of March 8, 2021

Annex A-i

Annex A-ii

Exhibit A — Parent A&R Charter

Exhibit B — Parent A&R Bylaws

Exhibit C — A&R Registration Rights Agreement

Annex A-iii

MERGER AGREEMENT

This MERGER AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of March 8, 2021, by and among Motion Acquisition Corp., a Delaware corporation (“Parent”), Motion Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Ambulnz, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.” Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Appendix A of this Agreement.

recitals

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (“Surviving Corporation”) and a wholly owned subsidiary of Parent, in exchange for the Company’s stockholders receiving shares of Parent Class A Common Stock as provided in this Agreement;

WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger is fair to, and in the best interest of, their respective companies and their respective stockholders; and

WHEREAS, the Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and intend that the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

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NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE MERGER AND RELATED MATTERS

Section 1.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation after the Merger. The Merger will be consummated immediately upon the filing of a certificate of merger (“Certificate of Merger”), or upon such other time and date as agreed by the Parties and set forth in the Certificate of Merger, pursuant to the DGCL (the “Effective Time”). The effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the Company Stockholders, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Merger Sub and the Company shall vest in the Company as the Surviving Corporation following the Merger. The Parties intend that this Agreement shall constitute a “plan of merger” for all purposes under the DGCL.

Section 1.2. Governing Documents. Subject to the terms and conditions of this Agreement, the Charter Documents of Merger Sub will become the Charter Documents of the Surviving Corporation, except that the name of the Surviving Corporation will be “Ambulnz, Inc.”

Section 1.3. Effect on Securities. Subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties or the Company Stockholders, the following shall occur:

(a) Conversion of Company Common Stock. Other than any shares to be canceled pursuant to Section 1.3(e), at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Class A Common Stock issued upon the Company Preferred Stock Conversion in accordance with Section 1.3(b)) will be automatically converted into the right to receive (i) such number of shares of Parent Class A Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) and (ii) a pro rata portion of the Contingent Shares, if earned in accordance with Section 1.7.
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(b) Conversion of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into such number of shares of Company Class A Common Stock equal to the quotient of (x) $3,000 divided by (y) the Series A Conversion Price (as defined in the Company’s Charter Documents) (such conversions, the “Company Preferred Stock Conversion”). Following the Company Preferred Stock Conversion, all of the shares of Company Preferred Stock shall be canceled or terminated, as applicable, shall no longer be outstanding and shall cease to exist, and no payment or distribution shall be made with respect thereto, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities, other than the right to receive a pro rata portion of the Contingent Shares, if earned in accordance with Section 1.7.

(c) Assumption of Company Stock Options. At the Closing, each then outstanding option exercisable for shares of Company Common Stock (“Company Stock Option”), whether vested or unvested, will be assumed by Parent and automatically be assumed and converted into an option to purchase shares of Parent Class A Common Stock (“Substitute Options”) as set forth below. Each Substitute Option will be subject to the terms and conditions of the Parent Plan and will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Stock Option (including any applicable incentive plan and stock option agreement or other document evidencing such Company Stock Option) immediately prior to the Closing, including any repurchase rights or vesting provisions, except that (i) each Substitute Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Class A Common Stock and (ii) the per share exercise price for the shares of Parent Class A Common Stock issuable upon exercise of such Substitute Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent. The Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of the assumed Company Stock Options. Each Substitute Option shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company Stock Option was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Parent will use commercially reasonable efforts to issue to each Person who holds a Substitute Option a document evidencing the foregoing assumption of such Company Stock Option by Parent.

(d) Assumption of Company Warrants. At the Closing, without any action on the part of the holders of any warrants exercisable for shares of Company Common Stock (“Company Warrants”), each then outstanding Company Warrant, whether or not exercisable on the Closing Date, will be assumed by Parent and automatically be assumed and converted into a warrant to purchase shares of Parent Class A Common Stock (“Substitute Warrants”) as set forth below. Each Substitute Warrant will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents evidencing the terms of the Company Warrants immediately prior to the Closing, including any repurchase rights or vesting provisions, except that (i) each Substitute Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Class A Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Class A Common Stock and (ii) the per share exercise price for the shares of Parent Class A Common Stock issuable upon exercise of such Substitute Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common stock at which such Company Warrant was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent. The Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of unvested Company Warrants. Each Substitute Warrant shall be vested immediately following the Closing as to the same percentage of the total number of shares subject thereto as the Company Warrant was vested as to immediately prior to the Closing. As soon as reasonably practicable following the Closing Date, Parent will use commercially reasonable efforts to issue to each Person who holds a Substitute Warrant a document evidencing the foregoing assumption of such Company Warrant by Parent.

(e) Cancellation of Treasury and Parent-Owned Shares. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly owned Subsidiary of any of the foregoing immediately prior to the Closing shall be canceled and extinguished without any conversion or payment in respect thereof.

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(f) Adjustments. The Parent Class A Common Stock issuable pursuant to this Section 1.3 as Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Class A Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Class A Common Stock occurring on or after the date hereof and prior to the Effective Time (or, as it relates to the Contingent Shares, prior to the date of issuance of such Contingent Shares in accordance with Section 1.7).

(g) Fractional Shares. No fraction of a share of Parent Class A Common Stock will be issued by virtue of the Merger or in accordance with Section 1.7, and each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Class A Common Stock at any time the Parent Class A Common Stock is distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from Parent, in lieu of such fractional share: (i) one share of Parent Class A Common Stock if the aggregate amount of fractional shares of Parent Class A Common Stock such holder of Company Common Stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Class A Common Stock if the aggregate amount of fractional shares of Parent Class A Common Stock such holder of Company Common Stock would otherwise be entitled to is less than 0.50.

(h) Conversion of Merger Sub Stock into Stock of the Surviving Corporation. Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers, preferences, and privileges as the shares so converted. From and after the Effective Time, each share of capital stock of Merger Sub shall no longer be outstanding and shall automatically be canceled and cease to exist.

(i) No Further Ownership Rights. Until surrendered as contemplated by Section 1.4, the Company Common Stock shall be deemed, from and after the Closing, to represent only the right to receive the Per Share Merger Consideration and any dividends or other distributions as contemplated by Section 1.3(f). If, after the Closing, any of the Company’s securities are presented to Parent or the Company for any reason, they shall be canceled and exchanged as provided in this Agreement.

Section 1.4. Exchange Procedures.

(a) Appointment of Exchange Agent. Parent and the Company shall appoint Continental Stock Transfer & Trust Company (“Continental”) or another mutually agreeable bank or trust company, to act as exchange agent (“Exchange Agent”) for the distribution of the Per Share Merger Consideration to the Company Stockholders pursuant to this Section 1.4 and an exchange agent agreement in form and substance mutually agreeable to Parent and the Company (“Exchange Agent Agreement”).

(b) Delivery of Consideration to Exchange Agent. Immediately prior to the Effective Time, Parent will deliver or cause to be delivered to the Exchange Agent a number of shares of Parent Class A Common Stock equal to the total Per Share Merger Consideration. The Exchange Agent will be deemed to be the agent for the Company Stockholders for the purpose of receiving the Per Share Merger Consideration and the Contingent Shares to the extent issuable under Section 1.7, and delivery of shares of Parent Class A Common Stock to the Exchange Agent will be deemed to be delivery to the Company Stockholders at the Effective Time, with respect to the Per Share Merger Consideration, or at the time such Contingent Shares are earned, in accordance with Section 1.7. Until they are distributed, the shares of Parent Class A Common Stock held by the Exchange Agent will be deemed to be outstanding from and after the Effective Time, but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to them. If any dividends or distributions are paid with regard to shares of Parent Class A Common Stock while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested, until shares of Parent Class A Common Stock are distributed to the Company Stockholders, at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those shares of Parent Class A Common Stock to the former Company Stockholders.

(c) Letters of Transmittal. As soon as reasonably practicable after the SEC Approval Date, the Company will deliver to each Company Stockholder and holder of vested Company Stock Options a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to Parent and the Company (the “Letter of Transmittal”) to be completed and executed by such Person to receive such Company

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Stockholder’s Per Share Merger Consideration as contemplated by Section 1.3 and such Company Stockholder’s pro rata portion of the Contingent Shares, if issuable pursuant to Section 1.7. The Letter of Transmittal will contain, among other things, customary representations of each Company Stockholder or holder of Company Stock Options relating to (as applicable) existence, power and authority, due authorization, due execution, enforceability and ownership of the Company securities owned by such Person.

(d) Delivery of Per Share Merger Consideration. No later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent and the Exchange Agent all Letters of Transmittal received from Company Stockholders as of such date, together with the share certificate(s) evidencing the Company Common Stock or Company Preferred Stock or evidence that such shares have been transferred by book entry transfer to an account established by the Exchange Agent. At the Closing, the Exchange Agent shall issue to the applicable Company Stockholder (or its designee) the Per Share Merger Consideration to which such Company Stockholder is entitled under Section 1.3.

(e) Delivery of Contingent Shares. Upon receipt by the Exchange Agent of the Earnout Instruction, the Exchange Agent shall issue to the applicable Company Stockholder (or its designee) the Company Stockholder’s pro rata portion of the Contingent Shares.

(f) Termination of Exchange Agreement. On the date that is twelve (12) months after the Closing Date, Parent shall instruct the Exchange Agent to deliver to Parent any portion of the Per Share Merger Consideration deposited with the Exchange Agent that remains undistributed to the Company Stockholders pursuant to instructions provided to the Exchange Agent by Parent at such time, unless required otherwise by applicable Legal Requirements. Thereafter, any Company Stockholders who have not complied with the provisions of this Agreement for receiving their Per Share Merger Consideration from the Exchange Agent shall look only to Parent for such amounts.

Section 1.5. The Closing. The closing of the Transactions (the “Closing”) shall take place remotely at a time and date to be specified in writing by the Parties, no later than the second Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VI hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by Parent and the Company. Subject to the provisions of ARTICLE VII of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 1.5 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Section 1.6. Deliveries at Closing.

(a) At the Closing, Parent or Merger Sub shall, as applicable, deliver or cause to be delivered to the Company:

(i) a certified copy of the Parent A&R Charter and Parent A&R Bylaws;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by Parent and Sponsor;

(iii) a copy of the Sponsor Escrow Agreement, duly executed by Parent and Continental;

(iv) a copy of the Trust Termination Letter, duly executed by Parent;

(v) copies of the D&O Resignation Letters, duly executed by the applicable directors and officers of Parent and Merger Sub in accordance with Section 5.2(e);

(vi) copies of resolutions and actions taken by Parent’s and Merger Sub’s boards of directors and stockholders in connection with the approval of this Agreement and the Transactions;

(vii) a copy of the Parent Closing Certificate, duly executed by Parent; and

(viii) (A) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 6.3; and (B) such other documents, instruments, or certificates as shall reasonably be required by the Company and its counsel in order to consummate the Transactions.

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(b) At the Closing, the Company shall deliver or cause to be delivered to Parent and Merger Sub:

(i) a copy of the Certificate of Merger, duly executed by the Company;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by the Company and the Company Stockholders party thereto;

(iii) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions;

(iv) a copy of the Company Closing Certificate, duly executed by the Company; and

(v) (A) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 6.2; and (B) such other documents, instruments, or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions.

Section 1.7. Earnout.

(a) The Company Stockholders shall be issued their pro rata portion of such number of Contingent Shares, fully paid and free and clear of all Liens other than applicable federal and state securities law restrictions, as set forth below upon satisfaction of any of the following conditions (each, an “Earnout Condition”):

(i) 1,250,000 Contingent Shares if the closing price of the Parent Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the first anniversary of the Closing Date;

(ii) 1,250,000 Contingent Shares if the closing price of the Parent Class A Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the third anniversary of the Closing Date;

(iii) 1,250,000 Contingent Shares if the closing price of the Parent Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the third anniversary of the Closing Date; and

(iv) 1,250,000 Contingent Shares if the closing price of the Parent Class A Common Stock equals or exceeds $21.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the fifth anniversary of the Closing Date.

(b) Each Earnout Condition will be evaluated on a stand-alone basis, without reference to any other Earnout Condition. If an Earnout Condition is satisfied, within five (5) Business Days after the last trading day in such thirty-day period, Parent shall instruct the Exchange Agent to issue the Contingent Shares earned therefrom to each Company Stockholder in such amounts equal to each Company Stockholder’s Applicable Percentage multiplied by such number of Contingent Shares corresponding to the applicable Earnout Condition (the “Earnout Instruction”), with no action being required on the part of the Company Stockholders.

(c) Until the Contingent Shares are issued in accordance with this Section 1.7, (i) the right to receive any Contingent Shares is not transferable except by operation of Legal Requirements relating to descent and distribution, divorce and community property, and does not constitute an equity or ownership interest in Parent, and (ii) the Company Stockholders shall not have any rights as a shareholder of Parent as a result of the Company Stockholders’ right to receive any Contingent Shares hereunder.

(d) From and after the Closing, at all times a Contingent Share remains subject to an Earnout Condition, Parent will keep available for issuance a sufficient number of unissued shares of Parent Class A Common Stock to permit Parent to satisfy its issuance obligations set forth in this Section 1.7 and will take all actions required to increase the authorized number of shares of Parent Class A Common Stock if at any time there will be insufficient unissued shares of Parent Class A Common Stock to permit such reservation.

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(e) The Contingent Shares and the underlying target price for each Earnout Condition set forth in Section 1.7(a) will be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Class A Common Stock, occurring on or after the date hereof and prior to the time any such Contingent Shares are issued. It is the intent of the Parties that such adjustments will be made in order to provide to the Company Stockholders the same economic effect as contemplated by this Agreement as if no change with respect to the Parent Class A Common Stock had occurred.

Section 1.8. Sponsor Agreement. Concurrently with the execution of this Agreement, the Sponsor, Company and Parent have entered into an agreement (“Sponsor Agreement”) providing that the Sponsor unconditionally and irrevocably waives its anti-dilution or conversion price adjustment rights pursuant to Article FOURTH Section B.2(ii) of Parent’s Amended and Restated Certificate of Incorporation. Unless otherwise approved in writing by the Company, Parent shall not make any amendment or modification to, or any waiver (in whole or in part) of, any provision or remedy under, or consent to the termination or replacement of, the Sponsor Agreement.

Section 1.9. Sponsor Escrow Agreement. On or prior to the Closing Date, the Sponsor, Parent, and Continental shall enter into an escrow agreement in a form and on terms and conditions reasonably acceptable to the Company (“Sponsor Escrow Agreement”), providing that, immediately following the Effective Time, the Sponsor shall deposit an aggregate of 575,000 shares of Parent Class A Common Stock (“Sponsor Earnout Shares”) into escrow, with Continental acting as escrow agent. The Sponsor Escrow Agreement shall provide that such Sponsor Earnout Shares shall either be released to the Sponsor or terminated and canceled by Parent as follows: (a) with respect to 287,500 Sponsor Earnout Shares, the closing price of the Parent Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the third anniversary of the Closing Date, and (b) with respect to the remaining 287,500 Sponsor Earnout Shares, the closing price of the Parent Class A Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the Closing Date and by the fifth anniversary of the Closing Date. The book entry positions or certificates evidencing the Sponsor Earnout Shares will each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to the foregoing restrictions. Parent shall not amend, terminate, waive or otherwise modify the Sponsor Escrow Agreement without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

Section 1.10. Support Agreements. Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 1.10 attached hereto (such Company Stockholders, the “Supporting Stockholders”) have entered into voting and support agreements with Parent (the “Support Agreements”), pursuant to which (a) each of the Supporting Stockholders has agreed, among other things, to vote all of the shares of Company Common Stock and/or Company Preferred Stock beneficially owned by such Person in favor of the Merger (which vote may be taken by executing a written consent as provided for in Section 5.15 hereof) and (b) each of the Supporting Stockholders has agreed not to engage in any transactions involving the securities of Parent prior to the Closing without Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed), in each case on the terms and subject to the conditions set forth therein.

Section 1.11. Lock-Up Agreement. Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 1.11 attached hereto have each entered into an agreement with Parent and the Company (the “Lock-Up Agreement”) providing that such Persons will not transfer the shares of Parent Class A Common Stock received hereunder as Per Share Merger Consideration or as Contingent Shares for a period of six (6) months following the Closing, in each case on the terms and subject to the provisions set forth therein.

Section 1.12. PIPE Financing. Concurrently with the execution of this Agreement, Parent shall enter into subscription agreements (the “Subscription Agreements”) with one or more investors (each, a “PIPE Investor”), which provide for the private placement of at least $125 million of shares of Parent Class A Common Stock at a price of $10.00 per share (such aggregate amount and per share amount, the “Minimum PIPE Amount”) to close immediately prior to the Closing (the “PIPE Financing”), in each case on the terms and subject to the conditions set forth therein.

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Section 1.13. Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Parent and the Surviving Corporation shall take all such lawful and necessary action.

Section 1.14. Tax Consequences. It is intended by the Parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code (the “Intended Tax Treatment”) and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to so qualify and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. The Parties shall prepare and file all Tax Returns consistent with, and take no position (whether on Tax Returns in Tax proceedings, or otherwise) inconsistent with such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of U.S. Income Tax Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), but subject to Section 8.15, the Company hereby represents and warrants to Parent as follows:

Section 2.1. Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure thereof would not have or be reasonably expected to have a Company Material Adverse Effect. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1. The Company has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any Governmental Authority (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to possess such Approvals (or the equivalent thereof) would not have or be reasonably expected to have a Company Material Adverse Effect. Complete and correct copies of the certificate of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been made available to Parent or Parent’s counsel.

Section 2.2. Subsidiaries.

(a) The Company has no direct or indirect Subsidiaries other than those listed in Schedule 2.2(a). Except as set forth in Schedule 2.2(a), the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b) Each Subsidiary is duly incorporated, organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2(b)), except where the failure to be in good standing (or the equivalent thereof) would not have, or be reasonably expected to have, a Company Material Adverse Effect. Each Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be duly qualified or licensed (or the equivalent thereof) would not have, or be reasonably expected to have, a Company Material Adverse Effect. Each jurisdiction in which a Subsidiary is so qualified or licensed is listed in Schedule 2.2(b), except where the failure to be duly qualified or licensed (or the equivalent thereof) would not be individually or in the aggregate material to the Company and

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its Subsidiaries, taken as a whole. Each Subsidiary is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, lease, or operate and to carry on its business as it is now being conducted., except where the failure to possess any such Approval (or the equivalent thereof) would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to Parent or Parent’s counsel.

Section 2.3. Power and Authorization. The Company has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and, subject to the Company Stockholder Approval, to consummate the Merger. The execution and delivery of this Agreement and each Ancillary Agreement by the Company has been (or with respect to Ancillary Agreements to be entered into at the Closing, will be) duly authorized by all necessary corporate action on the part of the Company, subject in the case of the Merger, to the Company Stockholder Approval. This Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by the Company and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 2.4. Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act, (b) the filing of the Certificate of Merger, (c) those consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or made at or prior to Closing that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in each case which are set forth in Schedule 2.4(c), no action by (including any authorization, consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of the Company for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (ii) the consummation of the Transactions by the Company.

Section 2.5. Non-contravention. Neither the authorization, execution, delivery, or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Transactions, will:

(a) subject to compliance with the requirements specified in Section 2.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement that would be, or reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole;

(b) except as set forth in Schedule 2.5(b), result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Disclosed Contract that is material to the Company and its Subsidiaries, taken as a whole or (ii) the Charter Documents of the Company;

(c) result in the creation or imposition of any Lien on any material asset of the Company other than Permitted Liens, Liens under applicable securities laws, or Liens created by Parent; or

(d) result in the triggering, acceleration, vesting or increase of (i) any payment in excess of $250,000 to any Person or (ii) any equity security of the Company pursuant to any material Contractual Obligation of the Company, in each case, other than those Contractual Obligations set forth on Schedule 2.5(d).

Section 2.6. Compliance. Except as set forth in Schedule 2.6, the Company and each of its Subsidiaries has complied since January 31, 2017, and is in compliance with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, in each case, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as set forth in Schedule 2.6, since January 31, 2017, no written notice of non-compliance with any Legal Requirement (except for such notices that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) has been received by the Company or any Subsidiary, and, to the Company’s Knowledge, as of the date hereof no such notice has been delivered to any other Person.

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Section 2.7. Capitalization.

(a) Schedule 2.7(a) sets forth the authorized capital stock of the Company, including the Company Common Stock and Company Preferred Stock, each holder of capital stock of the Company and the number of shares of capital stock beneficially held by each such Person, each Company Convertible Security, including each Company Stock Option, and each other purchase right, conversion right, exchange right, or other Contractual Obligation exercisable for, exchangeable for, or convertible into capital stock of the Company and the holders thereof. All of the foregoing issued and outstanding equity interests of the Company (i) have been duly authorized and are validly issued, fully paid and non-assessable, (ii) have been offered, sold and issued in compliance with applicable Legal Requirements, including federal and state securities laws, and all requirements set forth in the Company’s Charter Documents and any other applicable Contractual Obligation governing the issuance of such securities, and (iii) are not subject to, nor have they been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company’s Charter Documents, or any Contractual Obligation to which the Company is a party or otherwise bound. The Company has no issued or outstanding equity interests other than the equity interests that are set forth on Schedule 2.7(a), and the Company does not hold any equity interests in its treasury.

(b) Except as set forth on Schedule 2.7(b) (or, with respect to the Company Convertible Securities, as set forth on Schedule 2.7(a)), the Company has not granted any preemptive rights or other similar rights in respect of any capital stock, or any warrants, equity appreciation rights, phantom units, call rights, put rights, or other securities convertible into or exercisable or exchangeable for capital stock, or any board nomination or observer rights. Except for the Transactions, there is no Contractual Obligation to which the Company is party, or provision in the Charter Documents of the Company, which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, or issue any other equity interest in respect of, any outstanding equity interest in the Company. There is no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity interests of the Company.

(c) Except as set forth on Schedule 2.7(c), the Company does not have any outstanding bonds, debentures, notes, or other obligations in which the holders have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of shares of Company Common Stock on any matter.

(d) Other than unvested Company Convertible Securities and unvested Company Stock Options, no outstanding equity interests of the Company are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company.

(e) Except as set forth on Schedule 2.7(e), to the Knowledge of the Company, each outstanding Company Stock Option was granted at fair market value on the date of grant.

Section 2.8. Financial Matters.

(a) Financial Statements. Parent has been furnished with the Company’s unaudited consolidated balance sheets as of December 31, 2019 and December 31, 2020 as set forth in Schedule 2.8(a)(i) hereto (the latter the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), the unaudited consolidated statements of operations for the years ended December 31, 2019 and December 31, 2020 as set forth in Schedule 2.8(a)(ii), the unaudited consolidated cash flow statements for the years ended December 31, 2019 and December 31, 2020, and the condensed notes thereto (such consolidated balance sheets, consolidated statements of operations, consolidated cash flow statements and condensed notes thereto, the “Financial Statements”).

(b) Compliance with U.S. GAAP. The Financial Statements (including any notes thereto) (i) accurately reflect in all material respects, (ii) have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied, and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries on the dates and for the periods specified herein, all in accordance with U.S. GAAP (subject to audit adjustments that are not expected to be material). Neither the Company nor any of its Subsidiaries is or has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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(c) Absence of Undisclosed Liabilities. The Company does not have any liabilities which are of a nature required by U.S. GAAP to be reflected in a balance sheet or disclosed in the notes thereto, other than any such debts, liabilities or obligations (i) included in the Most Recent Balance Sheet, (ii) incurred in the ordinary course of business subsequent to the Most Recent Balance Sheet Date, (iii) incurred with respect to this Transaction, (iv) listed on Schedule 2.8(d), or (v) incurred outside of the ordinary course of business which would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) Controls. The Company has established and maintained a system of internal controls over financial reporting (“ICOFR”). To the Company’s Knowledge, such ICOFR are effective and sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with U.S. GAAP. Except as set forth in Schedule 2.8(d), neither the current or, if applicable, former PCAOB Auditor, nor any other independent public accounting firm engaged by the Company has reported to the Company any material weaknesses or significant deficiencies in ICOFR for fiscal years 2018, 2019 or 2020.

(e) Loans. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer or director of the Company or any of its Subsidiaries.

(f) Stimulus Funds. Schedule 2.8(f) sets forth all CARES Act stimulus fund programs in which the Company or a Subsidiary are participating and the amount of funds received and/or requested by the Company or such Subsidiary for each such program (together with any additional CARES Act stimulus funds hereafter received by the Company or any of its Subsidiaries, the “Stimulus Funds”). The Company has maintained accounting records associated with the Stimulus Funds in material compliance with applicable Legal Requirements and related guidance available as of the date hereof.

Section 2.9. Absence of Certain Developments. Since the Most Recent Balance Sheet Date, and except as contemplated by this Agreement, (a) there has not been any change, development, condition or event that constitutes a Company Material Adverse Effect, except as set forth in Schedule 2.9(a), (b) the material operations of the business of the Company and its Subsidiaries have been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions and COVID-19 Measures), and (c) except as set forth in Schedule 2.9(c), neither the Company nor any Subsidiary has taken any action that would have required the prior written consent of Parent under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 2.10. Condition and Sufficiency of Assets. The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, or adequate rights to use, all material tangible assets and intangible assets for use in the business as currently conducted as of the date hereof (the “Assets”). As of the date hereof, the Assets are free and clear of all Liens, except for Permitted Liens and those Liens listed in Schedule 2.10, and the Assets, taken as a whole have been maintained in the ordinary course of business, are in good operating condition, subject to normal wear and tear, and are suitable for the purposes for which they are currently used, except where such Lien or condition of an Asset would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 2.11. Real Property.

(a) Schedule 2.11(a) sets forth a list of the addresses of all real property (i) owned by the Company or any Subsidiary (“Owned Real Property”) or (ii) leased, subleased or licensed by the Company or any Subsidiary (“Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Schedule 2.11(a) also identifies, with respect to each parcel of Leased Real Property, each lease, sublease, or other Contractual Obligation under which such Leased Real Property is occupied or used (“Real Property Leases”). There are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire or lease any interest in any material Real Property.

(b) The Company and each Subsidiary, as applicable, has good and valid fee simple title in and to the Owned Real Property, free and clear of all Liens other than Permitted Liens. There are no material Contractual Obligations under which the Company or any Subsidiary has granted to any Person the right of use or occupancy of any Real Property, and there is no Person (other than the Company and its Subsidiaries) in possession of any of the Real Property. The Company has made available to Parent accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect. No eminent domain or condemnation Action is pending or, to the Company’s Knowledge, threatened in writing, that would preclude or impair the use of any material Real Property.

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Section 2.12. Intellectual Property.

(a) Non-Infringement. Neither the Company nor any Subsidiary has received any written charge, complaint, claim, demand or notice alleging any material infringement, misappropriation, or violation of the Intellectual Property Rights of any third party. To the Company’s Knowledge, neither the operation of the Company’s business as is currently conducted, nor any of the Company Services offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Company, nor other exploitation of the Company Intellectual Property Rights, infringes, constitutes or misappropriates, or otherwise violates any material Intellectual Property Rights of any other Person in any material respect. The Company IP Registrations are not the subject of any challenge relating to the validity or enforceability of such Company IP Registrations. To the Company’s Knowledge, no Person is materially infringing upon any Company Intellectual Property Rights. To the Company’s Knowledge, no current or former officer, employee, or contractor of the Company or any Subsidiary has misrepresented, or failed to disclose, any facts or circumstances in any patent application for any Company IP Registration that would constitute fraud or a misrepresentation with respect to such application, or that would otherwise affect the validity or enforceability of any material Company IP Registration.

(b) Scheduled Intellectual Property Rights. Schedule 2.12(b) identifies all issued patents, registered trademarks, registered copyrights and domain name registrations, and all applications for any of the foregoing that are owned by the Company or any Subsidiary (collectively, the “Company IP Registrations”). Schedule 2.12(b) lists for each Company IP Registration (i) the record owner of such item, (ii) the jurisdictions in which such item has been issued or registered or filed, (iii) the issuance, registration or application date, as applicable, for such item, and (iv) the issuance, registration or application number, as applicable, for such item. To the Company’s Knowledge, each of the Company IP Registrations is valid and subsisting and all necessary fees and filings with respect to any material Company IP Registrations have been timely submitted to the relevant Governmental Authority and Internet domain name registrars to maintain such Company IP Registrations in full force and effect. As of the date of this Agreement, no issuance or registration obtained, and no application filed by the Company or any Subsidiary for any Company IP Registrations, has been canceled, abandoned, allowed to lapse or not renewed, except where such Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application or where such decision would not have a Material Adverse Effect.

(c) Company IP. Except as would not be material to the Company and its Subsidiaries, taken as a whole, and except as set forth on Schedule 2.12(c), the Company or a Subsidiary owns or otherwise has the right to use all Intellectual Property Rights required or necessary for the conduct of the Company’s or Subsidiary’s business, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 2.12(c), no Company Intellectual Property Rights are subject to any Action, Contractual Obligation, or order of a Governmental Authority that materially restricts the use, transfer or licensing thereof by the Company or its Subsidiaries.

(d) Know-how. The Company and/or one or more of its Subsidiaries, as appropriate, have taken commercially reasonable measures to protect the secrecy and confidentiality of all material know-how included in the Intellectual Property Rights of the Company or Subsidiary. To the Company’s Knowledge, neither the Company nor any Subsidiary has disclosed to any Person (including any employees, contractors, and consultants) any such material know-how, except under a confidentiality agreement or other legally binding confidentiality obligation, and to the Company’s Knowledge, there has not been any material breach by any party to any such confidentiality agreement. The Company and each Subsidiary has required all Persons (including any current or former employees, contractors, and consultants) who create or develop or have created or developed any material registered or applied for Intellectual Property for the benefit of the Company or such Subsidiary to assign, and all such Persons have assigned, to the Company or Subsidiary (by present assignment) all of such Person’s rights in such registered or applied for Intellectual Property, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(e) Company Source Code. Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any material Company Source Code, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure (including releases from Company Source Code escrow arrangements), delivery or license by the Company or any Subsidiary of such Company Source Code, except as would not reasonably be material to the Company and its Subsidiaries, taken as a whole. Except as would not

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reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary has incorporated Open Source Materials into, or combined Open Source Materials with, or distributed Open Source Materials in conjunction with, Company Services in a manner that grants, or purports to grant, to any third party any rights or immunities under any Company Intellectual Property that require, as a condition of use, modification and/or distribution of such Open Source Materials that any Company Source Code be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge.

(f) Data Privacy.

(i) To the Company’s Knowledge as of the date hereof, since January 31, 2017, there has not been a material data security breach or material unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information or Protected Health Information owned, used, maintained, received, or controlled by or on behalf of the Company or any Subsidiary, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information or Protected Health Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws to which the Company or such Subsidiary is subject.

(ii) The collection, maintenance, transmission, transfer, use, disclosure, storage, disposal, and security of Personal Confidential Information or Protected Health Information by the Company and each Subsidiary has complied in all material respects with (A) applicable Information Privacy and Security Laws, (B) Disclosed Contracts that govern Personal Confidential Information or Protected Health Information, (C) Payment Card Industry Data Standards, and (D) applicable privacy policies of the Company and each Subsidiary.

(iii) The Company and each Subsidiary has established and maintains commercially reasonable technical, physical, and organizational measures and security systems and technologies that are designed to protect the data collected, generated, or received in connection with the marketing, delivery, or use of any Company Service, including Personal Confidential Information and Protected Health Information processed in connection with use of any Company Service.

Section 2.13. Permits. The Company and each Subsidiary, as applicable, has been duly granted all Permits reasonably necessary for the conduct of the business presently conducted by it and the ownership use and operation of its material assets other than any such Permits which if not held by the Company or any of its Subsidiaries would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or to the Company’s Knowledge threatened in writing, except where such suspension or cancellation would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true, correct and complete copies of all material Permits, all of which material Permits are listed on Schedule 2.13. Since January 31, 2017, neither the Company nor any Subsidiary is in violation of the terms of any Permit, except where such violation would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 2.14. Tax Matters.

(a) The Company and each Subsidiary has timely filed, or has caused to be timely filed on its behalf all income and other material Tax Returns in each jurisdiction in which the Company or Subsidiary is required to file Tax Returns. All such income and other material Tax Returns were correct and complete in all material respects. All material Taxes owed by the Company or any Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than validly obtained automatic extensions). To the best of the Company’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) The Company and each Subsidiary has (i) withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder and (ii) complied in all material respects with all filings required with respect thereto.

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(c) There is no outstanding audit or examination concerning any Tax Return either (i) claimed, threatened, or raised (in each case in writing) by a Governmental Authority, or (ii) to the Company’s Knowledge, in existence.

(d) There is no Tax deficiency outstanding, proposed or assessed against the Company or any Subsidiary, nor has the Company or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e) No adjustment relating to any Tax Returns filed by the Company or a Subsidiary has been proposed in writing by any Governmental Authority.

(f) No power of attorney that has been granted by the Company with respect to a Tax matter is currently in effect.

(g) Neither the Company nor any Subsidiary has been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise (other than a group including only the Company and its Subsidiaries), and has no liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise. Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement (i) as to which only the Company and/or its Subsidiaries is a party or (ii) that is Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes or any Tax receivable, Tax allocation, Tax indemnity or similar agreements. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company or any Subsidiary which agreement or ruling would be effective after the Closing Date.

(h) Neither the Company nor any Subsidiary is currently subject to any Liens, other than Permitted Liens, imposed on any of its material assets as a result of the failure or alleged failure of the Company or such Subsidiary to pay Taxes.

(i) Neither Company nor any Subsidiary is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(j) During the two-year period ending on the date of this Agreement, neither Company nor any Subsidiary (or any predecessor thereof) was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(k) Neither Company nor any Subsidiary will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Legal Requirements); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the ordinary course of business prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code that occurs or was requested prior to the Closing (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Legal Requirements), (vii) election under Section 108(i) of the Code (or any similar or corresponding provision of state, local or non-U.S. Legal Requirements), (viii) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of Law) of Company nor any Subsidiary attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, (ix) any COVID-19 Response Law, or (x) any other action or election taken or made before the Closing. Neither Company nor any Subsidiary will be required to make any payments after the Closing Date under Section 965 of the Code.

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(l) Neither Company nor any Subsidiary has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a COVID-19 Response Law.

(m) Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment.

(n) The representations and warranties contained in this Section 2.14 are the only representations and warranties being made by the Company with respect to Taxes (except for the representations and warranties contained in Section 2.15 to the extent relating to Taxes).

Section 2.15. Employee Benefit Plans.

(a) Schedule 2.15(a) lists all material Employee Plans that the Company or a Subsidiary sponsors or maintains, or to which the Company or a Subsidiary contributes or is obligated to contribute, in each case, for the benefit of current or former employees, directors, or consultants. With respect to each Employee Plan, the Company has made available to Parent accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements and (ii) any summary plan descriptions or employee handbooks.

(b) Each Employee Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and applicable Legal Requirements. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Employee Plans have been timely made or accrued in all material respects. There is no pending or, to the Company’s Knowledge, threatened Action relating to an Employee Plan, other than routine claims in the ordinary course of business for benefits provided for by the Employee Plans. To the Company’s Knowledge there are no audits, inquiries, or proceedings pending or threatened by any Governmental Authority with respect to any Employee Plan.

(c) There are no plans or commitments to establish any new Employee Plan, or to modify any Employee Plan, except as set forth in this Agreement or the Ancillary Agreements.

(d) Except as set forth in Schedule 2.15(d), each Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms without material liability to Parent or the Company, other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid.

(e) Except as set forth in Schedule 2.15(e), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, manager, officer member of the board of directors, or consultant of the Company under any Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) result in the acceleration of vesting of any Company Stock Options.

(f) The representations and warranties contained in this Section 2.15 are the only representations and warranties being made by the Company with respect to employee benefits.

Section 2.16. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, and, to the Company’s Knowledge, there are no activities or proceedings of any labor union to organize any such employees. There have been no strikes, work slowdowns, work stoppages or lockouts between any employees of the Company or any Subsidiary, on the one hand, and the Company or any Subsidiary, on the other hand.

(b) True and complete information as to the name and current job title, base salary, target bonus, and any severance entitlements for all current officers of the Company has been provided to Parent. Other than as set forth in Schedule 2.16, each employee of the Company and its Subsidiaries is terminable “at will” subject to applicable severance entitlements or notice periods as set forth by Legal Requirements, or in any applicable employment agreement.

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(c) To the Company’s Knowledge, as of the date hereof, none of the officers of the Company or its Subsidiaries presently intends to terminate his or her employment with the Company. The Company and each Subsidiary is in compliance in all material respects and, to the Company’s Knowledge, each of its or the Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or one of its Subsidiaries and such individuals.

(d) The Company and each Subsidiary is in compliance in all material respects with all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety, and neither the Company nor any Subsidiary is liable for any arrears of wages or penalties with respect thereto. All amounts that the Company and each Subsidiary is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by Legal Requirements have been withheld and paid or accrued as a liability in the financial statements. Except as set forth in Schedule 2.16(d), there are no pending, or to the Company’s Knowledge, threatened in writing, material Actions against the Company or any Subsidiary by any employee in connection with such employee’s employment or termination of employment by the Company or such Subsidiary.

(e) Except as set forth in Schedule 2.16(e), no employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits, and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave, accrued bonuses for 2020, and severance pay).

Section 2.17. Environmental Matters.

(a) Except as set forth in Schedule 2.17(a) or as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each Subsidiary is in compliance with all applicable Environmental Laws, (ii) there has been no release of any Hazardous Substance by the Company or any Subsidiary on or upon the environment of any site (including soils, groundwater, surface water, and air) currently owned, leased or otherwise operated or used by the Company or any Subsidiary, or formerly owned, leased, or otherwise operated or used by the Company or any Subsidiary, (iii) except as set forth in Schedule 2.17, neither the Company nor any Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in violation of or liable under any Environmental Law, and (iv) to the Company’s Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no Hazardous Substance stored on, any site owned or operated by the Company or any Subsidiary, except in compliance with Environmental Laws.

(b) The representations and warranties contained in this Section 2.17 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental matter, including natural resources, related to the Company or any of its Subsidiaries.

Section 2.18. Contracts.

(a) Schedule 2.18 lists each of the following Contractual Obligations to which the Company or any Subsidiary is bound (each, a “Disclosed Contract”):

(i) any Contractual Obligation with respect to a dealer, distributor, referral, or similar agreement, or any Contractual Obligation providing for the grant by the Company of rights to market or sell Company Services on behalf of the Company to any other Person, in each case having consideration paid or payable by the Company or its Subsidiaries in an amount exceeding $250,000, in the aggregate, during the 12-month period ending December 31, 2020;

(ii) any Contractual Obligation pursuant to which a partnership or joint venture was established;

(iii) any Contractual Obligation made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset, (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any Company Service, or (z) pursuant to which any other Person is granted “most favored nation” pricing or customer status or similar with respect to any Company Services;

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(iv) any Contractual Obligation (other than “shrink wrap” and similar generally available commercial end-user licenses to software) pursuant to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary licenses any Intellectual Property used in the development or licensing of the Company Services, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v) any Contractual Obligation containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of the Company or any Subsidiary to pay an amount in excess of $250,000;

(vi) any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing base compensation to any officer, director, employee or consultant in excess of $250,000 per year;

(vii) any collective bargaining agreement with any labor union;

(viii) any Contractual Obligation that (A) purports to materially limit either the type of business in which the Company or any Subsidiary (or, after the Closing, Parent or one of its Subsidiaries or Parent’s successors or assigns) may engage, the geographic area in which any of them may engage in any business, the solicitation by any of them of the employment of any Person or the ability of any of them to sell or purchase from any Person, or (B) would require the disposition of any material assets or line of business of the Company or any Subsidiary (or, after the Closing, Parent or one of its Subsidiaries or Parent’s successors or assigns);

(ix) any Contractual Obligation relating to the incurrence of any indebtedness for borrowed money in excess of $250,000;

(x) any Contractual Obligation relating to the acquisition by merger, consolidation, equity or asset purchase, or any other manner of any Person or a line of business of any Person outside the ordinary course of business and pursuant to which the Company has any continuing payment obligations;

(xi) any Contractual Obligation under which the Company or any Subsidiary has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its shareholders, employees, managers, officers or members of the board of directors;

(xii) any Contractual Obligation (or group of related Contractual Obligations) the outstanding performance of which mandates future payment of consideration in excess of $500,000 per annum, other than (A) any Contractual Obligation that is terminable by the Company or applicable Subsidiary at will on less than ninety (90) days’ notice and (B) purchase orders received in the ordinary course of business;

(xiii) any guaranty by the Company, Subsidiary, or any Affiliate of any obligation of another in excess of $250,000; and

(xiv) any Contractual Obligation requiring the Company to register any equity interests under the applicable United States securities Laws.

(b) The Company has made available to Parent accurate and complete copies of each Disclosed Contract, in each case, as amended or otherwise modified and currently in effect. Each Disclosed Contract is in full force and effect and is enforceable against each party to such Contractual Obligation, except where any such failure would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company, any Subsidiary, nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract, and no event has occurred which with notice or lapse of time or both would become a breach of or default under any Disclosed Contract, in each case as except for such breach, violation, default or lapse which would be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole.

(c) Except as set forth in Schedule 2.18(c), all Disclosed Contracts are being performed without any party thereto relying on any force majeure provisions to excuse non-performance or performance delays arising out of the COVID-19 pandemic or COVID-19 Measures, except where such reliance on, non-performance, or delay was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

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Section 2.19. Customers and Suppliers.

(a) Schedule 2.19(a) sets forth the top ten (10) Customers (by revenue) of the Company and its Subsidiaries for the years ended December 31, 2019 and 2020 (collectively, the “Material Customers”) and the amount of consideration paid to the Company or such Subsidiary by each Material Customer during such periods. To the Company’s Knowledge as of the date hereof, no such Material Customer has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole, or (ii) a condition indicating a material breach of the terms of any material Contractual Obligation with any such Material Customer. To the Company’s Knowledge as of the date hereof, no Material Customer has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contractual Obligation.

(b) Schedule 2.19(b) sets forth the top ten (10) vendors to and/or suppliers of the Company and its Subsidiaries (by spend amount) for the years ended December 31, 2019 and 2020 (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Company or such Subsidiary during such periods. To the Company’s Knowledge as of the date hereof, no such Material Supplier has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole, or (ii) a condition indicating a material breach of the terms of any material Contractual Obligation with such Material Supplier. To the Company’s Knowledge as of the date hereof, no Material Supplier has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contractual Obligation.

Section 2.20. Affiliate Transactions. Other than as set forth in Schedule 2.20 or pursuant to an Ancillary Agreement, no Affiliate of the Company or any Subsidiary: (a) has any material interest in any asset owned or leased by the Company or used in connection with the business of the Company or any Subsidiary, (b) has received a loan from the Company or any Subsidiary, or (c) is engaged in any material transaction, arrangement, or understanding with the Company or any Subsidiary (each, an “Affiliate Agreement”) other than through his or her employment with the Company or any Subsidiary, the ownership of equity interests, payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business.

Section 2.21. Litigation. Except as set forth in Schedule 2.21, there is no Action pending or, to the Company’s Knowledge as of the date hereof, threatened in writing, to which the Company or any Subsidiary is a party (either as plaintiff or defendant) or to which one or more material assets are subject which is reasonably expected to have a Company Material Adverse Effect. No allegations of sexual harassment have been made against any employee, manager, officer, or member of the board of directors of the Company or any Subsidiary which could reasonably be expected to result in a Company Material Adverse Effect.

Section 2.22. Insurance. Schedule 2.22 sets forth a list of the material insurance policies that cover the Company and its Subsidiaries. The Company has made available to Parent true and accurate copies of each such policy. Each such policy is legal, valid, binding, and enforceable in accordance with its terms, in full force and effect (or has been renewed), all premiums have been paid, neither the Company nor any Subsidiary is in default with respect to its obligations under any of such policies, and no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received by the Company or any Subsidiary, in each case, except where such failure, default, breach or termination was not or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The coverages provided by such insurance policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations.

Section 2.23. Brokers. Except as set forth in Schedule 2.23, no investment banker, financial advisor, broker, or finder has acted for or on behalf of the Company or any Affiliate in connection with this Agreement or the Transactions, and the Company (and, to the Company’s Knowledge, the Company Stockholders) has not entered into any agreement with any Person which will result in the obligation of the Company or Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Transactions.

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Section 2.24. Anti-Corruption Matters.

(a) Since January 31, 2017, neither the Company nor any Subsidiary, nor, to the Company’s Knowledge, any of its Affiliates or Associated Persons, or any other Person acting on behalf of them has engaged in any activity or conduct that has resulted or will result in the violation of any applicable Anti-Corruption Laws, Economic Sanctions Laws, or Export Control Laws.

(b) The Company and each Subsidiary has in place commercially reasonable procedures to prevent violation of any Anti-Corruption Laws or Economic Sanctions Laws by their Affiliates and Associated Persons.

(c) Since January 31, 2017, to the Company’s Knowledge, (i) neither the Company, any Subsidiary, nor any of its or their Affiliates, Associated Persons, or any other Person acting on its or their behalf, is or has been the subject of any investigation, inquiry, litigation, or administrative or enforcement proceedings by any Governmental Authority or any Customer regarding any offense or alleged offense under any Anti-Corruption Laws or Economic Sanctions Laws, (ii) no such investigation, inquiry, litigation, or proceedings have been threatened or are pending, and (iii) there are no circumstances likely to give rise to any such investigation, inquiry, litigation, or proceedings.

Section 2.25. Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the Transactions in accordance with the Company’s Charter Documents.

Section 2.26. Company Stockholder Approval. The approval and adoption of this Agreement and the approval of the Transactions by the Company Stockholders requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an “as-converted” to Company Class A Common Stock basis and (ii) a majority of the outstanding shares of Company Preferred Stock, voting as a separate class, in each case, given in writing or at a meeting in accordance with the Company Certificate of Incorporation and the DGCL (collectively, the “Company Stockholder Approval”). The Supporting Stockholders hold a sufficient number of shares of Company Common Stock and Company A Preferred Stock to obtain the Company Stockholder Approval. The Company Stockholder Approval is the only vote of holders of securities of the Company necessary to approve the Merger.

Section 2.27. Healthcare Regulatory Compliance.

(a) The Company and each Subsidiary is, and since January 31, 2017 has been, in compliance with all Healthcare Laws applicable to it and its assets, business or operations, except where such non-compliance would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There are no written claims or notices of violation pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries alleging material violations of or liability under any Healthcare Laws or Healthcare Permits, and, to the Company’s Knowledge, neither the Company nor any Subsidiary is under or has been under, any non-routine audit or investigation by a Governmental Authority alleging material non-compliance by the Company or such Subsidiary with respect to any Healthcare Laws.

(b) The Company and each of its Subsidiaries holds in full force and effect all Healthcare Permits necessary for it to own, lease, sublease or operate its assets under applicable Healthcare Laws or to conduct its business and operations as presently conducted except where the failure to hold any such Healthcare Permit would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Company’s Knowledge, no circumstance exists or event has occurred which would reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Healthcare Permit held by the Company or any of its Subsidiaries, except where such suspension, revocation, termination, restriction, limitation, modification or non-renewal would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) To the Company’s Knowledge as of the date hereof, the Healthcare Professionals employed by, or under contract with, the Company or any Subsidiary have complied and currently are in compliance with all applicable Healthcare Laws, and hold and have held all Healthcare Permits required to be held by them in the performance of their duties, and such Healthcare Permits have not been suspended, revoked, or restricted in any manner, and are all of the Healthcare Permits that are required for such Person to perform his or her duties for the Company, except where non-compliance with applicable Healthcare Laws or a failure to have a Healthcare Permit would not be, individually or in

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the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have commercially reasonable systems and policies in place to verify and monitor the continued eligibility of all Healthcare Professionals employed by, or under contract with, the Company or such Subsidiary.

(d) Since January 31, 2017, neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge as of the date hereof, any officer or employee of the Company or any Subsidiary has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any applicable Healthcare Law; (ii) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any applicable Healthcare Law; (iii) made any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift was illegal in any respect under the applicable Legal Requirements of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset or made any misleading, false or artificial entries on any of its books or records in violation of applicable Healthcare Laws; or (v) made any payment to any person with the intention that any part of such payment would be in violation of any applicable Healthcare Law. To the Company’s Knowledge, no Person has filed or has threatened in writing to file against the Company or any Subsidiary an action under any federal or state whistleblower statute related to alleged noncompliance with applicable Healthcare Laws, including under the False Claims Act of 1863 (31 U.S.C. 6 3729 et seq.).

(e) Schedule 2.27(e) lists all National Provider Identifiers and provider numbers for the Company and each Subsidiary and Associated Person that participates in any Federal Healthcare Program. Since January 31, 2017, neither the Company nor any Subsidiary, nor to the Company’s Knowledge, any Associated Person, has (i) been excluded from participating in any Federal Healthcare Program or any similar law, whether pursuant to 21 U.S.C. 335a, or similar state or foreign law, or otherwise; (ii) had a civil monetary penalty assessed pursuant to 42 U.S.C. § 1320a-7 or Section 1128A of the Social Security Act; (iii) been convicted (as that term is defined in 42 C.F.R. 61001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. 11669, 1035. 1347 or 1518, including any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any Federal Healthcare Program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. 124b), (B) criminal offenses under federal or state Law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (C) criminal offenses under Laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency, (D) violations of Laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this Section 2.27(e), or (E) criminal offenses under Laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (iv) been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §13729-3731 or qui tam action brought pursuant to 31 U.S.C. 63729 et seq.

(f) Except as set forth in Schedule 2.27(f), neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any officer or employee of the Company or any Subsidiary, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal agreement with any Governmental Authority concerning compliance with Healthcare Laws, any Federal Healthcare Program, or the requirements of any Healthcare Permit.

(g) Except as set forth in Schedule 2.27(g), since January 31, 2017, the Company and its Subsidiaries have timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, except where such failure to timely file would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All such regulatory filings complied in all material respects with applicable Healthcare Laws, except where such non-compliance would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(h) Since January 31, 2017, the Company and its Subsidiaries have (i) timely filed all material reports and billings required to be filed with each Customer, all of which were prepared in material compliance with all applicable Laws governing reimbursement and claims and the binding payment policies of the applicable

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Customer to which such Person is bound, (ii) paid all known and undisputed material refunds, overpayments, discounts and adjustments required to be paid, and there is no pending or, to the Company’s Knowledge, threatened in writing, material appeal, adjustment, challenge, adverse inquiry, audit (including written notice of an intent to audit), or litigation by any Customer with respect to the Company or any Subsidiary’s billing practices and reimbursement claims (other than routine audits in the ordinary course of business) and (iii) never been subject to a material audit (or received written notice that it is subject to a material audit) other than in the ordinary course of business. The Company has implemented commercially reasonable billing policies and practices to comply in all material respects with all applicable Healthcare Laws.

Section 2.28. Food and Drug Administration Matters.

(a) Since January 31, 2017, (i) all Assets stored, distributed, or used by or on behalf of the Company in connection with the Company Services that are subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) are being or have been stored, distributed, or used in compliance in all material respects with all applicable Laws administered or issued by the FDA or any other Governmental Authorities with oversight of such Assets and (ii) the Company and each Subsidiary is in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act and implementing regulations, as applicable, governing reporting and recordkeeping for such Assets, including complaint records adverse event reporting, inventory management and expiration dates. The Company and its Subsidiaries have commercially reasonable policies and procedures in place to ensure that any required product recalls, withdrawals, suspensions, seizures or discontinuations initiated by a product manufacturer or Governmental Authority are conducted in material compliance with the requirement of the entity that initiated such recall, withdrawal, suspension, seizure or discontinuation.

(b) Since January 31, 2017, the Company and its Subsidiaries have not engaged in the non-clinical or clinical development, manufacture or compounding (sterile or non-sterile) of drugs that are subject to the jurisdiction of the FDA or state authorities, including state controlled substances acts.

(c) Since January 31, 2017, the Company and its Subsidiaries are in material compliance with all applicable import and export requirements, including FDA import-for-export requirements, export notifications or authorizations and record keeping requirements.

(d) Since January 31, 2017, neither the Company or any Subsidiary has conducted clinical research that requires reporting to an Institutional Review Board or engaged in activity that requires reporting to an institutional review board.

Section 2.29. Exclusivity of Representations. Except as provided in this ARTICLE II and the certificates and Ancillary Documents delivered in connection herewith or pursuant hereto, in each case as modified by the Company Schedule, neither the Company, any Subsidiary, any of its or their Affiliates, nor any of its or their respective directors, officers, employees, stockholders, or representatives have made, or are making, any representation, warranty, or statement of any kind or nature expressed or implied, at law or in equity whatsoever to Parent or its Affiliates. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of Parent for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in ARTICLE III and the certificates and Ancillary Documents delivered in connection herewith or pursuant hereto, in each case as modified by the Parent Schedule, it is not relying on any representations and warranties or any other materials from any Person in connection with the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), but subject to Section 8.15, each of Parent and Merger Sub represents and warrants to the Company as follows:

Section 3.1. Organization and Qualification. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes

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such qualification or licensing necessary, except where the failure thereof would not have, or be reasonably expected to have, a Parent Material Adverse Effect. Each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 3.1. Each of Parent and Merger Sub has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to possess such Approvals (or the equivalent thereof) would not have, or be reasonably expected to have, a Parent Material Adverse Effect. Complete and correct copies of the Charter Documents of Parent and Merger Sub, as amended and currently in effect, have been made available to the Company or the Company’s counsel.

Section 3.2. Subsidiaries. Except as set forth in Schedule 3.2, neither Parent nor Merger Sub has any direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any capital stock or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 3.3. Power and Authorization. Each of Parent and Merger Sub has all requisite power and authority necessary for, and has duly authorized by all necessary action, the execution, delivery and performance by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and the consummation of the Transactions. This Agreement and each Ancillary Agreement to which Parent and Merger Sub are (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by Parent and Merger Sub and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4. Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act, (b) the filing of the Certificate of Merger, and (c) those consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or made at or prior to Closing, that would, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub taken as a whole, in each case which are set forth in Schedule 3.4, no action by (including any authorization, consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of Parent or Merger Sub for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by each of Parent and Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (ii) the consummation of the Transactions by Parent and Merger Sub.

Section 3.5. Non-contravention. Neither the authorization, execution, delivery, or performance by Parent or Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Transactions, will:

(a) subject to compliance with the requirements specified in Section 3.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement that would be, or reasonably be expected to be, material to Parent and Merger Sub, taken as a whole;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of Parent or Merger Sub (except to the extent that any such breach, violation, default, termination, acceleration, or other action would not delay or impair the ability of Parent or Merger Sub, as applicable, to enter into this Agreement or any of the Ancillary Agreements or to consummate the Transactions), or (ii) the Charter Documents of Parent or Merger Sub;

(c) result in the creation or imposition of any material Lien on any material asset of Parent or Merger Sub other than Permitted Liens, Liens under applicable securities laws, or Liens created by the Company; or

(d) result in the triggering, acceleration, vesting or increase (i) of any payment to any Person or (ii) any equity security of Parent pursuant to any Contractual Obligation of Parent or Merger Sub.

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Section 3.6. Compliance. Each of Parent and Merger Sub has complied and is in compliance with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. No written notice of non-compliance with any material Legal Requirement has been received by Parent or Merger Sub, and, to Parent’s Knowledge as of the date hereof, no such notice has been delivered to any other Person.

Section 3.7. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 62,500,000 shares of Parent Common Stock, representing 50,000,000 shares of Parent Class A Common Stock and 12,500,000 shares of Parent Class B Common Stock, and (ii) 1,000,000 shares of Parent Preferred Stock. The Parent Securities are set forth on Schedule 3.7(a), each of which is validly issued, fully paid, and non-assessable. There are no issued and outstanding shares of Parent Preferred Stock. The foregoing represents all of the issued and outstanding Parent Securities as of the date of this Agreement. All outstanding Parent Securities (i) have been duly authorized and validly issued and full paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Legal Requirements, including federal and state securities laws, and all requirements set forth in (1) Parent’s Charter Documents, and (2) any other applicable Contractual Obligation governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Charter Documents or any Contractual Obligation to which Parent is a party or otherwise bound.

(b) Schedule 3.7(b) sets forth the number of shares of Parent Common Stock reserved for issuance upon outstanding Parent Convertible Securities. Except as set forth on Schedule 3.7(b), there are no issued and outstanding Parent Convertible Securities. All shares of Parent Common Stock subject to issuance upon the exercise or conversion of Parent Convertible Securities, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable.

(c) Except as provided for in this Agreement or as set forth in Schedule 3.7(c) hereto, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have, or upon the happening of certain events would have, the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the Parent Stockholders on any matter.

(d) Except as provided for in this Agreement or as set forth in Schedule 3.7(d), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any securities of Parent.

(e) Except as provided for in this Agreement or as set forth in Schedule 3.7(e), as a result of the consummation of the Transactions, no shares of capital stock, warrants, options, or other securities of Parent are issuable, and no rights in connection with any shares, warrants, options, or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) Except as provided for in this Agreement or as set forth in Schedule 3.7(f), no outstanding securities of Parent are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Parent.

(g) The authorized and outstanding share capital of Merger Sub is 1,000 shares of common stock, par value $0.0001 per share. Parent owns all of the outstanding share capital of Merger Sub, free and clear of all Liens.

(h) The Per Share Merger Consideration and Contingent Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Legal Requirements, Parent’s Charter Documents, or any Contractual Obligation to which Parent is a party or otherwise bound.

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Section 3.8. Parent SEC Reports and Financial Statements.

(a) Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents filed by Parent with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). All Parent SEC Reports and any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. None of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments that are not expected to be material) in all material respects the financial position of Parent as of the respective dates thereof and the results of operations and cash flows for the respective periods then ended. As used in this Section 3.8, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c) Parent has established and maintained a system of ICOFR. To Parent’s Knowledge, such ICOFR are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent reflected in the Parent Financial Statements: (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of Parent as of the date hereof.

(f) To Parent’s Knowledge, as of the date hereof, there are no outstanding comments from the SEC with respect to the Parent SEC Reports. To Parent’s Knowledge, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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(g) Other than services provided prior to or in connection with Parent’s initial public offering, all non-audit services were approved by the audit committee of the board of directors of Parent. Parent has no off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC.

(h) To Parent’s Knowledge, no officer, contractor, subcontractor, or agent of Parent has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Legal Requirement.

Section 3.9. Absence of Certain Developments. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, (a) there has not been any change, development, condition or event that constitutes a Parent Material Adverse Effect; (b) the business of Parent has been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions and COVID-19 Measures); and (c) Parent has not taken any action that would have required the prior written consent of the Company under Section 4.1(c) if such action had been taken on or after the date hereof and prior to the Closing.

Section 3.10. Trust Fund.

(a) As of the day immediately preceding the date hereof, Parent has approximately $115 million invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”), pursuant to that certain Investment Management Trust Agreement by and between Parent and Continental, dated as of October 14, 2020 (the “Trust Agreement”). The Trust Fund shall be utilized in accordance with Section 5.10 hereof and the Trust Agreement.

(b) The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to Parent’s Knowledge, the trustee under the Trust Agreement. There are no separate Contractual Obligations, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and Continental that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to Parent’s Knowledge, that would entitle any Person (other than stockholders of Parent holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Charter Documents) to any portion of the proceeds in the Trust Fund, except as described in the Parent SEC Reports. Prior to the Closing, none of the funds held in the Trust Fund may be released except: (A) interest income earned on the Trust Fund to pay taxes; and (B) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s Charter Documents. There are no Actions pending or, to Parent’s Knowledge, threatened in writing with respect to the Trust Fund.

Section 3.11. Real Property; Personal Property. Neither Parent nor Merger Sub owns or leases any real property or personal property.

Section 3.12. Intellectual Property. Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any Intellectual Property Rights.

Section 3.13. Tax Matters.

(a) Each of Parent and Merger Sub has timely filed or has caused to be timely filed on its behalf all income and other material Tax Returns in each jurisdiction in which Parent and/or Merger Sub is required to file Tax Returns. All such Tax Returns were correct and complete. All Taxes owed by Parent and Merger Sub (whether or not shown on any Tax Return) have been paid. Neither Parent nor Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return (other than validly obtained automatic extensions). To the best of Parent’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where Parent or Merger Sub does not file Tax Returns that Parent or Merger Sub is or may be subject to taxation by that jurisdiction.

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(b) Each of Parent and Merger Sub has (i) withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder and (ii) complied in all material respects with all filings required with respect thereto.

(c) There is no outstanding audit or examination concerning any Tax Return either (i) claimed, threatened, or raised in writing by a Governmental Authority, or (ii) as to which Parent or Merger Sub or the directors and officers (and employees responsible for Tax matters) of Parent or Merger Sub has knowledge.

(d) There is no Tax deficiency outstanding, proposed or assessed against Parent or Merger Sub, nor has Parent or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Parent and Merger Sub have complied with all Legal Requirements with respect to payments made to third parties with respect to any Taxes.

(e) No adjustment relating to any Tax Returns filed by Parent or Merger Sub has been (i) proposed in writing, formally or informally, by any Governmental Authority, or (ii) as to which Parent or Merger Sub or the directors and officers (and employees responsible for Tax matters) of Parent or Merger Sub has knowledge, and neither Parent, Merger Sub, nor any director or officer (or employee responsible for Tax matters) of Parent or Merger Sub expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(f) No power of attorney that has been granted by Parent or Merger Sub with respect to a Tax matter is currently in effect.

(g) Neither Parent nor Merger Sub has been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise (other than a group including only Parent and Merger Sub), and has no liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise. Neither Parent nor Merger Sub is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, or any Tax receivable, Tax allocation, Tax indemnity or similar agreements, other than any such agreement that is Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes, but including any Contractual Obligation in connection with the acquisition of any Person or asset and any Contractual Obligation to indemnify any Person for Taxes. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to Parent which agreement or ruling would be effective after the Closing Date.

(h) Neither Parent nor Merger Sub is currently subject to any Liens, other than Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of Parent or Merger Sub to pay Taxes, and to Parent’s Knowledge, there is no basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.

(i) Neither Parent nor Merger Sub has any liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Parent Financial Statements, whether asserted or unasserted, contingent or otherwise.

(j) Neither Parent nor Merger Sub is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(k) During the two-year period ending on the date of this Agreement, neither Parent nor Merger Sub (or any predecessor thereof) was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(l) None of Parent, the Company or Merger Sub will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements) or open transaction occurring before the Closing, in each

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case, entered into by Parent or Merger Sub; (ii) a disposition by Parent or Merger Sub occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Legal Requirements); (iii) any prepaid amounts received by Parent or Merger Sub prior to the Closing or deferred revenue realized, accrued or received outside the ordinary course of business prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code that occurs or was requested by or on behalf of Parent or Merger Sub prior to the Closing (or as a result of an impermissible method used by Parent or Merger Sub prior to Closing); (v) an agreement entered into by or on behalf of Parent or Merger Sub with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; (vi) intercompany transactions entered into by Parent or Merger Sub or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Legal Requirements), (vii) election by or on behalf of Parent or Merger Sub under Section 108(i) of the Code (or any similar or corresponding provision of state, local or non-U.S. Legal Requirements), (viii) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of Law) of Parent or Merger Sub attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, (ix) any COVID-19 Response Law, or (x) any other action or election taken or made by or on behalf of Parent or Merger Sub before the Closing. Neither Parent nor Merger Sub will be required to make any payments after the Closing Date under Section 965 of the Code.

(m) Neither Parent nor Merger Sub has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a COVID-19 Response Law.

(n) Neither Parent nor Merger Sub has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment.

(o) The representations and warranties contained in this Section 3.13 are the only representations and warranties being made by Parent and Merger Sub with respect to Taxes (except for the representations and warranties contained in Section 3.14 to the extent relating to Taxes).

Section 3.14. Employees; Employee Benefit Plans.

(a) Other than any officers or as described in the Parent SEC Reports, Parent and Merger Sub do not have and have never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Fund, neither Parent nor Merger Sub has any unsatisfied material liability with respect to any employee.

(b) Other than as contemplated by this Agreement, Parent and Merger Sub do not currently, and do not plan or have any commitment to, maintain, sponsor, contribute to or have any liability with respect to any Employee Plans.

(c) The representations and warranties contained in this Section 3.14 are the only representations and warranties being made by Parent with respect to employee benefits.

Section 3.15. Contracts. Schedule 3.15 sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or Merger Sub is a party, other than any such material contract previously filed with the SEC.

Section 3.16. Affiliate Transactions. Except as described in the Parent SEC Reports, no Contractual Obligation between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contractual Obligation that is not material to Parent.

Section 3.17. Litigation. There is no Action pending or, to Parent’s Knowledge, threatened in writing, to which Parent or Merger Sub is a party (either as plaintiff or defendant) or to which its material assets are subject which is reasonably expected to be materially adverse to the operations of Parent. No allegations of sexual harassment have been made against any officer or director of Parent or Merger Sub which could reasonably be expected to result in a Parent Material Adverse Effect.

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Section 3.18. Parent Listing. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MOTN.” The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MOTNW.” The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MOTNU.” There is no Action pending or, to Parent’s Knowledge, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock, Parent Warrants or Parent Units or terminate the listing of Parent on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Common Stock, Parent Warrants, or Parent Units under the Exchange Act.

Section 3.19. Brokers. Except as set forth in Schedule 3.19, no investment banker, financial advisor, broker, or finder has acted for or on behalf of Parent, Merger Sub, or any Affiliate thereof in connection with this Agreement or the Transactions, and Parent and Merger Sub have not entered into any agreement with any Person which will result in the obligation of Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Transactions.

Section 3.20. Business Activities. Since its incorporation, neither Parent nor Merger Sub has conducted any business activities other than activities in connection with its incorporation, Parent’s initial public offering, or directed toward the accomplishment of one or more business combinations.

Section 3.21. Board Approval. The board of directors of each of Parent and Merger Sub has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and approved this Agreement and the Transactions, (ii) determined that the Transactions are in the best interests of its stockholders, and (iii) determined that the fair market value of the Company, is equal to at least 80% of the balance in the Trust Fund (net of disbursements for tax obligations). Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the consummation of the Transactions.

Section 3.22. Exclusivity of Representations. Except as provided in this ARTICLE III and the certificates and Ancillary Documents delivered in connection herewith or pursuant hereto, in each case as modified by the Parent Schedule, neither Parent, Merger Sub, any of its or their Affiliates, nor any of its their respective directors, officers, employees, shareholders, or representatives has made, or is making, any representation, warranty, or statement of any kind or nature expressed or implied, at law or in equity whatsoever to the Company or its Affiliates. Each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company for purposes of conducting such investigation; and (iii) except for the representations and warranties with respect to the Company set forth in ARTICLE II and the certificates and Ancillary Documents delivered in connection herewith or pursuant hereto, in each case as modified by the Company Schedule, it is not relying on any representations and warranties or any other materials from any Person in connection with the transactions contemplated hereby.

ARTICLE IV
COVENANTS OF THE PARTIES

Section 4.1. Operation of the Business by the Company, Parent and Merger Sub.

(a) Conduct of the Business Generally. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of the Company, Parent and Merger Sub shall, except for those actions or omissions (i) set forth in Schedule 4.1, (ii) required or permitted by the terms of this Agreement, (iii) required by Law, (iv) taken or omitted to be taken as a result COVID-19 Measures, or (v) consented to by the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to carry on its business in the ordinary course of business to (x) preserve substantially intact its present business organization, (y) keep available the services of its present officers and key employees and (z) preserve its relationships with key Customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings; provided, however, that no action or failure to take action by the Company of the type specifically addressed by any of the subsections of Section 4.1(b) shall constitute a breach under this Section 4.1(a) by the Company unless such action would constitute a breach of

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such subsection of Section 4.1(b) applicable to the Company, which shall be the operative provision of Section 4.1 with respect to such specifically addressed actions, and no action or failure to take action by Parent or Merger Sub of the type specifically addressed by any of the subsections of Section 4.1(c) shall constitute a breach under this Section 4.1(a) by Parent or Merger Sub unless such action would constitute a breach of such subsection of Section 4.1(c) applicable to Parent or Merger Sub, which shall be the operative provision of Section 4.1 with respect to such specifically addressed actions.

(b) Conduct of Business of the Company. Except for those actions or omissions (w) set forth in Schedule 4.1(b), (x) required or permitted by the terms of this Agreement, (y) required by applicable Legal Requirements, or (z) taken or omitted to be taken as a result of COVID-19 Measures, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not do any of the following:

(i) Abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license to any Person or otherwise extend, amend or modify any existing or future Intellectual Property Rights, in each case that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(ii) Transfer or provide a copy of any Company Source Code to any Person other than current employees, contractors, and consultants of the Company or any Subsidiary under current and enforceable confidentiality agreements;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest, except transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(iv) Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of the Company, other than pursuant to Contractual Obligations in effect as of the date hereof or the net share settlement of any Company Options or Company Warrants;

(v) Other than pursuant to Contractual Obligations in effect as of the date hereof and made available to Parent, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or any securities convertible into or exchangeable for capital stock (in each case, other than Company Options), or subscriptions, rights, warrants or options to acquire any capital stock or any securities convertible into or exchangeable for capital stock, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or convertible or exchangeable securities (in each case, other than Company Options);

(vi) Amend its Charter Documents;

(vii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, except for acquisitions made or entered into (x) in connection with or reasonably related to a Company Service as is currently conducted as of the date hereof or (y) that do not exceed $2,500,000 individually or $10,000,000 in the aggregate for acquisitions that are not in connection with or reasonably related to a Company Service, provided, in the case of (x) and (y) that (A) financial statements of the acquired, merged or consolidated entity shall not be required to be included in the Proxy Statement/Prospectus, and (B) the Company survives any such acquisition, merger or consolidation;

(viii) Enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict the Company’s or any Subsidiary’s ability to compete or to offer or sell any products or services to other Persons, in each case, other than such arrangements (x) made in the ordinary course of business or (y) that are not otherwise material to the Company and its Subsidiaries, taken as a whole;

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(ix) Sell, lease, license, encumber or otherwise dispose of any material properties or assets, except the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Company;

(x) Except for incurrences of indebtedness by the Company or its Subsidiaries (x) under existing credit facilities (or any replacement thereto) in the ordinary course of business or (y) in connection with any acquisition not prohibited pursuant to Section 4.1(b)(vii), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(xi) Other than in the ordinary course of business, increase any benefits under any Employee Plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any Person, in each case as set forth on Schedule 4.1(b)(xi), or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan;

(xii) Enter into any collective bargaining agreement;

(xiii) Release, assign, compromise, pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the release, assignment, compromise, payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations (x) in the ordinary course of business consistent with past practice or (y) that are solely monetary in nature, do not individually exceed $500,000, and payments related to such settlements are made prior to the Closing;

(xiv) Waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary, in each case, other than (x) with Customers and other counterparties in the ordinary course of business consistent with past practice or (y) such waivers, modifications, or releases that would not be material to the Company and its Subsidiaries, taken as a whole;

(xv) Modify or terminate any Disclosed Contract in a manner that is adverse to the Company, in each case other than in the ordinary course of business;

(xvi) Except as required by Legal Requirements or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

(xvii) Make, revoke, amend, or rescind any material Tax elections or material Tax compromise with any Governmental Authority, execute any waiver of restrictions on assessment or collection of any material amount of Tax, or change any material method of accounting for Tax purposes or prepare or file any material Tax Return in a manner inconsistent with past practice (except as may be required by a change in Law or fact), or fail to pay any material amount of Tax when due (including any material estimated Tax payments), claim any Tax credits or defer any Tax payments under any COVID-19 Response Law, or enter into any Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement (other than any agreement that is a Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes);

(xviii) Discontinue any material line of business or any material business operations;

(xix) Make any loan to an Insider of the Company or any of its Subsidiaries; or

(xx) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(b)(i) through (xix) above.

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(c) Conduct of Business of Parent and Merger Sub. Except as required or permitted by the terms of this Agreement or as set forth in Schedule 4.1(c) hereto, or except as required by Law, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent and Merger Sub shall not do any of the following:

(i) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest;

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of Parent or Merger Sub;

(iii) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or any securities convertible into or exchangeable for capital stock, or subscriptions, rights, warrants or options to acquire any capital stock or any securities convertible into or exchangeable for capital stock, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or convertible or exchangeable securities;

(iv) Amend its Charter Documents;

(v) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements;

(vi) Except for Parent Borrowings, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(vii) Except as required by Legal Requirements or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

(viii) Except as set forth on Schedule 4.1(c)(viii), incur or enter into any Contractual Obligation requiring Parent or Merger Sub to pay an aggregate amount in excess of $200,000;

(ix) Other than as required by Law or as consistent with ordinary course practices, increase any benefits under any Employee Plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any employee, consultant, director or officer of Parent or Merger Sub, or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan;

(x) Release, assign, compromise, pay, discharge, settle or satisfy any material claims, liabilities, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or Actions (whether or not commenced prior to the date of this Agreement);

(xi) Make, revoke, amend, or rescind any Tax elections or Tax compromise with any Governmental Authority, execute any waiver of restrictions on assessment or collection of any Tax, change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice, fail to pay any material Tax when due (including any material estimated Tax payments), claim any Tax credits or defer any Tax payments under any COVID-19 Response Law, or enter into any Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement;

(xii) Form or establish any Subsidiary;

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(xiii) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates, other than the (x) payment of salary and benefits, (y) payment of bonuses, and (z) advancement of expenses, in each case as made in the ordinary course of business consistent with prior practice;

(xiv) Amend the Trust Agreement or any other agreement related to the Trust Fund;

(xv) Liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Merger Sub;

(xvi) Take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or

(xvii) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(c)(i) through (xvi) above.

(d) No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Company, on the one hand, or Parent or Merger Sub, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 4.2. Confidentiality; Access to Premises and Information.

(a) Confidentiality. The Parties agree that they shall be bound by that certain Confidentiality Agreement, dated November 17, 2020 (the “Confidentiality Agreement”), by and between the Company and Parent with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2.

(b) Access to Information. Subject to the Confidentiality Agreement, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with ARTICLE VII, the Company will permit Parent, during normal business hours and upon reasonable notice, to have reasonable access to Representatives of the Company and to premises, properties, books, records (including Tax records of the Company) and contracts of the Company, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements; provided, however, that in exercising access rights under this Section 4.2(b), Parent and Parent’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of the Company or any of its Subsidiaries. The Company will instruct the PCAOB Auditor to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financial Statements and PCAOB Audited Financial Statements and reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Form S-4; provided that Parent and its Representatives execute any customary non-reliance or similar agreement reasonably requested by the PCAOB Auditor; provided further that the Company shall be entitled to attend any meeting and be copied on any correspondence between Parent or any of its Representatives and the PCAOB Auditor. Parent will permit the Company and its Representatives, during normal business hours and upon reasonable notice, to have reasonable access to Representatives of Parent and Merger Sub and to premises, properties, books, records (including Tax records of Parent) and contracts of Parent and Merger Sub, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements; provided, however, that in exercising access rights under this Section 4.2(b), the Company and the Company’s Representatives will not be permitted to interfere unreasonably with the conduct of business of Parent or Merger Sub. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 4.2 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 6.2(a) or 6.3(a), as applicable.

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(c) Parent and Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it will not (and will not permit any of its Representatives or Affiliates to) contact or communicate with the employees, customers, providers, service providers or suppliers of the Company or any of its Subsidiaries without the prior consultation with and approval of the Chief Executive Officer or Chief Financial Officer of the Company (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that neither this Section 4.2(c) nor anything else herein will prohibit any contacts by Parent’s Representatives or Affiliates with the customers, providers, service providers and suppliers of the Company or any of its Subsidiaries in the ordinary course of business and unrelated to the transactions contemplated hereby.

Section 4.3. Exclusivity.

(a) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VII, the Company will not (and will not cause or permit any Subsidiary or its or their Affiliates or Representatives to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, (i) any merger, sale of the Company’s equity interests or a material portion of the Company’s or its Subsidiaries’ assets, or a similar change in control transaction with respect to the Company or any Subsidiary or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the Company’s ability to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Competing Company Transactions”). In addition, the Company will, and will cause each of its Subsidiaries and its and their respective Representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Company Transaction. The Company will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) (x) notify Parent if the Company or, to the Company’s Knowledge, any of its Subsidiaries, Affiliates, or Representatives receives any inquiry, proposal, offer or submission with respect to a Competing Company Transaction after the execution and delivery of this Agreement, (y) notify Parent of the identity of the Person making such inquiry or submitting such proposal, offer or submission, and (z) provide Parent with a copy of such inquiry, proposal, offer or submission (in the case of subsections (y) and (z) only, to the extent not prohibited by any applicable non-disclosure agreement entered into prior to the date of the Exclusivity Agreement, to which the Company is a party, as determined in good faith by the Company, in which case the Company shall provide such notice to the maximum extent not prohibited). The Company agrees that the rights and remedies for noncompliance with this Section 4.3(a) include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to Parent and that money damages would not provide an adequate remedy for such injury.

(b) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VII, Parent and Merger Sub will not (and will not cause or permit its Affiliates or Representatives to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to (i) any merger, sale of the equity interests of Parent or Merger Sub or a material portion of Parent’s assets, or a similar change in control transaction with respect to Parent or Merger Sub or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit Parent’s ability to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Competing Parent Transactions”). In addition, Parent will, and will cause Merger Sub and each of its and their respective Representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Parent Transaction. Parent will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the Company if Parent, Merger Sub or, to Parent’s Knowledge, any of its or their Representatives receives any inquiry, proposal, offer or submission with respect to a Competing Parent Transaction (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will provide the Company with a copy of such inquiry, proposal, offer or submission. Parent agrees that the rights and remedies for noncompliance with this Section 4.3(b) include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the Company and that money damages would not provide an adequate remedy for such injury.

Section 4.4. Certain Financial Information. Within thirty (30) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements for such month and management commentary on the business performance during such month.

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Section 4.5. PCAOB Audit of the Company’s Financial Statements. The Company shall deliver to Parent as promptly as reasonably practicable after the date hereof the consolidated audited financial statements of the Company as of and for the years ended December 31, 2020 and December 31, 2019 and all notes thereto (the “PCAOB Audited Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act applicable to a registrant. The PCAOB Audited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance, with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the period therein indicated. When delivered by the Company to Parent after the date hereof, the PCAOB Audited Financial Statements will not reflect any differences from the Financial Statements for the periods shown, except for such differences that would not constitute a Company Material Adverse Effect.

Section 4.6. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions precedent set forth in ARTICLE VI to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to avoid any Action, (c) the obtaining of all consents, approvals or waivers from third parties (it being understood that nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) the defending of any Action challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

Section 4.7. HSR Act. If required pursuant to the HSR Act, as promptly as practicable, and in any event within twenty (20) Business Days from the date of this Agreement, Parent and the Company shall each: (a) prepare and file the notification required of it thereunder in connection with the Merger, (b) promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities, and (c) request early termination of any waiting period under the HSR Act. Parent and the Company shall (i) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Authority concerning the transactions contemplated by this Agreement, (ii) give the other prompt notice of the commencement of any Action by or before any Governmental Authority with respect to such transactions and (iii) keep the other reasonably informed as to the status of any such Action. Each Party agrees to provide, to the extent permitted by the applicable Governmental Authority, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, no Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties. Filing fees with respect to the notifications required under the HSR Act shall be paid by the Company.

Section 4.8. PIPE Financing and Alternative PIPE Financing.

(a) Without the prior written consent of the Company, Parent shall not amend, modify, or waive (in whole or in part), or provide consent to amend, modify, waive, or terminate, any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case other than any assignment or transfer contemplated therein or expressly permitted thereby. In the event that all conditions in the Subscription Agreements

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have been satisfied, Parent shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using commercially reasonable efforts to (i) comply with respective obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Parent set forth in the applicable Subscription Agreements within its control, and (iv) consummate the PIPE Financing when required pursuant to this Agreement.

(b) If all or any portion of the PIPE Financing becomes unavailable, (i) Parent shall use commercially reasonable efforts to promptly obtain the PIPE Financing or such portion of the PIPE Financing from alternative sources in an amount, when added to any portion of the PIPE Financing that is available, equal to the Minimum PIPE Amount (any alternative source(s) of financing, “Alternative PIPE Financing”), (ii) in the event that Parent is able to obtain any Alternative PIPE Financing, Parent shall use commercially reasonable efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Parent Class A Common Stock containing terms and conditions not less favorable from the standpoint of Parent and the Company than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable good faith judgment of Parent and the Company), and (iii) in the case of subsection (i) or (ii), the Company shall (x) furnish or cause to be furnished to any Alternative PIPE Financing sources such information regarding the Company as may be reasonably requested, (y) cause the Company’s management team, with appropriate seniority and expertise, to participate in meetings, presentations, due diligence sessions, drafting sessions, road shows and meetings with prospective Alternative PIPE Financing sources, and (z) prepare offering documents and other marketing materials of a type customarily used for the type of financing proposed and cooperate with marketing efforts for the Alternative PIPE Financing as reasonably requested by Parent. In such event, the term “PIPE Financing” as used in this Agreement shall be deemed to include any Alternative PIPE Financing, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Parent Class A Common Stock under any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Financing or Alternative PIPE Financing becomes unavailable, Parent may utilize deposits, proceeds or any other amounts from the Trust Fund and, to the extent acceptable to the Company, any additional third-party financing to satisfy its financing obligations hereunder.

Section 4.9. Parent Governing Documents. Immediately prior to the Effective Time, subject to obtaining the approval of Necessary Stockholder Matters, Parent shall (i) adopt the amended and restated bylaws of Parent, the form of which is attached hereto as Exhibit B (“Parent A&R Bylaws”) and (ii) adopt and cause to be filed the Parent A&R Charter with the Delaware Secretary of State, which shall, among other things, change the name of Parent to “DocGo, Inc.” or such other name substantially similar thereto as agreed to by the Parties.

Section 4.10. Litigation. Prior to the Effective Time, each Party shall provide the other Parties with prompt written notice of all Actions commenced or threatened in writing (including by providing copies of all pleadings with respect thereto) and keep such other Parties reasonably informed with respect to the status thereof. Parent shall control the defense or prosecution of any Action commenced or threatened against Parent, Merger Sub, or any of their Affiliates (“Parent Litigation”), and Parent shall in good faith consult with counsel to the Company with respect to the defense and prosecution of any Parent Litigation and shall consider in good faith the Company’s advice with respect to the Parent Litigation. For the avoidance of doubt, the release, assignment, compromise, payment, discharge, settlement or satisfaction of any Parent Litigation shall be subject to Section 4.1(c)(x).

ARTICLE V
ADDITIONAL COVENANTS

Section 5.1. Form S-4; Special Meeting.

(a) As soon as reasonably practicable following the execution and delivery of this Agreement, Parent shall prepare and file with the SEC and with all other applicable regulatory bodies, a Form S-4 with respect to the shares of Parent Class A Common Stock issuable hereunder, which Form S-4 will contain the proxy statement/prospectus (“Proxy Statement/Prospectus”) to be used for the purpose of soliciting proxies from the Parent Stockholders to vote in favor of (i) the adoption of this Agreement and the approval of the Merger and transactions contemplated hereby (the “Business Combination Proposal”), (ii) the issuance of the Per Share Merger Consideration, Contingent Shares, and the shares of Parent Class A Common Stock issuable pursuant to

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the PIPE Financing (or any Alternative PIPE Financing) pursuant to applicable Nasdaq listing rules (the “Nasdaq Proposal”), (iii) the election to the board of directors of Parent of the individuals, and for the class of director, each as designated in accordance with Section 5.2, (iii) the adoption of the amended and restated certificate of incorporation of Parent, to be filed immediately after the Effective Time, the form of which is attached hereto as Exhibit A (the “Parent A&R Charter”, and all such proposals necessary to adopt the Parent A&R Charter, the “Charter Proposals”), (iv) the adoption of an incentive equity plan of Parent, the form of which shall be agreed to by the Parties and approved by the board of directors of Parent prior to filing the Proxy Statement/Prospectus (“Parent Plan”), (v) to adjourn the stockholder meeting to a later date or dates if it is determined by Parent and the Company that additional time is necessary to consummate the Transactions for any reason, and (vi) the approval of any other proposals reasonably agreed among Parent and the Company (collectively, the “Parent Stockholder Matters”) at a meeting of Parent Stockholders to be called and held for such purpose (the “Special Meeting”). The Business Combination Proposal, Nasdaq Proposal, and Charter Proposals are referred to herein as the “Necessary Stockholder Matters.” Filing fees with respect to the Form S-4 shall be paid by the Company.

(b) Each Party shall promptly provide to the others all financial and other information as the Company or Parent may reasonably request for the preparation of the Proxy Statement/Prospectus. In consultation with the Company, Parent shall promptly respond to any SEC comments on the Proxy Statement/Prospectus and shall otherwise use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act. Parent will notify the Company promptly after it receives notice of: (i) the time when the preliminary Proxy Statement/Prospectus has been filed; (ii) in the event the preliminary Proxy Statement/Prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (iii) in the event the preliminary Proxy Statement/Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (iv) the filing of any supplement or amendment to the Proxy Statement/Prospectus; (v) any request by the SEC for amendment of the Proxy Statement/Prospectus; (vi) any comments from the SEC relating to the Proxy Statement/Prospectus and responses thereto; and (vii) requests by the SEC for additional information, and in each case Parent shall provide the Company with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent shall not file or mail such document or respond to the SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) As soon as practicable following the SEC declaring the Form S-4 effective (the “SEC Approval Date”), but not later than five (5) business days thereafter, Parent shall (i) distribute the Proxy Statement/Prospectus to the Parent Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL and subject to the other provisions of this Agreement, (iii) hold the Special Meeting on a day not more than thirty (30) days after the date on which Parent mails the Proxy Statement/Prospectus to its stockholders and (iv) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the Parent Stockholder Matters. Notwithstanding the foregoing provisions of this Section 5.1(c), Parent shall have the right to make one or more successive postponements or adjournments of the Special Meeting, (i) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of Parent Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting, (ii) in order to solicit additional proxies from Parent Stockholders for purposes of obtaining approval of the Necessary Stockholder Approvals, or (iii) with the consent of the Company, which shall not be unreasonably withheld, conditioned, or delayed, provided that in the event of a postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(d) Parent and the Company shall each comply with all applicable provisions of and rules under the Securities Act, Exchange Act, all applicable provisions of the DGCL, as applicable, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Parent and the Company shall each ensure that the Proxy Statement/Prospectus does not, as of the date on which it is first distributed to Parent Stockholders and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no Party shall be responsible for the accuracy or completeness of any information relating to another Party or any other information furnished by another Party for inclusion in the Proxy Statement/Prospectus). If at any time prior to the

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Effective Time any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any Party that should be set forth in an amendment or supplement to any of the Form S-4 and the Proxy Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party hereunder or otherwise affect the remedies available hereunder to any Party.

(e) Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of shares of Parent Common Stock vote in favor of the adoption of the Parent Stockholder Matters, and shall otherwise use commercially reasonable efforts to obtain the approval of the Parent Stockholder Matters. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw, or propose to withdraw, Parent’s board of director’s recommendation that the holders of shares of Parent Common Stock vote in favor of the adoption of the Parent Stockholder Matters. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Parent Stockholder Matters shall not be affected by any change in Parent’s board of directors’ recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement/Prospectus, regardless of whether or not there shall have occurred any change in Parent’s board of directors’ recommendation.

(f) Notwithstanding anything to the contrary herein, all filings and communications contemplated by this Section 5.1 shall be subject to the procedural protections and other provisions contemplated by Section 5.4 in all respects.

Section 5.2. Directors and Officers of Parent after the Transactions.

(a) Parent and the Company shall take all necessary action such that (i) the board of directors of Parent at the Effective Time shall be comprised of seven (7) directors, at least four (4) of whom shall meet the Nasdaq director independence requirements and (ii) the Persons as designated in accordance with this Section 5.2(a) are nominated and included for election as members of the board of directors of Parent in the Proxy Statement/Prospectus filed and mailed in accordance with Section 5.1. The director nominees to be presented to Parent Stockholders at the Special Meeting shall be as follows:

(i) Stan Vashovsky, who shall be appointed as Chairman;

(ii) The Company shall designate four (4) directors, at least three (3) of whom shall meet Nasdaq director independence requirements (each, a “Company Designee”); and

(iii) Parent shall designate two (2) directors, at least one (1) of whom shall meet Nasdaq director independence requirements (each, a “Parent Designee”).

(b) Within thirty (30) days after the date hereof, each of the Company and Parent shall provide to the other party a list of such Party’s director designees pursuant to Section 5.2(a). The board of directors of Parent will be divided into three classes, with the term of service of the Class I directors expiring at the annual meeting of Parent Stockholders to be held in 2022, the term of service of the Class II directors expiring at the annual meeting of Parent Stockholders to be held in 2023, and term of service of the Class III directors expiring at the annual meeting of Parent Stockholders to be held in 2024. The class of each director nominee shall be as follows:

(i) Stan Vashovsky and two Company Designees shall serve as Class I directors;

(ii) One Company Designee and one Parent Designee shall serve as Class II directors; and

(iii) One Company Designee and one Parent Designee shall serve as Class III directors.

(c) If any Person so designated by the Company or Parent pursuant to Section 5.2(a) is unable to serve or is not duly elected by the Parent Stockholders at the Special Meeting, the Party appointing such Person shall designate a successor. For the avoidance of doubt, if Stan Vashovsky is unable to serve, the Company shall have the right to designate his successor.

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(d) Parent and the Company shall take all necessary action such that the Persons set forth on Schedule 5.2(d) are appointed as the initial officers of Parent immediately following the Effective Time.

(e) Except as otherwise agreed in writing by the Company and Parent prior to the Closing, Parent shall take all necessary action so that all of the members of the board of directors of and all officers of Parent and Merger Sub resign effective as of the Closing, unless such director is nominated pursuant to Section 5.2(a) and duly elected at the Special Meeting or such officer is included on Schedule 5.2(e) (collectively, the “D&O Resignation Letters”).

Section 5.3. Public Announcements.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”).

(b) Promptly after the execution of this Agreement, Parent and the Company will issue a mutually-agreed joint press release announcing the execution of this Agreement (“Signing Press Release”).

(c) Prior to Closing, Parent and the Company shall prepare a Current Report on Form 8-K to be filed by Parent announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to Closing, Parent and the Company shall prepare a mutually-agreed joint press release announcing the consummation of the Transactions (“Closing Press Release”). Following the Closing, Parent shall issue the Closing Press Release. As soon as practicable following the Closing, Parent shall file the Closing Form 8-K with the SEC.

(d) Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the other Ancillary Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Law, in which case the disclosing Party shall, to the extent permitted by Applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company and its Subsidiaries; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.3; and (v) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.

Section 5.4. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement/Prospectus, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice, or application (other than pursuant to the HSR Act, for which Section 4.7 applies) made by or on behalf of Parent and/or the Company to any Governmental Authority in connection with the Transactions or otherwise, or any press release or Form 8-K relating to the business or financial condition of Parent or the Company (other than regularly released factual business information of the Company) (each, a “Reviewable Document”), and for such other reasonable purposes, each of Parent and the Company shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors or managers, as applicable, officers, stockholders and members (including the directors of Parent to be elected effective as of the Closing as contemplated by Section 5.2) and such other matters as may be reasonably necessary or advisable in connection with the Transactions.

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(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by Parent, on the one hand, or the Company, on the other hand, Parent or the Company, as applicable, shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c) Any language included in a Reviewable Document, following its filing, issuance or submission, may be used by the other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.

(d) Prior to the Closing Date (i) Parent and the Company shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings. Parent and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by Parent or the Company with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.4.

Section 5.5. Standstill. Neither the Company nor its directors and officers, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the Effective Time without the consent of Parent.

Section 5.6. No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that (a) it has read Parent’s Final Prospectus and understands that Parent has established the Trust Fund and that Parent may disburse monies from the Trust Fund only in certain limited situations described in the Final Prospectus and (b) if a business combination (as defined in Parent’s Charter Documents) is not consummated by the time period set forth in Parent’s Charter Documents, Parent will be obligated to return to the holders of Parent Class A Common Stock the amounts being held in the Trust Fund. Accordingly, the Company, for itself and the Company Stockholders, directors, officers, employees, Representatives, Subsidiaries, Affiliates, and Associated Persons, hereby waives all right, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided that: (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies held outside the Trust Fund or for specific performance or other equitable relief in connection with the Transactions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Fund. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.

Section 5.7. Disclosure of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition of which it obtains knowledge that (a) gives such Party any reasonable basis to believe that any of the conditions to the obligations of the other Party set forth in ARTICLE VI, as applicable, will not be satisfied or (b) would require any amendment or supplement to the Form S-4 or Proxy Statement/Prospectus.

Section 5.8. Securities Listing. Parent shall use commercially reasonable efforts to keep the Parent Class A Common Stock, Parent Units, and Parent Warrants listed for trading on Nasdaq from the date hereof and through the Closing. Parent and the Company will use commercially reasonable efforts to ensure that there will be a sufficient number of round lot holders of Parent Class A Common Stock and publicly traded Parent Warrants following the Closing in satisfaction of applicable Nasdaq listing rules.

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Section 5.9. Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors, managers, officers, employees, fiduciaries, and agents of the Company and Parent (each, a “D&O Indemnified Person”) under applicable Legal Requirement or as provided in the Charter Documents of the Company and Parent, or in any indemnification agreements in force as of the date of this Agreement with respect to matters occurring prior to or at the Closing, shall survive and shall continue in full force and effect in accordance with their terms for a period of six (6) years or until the settlement or final adjudication of any Action commenced during such period. The Parent A&R Charter and Parent A&R Bylaws shall contain provisions with respect to indemnification, exculpation, and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Company’s and Parent’s Charter Documents as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder except as is required under Legal Requirements.

(b) For a period of six (6) years after the Closing Date, each of Parent and the Company shall indemnify each present (as of immediately prior to the Closing Date) D&O Indemnified Person pursuant to the Parent A&R Charter and Parent A&R Bylaws.

(c) For a period of six (6) years after the Closing Date, Parent shall not and shall not permit the Surviving Corporation to amend, repeal or otherwise modify any provision in its respective Charter Documents relating to the exculpation or indemnification (including fee advancement) of any officers or directors (unless required by law), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the law. Parent shall, and shall cause the Surviving Corporation to honor and perform under all indemnification obligations owed to any of the D&O Indemnified Persons.

(d) Upon the Closing, Parent shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons of Parent on no less favorable terms (including in amount and scope) as the policy or policies maintained by Parent immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions (the “Parent D&O Tail”). The cost of such policy shall be borne by Parent. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of Parent with respect to directors’ and officers’ liability insurance.

(e) Upon the Closing, the Company shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons of the Company on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions (the “Company D&O Tail”). The cost of such policy shall be borne by the Company. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of the Company with respect to directors’ and officers’ liability insurance.

(f) Upon the Closing, Parent shall purchase a directors’ and officers’ insurance policy in an amount no less than the Company’s current directors’ and officers’ insurance policy which policy provides liability insurance coverage with respect to claims arising from acts, events or omissions that occur after the Closing (the “D&O Closing Policy”). The cost of the D&O Closing Policy shall be borne by Parent. The D&O Closing Policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of Parent and the Company with respect to directors’ and officers’ liability insurance.

(g) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.9, unless assumed by operation of law.

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(h) The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and may not be changed after Closing without the consent of Parent and a majority of those D&O Indemnified Persons serving on Parent’s board of directors after the Closing Date.

Section 5.10. Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in ARTICLE VI and provision of notice to Continental in accordance with and pursuant to the Trust Agreement, at the Closing, Parent shall cause the documents, opinions, and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with a trust termination and instruction letter substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). The Trust Termination Letter shall instruct Continental to distribute the Trust Fund as follows: (a) to stockholders who elect to have their shares of Parent Class A Common Stock redeemed for cash in accordance with the provisions of Parent’s Charter Documents (the “Parent Share Redemption Amount”), (b) payment of Taxes due and payable prior to Closing, (c) payment of the unpaid Company Transaction Expenses as of the Closing Date, (d) payment of the unpaid Parent Transaction Expenses as of the Closing Date, (e) all other payments as mutually agreed upon by Parent and the Company, and (f) all remaining funds, if any, shall be distributed to Parent. Thereafter, the Trust Fund shall terminate in accordance with its terms.

Section 5.11. Expenses. Except as otherwise provided herein, each Party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Transactions; provided, that if the Closing shall occur, Parent shall make, or cause to be made, the payments contemplated by Section 5.10 from the Trust Fund.

Section 5.12. Certain Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from the Sponsor to meet its reasonable capital requirements necessary for the consummation of the Transactions (“Parent Borrowings”), with any such Parent Borrowings to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at Closing solely in cash.

Section 5.13. Affiliate Agreements. Prior to Closing, the Company shall terminate each Affiliate Agreement set forth on Schedule 5.13.

Section 5.14. Employment Agreements. Prior to the Closing Date, Parent shall use its commercially reasonable efforts to enter into employment agreements with the Company executives listed on Schedule 5.14 in a form reasonably acceptable to the Company (the “Employment Agreements”).

Section 5.15. Company Stockholder Approval. As promptly as practicable after the SEC Approval Date, the Company shall deliver the Form S-4 to the Company Stockholders and solicit from the Company Stockholders the Company Stockholder Approval by way of a consent solicitation. The Company shall, through its board of directors, recommend to the Company Stockholders that they provide the Company Stockholder Approval and execute a written consent to vote all of the shares of Company Common Stock and/or Company Preferred Stock beneficially owned by such Company Stockholder in favor of the adoption of this Agreement and the approval of the Merger and transactions contemplated hereby. The Company shall promptly deliver to Parent a copy of each executed written consent upon receipt thereof from any Company Stockholder pursuant to such solicitation. Promptly following the receipt of the written consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL.

Section 5.16. Registration Rights Agreement. At or prior to the Closing, Parent shall amend and restate that certain Registration Rights Agreement dated as of October 14, 2020 by and among Parent and the investor parties thereto (as amended and restated, the “A&R Registration Rights Agreement”), the form of which is set forth as Exhibit C hereto, pursuant to which, among other things, Parent will register for resale under the Securities Act, after the lapse or expiration of any transfer restrictions, lock-up, or escrow provisions which may apply, the shares of Parent Class A Common Stock held by Persons who are or will be Affiliates of Parent after the Closing (including shares of Parent Class A Common Stock issuable upon conversion or exercise of Parent Warrants or other convertible securities of Parent).

Section 5.17. Incentive Equity Plan. Prior to the Closing Date, Parent shall cause to be adopted the Parent Plan. As soon as practicable following the date that is sixty (60) days after the Closing, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction)

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relating to Parent Class A Common Stock issuable pursuant to the Parent Plan, which shall include a number of shares of Parent Class A Common Stock at least equal to the number of shares of Parent Class A Common Stock that will be subject to Substitute Options and Substitute Warrants as a result of the actions contemplated by Sections 1.3(c) and 1.3(d) of this Agreement. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Parent Plan remain outstanding.

Section 5.18. Section 16 of the Exchange Act. Prior to the Effective Time, Parent’s board of directors or an appropriate committee thereof shall take all such steps as may be required to adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Class A Common Stock pursuant to this Agreement by any officer or director of Parent or the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) of the Exchange Act) of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction under such rules and regulations.

Section 5.19. Closing Financing Certificates.

(a) Not more than two (2) Business Days prior to the Closing (if practicable), Parent shall deliver to the Company a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Parent Financing Certificate”) setting forth the (i) Parent Share Amount, (ii) Parent Share Redemption Amount, (iii) unpaid Parent Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (iv) expected aggregate gross purchase price to be received by Parent upon the closing of the PIPE Financing (or any Alternative PIPE Financing), and (v) amount of cash available in the Trust Fund at the Closing prior to giving effect to the disbursements contemplated in Section 5.10.

(b) Not more than three (3) Business Days prior to the Closing, Company shall deliver to Parent a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Financing Certificate” and together with the Parent Financing Certificate, the “Financing Certificates”) setting forth the (i) unpaid Company Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (ii) Exchange Ratio, (iii) Series A Conversion Price, (iv) number of Substitute Options to be issued by Parent to holders of Company Stock Options, and (v) number of Substitute Warrants to be issued by Parent to the holders of Company Warrants.

(c) Each of the Financing Certificates delivered pursuant to this Section 5.19 will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the support and computations for the amounts included therein. Each of Parent and the Company shall be entitled to review and make reasonable comments on the matters and amounts set forth in the other’s Financing Certificates so delivered. Each of Parent and the Company will cooperate in the other’s review of the delivered Financing Certificates, including providing the other and its Representatives with reasonable access to the relevant books, records and finance employees. Each of Parent and the Company will cooperate reasonably to revise the Financing Certificates to reflect the other’s reasonable comments; provided that the Company shall make the final determination of the amounts included in the Company Financing Certificate and Parent shall make the final determination of the amounts included in the Parent Financing Certificate.

Section 5.20. Tax Matters.

(a) Certificate. The Company shall deliver to Parent at the Closing a properly executed and completed certification, in a form reasonably satisfactory to Parent, and that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by an executive officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” (as defined in Section 897(c)(1) of the Code), and a copy of the properly executed notification provided to the Internal Revenue Service regarding such certification, prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, including, for the avoidance of doubt, such information and assistance as is reasonably necessary for preparation of any Tax return, claim for refund or audit, and the prosecution or

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defense of any claim, suit or proceeding relating to any Tax liability of the Company or any of its Subsidiaries. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax return, claim for refund or audit, and the prosecution or defense of any claim, including making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall retain copies of all Tax Returns, schedules, workpapers, records and other documents in their possession relating to Tax matters with respect to the Company and its Subsidiaries for periods or portions thereof before the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations with respect to such Tax matters and shall not dispose of such items until it offers the items to the other Party.

(c) Transfer Taxes. Parent shall be responsible for and shall pay from the Trust Fund all local, non-U.S. or other excise, sales, use, value-added, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the execution of, and the transactions contemplated by, this Agreement, together with any inflation adjustment, interest, additions or penalties with respect thereto, including any inflation adjustment or interest with respect to such additions or penalties (“Transfer Taxes”). The Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

ARTICLE VI
CONDITIONS

Section 6.1. Conditions to the Obligations of Each Party. The respective obligations of each Party to effect the Transactions are subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all Parties:

(a) No Litigation. No Order shall be in effect by any Governmental Authority which prohibits consummation of any of the Transactions.

(b) Form S-4. The Form S-4, including the Proxy Statement/Prospectus, shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(c) Necessary Stockholder Matters. At the Special Meeting (including any adjournments thereof), the Necessary Stockholder Matters shall have been duly approved and adopted by the Parent Stockholders by the requisite vote under the DGCL, the Parent Charter Documents and Nasdaq rules and regulations.

(d) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(e) Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing Date, as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act.

(f) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired or been terminated and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

(g) New York Consent. The Company shall have obtained all necessary Approvals of the New York Department of Health with respect to the Transactions contemplated by this Agreement.

Section 6.2. Additional Conditions to Parent’s Obligations. The obligations of Parent to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 2.7 (Capitalization) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date (other than any representation or warranty that expressly

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relates to a specific date, which representation and warranty shall be true and correct on the date so specified), in each case except for de minimis inaccuracies; (ii) set forth in Section 2.1 (Organization), Section 2.2 (Subsidiaries), Section 2.3 (Power and Authorization) and Section 2.25 (Brokers) (collectively with Section 2.7 (Capitalization), the “Fundamental Company Representations”) shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified); and (iii) that are not Fundamental Company Representations shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), excluding in each case any qualification as to materiality or Material Adverse Effect therein, except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer that, to the Company’s Knowledge, the conditions set forth in this Section 6.2(a) have been fulfilled as of the Closing Date (“Company Closing Certificate”).

(b) Performance. The Company shall in all material respects have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company Closing Certificate shall include a provision to such effect.

(c) Good Standing Certificate. Parent shall have received a certificate of good standing of the Company and Ambulnz Holdings LLC from its jurisdiction of incorporation or formation.

(d) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement, and the Company Closing Certificate shall include a provision to such effect.

Section 6.3. Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Company:

(a) Representations and Warranties. The representations and warranties of the Parent and Merger Sub (i) set forth in Section 3.7 (Capitalization) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), in each case except for de minimis inaccuracies; (ii) set forth in Section 3.1 (Organization), Section 3.2 (Subsidiaries), Section 3.3 (Power and Authorization), and Section 3.19 (Brokers) (collectively with Section 3.7 (Capitalization), the “Fundamental Parent Representations”) shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified); and (iii) that are not Fundamental Parent Representations shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct on the date so specified), excluding in each case any qualification as to materiality or Material Adverse Effect therein, except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Company shall have received a certificate with respect to the foregoing signed on behalf of each of Parent and Merger Sub by an authorized officer of Parent that, to Parent’s Knowledge, the conditions set forth in this Section 6.3(a) have been fulfilled as of the Closing Date (“Parent Closing Certificate”).

(b) Performance. Each of Parent and Merger Sub shall in all material respects have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Parent Closing Certificate shall include a provision to such effect.

(c) Good Standing Certificate. The Company shall have received certificates of good standing of Parent and Merger Sub from its jurisdiction of incorporation or formation.

(d) No Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement, and the Parent Closing Certificate shall include a provision to such effect.

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(e) Available Funds. The funds contained in the Trust Fund, after making the disbursement described in Sections 5.10(a) through 5.10(e), together with the proceeds actually received by Parent from the PIPE Financing (or any Alternative PIPE Financing), shall equal or exceed $175,000,000 (the “Minimum Cash Closing Condition”).

(f) Nasdaq Listing. The Parent Class A Common Stock shall have been approved for listing on Nasdaq as of the Closing Date, subject only to the requirement to have a sufficient number of round lot holders pursuant to the Nasdaq listing rules.

ARTICLE VII
TERMINATION

Section 7.1. Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Closing has not occurred on or before 5:00 p.m. ET on the eight (8) month anniversary of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to (i) Parent if Parent is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied or (ii) the Company if the Company is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, further, that if the Necessary Stockholder Matters are approved prior to the Termination Date, the Termination Date shall be extended by thirty (30) days;

(c) by either Parent or the Company if a Governmental Authority having competent jurisdiction has issued an order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, which order or other action will have become final and nonappealable; provided that, neither Parent nor the Company shall have the right to terminate this Agreement pursuant to this Section 7.1(c) if any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Legal Requirement or injunction and such action or failure to perform constitutes a breach of this Agreement;

(d) by either Parent or the Company if the Special Meeting has been held (including following any adjournment or postponement thereof), has concluded, the Parent Stockholders have duly voted, and any of the Necessary Stockholder Matters are not approved or adopted by the Parent Stockholders by the requisite vote under the DGCL and the Parent Charter Documents;

(e) by either Parent or the Company if the Company has not received the Company Stockholder Approval by the requisite vote under the DGCL and the Company’s Charter Documents within fifteen (15) days following the SEC Approval Date;

(f) by the Company if (i) any of the representations and warranties of Parent or Merger Sub contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied or (ii) Parent or Merger Sub will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied; provided, that if such breach is curable by Parent or Merger Sub prior to the Closing Date, then the Company may not terminate this Agreement for a period of thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(f) will not be available if the Company is in breach in any material respect of its obligations hereunder;

(g) by Parent if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied or (ii) the Company will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied; provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement for a period of thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(g) will not be available if Parent is in breach in any material respect of its obligations hereunder;

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(h) by Parent if the Company has not delivered the PCAOB Audited Financial Statements by June 30, 2021; or

(i) by Parent, within three (3) Business Days after delivery of the PCAOB Audited Financial Statements, if (x) the opinion of the PCAOB Auditor with respect to the PCAOB Audited Financial Statements is not an unqualified opinion or (y) the top-line revenue reported in the statement of operations of the PCAOB Audited Financial Statements for the year ended December 31, 2020 is materially different from the top-line revenue reported in the statement of operations of the Financial Statements for the year ended December 31, 2020 as set forth on Schedule 2.8(a)(ii).

provided, that any Party desiring to terminate this Agreement will give written notice of such termination to the other Parties.

Section 7.2. Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 4.2(a) (Confidentiality), Section 5.6 (No Claim Against Trust Fund), Section 5.11 (Expenses), this Section 7.2, and ARTICLE VIII (Miscellaneous), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any willful and intentional breach of this Agreement by such Party occurring prior to such termination.

ARTICLE VIII
MISCELLANEOUS

Section 8.1. Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or delivered by e-mail. Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) upon electronic delivery confirmation thereof if delivered by e-mail, or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or to such other address or addresses as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Company (prior to the Closing), to:

Ambulnz, Inc.
35 West 35th Street, 6th Floor
New York, NY 10001
Attention: Stan Vashovsky
Email: stan@ambulnz.com

with a copy (which will not constitute notice) to:

Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166

Attention:     George Stamas

William Sorabella

Evan M. D’Amico

Email:           gstamas@gibsondunn.com

wsorabella@gibsondunn.com

edamico@gibsondunn.com

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If to Parent (or to the Company after the Closing), to:

Motion Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Ave, 11th Floor

New York, NY 10174

Attention: Michael Burdiek, Chief Executive Officer
Email: mburdiek@motionacquisition.com

with a copy (which will not constitute notice) to:

Graubard Miller

The Chrysler Building

405 Lexington Ave, 11th Floor

New York, NY 10174

Attention: David Alan Miller, Esq.; Jeffrey M. Gallant, Esq.

Email: dmiller@graubard.com; jgallant@graubard.com

Each of the Parties to this Agreement may specify a different address, or email address by giving notice in accordance with this Section 8.1 to each of the other Parties hereto.

Section 8.2. Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, (a) if the Merger is consummated, each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 5.9 and (b) the Company Stockholders are express intended third-party beneficiaries with respect to the Contingent Shares and conditions set forth in Section 1.7.

Section 8.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 8.4. Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto, including the Exclusivity Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly provided for herein and therein.

Section 8.5. Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page or by docusign or similar electronic means) and each such counterpart signature page will constitute an original for all purposes.

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Section 8.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 8.7. Governing Law. This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 8.8. Jurisdiction; Venue; Service of Process; JURY WAIVER.

(a) Jurisdiction. Each of the Parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware, for the purpose of any Action relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Each of the Parties to this Agreement agrees that for any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), such Party will bring such Action only in the federal or state courts located in Delaware. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by applicable law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(d) WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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Section 8.9. Specific Enforcement. Each of the Parties hereto agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. Each of the Parties hereto acknowledges and agrees that (i) the other Parties will be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other Parties are entitled under this Agreement and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.9 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.10. Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by Parent or any of its representatives.

Section 8.11. Currency. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States dollars.

Section 8.12. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 7.2(b), or (y) in the case of claims against a Person in respect of such Person’s Actual Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each of the foregoing shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this ARTICLE VIII.

Section 8.13. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s Actual Fraud:

(a) Solely with respect to the Company, Parent and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub as named parties hereto; and

(b) No Person (other than the Company, Parent, or Merger Sub, and then only to the extent of the specific obligations undertaken by such Party) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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Section 8.14. Legal Representation.

(a) Parent and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Parent or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Parent) (collectively, the “Motion Group”), on the one hand, and (y) Parent and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Graubard Miller (“Graubard”), that represented Parent or a member of the Motion Group prior to the Closing may represent any member of the Motion Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for Parent and/or a member of the Motion Group. Neither Parent nor the Company shall seek to or have Graubard disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Motion Group by Graubard. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor and/or any other member of the Motion Group, on the one hand, and Graubard, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Motion Group after the Closing, and shall not pass to or be claimed or controlled by Parent.

(b) Parent and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than Parent) (collectively, the “Company Group”), on the one hand, and (y) Parent and/or any member of the Motion Group, on the other hand, any legal counsel, including Gibson, Dunn & Crutcher LLP (“GDC”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Parent. Neither Parent nor the Company shall seek to or have GDC disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company Group by GDC. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and GDC, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Parent.

(c) The covenants, consents and waivers contained in this Section 8.14 shall not be deemed exclusive of any other rights to which Graubard or GDC are entitled whether pursuant to law, contract or otherwise.

(d) This Section 8.14 is intended for the benefit of, and shall be enforceable by, the Motion Group and the Company Group. This Section 8.14 shall be irrevocable, and no term of this Section 8.14 may be amended, waived, or modified without the prior written consent of Graubard or GDC, as applicable.

Section 8.15. Disclosure Schedules and Exhibits. The Company Schedules, Parent Schedules and other Schedules contemplated by this Agreement (collectively, the “Disclosure Schedules”) shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement,

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and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the corresponding section of the Agreement and any other sections of the Agreement to the extent that it is reasonably foreseeable on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such disclosure is also applicable to such other sections of the Agreement (notwithstanding the absence of a specific cross-reference). The inclusion of any matter, fact, information, or circumstance in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment or otherwise imply that such matter, fact, information, or circumstance is required to be listed in the Disclosure Schedules in order for any representation or warranty or covenant in the Agreement to be true and correct, or that any such matter, fact, information or circumstance is material (or not material) to or outside (or in) the ordinary course of business of the disclosing party or any of its or Subsidiaries or that any such matter, fact, information, or circumstance is above or below any specified threshold, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

PARENT:
MOTION ACQUISITION CORP.
By:	/s/ Michael Burdiek
Name:	Michael Burdiek
Title:	Chief Executive Officer
COMPANY:
AMBULNZ, INC.
By:	/s/ Stan Vashovsky
Name:	Stan Vashovsky
Title:	Chief Executive Officer
MERGER SUB:
MOTION MERGER SUB CORP.
By:	/s/ Michael Burdiek
Name:	Michael Burdiek
Title:	Chief Executive Officer

Annex A-51

Appendix A

Certain Definitions

“Action” means any judicial or administrative action, suit, litigation, arbitration, or proceeding, or any inquiry, audit, or investigation, whether civil or criminal, at law or in equity, brought by or before any Governmental Authority.

“Actual Fraud” means common law fraud that involves a knowing and intentional misrepresentation in the representations and warranties set forth in ARTICLE II (with respect to the Company) or ARTICLE III (with respect to Parent and Merger Sub), as applicable, with the intent that the other Party rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories that do not constitute common law fraud under Delaware law.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Ancillary Agreements” means the Certificate of Merger, Sponsor Agreement, Sponsor Escrow Agreement, Support Agreement, Lock-Up Agreement, Parent A&R Charter, Parent A&R Bylaws, Employment Agreements, A&R Registration Rights Agreement, Parent Plan, the Parent Financing Certificate, the Company Financing Certificate, the D&O Resignation Letters, the Subscription Agreements, and Alternative Subscription Agreements.

“Anti-Corruption Laws” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, the United States Foreign Corrupt Practices Act of 1977, the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, the UK Bribery Act of 2010, and any other Legal Requirement in any jurisdiction in which the Company conducts business or provides or offers goods or services which (i) prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent, or advisor of such Person, and/or (ii) is broadly equivalent to any of the foregoing or was intended to enact the provisions of any of the foregoing, or which has as its objective the prevention of corruption.

“Applicable Percentage” means that percentage equal to the quotient obtained by dividing (a) the number of shares of Company Common Stock held by the applicable Company Stockholder immediately prior to the Effective Time (including those number of shares of Company Class A Common Stock issued to such Company Stockholder upon the Company Preferred Stock Conversion) by (b) the aggregate amount of Company Common Stock issued and outstanding immediately prior to the Effective Time (including the aggregate amount shares of Company Class A Common Stock issued upon the Company Preferred Stock Conversion).

“Associated Person” means, in relation to the Company, a Person (including any director, contractor, employee, agent, or Subsidiary) who performs or has performed services for or on behalf of the Company.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Closing Date” means the date on which the Closing actually occurs.

“Company Class A Common Stock” means the Class A Common Stock of the Company, no par value per share.

“Company Class B Common Stock” means the Class B Common Stock of the Company, no par value per share.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Convertible Securities” means the warrants, convertible notes, and other derivative securities of the Company.

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“Company Equity Plan” means, collectively, the Ambulnz, Inc. 2017 Equity Incentive Plan and the Ambulnz, Inc. 2020 Field Staff Equity Incentive Plan.

“Company Intellectual Property Rights” means the Intellectual Property Rights owned by the Company and/or its Subsidiaries.

“Company Material Adverse Effect” means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has had or would reasonably be expected to have a material adverse effect on (x) the financial condition, assets, liabilities, business, or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company and its Subsidiaries to timely consummate the Transactions; provided that, in the case of clause (x) only, no change, event, occurrence or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Company Material Adverse Effect or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general U.S. or global economic conditions, including changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ii) changes in applicable Legal Requirements, U.S. GAAP, or authoritative interpretations thereof, (iii) acts of war, sabotage, terrorism, natural or man-made disasters, epidemics, pandemics (including COVID-19), acts of God, (iv) changes attributable to the public announcement or pendency of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (v) COVID-19 Measures, (vi) any failure to meet any projections (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition) or (vii) any action expressly required to be taken or expressly required to be omitted to be taken pursuant to this Agreement; provided, however, in the case of clauses (ii) through (iii), in the event that the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which they operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Preferred Stock” means the Series A Preferred Stock of the Company, no par value per share.

“Company Services” means the products or services that are produced, marketed, licensed, sold, distributed, or performed by the Company or any Subsidiary.

“Company Source Code” means software source code or algorithms to the Company Services that were authored by or on behalf of the Company.

“Company Stockholders” means the holders of Company Common Stock and Company Preferred Stock.

“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including, but not limited to: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) 100% of the filing fees payable to Governmental Authorities in connection with the HSR Act, (iii) 100% of the filing fees payable to Governmental Authorities in connection with the Form S-4, (iv) the Company D&O Tail, and (v) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, by in connection with the consummation of the Transactions, including reasonable fees, costs and expenses related to the termination of any Affiliate Agreement. For the avoidance of doubt, Company Transaction Expenses shall exclude indebtedness for borrowed money.

“Company’s Knowledge” and similar formulations mean that one or more of Stan Vashovsky, Norman Rosenberg, Andre Oberholzer, or Michael Witkowski has actual knowledge of the fact or other matter at issue.

“Contingent Shares” means up to an aggregate of 5,000,000 shares of Parent Class A Common Stock issuable in accordance with the terms set forth in Section 1.7.

“Contractual Obligation” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, or sublicense that is in effect, to which or by which such Person is a party.

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“COVID-19” means SARS-CoV-2, coronavirus or COVID-19, and mutations, variations or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means (i) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other Legal Requirement, directive, guideline or recommendation by any Governmental Authority or industry group in connection with or in response to COVID-19, including any COVID-19 Response Law, (ii) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company or any of its Subsidiaries directly or indirectly (A) for the protection of the health or safety of the Company’s or any of its Subsidiaries’ employees, customers, vendors, service providers or any other persons, (B) to preserve the assets utilized in connection with the business of the Company or any of its Subsidiaries, or (C) that are otherwise substantially consistent with actions taken by other companies in the industries or geographic regions in which the Company or any of its Subsidiaries operate, in each case, in connection with or in response to COVID-19, including any COVID-19 Response Law or (iii) any change, event, occurrence or effect of any of the matters contemplated by clause (i) or (ii) of this definition.

“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), the FFCRA, and any other similar U.S. federal, state, local, or non-U.S. law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Customers” means all patients, employers, health care providers, Governmental Authorities and other Persons to which the Company or any Subsidiary provides products or services.

“Economic Sanctions Law” means any economic or financial sanctions administered by OFAC, the United States State Department, the United States Department of the Treasury, the United Nations, or any other national, international or multinational economic sanctions authority of the jurisdictions where the Company or any of its Subsidiaries conducts business or provides or offers goods or services.

“Employee Plan” means any written plan, program, policy, or arrangement that (a) is an employee benefit plan, (b) provides equity-based compensation including any options to acquire units, profits interest, restricted units, and equity appreciation rights or (c) any other material deferred-compensation, retirement, severance, change in control, welfare-benefit, death, disability, medical, bonus, incentive or fringe-benefit plan or arrangement (in each case, other than any plan, program or arrangement mandated by applicable Legal Requirements), including but not limited to any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

“Environmental Laws” means any Legal Requirement relating to (a) releases of Hazardous Substances, (b) pollution, protection, or restoration of the environment or natural resources, (c) the handling, transport, use, treatment, storage or disposal of Hazardous Substances, or (d) human exposure to Hazardous Substances, and includes but is not limited to United States federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act (as it relates to human exposure to Hazardous Substances), Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, or any similar law in any jurisdiction in which the Company conducts business or provides or offers goods or services.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (i) 83,600,000 divided by (ii) the aggregate issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an “as-converted” to Company Common Stock basis) on a fully diluted basis as of immediately prior to the Effective Time using the treasury method of accounting, including, without duplication, the number of shares of Company Class A Common Stock issuable pursuant to the Company Preferred Stock Conversion, the shares of Company Common Stock issuable upon the exercise of all Company Stock Options, and the shares of Company Common Stock underlying the Company Warrants (assuming net exercise of the outstanding Company Warrants).

“Exclusivity Agreement” means that certain non-binding letter of intent entered into by and between the Company and Parent, dated January 6, 2021.

Annex A-54

“Export Control Laws” means all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), United States Executive Order 13224, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and all comparable applicable laws outside the United States.

“Federal Healthcare Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., (d) TRICARE, (e) the Civilian Health and Medical Program of the Department of Veterans Affairs (CHAMPVA), and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time, or (f) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.

“FFCRA” means the Families First Coronavirus Response Act, Pub L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended.

“Final Prospectus” means Parent’s Final Prospectus dated October 15, 2020.

“Form S-4” means the registration statement on Form S-4 of Parent with respect to the registration of the shares of Parent Class A Common Stock to be issued in the Merger and PIPE Financing.

“Governmental Authority” means any government of any nation, state, city, locality or other political subdivision thereof, or any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means (a) those substances defined in or regulated as hazardous or toxic substances, materials, or wastes under any Environmental Law, (b) petroleum and petroleum products or by-products including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) friable asbestos-containing material, polychlorinated biphenyls, radioactive materials, radon, (e) any other substance regulated as a pollutant or contaminant under Environmental Law, or (f) any biological or chemical substance, material or waste regulated or classified as toxic, hazardous, or radioactive by any Governmental Authority in any jurisdiction in which the Company conducts business or provides or offers goods or services.

“Healthcare Laws” means, collectively, any and all applicable Laws relating to any of the following: (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a), and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) any Federal Healthcare Program; (c) HIPAA; (d) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), as the same may be amended, modified or supplemented from time to time; (e) the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.); (f) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (g) the Ethics in Patient Referrals Act, as amended (42 U.S.C. § 1395nn); (h) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5; (i) state and federal Laws regulating the corporate practice of medicine, including remote healthcare services, prescribing drugs, direct-to-consumer sale of drugs (including over-the-counter drugs), telemedicine and telehealth services or the use of remote presence or other communication devices related to the provision of telemedicine, fee-splitting, supervision and scope of practice, or the employment of Healthcare Professionals; and (j) any other applicable law regulating the healthcare industry.

“Healthcare Permits” means any and all Permits that are material to or required to enable the Company or any of its Subsidiaries, or any Healthcare Professionals, to continue to conduct their business or otherwise required under any Healthcare Law.

Annex A-55

“Healthcare Professionals” means all employees and all independent contractors of the Company and any Subsidiary who are required by applicable Healthcare Laws to have a license, certification, or credential, in order to provide healthcare services, as so provided for the operations of the Company or such Subsidiary.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, Title II Subtitle F, as the same may be amended, modified or supplemented from time to time, and any and all rules or regulations promulgated from time to time thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Privacy and Security Laws” means all applicable Legal Requirements concerning the privacy, data protection, transfer or security of Personal Confidential Information and Protected Health Information, including, to the extent applicable, the Fair Credit Reporting Act, the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Payment Card Industry Data Security Standards, the EU General Data Protection Regulation, HIPAA, the privacy provision of the Health Information Technology for Economic and Clinical Health (HITECH) Act, New York General Business Law Sections 399-ddd and 899-aa, guidance of each Governmental Authority that pertains to such Legal Requirements, and other local, state, federal, and foreign data security laws, data breach notification laws, and consumer protection laws.

“Insider” means any individual Person who is an officer, director, or employee of a Party.

“Intellectual Property Rights” means all right, title, and interests in and to all proprietary rights related to or arising from: (a) patents, copyrights, confidential information, inventions (whether or not patentable), improvements, know-how, and trade secrets; (b) trademarks, trade names, service marks, trade dress and the goodwill associated therewith; (c) domain names, uniform resource locators and other names and locators associated with the Internet or mobile devices or platforms; (d) software and software programs; and (e) all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Legal Requirement” or “Law” means any federal, state or local, foreign or other law, statute, constitution, principle of common law, resolution, standard, ordinance, decree, permit, authorization, code, rule or regulation.

“Lien” means any mortgage, pledge, lien, security interest, attachment or other similar Lien (other than, in the case of a security, any restriction on the transfer of such security arising solely under Legal Requirements).

“Medicaid” means the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules and regulations having the force of law and pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 seq.) and any statutes succeeding thereto, and all laws, rules and regulations having the force of law and pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Nasdaq” means the Capital Market of the Nasdaq Stock Market.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued, made, or rendered by any Governmental Authority.

Annex A-56

“ordinary course of business,” “ordinary course,” “ordinary course of business consistent with past practice,” and similar phrases when referring to the Company or its Subsidiaries means actions taken by the Company or a Subsidiary that are consistent with the past usual day-to-day customs and practices of such entity in the ordinary course of operations of the business.

“Parent Class A Common Stock” means the Class A common stock of Parent, par value $0.0001 per share.

“Parent Class B Common Stock” means the Class B common stock of Parent, par value $0.0001 per share.

“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class B Common Stock.

“Parent Convertible Securities” means the Parent Warrants, and the convertible notes, debentures, or other securities convertible or exercisable for Parent Common Stock.

“Parent Material Adverse Effect” means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has had or would reasonably be expected to have a material adverse effect on (x) the financial condition, assets, liabilities, business, or results of operations of Parent and Merger Sub, taken as a whole, or (y) the ability of Parent and Merger Sub to timely consummate the Transactions.

“Parent Share Amount” means the number of shares of Parent Class A Common Stock outstanding at the Closing, after giving effect to the number of shares of Parent Class A Common Stock redeemed in connection with the Closing pursuant to Parent’s Charter Documents, but before the issuance of the Per Share Merger Consideration.

“Parent Securities” means the Parent Common Stock, Parent Preferred Stock, and Parent Convertible Securities.

“Parent Stockholders” means the holders of Parent Common Stock.

“Parent Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including, but not limited to: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, investor relations and public relations consultants, and other advisors and service providers (including any deferred underwriting commissions due to the underwriters of Parent’s initial public offering pursuant to the Underwriting Agreement dated as of October 14, 2020), (ii) the fees incurred in connection with the PIPE Financing or Alternate PIPE Financing, (iii) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, by in connection with the consummation of the Transactions, including Parent Borrowings, (iv) the Parent D&O Tail, (v) the D&O Closing Policy, and (vi) Transfer Taxes. For the avoidance of doubt, Parent Transaction Expenses shall exclude indebtedness for borrowed money other than Parent Borrowings.

“Parent Units” means the units of Parent, each unit consisting of one share of Parent Class A Common Stock and one-third of one Parent Warrant.

“Parent Warrants” means the warrants of Parent, each whole warrant exercisable for one share of Parent Class A Common Stock at a price of $11.50, beginning on the Closing Date and expiring on the fifth anniversary of the Closing Date, upon the terms and conditions set forth in the Warrant Agreement.

“Parent’s Knowledge” and similar formulations mean that one or more of Michael Burdiek, Rick Vitelle, or Garo Sarkissian has actual knowledge of the fact or other matter at issue.

“PCAOB Auditor” means an independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board.

“Permits” means, with respect to any Person, any license, permit or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound.

Annex A-57

“Permitted Lien” means (a) statutory liens for current Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings for which adequate reserves have been established, in accordance with U.S. GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, warehousemens’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business and not delinquent, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected land or building by the Company, (d) liens to secure landlords, lessors or renters under leases or rental agreements, (e) liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (f) purchase money security interests and other vendor security for the unpaid purchase of goods and Liens securing rental payments under capital lease arrangements, (g) non-exclusive licenses in Intellectual Property Rights granted in the ordinary course of business, and (h) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt the ordinary course of business of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Confidential Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person, that is governed, regulated, or protected by one or more Information Privacy and Security Laws or that is covered by the Payment Card Industry Data Security Standard.

“Protected Health Information” means personally identifiable information in medical records, including conversations between doctors and nurses about treatment, billing information and any patient-identifiable information in a company’s computer system. Protected Health Information must be handled and maintained in accordance with HIPAA regulations.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC” means the U.S. Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Motion Acquisition LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means any and all federal, provincial, state, local or foreign income, gross receipts, payroll, employment, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” means the transactions contemplated by this Agreement, including the Merger, the PIPE Financing, the execution, delivery and performance of the Ancillary Agreements, and the payment of fees and expenses relating to such transactions.

Annex A-58

“TRICARE” means the program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Department of Defense, and all laws, rules and regulations having the force of law and pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“U.S. GAAP” means generally accepted accounting principles historically and consistently applied in the United States and as in effect from time to time.

“Warrant Agreement” means the warrant agreement entered into between Parent and Continental on October 14, 2020.

Annex A-59

Annex B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MOTION ACQUISITION CORP.
(a Delaware corporation)

Motion Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.      The name of the Corporation is “Motion Acquisition Corp.,” and is changing its name to “_________________” pursuant to this Second Amended and Restated Certificate (as defined below). The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on August 11, 2020.

2.      This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”) amends, restates and integrates provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on October 14, 2020 (the “Amended and Restated Certificate”) and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.      The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

Article I
NAME

The name of the Corporation is [________________].

Article II
AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington 19808, County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV
STOCK

Section 4.1     Authorized Stock. Effective as of the effectiveness of this Second Amended and Restated Certificate (the “Effective Time”), each share of Class A Common Stock of the Corporation, par value $0.0001 per share (the “Old Common Stock”), issued prior to the Effective Time (including shares held by the Corporation as treasury stock) shall be reclassified and changed into one validly issued, fully paid and nonassessable share of Common Stock and each stock certificate the represented Old Common Stock prior to the Effective Time shall, from and after the Effective Time, represent an equal number of shares of Common Stock. The total number of shares that the Corporation shall have authority to issue is 550,000,000 shares, of which 500,000,000 shares shall be designated as common stock, par value $0.0001 per share (the “Common Stock”), and 50,000,000 shares shall be designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Annex B-1

Section 4.2     Common Stock.

(a)     Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

(b)     Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive any dividends to the extent permitted by law when, as and if declared by the board of directors of the Corporation (the “Board”).

(c)     Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 4.3     Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article (including any Preferred Stock Designation), the Board is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4     No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Article V
BOARD OF DIRECTORS

Section 5.1     Number. The number of directors of the Corporation shall be fixed solely by resolution adopted from time to time by the Board by a majority of the directors then in office.

Section 5.2     Classification.

(a)     Except as may be otherwise provided with respect to directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”), the Board shall be divided into three classes designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Second Amended and Restated Certificate; Class II directors shall initially serve until the second annual meeting of stockholders following the initial effectiveness of this this Second Amended and Restated Certificate; and Class III directors shall initially serve until the third annual meeting of stockholders following the initial effectiveness of this this Second Amended and Restated Certificate. Commencing with the first annual meeting of stockholders following the initial effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at such annual meeting shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the initial effectiveness of this Second Amended and Restated Certificate.

Annex B-2

(b)     Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by the sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c)     Any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon.

(d)     During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.3     Powers. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.4     Election; Notice of Nominations and Business.

(a)     Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation (the “Bylaws”) so provide.

(b)     Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in or contemplated by the Bylaws.

(c)      Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board shall fix.

Article VI
Stockholder action

Section 6.1     No Action Without Meeting. Except as otherwise provided for or fixed with respect to actions required or permitted to be taken solely by holders of Preferred Stock pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.

Section 6.2      Special Meetings. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by the Board. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board.

Annex B-3

Article VII
EXISTENCE

The Corporation shall have perpetual existence.

Article VIII
AMENDMENT

Section 8.1     Amendment of Certificate of Incorporation. The Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by the laws of the State of Delaware. All powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation; provided, however, that, except as otherwise provided in this Certificate of Incorporation (including any provision of a Preferred Stock Designation that provides for a greater or lesser vote) and in addition to any other vote required by law, the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Section 5.2 of Article V, Article VI, Article VIII, Article IX, Article X or Article XI.

Section 8.2     Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, but subject to the terms of any series of Preferred Stock then outstanding, the Board is expressly authorized to adopt, amend or repeal the Bylaws. Except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or the Bylaws, and in addition to any requirements of law, the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws.

Article IX
LIABILITY OF DIRECTORS

Section 9.1     No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 9.2     Indemnification and Advancement of Expenses.

(a)     To the fullest extent permitted by the applicable laws of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contractual rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and

Annex B-4

shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)     The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate as it may be further amended from time to time, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)     Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)     This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e)     The Corporation shall maintain directors’ and officers’ liability insurance coverage, on terms reasonably satisfactory to the Board, of at least $5,000,000 per occurrence, to the fullest extent permitted by law covering, among other things, violations of federal or state securities laws. The Corporation will pay all premiums due thereon and will not make any material alteration to the terms thereof, or the coverage provided by, such insurance policy without the prior written consent of the Board.

Section 9.3     Amendment or Repeal. Any amendment, repeal or elimination of this Article IX, or the adoption of any provision of the Corporation’s certificate of incorporation inconsistent with this Article IX, shall not affect its application with respect to an act or omission by a director occurring before such amendment, adoption, repeal or elimination.

Article X
Corporate opportunity

Section 10.1   Corporate Opportunities. To the maximum extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation.

Section 10.2   Amendments. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law.

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Article XI
Forum For ADJUDICATION OF DISPUTES

Section 11.1   Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Notwithstanding anything herein to the contrary, and for the avoidance of doubt: this Article shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934. For purposes of this Article, internal corporate claims means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

Section 11.2   Enforceability. If any provision of this Article shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article (including, without limitation, each portion of any sentence of this Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable), and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this [          ], 2021.

By:
[ ]

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Annex C

AMENDED AND RESTATED BYLAWS

OF

[_________________]
(a Delaware corporation)

Article I
CORPORATE OFFICES

Section 1.1     Registered Office. The registered office of [_____________] (the “Corporation”) shall be fixed in the Certificate of Incorporation of the Corporation.

Section 1.2     Other Offices. The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as otherwise required by law, at such other place or places, either within or without the State of Delaware, as the Corporation may from time to time determine or the business of the Corporation may require.

Article II
MEETINGS OF STOCKHOLDERS

Section 2.1     Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 2.2     Special Meeting. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

Section 2.3     Notice of Stockholders’ Meetings.

(a)     Whenever stockholders are required or permitted to take any action at a meeting, notice of the place, if any, date, and time of the meeting of stockholders, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining the stockholders entitled to notice of the meeting), the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, if the meeting is to be held solely by means of remote communications, the means for accessing the list of stockholders contemplated by Section 2.5 of these Bylaws, shall be given. The notice shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws. In the case of a special meeting, the purpose or purposes for which the meeting is called also shall be set forth in the notice.

(b)     Except as otherwise required by law, notice may be given in writing directed to a stockholder’s mailing address as it appears on the records of the Corporation and shall be given: (i) if mailed, when notice is deposited in the U.S. mail, postage prepaid; and (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address.

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(c)     So long as the Corporation is subject to the Securities and Exchange Commission’s proxy rules set forth in Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”), notice shall be given in the manner required by such rules. To the extent permitted by such rules, notice may be given by electronic transmission directed to the stockholder’s electronic mail address, and if so given, shall be given when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the General Corporation Law of the State of Delaware (the “DGCL”). If notice is given by electronic mail, such notice shall comply with the applicable provisions of Sections 232(a) and 232(d) of the DGCL.

(d)     Notice may be given by other forms of electronic transmission with the consent of a stockholder in the manner permitted by Section 232(b) of the DGCL, and shall be deemed given as provided therein.

(e)     An affidavit that notice has been given, executed by the Secretary of the Corporation, Assistant Secretary or any transfer agent or other agent of the Corporation, shall be prima facie evidence of the facts stated in the notice in the absence of fraud. Notice shall be deemed to have been given to all stockholders who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Exchange Act and Section 233 of the DGCL.

(f)     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 7.6(a), and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.4     Organization.

(a)     Unless otherwise determined by the Board of Directors, meetings of stockholders shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer or, in his or her absence, by another person designated by the Board of Directors. The Secretary of the Corporation, or in his or her absence, an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

(b)     The date and time of the opening and the closing of the polls for each matter upon which the stockholders shall vote at a meeting of stockholders shall be announced at the meeting. The Board of Directors may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of stockholders and the safety of those in attendance as, in the judgment of the chairman, are necessary, appropriate or convenient for the conduct of the meeting. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board of Directors or by the chairman of the meeting, may include, without limitation, establishing: (i) an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants; (vi) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (vii) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. Subject to any rules and regulations adopted by the Board of Directors, the chairman of the meeting may convene and, for any or no reason, from time to time, adjourn and/or recess any meeting of stockholders pursuant to Section 2.7. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power to declare that a nomination or other business was not properly brought before the meeting if the facts

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warrant (including if a determination is made, pursuant to Section 2.10(c)(i) of these Bylaws, that a nomination or other business was not made or proposed, as the case may be, in accordance with Section 2.10 of these Bylaws), and if such chairman should so declare, such nomination shall be disregarded or such other business shall not be transacted.

Section 2.5     List of Stockholders. The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. Such list shall be arranged in alphabetical order and shall show the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 2.5 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting; or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise required by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.

Section 2.6     Quorum. Except as otherwise required by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws, at any meeting of stockholders, a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If a quorum is not present or represented at any meeting of stockholders, then the chairman of the meeting, or a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn or recess the meeting from time to time in accordance with Section 2.7, until a quorum is present or represented. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment or recess may be transacted.

Section 2.7     Adjourned or Recessed Meeting. Any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned or recessed for any or no reason from time to time by the chairman of the meeting, subject to any rules and regulations adopted by the Board of Directors pursuant to Section 2.4(b). Any such meeting may be adjourned for any or no reason (and may be recessed if a quorum is not present or represented) from time to time by a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon. At any such adjourned or recessed meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

Section 2.8     Voting.

(a)     Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Stock Designation), each holder of stock of the Corporation entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held of record by such holder that has voting power upon the subject matter in question.

(b)     Except as otherwise required by law, the Certificate of Incorporation (including any Preferred Stock Designation), these Bylaws or any law, rule or regulation applicable to the Corporation or its securities, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote of at least a majority of the voting power of the stock present in person

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or represented by proxy and entitled to vote on the subject matter, and where a separate vote by a class or series or classes or series is required, if a quorum of such class or series or classes or series is present, such act shall be authorized by the affirmative vote of at least a majority of the voting power of the stock of such class or series or classes or series present in person or represented by proxy and entitled to vote on the subject matter. Voting at meetings of stockholders need not be by written ballot.

Section 2.9     Proxies. Every stockholder entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more persons authorized to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or an executed new proxy bearing a later date.

Section 2.10   Notice of Stockholder Business and Nominations.

(a)     Annual Meeting.

(i)     Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (B) by or at the direction of the Board of Directors (or any authorized committee thereof); or (C) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.10(a) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.10(a). For the avoidance of doubt, the foregoing clause (C) shall be the exclusive means for a stockholder to make nominations or propose other business at an annual meeting of stockholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act).

(ii)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of the foregoing paragraph, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and, in the case of business other than nominations, such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business (as defined in Section 2.10(c)(ii) below) on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement (as defined in Section 2.10(c)(ii) below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. For purposes of this Section 2.10, the 2020 annual meeting of stockholders shall be deemed to have been held on [•], 2020. Such stockholder’s notice shall set forth:

(A)     as to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; and (2) such person’s written consent to serving as a director, if elected, for the full term for which such person is standing for election; provided, however, that, in addition to the information required in the stockholder’s notice pursuant to this Section 2.10(a)(ii)(A), such

Annex C-4

person shall also provide the Corporation such other information that the Corporation may reasonably request and that is necessary to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director;

(B)     as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the proposal is made;

(C)     as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed:

(1)      the name and address of such stockholder, as they appear on the Corporation’s books, and the name and address of such beneficial owner;

(2)      the class or series and number of shares of stock of the Corporation which are owned of record by such stockholder and such beneficial owner as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting; and

(3)      a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to make such nomination or propose such business;

(D)     as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is proposed, as to such beneficial owner, and if such stockholder or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “control person”):

(1)      the class or series and number of shares of stock of the Corporation which are beneficially owned (as defined in Section 2.10(c)(ii) below) by such stockholder or beneficial owner and by any control person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation beneficially owned by such stockholder or beneficial owner and by any control person as of the record date for the meeting;

(2)      a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner or control person and any other person, including, without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting;

(3)      a description of any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Corporation’s stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or control person with respect to securities of the Corporation, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting; and

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(4)      a representation whether the stockholder or the beneficial owner, if any, will engage in a solicitation with respect to the nomination or other business and, if so, the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of shares representing at least 50% of the voting power of the stock entitled to vote generally in the election of directors in the case of a nomination, or holders of at least the percentage of the Corporation’s stock required to approve or adopt the business to be proposed in the case of other business.

(iii)   Notwithstanding anything in Section 2.10(a)(ii) above or Section 2.10(b) below to the contrary, if the record date for determining the stockholders entitled to vote at any meeting of stockholders is different from the record date for determining the stockholders entitled to notice of the meeting, a stockholder’s notice required by this Section 2.10 shall set forth a representation that the stockholder will notify the Corporation in writing within five business days after the record date for determining the stockholders entitled to vote at the meeting, or by the opening of business on the date of the meeting (whichever is earlier), of the information required under clauses (ii)(C)(2) and (ii)(D)(1)(3) of this Section 2.10(a), and such information when provided to the Corporation shall be current as of the record date for determining the stockholders entitled to vote at the meeting.

(iv)   This Section 2.10(a) shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of his or her intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

(v)    Notwithstanding anything in this Section 2.10(a) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 10 days prior to the last day a stockholder may deliver a notice in accordance with Section 2.10(a)(ii) above, a stockholder’s notice required by this Section 2.10(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b)     Special Meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting: (i) by or at the direction of the Board of Directors (or any authorized committee thereof); or (ii) provided that one or more directors are to be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.10(b) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who delivers notice thereof in writing setting forth the information required by Section 2.10(a) above. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the notice required by this Section 2.10(b) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Corporation. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In no event shall an adjournment, recess or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)     General.

(i)     Except as otherwise required by law, only such persons who are nominated in accordance with the procedures set forth in this Section 2.10 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting of stockholders as

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shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.10. Except as otherwise required by law, each of the Chairman of the Board of Directors or the chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.10 (including whether a stockholder or beneficial owner solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in compliance with such stockholder’s representation as required by clause (a)(ii)(D)(4) of this Section 2.10). If any proposed nomination or other business is not in compliance with this Section 2.10, then except as otherwise required by law, the chairman of the meeting shall have the power to declare that such nomination shall be disregarded or that such other business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, or otherwise determined by the Chairman of the Board of Directors or the chairman of the meeting, if the stockholder does not provide the information required under clauses (a)(ii)(C)(2) and (a)(ii)(D)(1)(3) of this Section 2.10 to the Corporation within the time frames specified herein, any such nomination shall be disregarded and any such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, or otherwise determined by the Chairman of the Board of Directors or the chairman of the meeting, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other business (whether pursuant to the requirements of these Bylaws or in accordance with Rule 14a-8 under the Exchange Act), such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. To be considered a qualified representative of a stockholder pursuant to the preceding sentence, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction of the writing) delivered to the Corporation prior to the making of such nomination or proposal at such meeting (and in any event not fewer than five days before the meeting) stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(ii)    For purposes of this Section 2.10, the “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day, and a “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. For purposes of clause (a)(ii)(D)(1) of this Section 2.10, shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both); (B) the right to vote such shares, alone or in concert with others; and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

(iii)   Nothing in this Section 2.10 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation (including any Preferred Stock Designation).

Section 2.11   No Action by Written Consent.

Except as otherwise provided for or fixed pursuant to the Certificate of Incorporation (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.

Section 2.12   Inspectors of Election. Before any meeting of stockholders, the Corporation may, and shall if required by law, appoint one or more inspectors of election to act at the meeting and make a written report thereof. Inspectors may be employees of the Corporation. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting may, and shall if required by law, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign

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an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Inspectors need not be stockholders. No director or nominee for the office of director at an election shall be appointed as an inspector at such election.

Such inspectors shall:

(a)     determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the validity of proxies and ballots;

(b)     determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;

(c)     count and tabulate all votes and ballots; and

(d)     certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

Section 2.13   Meetings by Remote Communications. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that: (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.14   Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.

Article III
DIRECTORS

Section 3.1     Powers. Except as otherwise required by the DGCL or as provided in the Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws required to be exercised or done by the stockholders.

Section 3.2     Number and Election. The number of directors of the Corporation shall be fixed solely by resolution adopted from time to time by a majority of the directors then in office. The directors shall hold office in the manner provided in the Certificate of Incorporation. At any meeting of stockholders at which directors are to be elected, directors shall be elected by a plurality of the votes cast. Directors need not be stockholders unless so required by the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws, wherein other qualifications for directors may be prescribed.

Section 3.3     Vacancies and Newly Created Directorships. Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law newly created directorships resulting

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from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 3.4     Resignations and Removal.

(a)     Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors or the Secretary of the Corporation. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or time or an effective date or time determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b)     Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the Certificate of Incorporation (including any Preferred Stock Designation), any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon.

Section 3.5     Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, on such date or dates and at such time or times, as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 3.6     Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place, within or without the State of Delaware, date and time of such meetings. Notice of each such meeting shall be given to each director, if by mail, addressed to such director at his or her residence or usual place of business, at least five days before the day on which such meeting is to be held, or shall be sent to such director by electronic transmission, or be delivered personally or by telephone, in each case at least 24 hours prior to the time set for such meeting. A notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.7     Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 3.8     Quorum and Voting. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, a majority of the total number of directors then authorized shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the vote of a majority of the directors present at a duly held meeting at which a quorum is present shall be the act of the Board of Directors. The chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 3.9     Board of Directors Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting, provided that all members of the Board of Directors or committee, as the case may be, consent in writing or by electronic transmission to such action. After an action is taken, the consent or consents relating thereto shall be filed with the minutes or proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later

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than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

Section 3.10   Chairman of the Board. The Chairman of the Board shall preside at meetings of stockholders (unless otherwise determined by the Board of Directors) and at meetings of directors and shall perform such other duties as the Board of Directors may from time to time determine. If the Chairman of the Board is not present at a meeting of the Board of Directors, another director chosen by the Board of Directors shall preside.

Section 3.11   Rules and Regulations. The Board of Directors may adopt such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings and management of the affairs of the Corporation as the Board of Directors shall deem proper.

Section 3.12   Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation, directors may receive such compensation, if any, for their services on the Board of Directors and its committees, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors.

Section 3.13   Emergency Bylaws. This Section 3.13 shall be operative during any emergency condition as contemplated by Section 110 of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in these Bylaws, the Certificate of Incorporation or the DGCL. In the event of any Emergency, or other similar emergency condition, the director or directors in attendance at a meeting of the Board of Directors or a standing committee thereof shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate. Except as the Board may otherwise determine, during any Emergency, the Corporation and its directors and officers, may exercise any authority and take any action or measure contemplated by Section 110 of the DGCL.

Article IV
COMMITTEES

Section 4.1     Committees of the Board of Directors. (a) The Board of Directors may designate one or more committees, each such committee to consist of one or more of the directors of the Corporation; (b) the Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee; (c) in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member; and (d) any such committee, to the extent permitted by law and provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval; or (ii) adopting, amending or repealing any bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.

Section 4.2     Meetings and Action of Committees. Unless the Board of Directors provides otherwise by resolution, any committee of the Board of Directors may adopt, alter and repeal such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings as such committee may deem proper. A majority of the directors then serving on a committee shall constitute a quorum for the transaction of business by the committee except as otherwise required by law, the Certificate of Incorporation and these Bylaws, and except as otherwise provided in a resolution of the Board of Directors; provided, however, that in no case shall a quorum be less than one-third of the directors then serving on the committee. Unless the Certificate of Incorporation, these Bylaws, or a resolution of the Board of Directors requires a greater number, the vote of a majority of the members of a committee present at a meeting at which a quorum is present shall be the act of the committee.

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Article V
OFFICERS

Section 5.1     Officers. The officers of the Corporation shall consist of a Chief Executive Officer, a Chief Financial Officer, a Secretary, a Treasurer, a Controller and such other officers as the Board of Directors may from time to time determine, each of whom shall be elected by the Board of Directors, each to have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors. Each officer shall be elected by the Board of Directors and shall hold office for such term as may be prescribed by the Board of Directors and until such person’s successor shall have been duly elected and qualified, or until such person’s earlier death, disqualification, resignation or removal. Any number of offices may be held by the same person; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more officers. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 5.2     Compensation. The salaries of the officers of the Corporation and the manner and time of the payment of such salaries shall be fixed and determined by the Board of Directors or by a duly authorized officer and may be altered by the Board of Directors from time to time as it deems appropriate, subject to the rights, if any, of such officers under any contract of employment.

Section 5.3     Removal, Resignation and Vacancies. Any officer of the Corporation may be removed, with or without cause, by the Board of Directors or by a duly authorized officer, without prejudice to the rights, if any, of such officer under any contract to which it is a party. Any officer may resign at any time upon notice given in writing or by electronic transmission to the Corporation, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. If any vacancy occurs in any office of the Corporation, the Board of Directors may elect a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly elected and qualified.

Section 5.4     Chief Executive Officer. The Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, shall be responsible for corporate policy and strategy, and shall report directly to the Board of Directors. Unless otherwise provided in these Bylaws or determined by the Board of Directors, all other officers of the Corporation shall report directly to the Chief Executive Officer or as otherwise determined by the Chief Executive Officer. The Chief Executive Officer shall, if present and in the absence of the Chairman of the Board of Directors, preside at meetings of the stockholders.

Section 5.5     Chief Financial Officer. The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors or the Chief Executive Officer may from time to time determine.

Section 5.6     Treasurer. The Treasurer shall supervise and be responsible for all the funds and securities of the Corporation, the deposit of all moneys and other valuables to the credit of the Corporation in depositories of the Corporation, borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party, the disbursement of funds of the Corporation and the investment of its funds, and in general shall perform all of the duties incident to the office of the Treasurer. The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the Chief Financial Officer may from time to time determine.

Section 5.7     Controller. The Controller shall have responsibility for the Corporation’s accounting policies and practices. The Controller shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the Chief Financial Officer may from time to time determine.

Section 5.8     Secretary. The powers and duties of the Secretary are: (i) to act as Secretary at all meetings of the Board of Directors, of the committees of the Board of Directors and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; (ii) to see that all notices required to be

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given by the Corporation are duly given and served; (iii) to act as custodian of the seal of the Corporation and affix the seal or cause it to be affixed to all certificates of stock of the Corporation and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (iv) to have charge of the books, records and papers of the Corporation and see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and (v) to perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors or the Chief Executive Officer may from time to time determine.

Section 5.9     Additional Matters. The Chief Executive Officer and the Chief Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board of Directors.

Section 5.10   Checks; Drafts; Evidences of Indebtedness. From time to time, the Board of Directors shall determine the method, and designate (or authorize officers of the Corporation to designate) the person or persons who shall have authority, to sign or endorse all checks, drafts, other orders for payment of money and notes, bonds, debentures or other evidences of indebtedness that are issued in the name of or payable by the Corporation, and only the persons so authorized shall sign or endorse such instruments.

Section 5.11   Corporate Contracts and Instruments; How Executed. Except as otherwise provided in these Bylaws, the Board of Directors may determine the method, and designate (or authorize officers of the Corporation to designate) the person or persons who shall have authority to enter into any contract or execute any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances. Unless so authorized, or within the power incident to a person’s office or other position with the Corporation, no person shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 5.12   Signature Authority. Unless otherwise determined by the Board of Directors or otherwise provided by law or these Bylaws, contracts, evidences of indebtedness and other instruments or documents of the Corporation may be executed, signed or endorsed: (i) by the Chief Executive; or (ii) by the Chief Financial Officer, Treasurer, Secretary or Controller, in each case only with regard to such instruments or documents that pertain to or relate to such person’s duties or business functions.

Section 5.13   Action with Respect to Securities of Other Corporations or Entities. The Chief Executive Officer or any other officer of the Corporation authorized by the Board of Directors or the Chief Executive Officer is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares or other equity interests of any other corporation or entity or corporations or entities, standing in the name of the Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

Section 5.14   Delegation. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding the foregoing provisions of this Article V.

Article VI
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 6.1     Right to Indemnification.

(a)     Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer (which means, for purposes of this Article VI, any individual designated by the Board of Directors as an officer for purposes of Section 16 of the Exchange Act) of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director,

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officer, employee, agent, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith, all on the terms and conditions set forth in these Bylaws; provided, however, that, except as otherwise required by law or provided in Section 6.3 with respect to suits to enforce rights under this Article VI, the Corporation shall indemnify any such indemnitee in connection with a proceeding, or part thereof, voluntarily initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by: (i) such indemnitee; or (ii) the Corporation in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by the Board of Directors or the Board of Directors otherwise determines that indemnification or advancement of expenses is appropriate.

Section 6.2     Right to Advancement of Expenses.

(a)     In addition to the right to indemnification conferred in Section 6.1, an indemnitee shall, to the fullest extent permitted by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.

(b)     Notwithstanding the foregoing Section 6.2(a), the Corporation shall not make or continue to make advancements of expenses to an indemnitee if a determination is reasonably made that the facts known at the time such determination is made demonstrate clearly and convincingly that the indemnitee acted in bad faith or in a manner that the indemnitee did not reasonably believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that the indemnitee had reasonable cause to believe his or her conduct was unlawful. Such determination shall be made: (i) by the Board of Directors by a majority vote of directors who are not parties to such proceeding, whether or not such majority constitutes a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee.

(c)     The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.3     Right of Indemnitee to Bring Suit. If a request for indemnification under Section 6.1 is not paid in full by the Corporation within 60 days, or if a request for an advancement of expenses under Section 6.2 is not paid in full by the Corporation within 20 days, after a written request has been received by the Secretary of the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that indemnification is prohibited by law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnification is prohibited, shall create a presumption that indemnification is prohibited. In any suit brought by

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the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, this Article VI or otherwise shall be on the Corporation.

Section 6.4     Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.

Section 6.5     Insurance. The Corporation may secure and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.6     Indemnification of Employees and Agents of the Corporation. This Article VI shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than indemnitees. Without limiting the foregoing, the Corporation may, to the extent and in the manner permitted by law, and to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of indemnitees under this Article VI.

Section 6.7     Nature of Rights. The rights conferred upon indemnitees in this Article VI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Section 6.8     Settlement of Claims. Notwithstanding anything in this Article VI to the contrary, the Corporation shall not be liable to indemnify any indemnitee under this Article VI for any amounts paid in settlement of any proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld.

Section 6.9     Subrogation. In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee (excluding insurance obtained on the indemnitee’s own behalf), and the indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

Section 6.10   Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (a) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the indemnitee to the fullest extent set forth in this Article VI.

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Section 6.11   Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit

Article VII
CAPITAL STOCK

Section 7.1     Certificates of Stock. The shares of the Corporation shall be represented by certificates; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation, including, without limitation, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary, or an Assistant Treasurer or Assistant Secretary, of the Corporation certifying the number of shares owned by such holder in the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 7.2     Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 7.2 or Sections 151, 156, 202(a) or 218(a) of the DGCL or with respect to this Section 7.2 and Section 151 of the DGCL a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 7.3     Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Corporation or a transfer agent for such stock, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Transfers may also be made in any manner authorized by the Corporation (or its authorized transfer agent) and permitted by Section 224 of the DGCL.

Section 7.4     Lost Certificates. The Corporation may issue a new share certificate or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to give the Corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be

Annex C-15

made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. The Board of Directors may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

Section 7.5     Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 7.6     Record Date for Determining Stockholders.

(a)     In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjourned meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjourned meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.7     Regulations. To the extent permitted by applicable law, the Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

Section 7.8     Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the Board of Directors or a committee of the Board of Directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

Article VIII
GENERAL MATTERS

Section 8.1     Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December of the same year, or shall extend for such other 12 consecutive months as the Board of Directors may designate.

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Section 8.2     Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.3     Reliance Upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 8.4     Subject to Law; Certificate of Incorporation. All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation (including any Preferred Stock Designation) and applicable law.

Section 8.5     Electronic Signatures, etc. Except as otherwise required by the Certificate of Incorporation (including as otherwise required by any Preferred Stock Designation) or these Bylaws (including, without limitation, as otherwise required by Section 2.14), any document, including, without limitation, any consent, agreement, certificate or instrument, required by the DGCL, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws to be executed by any officer, director, stockholder, employee or agent of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the DGCL.

Article IX
AMENDMENTS

Section 9.1     Amendments. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal these Bylaws. Except as otherwise provided in the Certificate of Incorporation (including the terms of any Preferred Stock Designation that provides for a greater or lesser vote) or these Bylaws and in addition to any other vote required by law, the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of these Bylaws.

The foregoing Amended and Restated Bylaws were adopted by the Board of Directors on ____________________, 2021.

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Annex E

AMBULNZ, INC.
2017 EQUITY INCENTIVE PLAN

1.      GENERAL.

(a)    Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are Employees, Directors and Consultants.

(b)    Available Stock Awards. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, and (vii) Other Stock Awards.

(c)     General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.      DEFINITIONS. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)    “Board” means the Board of Directors of the Company.

(c)     “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(d)    “Cause” means with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Stock Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(e)     “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject

Annex E-1

Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

(iii)   there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(f)     “Code” means the Internal Revenue Code of 1986, as amended.

(g)    “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 3(c).

(h)    “Common Stock” means the common stock of the Company.

(i)     “Company” means Ambulnz, Inc., a Delaware corporation.

(j)     “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the corporation for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such corporation ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence agreement.

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(l)     “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)    a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)   the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)   the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m)   “Director” means a member of the Board.

(n)    “Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(o)    “Effective Date” means the effective date of this Plan document, which is the date that this Plan is first approved by the Company’s stockholders.

(p)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(q)    “Entity” means a corporation, partnership, limited liability company or other entity.

(r)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)     “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date as set forth in Section 12, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(t)     “Fair Market Value” means, as of any date, the value of the Common Stock determined by the Board in compliance with Section 409A of the Code or, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

(u)    “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v)    “Nonstatutory Stock Option” means any Option other than an Incentive Stock Option.

(w)    “Officer” means any person designated by the Company as an officer.

(x)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

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(y)    “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(z)     “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(aa)  “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(d).

(bb)  “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(cc)   “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(dd)  “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ee)   “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 7(d).

(ff)    “Plan” means this Ambulnz, Inc. 2017 Equity Incentive Plan.

(gg)  “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).

(hh)  “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ii)    “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(jj)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(kk)  “Securities Act” means the Securities Act of 1933, as amended.

(ll)     “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(c).

(mm)     “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(nn)  “Stock Award” means any right granted under the Plan, including an Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, Performance Stock Award, or any Other Stock Award.

(oo)  “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(pp)  [Reserved]

(qq)  “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall

Annex E-4

have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(rr)   “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

3.      ADMINISTRATION.

(a)    Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 3(c).

(b)    Powers of Board. The Board or the Committee, to the extent delegated to the Committee pursuant to Section 3(c), shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)     To determine from time to time (A) which of the persons eligible under the Plan shall be granted Stock Awards; (B) when and how each Stock Award shall be granted; (C) what type or combination of types of Stock Award shall be granted; (D) the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii)    To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Stock Award fully effective.

(iii)   To settle all controversies regarding the Plan and Stock Awards granted under it.

(iv)   To accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(v)    To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi)   To amend the Plan, subject to the limitations, if any, of applicable law. However, except as provided in Section 10(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable law. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii)  To submit any amendment to the Plan for stockholder approval.

(viii) To amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to bring the Plan or Incentive Stock Options granted under it into compliance therewith.

(ix)   To amend the terms of any one or more Stock Awards. including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.
Annex E-5

(x)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.

(xi)   To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c)     Delegation to Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(d)    Effect of Board’s or Committee’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e)     Arbitration. Any dispute or claim concerning any Stock Awards granted (or not granted) pursuant to the Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in New York, New York. The Company shall pay all arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting a Stock Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

4.      SHARES SUBJECT TO THE PLAN.

(a)    Share Reserve. Subject to the provisions of Section 10(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed, in the aggregate, [         ] shares of Common Stock.

(b)    Reversion of Shares to the Share Reserve. If any (i) Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, (ii) shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company pursuant to the Company’s reacquisition or repurchase rights under the Plan, including any forfeiture or repurchase caused by the failure to meet a contingency or condition required for the vesting of such shares, or (iii) Stock Award is settled in cash, or (iv) shares of Common Stock are cancelled in accordance with the cancellation and regrant provisions of Section 3(b)(xii), then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan.

If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall remain available for subsequent issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option or Stock Appreciation Right or the issuance of shares under a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award, the number of shares that are not delivered to the Participant shall remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall remain available for subsequent issuance under the Plan.

(c)     Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued Common Stock or reacquired shares of Common Stock, including shares repurchased by the Company.

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5.      ELIGIBILITY.

(a)    Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)    Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)     Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or the sale of the Company’s securities to such Consultant is not exempt under Rule 701 of the Securities Act (“Rule 701”) because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other provision of Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

6.      OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a)    Term. No Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement; provided, however, that an Incentive Stock Option granted to a Ten Percent Stockholder shall be subject to the provisions of Section 5(b).

(b)    Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(c)     Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(d)    Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:

(i)     by cash or check;

(ii)    bank draft or money order payable to the Company;

(iii)   pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iv)   by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(v)    by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment

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from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, however, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise” as provided in this subsection (v), (B) shares are delivered to the Participant as a result of such exercise, and/or (C) shares are withheld to satisfy tax withholding obligations; or

(vi)  in any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(e)     Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i)     Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

(ii)    Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option shall be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)   Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option.

(f)     Vesting. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate and as set forth in the Option Agreement. The vesting provisions of individual Options may vary. The provisions of this Section 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(g)    Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than thirty (30) days unless such termination is for Cause), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(h)    Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(i)     Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be

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less than three (3) months)), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j)     Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement, which period shall not be less than three (3) months), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(k)    Termination for Cause. Except as explicitly provided otherwise in an Optionholder’s Option Agreement or any other written agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(l)     Non-Exempt Employees. No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

(m)  Right of Repurchase. Subject to the “Repurchase Limitation” in Section 9(j), the Option may, but need not, include a provision whereby the Company may elect to repurchase all or any part of the vested shares of Common Stock acquired by the Optionholder pursuant to the exercise of the Option. Provided that the “Repurchase Limitation” in Section 9(j) is not violated, the Company will not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless otherwise specifically provided in the Option.

(n)    Right of First Refusal. The Option may, but need not, include a provision whereby the Company may elect to exercise a right of first refusal following receipt of notice from the Optionholder of the intent to transfer all or any part of the shares of Common Stock received upon the exercise of the Option. Except as expressly provided in this Section 6(n) or in the Stock Award Agreement for the Option, such right of first refusal shall otherwise comply with any applicable provisions of the Bylaws of the Company. The Company will not exercise its right of first refusal until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless otherwise specifically provided in the Option.

7.      PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a)    Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)     Consideration. A Restricted Stock Award may be awarded in consideration for (i) past or future services rendered to the Company or an Affiliate, or (ii) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

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(ii)    Vesting. Shares of Common Stock acquired under a Restricted Stock Award may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)   Termination of Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive, pursuant to a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement. Provided that the “Repurchase Limitation” in Section 9(j) is not violated, the Company will not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following the purchase of the restricted stock unless otherwise determined by the Board or provided in the Restricted Stock Award agreement.

(iv)   Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b)    Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)     Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)    Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)   Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)   Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, subject to compliance with Section 409A of the Code, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)    Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)   Termination of Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii)  Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply

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with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c)     Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)     Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii)    Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right granted as a stand-alone or tandem Stock Award shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii)   Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of

(A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right pursuant to Section 7(c)(ii) above.

(iv)   Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate; provided, however, that a Stock Appreciation Right that may be settled in shares of Common Stock shall be subject to the provision of Section 9(j).

(v)    Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi)   Payment. The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and set forth in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii)  Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement, which period shall not be less than thirty (30) days unless such termination is for cause), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

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(viii) Termination for Cause. Except as explicitly provided otherwise in an Participant’s Stock Appreciation Right Agreement, in the event that a Participant’s Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate upon the termination date of such Participant’s Continuous Service, and the Participant shall be prohibited from exercising his or her Stock Appreciation Right from and after the time of such termination of Continuous Service.

(ix)   Extension of Termination Date. A Participant’s Stock Appreciation Right Agreement may provide that if the exercise of the Stock Appreciation Right following the termination of the Participant’s Continuous Service (other than upon the Participant’s death, or Disability, or upon a Change in Control, if applicable) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Stock Appreciation Right shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Service during which the exercise of the Stock Appreciation Right would not be in violation of such registration requirements, or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement.

(x)    Disability of Participant. In the event that a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement, which period shall not be less than three (3) months), or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(xi)   Death of Participant. In the event that (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock Appreciation Right Agreement after the termination of the Participant’s Continuous Service for a reason other than death, the Stock Appreciation Right may be exercised (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Stock Appreciation Right by bequest or inheritance or by a person designated to exercise the option upon the Participant’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Stock Appreciation Right Agreement, which period shall not be less than three (3) months), or (ii) the expiration of the term of such Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after the Participant’s death, the Stock Appreciation Right is not exercised within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(xii)  Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(d)    Performance Stock Awards. A Performance Stock Award is either a Restricted Stock Award or Restricted Stock Unit Award that may be granted, may vest, or may be exercised based upon the attainment during a period of time selected by the Board of one or more performance goals established by the Board. Performance Stock Awards may also require the completion of a specified period of Continuous Service. The length of any period over which the attainment of performance goals are measured, the performance goals to be achieved during such period, and the measure of whether and to what degree such performance goals have been attained shall be conclusively determined by the Board, in its sole discretion.

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(e)     Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

8.      COVENANTS OF THE COMPANY.

(a)    Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b)    Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.      MISCELLANEOUS.

(a)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b)    Corporate Action Constituting Grant of Stock Awards. Corporate action constituting an offer by the Company of Common Stock to any Participant under the terms of a Stock Award shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is actually received or accepted by the Participant.

(c)     Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(d)    No Employment or Other Service Rights. Nothing in the Plan or any Stock Award Agreement shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)     Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f)     Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing

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requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g)    [Reserved]

(h)    Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability); or (iii) by such other method as may be set forth in the Stock Award Agreement.

(i)     (i) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(j)     Repurchase Limitation. The terms of any repurchase option shall be specified in the Stock Award, and the repurchase price may be either the Fair Market Value of the shares of Common Stock on the date of termination of Continuous Service or the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price.

(k)    Section 409A. To the extent applicable, it is intended that this Plan and any Stock Awards made hereunder are exempt from Section 409A of the Code or are structured in a manner that would not cause a Participant to be subject to taxes and interest pursuant to Section 409A of the Code. This Plan and any Stock Awards made hereunder shall be administered and construed in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to become subject to taxation under Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code.

10.    ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), and (ii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b)    Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)     Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of the Stock Award:

Annex E-14

(i)     Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3.

(ii)    Stock Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards in accordance with subsection (i) above, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction). No vested Restricted Stock Unit Award shall terminate pursuant to this Section 10(c)(ii) without being settled by delivery of shares of Common Stock, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board, prior to the effective time of the Corporate Transaction.

(iii)   Stock Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards in accordance with subsections (i) and (ii) above, respectively, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction. No vested Restricted Stock Unit Award shall terminate pursuant to this Section 10(c)(iii) without being settled by delivery of shares of Common Stock, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board, prior to the effective time of the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d)   Change in Control. Unless otherwise provided in a Stock Award Agreement or other written agreement between the Company or any Affiliate and the Participant, upon or after a Change in Control the vesting and exercisability of such Stock Award shall be accelerated.

Annex E-15

11.    TERMINATION OR SUSPENSION OF THE PLAN.

(a)    Plan Term. Unless sooner terminated by the Board pursuant to Section 3, the Plan automatically shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

12.    EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date.

13.    CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

Annex E-16

PROSPECTUS FOR UP TO 88,600,000 SHARES OF COMMON STOCK

OF

[•]

DEALER PROSPECTUS DELIVERY OBLIGATION

Until [•], 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Motion’s Existing Charter provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)     Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)      For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of Motion’s Existing Charter provides:

“The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21.     Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1+	Merger Agreement, dated as of March 8, 2021 (included as Annex A to this proxy statement/consent solicitation statement/prospectus).
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Motion’s Registration Statement on Form S-1, File No. 333-249061, filed on September 25, 2020).
3.2	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Motion’s Registration Statement on Form S-1/A, File No. 333-249061, filed on October 5, 2020).
3.3	Form of Second Amended and Restated Certificate of Incorporation (included as Annex B to this proxy statement/consent solicitation statement/prospectus).
3.4	Bylaws (incorporated by reference to Exhibit 3.3 to Motion’s Registration Statement on Form S-1, File No. 333-249061, filed on September 25, 2020).
3.5	Form of Second Amended and Bylaws of DocGo Inc. (included as Annex C to this proxy statement/consent solicitation statement/prospectus).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Motion’s Registration Statement on Form S-1/A, File No. 333-249061, filed on October 5, 2020).
4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Motion’s Registration Statement on Form S-1/A, File No. 333-249061, filed on October 5, 2020).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Motion’s Registration Statement on Form S-1/A, File No. 333-249061, filed on October 5, 2020).
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.1 to Motion’s Current Report on Form 8-K filed on October 16, 2020).
5.1**	Opinion of Graubard Miller.
8.1**	Tax Opinion of Graubard Miller
10.1

Form of Letter Agreement from each of the Registrant’s initial stockholders, officers and directors (incorporated by reference to Exhibit 10.1 to Motion’s Registration Statement on Form S-1/A, File No. 333-249061, filed on October 5, 2020).

10.2

Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.1 to Motion’s Current Report on Form 8-K filed on October 16, 2020).

10.4	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to Motion’s Current Report on Form 8-K filed on October 16, 2020).
10.5	Form of subscription agreement for private warrants (incorporated by reference to Exhibit 10.5 to Motion’s Registration Statement on Form S-1/A, File No. 333-249061, filed on October 5, 2020).

Exhibit No.	Description
10.6	Form of indemnification agreement (incorporated by reference to Exhibit 10.4 to Motion’s Current Report on Form 8-K filed on October 16, 2020).
10.7	Administrative services agreement (incorporated by reference to Exhibit 10.3 to Motion’s Current Report on Form 8-K filed on October 16, 2020).
10.8**	Form of 2021 Incentive Plan.
10.9

Form of Support Agreement, dated as of March 8, 2021, by and between Motion and certain DocGo stockholders (incorporated by reference to Exhibit 10.2 to Motion’s Current Report on Form 8-K filed on March 9, 2021).

10.10

Form of Lock-Up Agreement, dated as of March 8, 2021, by and between Motion, DocGo and certain DocGo stockholders (incorporated by reference to Exhibit 10.3 to Motion’s Current Report on Form 8-K filed on March 9, 2021).

10.11	Form of Sponsor Agreement, dated as of March 8, 2021, by and among Motion, DocGo and Sponsor (incorporated by reference to Exhibit 10.4 to Motion’s Current Report on Form 8-K filed on March 9, 2021).
10.12

Form of Subscription Agreement dated as of March 8, 2021, by and between Motion and the PIPE Investors (incorporated by reference to Exhibit 10.1 to Motion’s Current Report on Form 8-K filed on March 9, 2021).

10.13**	Form of Amended and Restated Registration Rights Agreement.
10.14**	Form of Sponsor Escrow Agreement.
10.15**	Form of Employment Agreement.
10.16**	Ambulnz, Inc. 2017 Equity Incentive Plan (Included as Annex E to this proxy statement/consent solicitation statement/prospectus).
14	Code of Ethics (incorporated by reference to Exhibit 14 to Motion’s Registration Statement on Form S-1/A, File No. 333-249061, filed on October 5, 2020).
21.1***	List of subsidiaries of New DocGo.
23.1**	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Urish Popeck & Co., LLC
23.3**	Consent of Graubard Miller (included in Exhibit 5.1).
23.4*	Consent of Cronkite & Kissell LLC
24**	Power of Attorney (included on signature page of the initial filing of this Registration Statement).
99.1**	Form of Motion Acquisition Corp. Proxy Card.
99.2***	Form of Ambulnz, Inc. Written Consent
99.3**	Consent of Stan Vashovsky to be named as a director of New DocGo
99.4**	Consent of Ira Smedra to be named as a director of New DocGo
99.5**	Consent of Chris Fillo to be named as a director of New DocGo
99.6**	Consent of Ely D. Tendler to be named as a director of New DocGo
99.9**	Consent of Steven Katz to be named as a director of New DocGo
101.INS	XBRL Instance Document – the instance document does not appear in the interactive data file because its XBRL tags are embedded within the Inline XBRL document.
101.SCH*	Inline XBRL Taxonomy Extension Scema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

____________

+        Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). Motion agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

*        Filed herewith.

**      Previously Filed

***    To be filed by amendment.

Item 22.     Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and XL being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 1st day of October, 2021.

MOTION ACQUISITION CORP.
BY:	/s/ Michael Burdiek
Name: Michael Burdiek
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
*	Chairman	October 1, 2021
James Travers
/s/ Michael Burdiek	Chief Executive Officer	October 1, 2021
Michael Burdiek	(Principal Executive Officer)
*	Chief Financial Officer	October 1, 2021
Richard Vitelle	(Principal Financial and Accounting Officer) and Secretary
*	Director	October 1, 2021
Andrew Flett
*	Director	October 1, 2021
Mark Licht
*	Director	October 1, 2021
Kyle Messman
*By:	/s/ Michael Burdiek
Name:	Michael Burdiek
Title:	Attorney-in-Fact